AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD ASSET MANAGEMENT INC.

(Exact Name of Registrant as Specified in Its Charter)

Ontario, Canada	6512	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

181 Bay Street, Suite 300, P.O. Box 762

Toronto, Ontario

Canada M5J 2T3

(416) 363-9491

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Justin B. Beber

Managing Partner, Chief Legal Officer

181 Bay Street, Suite 300, P.O. Box 762

Toronto, Ontario

Canada M5J 2T3

(416) 363-9491

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Michael J. Aiello, Esq. Matthew J. Gilroy, Esq. Eoghan P. Keenan, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Todd E. Molz General Counsel and Chief Administrative Officer Oaktree Capital Group, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 (213) 830-6300	Elizabeth A. Cooper, Esq. Benjamin P. Schaye, Esq. Thomas A. Wuchenich, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the date this Registration Statement becomes effective and upon the satisfaction or waiver of all other conditions to completion of the transactions described herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:  ☐

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933  ☐

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Class A Limited Voting Shares, no par value	53,345,912	N/A	$2,460,747,350.52	$298,242.58

(1)

Represents the maximum number of shares of Brookfield Asset Management Inc. (“Brookfield”) Class A Limited Voting Shares (“Brookfield class A shares”) estimated to be issuable in the mergers described in the enclosed consent solicitation statement/prospectus. This number is based upon the product of (i) an exchange ratio of 1.0770 Brookfield class A shares, (ii) the sum of (A) 69,678,862 class A common units, no par value (“Oaktree class A units”) of Oaktree Capital Group, LLC (“Oaktree”) outstanding as of May 8, 2019, plus (B) 25,872,041 Oaktree class A units, which is the number of units of equity interest, no par value (“SellerCo Units”) of Oslo Holdings LLC (“SellerCo”) estimated to be outstanding as of immediately prior to the subsequent effective time (as defined in the enclosed consent solicitation statement/prospectus) plus (C) up to 3,500,000 Oaktree class A units, which is the number of OCGH units (as defined in the enclosed consent solicitation statement/prospectus) that may be exchanged for Oaktree class A units pursuant to the support agreement (as defined in the enclosed consent solicitation statement/prospectus) and (iii) 50%, which is the limit on the portion of the merger consideration to be paid in Brookfield class A shares pursuant to the merger agreement.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, referred to as the Securities Act, this registration statement also covers an indeterminate number of additional Brookfield class A shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(f) under the Securities Act. The proposed maximum aggregate offering price of the Brookfield class A shares was calculated based on the market value of Oaktree class A units (the securities being cancelled in the initial merger (as defined in the enclosed consent solicitation statement/prospectus)) in accordance with Rule 457(c) as follows: (i) the product of (x) $49.34, the average of the high and low prices per unit of Oaktree class A units on May 8, 2019, as quoted on the New York Stock Exchange, multiplied by (y) 99,063,903, the estimated number of Oaktree class A units and SellerCo units to be exchanged pursuant to the mergers and the OCGH units that may be exchanged for Oaktree class A units pursuant to the support agreement (as defined in the enclosed consent solicitation statement/prospectus), less (ii) $2,427,065,623.50, which is the estimated maximum amount of cash to be paid by the Registrant pursuant to the mergers.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $121.20 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this consent solicitation statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this consent solicitation statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This consent solicitation statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 9, 2019

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Oaktree Capital Group, LLC Unitholders:

On behalf of the board of directors of Oaktree Capital Group, LLC, referred to as “Oaktree,” we are pleased to enclose the accompanying consent solicitation statement/prospectus relating to the acquisition of all issued and outstanding class A units of Oaktree by Brookfield Asset Management Inc., referred to as “Brookfield.” We are requesting that you take certain actions as an Oaktree unitholder.

The transaction will be effected pursuant to two successive merger transactions in accordance with the terms and subject to the conditions set forth in an Agreement and Plan of Merger, dated as of March 13, 2019, referred to as the “merger agreement.” In the initial merger, an indirect wholly-owned subsidiary of Brookfield will be merged with and into Oaktree and holders of Oaktree’s class A units will be entitled to receive in exchange for each such unit owned by them immediately prior to such initial merger, without interest and subject to any applicable withholding taxes, at the election of the unitholder (but subject to certain pro-rations as described in the accompanying consent solicitation statement/prospectus), (A) $49.00 in cash, referred to as the “cash consideration,” or (B) 1.0770 Class A Limited Voting Shares of Brookfield, referred to as the “share consideration.” The share consideration, together with the cash consideration, is referred to as the “merger consideration.” In the subsequent merger, Oslo Holdings LLC, referred to as “SellerCo,” a wholly-owned subsidiary of Oaktree Capital Group Holdings, L.P., referred to as “OCGH,” will be merged with and into Oslo Holdings Merger Sub LLC, referred to as “Seller MergerCo,” a wholly-owned subsidiary of Oaktree, and each unit of equity interest in SellerCo, referred to as a “SellerCo unit,” will, at the election of the holder, be converted into the right to receive either cash consideration or share consideration. All elections with respect to Oaktree class A common units, referred to as “Oaktree class A units,” and together with Oaktree class B common units, referred to as “Oaktree units,” and SellerCo units will be prorated to ensure that no more than fifty (50%) of the aggregate merger consideration is paid in the form of cash consideration or share consideration. The initial merger and the subsequent merger are collectively referred to as the “mergers.”

Brookfield’s Class A Limited Voting Shares, referred to as “Brookfield class A shares,” are traded on the New York Stock Exchange, referred to as the “NYSE,” under the symbol “BAM.” On March 12, 2019, the last full trading day prior to the public announcement of the mergers, the last reported sale price of Brookfield class A shares on the NYSE was $45.99. On [●], the most recent practicable date prior to the date of this consent solicitation statement/prospectus, the last reported sale price of Brookfield class A shares on the NYSE was $[●]. The implied value of the share consideration to be received in exchange for each Oaktree class A common unit will fluctuate based on the market price of Brookfield class A shares until the completion of the mergers because the share consideration is payable in a fixed number of Brookfield class A shares. We urge you to obtain current stock price quotations for Brookfield class A shares.

The adoption of the merger agreement and approval of the transactions contemplated thereby, including the mergers, by Oaktree unitholders representing a majority of the voting power of all outstanding Oaktree units entitled to vote thereon is required to complete the mergers. Oaktree is sending the accompanying consent solicitation statement/prospectus to its unitholders to request that they consider and consent to the proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the mergers, which proposal we refer to as the “merger proposal,” and the proposal to approve, on a non-binding, advisory basis, certain merger-related executive officer compensation payments that will or may be made to Oaktree’s named executive officers in connection with the mergers, which proposal we refer to as the “compensation proposal,” by executing and returning the written consent furnished with the accompanying consent solicitation statement/prospectus. No vote of Brookfield’s shareholders is required to complete the mergers. The Oaktree board of directors has set [●] as the record date for determining the holders of Oaktree units entitled to execute and deliver written consents with respect to this solicitation. If you are a record holder of outstanding Oaktree units on that date, you are urged to complete, date and sign the enclosed written consent and promptly return it to Oaktree. See the section entitled “Oaktree Solicitation of Written Consents” beginning on page 122 of the accompanying consent solicitation statement/prospectus.

As of the close of business on the record date, OCGH owned Oaktree units representing, in the aggregate, approximately [●]% of the total voting power in Oaktree. Concurrently with the execution of the merger agreement, OCGH entered into a unitholder support agreement with Brookfield pursuant to which OCGH agreed to deliver to Oaktree a written consent in respect of all or, in the event that the Oaktree board of directors or special committee effects an adverse recommendation change in accordance with the merger agreement, a portion of its Oaktree units in favor of the approval of the merger proposal. The delivery of such written consent by OCGH will, unless the Oaktree board of directors or special committee effects an adverse recommendation change in accordance with the merger agreement, constitute the approval of the merger proposal by the requisite majority of the voting power of all outstanding Oaktree units entitled to vote thereon.

Oaktree’s Board of Directors unanimously recommends that you:

1.	CONSENT to the proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the mergers; and

2.	CONSENT to the proposal to approve, by non-binding advisory vote, certain compensation that will or may become payable by Oaktree to its named executive officers in connection with the mergers.

The accompanying consent solicitation/prospectus provides important information regarding the Oaktree consent solicitation and a detailed description of the mergers, the merger agreement and the other transaction documents. We urge you to read the accompanying consent solicitation statement/prospectus (and any documents incorporated by reference into the accompanying consent solicitation statement/prospectus) carefully and in its entirety. Please pay particular attention to “Risk Factors” beginning on page 108 of the accompanying consent solicitation statement/prospectus.

We look forward to the successful completion of the mergers.

Sincerely,

Jay S. Wintrob

Director and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the mergers and related agreements and transactions, approved or disapproved the securities to be issued under this consent solicitation statement/prospectus, passed upon the merits or fairness of the mergers or related agreements and transactions or determined if this consent solicitation/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The accompanying consent solicitation statement/prospectus is dated [●], 2019 and is first being mailed to Oaktree unitholders on or about [●], 2019.

OAKTREE CAPITAL GROUP, LLC

333 SOUTH GRAND AVENUE, 28TH FLOOR

LOS ANGELES, CA 90071

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To the Unitholders of Oaktree Capital Group, LLC:

On March 13, 2019, Oaktree Capital Group, LLC, referred to as “Oaktree,” Oslo Holdings LLC, referred to as “SellerCo,” Oslo Holdings Merger Sub LLC, referred to as “Seller MergerCo,” Brookfield Asset Management Inc., referred to as “Brookfield,” and Berlin Merger Sub, LLC, referred to as “Merger Sub,” entered into an Agreement and Plan of Merger, referred to as the “merger agreement,” and a copy of which is attached as Annex A to the accompanying consent solicitation statement/prospectus, pursuant to which, among other things, Brookfield has agreed to acquire all of the issued and outstanding class A units of Oaktree.

The accompanying consent solicitation statement/prospectus is being delivered to you on behalf of the Oaktree board of directors, referred to as the “Oaktree board,” to request that holders of Oaktree class A and class B units as of the close of business on [●], 2019, referred to as the “record date,” execute and return written consents to approve:

1.	the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the mergers, which proposal we refer to as the “merger proposal”; and

2.

on a non-binding, advisory basis, certain merger-related executive officer compensation payments that will or may be made to Oaktree’s named executive officers in connection with the mergers, which proposal we refer to as the “compensation proposal.”

Oaktree has set [●], 2019 as the targeted final date for receipt of written consents, as it may be extended by Oaktree, referred to as the “consent deadline.” Oaktree reserves the right to extend the Oaktree consent deadline to no later than [●], 2019, and any such extension may be made without notice to Oaktree unitholders.

The accompanying consent solicitation statement/prospectus describes the mergers and the actions to be taken in connection with the mergers and provides additional information about the parties involved. Please give this information your careful attention.

The Oaktree board unanimously recommends that Oaktree unitholders “CONSENT” to the merger proposal and “CONSENT” to the compensation proposal.

Your consent is very important. Please complete, date and sign the written consent furnished with the accompanying consent solicitation statement/prospectus and return it promptly to Oaktree by one of the means described in the section entitled “Oaktree Solicitation of Written Consents” beginning on page 122 in the accompanying consent solicitation statement/prospectus.

We urge you to read carefully and in their entirety the accompanying consent solicitation statement/prospectus, its annexes, and all documents incorporated by reference into the accompanying consent solicitation statement/prospectus. In particular, see the section entitled “Risk Factors” beginning on page 108 of the accompanying consent solicitation statement/prospectus.

If you have any questions concerning the merger agreement, the mergers or the other transactions contemplated thereby, the merger proposal, the compensation proposal, the consent solicitation or the accompanying consent solicitation statement/prospectus, or if you have any questions about how to deliver your written consent, please contact Oaktree’s agent in connection with the consent solicitation, [●] at [●].

By Order of the Oaktree Board of Directors,

Todd E. Molz

General Counsel, Chief Administrative Officer and Secretary

Los Angeles, California

[●], 2019

i

ADDITIONAL INFORMATION

The accompanying consent solicitation statement/prospectus incorporates important business and financial information about Brookfield and Oaktree from documents that are not included in or delivered with the accompanying consent solicitation statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Brookfield or Oaktree at no cost from the SEC’s website at http://www.sec.gov. You will also be able to obtain these documents, free of charge, from Oaktree by accessing Oaktree’s website at http://ir.oaktreecapital.com or from Brookfield by accessing Brookfield’s website at http://bam.Brookfield.com/reports-and-filings. You can also obtain these documents, free of charge, by requesting them in writing, via email or by telephone from Brookfield or Oaktree at the following addresses and telephone numbers:

Brookfield Asset Management Inc. 181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3 Attention: Investor Relations Email: enquiries@brookfield.com Telephone: (416) 359-8647	Oaktree Capital Group, LLC 333 South Grand Ave., 28th Floor Los Angeles, CA 90071 Attention: Investor Relations Email: investorrelations@oaktreecapital.com Telephone: (213) 830-6483

In addition, if you have questions about the mergers or the accompanying consent solicitation statement/prospectus or would like additional copies of the accompanying consent solicitation statement/prospectus, please contact [●], Oaktree’s consent solicitor, toll-free at [●]. You will not be charged for any of these documents that you request.

If you are an Oaktree unitholder and would like to request any documents, please do so by [●], 2019 to receive them before the consent deadline.

For a more detailed description of the information incorporated by reference into the accompanying consent solicitation statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information,” beginning on page 215 of the accompanying consent solicitation statement/prospectus. The accompanying consent solicitation statement/prospectus provides a detailed description of the mergers and the merger agreement. We urge you to read the accompanying consent solicitation statement/prospectus, including any documents incorporated by reference into the accompanying consent solicitation statement/prospectus, and its annexes carefully and in their entirety.

ABOUT THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS

This consent solicitation statement/prospectus, which forms part of a registration statement on Form F-4 filed by Brookfield with the U.S. Securities and Exchange Commission, constitutes a prospectus of Brookfield under Section 5 of the Securities Act of 1933 with respect to the Brookfield class A shares to be issued in connection with the transactions contemplated by the merger agreement. This consent solicitation statement/prospectus also constitutes a consent solicitation statement for Oaktree under Section 14(a) of the Securities Exchange Act of 1934.

You should rely only on the information contained in or incorporated by reference into this consent solicitation statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this consent solicitation statement/prospectus. This consent solicitation statement/prospectus is dated [●], 2019. You should not assume that the information contained in this consent solicitation statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this consent solicitation statement/prospectus is accurate as of any date other than the date of such information. Neither our mailing of this consent solicitation statement/prospectus to Oaktree unitholders nor the issuance by Brookfield of Brookfield class A shares in connection with the mergers will create any implication to the contrary.

This consent solicitation statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a consent or a proxy, in any jurisdiction where or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this consent solicitation statement/prospectus regarding Brookfield and its affiliates has been provided by Brookfield and information contained in this consent solicitation statement/prospectus regarding Oaktree and its affiliates has been provided by Oaktree.

Unless otherwise indicated or as the context otherwise requires, all references in this consent solicitation statement/prospectus to:

•	$ are to U.S. dollars, unless otherwise noted;

•	“A&R operating agreement” refer to the Fifth Amended and Restated Operating Agreement of Oaktree;

•

“additional payments” refer to the cash payments by Brookfield (on behalf of itself and on behalf of the intermediate holdcos), on each of the first (1st), second (2nd) and third (3rd) anniversaries of the closing date, to the limited partners of OCGH set forth in the books and records thereof (for the avoidance of doubt, regardless of whether they are a limited partner as of any applicable payment date) of $66,000,000 in the aggregate, which will be allocated among OCGH’s limited partners as determined by OCGH;

•

“adverse recommendation change” refer to the withholding, withdrawal, amendment, qualification or modification in a manner adverse to Brookfield, or public proposal to do any of the foregoing, of the Oaktree board recommendation;

•

“advisory services” refer to investment management, investment advisory, investment sub-advisory or other similar services relating to securities or other financial instruments, commodities, real estate or any other type of asset;

•

“adjusted assets under management” refer to assets under management, as adjusted for each client, (a) to reflect net cash flows with respect to the assets under management with respect to such client (including any additions, withdrawals, written notices of withdrawal, dividends, distributions and reinvestments of dividends or distributions and interest) that occurred after February 28, 2019 (or, in the case of a person that becomes a client after the date of the merger agreement, such later date as such person became a client) through the date of determination, and (b) to exclude any increase or decrease in the applicable assets under management with respect to such client (including for purposes of calculating any withdrawals and written notices of withdrawals) due to market appreciation or depreciation and any currency fluctuations, in each case, that occurred after February 28, 2019 (or, in the case of a person that becomes a client after the date of the merger agreement, such later date as such person became a client) through the date of determination;

•

“assets under management” or “AUM,” solely for purposes of the merger agreement, when used with respect to (i) Oaktree refer generally to the assets under management with respect to Oaktree’s clients, as determined by Oaktree consistent with past practice excluding any portion of the assets under management attributable to clients who have provided requests to withdraw or redeem their invested capital, account balance or capital commitments that have been delivered to an Oaktree entity or fund and (ii) Brookfield refer generally to the total fair value of assets that Brookfield manages, on a gross asset value basis, including assets for which Brookfield earns management fees and those for which it does not. When used with respect to Brookfield, AUM is calculated as follows: (a) for investments that Brookfield consolidates for accounting purposes or actively manages, including investments of which Brookfield or a controlled investment vehicle is the largest shareholder or the primary operator or manager, at 100% of the investment’s total assets on a fair value basis; and (b) for all other investments, at Brookfield’s or its controlled investment vehicle’s, as applicable, proportionate share of the investment’s total assets on a fair value basis. Brookfield’s methodology for determining AUM may differ from the methodology employed by other alternative asset managers and Brookfield’s AUM presented herein may differ from its AUM reflected in other public filings and/or its Form ADV and Form PF;

•	“Atlas” refer to Atlas Holdings, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Brookfield;

•	“Atlas OCM” refer to Atlas OCM Holdings, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Brookfield;

•	“Berlin Merger Sub” refer to Berlin Merger Sub, LLC;

•	“Brookfield” refer to Brookfield Asset Management Inc.;

•	“Brookfield articles” refer to Brookfield’s articles of amalgamation;

•	“Brookfield board” refer to the board of directors of Brookfield;

•	“Brookfield board appointee” refer to a director appointed to the Oaktree board by Brookfield;

•	“Brookfield class A shares” refer to Brookfield Class A Limited Voting Shares, no par value;

•

“Brookfield class A share issuance” refer to the issuance in the initial merger of Brookfield class A shares to Oaktree unitholders and the issuance in the subsequent merger of Brookfield class A shares to SellerCo unitholders, in each case in accordance with the terms and subject to the conditions set forth in the merger agreement;

•	“Brookfield class B shares” refer to the Class B Limited Voting Shares of Brookfield;

•	“Brookfield filing parties” refer to PF Fund Limited Partnership, Brookfield Holdings Canada Inc., Brookfield U.S. Holdings, Inc., Brookfield U.S. Inc., Atlas and Atlas OCM;

•	“Brookfield merger parties” refer to Brookfield and Berlin Merger Sub;

•	“business day” refer to a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by applicable law to close;

•	C$ are to Canadian dollars;

•	“cash consideration” refer to the merger consideration payable in the form of $49.00 in cash per Oaktree class A unit and SellerCo unit;

•	“cash election maximum” refer to the aggregate number of Oaktree class A units and SellerCo units issued and outstanding immediately prior to the effective time, multiplied by 50%;

•	“CFIUS” refer to the Committee on Foreign Investment in the United States;

•	“client” refer to any person to which any Oaktree entity provides advisory services pursuant to an investment advisory arrangement;

•	“CLO” refer to a collateralized loan obligation;

•	“closing” refer to the closing of the mergers;

•	“closing date” refer to the date on which the closing occurs;

•

“closing revenue run-rate” refer to aggregate revenue run-rate determined as of a date as close as possible, but in no event more than ten nor less than five business days prior to, the closing date, it being understood and agreed that the determination of closing revenue run-rate (a) shall include as clients all persons that become clients after the date of the merger agreement and their respective adjusted assets under management, (b) shall exclude any non-consenting clients and their respective adjusted assets under management and (c) other than as provided in the definition of “adjusted assets under management” and the foregoing clauses (a) and (b), shall be calculated using the same methodology as the revenue run-rate as of February 28, 2019 referred to in the merger agreement;

•	“Code” refer to the Internal Revenue Code of 1986, as amended;

•	“confidentiality agreement” refer to the mutual non-disclosure agreement, dated as of November 9, 2018, by and between Oaktree and Brookfield;

•	“consent deadline” refer to [●];

•	“consent solicitor” refer to [●];

•	“consenting client” refer to each client whose consent is obtained or deemed to be obtained, as applicable, in accordance with Section 8.06(a) of the merger agreement (including by negative consent);

•	“DLLCA” refer to the Delaware Limited Liability Company Act;

•	“DoubleLine entities” refer to DoubleLine Capital LP, DoubleLine GP Holdings LP, and each of their funds and affiliates;

•	“effective time” refer to the effective time of the initial merger pursuant to the merger agreement;

•

“election deadline” refer to 5:00 p.m., New York City time, on the date that the parties to the merger agreement agree is as near as practicable to three business days preceding the closing date, by which each Oaktree unitholder must make an election for merger consideration in order for it be considered valid;

•	“end date” refer to March 13, 2020 (or if extended in accordance with the merger agreement, June 13, 2020);

•	“Euronext” refer to Euronext N.V.;

•

“exchanges” refer to exchanges by OCGH limited partners of certain vested OCGH units for one of the following forms of consideration, at the election of Brookfield: (a) cash, (b) Brookfield class A shares or (c) notes issued by Atlas or equity interests in a subsidiary of OCGH that will entitle such limited partners to the proceeds from a note;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“exchange agent” refer to [●];

v

•

“exchange agreement” refer to the Third Amended and Restated Exchange Agreement by and among Brookfield, Oaktree, OCM Holdings I, LLC, Oaktree Holdings, Inc., Oaktree AIF Holdings, Inc., Oaktree Holdings, Ltd., OCGH and other parties thereto from time to time;

•

“existing exchange agreement” refer to the Second Amended and Restated Exchange Agreement dated March 29, 2012 by and among Oaktree, OCGH, OCM Holdings I, LLC, Oaktree Holdings, Inc., Oaktree AIF Holdings, Inc., Oaktree Holdings, Ltd. and certain other affiliates of OCGH;

•	“exchange ratio” refer to 1.0770;

•	“excluded holders” refer to holders of the Oaktree excluded units, Brookfield, OCGH and those unitholders who are also equity holders of OCGH and holders of Oaktree restricted units;

•	“Form ADV” refer to the uniform form used by investment advisers to register with both SEC and state securities authorities;

•	“Form PF” refer to the uniform form used by private fund advisors to report regulatory assets under management to the Financial Stability Oversight Council;

•

“former Oaktree units” refer to any OCGH unit that (a) was converted or exchanged in the mergers into an OCGH unit from an Oaktree class A unit, (b) immediately prior to such conversion or exchange, was not a vested Oaktree class A unit and (c) immediately prior to the consummation of the mergers, was unvested;

•	“fractional share” refer to a fractional share of a Brookfield class A share;

•	“FTC” refer to the U.S. Federal Trade Commission;

•	“fund” refer to any Oaktree fund, managed account or sub-advisory relationship, excluding the DoubleLine entities;

•

“fund document” refer to each partnership agreement, operating agreement, shareholders’ agreement, investment advisory arrangement, offering document or memorandum, placement agreement and any material amendments, modifications, supplements or waivers with respect to any of the foregoing (including any side letters or similar arrangements) (i) related to each Oaktree fund, and (ii) with respect to each non-controlled fund, to which Oaktree or its subsidiaries is a party;

•	“GAAP” refer to U.S. Generally Accepted Accounting Principles;

•	“HSR Act” refer to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“IFRS” refer to international financial reporting standards as promulgated by the International Accounting Standards Board;

•

“incentive income” refer to the aggregate of any “carried interest,” “incentive allocation,” “performance allocation,” or similar items of compensation or gain earned (directly or indirectly) by Oaktree or any of its subsidiaries based on the cumulative performance of an Oaktree fund or any other investment vehicle over a specified period of time. Incentive income is generally recognized at the end of the period when the amounts are contractually payable or crystallized and are no longer subject to clawback;

•	“initial certificate of merger” refer to the certificate of merger to be filed at closing with the Delaware Secretary of State in connection with the initial merger;

•	“initial merger” refer to the merger of Berlin Merger Sub with and into Oaktree, with Oaktree surviving such merger;

•

“initial period” refer to the period of time beginning on the closing date and ending no earlier than the third business day following, at Brookfield’s election, the earliest to occur of (a) Howard Marks and Bruce Karsh collectively ceasing to beneficially own at least 42% of the equity in the Oaktree operating group that they beneficially owned immediately after the closing (which amount shall be deemed to include any charitable donations they are permitted to make prior to the closing), (b) Howard Marks and Bruce Karsh both ceasing to be actively and substantially involved in the oversight of the day-to-day affairs of the business of the Oaktree operating group, in each case for a period of at least 90 consecutive days or an aggregate of 180 calendar days in any 360-day period, except as a result of incapacitation, (c) the incapacitation of both Howard Marks and Bruce Karsh, (d) either Howard Marks or Bruce Karsh becoming incapacitated, and the other ceasing to be actively and substantially involved in the oversight of the day-to-day affairs of the business of the Oaktree operating group for a period of at least 90 consecutive days or an aggregate of 180 calendar days in any 360-day period, except as a result of incapacitation and (e) the seventh anniversary of the closing date;

•	“intermediate holdcos” refer to Oaktree Holdings, LLC, Oaktree Holdings, Inc., Oaktree Holdings, Ltd. and Oaktree AIF Holdings, Inc.;

•

“intervening event” refer to any fact, event, development or set of circumstances affecting Oaktree and its subsidiaries taken as a whole (that does not relate to any acquisition proposal) that occurred or arose after the date of the merger agreement and was not known to or reasonably foreseeable by the Oaktree board or the special committee as of the date of the merger agreement (or if known or reasonably foreseeable, the consequences or the probability or magnitude of such consequences were not known or reasonably foreseeable) (A) which fact, event, development or set of circumstances becomes known to the Oaktree board or the special committee prior to the receipt of the Oaktree member approval and (B) does not relate to any changes in the market;

•	“investment advisory arrangement” refer to a contract under which Oaktree or any subsidiary provides advisory services for any fund or any other person (other than Oaktree or any of its subsidiaries);

•	“IRS” refer to the U.S. Internal Revenue Service;

•	“ITAR” refer to the International Traffic in Arms Regulations, as set forth in 22 C.F.R. Parts 120 to 130;

•

“ITAR pre-notification requirement” refer to the submission by Oaktree of any required notice (including all required accompanying materials) to the Directorate of Defense Trade Controls (“DDTC”) via registered, overnight mail and email at least 60 days in advance of the effective time, as provided for in 22 C.F.R. §122.4(b) and DDTC’s 60-Day Notice Guidance;

•	“joint directors” refer to the directors of the Oaktree board to be nominated by Oaktree and jointly appointed by Oaktree and Brookfield during the initial period;

•

“managed account” refer to any investment account that is owned by an Oaktree client (or any nominee of such Oaktree client) and in respect of which an Oaktree entity provides advisory services for compensation on a discretionary or non-discretionary basis; provided, however, that a managed account does not include an Oaktree fund or a sub-advisory relationship;

•

“merger agreement” refer to the Agreement and Plan of Merger, dated as of March 13, 2019, as it may be amended from time to time, among Oaktree, Brookfield, SellerCo, Seller MergerCo and Berlin Merger Sub;

•

“merger consideration” refer to the consideration payable either (i) in the initial merger by Brookfield to Oaktree unitholders in respect of each Oaktree class A unit (other than Oaktree excluded units) outstanding immediately prior to the effective time, or (ii) in the subsequent merger by Brookfield on behalf of Seller MergerCo to the SellerCo unitholders in respect of each SellerCo unit outstanding immediately prior to the subsequent effective time, in each case consisting of either:

•	$49.00 in cash, without interest, or;

•	1.0770 of fully paid and nonassessable Brookfield class A shares, in each case subject to pro-ration;

•	“mergers” refer, collectively, to the initial merger and the subsequent merger;

•	“minimum threshold” refer to the beneficial ownership of permitted Oaktree holders of at least 10% of the Oaktree operating group units owned by them immediately after the closing;

•	“non-consenting clients” refer to any client that is not a consenting client;

•	“NYSE” refer to the New York Stock Exchange;

•	“Oaktree” refer to Oaktree Capital Group, LLC;

•	“Oaktree board” refer to the board of directors of Oaktree;

•	“Oaktree board recommendation” refer to the recommendation by the Oaktree board that the holders of Oaktree units adopt the merger agreement and approve the transactions contemplated thereby;

•

“Oaktree class A unit” refer to an equity interest in Oaktree that is a common unit designated as a “Class A Unit” pursuant to the terms of the Oaktree operating agreement, including the Oaktree restricted units;

•	“Oaktree class B unit” refer to an equity interest in Oaktree that is a common unit designated as a “Class B Unit” pursuant to the terms of the Oaktree operating agreement;

•	“Oaktree client” refer to any person to which any Oaktree entity provides advisory services pursuant to an investment advisory arrangement;

•	“Oaktree directors” refer to directors appointed by Oaktree to the Oaktree board;

•	“Oaktree entity” refer to Oaktree and its subsidiaries (subject to the definition of “subsidiary” set forth in the merger agreement);

•

“Oaktree excluded units” refer to Oaktree class A units that are owned immediately prior to the effective time, directly or indirectly, by Oaktree, including Oaktree class A units held in treasury or otherwise, or by Berlin Merger Sub, and any Oaktree restricted units;

•

“Oaktree fund” refer to any investment fund or other collective investment vehicle that is a distinct entity (including any general or limited partnership, corporation, trust or limited liability company, and including each separate portfolio or series of any of the foregoing and whether or not dedicated to a single investor) (a) sponsored or controlled by an Oaktree entity or (b) for which an Oaktree entity acts as the principal investment adviser, investment manager, collateral manager, general partner, managing member, manager or in a similar capacity; provided however that Oaktree funds shall not include any managed accounts, sub-advisory relationships, portfolio companies or DoubleLine entities;

•	“Oaktree GP” refer to Oaktree Capital Group Holdings GP, LLC;

•

“Oaktree member approval” refer to the adoption of the merger agreement by a majority of the voting interests represented by the outstanding Oaktree class A units and Oaktree class B units, voting together as a single class, at an Oaktree unitholder meeting or by written consent of holders of the Oaktree units, voting together as a single class, in lieu of a meeting, which is the only vote of the holders of any Oaktree units necessary in connection with the consummation of the mergers and the other transactions contemplated by the merger agreement;

•	“Oaktree non-controlled fund” refer to managed account and sub-advisory relationships;

•	“Oaktree operating agreement” refer to the Fourth Amended and Restated Operating Agreement of Oaktree, dated as of May 17, 2018;

•

“Oaktree operating group” refer to the upper-most entities in which OCGH or Oaktree have an economic interest and over which Oaktree has control and through which the Oaktree business is conducted or the Oaktree strategy is pursued, including Oaktree Capital I LP, Oaktree Capital II LP, Oaktree Investment Holdings LP, Oaktree Capital Management LP, Oaktree Capital Management

(Cayman) LP and Oaktree AIF Investments LP, but excluding Oaktree Holdings, Inc., Oaktree Holdings, LLC, OCM Holdings, LLC, OCM Holdings I, LLC, Oaktree AIF Holdings, Inc. and Oaktree Holdings, Ltd.;

•	“Oaktree operating group units” refer to units in the Oaktree operating group;

•

“Oaktree preferred units” refer to the Oaktree Series A and Series B preferred units, designated as “Series A Preferred Units” and “Series B Preferred Units,” respectively, pursuant to the terms of the Oaktree operating agreement;

•	“Oaktree restricted unit” refer to an Oaktree class A unit that is outstanding and unvested as of immediately prior to the effective time;

•	“Oaktree unitholder meeting” refer to a meeting of the holders of Oaktree units;

•

“Oaktree unitholder meeting election” refer to the request by either Brookfield or Oaktree by written notice to the other within the three business days following an adverse recommendation change to hold an Oaktree unitholder meeting;

•	“Oaktree unaffiliated unitholder” refer to an Oaktree unitholder that is unaffiliated with Oaktree or its affiliates;

•	“Oaktree units” refer to the Oaktree class A units and the Oaktree class B units;

•

“Oaktree written consent solicitation” refer to a consent solicitation statement in connection with the solicitation by Oaktree of written consents from Oaktree unitholders to approve the merger proposal and the compensation proposal;

•	“OBCA” refer to the Business Corporations Act (Ontario);

•	“OCGH” refer to Oaktree Capital Group Holdings, L.P., a Delaware limited partnership;

•	“OCGH exchange” refer to the mandatory and optional exchanges described in the support agreement and the other transactions contemplated by Article V of the support agreement;

•	“OCGH filing parties” refer to OCGH, Oaktree GP, SellerCo, Howard S. Marks and Bruce A. Karsh;

•	“OCGH unit” refer to limited partnership units in OCGH;

•	“OCGH LPA” refer to the Fifth Amended and Restated Limited Partnership Agreement of OCGH, dated as of November 10, 2015;

•	“OCMI” refer to OCM Investments, LLC;

•	“open period” refer to (a) in the case of former Oaktree units, the first 60 days of a calendar year and (b) in all other cases, the first 60 days of a calendar year beginning January 1, 2022;

•	“Perella Weinberg” refer to Perella Weinberg Partners LP, financial advisor to Oaktree;

•

“permitted Oaktree holders” refer to (i) holders of OCGH units on the closing date, (ii) such holders’ affiliates and (iii) charitable organizations to whom such holders made charitable gifts; provided that any transfer described in clauses (ii) or (iii) occurring after the closing date shall be permitted only to the extent that the applicable original holder retains control over the disposition of such OCGH units;

•	“post-closing restructuring steps” refer to the post-closing actions to be taken pursuant to the merger agreement and other transaction documents, as applicable;

•	“proposed amendments” refer to specific proposals to amend the Tax Act or regulations thereunder that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof;

•	“registered fund” refer to any fund registered, or that has elected to be treated as a business development company, under the Investment Company Act;

•

“registration statement” refer to the registration statement on Form F-4 or any amendment or supplement thereto pursuant to which Brookfield class A shares issuable as merger consideration will be registered with the SEC;

•	“registration statement effective time” refer to the time at which the registration statement on Form F-4 of which this consent solicitation statement/prospectus forms a part is deemed effective;

•	“reimbursement agreement” refer to the letter agreement dated March 13, 2019 among Oaktree, OCGH, Howard Marks and Bruce Karsh;

•

“revenue run rate” refer to the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees for all clients (including the funds) (but excluding incentive and performance fees and net investment income) payable to an Oaktree entity, determined by multiplying (a) the assets under management, or the adjusted assets under management, as applicable, in either case for each such client as of the applicable date by the applicable annual fee rate for such client under the applicable investment advisory arrangement as of the applicable date (not including any carried interest or profits interests, and net of any sub-advisory fees paid by an Oaktree entity to a person that is not an Oaktree entity);

•	“Sandler O’Neill” refer to Sandler O’Neill & Partners, L.P., financial advisor to the special committee;

•	“SEC” refer to the U.S. Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	“SEDAR” refer to the System for Electronic Document Analysis and Retrieval, the electronic filing system for the disclosure documents of issuers in Canada;

•	“SellerCo” refer to Oslo Holdings LLC, a Delaware limited liability company;

•	“Seller MergerCo” refer to Oslo Holdings Merger Sub LLC, a Delaware limited liability company;

•	“SellerCo unit” refer to a limited liability company interest in SellerCo;

•

“share consideration” refer to the merger consideration payable in the form of fully paid and nonassessable Brookfield class A shares at an exchange rate of 1.0770 per Oaktree class A unit and SellerCo unit;

•	“Simpson Thacher” refer to Simpson Thacher & Bartlett, LLP, counsel to Oaktree;

•	“special committee” refer to the special committee of the Oaktree board;

•

“subadvisory relationship” refer to any contract pursuant to which an Oaktree entity provides sub-advisory services to any investment fund or other collective investment vehicle (including any general or limited partnership, trust, or limited liability company and whether or not dedicated to a single investor (but excluding, for the avoidance of doubt, any Oaktree fund)) or any account whose sponsor, principal advisor, general partner, managing member or manager is any person who is not an Oaktree entity;

•	“subsequent certificate of merger” refer to the certificate of merger to be filed at closing with the Delaware Secretary of State in connection with the subsequent merger;

•	“subsequent effective time” refer to the effective time of the subsequent merger pursuant to the merger agreement;

•	“subsequent merger” refer to the merger of SellerCo with and into Seller MergerCo, with Seller MergerCo surviving such merger;

•	“support agreement” refer to the Unitholder Support Agreement, dated as of March 13, 2019, as it may be amended from time to time, among Brookfield, Berlin Merger Sub, Oaktree, OCGH and Oaktree GP;

x

•

“support agreement failure” refer to the failure by Oaktree GP and OCGH to execute and deliver to Oaktree and Brookfield the support agreement within five hours after the execution and delivery of the merger agreement;

•	“surviving company” refer to Oaktree following the mergers;

•	“Tax Act” refer to the Income Tax Act (Canada);

•	“TCJA” refer to the Tax Cuts and Jobs Act;

•

“TRA” refer to that certain Second Amended and Restated Tax Receivable Agreement dated as of March 29, 2012 by and among Oaktree Holdings, Inc., Oaktree AIF Holdings, Inc., Oaktree Capital II, L.P., Oaktree Capital Management, L.P., Oaktree Investment Holdings, L.P., Oaktree AIF Investments, L.P., and each of the limited partners of OCGH;

•	“TRA amendment” refer to an amendment to the TRA;

•	“transactions” refer to the transactions contemplated by the merger agreement and the other transaction documents;

•

“transaction documents” refer to the merger agreement, the support agreement, the A&R operating agreement, the exchange agreement and the TRA amendment, including all exhibits or annexes attached thereto;

•	“Treaty” refer to the Canada-United States Tax Convention (1980), as amended;

•	“TSX” refer to the Toronto stock exchange;

•	“Weil” refer to Weil, Gotshal & Manges LLP, counsel to Brookfield;

•	“written consent” refer to the written consent to be executed by OCGH; and

•

“written consent failure” refer to the failure by OCGH to deliver the written consent within five business days of the later of the registration statement effective time and the receipt by OCGH of the consent solicitation statement.

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this consent solicitation statement/prospectus. It may not contain all of the information that is important to you. You are urged to read this entire consent solicitation statement/prospectus and the other documents referred to or incorporated by reference into this consent solicitation statement/prospectus in order to fully understand the mergers, the merger agreement and the transactions contemplated thereby. See the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus. Each item in this Summary Term Sheet refers to the beginning page of this consent solicitation statement/prospectus on which that subject is discussed in more detail.

The Parties to the Merger Agreement (See page 120)

Brookfield Asset Management Inc.

Brookfield Asset Management Inc., referred to as “Brookfield,” is a global alternative asset manager with over $350 billion in assets under management, referred to as “AUM”, and $138 billion in fee bearing capital. For more than 120 years, it has owned and operated assets on behalf of shareholders and investors with a focus on investing in long-life, high-quality assets across real estate, renewable power, infrastructure and private equity. Brookfield offers a range of public and private investment products and services which leverage its expertise and experience. Brookfield class A shares are co-listed on the NYSE under the symbol “BAM,” the TSX under the symbol “BAM.A” and Euronext under the symbol “BAMA.”

Brookfield was formed by articles of amalgamation dated August 1, 1997 and is organized pursuant to articles of amalgamation under the OBCA dated January 1, 2005.

Brookfield’s principal executive offices are located at 181 Bay Street Toronto, Ontario, Canada M5J 2T3, and its telephone number is (416) 363-9491.

Berlin Merger Sub, LLC

Berlin Merger Sub, a Delaware limited liability company and indirect wholly-owned subsidiary of Brookfield, referred to as “Berlin Merger Sub,” was formed solely for the purpose of facilitating the initial merger. Berlin Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Berlin Merger Sub will be merged with and into Oaktree. As a result, Oaktree will survive the merger. Upon completion of the initial merger, Berlin Merger Sub will cease to exist as a separate entity.

Berlin Merger Sub’s principal executive offices are located at Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY, 10281, and its telephone number is (212) 417-7000.

Oaktree Capital Group LLC

Oaktree Capital Group LLC, referred to as “Oaktree,” is a global investment manager specializing in alternative investments, with $118.6 billion in AUM as of March 31, 2019. It emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. Oaktree’s clientele (excluding DoubleLine’s clientele) includes 71 of the 100 largest U.S. pension plans, 38 state retirement plans in the United States, over 390 corporations and/or their pension funds, over 330 university, charitable and other endowments and foundations, over 15 sovereign wealth funds, and over 350 other non-U.S. institutional investors. Headquartered in Los Angeles, Oaktree serves these clients with 950 employees and offices in 18 cities worldwide.

Oaktree’s business is comprised of one segment, its investment management business, which consists of the investment management services that it provides to its clients. Oaktree’s revenue flows from the management fees and incentive income generated by the funds that it manages, as well as the investment income earned from the investments it makes in Oaktree funds, third-party funds and other companies. See the section entitled “Important Information Regarding Oaktree” beginning on page 194 of this consent solicitation statement/prospectus.

Oaktree’s principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and its telephone number is (213) 830-6300.

Oslo Holdings LLC

Oslo Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of OCGH, referred to as “SellerCo,” was formed solely for the purpose of facilitating the subsequent merger and the OCGH exchange. Oslo Holdings LLC has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the subsequent merger, Oslo Holdings LLC will be merged with and into Oslo Holdings Merger Sub LLC. Upon the completion of the subsequent merger, Oslo Holdings LLC will cease to exist and Oslo Holdings Merger Sub LLC will continue as the surviving company.

Oslo Holding LLC’s principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and its telephone number is (213) 830-6300.

Oslo Holdings Merger Sub LLC

Oslo Holdings Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Oaktree, referred to as “Seller MergerCo,” was formed solely for the purpose of facilitating the subsequent merger and the OCGH exchange. Oslo Holdings Merger Sub LLC has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the subsequent merger, Oslo Holdings LLC will be merged with and into Oslo Holdings Merger Sub LLC. Upon the completion of the subsequent merger, Oslo Holdings LLC will cease to exist and Oslo Holdings Merger Sub LLC will continue as the surviving company.

Oslo Holding Merger Sub LLC’s principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and its telephone number is (213) 830-6300.

Oaktree Solicitation of Written Consents (See page 122)

Written Consents

Oaktree unitholders are being asked to “CONSENT” to the merger proposal and “CONSENT” to the compensation proposal, by signing and delivering the written consent furnished with this consent solicitation statement/prospectus.

Units Entitled to Consent and Consent Required

Only Oaktree unitholders of record as of the close of business on the record date, which is [●], 2019, will be entitled to receive this consent solicitation statement/prospectus and be entitled to sign and return a written consent. Under the Oaktree operating agreement, each Oaktree class A unit entitles the holder thereof as of the relevant record date to one vote on each matter submitted to a vote or to be acted on by written consent of Oaktree unitholders, and each Oaktree class B unit entitles the holder thereof as of the relevant record date to 10 votes on each matter submitted to a vote or to be acted on by written consent of Oaktree unitholders.

Approval of the merger proposal and, on a non-binding, advisory basis, the compensation proposal, each requires the consent of the holders of a majority of the outstanding Oaktree class A units and Oaktree class B units, voting together as a single class and entitled to vote. As of the record date, there were [●] Oaktree class A units and [●] Oaktree class B units outstanding and entitled to consent with respect to the merger proposal and, on a non-binding, advisory basis, the compensation proposal.

Directors and officers of Oaktree and their affiliates (which includes OCGH) owned and are entitled to consent with respect to [●] Oaktree class A units and [●] Oaktree class B units, representing approximately [●]% of the aggregate voting power of the Oaktree units issued and outstanding as of the close of business on the record date. Oaktree currently expects that its directors and officers will deliver written consents in favor of the merger proposal and, on a non-binding, advisory basis, the compensation proposal, although none of them has directly entered into any agreements obligating him or her to do so. Nevertheless, OCGH, through which certain directors and executive officers hold equity, has agreed, unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, to deliver to Oaktree a written consent with respect to all of its Oaktree units under a support agreement between OCGH, Oaktree and Brookfield, which represents approximately [●]% of the aggregate voting power of the Oaktree units issued and outstanding as of the close of business on the record date. For additional information, see the section entitled “The Support Agreement” beginning on page 149 of this consent solicitation statement/prospectus.

Effects of the Mergers (See page 32 and Annex A)

•

Prior to the closing, OCGH unitholders will participate in the OCGH exchange, whereby OCGH unitholders will contribute all (in the case of institutional holders) or a portion (in the case of non-institutional holders) of their OCGH units to SellerCo, in exchange for the receipt of an equivalent number of SellerCo units.

•

In the initial merger, Berlin Merger Sub will be merged with and into Oaktree. Oaktree will be the surviving company in the initial merger and will no longer have publicly traded common equity. At the effective time of the initial merger, each outstanding Oaktree class A unit (other than Oaktree excluded units) will be converted into the right to receive and become exchangeable for the merger consideration, with cash paid in lieu of fractional shares, and each Oaktree restricted unit will be converted into an unvested OCGH unit.

•

Immediately following the effective time of the initial merger, SellerCo will be merged with and into Seller MergerCo. Seller MergerCo will be the surviving company in the subsequent merger and will, by operation of law, after the subsequent effective time own all of the OCGH units received by SellerCo in the OCGH exchange. At the subsequent effective time, each outstanding SellerCo unit received in the OCGH exchange will be converted into the right to receive and become exchangeable for the merger consideration, with cash paid in lieu of fractional shares.

•

Following the subsequent merger, Seller MergerCo will liquidate, thereby distributing the OCGH units it received in the subsequent merger to the intermediate holdcos. Following the liquidation of Seller MergerCo, OCGH will redeem the OCGH units received by the intermediate holdcos as a result of the liquidation of Seller MergerCo in exchange for Oaktree operating group units. As a result of the post-closing restructuring steps following the subsequent merger, Brookfield will indirectly own a 62% economic interest in the Oaktree operating group and the OCGH unitholders, consisting primarily of Messrs. Karsh and Marks and certain other members of Oaktree’s management and current and former employees, will indirectly own the remaining 38% economic interest in the Oaktree operating group through their ownership in OCGH.

A copy of the merger agreement is attached as Annex A to this consent solicitation statement/prospectus. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the mergers.

All descriptions in this Summary Term Sheet and elsewhere in this consent solicitation statement/prospectus of the terms and conditions of the mergers are qualified by reference to the merger agreement. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 126 of this consent solicitation statement/prospectus.

Merger Consideration (See page 127)

At the effective time of the initial merger, each Oaktree class A unit (other than Oaktree excluded units) will be converted into the right to receive and become exchangeable for either: (1) 1.0770 fully paid and nonassessable Brookfield class A shares; or (2) $49.00 in cash, without interest, subject to proration. At the subsequent effective time, each SellerCo unit will be converted into the right to receive and become exchangeable for either: (1) 1.0770 fully paid and nonassessable Brookfield class A shares; or (2) $49.00 in cash, without interest, subject to proration. No fractional shares will be issued in the mergers, and Oaktree and SellerCo unitholders will each receive cash in lieu of any fractional shares.

Although each Oaktree unitholder and SellerCo unitholder may elect to receive either cash consideration or share consideration, the aggregate merger consideration will be prorated as necessary to ensure that 50% of the combined outstanding Oaktree class A units and SellerCo units will be exchanged for cash consideration and 50% of the combined outstanding Oaktree class A units and SellerCo units will be exchanged for share consideration.

On March 12, 2019, which was the last full trading day before the public announcement of the mergers, the closing price of a Brookfield class A share was $45.99, which after giving effect to the 1.0770 exchange ratio, has an implied value of approximately $49.53 per unit. Based on this price and the cash consideration of $49.00, which represents a premium of approximately 11.8% over Oaktree’s closing unit price on March 12, 2019, upon completion of the mergers, an Oaktree unitholder or SellerCo unitholder who receives cash consideration for 50% and share consideration for 50% for his, her, or its Oaktree class A units or SellerCo units would receive total consideration with an implied value of approximately $49.27 per unit, which represents a premium of approximately 12.4% over Oaktree’s closing unit price on March 12, 2019. On [●], 2019, the most recent practicable date prior to the date of this consent solicitation statement/prospectus, the closing price of a Brookfield class A share was $[●], which after giving effect to the 1.0770 exchange ratio, has an implied value of approximately $[●] per unit. Based on this price and the cash consideration of $49.00, upon completion of the mergers, an Oaktree unitholder or SellerCo unitholder who receives cash consideration for 50% and share consideration for 50% for his, her, or its Oaktree class A units or SellerCo units would receive total consideration with an implied value of approximately $[●] per unit. Because Brookfield will issue a fixed number of Brookfield class A shares in the mergers in exchange for each Oaktree class A unit and each SellerCo unit, the value of the merger consideration that Oaktree and SellerCo unitholders will receive in the mergers will depend on the market price of Brookfield class A shares at the effective time of the mergers. As a result, the value of the merger consideration that Oaktree and SellerCo unitholders will receive in the mergers could be greater than, less than or the same as the value of the merger consideration on the date of this consent solicitation statement/prospectus.

Treatment of Oaktree Equity Awards (See page 128)

Immediately prior to the effective time, each Oaktree restricted unit will be automatically converted into a common unit of OCGH having the same terms and conditions (including vesting) that applied to the applicable Oaktree restricted unit from which such common unit was converted, except as otherwise modified by the organizational documents of OCGH and the exchange agreement.

Recommendation of the Special Committee and the Oaktree Board; Reasons for the Mergers; Fairness of the Mergers (See page 56)

The Oaktree board unanimously recommends that Oaktree’s unitholders, by executing and returning the written consent furnished with this consent solicitation statement/prospectus:

•	“CONSENT” to the merger proposal; and

•	“CONSENT” to the compensation proposal.

For a description of the reasons considered by the special committee and the Oaktree board in deciding to recommend approval of the proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the mergers, see the section entitled “Special Factors—Recommendation of the Special Committee and the Oaktree Board; Reasons for the Mergers; Fairness of the Mergers” beginning on page 56 of this consent solicitation statement/prospectus.

Opinion of Oaktree’s Financial Advisor (See page 62 and Annex D)

Perella Weinberg Partners LP, referred to as “Perella Weinberg,” rendered its oral opinion, subsequently confirmed in writing, to the Oaktree board that, as of March 13, 2019, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of Oaktree class A units (other than excluded holders), solely in their capacity as such, pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated March 13, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex D to this consent solicitation statement/prospectus and is incorporated by reference herein. Holders of Oaktree units are urged to read Perella Weinberg’s opinion carefully and in its entirety. The opinion does not address Oaktree’s underlying business decision to enter into the merger agreement or any of the other transactions contemplated by the merger agreement or the relative merits of the initial merger or such other transactions as compared with any other strategic alternative which may be available to Oaktree. The opinion was not intended to be and does not constitute a recommendation to any holder of Oaktree units or to the holder of any other securities as to how to vote or otherwise act with respect to the initial merger or any other matter, including what form of merger consideration any such holder should elect to receive pursuant to the election procedure set forth in the merger agreement. The opinion does not in any manner address the prices at which the Oaktree class A units or Brookfield class A shares will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the mergers to, or any consideration received in connection with the mergers by, the holders of any other class of securities, creditors or other constituencies of Oaktree. Perella Weinberg provided its opinion for the information and assistance of the Oaktree board, acting in its capacity as such, in connection with, and for the purposes of its evaluation of, the initial merger. This summary is qualified in its entirety by reference to the full text of the opinion.

For a description of the opinion that the Oaktree board received from Perella Weinberg, see the section entitled “Special Factors—Opinion of Oaktree’s Financial Advisor” beginning on page 62 of this consent solicitation statement/prospectus.

Opinion of Special Committee’s Financial Advisor (See page 72 and Annex E)

The special committee’s financial advisor, Sandler O’Neill & Partners, L.P., referred to herein as “Sandler O’Neill,” rendered a written opinion to the special committee, dated March 13, 2019, to the effect that, as of such date, the merger consideration was fair to the holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those holders of Oaktree class A units who are also equity holders of OCGH and holders of Oaktree restricted units) from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex E to this consent solicitation statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. Holders of Oaktree class A units are urged to read the entire opinion carefully in connection with their consideration of the proposed initial merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the special committee (in its capacity as such) in connection with its consideration of the merger agreement and the initial merger and does not constitute a recommendation to any unitholder of Oaktree as to how any such unitholder should act with respect to the mergers, including, without limitation, what election any holder of Oaktree class A units should make regarding the cash consideration, the share consideration or any combination thereof. Sandler O’Neill’s opinion did not address the underlying business decision of Oaktree to engage in the mergers, the form or structure of the mergers, the OCGH exchange or any other transactions contemplated in the merger agreement, the relative merits of the mergers and the OCGH exchange as compared to any other alternative transactions or business strategies that might exist for Oaktree or the effect of any other transaction in which Oaktree might engage.

Purpose and Reasons of the OCGH Filing Parties and the Brookfield Filing Parties for the Transactions (See pages 90 and 91)

Under the SEC rules governing “going private” transactions, each of the OCGH filing parties and the Brookfield filing parties may be deemed an affiliate of Oaktree and, therefore, is required to express its purposes and reasons for the transactions to Oaktree’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. For a description of the OCGH filing parties and the Brookfield filing parties’ purposes and reasons for the transactions to Oaktree’s unaffiliated security holders, see the sections entitled “Special Factors—Purpose and Reasons of the OCGH Filing Parties for the Mergers” and “—Purpose and Reasons of the Brookfield Filing Parties for the Mergers” beginning on pages 90 and 91, respectively, of this consent solicitation statement/prospectus.

Positions of the OCGH Filing Parties and the Brookfield Filing Parties as to the Fairness of the Transactions (See pages 93 and 95)

Under the SEC rules governing “going private” transactions, each of the OCGH filing parties and the Brookfield filing parties may be deemed an affiliate of Oaktree and, therefore, is required to express its beliefs as to the fairness of the transactions, including the mergers, to Oaktree’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. For a description of the OCGH filing parties and the Brookfield filing parties’ beliefs as to the fairness of the transactions, including the mergers, to Oaktree’s unaffiliated security holders, see the sections entitled “Special Factors—Position of the OCGH Filing Parties as to the Fairness of the Mergers” and “—Position of the Brookfield Filing Parties as to the Fairness of the Mergers” beginning on pages 93 and 95, respectively, of this consent solicitation statement/prospectus.

Interests of Oaktree Directors and Executive Officers in the Mergers (See page 99)

In addition to their interests in the mergers as unitholders, certain of Oaktree’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Oaktree’s unitholders generally, which are described below. You should be aware of these interests. The members of the Oaktree board and special committee were aware of and considered these interests in reaching the determination of whether to approve the merger agreement and deem the merger agreement and the transactions contemplated by the merger agreement to be fair to, and in the best interests of, Oaktree and its unitholders.

These interests include the following:

•	It is anticipated that Howard Marks will join the Brookfield board following the completion of the mergers;

•

In the initial merger, each vested Oaktree class A unit (other than Oaktree excluded units), including those held by Oaktree’s directors and executive officers, will be converted into the right to receive and be exchanged for the merger consideration;

•

In the OCGH exchange, each holder of vested OCGH units (other than the Existing Institutional Investors, as such term is defined in the OCGH LPA) including those held by certain of Oaktree’s directors and executive officers, will receive SellerCo units in exchange for 20% of the OCGH units held by such holder immediately prior to the mergers;

•

In the subsequent merger, each holder of SellerCo units, including those held by certain of Oaktree’s directors and executive officers, will be converted into the right to receive and be exchanged for the merger consideration;

•

Up to 50% of the Brookfield class A shares received in exchange for SellerCo units by Oaktree directors and officers (including those held by certain of Oaktree’s directors and executive officers) in the subsequent merger will be subject to a 90-day restriction on sale by such holders;

•

Immediately prior to the effective time, each Oaktree restricted unit, including those held by Oaktree’s directors and executive officers, will be automatically converted into a common unit of OCGH having the same terms and conditions (including vesting) that applied to the applicable Oaktree restricted unit from which such common unit was converted, except as otherwise modified by the organizational documents of OCGH and the exchange agreement;

•

The following units held by Oaktree’s directors and executive officers are eligible to participate in an exchange (for cash, Brookfield class A shares, notes issued by Atlas, or equity interests in an OCGH subsidiary), in each case once such units have vested: Oaktree restricted units that are converted into OCGH units in the merger; OCGH units issued and outstanding at closing; and OCGH units issued after closing pursuant to agreements in effect on March 13, 2019;

•

If exchanged in the open periods in 2020 or 2021, former Oaktree units, including those held by Oaktree’s directors and executive officers, will be valued at $49.00 per unit, less the amount of any capital distributions received upon vesting, and can only be exchanged for cash or Brookfield class A shares, at Brookfield’s election;

•

Howard Marks, Bruce Karsh, Jay Wintrob, John Frank, Sheldon Stone, Richard Masson and Larry Keele can, for the open period beginning in 2022, exchange up to 20% of the OCGH units held by them, in aggregate, at closing, and for each year thereafter, they will be able to exchange an additional 20% of such OCGH units (subject to overall yearly exchange caps), such that they will be entitled to exchange 100% of their OCGH units beginning during the open period in 2026 (subject to overall yearly exchange caps);

•

Subject to certain exceptions, in the case of the acquisition, directly or indirectly, of control of Brookfield by a person that is materially engaged in a core business that is directly and materially competitive with a core Oaktree strategy, or if Brookfield or Atlas files for bankruptcy, then OCGH has the right to require Brookfield to promptly sell to OCGH all of Brookfield’s interests in the Oaktree operating group. Certain of Oaktree’s directors and executive officers hold OCGH units and would indirectly receive the benefit of any exercise of OCGH’s right to acquire Brookfield’s interests in the Oaktree operating group;

•

Under the TRA Amendment and pursuant to the exchange agreement, the limited partners of OCGH, which include certain Oaktree directors and executive officers, will be entitled to receive an aggregate of $66 million on each of the first, second and third anniversaries of the closing with respect to tax benefits resulting from exchanges of OCGH units that occur on or after March 13, 2019 and will forgo any right to payment under the TRA related to such exchanges;

•

Following the effective time, Brookfield or one of its designees will establish a cash bonus pool in a cumulative aggregate amount equal to $150 million (the “Bonus Fund”), funded in equal annual installments over a period of no less than three years following the effective time and allocated among the then-current employees in Oaktree’s sole discretion. While no portion of the Bonus Fund will be allocated prior to the effective time, it is possible that a portion of the Bonus Fund will be allocated to Oaktree’s executive officers;

•

Mr. Wintrob is entitled to accelerated vesting of his equity award upon termination of employment without cause or resignation by Mr. Wintrob for good reason within a certain period following a change in control; and

•

The merger agreement provides that Oaktree’s directors and executive officers will have the right to indemnification and continued coverage under directors’ and executive officers’ liability insurance policies following the mergers. In addition, the merger agreement provides that Oaktree’s directors and officers will continue to have any rights they may have under the A&R operating agreement, the organizational documents of any Oaktree subsidiaries, under the DLLCA or any other applicable law or under any other agreement. The A&R operating agreement provides indemnification to Oaktree’s directors and officers, and provides for the advancement of expenses actually and reasonably incurred in defending any proceeding.

For more information, see the section entitled “Special Factors—Interests of Oaktree Directors and Executive Officers in the Mergers” beginning on page 99 of this consent solicitation statement/prospectus.

No Solicitation of Acquisition Proposals (See page 137)

Under the merger agreement, Oaktree has agreed that neither it nor its subsidiaries will:

•	solicit, initiate or knowingly take any action to knowingly facilitate or encourage the submission of any acquisition proposal;

•	enter into or participate in any discussions or negotiations with any third party regarding an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal;

•

furnish any non-public information relating to Oaktree or any of its subsidiaries or afford access to the business, properties, assets, books or records of Oaktree or any of its subsidiaries to any third party in connection with activities described in the immediately preceding bullet;

•	make an adverse recommendation change as described below under the heading “—Adverse Recommendation Change”; or

•

enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal, other than an acceptable confidentiality agreement as described below.

However, if after the date of the merger agreement but prior to the receipt of the Oaktree member approval, Oaktree receives a bona fide acquisition proposal that did not result from a material breach of the non-solicitation restrictions applicable to Oaktree (including, for the avoidance of doubt, any material breach by any of Oaktree’s or its subsidiaries’ representatives of such non-solicitation restrictions), Oaktree and its representatives may contact the person or group of persons making such acquisition proposal to request clarification of the terms and conditions of such acquisition proposal so as to determine whether it constitutes, or could reasonably be expected to result in, a superior proposal, and if the Oaktree board (acting on the recommendation of the special committee) or the special committee determines in good faith, after consultation with Oaktree’s financial advisors, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal, then Oaktree may:

•	engage and participate in negotiations or discussions with such third party and its representatives with respect to such acquisition proposal; and

•

furnish to such third party or its representatives non-public information relating to Oaktree or any of its subsidiaries pursuant to an acceptable confidentiality agreement, provided that all such information (to the extent it has not been previously provided or made available to Brookfield) is provided or made available to Brookfield substantially concurrently with (and in any event within 24 hours after) the time it is provided or made available to the third party.

For more information, see the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 137 of this consent solicitation statement/prospectus.

Adverse Recommendation Change (See page 138)

Under the merger agreement, subject to certain exceptions described below, Oaktree has agreed to not withdraw, qualify or modify the recommendation of the Oaktree board in favor of the adoption of the merger agreement.

However, the Oaktree board (acting on the recommendation of the special committee) or the special committee is permitted, prior to the receipt of the Oaktree member approval, to make an adverse recommendation change, only in response to (A) Oaktree receiving a bona fide written acquisition proposal that constitutes a superior proposal that did not arise from a breach by Oaktree (including, for the avoidance of doubt, any breach by any of Oaktree’s or its subsidiaries’ representatives) of the non-solicit restrictions applicable to it or (B) an intervening event, if and only if:

•

the Oaktree board or the special committee determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to effect an adverse recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under the DLLCA or the Oaktree operating agreement;

•	Oaktree gives notice to Brookfield of its intent to make an adverse recommendation change;

•

during the five business days after receipt by Brookfield of such notice, Oaktree negotiates, and directs its financial advisors and legal counsel to negotiate, with Brookfield in good faith regarding proposed adjustments to the merger agreement (to the extent that Brookfield desires to negotiate) such that the superior proposal would cease to constitute a superior proposal, or in the case of an intervening event, so that the failure to make an adverse recommendation change would no longer reasonably be expected to be inconsistent with the Oaktree board’s fiduciary duties under the DLLCA or the Oaktree operating agreement; and

•

following the end of such five business day period, the Oaktree board shall have determined in good faith, after consulting with and receiving advice from outside counsel, and taking into account any changes to the merger agreement proposed in writing by Brookfield in response to Oaktree’s notice, that the superior proposal giving rise to Oaktree’s notice of an intent to make an adverse recommendation change continues to be a superior proposal or, in the case of an intervening event, that the failure to effect an adverse recommendation change would continue to reasonably be expected to be inconsistent with the Oaktree board’s fiduciary duties under the DLLCA or the Oaktree operating agreement.

For more information, see the section entitled “The Merger Agreement—Adverse Recommendation Change” beginning on page 138 of this consent solicitation statement/prospectus.

Completion of the Merger Transactions is Subject to Certain Conditions (See page 143)

As more fully described in this consent solicitation statement/prospectus and in the merger agreement, the obligations of Brookfield and Oaktree to complete the merger transactions are subject to the satisfaction of a number of conditions, including the following:

•	adoption of the merger agreement by the Oaktree unitholders;

•

there shall not be in force an injunction or order of any court or other governmental authority of competent jurisdiction enjoining, prohibiting or rendering illegal the consummation of the initial merger or the subsequent merger or the transactions contemplated by the merger agreement, in each case whether temporary, preliminary or permanent;

•

the waiting period (or extensions thereof) applicable to the merger under the HSR Act must have expired or been terminated and certain other required regulatory filings, clearances or approvals must have been filed, occurred or been obtained;

•

with respect to the change in ownership of OCMI, either FINRA shall have provided written approval or 30 days shall have elapsed during which FINRA has not advised that the consummation of the merger is prohibited without FINRA’s prior approval or that FINRA expects to disapprove of the applicable filing;

•	CFIUS clearance shall have been obtained and the ITAR pre-notification requirement, if applicable, shall have been satisfied;

•

the registration statement on Form F-4 of which this consent solicitation statement/prospectus forms a part shall have been declared effective by the SEC at least 20 business days prior to the closing and no stop order shall be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn;

•	the Brookfield class A shares to be issued in the mergers shall have been approved for listing on the NYSE, subject to official notice of issuance;

•	the OCGH exchange shall have been completed in accordance with the terms of the support agreement;

•

the forms of the restructuring documentation, exchange agreement and TRA amendment shall have been agreed upon by the parties, and the parties shall have entered into each of the transaction documents (other than the support agreement) and they shall each be binding; and

•

investment advisory clients representing at least 82.5% of the aggregate annualized investment advisory or similar fees of all Oaktree investment advisory clients (based upon assets under management as of February 28, 2019) will have not objected to the transactions.

For more information, see the section entitled “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 143 of this consent solicitation statement/prospectus.

Termination of the Merger Agreement (See page 144)

Oaktree and Brookfield may mutually agree to terminate the merger agreement at any time prior to the effective time. The merger agreement may be terminated in certain other circumstances, including the following:

•	by either Brookfield or Oaktree, if the initial merger is not consummated by March 13, 2020, referred to as the “end date,” which may be extended by either Oaktree or Brookfield under certain circumstances up to a date no later than June 13, 2020, provided that this termination right shall not be available to any party whose breach of any provision of the merger agreement is a primary cause of the failure of the initial merger to be consummated by such time;

•

by either Oaktree or Brookfield, if an order or injunction of any court or governmental authority of competent jurisdiction enjoining, prohibiting or rendering illegal the consummation of the initial merger or the subsequent merger or the transactions contemplated by the merger agreement becomes final and nonappealable, provided this termination right will not be available to any party whose breach of any provision of the merger agreement is a primary cause of the existence of such injunction, prohibition or rendering of illegality;

•

by either Oaktree or Brookfield, if CFIUS communicates to the parties that it intends to send a report to the President recommending that the President suspend or prohibit the transactions or if the President decides to suspend or prohibit the transactions, provided this termination right will not be available to any party whose breach of any provision of the merger agreement is the primary cause of such actions by CFIUS or the President;

•

by either Brookfield or Oaktree, if the other party has materially breached any of its representations, warranties, covenants or agreements contained in the merger agreement such that the corresponding closing conditions would not be satisfied, subject to a cure period, provided that a party may not exercise this termination right if it is then in material breach of its obligations under the merger agreement;

•

by either Brookfield or Oaktree, if, following an Oaktree unitholder meeting election, the adoption of the merger agreement by Oaktree unitholders is not obtained by the time that the meeting of Oaktree unitholders held for the purpose of adopting the merger agreement (including any adjournments or postponements) shall have been concluded;

•

by Brookfield, if, prior to obtaining the Oaktree member approval, the Oaktree board or the special committee has made an adverse recommendation change or there shall have occurred another triggering event; or

•	by Brookfield, if there is a written consent failure.

For more information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 144 of this consent solicitation statement/prospectus.

Termination Fee (See page 146)

If the merger agreement is terminated under certain circumstances, Oaktree may be required to pay to Brookfield a termination fee equal to $225 million, referred to as the “termination fee.” This termination fee could discourage other companies from seeking to acquire or merge with Oaktree. For more information, see the sections entitled “The Merger Agreement—Expenses” and “—Termination Fee” beginning on pages 147 and 146, respectively, of this consent solicitation statement/prospectus.

Pursuant to the reimbursement agreement, under certain circumstances Oaktree will be reimbursed by Messrs. Karsh and Marks for its payment of the termination fee. See the section entitled “Reimbursement Agreement” beginning on page 152 of this consent solicitation statement/prospectus.

Regulatory Approvals (See page 140)

Each of Brookfield and Oaktree has agreed generally to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under applicable law to complete and make effective, as promptly as practicable (but no later than the end date), the transactions contemplated by the merger agreement. The notifications and approvals required to consummate the merger and the other transactions contemplated by the merger agreement include the expiration or termination of the applicable waiting period or any applicable approvals or clearances under the HSR Act and certain foreign competition laws, approval from FERC, the CFIUS clearance, the ITAR pre-notification requirement and approval from the UK Financial Conduct Authority and certain other regulatory authorities. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the mergers.

For more information regarding the regulatory approvals to which completion of the mergers are subject, see the section entitled “Special Factors—Regulatory Approvals Required to Complete the Mergers” beginning on page 140 of this consent solicitation statement/prospectus.

Financing for the Transactions (See page 103)

Brookfield estimates that the total amount of funds required to complete the transactions and pay related fees and expenses will be approximately $2.4 billion. Brookfield expects this amount to be funded through cash on hand and available liquidity.

The Support Agreement (See page 149)

Pursuant to the support agreement, OCGH has agreed to deliver to Oaktree a written consent in favor of the approval of the merger proposal in respect of all Oaktree class A units and Oaktree class B units beneficially owned by it (representing in the aggregate more than a majority of the aggregate voting power of the Oaktree units issued and outstanding and entitled to vote on the merger proposal and the compensation proposal), unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement. The support agreement provides that OCGH will deliver its written consent promptly following the time at which the registration statement of which this consent solicitation statement/prospectus forms a part becomes effective under the Securities Act and receipt by OCGH of this consent solicitation statement/prospectus (and, in any event, within 5 business days after such time). Notwithstanding the foregoing, in the event that the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, OCGH’s voting obligations will be modified so that its obligation to vote in favor of the merger proposal is with respect to (and OCGH cannot vote in excess of) (i) the number of Oaktree units representing 25% of the aggregate voting power of the issued and outstanding Oaktree units plus (ii) the number of Oaktree units the aggregate voting power of which, as a percentage of the aggregate voting power of all outstanding Oaktree units not covered by the preceding clause (i), is equal to the “proportionate percentage”. In this consent solicitation statement/prospectus, proportionate percentage means the percentage of aggregate voting power with respect to all outstanding Oaktree units held by Oaktree unitholders other than OCGH, voting as a single class (taking into account that each holder of the Oaktree class A units is entitled to one vote per unit and each holder of Oaktree class B units is entitled to 10 votes per unit), voting in favor of approving the merger proposal. For more information on the support agreement, see the section entitled “The Support Agreement” beginning on page 149 of this consent solicitation statement/prospectus.

As of the record date, the support agreement covered [●] Oaktree class A units and [●] Oaktree class B units, or approximately [●]% of the aggregate voting power of the outstanding Oaktree units entitled to vote on the merger proposal and the compensation proposal. Therefore, the delivery of such written consent by OCGH will, unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, constitute the approval of the merger proposal by the requisite majority of the voting power of all outstanding Oaktree units entitled to vote thereon.

The Reimbursement Agreement (See page 152)

In connection with entering into the merger agreement, Oaktree, OCGH, Howard Marks and Bruce Karsh entered into a reimbursement letter agreement providing that, if Oaktree is obligated to pay Brookfield the termination fee in accordance with the merger agreement, then Oaktree and OCGH will take all necessary action to cause Oaktree operating group to bear such fee (together with certain other related costs). The reimbursement agreement further provides that, if Oaktree is required to pay Brookfield the termination fee as a result of termination due to written consent failure at a time when either (i) Brookfield was not eligible to terminate the merger agreement due to a triggering event or (ii) Brookfield was eligible to terminate the merger agreement due to a triggering event as a result of a breach of the merger agreement, in whole or in part, by, or at the direction of, Howard Marks or Bruce Karsh, then Howard Marks and Bruce Karsh will reimburse Oaktree for the termination fee, and the amount to be paid by the Oaktree operating group as described in the preceding sentence will be reduced on a dollar-for-dollar basis. For more information on the reimbursement agreement, see the section entitled “Reimbursement Agreement” beginning on page 152 of this consent solicitation statement/prospectus.

The Exchange Agreement (See page 153)

Under the merger agreement, Oaktree and Brookfield agreed to amend and restate the existing exchange agreement. The exchange agreement will provide, among other things, for the ability of the OCGH limited partners to exchange certain vested OCGH units for one of the following forms of consideration, at the election of Brookfield: cash; Brookfield class A shares; notes issued by Atlas; or equity interests in a subsidiary of OCGH that will entitle such limited partners to the proceeds from a note, provided that Brookfield will not issue notes as consideration for former Oaktree units exchanged in 2020 and 2021.

The only units eligible to participate in an exchange are the following, in each case once such units have vested: unvested Oaktree class A units that are converted into unvested OCGH units in the merger; OCGH units issued and outstanding at closing; and OCGH units issued after closing pursuant to agreements in effect on March 13, 2019.

Immediately following the exchange of OCGH units for cash, Brookfield class A shares or notes issued by Atlas, OCGH will redeem each OCGH unit received by Atlas in the exchange and deliver to Atlas a pro rata share of the partnership interests of each Oaktree operating group member. For more information on the exchange agreement, see the section entitled “Exchange Agreement” beginning on page 153 of this consent solicitation statement/prospectus.

Registration Rights

In connection with the transactions contemplated by the merger agreement, Brookfield and the limited partners of OCGH (in such capacity, for purposes of this description of the Registration Rights, the “shareholders”) have agreed to enter into a registration rights agreement, pursuant to which Brookfield will file and cause to become effective a registration statement to register under U.S. federal securities law the resale of the shareholders’ Brookfield class A shares that are registrable securities (as defined in the registration rights agreement) and issuable upon exchange of OCGH units (see the section entitled “Exchange Agreement”), subject to certain qualifications (including without limitation certain agreed upon blackout periods). In addition, certain shareholders will have demand registration rights and rights to participate in registered public offerings by Brookfield, subject to certain qualifications. In connection with an underwritten offering, Brookfield will agree to refrain from transferring any equity securities of Brookfield for a period of up to 60 days, subject to customary exceptions. Brookfield will generally be responsible for all reasonable expenses under the registration rights agreement, excluding any underwriting discounts or commissions on any Brookfield class A shares sold by a selling shareholder. The registration rights agreement will contain customary reciprocal indemnification provisions and will terminate one year following the last day of the final open period as described in the section entitled “Exchange Agreement” beginning on page 153 of this consent solicitation statement/prospectus. For more information on the registration rights agreement, see the section entitled “Exchange Agreement—Registration Rights” beginning on page 155 of this consent solicitation statement/prospectus.

Senior Secured Notes

As noted above under the section entitled “Exchange Agreement,” Brookfield may elect to have Atlas issue notes in connection with certain exchanges. If Brookfield so elects, Atlas and the participating and qualified OCGH limited partners will enter into a notes purchase agreement that will contain, among other things, representations and warranties by each of the parties customary for a private placement securities offering, and other customary affirmative and negative covenants and indemnity provisions. The notes will be guaranteed on a senior basis by Oaktree, certain of Oaktree’s subsidiaries and certain of Atlas’ subsidiaries and secured by all assets of Atlas and the guarantors. The notes will mature three years from the date of issuance and, subject to certain exceptions, bear interest, payable on a quarterly basis, at a fixed interest rate set at the time of issuance equal to the then-current yield on the U.S. 5-year Treasury note plus 300 basis points. The notes will be pre-payable at any time at Atlas’ option.

Notes Alternative

As noted above under the section entitled “Exchange Agreement,” Brookfield may also elect an alternative notes structure, in which case the OCGH limited partners participating in such exchange will receive equity interests in an OCGH subsidiary. If Brookfield elects the alternative notes structure, OCGH will contribute Oaktree operating group units to a special purpose series limited partnership (“ExchangeCo”) in exchange for common equity interests in ExchangeCo. ExchangeCo will then contribute such Oaktree operating group units to a newly created special purpose entity in exchange for a note issued by such special purpose entity. OCGH will deliver the common equity interests in ExchangeCo to the OCGH limited partners participating in the exchange. The issued notes will mature three years from the date of issuance and, subject to certain exceptions, bear interest payable on a quarterly basis, at a fixed interest rate set at the time of issuance equal to the then-current yield on the U.S. 5-year Treasury note plus 300 basis points, and generally contain terms customary for privately placed investment grade notes, subject to agreed upon modifications reflecting the applicable corporate structure.

The A&R Operating Agreement (See page 157)

Under the merger agreement, Oaktree and Brookfield agreed to amend and restate the Oaktree operating agreement, effective as of the effective time, to provide for, among other things, certain governance rights to be held by OCGH and Brookfield following the closing. The A&R operating agreement will include certain governance provisions that will be applicable during the initial period and other provisions that will be applicable thereafter. For more information on the A&R operating agreement, see the section entitled “The A&R Operating Agreement” beginning on page 157 of this consent solicitation statement/prospectus.

The TRA Amendment (See page 161)

Under the merger agreement, Oaktree and Brookfield agreed to cooperate with each other and to use their reasonable best efforts to negotiate and agree upon the form of the TRA Amendment, which form shall provide that (i) the TRA will continue to apply in accordance with the TRA Amendment to exchanges of OCGH units effected prior to March 13, 2019, and (ii) the TRA will no longer apply to any exchanges of OCGH units that occur on or after March 13, 2019, provided that the limited partners of OCGH will be entitled to certain additional payments. For more information on the TRA Amendment, see the section entitled “TRA Amendment” beginning on page 161 of this consent solicitation statement/prospectus.

Listing of Brookfield Class A Shares and Delisting and Deregistration of Oaktree Class A Units (See page 106)

Under the terms of the merger agreement, Brookfield is required to cause the Brookfield class A shares to be issued in connection with the mergers to be authorized for listing on the NYSE prior to the effective time. Accordingly, application will be made to have the Brookfield class A shares to be issued in connection with the mergers authorized for listing on NYSE, where Brookfield class A shares are currently traded under the symbol “BAM”.

If the mergers are completed, there will no longer be any publicly held Oaktree class A units. Accordingly, Oaktree class A units will no longer be listed on the NYSE and will be deregistered under the Exchange Act. Under the terms of the merger agreement, Oaktree is required to cooperate with Brookfield and take all actions reasonably required to cause the Oaktree class A units to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the effective time.

No Appraisal Rights (See page 103)

In accordance with the Oaktree operating agreement and Delaware law, Oaktree unitholders are not entitled to any appraisal rights in connection with the mergers.

Material U.S. Federal Income Tax Consequences (See page 162)

The exchange of Oaktree class A units for the merger consideration in the initial merger will be a taxable transaction for U.S. federal income tax purposes.

Each Oaktree class A unitholder is urged to read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 162 of this consent solicitation statement/prospectus and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the initial merger.

Material Canadian Federal Income Tax Consequences (See page 170)

Generally, a Non-Canadian holder (as defined in the section entitled “Material Canadian Federal Income Tax Considerations” of this consent solicitation statement/prospectus) of Brookfield class A shares:

•

will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian holder is resident; and

•

will not be subject to tax under the Income Tax Act (Canada), referred to as the “Tax Act,” on any capital gain realized on a disposition or deemed disposition of a Brookfield class A share, unless the Brookfield class A share constitutes “taxable Canadian property” of the Non-Canadian holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the Non-Canadian holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian holder is resident.

The foregoing summary of Canadian federal income tax consequences is qualified in its entirety by the longer discussion under the section entitled “Material Canadian Federal Income Tax Considerations” beginning on page 170 of this consent solicitation statement/prospectus.

Accounting Treatment of the Mergers (See page 106)

Brookfield prepares its consolidated financial statements in accordance with IFRS.

Brookfield is currently evaluating the accounting of the mergers, which is expected to result in Brookfield recognizing its interest in Oaktree under the equity method of accounting in accordance with IAS 28, Investments in Associates and Joint Ventures, effective on the closing date. Accordingly, it is Brookfield’s preliminary view that it will initially recognize its investment at cost and will adjust thereafter for the post-acquisition change in Brookfield’s share of Oaktree’s net assets. Brookfield’s profit or loss and other comprehensive income will also include its share of Oaktree’s profit or loss and other comprehensive income.

Any Brookfield class A shares issued in connection with the mergers, and any income or loss allocable to such holders following the mergers, will be reflected within common equity and net income attributable to shareholders in Brookfield’s consolidated balance sheet and consolidated statement of operations, respectively.

Comparison of Unitholders’ and Shareholders’ Rights (See page 177)

Oaktree unitholders receiving Brookfield class A shares in the mergers will have different rights once they become Brookfield shareholders due to differences between the governing statutes and organizational documents of Brookfield and Oaktree. These differences are described in detail under “Comparison of Unitholders’ and Shareholders’ Rights” beginning on page 177 of this consent solicitation statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BROOKFIELD

The following table presents selected historical consolidated financial data of Brookfield. The selected historical consolidated financial data as of December 31, 2018 and 2017, and for each of the years then ended, are derived from Brookfield’s audited consolidated financial statements, which are contained in Brookfield’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018, which is incorporated by reference into this consent solicitation statement/prospectus. The selected historical consolidated financial data as of December 31, 2016, 2015 and 2014, and for the years then ended, are derived from Brookfield’s audited consolidated financial statements for such years, which have not been incorporated by reference into this consent solicitation statement/prospectus.

The information set forth below is only a summary. You should read the following information together with Brookfield’s audited consolidated financial statements, accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Results” contained in Brookfield’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018, which is incorporated by reference into this consent solicitation statement/prospectus, and in Brookfield’s other reports filed with the SEC. Brookfield’s historical consolidated financial information may not be indicative of the future performance of Brookfield or the combined company. For more information, see the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

	As of or for the Year Ended December 31,
	2018	2017	2016	2015	2014
	(in millions, unless otherwise stated)
Total revenue	$56,771	$40,786	$24,411	$19,913	$18,364
Net income	7,488	4,551	3,338	4,669	5,209
Net Income attributable to shareholders	3,584	1,462	1,651	2,341	3,110
Net income per Brookfield class A share—diluted	3.40	1.34	1.55	2.26	3.11
Distributions per Brookfield class A share	0.60	0.56	0.52	0.47	0.45

Investment properties	$84,309	$56,870	$54,172	$47,164	$46,083
Property, plant and equipment	67,294	53,005	45,346	37,273	34,617
Equity-accounted investments	33,647	31,994	24,977	23,216	14,916
Total assets	256,281	192,720	159,826	139,514	129,480
Corporate borrowings	6,409	5,659	4,500	3,936	4,075
Non-recourse borrowings of managed entities	111,809	72,730	60,391	54,347	48,693
Total equity	97,150	79,872	69,688	57,227	53,247
Equity attributable to shareholders	25,647	24,052	22,499	21,568	20,153

Total diluted shares outstanding at end of year (in millions)	997	1,006	1,002	1,003	983
Equity attributable to shareholders (per share)	25.72	23.90	22.45	21.50	20.50

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OAKTREE

The following tables present selected historical consolidated financial data of Oaktree. The selected historical consolidated financial data as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, have been derived from Oaktree’s audited consolidated financial statements and accompanying notes contained in Oaktree’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this consent solicitation statement/prospectus. The selected historical consolidated financial data as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, have been derived from Oaktree’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated by reference into this consent solicitation statement/prospectus.

The information set forth below is only a summary. You should read the following information together with Oaktree’s consolidated financial statements and accompanying notes for the year ended December 31, 2018 and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Oaktree’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this consent solicitation statement/prospectus, and in Oaktree’s other reports filed with the SEC. Oaktree’s historical consolidated financial information may not be indicative of the future performance of Oaktree or the combined company. For more information, see the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

	As of or for the Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except per unit data or as otherwise indicated)
Consolidated Statements of Operations Data:(1)
Total revenues	$1,386,079	$1,469,767	$1,125,746	$201,905	$193,894
Net income (loss)	464,545	689,482	566,103	(1,532,962)	2,175,552
Net income attributable to Oaktree class A unitholders	211,141	231,494	194,705	71,349	126,283
Distributions declared per Oaktree class A unit	2.97	3.21	2.25	2.10	3.15
Net income per Oaktree class A unit	2.99	3.61	3.11	1.45	2.97

Consolidated Statements of Financial Condition Data:(1)
Total assets	$10,432,178	$9,014,796	$7,649,110	$51,762,731	$53,320,716
Debt obligations	5,738,468	4,828,267	4,284,063	9,619,455	7,133,041
Non-controlling redeemable interests in consolidated funds	961,622	860,548	344,047	38,173,125	41,681,155

(1)

In the first quarter of 2016, Oaktree adopted the new consolidation and collateralized financing entity guidance under the modified retrospective approach. The modified retrospective approach did not require prior periods to be recast. The adoption resulted in the deconsolidation of substantially all of Oaktree’s investment funds.

	As of or for the Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except per unit data or as otherwise indicated)
Non-GAAP Results:(1)(2)
Adjusted revenues	$1,335,021	$1,727,710	$1,362,202	$1,065,864	$1,371,887
Adjusted net income	473,573	701,100	572,374	308,315	573,094
Adjusted net income per Oaktree class A unit	2.63	3.97	3.05	1.59	3.22

Distributable earnings revenues	1,436,376	1,678,446	1,273,346	1,170,280	1,385,441
Distributable earnings	613,082	719,805	528,981	447,263	606,368
Distributable earnings per Oaktree class A unit	3.61	4.18	2.88	2.41	3.42

Fee-related earnings revenues	790,355	814,575	847,078	804,490	800,396
Fee-related earnings	227,599	291,171	317,268	265,628	285,833
Fee-related earnings per Oaktree class A unit	1.36	1.60	1.67	1.52	1.56

Statements of Financial Condition Data—Oaktree and Operating Subsidiaries:(3)
Cash and cash-equivalents	$460,937	$481,631	$291,470	$476,046	$405,290
U.S. Treasury and other securities	546,531	176,602	757,578	661,116	655,529
Corporate investments	1,771,230	1,691,549	1,480,928	1,434,109	1,515,443
Total assets	3,988,263	3,342,665	3,313,714	3,254,082	3,263,382
Debt obligations	745,945	746,274	745,897	846,354	845,583
Total liabilities	1,500,546	1,352,444	1,445,891	1,572,185	1,544,993
Total unitholders’ capital	2,487,717	1,990,221	1,867,823	1,681,897	1,718,389

(1)

Oaktree discloses certain revenues and financial measures, including measures that are calculated and presented on a basis other than generally accepted accounting principles in the United States (“non-GAAP”). Examples of such non-GAAP measures are identified in the table above. Such non-GAAP measures should be considered in addition to, and not as a substitute for or superior to, net income, net income per Oaktree class A unit or other financial measures calculated in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Data—Reconciliation of GAAP to Non-GAAP Results” included in Oaktree’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this consent solicitation statement/prospectus. All non-GAAP measures are unaudited.

(2)

Beginning with the first quarter of 2018, management fees and incentive income reflect the portion of the earnings from management fees and performance fees, respectively, attributable to Oaktree’s 20% ownership interest in DoubleLine. Such earnings were previously reported as investment income. All prior periods have been recast to reflect this change.

(3)	Represents Oaktree and its operating subsidiaries before the consolidation of Oaktree’s funds.

COMPARATIVE PER UNIT AND PER SHARE DATA

The historical per unit or share data for Oaktree class A units and Brookfield class A shares below has been derived from the audited consolidated financial statements of each of Oaktree and Brookfield as of and for the year ended December 31, 2018, which are incorporated by reference into this consent solicitation statement/prospectus. The unaudited pro forma data was derived by combining the historical financial information of Oaktree and Brookfield using the acquisition method of accounting for business combinations, assumes the transaction is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the mergers as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2019, in the case of the earnings per unit or share and dividends or distributions declared data.

The unaudited pro forma data below is presented for illustrative purposes only. You should not rely on the unaudited pro forma data or equivalent amounts presented below as they are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of merger-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. You should read the information below in conjunction with the selected historical consolidated financial data included elsewhere in this consent solicitation statement/prospectus and the historical consolidated financial statements of Oaktree and Brookfield and related notes that have been filed with the SEC, certain of which are incorporated by reference into this consent solicitation statement/prospectus. See the sections entitled “Selected Historical Consolidated Financial Data of Brookfield,” “Selected Historical Consolidated Financial Data of Oaktree” and “Where You Can Find More Information” beginning on pages 17, 18 and 215, respectively, of this consent solicitation statement/prospectus.

As of and for the year ended December 31, 2018
Brookfield Historical Data
Net income per share:
Basic	$3.47
Diluted	3.41
Book value per Brookfield class A share(1)	25.72
Dividends declared per Brookfield class A share	0.60

Oaktree Historical Data
Net income attributable to Oaktree class A unitholders per unit:
Basic	$2.99
Diluted	2.99
Book value per Oaktree class A unit(1)	13.88
Distributions declared per Oaktree class A unit	2.97

Unaudited Pro Forma Data for Brookfield Class A Shares
Net income per share:(2)
Basic	$3.58
Diluted	3.51
Book value per Brookfield class A share(3)	26.69
Distributions declared per Brookfield class A share	0.60

As of and for the year ended December 31, 2018
Unaudited Pro Forma Equivalent per Oaktree Class A Unit(4)
Net income per unit:
Basic	$3.85
Diluted	3.78
Book value per Oaktree class A unit	28.75
Distributions declared per Oaktree class A unit	0.65

(1)

The historical book value per share or per unit is computed by dividing total shareholders’ or unitholders’ (as the case may be) equity by the number of shares or units outstanding at the end of the period.

(2)

Proforma net income per share reflects an adjustment for 62% of 2018 net income from Oaktree as well as the impact of issuing 53.3 million Brookfield class A shares expected to be issued pursuant to the merger agreement.

(3)	Proforma book value per share and proforma dividends per share reflect the impact of issuing 53.3 million Brookfield class A shares expected to be issued pursuant to the merger agreement.
(4)	Calculated by multiplying the unaudited pro forma data per Brookfield class A share by the exchange ratio.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the mergers, the merger agreement and certain procedures for Oaktree unitholders to deliver their written consents. These questions and answers may not address all questions that may be important to Oaktree unitholders. To better understand these matters, and for a more complete description of the terms of the merger agreement, the mergers and the other transactions contemplated thereby including certain risks relating to the mergers and Oaktree following the mergers, and other matters related to the Oaktree written consent, you should carefully read this consent solicitation statement/prospectus, including each of the attached annexes, as well as the documents that have been incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

Q:	Why am I receiving this consent solicitation statement/prospectus?

A:

You are receiving this consent solicitation statement/prospectus because Brookfield has agreed to acquire all of the issued and outstanding Oaktree class A units. On March 13, 2019, Brookfield and Oaktree entered into a merger agreement that is described in this consent solicitation statement/prospectus. A copy of the merger agreement is attached as Annex A to this consent solicitation statement/prospectus and is incorporated by reference into this consent solicitation statement/prospectus. Pursuant to the merger agreement, at the effective time of the initial merger, an indirect wholly-owned subsidiary of Brookfield will be merged with and into Oaktree and each Oaktree class A unit issued and outstanding immediately prior to the effective time of the initial merger (other than Oaktree excluded units) will be converted into the right to receive, at the election of such unitholder, (A) the cash consideration of $49.00 or (B) the share consideration of 1.0770 Brookfield class A shares, in each case, without interest and subject to any applicable withholding taxes. In the subsequent merger, SellerCo will merge with and into Seller MergerCo, with Seller MergerCo continuing as the surviving entity, and each SellerCo unit issued and outstanding immediately prior to the effective time of the subsequent merger, referred to as the “subsequent effective time”, will, at the election of its holder, be converted into the right to receive either the cash consideration or the share consideration. Share elections and cash elections are subject to the proration adjustment procedures described in this consent solicitation statement/prospectus to ensure that the aggregate merger consideration will be divided evenly with 50% of the combined outstanding Oaktree class A units and SellerCo units receiving cash consideration and 50% of the combined outstanding Oaktree class A units and SellerCo units receiving share consideration.

To complete the mergers, Oaktree unitholders must approve the merger proposal. Oaktree is soliciting the written consent of its unitholders to approve the merger proposal and, on a non-binding, advisory basis, the compensation proposal.

Q:	What will happen in the mergers?

A:

As a result of the mergers, each Oaktree class A unit issued and outstanding immediately prior to the effective time (other than Oaktree excluded units), and each SellerCo unit issued and outstanding immediately prior to the subsequent effective time will, in each case, be converted into the right to receive and become exchangeable for the merger consideration. After completion of the mergers, Oaktree will no longer have any public common equity interests, and the Oaktree class A units will be delisted from the NYSE and will cease to be publicly traded. The mergers will have no effect on any outstanding Oaktree class B units or any Oaktree preferred units, each of which will remain outstanding immediately after the completion of the mergers. See the section entitled “The Merger Agreement—Structure of the Mergers and Post-Closing Restructuring Steps” beginning on page 126 of this consent solicitation statement/prospectus and the merger agreement attached as Annex A to this consent solicitation statement/prospectus for more information about the mergers.

Q:	What will Oaktree class A unitholders and SellerCo unitholders receive in the mergers?

A:

At the effective time, each Oaktree class A unit (other than Oaktree excluded units) will be converted into the right to receive and become exchangeable, at the election of the holder, for either: (1) 1.0770 fully paid and nonassessable Brookfield class A shares; or (2) $49.00 in cash, without interest, subject to any applicable withholding taxes. At the subsequent effective time, each SellerCo unit will be converted into the right to receive and become exchangeable for either: (1) 1.0770 fully paid and nonassessable Brookfield class A shares; or (2) $49.00 in cash, without interest and subject to any applicable withholding taxes. No fractional shares will be issued in the mergers, and Oaktree and SellerCo unitholders will each receive cash in lieu of any fractional shares.

Share elections and cash elections are subject to the proration adjustment procedures described in this consent solicitation statement/prospectus to ensure that the aggregate merger consideration will be divided evenly with 50% of the combined outstanding Oaktree class A units and SellerCo units receiving cash consideration and 50% of the combined outstanding Oaktree class A units and SellerCo units receiving share consideration. A discussion of the proration mechanism can be found under the heading “The Merger Agreement—Election Procedures & Proration Adjustments” beginning on page 129 of this consent solicitation statement/prospectus.

On March 12, 2019, which was the last full trading day before the public announcement of the mergers, the closing price of a Brookfield class A share was $45.99, which after giving effect to the 1.0770 exchange ratio, has an implied value of approximately $49.53 per unit. Based on this price and the cash consideration of $49.00, which represents a premium of approximately 11.8% over Oaktree’s closing unit price on March 12, 2019, upon completion of the mergers, an Oaktree unitholder or SellerCo unitholder who receives cash consideration for 50% and share consideration for 50% for his, her, or its Oaktree class A units or SellerCo units would receive total consideration with an implied value of approximately $49.27 per unit, which represents a premium of approximately 12.4% over Oaktree’s closing unit price on March 12, 2019. On [●], 2019, the most recent practicable date prior to the date of this consent solicitation statement/prospectus, the closing price of a Brookfield class A share was $[●], which after giving effect to the 1.0770 exchange ratio, has an implied value of approximately $[●] per unit. Based on this price and the cash consideration of $49.00, upon completion of the mergers, an Oaktree unitholder or SellerCo unitholder who receives cash consideration for 50% and share consideration for 50% for his, her, or its Oaktree class A units or SellerCo units would receive total consideration with an implied value of approximately $[●] per unit. Because Brookfield will issue a fixed number of Brookfield class A shares in the mergers in exchange for each Oaktree class A unit and each SellerCo unit, the value of the merger consideration that Oaktree and SellerCo unitholders will receive in the mergers will depend on the market price of Brookfield class A shares at the effective time of the mergers. As a result, the value of the merger consideration that Oaktree and SellerCo unitholders will receive in the mergers could be greater than, less than or the same as the value of the merger consideration on the date of this consent solicitation statement/prospectus.

Q:	How do I make an election to receive cash or share consideration?

A:

Holders of record of Oaktree class A units and SellerCo units will, until the election deadline, be entitled to elect to receive either share consideration or cash consideration, in exchange for each Oaktree class A unit and SellerCo unit held by him, her or it that is outstanding immediately prior to the effective time or subsequent effective time, respectively, subject to proration procedures described below and in further detail in the merger agreement attached as Annex A to this consent solicitation statement/prospectus.

At least 20 days prior to the anticipated election deadline, Brookfield will provide a form of election to each holder of record of Oaktree class A units and SellerCo units (assuming the completion of the OCGH exchange) in order to enable the holder thereof to exercise his, her or its right to make an election. To be effective, a form of election must be properly completed, signed and submitted to the exchange agent by the election deadline. The “election deadline” is 5:00 p.m., New York City time, on the date that the parties to the merger agreement agree is as near as practicable to three business days preceding the closing date.

Holders who fail to make an election or who make an untimely election (or who otherwise are deemed not to have submitted an effective form of election), referred to as “non-electing holders,” will be deemed to have elected (i) cash consideration with respect to 50% of such holder’s Oaktree class A units and SellerCo units (rounded up to the nearest whole unit) and (ii) share consideration with respect to the other 50% of such holder’s Oaktree class A units and SellerCo units (rounded down to the nearest whole unit). The exchange agent has reasonable discretion to determine whether a share election or cash election has been properly made in respect of any Oaktree class A units or SellerCo units.

After an election is validly made, any subsequent transfer of units will automatically revoke such election. The exchange agent will determine, in its reasonable discretion, whether any election is not properly made, changed or revoked with respect to any Oaktree class A units or SellerCo units.

For more information regarding the election deadline, see the section entitled “The Merger Agreement—Election Procedures & Proration Adjustments” beginning on page 129 of this consent solicitation statement/prospectus.

Q:	What happens if the mergers are not completed?

A:

If the mergers are not completed for any reason, neither holders of Oaktree class A units nor holders of SellerCo units will receive any merger consideration for their units, and Oaktree class A units will continue to be traded on the NYSE. If the merger agreement is terminated under specified circumstances, Oaktree may be required to pay Brookfield a termination fee of $225 million. See the sections entitled “The Merger Agreement—Expenses” and “—Termination Fee” beginning on pages 147 and 146, respectively, of this consent solicitation statement/prospectus and the merger agreement attached as Annex A to this consent solicitation statement/prospectus for more information.

Q:	If I am an Oaktree class A unitholder or will be a SellerCo unitholder, how will I receive the merger consideration to which I became entitled?

A:

If you hold Oaktree class A units or SellerCo units represented by a certificate, then following the completion of the mergers, the exchange agent will forward to you a form letter of transmittal to be completed, signed and mailed by you to the exchange agent, unless previously completed in connection with a valid cash election or share election. Upon receipt by the exchange agent of your properly completed, signed and dated letter of transmittal, the certificate (or certificates) evidencing the Brookfield class A shares you are entitled to receive, together with a check representing the cash portion of the merger consideration and any cash in lieu of fractional shares you are entitled to receive, will be sent to you. If you are a holder of Oaktree class A units or will be a holder of SellerCo units in book-entry form, you will not be required to take any specific action to receive the merger consideration. After the effective time of the initial merger, units held in book-entry form will be automatically exchanged for the merger consideration. For more information about the exchange of Oaktree units and SellerCo units for Brookfield class A shares and cash, see the section entitled “The Merger Agreement—Conversion of Units, Exchange of Certificates, Withholding and Dividends and Distributions” beginning on page 128 of this consent solicitation statement/prospectus.

Q:	What are Oaktree unitholders being asked to approve?

A:	Oaktree’s unitholders are being asked to deliver written consents to approve:

•	the merger proposal; and

•	the compensation proposal.

The approval of the merger proposal by Oaktree unitholders is required to complete the mergers.

Q:	Who is entitled to deliver written consents to approve the merger proposal and the compensation proposal?

A:

Only Oaktree unitholders of record as of the close of business on the record date, which is [●], 2019, will be entitled to receive this consent solicitation statement/prospectus and be entitled to sign and return a written consent. As of the close of business on the record date, there were [●] Oaktree class A units outstanding and [●] Oaktree class B units outstanding. Under the Oaktree operating agreement, each Oaktree class A unit entitles the holder thereof as of the relevant record date to one vote on each matter submitted to a vote or to be acted on by written consent of Oaktree unitholders, and each Oaktree class B unit entitles the holder thereof as of the relevant record date to 10 votes on each matter submitted to a vote or to be acted on by written consent of Oaktree unitholders.

Q:	Are there any important risks related to the mergers or Brookfield’s or Oaktree’s businesses of which I should be aware?

A:

Yes, there are important risks related to the mergers and Brookfield’s and Oaktree’s businesses. Before making any decision on whether to provide a written consent, Brookfield and Oaktree urge you to read carefully and in its entirety the section entitled “Risk Factors” beginning on page 108 of this consent solicitation statement/prospectus. You also should read and carefully consider the risk factors relating to Brookfield and Oaktree contained in the documents that are incorporated by reference into this consent solicitation statement/prospectus, including Brookfield’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018 and Oaktree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated from time to time in each company’s subsequent filings with the SEC.

Q:	What is the recommendation of the Oaktree board?

A:

After consideration and consultation with its advisors, and acting upon the recommendation of the special committee, at a special meeting held on March 13, 2019, the Oaktree board unanimously determined that it was advisable, fair to, and in the best interests of Oaktree and its unitholders that Oaktree enter into the merger agreement, adopted, approved and declared advisable the merger agreement, the other transaction agreements and the transactions contemplated by those agreements, including the mergers, and recommended that the Oaktree unitholders adopt the merger agreement and approve the mergers and the other contemplated transactions.

The Oaktree board recommends that Oaktree unitholders “CONSENT” to the merger proposal and “CONSENT” to the compensation proposal. See the section entitled “Special Factors—Recommendation of the Special Committee and the Oaktree Board; Reasons for the Mergers; Fairness of the Mergers” beginning on page 56 of this consent solicitation statement/prospectus.

In considering the recommendation of the Oaktree board that Oaktree unitholders “CONSENT” to the merger proposal and “CONSENT” to the compensation proposal, Oaktree unitholders should take into account the fact that certain Oaktree directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Oaktree unitholders generally. See the section entitled “Special Factors—Interests of Oaktree Directors and Executive Officers in the Mergers” beginning on page 99 of this consent solicitation statement/prospectus.

Q:	What Oaktree unitholder approval is required to approve the merger proposal and the compensation proposal?

A:

Approval of the merger proposal and, on a non-binding, advisory basis, the compensation proposal each requires the consent of the holders of a majority of the voting power of Oaktree class A units and Oaktree class B units, voting together as a single class, and entitled to vote thereon. Abstentions and broker non-votes, if any, and the failure to execute and return a consent, will have the same effect as consents marked “WITHHOLD CONSENT” as to such proposals. A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote on that item without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions.

OCGH owns Oaktree class A units and Oaktree class B units having the right to vote approximately [●]% of the voting power of the Oaktree units issued and outstanding as of the close of business on the record date. Concurrently with the execution of the merger agreement, OCGH executed and delivered the support agreement with Brookfield under which OCGH agreed to deliver to Oaktree a written consent in favor of the merger proposal in respect of all Oaktree units beneficially owned by it (representing in the aggregate more than a majority of the aggregate voting power of the Oaktree units issued and outstanding and entitled to vote on the merger proposal and the compensation proposal), unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement. The support agreement provides that OCGH will deliver its written consent promptly following the time at which the registration statement of which this consent solicitation statement/prospectus forms a part becomes effective under the Securities Act and receipt by OCGH of this consent solicitation statement/prospectus (and, in any event, within 5 business days after such time). The delivery of such written consent by OCGH will, unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, constitute the approval of the merger proposal by the requisite majority of the voting power of all outstanding Oaktree units entitled to vote thereon. Notwithstanding the foregoing, in the event that the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, OCGH’s voting obligations will be modified so that its obligations to vote in favor of the merger proposal are with respect to (and OCGH cannot vote in excess of) (i) the number of Oaktree units representing 25% of the aggregate voting power of the issued and outstanding Oaktree units plus (ii) the number of Oaktree units the aggregate voting power of which, as a percentage of the aggregate voting power of all outstanding Oaktree units not covered by the preceding clause (i), is equal to the “proportionate percentage”. In this consent solicitation statement/prospectus, proportionate percentage means the percentage of aggregate voting power with respect to all outstanding Oaktree units held by Oaktree unitholders other than OCGH, voting as a single class (taking into account that each holder of the Oaktree class A units is entitled to one vote per unit and each holder of Oaktree class B units is entitled to 10 votes per unit), voting in favor of approving the merger proposal. For more information on the support agreement, see the section entitled “The Support Agreement” beginning on page 149 of this consent solicitation statement/prospectus.

Q:	Do Oaktree’s directors and executive officers have interests that may differ from those of other Oaktree unitholders?

A:

Yes. In considering the recommendation of the Oaktree board that Oaktree unitholders “CONSENT” to the merger proposal, Oaktree unitholders should take into account the fact that certain Oaktree directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Oaktree unitholders generally and that may create potential conflicts of interest. The Oaktree board and special committee was aware of and considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of, the mergers, in approving the merger agreement and in recommending that Oaktree unitholders “CONSENT” to the merger proposal. See the section entitled “Special Factors—Interests of Oaktree Directors and Executive Officers in the Mergers” beginning on page 99 of this consent solicitation statement/prospectus.

Q:	How do I return my Oaktree written consent?

A:

If you are an Oaktree unitholder as of the close of business on the record date, and after carefully reading and considering the information contained in this consent solicitation statement/prospectus, you wish to return your written consent, please complete, date and sign the enclosed written consent and promptly return it to Oaktree at the address below, or email a .pdf copy of your signed and dated written consent to Oaktree to the email address below.

•	By Mail. If you choose to submit your written consent by mail, simply complete the enclosed written consent, date and sign it, and return it to [●].

•

By Email. If you choose to submit your written consent by email, once you have completed, dated and signed the written consent, you may deliver it to Oaktree by emailing a .pdf copy of your written consent to [●].

If you are a beneficial owner and hold your Oaktree units in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to submit your written consent. Please check with your nominee or intermediary and follow the consent instructions provided by your nominee or intermediary with these materials. Oaktree does not currently intend to hold a meeting of Oaktree unitholders to consider the merger agreement and the mergers. However, in the event that the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement and Brookfield does not terminate the merger agreement, either Oaktree or Brookfield has the right under the merger agreement to request that Oaktree call, give notice of, convene and hold such a meeting. See the section entitled “The Merger Agreement—Oaktree Written Consent; Oaktree Unitholder Meeting” beginning on page 136 of this consent solicitation statement/prospectus.

Q:	If my Oaktree units are held in street name, will my nominee or intermediary consent for me?

A:

No. If your Oaktree units are held in street name, you must instruct your nominee or intermediary whether you consent to, withhold consent from or abstain from any particular proposal. You should follow the instructions provided by your nominee or intermediary.

Q:	What will happen if I return my written consent without indicating whether or not I wish to consent?

A:

If you return your signed and dated written consent without indicating whether you consent to, withhold consent from or abstain from any particular proposal, you will be deemed to have elected to “CONSENT” to such proposal in accordance with the recommendation of the Oaktree board.

Q:	Can I change or revoke my written consent?

A:

Yes. You may change or revoke your written consent, at any time, before the earlier to occur of the receipt of the Oaktree member approval and the consent deadline. Unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, the delivery of OCGH’s written consent with respect to all of its Oaktree units following the effective time of and receipt by OCGH of this consent solicitation statement/prospectus will constitute receipt by Oaktree of the Oaktree member approval, regardless of the delivery or abstention of consent by any other Oaktree unitholder. If you wish to change or revoke your written consent before the earlier to occur of the receipt by Oaktree of the Oaktree member approval and the consent deadline, you may do so by sending in a new written consent with a later date or by delivering a notice of revocation to [●].

Q:	What is the deadline for submission of written consents by Oaktree unitholders?

A:

Oaktree has set [●], 2019 as the consent deadline. Oaktree reserves the right to extend the consent deadline to no later than [●], 2019 and any such extension may be made without notice to Oaktree unitholders. Under the support agreement, OCGH agreed to deliver to Oaktree a written consent in favor of the approval of the merger proposal in respect of all Oaktree units beneficially owned by OCGH (representing in the aggregate more than a majority of the voting power of all outstanding Oaktree units entitled to vote on the merger proposal and the compensation proposal), unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement. The support agreement provides that

OCGH will deliver its written consent promptly following the time at which the registration statement of which this consent solicitation statement/prospectus forms a part becomes effective under the Securities Act and receipt by OCGH of this consent solicitation statement/prospectus (and, in any event, within 5 business days after such time). The delivery of such written consent by OCGH will, unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, constitute the approval of the merger proposal and the compensation proposal by the requisite majority of the voting power of all outstanding Oaktree units entitled to vote thereon. Therefore, unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, a failure of any other Oaktree unitholder to deliver a written consent is not expected to have any effect on the approval of the merger proposal or, on a non-binding, advisory basis, the compensation proposal.

Q:

Unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, the delivery of OCGH’s written consent will constitute approval of the merger proposal by the requisite majority of the voting power of all outstanding Oaktree units entitled to vote thereon. Given that, why is Oaktree seeking consents from all its unitholders?

A:

Under applicable SEC guidance, a company may seek a commitment from principal security holders of a target to vote in favor of a business combination transaction and register the securities to be offered and sold in the transaction if, among other things, votes will also be solicited from target equityholders who have not entered such commitments.

Concurrently with the execution of the merger agreement, OCGH executed and delivered the support agreement with Brookfield under which it agreed to deliver to Oaktree a written consent in favor of the approval of the merger proposal in respect of all Oaktree units beneficially owned by it (representing in the aggregate more than a majority of the voting power of all outstanding Oaktree units entitled to vote on the merger proposal and the compensation proposal), unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement. Because the principal security holder of Oaktree has agreed to deliver a written consent in favor of the merger, Oaktree is seeking written consents from all of its unitholders in accordance with the applicable SEC guidance. Nevertheless, unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, the delivery of OCGH’s written consent will constitute receipt by Oaktree of the Oaktree member approval, regardless of the delivery or abstention of consent by any other Oaktree unitholder.

Q:	What happens if I transfer my Oaktree class A units before the written consent process concludes?

A:

The record date is earlier than the date on which the written consent process concludes and the date that the mergers are expected to be completed. If you transfer your Oaktree class A units after the record date but before the written consent process concludes, you will retain your right to consent with respect to the merger proposal and, on a non-binding, advisory basis, the compensation proposal. However, if you transfer your Oaktree class A units before the written consent process concludes or at any other point prior to completion of the mergers, you will not receive the merger consideration for the Oaktree class A units you have transferred.

Q:	What do I do if I receive more than one set of consent solicitation materials?

A:

You may receive more than one set of consent solicitation materials, including multiple copies of this consent solicitation statement/prospectus or the consent solicitation materials. This can occur if you hold your Oaktree class A units in more than one brokerage account, if you hold Oaktree class A units directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of consent solicitation materials, please return each set separately in order to ensure that written consents in respect of all of your Oaktree units are delivered.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies and intermediaries such as brokers to send a single set of proxy or written consent materials to any household at which two or more Oaktree unitholders reside, unless contrary instructions have been received, but only if the applicable unitholders provide advance notice and follow certain procedures. In such cases, each unitholder continues to receive a separate set of proxy materials. Certain brokerage firms may have instituted householding for beneficial owners of Oaktree units held through brokerage firms. If your family has multiple accounts holding Oaktree units, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this consent solicitation statement/prospectus. The broker will arrange for delivery of a separate copy of this consent solicitation statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Are Oaktree unitholders entitled to seek appraisal rights if they do not “CONSENT” to the merger agreement?

A:	No. In accordance with the Oaktree operating agreement and Delaware law, Oaktree unitholders are not entitled to any appraisal rights in connection with the mergers.

Q:	What are the conditions to the completion of the mergers?

A:

Completion of the mergers is subject to certain closing conditions, including, but not limited to, the (1) adoption of the merger agreement by holders of Oaktree class A units and Oaktree class B units, voting together as a single class, representing a majority of the voting interests in Oaktree and entitled to vote thereon; (2) receipt of required regulatory approvals; (3) completion of the OCGH exchange, (4) investment advisory clients representing at least 82.5% of the aggregate annualized investment advisory or similar fees of all Oaktree investment advisory clients (based upon assets under management as of February 28, 2019) will have not objected to the transactions, and (5) satisfaction (or to the extent permitted by applicable law, waiver) of other conditions to closing. See the section entitled “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 143 of this consent solicitation statement/prospectus for more information.

Q:	When are the mergers expected to be completed?

A:

As of the date of this consent solicitation statement/prospectus, it is not possible to accurately estimate the closing date for the mergers because the mergers are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Brookfield’s and Oaktree’s obligations to complete the mergers; however, Brookfield and Oaktree currently expect the mergers to close during the third quarter of 2019. Due to the requirement to obtain certain governmental approvals and other conditions necessary to complete the mergers, no assurance can be given as to when, or if, the mergers will be completed.

Q:	What will happen to outstanding Oaktree restricted units in the initial merger?

A:

Immediately prior to the effective time, each Oaktree restricted unit will be automatically converted into a common unit of OCGH having the same terms and conditions (including vesting) that applied to the applicable Oaktree restricted unit from which such common unit was converted, except as otherwise modified by the organizational documents of OCGH.

Q:	If I am an Oaktree unitholder, do I need to do anything at this time with my Oaktree units other than delivering my written consent?

A:

If you are an Oaktree class A unitholder, you will be entitled to receive the merger consideration for your Oaktree class A units after the effective time of the initial merger (assuming that you still own such units at the time of the initial merger). The only action you are requested to take at this time is to affirmatively “CONSENT” to the merger proposal and “CONSENT” to the compensation proposal in accordance with the method of written consent set forth in “Oaktree Solicitation of Written Consents” beginning on page 122 of this consent solicitation statement/prospectus.

Q:	Should I send in my Oaktree unit certificates now to receive the merger consideration?

A:

No. Oaktree unitholders should not send in their unit certificates to any person at this time. After the effective time of the initial merger, if you haven’t already delivered your unit certificate(s) in connection with your election, Brookfield’s exchange agent will send you a letter of transmittal and instructions for exchanging your Oaktree class A units for the merger consideration. See the section entitled “The Merger Agreement—Conversion of Units, Exchange of Certificates, Withholding and Dividends and Distributions” beginning on page 128 of this consent solicitation statement/prospectus.

Q:	Should I do anything at this time with my Oaktree class A units held in book-entry form to receive the merger consideration?

A:

No. If you are a holder of Oaktree class A units in book-entry form, you will not be required to take any specific action to receive the merger consideration. After the effective time of the initial merger, Oaktree class A units held in book-entry form will be automatically exchanged for the merger consideration. See the section entitled “The Merger Agreement—Conversion of Units, Exchange of Certificates, Withholding and Dividends and Distributions” beginning on page 128 of this consent solicitation statement/prospectus.

Q:	How will the mergers be financed?

A:

Brookfield estimates that the total amount of funds required to complete the transactions and pay related fees and expenses will be approximately $2.4 billion. Brookfield expects this amount to be funded through cash on hand and available liquidity.

Q:	Is the completion of the mergers subject to a financing condition?

A:	No. The receipt of financing by Brookfield is not a condition to completion of the mergers or any of the other transactions contemplated by the merger agreement.

Q:	Will the Brookfield class A shares issued in the mergers be traded on an exchange?

A:

Yes. It is a condition to completion of the mergers that the Brookfield class A shares to be issued in the mergers be approved for listing on the NYSE, subject to official notice of issuance, under the symbol “BAM.”

Q:	If I am an Oaktree unitholder, whom should I call with questions?

A:	If you have any questions about the mergers or the Oaktree consent solicitation materials, or desire additional copies of this consent solicitation statement/prospectus, you should contact:

[●]

Banks and Brokers, Call Collect: [●]

All Others Call Toll Free: [●]

Email: [●]

or

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Investor Relations

Telephone: (213) 830-6300

Q:	Where can I find more information about Brookfield and Oaktree?

A:

You can find more information about Brookfield and Oaktree from the various sources described under “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

SPECIAL FACTORS

This section of the consent solicitation statement/prospectus describes the material aspects of the mergers and certain special factors concerning the mergers of which you should be aware. This section may not contain all of the information that is important to you. You should carefully read this entire consent solicitation statement/prospectus and the documents incorporated herein by reference, including the full text of the merger agreement (which is attached as Annex A), for a more complete understanding of the mergers. In addition, important business and financial information about each of Brookfield and Oaktree is included in or incorporated into this consent solicitation statement/prospectus by reference. See the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

Effects of the Mergers

The transactions will occur as follows:

•

Prior to the closing, OCGH unitholders will participate in the OCGH exchange, whereby OCGH unitholders will contribute all (in the case of institutional holders) or a portion (in the case of non-institutional holders) of their OCGH units to SellerCo, in exchange for the receipt of an equivalent number of SellerCo units. SellerCo is a wholly-owned subsidiary of OCGH that was formed for the sole purpose of facilitating the subsequent merger and the OCGH exchange.

•

In the initial merger, Merger Sub, an indirect wholly-owned subsidiary of Brookfield that was formed for the sole purpose of effecting the initial merger, will be merged with and into Oaktree. Oaktree will be the surviving company in the initial merger and will no longer have publicly-traded common equity. At the effective time of the initial merger, each outstanding Oaktree class A unit will be converted into the right to receive and become exchangeable for the merger consideration, with cash paid in lieu of fractional shares, and each restricted unit will be converted into an unvested OCGH unit.

•

Immediately following the effective time of the initial merger, SellerCo will be merged with and into Seller MergerCo, a wholly-owned subsidiary of Oaktree that was formed for the sole purpose of facilitating the subsequent merger and the OCGH exchange. Seller MergerCo will be the surviving company in the subsequent merger and will, by operation of law, after the subsequent effective time own all of the OCGH units received by SellerCo in the OCGH exchange. At the subsequent effective time, each outstanding SellerCo unit received in the OCGH exchange will be converted into the right to receive and become exchangeable for the merger consideration, with cash paid in lieu of fractional shares.

•

Following the subsequent merger, Seller MergerCo will liquidate, thereby distributing the OCGH units it received in the subsequent merger to the intermediate holdcos. Following the liquidation of Seller MergerCo, OCGH will redeem the OCGH units received by the intermediate holdcos as a result of the liquidation of Seller MergerCo in exchange for Oaktree operating group units. As a result of the post-closing restructuring steps following the subsequent merger, Brookfield will indirectly own a 62% economic interest in the Oaktree operating group and the OCGH unitholders, consisting of Messrs. Karsh and Marks and certain other members of Oaktree’s management and current and former employees, will indirectly own the remaining 38% economic interest in the Oaktree operating group through their ownership in OCGH.

	Ownership of Oaktree Prior to the Mergers			Ownership of Oaktree After the Mergers
	Economic % Ownership at Dec. 31, 2018	Net book value at Dec. 31, 2018	Net income for the year ended Dec. 31, 2018	Economic % Ownership	Net book value at Dec. 31, 2018	Net income for the year ended Dec. 31, 2018
	(in thousands, except per unit amounts)
OCGH	0.02%	$180	$38	—	—	—
Oaktree GP(1)	—	—	—	—	—	—
SellerCo(2)	—	—	—	—	—	—
Bruce Karsh(3)	0.14%	$1,414	$300	—	—	—
Howard Marks(3)	0.14%	$1,414	$300	—	—	—
Brookfield	0.36%	$3,581	$760	100%	$994,779	$211,141

(1)	Oaktree GP has no economic interest in Oaktree, either directly in its capacity as managing member of Oaktree or indirectly in its capacity as non-economic general partner of OCGH.
(2)	Formed on March 8, 2019.
(3)	Excludes indirect economic ownership of Oaktree as a result of holding OCGH units.

	Ownership of Oaktree Operating Group Prior to the Mergers			Ownership of Oaktree Operating Group After the Mergers
	Economic % Ownership at Dec. 31, 2018	Net book value at Dec. 31, 2018	Net income for the year ended Dec. 31, 2018	Economic % Ownership	Net book value at Dec. 31, 2018	Net income for the year ended Dec. 31, 2018
	(in thousands, except per unit amounts)
OCGH	54.4%	$1,085,078	$276,437	38%	$757,380	$192,952
Oaktree GP(1)	—	—	—	—	—	—
SellerCo(2)	—	—	—	—	—	—
Bruce Karsh	10.4%	$207,936	$52,974	8.1%	$162,699	$41,450
Howard Marks	10.0%	$200,531	$51,088	7.9%	$156,869	$39,964
Brookfield	0	$0	$0	62%	$1,240,364	$315,998

(1)	Oaktree GP has no economic interest in the Oaktree Operating Group.
(2)	Formed on March 8, 2019.

Benefits and detriments to Oaktree unaffiliated unitholders

A primary benefit of the transactions, including the mergers, to each Oaktree unaffiliated unitholder will be the right of such holder to receive, through the initial merger, the merger consideration of either $49.00 per Oaktree class A unit or 1.0770 Brookfield class A shares in respect of each Oaktree class A unit held by them, with cash paid in lieu of fractional shares (in each case subject to pro-ration to ensure that no more than fifty (50%) of the aggregate merger consideration is paid in the form of cash consideration or share consideration), without interest and less applicable withholding tax. The per-unit value of the Oaktree class A units implied by the cash consideration under the initial merger is $49.00, which represents a premium of approximately 11.8% to the closing price of the Oaktree class A units on March 12, 2019, the last full trading day before the public announcement of the mergers. The Oaktree unaffiliated unitholders who elect to receive a portion of the merger consideration in cash will realize immediate liquidity and certainty of value for a portion of their investment and not bear any risk of losses incurred in the operation of Oaktree’s or the Oaktree operating group’s businesses or of any decreases in the value of their businesses with respect to the cash consideration received in exchange for their Oaktree units. Oaktree unaffiliated unitholders who elect to receive the share consideration will have an opportunity to participate and share in any future earnings or growth of Brookfield and its subsidiaries, including Brookfield’s indirect ownership of the Oaktree operating group, or benefit from increases, if any, in the value of Brookfield and its subsidiaries, including Brookfield’s indirect ownership of the Oaktree operating group, following completion of the mergers, with respect to the share consideration received in exchange for their Oaktree units.

There are also a number of detriments of the transactions, including the mergers, to the Oaktree unaffiliated unitholders including, among others, uncertainty as to the value and form of the consideration to be paid in the mergers given that the Oaktree unaffiliated unitholders’ election with respect to the form of the merger consideration will, as a result of the pro-ration mechanism, be unknown until after the election deadline. With respect to Oaktree unaffiliated unitholders receiving share consideration, additional detriments include the fact that, with respect to the share consideration received, (1) there will be no adjustment to the exchange ratio for changes in the market price of either Brookfield class A shares or Oaktree class A units, and thus the market value of the Brookfield class A shares being issued in the mergers will depend upon the market price of Brookfield class A shares, which market price may vary from the closing price of Brookfield class A shares on the date the mergers were publicly announced, on the date of this consent solicitation statement/prospectus and on the closing date, (2) Oaktree unaffiliated unitholders who receive the share consideration will only participate in Oaktree’s and the Oaktree operating group’s future earnings and potential growth through their ownership of Brookfield class A shares, and all of the other incidents of direct equity ownership in Oaktree, such as the right to receive distributions from Oaktree, will be extinguished upon completion of the mergers and (3) the businesses of Brookfield and Oaktree differ, and accordingly, the results of operations of the combined company and the market price of the Brookfield class A shares after the completion of the mergers may be affected by factors different from those currently affecting the independent results of operations and market prices of shares and units of each of Brookfield and Oaktree. With respect to Oaktree unaffiliated unitholders receiving cash consideration, additional detriments include the fact that, with respect to the cash consideration received, such unitholders will not participate in Oaktree’s future earnings and potential growth, including any future earnings and potential growth in the Oaktree operating group. In addition, the initial merger will be a taxable transaction for U.S. federal income tax purposes, regardless of the form of consideration. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 162 of this consent solicitation statement/prospectus.

Benefits and detriments to OCGH Filing Parties

In connection with the transactions, including the mergers, the OCGH filing parties will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Oaktree unaffiliated unitholders generally. The primary benefits of the transactions, including the mergers, to the OCGH filing parties will be to retain management control of Oaktree and the Oaktree operating group for, at a minimum, the initial period and have the option of obtaining gradual liquidity for their OCGH units over time. In addition, the multiples used in valuing OCGH units in the liquidity mechanism may be greater than those implied in the then-current trading price of Brookfield class A shares, in which case the OCGH filing parties will receive an increased relative value in respect of their indirect interest in the potential future earnings and growth of the Oaktree operating group which, if the Oaktree operating group successfully executes its business strategies, could be substantial.

The primary detriments of the transaction, including the mergers, to the individuals who are OCGH filing parties include the fact that, except in certain limited circumstances, the individuals who are OCGH filing parties will not be able to obtain any liquidity for their OCGH units (other than for the portion being sold at the closing and for former Oaktree units) until 2022, and will not be able to obtain liquidity for all of their OCGH units until 2026, or later. In addition, the individuals who are OCGH filing parties may not be able to benefit, and may incur losses, from the gradual liquidity of their OCGH units over time if the performance of the Oaktree operating group declines, in which case the value of the OCGH units exchanged under the liquidity mechanism may be less than the implied value of the Oaktree class A units in the mergers. The liquidity rights pursuant to the exchange agreement are described in more detail under the section entitled “Exchange Agreement” beginning on page 153 of this consent solicitation statement/prospectus.

Background of the Mergers

As part of Oaktree’s ongoing focus on building long term value, the Oaktree board regularly reviews and assesses Oaktree’s long-term goals and opportunities, industry trends, competitive environment and short- and long-term performance, with the goal of maximizing unitholder value. The Oaktree board also discusses the price of Oaktree class A units and unitholder total returns, both on an absolute basis and relative to Oaktree’s peers. The Oaktree board also considers potential risks that Oaktree faces in execution, including challenging global economic conditions, potentially unfavorable investment environments in certain of Oaktree’s business areas, general market conditions and trends, the highly competitive environment, and other factors.

In 2003, in the client memo 2002 in Review, Oaktree’s Co-Chairman, Howard Marks, articulated a set of criteria against which Oaktree would assess a potential sale of an interest in Oaktree. Those criteria required a transaction that would provide (i) a prestigious affiliation that would bring resources to Oaktree, (ii) with a party willing to pay fair consideration for a non-controlling investment in Oaktree that would entail, (iii) no cessation of Oaktree’s existence as an autonomous entity, (iv) no diminution in Oaktree’s role in representing its own products to clients and (v) no reduction of Oaktree’s freedom to manage its accounts and its business.

On October 3, 2018, Bruce Flatt, the Chief Executive Officer of Brookfield, contacted Bruce Karsh, the Co-Chairman and Chief Investment Officer of Oaktree, to invite him to meet on October 18, 2018. Perella Weinberg Partners LP (which we refer to as “Perella Weinberg”), which was familiar with the businesses and operations of both Oaktree and Brookfield, facilitated the contact from Mr. Flatt to Mr. Karsh.

On October 18, 2018, Messrs. Flatt and Karsh met, at which time Mr. Flatt raised the possibility of Brookfield acquiring all of the outstanding Oaktree class A units at an implied value in excess of the then-current trading price of Oaktree class A units, thus permitting Brookfield to acquire an interest in the Oaktree operating group while allowing Oaktree to retain its existence as an autonomous entity.

Mr. Karsh concluded that the potential transaction proposed by Mr. Flatt at the October 18, 2018 meeting was potentially attractive for a variety of reasons consistent with the criteria outlined in the client memo 2002 in Review, including the fact that it would provide value to Oaktree class A unitholders in excess of the Oaktree class A units’ then-current trading value. Thereafter, on November 2, 2018, Messrs. Karsh, Marks and John Frank, Oaktree’s Vice Chairman, met with representatives of Perella Weinberg, which was subsequently formally engaged by Oaktree to act as its financial advisor with effect from November 2, 2018, to discuss Mr. Karsh’s meeting with Mr. Flatt and a potential transaction.

On November 5, 2018, Mr. Flatt and Justin Beber, a Managing Partner and the Head of Corporate Strategy and Chief Legal Officer of Brookfield, and representatives of Perella Weinberg, held a preliminary exploratory meeting at Brookfield’s offices in New York, New York, to discuss the general parameters of a potential transaction between Brookfield and Oaktree, including the post-closing governance structure, and the next steps to be taken by each party in exploring any such potential transaction.

Later on November 5, 2018, Brookfield sent Oaktree a draft mutual non-disclosure agreement. The parties exchanged drafts of the agreement, and they signed the agreement on November 9, 2018, which agreement did not contain a standstill provision. Thereafter, Brookfield provided Oaktree a list of initial due diligence questions in connection with a potential transaction, and Oaktree provided Brookfield with certain due diligence information regarding itself.

On November 7, 2018, at the direction of Oaktree, Perella Weinberg sent Brookfield a document prepared by Oaktree outlining the principles of a potential transaction involving Brookfield and Oaktree, referred to as the “principles document.” The principles document contemplated that (1) holders of Oaktree class A units and institutional holders of OCGH units would receive full liquidity at the closing of a transaction, with the non-institutional OCGH unitholders receiving partial liquidity for their OCGH units at closing, (2) Oaktree would remain an independent free-standing company and would continue to be managed by its executives, (3) the parties would discuss and explore areas of joint opportunity and Brookfield would provide investment capital to help seed new funds and strategies of Oaktree, (4) holders of OCGH units that remain outstanding following the closing of a transaction would be entitled to periodically receive liquidity for their OCGH units based on

Oaktree’s future performance, referred to as the “liquidity mechanism,” (5) there would be a migration of control and governance of Oaktree to the benefit of Brookfield over time and (6) a special committee of the Oaktree board would be formed and responsible for negotiating the transaction consideration payable in respect of Oaktree class A units. The principles document did not discuss any contemplated valuation of Oaktree class A units or OCGH units in a transaction.

On November 11, 2018, representatives of Brookfield provided to Oaktree a list of additional due diligence questions regarding Oaktree and its business.

On November 13, 2018, Messrs. Karsh and Frank, and Todd Molz, Oaktree’s General Counsel and Chief Administrative Officer, along with representatives of Perella Weinberg, met with Messrs. Flatt and Beber in Los Angeles, California to discuss the general parameters of a potential transaction, the principles document, including Brookfield’s responses to the principles, and potential areas where the two firms could leverage their resources to work together. The parties agreed that Brookfield would provide a document outlining the proposed structure of a potential transaction, and that Oaktree would provide a price or range of prices upon which the parties could engage in a potential transaction.

On November 16, 2018, representatives of Brookfield, Oaktree and Perella Weinberg spoke by telephone to discuss next steps, including topics such as diligence matters, background on the structure of Oaktree, issues relating to post-closing governance, Brookfield’s structure, and a potential timeline for a transaction.

On November 17, 2018, at the direction of Oaktree, representatives of Perella Weinberg provided representatives of Brookfield with a list of due diligence questions regarding Brookfield in light of the potential receipt of Brookfield equity as merger consideration, as well as a high-level illustrative timeline of a potential transaction that contemplated entering into definitive agreements with respect to a potential transaction by mid-December 2018.

On November 21, 2018, representatives of Brookfield provided a proposal regarding the liquidity mechanism to representatives of Perella Weinberg, which proposal, among other things, contemplated that OCGH unitholders would receive a combination of cash, Brookfield equity and/or a note pursuant to the liquidity mechanism, and that the OCGH units exchanged would be valued based on multiples of average base management fee earnings and average incentive fee earnings over the three fiscal years ending prior to an exchange, as well as (without a multiple) the then-current net asset value of Oaktree’s investments. In addition, the representatives of Brookfield provided a list of supplemental due diligence questions regarding Oaktree and its business.

Later on November 21, 2018, at the direction of Oaktree, representatives of Perella Weinberg sent representatives of Brookfield a document setting forth a preliminary range of implied valuations of the Oaktree class A units based on various methods of analyses prepared by Oaktree management with the assistance of Perella Weinberg using a forecast for periods through 2020 that had been prepared without contemplation of a potential transaction by certain members of Oaktree management and shared with the Oaktree board during a regularly scheduled meeting in October 2018, referred to as the “November financial forecasts”. Such November financial forecasts were not considered by the Oaktree board in its review or approval of the potential transaction. This document noted Oaktree’s belief that the current Oaktree class A unit trading price did not fully reflect the value of Oaktree in light of expected increases in management fee earnings in 2020 and 2021. These materials were intended as an opening position in negotiations. The implied valuations presented to Brookfield indicated (1) a range of $38.65 to $46.80 per Oaktree class A unit based on its 52-week trading history, (2) a range of $50.05 to $60.18 per Oaktree class A unit based on a sum-of-the-parts analysis using Oaktree’s interpretation of the methodology that Brookfield publicly used to value itself, (3) a range of $38.00 to $50.00 based on the trading price of certain comparable companies relative to certain operating metrics (the peer firms consisting of Ares Capital, The Blackstone Group, Apollo Global Management, KKR & Co. and The Carlyle Group), (4) a range of $49.42 to $55.20 based on an analysis of premia paid in selected transactions for the acquisition of 100% of a target company over the current trading price of Oaktree class A units (excluding the bottom and top quartiles of such comparable transactions), and (5) a range of $54.38 to $60.74 based on an analysis of premia paid in selected transactions for the acquisition of 100% of a target company over the value of Oaktree class A units implied by the midpoint of the trading price of comparable companies (again excluding the bottom and top quartiles of such selected transactions). At the direction of Oaktree, representatives of Perella Weinberg also sent representatives of Brookfield a copy of the November financial forecasts, which was the first forecast provided to Brookfield by Oaktree.

During this time, the parties continued to exchange due diligence information, as well as engage in discussions regarding, among other things, the liquidity mechanism on November 23, 2018 and regarding Oaktree’s financial projections during a telephone call on November 25, 2018 among representatives of Brookfield, Oaktree and Perella Weinberg.

On November 26, 2018, Messrs. Flatt and Marks met to further discuss the principles document.

On November 28, 2018, representatives of Perella Weinberg and Brookfield spoke by telephone to discuss the form of the consideration that would be paid by Brookfield for Oaktree class A units, and in particular the allocation of consideration that would be paid in cash versus in Brookfield class A shares, and the amount of equity in the Oaktree operating group that Brookfield would indirectly own following any transaction. The parties also discussed the terms of post-closing governance arrangements in respect of Oaktree, the liquidity mechanism, and whether non-institutional OCGH unitholders would be required to commit capital to Oaktree’s funds.

On December 1, 2018, representatives of Brookfield contacted Perella Weinberg to present Brookfield’s preliminary proposal with respect to the form and amount of consideration to be paid in respect of the Oaktree class A units as well as the high-level terms of the liquidity mechanism and the amount of OCGH units being sold at closing. The representatives of Brookfield indicated a preference to pay merger consideration solely in the form of Brookfield class A shares, but with an option for Oaktree class A unitholders to elect cash consideration so long as the aggregate amount of cash consideration did not exceed 30% of the total value of the merger consideration. The Brookfield representatives also affirmed that the same amount and form of consideration would be payable in respect of both Oaktree class A units and the OCGH units to be sold at the closing. Separately, on the same day, Brookfield indicated in a phone call with a representative of Perella Weinberg, that, on a preliminary basis, it would be prepared to pay consideration having a value within a range of $47.00 to $50.00 per Oaktree class A unit.

Later on December 1, 2018, the Oaktree board held a special telephonic meeting in order for Messrs. Karsh and Marks to provide a preliminary overview of the potential transaction involving Brookfield and the conversations among the parties to date. At the meeting, Messrs. Karsh and Marks jointly provided a high-level summary of the potential transaction, noting that Brookfield had approached Mr. Karsh and proposed to acquire all of the Oaktree class A units in exchange for, at the election of each selling unitholder, either cash or Brookfield class A shares, or a combination of cash and Brookfield class A shares. Messrs. Karsh and Marks also noted that Brookfield would acquire at the closing all of the OCGH units held by institutional investors and 20% of the OCGH units held by other OCGH unitholders for the same form and amount of consideration per unit as payable in respect of Oaktree class A units. Messrs. Karsh and Marks emphasized that the discussions to date were preliminary, including with respect to the valuation of Oaktree’s business and the consideration to be paid to the Oaktree class A unitholders. Outside directors of the Oaktree board asked questions concerning the form of consideration to be received by Oaktree class A unitholders, the retention of control by Oaktree’s management after a potential transaction with Brookfield, the manner in which the remaining non-institutional OCGH units would be valued, and the timing for a potential transaction. During this meeting, Oaktree’s general counsel reviewed with the Oaktree board its duties under applicable law and the Oaktree operating agreement. The Oaktree board discussed the process by which any potential transaction involving the Oaktree class A units would be reviewed, considered and approved, including the merits of establishing a special committee of the Oaktree board responsible for evaluating, negotiating and approving or rejecting any potential transaction, as well as the need for any special committee to be empowered to engage its own legal and financial advisors.

On December 3, 2018, representatives of Brookfield management provided an update to the Brookfield board regarding recent discussions with Oaktree, an overview of Oaktree’s business and capabilities, and the potential structure and benefits of a transaction with Oaktree.

On December 5, 2018, at the request of Oaktree, representatives of Perella Weinberg provided representatives of Brookfield with a five-year financial outlook regarding Oaktree that had been prepared by Oaktree management to be shared with the Oaktree senior executives and Brookfield, referred to as the “December projections,” as well as access to an electronic data room containing confidential information concerning Oaktree. In addition to forecasts with respect to fiscal years 2021-2023, which had not been part of the November financial forecasts, the December projections were also updated to reflect actual results of operations since the preparation of the November financial forecasts.

On December 6 and 7, 2018, representatives of each party met at the offices of Perella Weinberg in New York, New York, to conduct in-person due diligence sessions regarding Oaktree’s and Brookfield’s respective businesses. During these meetings, the terms of, and valuation for, any potential transaction were not discussed.

On December 8, 2018, the Oaktree board held a special telephonic meeting with certain members of Oaktree’s management in attendance. Also present by invitation were representatives of Oaktree’s outside counsel at Simpson Thacher and Richards Layton & Finger, P.A., referred to as “Richards Layton.” Members of Oaktree’s management noted that Oaktree and Brookfield had been engaging in productive due diligence meetings and wished to move forward with a potential transaction on terms consistent with those described during the December 1, 2018 board meeting. The Oaktree board then considered a proposal to establish a special committee to review, consider, negotiate and approve (or reject) a potential transaction with Brookfield in the interest of the Oaktree class A unitholders not affiliated with OCGH. Representatives of Simpson Thacher and Richards Layton advised the Oaktree board with respect to their duties under applicable law and the Oaktree operating agreement and related matters. The Oaktree board engaged in a review of matters relating to the composition and independence of the prospective special committee, including that the members of the special committee (1) not be directly or indirectly affiliated with Messrs. Karsh, Marks or Frank, Jay S. Wintrob, Oaktree’s Chief Executive Officer, Sheldon M. Stone, a Principal and Portfolio Manager of Oaktree, OCGH, or their respective affiliates (other than an affiliation with Oaktree by virtue of serving as a director of Oaktree), (2) not be members of Oaktree’s management and (3) otherwise not have a material interest in the proposed transaction (other than an interest by virtue of their ownership of Oaktree class A units). Following extensive discussion, during which the Oaktree board considered the foregoing criteria with respect to specified members of the Oaktree board for the purpose of service on a special committee, the Oaktree board agreed to establish the special committee consisting of Marna Whittington and Steven Gilbert. The Oaktree board determined that each of Ms. Whittington and Mr. Gilbert satisfied the foregoing criteria and possessed the requisite experience, expertise and capacity to serve on the special committee. At that meeting, Ms. Whittington and Mr. Gilbert confirmed their willingness to serve on the special committee if appointed. The Oaktree board then reviewed the provisions of the Oaktree operating agreement dealing with potential conflicts between the interests of the Oaktree class A unitholders, on the one hand, and the OCGH unitholders on the other that might arise in a potential transaction. The Oaktree board discussed that, in addition to seeking the recommendation of the special committee with respect to a transaction for the Oaktree class A unitholders, Oaktree would also seek the approval of a majority of Oaktree’s “Outside Directors” as defined in the Oaktree operating agreement. Although the special committee was not formally established by the Oaktree board at this meeting, in anticipation thereof Ms. Whittington and Mr. Gilbert proceeded to function in a comparable role to begin evaluating the potential transaction on behalf of the Oaktree class A unitholders.

Thereafter, Ms. Whittington and Mr. Gilbert contacted two potential legal advisors in anticipation of the Oaktree board resolving to appoint them to a special committee. On December 8, 2018, Ms. Whittington and Mr. Gilbert discussed engaging Mayer Brown LLP, referred to as “Mayer Brown,” as legal advisor to the special committee, and subsequently contacted Mayer Brown on the same day. After an interview on December 10, 2018, Ms. Whittington and Mr. Gilbert determined to engage Mayer Brown based on its qualifications, experience and reputation, including a disclosure of Mayer Brown’s relationships with Oaktree, OCGH, Brookfield and their respective affiliates, which engagement was approved on December 19, 2018.

Between December 9, 2018 and the formal establishment of the special committee by the Oaktree board on December 19, 2018, Ms. Whittington and Mr. Gilbert held discussions with representatives of Sandler O’Neill to evaluate Sandler O’Neill’s suitability to act as financial advisor to the special committee based on Sandler O’Neill’s experience with respect to the industry in which Oaktree operates and M&A advisory matters generally. Ms. Whittington and Mr. Gilbert continued discussions with Mayer Brown and Sandler O’Neill up to and following the establishment of the special committee.

Also on December 10, 2018, representatives of Brookfield sent representatives of Perella Weinberg a draft term sheet describing the terms of the potential transaction for the acquisition of all of the Oaktree class A units and a separate term sheet regarding matters pertaining to the OCGH unitholders. Each term sheet contemplated the acquisition of all of the Oaktree class A units, all of the OCGH units held by institutional holders, and a portion of the OCGH units held by non-institutional holders, in the aggregate representing approximately a 61% indirect interest in the Oaktree operating group. The term sheet for the Oaktree class A unitholders contemplated that the merger consideration would consist of Brookfield equity based on a to-be-agreed exchange ratio, but that Oaktree class A unitholders would be entitled to elect to receive merger consideration in cash so long as the aggregate consideration payable in cash did not exceed one-third of the total merger consideration. Brookfield also noted that it was considering whether the cash-stock election should also include a maximum number of Brookfield shares to be issued in any transaction. This term sheet did not include a proposed exchange ratio for, or otherwise provide a proposed valuation of, the Oaktree class A units.

The December 10, 2018 term sheet pertaining to the OCGH unitholders contained a description of the liquidity mechanism that was consistent with Brookfield’s November 21, 2018 proposal, except for the inclusion of further details regarding the timing of exercise of the liquidity mechanism and the amount of OCGH units that could be exchanged in any given year. This term sheet further provided, among other things, that (1) unvested Oaktree class A units held by Oaktree employees would be exchangeable upon vesting for the same consideration as provided to Oaktree class A units at the closing of a transaction, (2) Oaktree would establish a new long-term incentive plan for senior management following the closing and (3) the post-closing Oaktree board would be comprised of an equal number of representatives from OCGH and Brookfield until such time as Messrs. Karsh and Marks own less than a to-be-specified percentage of equity or are no longer actively and substantially involved in the day-to-day affairs of the Oaktree business, in which case membership on the Oaktree board would be allocated based on proportionate ownership.

On December 11, 2018, at the request of Oaktree, representatives of Perella Weinberg provided an expanded list of reverse due diligence questions to Brookfield.

On December 12, 2018, at the request of Oaktree, representatives of Perella Weinberg provided representatives of Brookfield with a revised term sheet for the OCGH unitholders, which, among other things, (1) provided that any new long-term incentive plan be open to key employees rather than only senior management, (2) provided that the post-closing Oaktree board would include no more than two Brookfield representatives and (3) clarified that Oaktree would remain an independently-managed business until at least the seventh anniversary following the closing. Later that day, the representatives of Perella Weinberg and Brookfield engaged in a telephone call to discuss the revised term sheet.

On December 14, 2018, Brookfield provided representatives of Oaktree with access to an electronic data room to facilitate the sharing of documents in response to the reverse due diligence questions posed to Brookfield by Perella Weinberg on December 11, 2018. Brookfield also sent a list of supplemental due diligence requests to Oaktree that same day.

On December 14, 2018, representatives of Simpson Thacher sent a term sheet relating to a potential transaction structure to representatives of Weil, counsel to Brookfield. The term sheet contemplated that, following the acquisition by Brookfield of all the issued and outstanding Oaktree class A units, pursuant to which Brookfield would acquire a 45% interest in the Oaktree operating group, Brookfield would then acquire an additional 16% interest in the Oaktree operating group through an exchange of OCGH units pursuant to the existing exchange agreement and subject to the payment of resulting amounts due under the tax receivable agreement. The term sheet also contemplated the post-closing appointment of two Brookfield representatives to the Oaktree board, certain to-be-agreed upon minority protections in favor of each party, and the establishment of an equity incentive plan at OCGH. In addition, the term sheet provided that OCGH would enter into a support agreement to vote its Oaktree units in favor of the contemplated transaction.

On December 15, 2018, Ms. Whittington and Mr. Gilbert spoke with representatives of Mayer Brown by telephone to discuss proposed resolutions of the Oaktree board formally establishing the special committee, the proposed powers and duties of the special committee, the proposed structure of the potential transaction with Brookfield, and the status of the search for a firm to act as the financial advisor to the special committee.

On December 16, 2018, representatives of Brookfield provided revisions to Oaktree’s December 12, 2018 term sheet that included revisions with respect to the timing of exercise of the liquidity mechanism and the governance of Oaktree following the closing of a potential transaction. Among other things, the revised term sheet provided that (1) future payments under the tax receivable agreement be limited to the satisfaction of liabilities outstanding as of immediately prior to the closing, with payments to be made over a to-be-agreed period of time and (2) the post-closing Oaktree board be comprised of an equal number of representatives of OCGH and Brookfield. Brookfield also sent a list of supplemental due diligence requests to Oaktree along with the revised term sheet.

On December 19, 2018, representatives of Oaktree, Perella Weinberg and Brookfield met by videoconference (with certain representatives of Perella Weinberg attending in person at Brookfield’s New York office) to conduct a due diligence session regarding Brookfield’s business, focusing in particular on Brookfield’s financial results and projections, capital structure and legal and compliance matters.

Also on December 19, 2018, Ms. Whittington and Mr. Gilbert spoke by telephone with representatives of Mayer Brown to discuss the term sheet provided by Brookfield on December 16, 2018, the proposed compensation arrangements for members of the special committee, potential conflicts relating to Mayer Brown’s potential engagement by the special committee, and the engagement of Sandler O’Neill as financial advisor to the special committee. Ms. Whittington and Mr. Gilbert reviewed a memorandum prepared by Mayer Brown, dated December 19, 2018, summarizing the existing and prior engagements of Mayer Brown by Oaktree, OCGH, Brookfield and their respective affiliates. After deliberation and consideration, the members of the special committee determined that such engagements with Oaktree, OCGH, Brookfield and their respective affiliates would not likely impair Mayer Brown’s ability to provide objective advice on the transaction or to serve as the special committee’s counsel and determined to retain Mayer Brown as legal advisor to the special committee, following its formal establishment. Mayer Brown also discussed with Ms. Whittington and Mr. Gilbert the proposed engagement of Sandler O’Neill. After considering Sandler O’Neill’s qualifications, reputation and experience, as well as the proposed terms of Sandler O’Neill’s engagement, Ms. Whittington and Mr. Gilbert determined, subject to a review of Sandler O’Neill’s relationships with Oaktree, OCGH, Brookfield and their respective affiliates and reaching agreement on the terms of Sandler O’Neill’s engagement, to engage Sandler O’Neill as the special committee’s financial advisor.

On December 20, 2018, the Oaktree board adopted by unanimous written consent resolutions formally establishing the special committee, which resolutions had been reviewed by Mayer Brown. Pursuant to these resolutions, the Oaktree board determined that each of Ms. Whittington and Mr. Gilbert (1) were not directly or indirectly affiliated with Messrs. Karsh, Marks, Wintrob, Frank, or Stone, OCGH, or their respective affiliates (other than an affiliation with Oaktree by virtue of serving as a director of Oaktree), (2) were not members of Oaktree’s management and (3) otherwise did not have a material interest in the potential transaction (other than an interest by virtue of their ownership of Oaktree class A units). The Oaktree board, by unanimous resolution, authorized and directed the special committee, on behalf of, and acting solely in the interests of, the Oaktree class

A unitholders (other than OCGH), to (1) make such investigations as it deemed appropriate, (2) review and evaluate the terms and conditions, determine the advisability and approve or disapprove of the contemplated acquisition by Brookfield of the outstanding Oaktree class A units, (3) negotiate with Brookfield or any other party the special committee deemed appropriate with respect to the terms and conditions of the contemplated acquisition by Brookfield of all of the outstanding Oaktree class A units and, if the special committee deemed appropriate, but subject to the limitations of applicable law, approve the execution and delivery of documents setting forth such transaction on behalf of Oaktree, (4) determine whether the contemplated transactions (taking into account the terms and conditions of the acquisition by Brookfield, concurrent with the acquisition of the Oaktree class A units, of a portion of the outstanding OCGH units and the terms of the liquidity mechanism) negotiated by the special committee are fair to, and in the best interests of, Oaktree and all its unitholders (other than Messrs. Karsh, Marks, Wintrob, Frank, or Stone, Larry W. Keele, D. Richard Masson, Wayne G. Pierson and OCGH, or their respective affiliates) and (5) recommend to the full Oaktree board what action, if any, should be taken by the Oaktree board with respect to the contemplated acquisition by Brookfield of the outstanding Oaktree class A units. The Oaktree board further empowered the special committee to engage its own legal, financial and other advisors at Oaktree’s expense, and resolved not to recommend a potential transaction with Brookfield for approval of Oaktree’s unitholders or otherwise approve of a transaction with Brookfield without a prior favorable recommendation by the special committee. The Oaktree board further resolved that the consummation of Brookfield’s proposed acquisition of all the outstanding Oaktree class A units be irrevocably conditioned on both (1) the unanimous approval by the special committee regarding the acquisition by Brookfield of all of the Oaktree class A units and (2) the approval of a majority of the “Outside Directors” (as defined in the Oaktree operating agreement) pursuant to Section 6.17 of the Oaktree operating agreement.

On December 21, 2018, representatives of Brookfield provided a document setting forth proposed merger consideration of 1.11 Brookfield class A shares per Oaktree class A unit with respect to 67% of the outstanding Oaktree class A units (together with certain assumptions supporting the proposed exchange ratio), and $50.29 in cash per Oaktree class A unit with respect to 33% of the outstanding Oaktree class A units. Based on the closing price of Brookfield class A shares on the NYSE on the same trading day of $37.34 per share, the proposed exchange ratio implied a value of $41.45 per Oaktree class A unit. On a blended cash-share basis, this implied an overall valuation of approximately $44.39 per Oaktree class A unit. Brookfield’s proposal also contemplated that (1) the OCGH unitholders receiving consideration at the closing would receive the same per-unit value for their OCGH units as was payable in respect of the Oaktree class A units and (2) following the closing, the multiples used in valuing the consideration per OCGH unit in the liquidity mechanism would be 13x the average of base management fee earnings and 6.5x the average of incentive fee earnings.

On December 21 and 22, 2018, the special committee held telephonic meetings, at which representatives of Mayer Brown were present, to discuss the status of the contemplated transaction and the engagement of Sandler O’Neill, including the contemplated fee arrangements with Sandler O’Neill. At the meeting on December 22, 2018, Mayer Brown and the special committee reviewed disclosure letters, dated December 10, 2018 and December 21, 2018, in which Sandler O’Neill described its relationships with Oaktree, OCGH, Brookfield and their respective affiliates. After deliberation and consideration, the special committee determined that Sandler O’Neill’s disclosed relationships would not likely impair Sandler O’Neill’s ability to provide objective advice on the transaction or to act as the special committee’s financial advisor. After discussion, the special committee resolved to engage Sandler O’Neill as the special committee’s financial advisor. The special committee also formally ratified the special committee’s engagement of Mayer Brown.

From the date of the special committee’s formal establishment on December 20, 2018 to March 13, 2019 (the date of the signing of the merger agreement), the special committee held 19 meetings. All of the members of the special committee attended each of the meetings, and representatives from Mayer Brown and Sandler O’Neill attended each of the special committee meetings after they were engaged. At these meetings, the special committee, with the assistance of its advisors, among other things, analyzed and reviewed the discussions regarding the contemplated transaction that had occurred prior to the establishment of the special committee, reviewed and discussed the terms of the contemplated transaction and the status of continuing negotiations with

Brookfield, and discussed the financial forecasts and projections of Oaktree prepared by Oaktree’s management and Oaktree’s financial condition and operating results. In addition, Mayer Brown reviewed and discussed with the members of the special committee their duties under applicable law and the Oaktree operating agreement.

On December 22, 2018, at the request of Oaktree, representatives of Perella Weinberg provided representatives of Brookfield with Oaktree’s initial feedback on Brookfield’s December 21, 2018 valuation proposal, noting that the proposed consideration to be paid by Brookfield in respect of both Oaktree class A units as well as OCGH units pursuant to the liquidity mechanism was not within a range that was acceptable to Oaktree.

On December 23, 2018, at the request of Oaktree, representatives of Perella Weinberg provided representatives of Brookfield with Oaktree’s counterproposal to Brookfield’s December 21, 2018 proposal, which counterproposal contemplated an exchange ratio of 1.17 Brookfield class A shares per Oaktree class A unit for 25% of the Oaktree class A units, and $50.29 in cash per Oaktree class A unit for the remaining 75%. Based on the closing price of Brookfield class A shares on the NYSE on the immediately preceding trading day, the revised exchange ratio implied a value of $43.69 per Oaktree class A unit and the merger consideration on a blended basis implied an overall value of $48.64 per Oaktree class A unit. In addition, the counterproposal provided, among other things, that the transaction provide for liquidity at closing in respect of 16% of the OCGH units held by non-institutional holders on the same terms as provided in respect of the Oaktree class A units, and that the multiples to be used for valuing OCGH units in the liquidity mechanism be the greater of Brookfield’s proposed 13x and 6.5x multiples or the multiples implied in the trading price of Brookfield class A shares.

On December 26, 2018, in a telephone call between a representative of Brookfield and a representative of Perella Weinberg, Brookfield conveyed its rejection of Oaktree’s counterproposal delivered by Perella Weinberg on December 23, 2018 and, specifically, an unwillingness to pay as much cash as required by Oaktree’s counterproposal. The parties agreed to delay further discussions regarding the consideration to be provided to the Oaktree class A unitholders given continuing volatility in the capital markets and, in particular, the trading prices of both Oaktree class A units and Brookfield class A shares. The parties also agreed to continue working to determine whether further progress could be made relating to the structure of the transaction and, in particular, the governance and liquidity mechanics that would apply post-closing.

On December 28, 2018, representatives of Perella Weinberg spoke by telephone with representatives of Sandler O’Neill to provide an overview of the background of the potential transaction and an update regarding the latest developments in the negotiations. Also on this day, representatives of Sandler O’Neill were provided with access to electronic data rooms containing confidential information of both Oaktree and Brookfield.

On December 30, 2018, at the request of Oaktree, representatives of Perella Weinberg shared a revised term sheet with representatives of Brookfield. The revised term sheet provided, among other things, that (1) the price per OCGH unit in the liquidity mechanism would be calculated by reference to 13x of the average of base management fee earnings over the prior three fiscal years immediately preceding the sale of OCGH units, 6.5x of the average of incentive fee earnings over the two fiscal years immediately preceding the sale of OCGH units, and (without a multiple) the net asset value of Oaktree’s investments, (2) the multiples applied to the averages of base management fee earnings and incentive fee earnings would be subject to increase if the Brookfield class A shares trade at an implied multiple higher than such 13x and 6.5x values and (3) the existing tax receivable agreement would remain in place for exchanges of OCGH units both before and after closing. Representatives of Sandler O’Neill and Mayer Brown were kept apprised as to this revised proposal and future proposals sent to and received from Brookfield and its representatives.

On January 2, 2019, representatives of Brookfield and Perella Weinberg spoke by telephone and discussed, among other things, the valuation approach and the form of consideration to be provided under the liquidity mechanism.

On January 3, 2019, representatives of Brookfield shared a revised term sheet with representatives of Perella Weinberg, which, among other things, (1) provided that the multiples used in valuing an OCGH unit in the liquidity mechanism would not be subject to any increase and (2) reinstated the provision of Brookfield’s December 16, 2018 term sheet providing that future payments under the tax receivable agreement be limited to the satisfaction of liabilities outstanding as of immediately prior to the closing, with payments to be made over a to-be-agreed period of time. During a conversation between a representative of Brookfield and a representative of Perella Weinberg later that day to discuss Brookfield’s revisions to the term sheet, Brookfield previewed the concept of using a range of multiples for purposes of valuation in the liquidity mechanism depending on the level of growth achieved in Oaktree’s business.

On January 7, 2019, representatives of Perella Weinberg and Sandler O’Neill spoke by telephone to discuss the December 30, 2018 and January 3, 2019 term sheets and the status of negotiations.

On January 9, 2019, a representative of Brookfield and a representative of Perella Weinberg discussed reengaging in negotiations regarding the merger consideration to be paid in respect of each Oaktree class A unit as well as the OCGH units to be sold at the closing. At the request of Oaktree, the Perella Weinberg representative informed the Brookfield representative that any further negotiations regarding the price per Oaktree class A unit to be paid at closing would be between Brookfield and the special committee and its advisors.

On January 11, 2019, representatives of Brookfield sent to representatives of Perella Weinberg a revised proposal for the liquidity mechanism that contemplated adjusting the multiples used to value an OCGH unit based on the level of growth achieved in Oaktree’s business. In particular, the multiple to be applied to fee-related earnings would vary from 12x to 15x depending on the five-year compound annual growth rate of Oaktree’s fee-related earnings at any given time, and the multiple applied against performance fees would always be 50% of the multiple used for fee-related earnings.

On January 13, 2019, Brookfield submitted a new proposal to Oaktree regarding the consideration to be provided to the holders of the Oaktree class A units as well as to the holders of OCGH unitholders pursuant to the liquidity mechanism. This revised proposal contemplated (1) merger consideration to Oaktree class A unitholders as well as institutional holders of OCGH units consisting of 60% in cash at $48.00 per Oaktree class A unit and 40% in Brookfield class A shares using an exchange ratio of 1.11 Brookfield class A shares per Oaktree class A unit, subject to Brookfield’s ability to increase the stock consideration as a percentage of total consideration. The proposal, however, contemplated that only 12.5% of the merger consideration paid at closing to non-institutional OCGH unitholders be in the form of cash. The proposal also contemplated that a portion of the cash consideration be paid by means of a one-time distribution of Oaktree’s pre-closing excess cash to holders of Oaktree class A units and OCGH units. Based on the closing price of Brookfield class A shares on the NYSE on the immediately preceding trading day, the proposed exchange ratio implied a value of $45.15 per Oaktree class A unit and the merger consideration per Oaktree class A unit, on a blended basis, implied a value of $46.86 per Oaktree class A unit. In addition, Brookfield reaffirmed its proposal of January 11, 2019 regarding the use of a range of multiples in valuing OCGH units in the liquidity mechanism.

On January 15, 2019, representatives of Perella Weinberg and Sandler O’Neill spoke by telephone to discuss the proposal submitted by Brookfield on January 13, 2019. Thereafter, representatives of Brookfield and of Perella Weinberg spoke by telephone to discuss Brookfield’s January 13, 2019 proposal. The Perella Weinberg representative noted that Oaktree viewed Brookfield’s proposal as unnecessarily complex and inconsistent with the principles document. The use of a sliding scale of multiples for the liquidity mechanism, and the reduced proportion of cash consideration being paid to non-institutional OCGH unitholders, were used as examples of the complexity and divergence. The representatives of Brookfield and Perella Weinberg agreed to have a follow-up call on January 17, 2019 to discuss Oaktree’s detailed feedback. Also on January 15, 2019, Brookfield provided to Oaktree a list of supplemental due diligence requests.

On January 17, 2019, the special committee met telephonically with representatives of Sandler O’Neill and Mayer Brown to discuss preparing to negotiate the merger consideration payable to the Oaktree class A unitholders. At this meeting, Sandler O’Neill discussed with the special committee the proposal submitted by Brookfield on January 13, 2019, publicly available financial and market information and the transaction status. Following this meeting, representatives of Sandler O’Neill spoke by telephone with representatives of Perella Weinberg to discuss the status of the negotiations and to obtain an update on the intended counter to Brookfield’s January 13, 2019 proposal.

Later on January 17, 2019, at the request of Oaktree, Perella Weinberg sent a revised term sheet to Brookfield, which, among other things, (1) clarified that there would be no distinction in the amount or form of merger consideration to be provided in respect of each Oaktree class A unit and each OCGH unit being sold at closing, (2) contemplated that a to-be-specified percentage of Brookfield class A shares to be received by non-institutional OCGH unitholders at closing would be subject to a restriction on transfer until the 90th day following the closing, (3) for purposes of the value per OCGH unit in the liquidity mechanism, contemplated using a multiple of 14.0x of the average of base management fee earnings over the prior three fiscal years immediately preceding the sale of OCGH units and 7.0x of the average of incentive fee earnings over the three fiscal years immediately preceding any such sale and (4) contemplated that the existing tax receivable agreement would remain in place, provided that Oaktree would be open to agreeing on accelerating all or a portion of payments under the tax receivable agreement.

Following the submission of the revised term sheet, on January 17, 2019 representatives of Brookfield and Perella Weinberg discussed Oaktree’s reactions to Brookfield’s January 13, 2019 proposal and the revised term sheet. In addition, at the request of Oaktree, Perella Weinberg conveyed Oaktree’s counterproposal that, in addition to the items addressed in Oaktree’s newly revised term sheet, (1) no portion of the cash consideration would be sourced from Oaktree’s balance sheet, and (2) non-institutional OCGH unitholders would be prepared to receive a higher proportion of stock consideration versus Oaktree class A unitholders as long as the value of stock and cash components would be equivalent at the date of public announcement of the mergers. With regard to consideration for Oaktree class A units, the representatives of Perella Weinberg reiterated that negotiations on the upfront pricing would be led by the special committee and its advisors, but that Brookfield’s proposed price per unit represented a low premium to Oaktree’s trading price.

On January 18, 2019, at the request of Oaktree, representatives of Perella Weinberg provided a further updated term sheet to representatives of Brookfield, which included modifications to the timing limitations under the liquidity mechanism and provided that the establishment of a new long-term incentive plan following the closing would be permissible, but not mandatory. Also on this day, representatives of Perella Weinberg and Sandler O’Neill spoke by telephone to discuss Brookfield’s reaction to Oaktree’s counterproposal.

On January 19, 2019, in response to the counterproposal conveyed by representatives of Perella Weinberg on January 17, 2019, and updated on January 18, 2019, a representative of Brookfield conveyed to a representative of Perella Weinberg that Brookfield understood Oaktree’s positions conveyed in their January 17, 2019, conversation but noted that Brookfield was not in a position to accept those terms. Moreover, a representative of Brookfield noted that Brookfield would take some time to reflect on its views as to what would be a viable path forward for a transaction, particularly in light of continued volatility in the capital markets. A representative of Brookfield also noted that discussions had extended beyond the date originally targeted by the parties for announcement of a transaction, and that it was necessary for Brookfield management to turn its attention to other priorities, including preparations for upcoming meetings of the boards of Brookfield and its listed issuers.

On January 21, 2019, at the direction of Oaktree, representatives of Perella Weinberg contacted representatives of Brookfield to further discuss timing and to convey Oaktree’s desire that any transaction document to be exchanged in the future between the parties reflect the principles articulated in the principles document. Also on January 21, 2019, representatives of Perella Weinberg spoke telephonically with representatives of Sandler O’Neill to provide an update regarding the discussions with Brookfield.

On January 23, 2019, at Mayer Brown’s request, Brookfield provided representatives of Mayer Brown with access to an electronic data room to facilitate Mayer Brown’s due diligence of Brookfield.

On January 28, 2019, representatives of Sandler O’Neill provided to representatives of Perella Weinberg information requests and questions on behalf of the special committee regarding Brookfield’s business, which representatives of Perella Weinberg conveyed to Brookfield.

On January 30, 2019, Weil provided a supplemental diligence request list to Simpson Thacher.

On February 1, 2019, Brookfield provided a list of supplemental due diligence requests relating to tax matters to Oaktree.

On February 2, 2019, representatives of Brookfield provided representatives of Perella Weinberg a counterproposal providing, among other things, (1) a proposed price of $48.25 per Oaktree class A unit to be paid at closing in the form of approximately 50% cash and 50% in Brookfield class A shares, although the proposal did not specify how the exchange ratio would be calculated, (2) that the cash consideration would not utilize any of Oaktree’s pre-closing cash, (3) that limited partners of OCGH, in the aggregate, would be entitled to receive an aggregate of $66 million on each of the first, second and third anniversaries of the closing in consideration for certain tax benefits to be delivered upon the exchange of OCGH units on the closing date and for future exchanges of OCGH units following the closing date and (4) a value per OCGH unit in the liquidity mechanism based upon a multiple of 13.5x of the average of base management fee earnings and 6.75x of the average of incentive fee earnings.

On February 4, 2019, in response to questions from representatives of Perella Weinberg, representatives of Brookfield clarified that their proposal contemplated consideration to be in the form of 50% cash and 50% in Brookfield class A shares, with the ability to change the consideration mix to up to 60%-40% in either direction prior to signing the merger agreement. Later that day, representatives of Perella Weinberg and Sandler O’Neill spoke by telephone to discuss Brookfield’s clarifications.

On February 4, 2019, at a telephonic meeting of the special committee, representatives of Mayer Brown reviewed the duties of the special committee under applicable law and the Oaktree operating agreement in the context of the proposed transaction. Representatives of Sandler O’Neill then joined the telephonic meeting and compared the terms of Brookfield’s counterproposal delivered on February 2, 2019 to the terms of Brookfield’s prior proposal delivered on January 13, 2019 in relation to the consideration proposed to be paid to the Oaktree class A unitholders.

On February 6, 2019, at the request of Oaktree, representatives of Perella Weinberg sent representatives of Brookfield a revised version of the term sheet, which (1) contemplated that all OCGH units exchanged in the liquidity mechanism be valued based on a 13.5x multiple of average base management fee earnings and a 6.75x multiple of average incentive fee earnings, as well as (without a multiple) the net asset value of Oaktree’s investments, (2) provided that Brookfield fund a bonus pool of $100 million, payable over three years, for current Oaktree employees other than Messrs. Marks and Karsh and (3) incorporated the portion of Brookfield’s February 2, 2019 proposal relating to the payment of $66 million in consideration for certain tax benefits payable on each of the first, second and third anniversaries of the closing.

On February 7, 2019, the special committee met telephonically with representatives of Sandler O’Neill and Mayer Brown in attendance. During this meeting, representatives of Sandler O’Neill discussed preliminary financial aspects of the proposed transaction and an overview of the proposed transaction structure, and representatives of Mayer Brown provided an update regarding the status of the term sheet negotiations. Representatives of Mayer Brown also recommended that the special committee consider retaining Canadian counsel for purposes of advising the special committee on Canadian law aspects of the proposed transaction. After consideration and discussion, the special committee agreed that it should retain Canadian counsel and directed Mayer Brown to recommend a suitable Canadian law firm. Later that day, representatives of Brookfield met via video conference and in person with representatives of Sandler O’Neill and Perella Weinberg regarding Brookfield’s business and financial metrics.

On February 8, 2019, Brookfield delivered to representatives of Perella Weinberg a proposed signing timeline.

On February 9, 2019, representatives of Brookfield delivered a revised term sheet to representatives of Perella Weinberg contemplating that, rather than the $100 million bonus pool that was contemplated in Oaktree’s February 6, 2019 term sheet, a bonus plan for Oaktree employees would be established in an amount and over a period of time as would be agreed by the parties following the signing of the merger agreement.

On February 12, 2019, Brookfield sent a list of supplemental due diligence requests to Oaktree.

On February 13, 2019, representatives of Mayer Brown, Sandler O’Neill, Perella Weinberg and Brookfield participated in a telephonic discussion to further review information regarding Brookfield and its business. Brookfield sent a list of supplemental due diligence requests to Oaktree that same day.

On February 14, 2019, Weil delivered an initial draft of a proposed merger agreement to Simpson Thacher. The draft merger agreement contemplated that OCGH would enter into a support agreement with Brookfield pursuant to which OCGH would commit to vote Oaktree units held by it in favor of adopting the merger agreement and approving the transactions. In addition, the draft merger agreement proposed that Oaktree would be required to pay a termination fee equal to 4% of the implied equity value of Oaktree based on the merger consideration that would be payable, among other reasons, in the event that the merger agreement was terminated by Brookfield because OCGH either (1) failed to execute and deliver the support agreement within 5 hours after the execution and delivery of the merger agreement or (2) failed to execute and deliver a written consent adopting the merger agreement and approving the merger within 24 hours after the effectiveness of the registration statement registering shares of the Brookfield class A shares to be issued in the merger.

Also on February 14, 2019, at the direction of Oaktree, representatives of Perella Weinberg sent a revised term sheet to Brookfield, which included clarifications with respect to the calculation of the value per OCGH unit in the liquidity mechanism, such as by excluding from such calculation the value of certain bonuses and additional compensation to be granted to Oaktree employees following the closing.

Also on February 14, 2019, representatives of Brookfield, Perella Weinberg and Oaktree attended a telephonic due diligence meeting to address certain of Brookfield’s supplemental diligence requests with respect to employee compensation and outstanding litigation.

On February 15, 2019, the special committee met telephonically with representatives of Sandler O’Neill and Mayer Brown in attendance. Representatives of Sandler O’Neill and Mayer Brown discussed with the special committee the status of the contemplated transaction, including the initial draft of the proposed merger agreement delivered by Weil to Simpson Thacher on February 14, 2019 and certain terms of Oaktree’s revised term sheet delivered to Brookfield on February 14, 2019. In addition, a representative of Mayer Brown reported to the special committee that such representative had contacted, on behalf of the special committee, a representative of McCarthy Tétrault LLP, a Canadian law firm referred to herein as “McCarthy Tétrault,” in order to inquire whether McCarthy Tétrault would be able to serve as Canadian counsel to the special committee in connection with the potential transaction. The representative of Mayer Brown explained to the special committee that McCarthy Tétrault represented Brookfield on unrelated matters on a limited basis and that McCarthy Tétrault had an advance waiver of conflicts from Brookfield that would enable McCarthy Tétrault to represent the special committee on the proposed transaction. The special committee asked Mayer Brown to request McCarthy Tétrault’s form of engagement letter for its review and potential approval.

On February 15, 2019, Weil sent representatives of Perella Weinberg an updated supplemental diligence request list, indicating certain items that were high priority.

On February 18, 2019, the special committee met telephonically with representatives of Sandler O’Neill and Mayer Brown in attendance. Among other actions, the special committee discussed with Mayer Brown the terms of a potential engagement of McCarthy Tétrault. After deliberation and consideration, the special committee determined to engage McCarthy Tétrault based on its qualifications, experience and reputation.

Also on February 18, 2019, Messrs. Karsh and Marks met with representatives of Brookfield at Oaktree’s offices in Los Angeles, California for a due diligence session primarily focused on Oaktree’s investment strategies.

On February 19, 2019, representatives of Brookfield sent an additional list of tax-related diligence requests to Oaktree.

Also on February 19, 2019, representatives of Mayer Brown and Brookfield participated in a telephonic discussion to further review information regarding Brookfield and its business that was discussed during the February 13, 2019 telephonic discussion.

Later on February 19, 2019, the special committee met telephonically with representatives of Sandler O’Neill and Mayer Brown in attendance. During this meeting, representatives of Sandler O’Neill discussed preliminary financial aspects of the proposed transaction, including feedback regarding the price of $48.25 per Oaktree class A unit proposed by Brookfield. The special committee determined to make a counterproposal of a price of $51.50 per Oaktree class A unit to be paid in the form of 50% cash and 50% Brookfield class A shares.

On February 20, 2019, representatives of Sandler O’Neill conveyed to representatives of Brookfield the special committee’s counterproposal. A representative of Brookfield responded that Brookfield believed that its offer of $48.25 per Oaktree class A unit was already fully priced and that, while Brookfield would consider the special committee’s counterproposal, Brookfield’s view was that, taken as a whole, Brookfield’s proposal already reflected its best offer for the price per Oaktree class A unit.

On February 22, 2019, representatives of Perella Weinberg informed representatives of Sandler O’Neill that Oaktree was revising the December projections and that such revisions could have an effect on Oaktree’s valuation. Also on February 22, 2019, the special committee met telephonically with representatives of Sandler O’Neill and Mayer Brown, at which meeting representatives of Sandler O’Neill reported on Brookfield’s reaction to the special committee’s counterproposal and the anticipated revision of the December projections. The special committee determined to await Oaktree’s completion of its revised financial projections and Brookfield’s reaction to those projections before engaging in further price negotiations.

On February 23, 2019, at the request of Oaktree, representatives of Perella Weinberg sent to representatives of Brookfield a revised version of Oaktree management’s five-year financial projections, referred to as the “February projections,” which the parties discussed by telephone on February 25, 2019. The February projections included adjustments to reflect, among other things, the results for the fourth quarter of 2018, increased outflows of assets under management due to newly-received redemption requests, and increased costs of equity compensation. As a result of these adjustments, the revised estimated forecast for 2020, as compared to that contained in the December projections, reflected (among other things) a 3% decrease in assets under management, a 56% decrease in incentive income, a 23% decrease in adjusted net income and a 21% decrease in distributable earnings (before taking into account preferred distributions).

On February 25, 2019, representatives of Brookfield spoke to representatives of Perella Weinberg by telephone to convey proposed changes to the term sheet that would be sent in the coming days. Among the changes previewed were an increase in the price per Oaktree class A unit from $48.25 to $49.00 but subject to a limited ability for Oaktree to pay distributions on outstanding Oaktree units between the signing of the merger agreement and closing.

On February 26, 2019, representatives of Perella Weinberg received a revised term sheet from representatives of Brookfield, which contemplated a price per Oaktree class A unit of $49.00, with 50% to be paid in cash and 50% to be paid in Brookfield class A shares, with the right to re-allocate the consideration prior to signing the merger agreement so that up to 60% could be paid in either cash or shares. The revised term sheet did not specify how the exchange ratio would be calculated. The revised term sheet also contemplated that Oaktree declare and pay a final distribution in an aggregate amount of not more than $100 million (which was estimated to equate to less than approximately $0.62 per Oaktree class A unit), but thereafter no further distributions would be permitted to be made prior to closing except if the closing is delayed beyond September 30, 2019, in which case Oaktree would be permitted to pay a quarterly distribution in respect of the third fiscal quarter of 2019 (payable in the fourth fiscal quarter of 2019) in an amount not to exceed the lesser of (1) an amount per quarter per Oaktree class A unit equal to, in the aggregate, 85% of distributable income of Oaktree determined in the ordinary course of business and (2) $0.67 per quarter per Oaktree class A unit. The revised term sheet further contemplated that (i) unvested holders of Oaktree class A units would, upon vesting, be entitled to receive their proportionate share of any dividends on Brookfield class A shares paid after closing through the date of vesting, provided that stock-based compensation would be deducted from the valuation of OCGH units for purposes of the liquidity mechanism, (ii) a $150 million employee bonus pool be funded by Brookfield over a three-year period following the closing and (iii) if certain change of control consents with respect to Oaktree’s funds were not obtained at or prior to the closing of the potential transaction, then the parties would be required to obtain any such change of control consents and/or amendments to investment management agreements prior to triggering a deemed change of control through the sale of OCGH units under the liquidity mechanism.

On February 27, 2019, Mr. Dan Levin, the Chief Financial Officer of Oaktree, representatives of Perella Weinberg and representatives of Brookfield spoke by telephone about the February projections and other financial diligence questions regarding Oaktree.

Later on February 27, 2019, representatives of Perella Weinberg and Brookfield discussed, among other things, Brookfield’s recent revisions to the term sheet and Oaktree’s request that Oaktree’s permitted distribution in respect of the first quarter of 2019 be in an amount not to exceed $1.05 per Oaktree class A unit. Also on February 27, 2019 representatives of Sandler O’Neill and Brookfield spoke by phone to review the matters previously discussed with Perella Weinberg.

On February 28, 2019, Brookfield provided supplemental edits to the term sheet, which reaffirmed Brookfield’s offer of $49.00 per Oaktree class A unit and contemplated that holders of Oaktree class A units be given the right to elect whether to receive cash or Brookfield class A shares in respect of each Oaktree class A unit held by them, provided that elections be prorated in order to ensure that Brookfield not be obligated to pay more than 50% of the consideration in cash or shares (but provided that Brookfield had the right to re-allocate the consideration prior to signing the merger agreement so that up to 60% could be paid in either cash or shares). The revised term sheet also clarified that Oaktree’s final distribution be in an amount not to exceed $1.05 per Oaktree class A unit rather than $100 million in the aggregate as previously proposed by Brookfield.

On March 1, 2019, representatives of Simpson Thacher sent to representatives of Mayer Brown, for the special committee’s review, an initial draft of the support agreement and proposed revisions to Weil’s initial draft of the merger agreement. The draft of the support agreement contemplated that OCGH provide a written consent adopting the merger agreement and approving the transactions in respect of all of the Oaktree class A units and Oaktree class B units held by it, which represented approximately 92% of the voting power of all Oaktree units. As a result, upon delivery of OCGH’s written consent, the Oaktree member approval would be obtained. The draft support agreement also required that OCGH’s general partner request that, pursuant to the existing exchange agreement, each institutional holder of OCGH units exchange all of the OCGH units held by it for Oaktree class A units, and that each other OCGH unitholder exchange a pro rata portion of 10% of the number of all the outstanding Oaktree class A units and OCGH units.

Also on March 1, 2019, the special committee met telephonically with representatives of Sandler O’Neill and Mayer Brown in attendance. Representatives of Sandler O’Neill updated the special committee on the terms of the latest draft of the term sheet received from Brookfield, including the supplemental edits made by Brookfield on February 28, 2019. After discussion, the special committee directed Sandler O’Neill to propose to Brookfield that, between the signing of the merger agreement and the closing of the potential transaction, Oaktree would be permitted to pay its regular distributions on Oaktree class A units in the ordinary course of business, including a distribution in respect of the second quarter of 2019 (payable in the third quarter of 2019), subject to reasonable limits on the amounts of such distributions to be agreed by the parties in the merger agreement.

On March 2, 2019, representatives of Sandler O’Neill and representatives of Brookfield engaged in a telephone call to discuss the special committee’s proposal regarding distributions on Oaktree class A units. During the telephone call, Brookfield stated that it was not prepared to make any further changes to its current proposal regarding a distribution on the Oaktree class A units in respect of the second quarter of 2019 (payable in the third quarter of 2019).

On March 2, 2019, at the direction of Oaktree, representatives of Perella Weinberg provided a revised draft of the term sheet to Brookfield, which, among other things, contemplated that (1) Oaktree would be entitled to declare and pay a final quarterly distribution in respect of the first fiscal quarter of 2019 (payable in the second quarter of 2019) in an amount equal to $1.05 per Oaktree class A unit and $1.11 per OCGH unit; (2) if closing is delayed beyond September 30, 2019, Oaktree thereafter would be entitled to declare and pay a quarterly distribution on Oaktree class A units and OCGH units in respect of the third quarter of 2019 and subsequent periods not to exceed the lesser of (A) an aggregate amount equal to 85% of distributable income of Oaktree determined in the ordinary course of business and (B) $0.67 per quarter per Oaktree class A unit or $0.74 per OCGH unit plus the amount (if any) of incentive income that has been recognized solely for purposes of making a tax distribution related to taxable incentive income; and (iii) unvested Oaktree class A units not receiving merger consideration and instead receiving the payments to be made under the liquidity mechanism if such unvested units vested after 2021. The term sheet also clarified that regular quarterly distributions in respect of the Oaktree preferred units be permitted in all quarters. Also on March 2, 2019, Messrs. Flatt and Marks engaged in a telephone call to discuss the latest terms of the potential transaction.

On March 2, 2019, a final version of Oaktree’s five-year financial projections, referred to as the “final projections,” containing immaterial refinements as compared to the February projections, was made available in the electronic data room to which representatives of Brookfield had access and, separately, Weil sent an updated supplemental diligence request list to Perella Weinberg, indicating the status of each item.

On March 3, 2019, representatives of Mayer Brown spoke by phone with representatives of Simpson Thacher to provide the special committee’s feedback on Simpson Thacher’s initial draft of the support agreement. The representatives of Mayer Brown conveyed the special committee’s direction that, upon the making of an adverse recommendation change by the special committee pursuant to the merger agreement, OCGH not be obligated to deliver a written consent in respect of all its Oaktree units in favor of the adoption of the merger proposal. Instead, upon the making of an adverse recommendation change by the special committee, the voting obligations of OCGH would be reduced, referred to as a “voting cut-back.” Pursuant to the voting cut-back, OCGH would instead be required to provide a consent in favor of the adoption of the merger agreement with respect to (1) a number of units representing 20% of the aggregate voting power of the outstanding Oaktree units plus (2) a number of other Oaktree units the aggregate voting power of which, as a percentage of the aggregate voting power of all outstanding Oaktree units not covered by the preceding item (1), is equal to the percentage of aggregate voting power with respect to all outstanding Oaktree units held by Oaktree unitholders (other than OCGH), voting as a single class (taking into account that each holder of the Oaktree class A units is entitled to one vote per unit and each holder of Oaktree class B units is entitled to 10 votes per unit), voting in favor of approving the merger proposal. As a result, upon an adverse recommendation change, the Oaktree member approval would require, in addition to OCGH’s written consent (as limited by the voting cut-back), that other Oaktree class A unitholders holding at least one-third of the outstanding Oaktree class A units also consent in favor of the adoption of the merger agreement.

On March 4, 2019, the special committee held a telephonic meeting with representatives of Mayer Brown and Sandler O’Neill in attendance. At the meeting, representatives of Sandler O’Neill provided the special committee with a summary of the material changes reflected in Oaktree’s revised draft of the term sheet delivered to Brookfield on March 2, 2019, which included a proposed resolution on the calculation of the liquidity mechanism. Representatives of Sandler O’Neill also informed the special committee that Brookfield had indicated that it was unwilling to permit distributions on Oaktree class A units in respect of the second quarter of 2019. In addition, representatives of Sandler O’Neill updated the special committee regarding preliminary financial aspects of the proposed transaction based on the final projections and the terms of the then-current draft documents. Representatives of Mayer Brown provided the special committee with an update on the terms of the current draft of the merger agreement and support agreement, as well as a summary of the deal protections in the then-current drafts of the merger agreement and ancillary agreements. After discussion with its advisors, including careful consideration of Brookfield’s offer of $49.00 per Oaktree class A unit reflected in Brookfield’s February 27, 2019 draft of the term sheet, the special committee determined that Brookfield’s offer of $49.00 per Oaktree class A unit was acceptable. The special committee also accepted Brookfield’s position that no distributions would be made in respect of Oaktree class A units for the second quarter of 2019 but proposed that Oaktree be permitted to declare and pay a distribution in respect of the third quarter of 2019 as soon as practicable after September 30, 2019 (and to pay distributions in respect of any subsequent fiscal quarter as soon as practicable after the last day of that fiscal quarter) rather than at times consistent with past practice.

On March 5, 2019, Munger, Tolles & Olson LLP, referred to as “Munger Tolles,” counsel to Oaktree, delivered to Weil a draft limited liability company agreement to govern Oaktree’s operations following the closing, and Simpson Thacher delivered a draft of the exchange agreement to govern the operation of the liquidity mechanism following the closing. Over the course of the following days, Simpson Thacher sent to Weil a draft of Oaktree’s confidential disclosure schedules to the merger agreement as well as draft term sheets regarding the amendment to the tax receivable agreement to be entered into upon the closing as well as registration rights and notes to be issued as consideration in respect of the liquidity mechanism.

On March 6, 2019, Simpson Thacher sent a revised draft of the merger agreement (which included input from Mayer Brown) to Weil. The revised draft of the merger agreement proposed a termination fee in an amount equal to 2% of Oaktree’s equity value implied by the merger consideration, but which would not be payable due to the failure of OCGH to provide its written consent adopting the merger agreement within 24 hours following the effectiveness of Brookfield’s registration statement. The revised draft also included additional representations, warranties and interim operating covenants to be provided by Brookfield, expanded the scope of Brookfield’s obligations to obtain certain required regulatory approvals, and expanded the circumstances in which the Oaktree board or special committee could effect an adverse recommendation change or take other actions in response to alternative acquisition proposals. In addition, the revised draft of the merger agreement contemplated that Oaktree be permitted to pay (1) a distribution of up to $0.75 per Oaktree class A unit in respect of the fourth calendar quarter of 2018 (payable in the first calendar quarter of 2019), (2) a distribution of up to $1.05 per Oaktree class A unit in respect of the first calendar quarter of 2019 (payable in the second calendar quarter of 2019) and (3) if the closing has not occurred on or prior to September 30, 2019, distributions in respect of the third quarter of 2019 and thereafter not in excess of the sum of $0.67 per Oaktree class A unit plus the aggregate per unit amount of incentive income recognized during the third quarter of 2019 (or thereafter as the case may be) that relates to tax distributions from funds. However, the distribution pursuant to the preceding item (3) would be limited to the extent distributions from the Oaktree operating group in respect of Oaktree class A units and OCGH units exceed 85% of all distributable earnings for the second immediately preceding calendar quarter.

Concurrently with sending the revised draft of the merger agreement on March 6, 2019, representatives of Simpson Thacher also sent an initial draft of the support agreement (which included input from Mayer Brown) to representatives of Weil. The draft of the support agreement was substantially the same as was provided to the representatives of Mayer Brown on March 3, 2019, and incorporated the voting cut-back as directed by the special committee. Representatives of Simpson Thacher provided supplemental revisions to the merger agreement on March 6, 2019 to incorporate provisions regarding required CFIUS approval.

On March 7, 2019, representatives of Oaktree, Perella Weinberg and Brookfield discussed by telephone the anticipated treatment of the outstanding Oaktree preferred units as a result of the transaction, and the representatives of Oaktree and Brookfield agreed that the Oaktree preferred units would not be affected by the mergers.

Also on March 7, 2019, at the direction of the special committee, representatives of Sandler O’Neill spoke with representatives of Brookfield by telephone to discuss basing the exchange ratio in the transaction on the volume-weighted average price of Brookfield class A shares and Oaktree class A units over the ten full trading days immediately preceding the signing of the merger agreement, as opposed to using a five-day period as desired by Brookfield. In addition, Sandler O’Neill conveyed the special committee’s request that Oaktree be permitted to declare and pay a distribution in respect of the third quarter of 2019 as soon as practicable after September 30, 2019 (and to pay distributions in respect of any subsequent fiscal quarter as soon as practicable after the last day of that fiscal quarter) rather than at times consistent with past practice. Later that day, at a telephonic meeting of the special committee that representatives of Sandler O’Neill and Mayer Brown attended, representatives of Sandler O’Neill reported to the special committee on its discussions with Brookfield.

Later on March 7, 2019, the Oaktree board held a special telephonic meeting with certain members of management in attendance, and also present by invitation were representatives from Simpson Thacher, Richards Layton and Perella Weinberg. At this meeting, Oaktree’s general counsel provided an update regarding, and overview of, the principal legal documents that Oaktree would enter into in connection with the potential transaction with Brookfield. Mr. Marks then noted that the original principles underlying the reasons to pursue the transaction, as set forth in the principles document, had not changed since the Oaktree board was first apprised of the discussions with Brookfield in December 2018. Representatives of Richards Layton advised with respect to duties under Delaware law and the Oaktree operating agreement, in relation to the Oaktree board’s review, consideration and evaluation of the potential transaction. Representatives of Simpson Thacher reviewed the scope of authority delegated to the special committee regarding the potential transaction and that the Oaktree board had previously resolved that it would not be permitted to recommend the potential transaction for approval by Oaktree’s unitholders without (1) the unanimous approval by the special committee regarding the acquisition by Brookfield of all of the Oaktree class A units and (2) the approval of a majority of the “Outside Directors” (as defined in the Oaktree operating agreement) pursuant to Section 6.17 of the Oaktree operating agreement. Thereafter, representatives of Perella Weinberg provided an overview of key transaction terms relating to the treatment of Oaktree class A units and the terms that were applicable to holders of OCGH units, including the proposed merger consideration, the liquidity mechanism, the ability to make permitted distributions between signing and closing, and the amendment to the tax receivable agreement. Representatives of Perella Weinberg proceeded to provide a preliminary financial analysis of the financial terms of the potential transaction and an overview of Brookfield’s businesses.

On March 8, 2019, Weil delivered to Simpson Thacher a revised merger agreement together with edits to Oaktree’s confidential disclosure schedules to the merger agreement. The revised draft of the merger agreement proposed a termination fee in an amount equal to 4% of Oaktree’s equity value implied by the merger consideration, and contemplated that it would be payable upon a termination of the merger agreement by Brookfield due to OCGH failing to provide its written consent adopting the merger agreement within 24 hours following the effectiveness of Brookfield’s registration statement. In the revised draft, Weil increased the scope of Oaktree’s interim operating covenants, reduced Brookfield’s obligations to obtain certain required regulatory approvals, and also removed a number of representations, warranties and interim operating covenants that were previously applicable to Brookfield. Weil also delivered to Simpson Thacher a revised support agreement containing a modified voting cut-back contemplating that, upon an adverse recommendation change by the special committee, OCGH would be required to vote in favor of the adoption of the merger agreement (1) a number of units representing 30% of the aggregate voting power of the outstanding Oaktree units plus (2) a number of other Oaktree units which, as a percentage of the aggregate voting power of all the Oaktree units held by OCGH, equals the percentage of the aggregate voting power with respect to Oaktree class A units held by other Oaktree unitholders for which a vote was cast in favor of the adoption of the merger agreement. The revised merger agreement further contemplated that the limit on post-September 30, 2019 distributions would be based on distributable earnings for the immediately preceding fiscal quarter rather than the second immediately preceding fiscal quarter.

On the evening of March 8, 2019, representatives of Brookfield communicated by email to representatives of Sandler O’Neill Brookfield’s proposal with respect to the form and allocation of the merger consideration per Oaktree class A unit, including a response to the special committee’s proposal conveyed on March 7, 2019 regarding the calculation of the exchange ratio for Brookfield class A shares. In the email, Brookfield confirmed that the consideration of $49.00 per Oaktree class A unit would be comprised 50% in cash and 50% in Brookfield class A shares and proposed an exchange ratio for the share consideration of 1.0739 Brookfield class A shares (based on the five-day trailing volume-weighted average price of such shares as of March 8th) for each Oaktree class A unit.

In a telephone conversation on March 9, 2019 between representatives of Brookfield and representatives of Sandler O’Neill, representatives of Brookfield affirmed the email communication of the previous evening, agreed to consider the special committee’s request to calculate the exchange ratio using a ten full trading day calculation period ending on the trading day immediately preceding the signing of the merger agreement, and rejected the special committee request conveyed on March 7, 2019 to accelerate the timing of declaring and paying distributions on Oaktree class A units in respect of the third quarter of 2019 and subsequent periods.

Also on March 9, 2019, representatives of Mayer Brown and Simpson Thacher discussed potential revisions to the merger agreement. During this conversation, the representatives of Mayer Brown expressed the view that Oaktree should not be required to pay a termination fee due to a failure of OCGH to timely deliver its written consent adopting the merger agreement. The representatives of Mayer Brown noted that all of such fee would be borne by the holders of Oaktree class A units, of which OCGH held very little, which was inequitable. The representatives of Mayer Brown also proposed that quarterly distributions on Oaktree class A units declared after September 30, 2019 be in respect of the second immediately preceding fiscal quarter. For example, distributions on Oaktree class A units declared in the fourth quarter of 2019 would be with respect to distributable earnings in the second quarter of 2019. Mayer Brown conveyed that this change would enable Oaktree to declare and pay a quarterly distribution soon after September 30, 2019 without interposing any delay in order to calculate distributable earnings in respect of the recently completed third quarter of 2019.

On the evening of March 9, 2019, the special committee held a telephonic meeting with representatives of Mayer Brown and Sandler O’Neill in attendance. At the meeting, representatives of Mayer Brown updated the special committee on the terms of the latest drafts of the merger agreement and ancillary agreements and summarized for the special committee the discussion earlier in the day between representatives of Mayer Brown and Simpson Thacher regarding certain open issues in the transaction documents, including the proposed allocation of responsibility for payment of the termination fee and the proposed acceleration of quarterly distributions on Oaktree class A units declared after September 30, 2019. In addition, representatives of Sandler O’Neill reported to the special committee on its discussion with representatives of Brookfield earlier that day, including that Brookfield was considering the special committee’s request to calculate the exchange ratio using a ten full trading day calculation period ending on the trading day immediately preceding the signing of the merger agreement.

On March 10, 2019, at the request of Oaktree, a representative of Perella Weinberg sent Brookfield a list of open issues in the transaction documents, including those relating to the closing condition regarding client consents, the level of efforts to be expended by Brookfield in obtaining regulatory approvals, post-closing governance of Oaktree, and the valuation of and timing of exchanges for OCGH units in the liquidity mechanism. Over the course of March 10, 2019, Messrs. Marks, Karsh, Flatt and Beber and representatives of Perella Weinberg engaged in multiple telephone conversations regarding these open issues.

On March 10, 2019, representatives of Simpson Thacher delivered to representatives of Weil a revised merger agreement (which included input from Mayer Brown) containing, among other things, the provisions regarding distributions and termination fee triggers as directed by the special committee and described on the March 9, 2019 phone call between representatives of Simpson Thacher and Mayer Brown. In addition, that same day, representatives of Simpson Thacher also delivered to representatives of Weil a revised draft of the support agreement (which included input from Mayer Brown). As directed by the special committee, the voting cut-back in the revised draft allowed for the adverse recommendation change to be made by either the Oaktree board or the special committee. In the event such an adverse recommendation change was made, then OCGH would be required to vote in favor of the adoption of the merger agreement a number of units representing (but in no event more than) 25% of the aggregate voting power of the outstanding Oaktree units plus a number of other Oaktree units in a manner consistent with Oaktree’s draft of the support agreement sent to representatives of Mayer Brown on March 1, 2019. Additionally, per the direction of the special committee, the revised draft of the support agreement provided that upon termination of the merger agreement due to a failure of OCGH to timely deliver its written consent adopting the merger agreement, any resulting termination fee owed to Brookfield would be paid by OCGH rather than Oaktree so long as at such time Brookfield would not have been permitted to terminate due to a triggering event.

Also on March 10, 2019, representatives of Brookfield communicated telephonically with representatives of Sandler O’Neill, to confirm Brookfield’s agreement to base the exchange ratio of Brookfield class A shares on the ten-day trailing volume-weighted average price of such shares as of the date the merger agreement is signed and to reject any acceleration of the payment of distributions by Oaktree in respect of the third quarter of 2019 or subsequent periods.

On the evening of March 10, 2019, the special committee held a telephonic meeting with representatives of Mayer Brown and Sandler O’Neill in attendance. At the meeting, representatives of Mayer Brown updated the special committee on developments in the proposed transaction since the previous meeting of the special committee on March 9, 2019. In addition, representatives of Sandler O’Neill reported to the special committee that Brookfield had agreed to calculate the exchange ratio using a ten full trading day calculation period ending on the trading day immediately preceding the signing of the merger agreement but had rejected the acceleration of any payment of distributions on Oaktree class A units by Oaktree in respect of the third quarter of 2019 and subsequent periods.

On March 11, 2019, the Brookfield board met to review and consider the terms of the potential transaction, including the merger agreement and related documents. Representatives of Brookfield management reviewed such terms with the Brookfield board and the Brookfield board resolved to approve proceeding with the potential transaction and delegated the final approval of the transaction to a transaction committee comprised of certain members of the Brookfield board. Between March 11, 2019 and March 13, 2019, representatives of Brookfield management provided the transaction committee with updates regarding the course of negotiations and the terms of the potential transaction, merger agreement and related agreements.

Later on March 11, 2019, a revised merger agreement sent by representatives of Weil rejected the special committee’s requests regarding the acceleration of the payment of distributions on Oaktree class A units after September 30, 2019 and the termination fee triggers, and reinstated the provision requiring that Oaktree pay any termination fee that is owed because of a failure of OCGH to timely deliver a written consent adopting the merger agreement.

Over the course of the next two days, representatives of Weil, Simpson Thacher and Munger Tolles exchanged several drafts of the merger agreement and related ancillary documents, and (with input from Mayer Brown) continued to negotiate various issues in the merger agreement, including with respect to limitations on the size and timing of distributions on Oaktree class A units permitted to be paid after September 30, 2019, the scope of the parties’ obligations to obtain required regulatory approvals in connection with the potential transaction, the interim operating covenants to which each party would be subject, the size of the termination fee, and whether the termination fee would be payable upon Brookfield’s termination of the merger agreement as a result of a failure of OCGH to timely provide its written consent adopting the merger agreement.

On March 11, 2019, representatives of Weil, Simpson Thacher, Oaktree, Brookfield and Perella Weinberg participated in a final diligence call regarding Brookfield’s business.

On March 11, 2019, Weil sent a revised merger agreement to Simpson Thacher. Among other things, the revised merger agreement continued to contemplate that Oaktree pay the termination fee in the event that Brookfield terminates the merger agreement as a result of a failure of OCGH to timely provide its written consent adopting the merger agreement. Later that day, representatives of Simpson Thacher (with input from Mayer Brown) and Weil discussed the revised draft of the merger agreement and, in particular, the triggers for the payment of the termination fee by Oaktree.

On the evening of March 11, 2019, the special committee held a telephonic meeting at which representatives of Mayer Brown reviewed the duties of the special committee in the context of the transaction in light of applicable law and the Oaktree operating agreement. The members of the special committee confirmed that no conflict had arisen since the establishment of the special committee that would interfere with the special committee members’ ability to meet their requirements under applicable law and the Oaktree operating agreement in connection with the special committee’s evaluation of the transaction. Representatives of Sandler O’Neill were then invited into the meeting. Representatives of Sandler O’Neill reviewed its preliminary financial analyses regarding the contemplated transaction based on the terms of the then-current draft documents, including valuation methodologies utilized by Sandler O’Neill in anticipation of rendering its fairness opinion with respect to the consideration to be received by Oaktree class A unitholders, and offered the members of the special committee the opportunity to ask questions regarding the potential transaction. Representatives of Sandler O’Neill also confirmed that no developments regarding Sandler O’Neill’s relationships with Oaktree, OCGH, Brookfield and their respective affiliates had arisen since Sandler O’Neill’s engagement by the special committee. Thereafter, representatives of Mayer Brown also discussed, and presented a draft summary of, the key terms of the transaction documents, including the merger agreement, the support agreement and the exchange agreement, and offered the members of the special committee the opportunity to ask questions regarding the potential transaction.

In light of the special committee’s continuing belief that it would be inequitable for Oaktree class A unitholders to bear the payment of the termination fee due to a failure of OCGH to timely deliver its written consent, on March 12, 2019, representatives of Mayer Brown provided a draft of a reimbursement agreement to representatives of Simpson Thacher, which contemplated, among other things, that OCGH would reimburse Oaktree in the event the termination fee is owed to Brookfield as a result of termination due to a written consent failure and that in other circumstances where the termination fee is owed, the fee would be paid by members of the Oaktree operating group, such that Oaktree and OCGH would bear the cost of the fee based on their respective proportionate ownership in the Oaktree operating group. During the course of the day, representatives of Simpson Thacher and Mayer Brown negotiated the final terms of the reimbursement agreement, which provided that Messrs. Karsh and Marks, rather than OCGH, would reimburse Oaktree in the event the termination fee is owed to Brookfield as a result of termination due to a written consent failure.

Following Simpson Thacher’s receipt of Weil’s revised draft of the merger agreement on March 11, 2019, through the early morning hours of March 13, 2019, representatives of each of Simpson Thacher (with input from Mayer Brown), Munger Tolles and Weil continued to negotiate the draft merger agreement, the support agreement and the related ancillary documents, including Oaktree’s confidential disclosure schedules to the merger agreement.

In the morning of March 13, 2019, before the commencement of trading hours, the transaction committee established by the Brookfield board approved the transaction.

Also on the morning of March 13, 2019, before the commencement of trading hours, the special committee held a telephonic meeting with representatives of Mayer Brown and Sandler O’Neill in attendance to review the proposed final transaction documents and consider the proposed transaction. Representatives of Mayer Brown then reviewed the key terms of the drafts of the merger agreement and the ancillary agreements, including the reimbursement agreement described above, that had been negotiated since the previous meeting of the special committee, and offered members of the special committee the opportunity to ask questions regarding the potential transaction. Then, Sandler O’Neill provided Sandler O’Neill’s updated financial analyses, offered members of the special committee the opportunity to ask questions regarding the potential transaction and rendered its oral opinion to the special committee, which was subsequently confirmed in writing on March 13, 2019, to the effect that, as of such date and based upon and subject to the procedures, factors, limitations, qualifications and assumptions set forth therein, the merger consideration to be received by the holders of the Oaktree class A units was fair, from a financial point of view, to such holders (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those holders of Oaktree Class A units who are also equity holders of OCGH and holders of restricted units). After discussion by the special committee, including consideration of the factors described below under the heading “—Recommendation of the Special Committee and the Oaktree Board; Reasons for the Mergers; Fairness of the Mergers—Recommendation and Reasons of the Special Committee” beginning on page 56, the special committee unanimously (i) declared the merger agreement and the merger advisable, fair to, and in the best interests of Oaktree and its unitholders holding Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of restricted units), (ii) recommended that the Oaktree board adopt resolutions approving the merger and declaring that the merger agreement and the merger are advisable, fair to, and in the best interests of Oaktree and the unitholders holding Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of restricted units and (iii) recommended that (A) the merger agreement be submitted by the Oaktree board to the unitholders for approval and (B) the Oaktree board recommend that the unitholders holding Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of restricted units) adopt the merger agreement.

Following the conclusion of the special committee meeting on the morning of March 13, 2019, before the commencement of trading hours, a telephonic meeting of the full Oaktree board was convened, and the representatives of Simpson Thacher in attendance reviewed the key terms of the draft merger agreement and the ancillary agreements that had been negotiated since the previous meeting of the Oaktree board and offered Oaktree board members the opportunity to ask questions regarding the potential transaction. The representatives of Perella Weinberg then reviewed Perella Weinberg’s financial analyses of the potential transaction and rendered to the Oaktree board Perella Weinberg’s oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 13, 2019, that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the merger consideration was fair, from a financial point of view, to the holders of the Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those unitholders who are also equity holders of OCGH and holders of restricted units). The members of the special committee then reported that the special committee unanimously recommended that the full Oaktree board approve the transactions based on the special committee’s independent review, evaluation and negotiation of the contemplated transactions with the advice and assistance of its own financial and legal advisors. Following these discussions, and after review and discussion by the Oaktree board, including consideration of the factors described below under the heading “—Recommendation of the Special Committee and the Oaktree Board; Reasons for the Mergers; Fairness of the Mergers—Recommendation and Reasons of the Oaktree Board” beginning on page 60, the Oaktree board, including the “Outside Directors” as defined in the Oaktree operating agreement, unanimously declared it advisable and in the best interests of Oaktree and its unitholders that Oaktree enter into the merger agreement and approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that the unitholders of Oaktree adopt the merger agreement. In addition, at the request of the special committee, the Oaktree board, as added assurance that Oaktree class A unitholders receive all the distributions permitted under the merger agreement, delegated to the special committee the authority to declare distributions after September 30, 2019, to the greatest extent permitted by the merger agreement and applicable law if the Oaktree board fails to do so in a timely fashion.

Immediately following the Oaktree board meeting on March 13, 2019, Oaktree, Brookfield, Berlin Merger Sub, SellerCo and Seller MergerCo entered into the merger agreement. Concurrently with the execution of the merger agreement, Oaktree, Brookfield, OCGH and OCGH’s general partner entered into the support agreement and Oaktree and OCGH entered into the reimbursement agreement. Thereafter, and before the commencement of trading hours, Oaktree and Brookfield issued a joint press release announcing their entry into the merger agreement.

Recommendation of the Special Committee and the Oaktree Board; Reasons for the Mergers; Fairness of the Mergers

Recommendation and Reasons of the Special Committee

At a meeting held on March 13, 2019, the special committee unanimously (i) declared the merger agreement and the initial merger advisable, fair to, and in the best interests of Oaktree and holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of Oaktree restricted units), (ii) recommended that the Oaktree board adopt resolutions approving the initial merger and declaring that the merger agreement and the initial merger are advisable, fair to, and in the best interests of Oaktree and holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of Oaktree restricted units) and (iii) recommended that (A) the merger agreement be submitted by the Oaktree board to the Oaktree unitholders for approval and (B) the Oaktree board recommend that the holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of Oaktree restricted units) adopt the merger agreement. In reaching its decision, the special committee considered a number of potentially positive factors, including the following (not necessarily in order of relative importance):

•

The special committee’s belief, after a thorough review of, and based on the special committee’s knowledge of, Oaktree’s long-term strategic goals and opportunities, industry trends, competitive environment and short- and long-term performance in light of Oaktree’s strategic plan, including the potential impact of those factors on the trading price of the Oaktree class A units (which cannot be precisely quantified numerically), and discussions with Oaktree’s senior management, Oaktree’s outside legal and financial advisors and the special committee’s legal and financial advisors, that the value offered to holders of Oaktree class A units pursuant to the merger agreement is more favorable to the Oaktree class A unitholders (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of restricted units) than the potential value that might reasonably be expected to result from continuing to hold the Oaktree class A units.

•

The risks and uncertainties associated with executing on Oaktree’s business strategy and achieving Oaktree’s internal projections of its financial performance, including as described in the “risk factors” and “forward looking statements” sections of Oaktree’s disclosures filed with the SEC, and the special committee’s views, with the advice and assistance of its financial and legal advisors, regarding the achievability of Oaktree’s internal projections of its financial performance in light of such risks and uncertainties.

•

The fact that the special committee and Oaktree’s senior management, with the assistance of Oaktree’s outside legal and financial advisors and the special committee’s legal and financial advisors, implemented a robust negotiation with Brookfield with respect to price and other terms and conditions of the merger agreement, including with respect to the mix of cash consideration and share consideration comprising the merger consideration, which negotiation resulted in significant increases to the value of Brookfield’s proposal and ultimately the receipt by Oaktree of a proposal from Brookfield for the Oaktree class A unitholders at a higher value than the proposals that Brookfield had previously put forward.

•

Based on the negotiation process engaged in with Brookfield, the special committee’s belief that the merger consideration of $49.00 per Oaktree class A unit, payable in cash or Brookfield class A shares, along with Oaktree’s ability to pay a regular distribution of up to $1.05 per Oaktree class A unit with respect to the first quarter of 2019 and, if the closing of the mergers does not occur on or prior to

September 30, 2019, a regular distribution of up to $0.67, subject to certain exceptions, per Oaktree class A unit with respect to the third quarter of 2019 and each subsequent quarter during the period between signing and closing was the highest consideration for Oaktree class A units that could be obtained for the Oaktree class A unitholders in a business combination transaction with Brookfield, and that continued efforts to obtain a higher price from Brookfield would be unlikely to lead to higher merger consideration and could lead to the loss of Brookfield’s proposed business combination transaction.

•

The fact that the merger agreement and the other transaction documents were the product of arm’s-length negotiations with Brookfield, and the belief of the special committee that the terms and conditions of the merger agreement and the other transaction documents were the most favorable to Oaktree and its members (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of restricted units) to which Brookfield was willing to agree.

•

The relationship of the $49.00 per-Oaktree class A unit cash consideration to the trading price of the Oaktree class A units, including that the per-Oaktree class A unit cash consideration constituted a premium of:

○	approximately 21.2% over the volume weighted average unit price of the Oaktree class A units (on a dividend-adjusted basis) during the 90-day period ended March 12, 2019;

○	approximately 16.4% over the volume weighted average unit price of the Oaktree class A units (on a dividend-adjusted basis) during the 30-day period ended March 12, 2019; and

○	approximately 11.8% over the closing unit price on March 12, 2019.

•

The historic and recent trading ranges of the Oaktree class A units and the potential trading range of the Oaktree class A units absent announcement of the merger agreement, and the possibility that absent such announcement it could take a considerable period of time before the trading price of the Oaktree class A units would trade at a level in excess of the merger consideration of $49.00 on a present-value basis, if ever.

•

The financial presentation of Sandler O’Neill, financial advisor to the special committee, and the opinion of Sandler O’Neill to the special committee, dated March 13, 2019, to the effect that, as of that date and based on and subject to the limitations, qualifications and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Oaktree Class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those unitholders who are also equity holders of OCGH and holders of restricted units), which opinion is described in the section entitled “—Opinion of Special Committee’s Financial Advisor” beginning on page 72.

•

The special committee’s belief, based on statements from Oaktree’s executive officers, that the Oaktree GP was unwilling to consider alternative transactions, including offers from other potential acquirers.

•

The special committee’s belief that it was unrealistic to expect an unsolicited third party acquisition proposal to acquire assets or control of Oaktree in light of OCGH’s ownership of a significant majority of the voting interests in Oaktree.

•

Under the merger agreement, in certain circumstances and prior to the receipt of the Oaktree member approval, the Oaktree board (acting on the recommendation of the special committee) or the special committee is permitted, after taking certain steps, to make an adverse recommendation change in response to a superior proposal or intervening event, subject to Oaktree’s obligation, under certain circumstances following Brookfield’s termination of the merger agreement for such adverse recommendation change, to pay a $225 million termination fee (which the reimbursement agreement provides will be borne by the Oaktree operating group), which termination fee the special committee determined, in consultation with its financial and legal advisors, to be reasonable in light of, among other things, the benefits of the initial merger to holders of Oaktree’s class A units and the typical size of such fees in similar transactions.

•

The Oaktree class A unitholders who receive the cash consideration will receive immediate value for their Oaktree class A units and the Oaktree class A unitholders who receive share consideration will have the opportunity to participate in the future earnings of a combined Brookfield and Oaktree, while the terms of the merger agreement allow each Oaktree class A unitholder to elect to receive cash consideration or share consideration, in each case subject to the pro-ration described in “The Merger Agreement—Election Procedures & Proration Adjustments” beginning on page 129.

•

The fixed ratio for the share consideration will provide Oaktree class A unitholders that receive share consideration the opportunity to benefit from an increase in the trading price of Brookfield class A shares between the announcement of the merger agreement and the completion of the mergers.

•	The representations, warranties, covenants, and agreements of the parties in and the other terms and conditions of the merger agreement, including, among other things:

○

the conditions to the closing and the likelihood of consummation, including the Oaktree board’s and the special committee’s determinations, in consultation with their respective outside legal counsel, that while the closing is subject to certain antitrust approvals and certain other regulatory approvals, there were not expected to be significant antitrust or other regulatory impediments to the closing, as well as the obligations of Brookfield to, among other things, use reasonable best efforts to take any and all actions (including divestitures or similar actions) to obtain applicable antitrust and other regulatory approvals, subject to specified conditions, exceptions and limitations;

○

the assessment by the special committee that, based on a review with management of the various categories of Oaktree’s clients and the portion of management fees represented by such clients, the closing condition in the merger agreement associated with procuring consents from certain Oaktree clients representing 82.5% of the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees (as defined in the merger agreement) of all Oaktree clients does not impose unreasonable conditionality on the mergers;

○

the fact that under specified circumstances, the merger agreement provides for Oaktree to obtain specific performance against Brookfield and Berlin Merger Sub, including to consummate the transactions contemplated by the merger agreement; and

○

the fact that the end date of March 13, 2020 (subject to extension under certain circumstances to June 13, 2020 by either Oaktree or Brookfield) under the merger agreement is expected to allow for sufficient time to consummate the mergers.

•

The special committee’s belief that the participation of the Oaktree executive officers in the transaction will reduce the risk of attrition of key employees and/or loss of investors during the pre-closing period, which could reduce the risk to Oaktree if the merger agreement is terminated.

•

The support agreement provides that if the Oaktree board or the special committee makes an adverse recommendation change, the obligations of OCGH under the support agreement will be modified to consent or vote in favor of approving the transactions with respect to Oaktree units representing (i) 25% of the aggregate voting power of the outstanding Oaktree class A units and class B units, and (ii) a percentage of the remaining Oaktree units held by OCGH equal to the percentage of the aggregate voting power of the outstanding Oaktree class A units not held by OCGH that are voted in support of the transaction.

•

The reimbursement agreement provides, among other things, that if Oaktree is required to pay Brookfield the $225 million termination fee as a result of termination due to a written consent failure, then, under certain specified circumstances, Messrs. Marks and Karsh will, collectively, reimburse

Oaktree for the full amount of the termination fee and the amount that would otherwise be paid by the Oaktree operating group pursuant to the reimbursement agreement will be reduced on a dollar-for-dollar basis.

•	The fact that the special committee had the authority to reject any proposals made by Brookfield.

•

The fact that the special committee had no obligation to recommend any transaction to the Oaktree board and that the Oaktree board would not approve any transaction without the prior affirmative recommendation of the special committee.

•	The fact that the special committee was unanimous in its determination to recommend the merger agreement for approval by the Board.

The special committee also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the initial merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•

That Oaktree entered into the merger agreement with Brookfield before actively seeking offers from other potential purchasers and that the merger agreement does not contain any “go shop” or similar provisions that permit Oaktree to actively seek an alternative transaction.

•

That subsequent to completion of the mergers, holders of Oaktree’s class A units that received cash consideration would forgo the opportunity to realize the potential long-term value of the successful execution of Oaktree’s current strategy as an independent company by participating in any future earnings or growth or in any future appreciation in value of the Oaktree class A units.

•

That, because the share consideration is based on a fixed exchange ratio, the market value of the merger consideration received by the Oaktree class A unitholders would be adversely affected by a decrease in the trading price of Brookfield class A shares between the announcement of the merger agreement and the completion of the mergers.

•	That the merger agreement prohibits Oaktree from paying a cash distribution to holders of Oaktree class A units in respect of the second calendar quarter of 2019.

•

That the executive officers and directors of Oaktree and their respective affiliates have interests in the mergers that are different from, or in addition to, public holders of Oaktree’s class A units. The special committee was aware of and discussed and considered these interests; for more information about such interests, see the section entitled “—Interests of Oaktree Directors and Executive Officers in the Mergers” beginning on page 99 of this consent solicitation statement/prospectus.

•

That closing of the transaction is not conditioned upon the approval of holders of a majority of the Oaktree class A units, acting as a single class, or other majority-of-the-minority approval condition and that the Oaktree member approval is the only vote of the holders of any Oaktree units necessary in connection with the consummation of the mergers and the other transactions contemplated by the merger agreement.

•

That the special committee expected that following the execution of the merger agreement, OCGH, in its capacity as a holder of all of the outstanding Oaktree class B units and 13,000 Oaktree class A units, and Oaktree GP would each execute and deliver the support agreement to Brookfield pursuant to which, among other things, OCGH would agree to deliver a written consent in respect of Oaktree class A units and Oaktree class B units beneficially owned by it representing in the aggregate more than a majority of the total Oaktree units outstanding as of the date of the support agreement and which consent, when delivered, would satisfy the closing condition that the Oaktree member approval be obtained. Following the execution of the merger agreement, on March 13, 2019, OCGH and Oaktree GP each executed and delivered the support agreement to Brookfield. For more information on the support agreement, see the section entitled “The Support Agreement” beginning on page 149 of this consent solicitation statement/prospectus.

•	That the receipt of the merger consideration in exchange for Oaktree class A units pursuant to the merger agreement will be a taxable transaction for U.S. federal income tax purposes.

•	That appraisal rights would not be available for holders of Oaktree’s class A units.

•

The fact that, if the merger agreement is terminated under specified circumstances, Oaktree may be required to pay Brookfield a termination fee of $225 million (which the reimbursement agreement provides will be borne by the Oaktree operating group).

•

The potential risk that the conditions to closing may not be satisfied, including as a result of, among other things, the possibility that certain advisory clients representing at least 17.5% of the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees (as defined in the merger agreement) of certain Oaktree clients will have objected in writing to the transactions.

•

The amount of time that may be required to consummate the mergers, including the fact that the completion of the mergers depends on factors outside of Oaktree’s or Brookfield’s control and the risk that the pendency of the mergers for an extended period of time could have an adverse effect on Oaktree.

•

The significant costs involved in connection with entering into the merger agreement and completing the mergers and the substantial time and effort of management required to consummate the mergers, which could disrupt Oaktree’s business operations.

•

That the announcement and pendency of the mergers, or the failure to complete the mergers, may cause substantial harm to Oaktree’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel) and investors in funds or other vehicles managed or advised by affiliates of Oaktree.

•	The restrictions in the merger agreement on Oaktree’s ability to actively solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied.

•

The restrictions on Oaktree’s conduct of business prior to completion of the mergers, which could delay or prevent Oaktree from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the merger.

Recommendation and Reasons of the Oaktree Board

At a meeting of the Oaktree board held on March 13, 2019, after consideration of, and based upon, the unanimous recommendation of the special committee comprised solely of independent and disinterested directors (including, for the avoidance of doubt, all of the “Outside Directors” as defined in the Oaktree operating agreement), the Oaktree board unanimously (i) determined that it is advisable, fair to, and in the best interests of, Oaktree and its unitholders that Oaktree enter into the merger agreement, (ii) adopted, approved and declared advisable the merger agreement, the other transaction agreements and the transactions contemplated thereby, including the merger, and all other actions or matters necessary or appropriate to give effect to the foregoing, (iii) subject to an adverse recommendation change pursuant to the merger agreement, resolved to recommend that the unitholders adopt the merger agreement and approve the merger and the other contemplated transactions; and (iv) resolved that the adoption of the merger agreement and the approval of the merger and the other contemplated transactions be submitted for consideration by the Oaktree unitholders. The Oaktree board, on behalf of Oaktree, further believes that the mergers are fair to Oaktree’s “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act.

Accordingly, the Oaktree board unanimously recommends that Oaktree’s unitholders, by executing and returning the written consent furnished with this consent solicitation statement/prospectus:

•	“CONSENT” to the merger proposal; and

•	“CONSENT” to the compensation proposal.

In reaching its determinations, the full Oaktree board considered the analyses and conclusions of the special committee, including the factors described above, and the unanimous recommendation of the special committee that the Oaktree board adopt resolutions approving the initial merger and declaring that the merger agreement and the initial merger are advisable, fair to, and in the best interests of Oaktree and holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of Oaktree restricted units).

In addition to the factors described above, the full Oaktree board also considered a variety of factors weighing positively in favor of the merger agreement and the transactions contemplated by it, including the following (not necessarily in order of relative importance):

•

The fact that an active and engaged special committee composed of directors who (i) were not directly or indirectly affiliated with Messrs. Karsh, Marks, Wintrob, Frank, or Stone, OCGH, or their respective affiliates (other than an affiliation with Oaktree by virtue of serving as a director of Oaktree), (ii) were not members of Oaktree’s management and (iii) otherwise did not have a material interest in the potential transaction (other than an interest by virtue of their ownership of Oaktree class A units), unanimously declared that the merger agreement and the initial merger are advisable, fair to, and in the best interests of Oaktree and holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of Oaktree restricted units).

•

The fact that the special committee held 19 meetings between the date on which the special committee was established and the announcement of the contemplated transactions (and that the members of the special committee held several additional meetings prior to the formal establishment of the special committee) and retained and were assisted and advised by the special committee’s own outside financial and legal advisors in negotiating and evaluating the terms of the merger agreement.

•

The opinion of Perella Weinberg, delivered orally to the Oaktree board on March 13, 2019 and subsequently confirmed by delivery of a written opinion dated March 13, 2019, that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the merger consideration is fair, from a financial point of view, to the holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those unitholders who are also equity holders of OCGH and holders of restricted units). The written opinion is described below in the section entitled “—Opinion of Oaktree’s Financial Advisor” beginning on page 62 of this consent solicitation statement/prospectus.

•	The briefings and information provided to the various members of the Oaktree board throughout the transaction process.

•

The Oaktree board’s belief, based on the Oaktree board’s knowledge of Oaktree’s long-term strategic goals and opportunities, industry trends, competitive environment and short- and long-term performance in light of Oaktree’s strategic plan, including the potential impact of those factors on the trading price of the Oaktree’s class A units (which cannot be precisely quantified numerically), and discussions with Oaktree’s senior management and Oaktree’s outside financial advisors, that the value offered to Oaktree’s unitholders pursuant to the merger agreement is more favorable to Oaktree’s unitholders than the potential value that might reasonably be expected to result from remaining an independent company.

•

The Oaktree board’s belief that the price to be paid by Brookfield is the highest price per unit that Brookfield was willing to pay, that the terms and conditions of the merger agreement were the most favorable to Oaktree and its unitholders to which Brookfield was willing to agree, and that continued efforts to obtain a higher price from Brookfield, or soliciting additional interest from third parties, would be unlikely to lead to a higher price from Brookfield or a more favorable transaction with a third party, and could lead to the loss of Brookfield’s proposed transaction.

After taking into account the factors set forth above, as well as others, the Oaktree board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to Oaktree’s unitholders.

The foregoing discussion of factors considered by the Oaktree board and the special committee is not intended to be exhaustive, but summarizes the material factors considered by the Oaktree board and special committee. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the merger, the Oaktree board and special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Oaktree board and special committee applied his or her own personal business judgment to the process and may have given different weight to different factors. The Oaktree board and special committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Oaktree board and special committee based their recommendations on the totality of the information presented. It should be noted that this explanation of the reasoning of the Oaktree board and special committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Information Regarding Forward-Looking Statements” beginning on page 118.

Opinion of Oaktree’s Financial Advisor

Oaktree retained Perella Weinberg to act as its financial advisor in connection with the initial merger. Oaktree selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the business and affairs of Oaktree and Brookfield and the industry in which Oaktree and Brookfield conduct their businesses. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On March 13, 2019, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Oaktree board that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the merger consideration to be received by the holders of Oaktree class A units (other than excluded holders) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated March 13, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex D to this consent solicitation/prospectus and is incorporated by reference herein. Holders of Oaktree units are urged to read Perella Weinberg’s opinion carefully and in its entirety. The opinion does not address Oaktree’s underlying business decision to enter into the merger agreement or any of the other transactions contemplated by the merger agreement or the relative merits of the initial merger or such other transactions as compared with any other strategic alternative which may be available to Oaktree. The opinion was not intended to be and does not constitute a recommendation to any holder of Oaktree units, Brookfield class A shares or holder of any other securities as to how to vote or otherwise act with respect to the initial merger or any other matter, including what form of merger consideration such holder should elect to receive pursuant to the election procedure set forth in the merger agreement. The opinion does not in any manner address the prices at which the Oaktree class A units or Brookfield class A shares will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the initial merger or of the subsequent merger (or any arrangements made in connection with the initial merger or the subsequent merger) to, or any consideration received (or which may in the future be received) in connection with the initial merger or the subsequent merger by, the holders of any other class of securities, including for the avoidance of doubt the Unaffected Units, creditors or other constituencies of Oaktree. Perella Weinberg provided its opinion for the information and assistance of the Oaktree board, acting in capacity as such, in connection with, and for the purposes of its evaluation of, the initial merger. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other publicly available business and financial information with respect to Oaktree and Brookfield, including research analyst reports;

•

reviewed certain internal financial statements, analyses and forecasts, and other internal financial data relating to the business of Oaktree prepared by Oaktree’s management, referred to as the “Oaktree Forecasts”;

•

reviewed certain internal financial statements, analyses and forecasts, and other internal financial data relating to the business of Brookfield prepared by Brookfield’s management, referred to as the “Brookfield Forecasts”;

•

reviewed certain publicly available forecasts prepared by Wall Street analysts relating to Oaktree, referred to as the “Oaktree Public Forecasts,” and Brookfield, referred to as the “Brookfield Public Forecasts” and together with the Oaktree Public Forecasts, the “Public Forecasts”;

•	discussed the past and current business, operations, financial condition and prospects of Oaktree and Brookfield with senior executives of Oaktree and Brookfield and their respective representatives;

•	compared the financial performance of Oaktree and Brookfield with that of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the initial merger with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•

reviewed the historical trading prices for the Oaktree class A units and Brookfield class A shares, and compared such prices of the Oaktree class A units and Brookfield class A shares with that of securities of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	participated in certain discussions and negotiations among representatives of Oaktree and Brookfield and their representatives;

•	reviewed a draft of the merger agreement dated March 13, 2019; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without assuming responsibility for independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further assumed, with the Oaktree board’s consent, that information furnished by Oaktree for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the Oaktree Forecasts, Perella Weinberg was advised by the management of Oaktree, and assumed, with the Oaktree board’s consent, that they had been reasonably prepared on bases reflecting the best available estimates at the time and good faith judgments of management of Oaktree as to the future financial performance of Oaktree and the other matters covered thereby, and Perella Weinberg expressed no view as to the reasonableness of the Oaktree Forecasts or the assumptions on which they were based. With respect to the Brookfield Forecasts, Perella Weinberg was advised by the management of Brookfield, and assumed, with the Oaktree board’s consent, that they had been reasonably prepared on bases reflecting the best available estimates at the time and good faith judgments of management of Brookfield as to the future financial performance of Brookfield and the other matters covered thereby, and Perella Weinberg expressed no view as to the reasonableness of the Brookfield Forecasts or the assumptions on which they were based. With respect to the Public Forecasts, Perella Weinberg assumed that such forecasts were reasonably prepared and were reliable for the purposes used in Perella Weinberg’s analyses. In arriving at its opinion, Perella Weinberg did not make and was not provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Oaktree or

Brookfield. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement under any state, provincial or federal laws relating to bankruptcy, insolvency or similar matters. In arriving at its opinion, Perella Weinberg also assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that the initial merger would be consummated in accordance with the terms set forth in the merger agreement, without material modification (including, without limitation, modification to the mix of merger consideration or the form or structure of the transaction) or amendment, without waiver of any of its covenants or conditions, or without delay, and that the final executed merger agreement would not differ in any respect material to its analysis from the draft merger agreement that it reviewed. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the initial merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on Oaktree, Brookfield or the contemplated benefits expected to be derived in the initial merger. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view to the holders of Oaktree class A units (other than excluded holders), solely in their capacity as such, as of the date of Perella Weinberg’s opinion, of the merger consideration to be received by such holders pursuant to the merger agreement. Perella Weinberg was not asked to offer, and it did not offer, any opinion as to any other term of the merger agreement, the proration methodology set forth in the merger agreement, the form or structure of the initial merger or the structure of the subsequent merger or the likely timeframe in which the initial merger or the subsequent merger would be consummated. Perella Weinberg’s opinion did not address the allocation of the merger consideration as between holders of Oaktree class A units who receive the cash consideration or the share consideration or the relative fairness of the cash consideration and the share consideration. Perella Weinberg’s opinion did not address any aspect of the subsequent merger or the fairness of the merger consideration to holders of SellerCo units or the allocation of the merger consideration as between the holders of Oaktree class A units and holders of SellerCo units. In addition, Perella Weinberg expressed no opinion as to (x) the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger agreement, or any class of such persons, or (y) any effect of the initial merger or the subsequent merger or any arrangements entered into in connection with the initial merger or the subsequent merger or relating to Oaktree class B units or the Oaktree preferred units (which Oaktree preferred units, together with the Oaktree class B units, are referred to as the “Unaffected Units”) (including the fairness of any consideration received (or which may in the future be received) in connection with the initial merger or the subsequent merger by holders of Unaffected Units), in the case of each of the foregoing clauses (x) and (y) whether relative to the merger consideration or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood Oaktree had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of Oaktree to enter into the merger agreement or any of the other transactions contemplated by the merger agreement or the relative merits of the initial merger and such other transactions as compared with any other strategic alternative which may be available to Oaktree. In arriving at its opinion, Perella Weinberg was not authorized to solicit, and did not solicit, interest from any third party with respect to any business combination or other extraordinary transaction involving Oaktree.

Perella Weinberg expressed no opinion as to the fairness of the initial merger or of the subsequent merger (or any arrangements made in connection with the initial merger or the subsequent merger) to, or any consideration received (or which may in the future be received) in connection with the initial merger or the subsequent merger by, the holders of any other class of securities, including for the avoidance of doubt the Unaffected Units, creditors or other constituencies of Oaktree. Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Summary of Material Financial Analyses

In connection with its opinion, Perella Weinberg performed standalone valuations of each of Oaktree and Brookfield using a variety of methodologies and an exchange ratio analysis derived from the Oaktree and Brookfield standalone valuation ranges for each respective methodology. The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed by the Oaktree board in connection with Perella Weinberg’s opinion relating to the initial merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format.

In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Exchange Ratio Analysis

Perella Weinberg performed an implied exchange ratio analysis which reviewed implied exchange ratios derived from the Oaktree and Brookfield standalone valuation ranges for each of their respective standalone valuation methodologies as are described below. Implied exchange ratios were calculated as follows: the low end of the exchange ratio range was calculated by dividing the low end of the Oaktree class A unit price range by the high end of the Brookfield class A share price range and the high end of the exchange ratio range was calculated by dividing the high end of the Oaktree class A unit price range by the low end of the Brookfield class A share price range.

Selected Publicly Traded Companies

In respect of the selected publicly traded companies analyses for each of Oaktree and Brookfield set forth below, the implied exchange ratio range for 2019 estimated earnings was 0.69x – 1.39x and for 2020 estimated earnings was 0.43x – 0.93x. Perella Weinberg compared these ranges to the 1.0770x exchange ratio set forth in the merger agreement.

Discounted Cash Flow

In respect of the discounted cash flow analyses for each of Oaktree and Brookfield set forth below, the implied exchange ratio range was 0.67x – 0.98x. Perella Weinberg compared this range to the 1.0770x exchange ratio set forth in the merger agreement.

Oaktree Standalone Valuation

Selected Publicly Traded Companies Analysis of Oaktree

Perella Weinberg reviewed and compared certain financial information for Oaktree to corresponding financial information, ratios and public market multiples for certain publicly held companies in the alternative asset management industry. Although none of the following companies are identical to Oaktree, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to Oaktree in one or more respects, including operating in the alternative asset management industry.

Oaktree Selected Publicly Traded Companies

•	Apollo Global Management, LLC

•	Ares Management Corporation

•	The Blackstone Group L.P.

•	The Carlyle Group L.P.

•	KKR & Co. Inc.

For each of the selected companies, Perella Weinberg calculated the company’s closing price per share as of March 12, 2019 as a multiple of its estimated 2019 and 2020 distributable earnings per share, referred to as “DEPS”, based on consensus third party research estimates for forecasted information as compiled by Perella Weinberg.

Using third party research estimates for the selected companies, Perella Weinberg observed that the DEPS multiples for the selected companies ranged from 9.3x – 14.9x for 2019 estimated DEPS and 7.2x – 12.1x for 2020 estimated DEPS. Perella Weinberg then applied (i) the 2019 9.3x – 14.9x range of multiples of estimated DEPS for the selected companies to estimated 2019 Oaktree DEPS of $4.06 based on the Oaktree Forecasts, resulting in an implied per unit reference range for Oaktree class A units of $37.88 to $60.45, (ii) the 2019 9.3x – 14.9x range of multiples of estimated DEPS for the selected companies to estimated 2019 Oaktree DEPS of $3.41 based on the third party research estimates, resulting in an implied per unit reference range for Oaktree class A units of $31.85 to $50.83, (iii) the 2020 7.2x – 12.1x range of multiples of estimated DEPS for the selected companies to estimated 2020 Oaktree DEPS of $3.20 based on the Oaktree Forecasts, resulting in an implied per unit reference range for Oaktree class A units of $23.13 to $38.81 and (iv) the 2020 7.2x – 12.1x range of multiples of estimated DEPS for the selected companies to estimated 2020 Oaktree DEPS of $3.83 based on the third party research estimates, resulting in an implied per unit reference range for Oaktree class A units of $27.68 to $46.44. Perella Weinberg compared these ranges to the $49.27 per Oaktree class A unit implied value of the merger consideration.

The implied value per Oaktree class A unit of the merger consideration to be received by holders of Oaktree class A units in the initial merger was estimated by Perella Weinberg to be $49.27 as of March 12, 2019, based on the exchange ratio of 1.0770x set forth in the merger agreement, which implies value of the share consideration, comprising 50% of the aggregate merger consideration, of $24.77, and cash consideration, comprising 50% of the aggregate merger consideration, of $24.50.

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Oaktree’s business. Accordingly, Perella Weinberg’s comparison of selected companies to Oaktree and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Oaktree.

Precedent Transactions Analysis of Oaktree

Using publicly available information, Perella Weinberg reviewed the terms of selected precedent transactions, referred to as “Selected Precedent Transactions,” involving companies that operated in the alternative asset management industry. Perella Weinberg selected these transactions in the exercise of its professional judgment and experience because Perella Weinberg deemed them to be most similar in size, scope and impact on the industry to Oaktree or otherwise relevant to the initial merger.

For each of the Selected Precedent Transactions, based on publicly available information, Perella Weinberg calculated and compared the equity purchase price in the Selected Precedent Transaction as a multiple of the target company’s earnings for the last twelve months of information actually available, or “Price/Earnings.”

Perella Weinberg reviewed the following precedent transactions:

Transaction Announcement Date	Acquiror	Target
February 2017	SoftBank Group Corp.	Fortress Investment Group LLC

August 2016	F.A.B. Partners	CIFC LLC

July 2015	Ares Management, L.P.	Kayne Anderson Capital Advisors

Perella Weinberg applied the Price/Earnings observed in the Selected Precedent Transactions, which ranged from 10.7x – 13.0x, to Oaktree’s 2018 reported DEPS for the fiscal year ended December 31, 2018 of $3.61 to derive an implied per unit reference range for Oaktree class A units of approximately $38.53 to $46.93 and compared that to the $49.27 per Oaktree class A unit implied value of the merger consideration.

Although the Selected Precedent Transactions were used for comparison purposes, none of the Selected Precedent Transactions nor the companies involved in them was either identical or directly comparable to the initial merger or Oaktree.

Discounted Cash Flow Analysis of Oaktree

Perella Weinberg performed a discounted cash flow analysis based on the Oaktree Forecasts by:

•

calculating the estimated present value as of March 31, 2019 of the estimated standalone unlevered free cash flows (calculated by Perella Weinberg based on information provided by Oaktree as fee-related earnings, less equity-based compensation, plus net incentive income, less cash taxes, plus depreciation and amortization, less capital expenditures, less changes in net working capital, subject to certain adjustments) that Oaktree could generate during the period from April 1, 2019 through December 31, 2023 using discount rates ranging from 9.0% to 10.5% based on estimates of the weighted-average cost of capital of Oaktree utilizing the Capital Asset Pricing Model, referred to as “CAPM,” and the other factors described below, and

•

adding terminal values of fee-related earnings and other cash flows (other than net performance fees) assuming terminal fee related earnings multiples ranging from 11.5x to 15.5x and terminal values of net performance fees assuming terminal net performance fee multiples ranging from 5.75x to 7.75x, such multiples being 50% of those used for purposes of fee-related earnings. These terminal values were discounted using discount rates ranging from 9.0% to 10.5%.

The terminal multiples were applied to the average of estimated pre-tax fee related earnings and the average of estimated pre-tax net performance fees, respectively, over fiscal years 2021, 2022 and 2023, to normalize for the uniquely cyclical nature of Oaktree’s business (as opposed to the more linear growth trajectory of Brookfield’s business).

The 9.0% to 10.5% range of discount rates was selected by Perella Weinberg based on its professional judgment and by application of the CAPM, which takes into account certain company-specific inputs, including Oaktree’s target capital structure weightings, the cost of long-term debt, applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Oaktree. To calculate the implied equity value from the implied enterprise value, Perella Weinberg added the book value of corporate investments projected at March 31, 2019, based on the Oaktree Forecasts, and accounted for the cash, debt, and preferred equity balances projected at March 31, 2019, based on the Oaktree Forecasts. For purposes of these analyses, Perella Weinberg calculated implied value per unit by dividing the implied equity value by the fully diluted number of Oaktree class A units estimated by Oaktree’s management to be outstanding at March 31, 2019. These analyses indicated a reference range of implied equity values per Oaktree class A unit of $41.87 to $51.54, compared to the $49.27 per Oaktree class A unit implied value of the merger consideration.

Brookfield Standalone Valuation

Selected Publicly Traded Companies Analysis of Brookfield

Perella Weinberg reviewed and compared certain financial information for Brookfield to corresponding financial information, ratios and public market multiples for certain publicly held companies in the alternative asset management industry. Although none of the following companies are identical to Brookfield, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to Brookfield in one or more respects, including operating in the alternative asset management industry.

Brookfield Selected Publicly Traded Companies

•	Apollo Global Management, LLC

•	Ares Management Corporation

•	The Blackstone Group L.P.

•	The Carlyle Group L.P.

•	KKR & Co. Inc.

For each of the selected companies, Perella Weinberg calculated the company’s enterprise value attributable to fee related earnings and net incentive earnings (i.e., excluding net asset value of corporate investments) as of March 12, 2019 as a multiple of its estimated 2019 and 2020 after-tax fee related earnings, referred to as its “FRE multiple,” and net incentive earnings, referred to as its “NI multiple,” based on consensus third party research estimates for forecasted information compiled by Perella Weinberg. For purposes of such analysis, Perella Weinberg assumed a two to one ratio of FRE multiple to NI multiple utilizing its professional judgment and experiences.

Using third party research estimates for the selected companies, Perella Weinberg observed that the pre-tax FRE multiples for the selected companies ranged from 7.3x – 14.6x for 2019 and 6.7x – 12.6x for 2020 (implying pre-tax NI multiple ranges of 3.6x – 7.3x for 2019 and 3.3x – 6.3x for 2020 based on the assumed two to one ratio of FRE multiple to NI multiple). Based on Perella Weinberg’s analyses of the various selected publicly traded companies and on professional judgments and adjustments made by Perella Weinberg (including adjusting implied pre-tax multiples of the selected companies to account for Brookfield’s estimated effective tax rate), Perella Weinberg selected (i) representative ranges of multiples of 11.4x – 15.4x for Brookfield’s estimated 2019 after-tax fee related earnings and 5.7x – 7.7x for Brookfield’s estimated 2019 after-tax net generated carried interest to apply to Brookfield’s estimated 2019 after-tax fee related earnings and net generated carried interest, and (ii) representative ranges of multiples of 9.3x – 13.3x for Brookfield’s estimated 2020 after-tax fee related earnings and 4.7x – 6.7x for Brookfield’s estimated 2020 after-tax net generated carried interest to apply to Brookfield’s estimated 2020 after-tax fee related earnings and net generated carried interest. To calculate the range of implied equity values from the range of implied enterprise values, Perella Weinberg then added the market value of Brookfield’s ownership stakes in listed partnerships and other listed investments as of March 12, 2019 (with the exception that the value of IFRS invested capital for the Brookfield Property Partners L.P. ownership stake as of December 31, 2018 was used to derive the high end of the reference ranges to account for the discrepancy between IFRS book value and market value) and the IFRS book value of unlisted investments as of December 31, 2018. In addition, Perella Weinberg accounted for the cash, debt, and preferred equity balances as of December 31, 2018 to derive the implied equity value. The aforementioned analysis resulted in implied reference ranges per Brookfield class A share of $43.55 to $54.93 based on Brookfield’s estimated 2019 after-tax fee related earnings and net generated carried interest and $41.57 to $53.52 based on Brookfield’s estimated 2020 after-tax fee related earnings and net generated carried interest. Perella Weinberg compared these ranges to the $45.99 closing market price per share of Brookfield class A shares on March 12, 2019.

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Brookfield’s business. Accordingly, Perella Weinberg’s comparison of selected companies to Brookfield and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Brookfield.

Discounted Cash Flow Analysis of Brookfield

Perella Weinberg performed a discounted cash flow analysis based on the Brookfield Forecasts by:

•

calculating the estimated present value as of March 31, 2019 of the estimated standalone unlevered free cash flows (calculated as after-tax fee-related earnings, plus after-tax net realized carried interest, plus depreciation and amortization, less capital expenditures, less changes in net working capital) that Brookfield could generate during the period from April 1, 2019 through December 31, 2023 using discount rates ranging from 9.0% to 10.5% based on estimates of the weighted-average cost of capital of Brookfield utilizing the CAPM and the other factors described below, and

•

adding terminal values of fee-related earnings and other cash flows (other than net performance fees) assuming terminal fee related earnings multiples ranging from 11.5x to 15.5x and terminal values of net performance fees assuming terminal net incentive earnings multiples ranging from 5.75x to 7.75x, such multiples being 50% of those used for purposes of fee-related earnings. These terminal values were discounted using discount rates ranging from 9.0% to 10.5%.

The 9.0% to 10.5% range of discount rates was selected by Perella Weinberg based on its professional judgment and by application of the CAPM, which takes into account certain company-specific inputs, including Brookfield’s target capital structure weightings, the cost of long-term debt, applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, Perella derived ranges of implied equity values for Brookfield. To calculate the implied equity value from the implied enterprise value, Perella Weinberg then added the book value of invested capital projected at March 31, 2019, based on the Brookfield Forecasts (as adjusted to reflect the lower market value of the Brookfield Property Partners L.P. ownership stake), and accounted for the cash, debt, and preferred equity balances projected at March 31, 2019, based on the Brookfield Forecasts. For purposes of these analyses, Perella Weinberg calculated implied value per unit by dividing the implied equity value by the fully diluted number of Brookfield class A shares. These analyses indicated a reference range of implied equity values per Brookfield class A share of $52.33 to $62.17 compared to the $45.99 closing market price per Brookfield class A share on the NYSE on March 12, 2019.

Other Analyses

The analyses and data described below were presented to the Oaktree board for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Perella Weinberg’s opinion.

Historical Unit Trading of Oaktree

Perella Weinberg reviewed the historical trading price per Oaktree class A units for the 52-week period ending on March 12, 2019, the last trading day prior to the day on which Oaktree and Brookfield publicly announced the mergers. Perella Weinberg noted that, during this 52-week period, the range of trading market prices per Oaktree class A unit was $38.65 to $44.65, compared to the $49.27 per Oaktree class A unit implied value of the merger consideration.

Equity Research Analyst Price Targets of Oaktree

Perella Weinberg reviewed and analyzed the most recent publicly available research analyst one-year price targets for Oaktree class A units prepared and published by selected equity research analysts since February 5,

2019, the date of publication of Oaktree’s financial results for fiscal year 2018. Perella Weinberg noted that the range of recent equity analyst one-year price targets for Oaktree class A units during that period was $41.00 to $51.00 per Oaktree class A unit, with a median one-year price target of $44.00. Perella Weinberg then discounted these equity research analyst one-year price targets for Oaktree class A units by applying a 9.6% cost of equity, which was the median cost of equity calculated based on the CAPM. Perella Weinberg noted that this implied reference range of discounted equity research analyst one-year price targets for Oaktree class A units was approximately $37.40 to $46.52 per Oaktree class A unit compared to the $49.27 per Oaktree class A unit implied value of the merger consideration.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Oaktree class A units. Further, these estimates are subject to uncertainties, including the future financial performance of Oaktree and future financial market conditions.

Historical Stock Trading of Brookfield

Perella Weinberg also reviewed the historical trading price per share of Brookfield class A shares for the 52-week period ending on March 12, 2019, the last trading day prior to the day on which Oaktree and Brookfield publicly announced the mergers. Perella Weinberg noted that, during this 52-week period, the range of trading market prices per share of Brookfield class A shares was $36.58 to $46.18 compared to the $45.99 closing market price per share of Brookfield class A shares on March 12, 2019.

Equity Research Analyst Price Targets of Brookfield

Perella Weinberg also reviewed and analyzed the most recent publicly available research analyst one-year price targets for Brookfield class A shares prepared and published by selected equity research analysts since February 14, 2019, the date of publication of Brookfield’s financial results for fiscal year 2018. Perella Weinberg noted that the range of recent equity analyst one-year price targets for Brookfield class A shares during that period was $48.00 to $62.00 per share, with a median one-year price target of $53.00. Perella Weinberg then discounted these equity research analyst one-year price targets for Brookfield class A shares by applying a 9.9% cost of equity, which was the median cost of equity calculated based on the CAPM. Perella Weinberg noted that this range of discounted equity research analyst one-year price targets for shares of Brookfield class A shares was approximately $43.66 to $56.39 per share compared to the $45.99 closing market price per share of Brookfield class A shares on March 12, 2019 on the NYSE.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Brookfield class A shares. Further, these estimates are subject to uncertainties, including the future financial performance of Brookfield and future financial market conditions.

Other Exchange Ratio Analyses

Perella Weinberg also observed that the implied exchange ratio range based on the 52-week trading ranges of Oaktree and Brookfield was, as set forth above, 0.84x – 1.22x and the implied exchange ratio range based on the analyst price targets of Oaktree and Brookfield was, as set forth above, 0.66x – 1.07x.

In addition, Perella Weinberg also observed that the implied exchange ratio based on the March 12, 2019 closing prices of each of the Oaktree class A units and Brookfield class A shares on the NYSE was 0.95x.

Precedent Premia Analysis

Using publicly available information from Dealogic, Perella Weinberg reviewed the premiums paid in selected acquisitions of a minority interest and acquisitions of remaining interest with transaction values between $1 billion and $8 billion in North America since January 1, 2013. For each of the transactions, based on publicly available information, Perella Weinberg calculated the premiums of the offer price in the transactions to the target company’s closing stock price one month, one week and 1 day prior to the announcement of the transaction. Perella Weinberg then analyzed the first quartile high, median and third quartile low for these transactions. The results of these analyses are summarized in the tables below.

Precedent Acquisitions of Minority Interest

Time Period Prior to Announcement:	75th Percentile	Median	25th Percentile
1 day	15.4%	(0.1%)	(2.5%)
1 week	12.2%	6.7%	(1.4%)
1 month	23.2%	8.2%	0.2%

Precedent Acquisitions of Remaining Interest

Time Period Prior to Announcement:	75th Percentile	Median	25th Percentile
1 day	16.1%	(0.0%)	(2.8%)
1 week	14.4%	0.5%	(1.9%)
1 month	19.1%	8.5%	(1.3%)

Perella Weinberg noted that based on the $49.27 per Oaktree class A units implied value of the merger consideration, the premium paid as compared to the closing price of Oaktree class A units on March 12, 2019 was 12.4% (on a combined cash-and share-consideration basis).

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Oaktree, Brookfield or the initial merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Oaktree board as to the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration to be received by holders of Oaktree class A units (other than excluded holders) pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon the Oaktree Forecasts, the Brookfield Forecasts, the Public Forecasts and other third-party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of Oaktree, Brookfield, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by Oaktree management, Brookfield management or third parties.

As described above, the opinion of Perella Weinberg to the Oaktree board was one of many factors taken into consideration by the Oaktree board in making its determination to approve the merger agreement. Perella Weinberg was not asked to, and did not, recommend the specific consideration to the Oaktree class A unitholders provided for in the merger agreement, which consideration was determined through arms-length negotiations between the Oaktree board and the special committee, on the one hand, and Brookfield, on the other. Perella Weinberg did not recommend any specific amount of consideration to Oaktree class A unitholders or the Oaktree board or that any specific amount of consideration constituted the only appropriate consideration for the initial merger.

Pursuant to the terms of the engagement letter between Perella Weinberg and Oaktree, dated January 30, 2019, Oaktree agreed to pay Perella Weinberg $5 million upon the delivery of Perella Weinberg’s opinion or a determination by Perella Weinberg that it was unable to deliver an opinion containing the conclusion sought by the Oaktree board in the context of the transaction. In addition, Oaktree has agreed to pay Perella Weinberg an additional “Transaction Fee” currently estimated to be approximately $48 million upon the closing of the initial merger, against which the amount paid for delivery of the opinion will be credited. The engagement letter also provides that if the initial merger is not consummated and Oaktree receives compensation pursuant to the termination provisions contained in an agreement relating to the initial merger, referred to as “Reverse Termination Fee,” Oaktree agreed to pay Perella Weinberg a fee equal to the lesser of 50% of the Transaction Fee and 15% of the Reverse Termination Fee. None of the transaction documents contemplates or provides for such Reverse Termination Fee to be payable to Oaktree. In addition, Oaktree agreed to reimburse Perella Weinberg for its reasonable out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons for certain liabilities that may arise out of its engagement by Oaktree and the rendering of its opinion.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Oaktree or Brookfield or any of their respective affiliates. Other than in connection with its engagement as financial advisor to Oaktree in connection with the initial merger, in 2018, Perella Weinberg was engaged as financial advisor to Oaktree and other first lien lenders to Proserv Global LLP in connection with a debt-for-equity exchange for which it received customary compensation from Proserv Global LLP. Other than the foregoing, Perella Weinberg and its corporate advisory affiliates have not been engaged by either Oaktree or Brookfield to provide M&A advisory, capital markets advisory or restructuring advisory services during the two year period preceding the date of its opinion; however, Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to Oaktree or Brookfield and their respective affiliates and in the future may receive compensation for the rendering of such services.

Opinion of Special Committee’s Financial Advisor

The special committee retained Sandler O’Neill to act as its financial advisor in connection with the special committee’s consideration of a possible business combination involving Oaktree and Brookfield. The special committee selected Sandler O’Neill as its financial advisor based upon Sandler O’Neill’s reputation and experience as a nationally recognized investment banking firm whose principal business specialty is financial services companies. As part of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the special committee in connection with the proposed initial merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 13, 2019 meeting of the special committee, at which the special committee considered the merger agreement and the initial merger, Sandler O’Neill rendered to the special committee its oral opinion, which was subsequently confirmed in writing on March 13, 2019, to the effect that, as of such date, the merger consideration was fair to the holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those holders of Oaktree class A units who are also equity holders of OCGH and holders of Oaktree restricted units) from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex E to this consent solicitation statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Oaktree class A units are urged to read the entire opinion carefully in connection with their consideration of the proposed initial merger. As used in this section, the OCGH exchange, together with the mergers, is referred to as the “Transaction”.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the special committee (in its capacity as such) in connection with its consideration of the merger agreement and the initial merger and does not constitute a recommendation to any unitholder of Oaktree as to how any such unitholder should act with respect to the Transaction, including, without limitation, what election any holder of Oaktree class A units should make regarding the cash consideration, the share consideration or any combination thereof, whether OCGH or any holder of Oaktree class A units should provide a consent to the initial merger or how OCGH or any holder of Oaktree class A units should vote at any meeting of unitholders that may be called to consider and vote upon the approval of the initial merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those holders of Oaktree class A units who are also equity holders of OCGH and holders of Oaktree restricted units) and did not address the underlying business decision of Oaktree to engage in the Transaction, the form or structure of the Transaction or any other transactions contemplated in the merger agreement, the relative merits of the Transaction as compared to any other alternative transactions or business strategies that might exist for Oaktree or the effect of any other transaction in which Oaktree might engage.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	an execution copy of the merger agreement and certain of the transaction documents referred to therein;

•	certain publicly available financial statements and other historical financial information of Oaktree, Brookfield and certain of their affiliates that Sandler O’Neill deemed relevant;

•	internal financial projections for Oaktree for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Oaktree;

•	internal financial projections for Brookfield for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Brookfield;

•

the publicly reported historical price and trading activity for Oaktree class A units and Brookfield class A shares, including a comparison of certain stock market information for Oaktree class A units and Brookfield class A shares and certain stock indices as well as publicly available information for certain other similar companies, the securities of which were publicly traded;

•	a comparison of certain financial information for Oaktree and Brookfield with similar companies for which information was publicly available;

•	the financial terms of certain recent business combinations in the asset management industry, to the extent publicly available;

•	the current market environment generally and the asset management industry environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Oaktree the business, financial condition, results of operations and prospects of Oaktree and held similar discussions with certain members of the senior management of Brookfield regarding the business, financial condition, results of operations and prospects of Brookfield. In addition, Sandler O’Neill took into account certain financial aspects of the treatment of OCGH units in connection with the Transaction that Sandler O’Neill deemed relevant.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Oaktree or Brookfield or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the respective senior managements of Oaktree and Brookfield that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information, and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness of such information. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Oaktree or Brookfield or any of their respective subsidiaries or affiliates, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans or other investments of Oaktree or Brookfield or any of their respective subsidiaries or affiliates. Sandler O’Neill did not review any individual credit files relating to Oaktree or Brookfield or any of their respective subsidiaries or affiliates.

In preparing its analyses, Sandler O’Neill used internal financial projections for Oaktree for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Oaktree, as well as internal financial projections for Brookfield for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Brookfield. With respect to the foregoing information, the respective senior managements of Oaktree and Brookfield confirmed to Sandler O’Neill that such information reflected the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Oaktree and Brookfield, respectively. Sandler O’Neill assumed that the future financial performance reflected in all of the foregoing information used by Sandler O’Neill would be achieved, and Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there was no material change in the respective assets, financial condition, results of operations, businesses or prospects of Oaktree or Brookfield or any of their respective subsidiaries or affiliates since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analyses that Oaktree and Brookfield would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill assumed, with the special committee’s consent, that Oaktree class A units, SellerCo units (giving effect to the OCGH exchange) and OCGH limited partnership units were economically equivalent in all respects material to Sandler O’Neill’s analyses. Sandler O’Neill also assumed, with the special committee’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Oaktree, Brookfield, the Transaction or any related transactions, and (iii) the Transaction and any related transactions (including, without limitation, the permitted distributions on Oaktree class A units to be paid by Oaktree pursuant to the merger agreement) would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with the special committee’s consent, Sandler O’Neill relied upon the advice that Oaktree (including the special committee) received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Transaction and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading values of Oaktree class A units or Brookfield class A shares at any time or what the value of Brookfield class A shares would be once they were actually received by the holders of Oaktree class A units.

Sandler O’Neill’s opinion did not address the allocation of the merger consideration between cash and Brookfield class A shares, the relative fairness of the cash consideration and the share consideration, the relative fairness of the merger consideration and the disparate consideration to be received by holders of Oaktree restricted units or the treatment in the Transaction of the Oaktree restricted units and the Oaktree class B units and Oaktree preferred units. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transaction by any officer, director or employee of Oaktree, Brookfield or any other party to the Transaction, or any class of such persons, if any, relative to the compensation to be received in the Transaction or any related transaction by any other unitholder. Sandler O’Neill further expressed no opinion as to any matters related to OCGH, SellerCo or Seller MergerCo, including, without limitation, any term or aspect of the support agreement, the exchange agreement and any other agreements to be entered into in connection with the Transaction or the fairness of the subsequent merger, or the consideration to be received by holders of SellerCo units in the subsequent merger, relative to the merger consideration. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the special committee, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Oaktree or Brookfield and no transaction is identical to the Transaction. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Oaktree and Brookfield and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration to the holders of Oaktree class A units on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Oaktree, Brookfield and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the special committee at its March 13, 2019 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Oaktree class A units or Brookfield class A shares or the prices at which Oaktree class A units or Brookfield class A shares may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the special committee in making its determination to recommend that the Oaktree board adopt resolutions approving the initial merger and the analyses described below should not be viewed as determinative of the decision of the special committee, the Oaktree board or Oaktree’s management with respect to the fairness of the initial merger.

Oaktree Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Oaktree with the following three publicly-traded U.S. alternative asset managers selected by Sandler O’Neill that use distributable earnings as a primary reporting basis:

•	Blackstone Group L.P.

•	Carlyle Group L.P.

•	KKR & Co. Inc.

The analysis compared selected market performance data for Oaktree and the comparable companies based on market prices as of March 12, 2019, consensus research analysts revenue and distributable earnings per share estimates for the calendar years 2019 and 2020, and publicly available reported assets under management as of December 31, 2018. The table below sets forth the data for Oaktree and the mean, low and high data for the comparable companies.

	Oaktree	Comparable Companies Mean	Comparable Companies Low	Comparable Companies High
Enterprise Value / 2019 Estimated Revenue	4.5x	4.8x	2.9x	5.9x
Enterprise Value / 2020 Estimated Revenue	4.2x	4.2x	2.4x	5.3x
Price / 2019 Estimated Distributable Earnings per Share	12.9x	11.5x	9.0x	13.0x
Price / 2020 Estimated Distributable Earnings per Share	11.5x	9.7x	6.8x	12.0x
Enterprise Value / AUM	5.9%	7.4%	3.2%	10.1%

Sandler O’Neill then derived the following implied values per Oaktree class A unit by applying the above low and high price to calendar years 2019 and 2020 estimated distributable earnings per share multiples of the comparable companies to Oaktree’s estimated distributable earnings per Oaktree class A unit for the calendar years 2019 and 2020 based on consensus research analysts estimates for Oaktree:

	Implied Value per Oaktree class A Unit Based on:
	Low	High
Price / 2019 Estimated Distributable Earnings per Share	$30.59	$44.11
Price / 2020 Estimated Distributable Earnings per Share	$26.17	$45.76

Oaktree Sum of the Parts Analysis

Sandler O’Neill conducted a sum of the parts analysis that estimated the value per Oaktree class A unit by applying different valuation multiples to projected calendar year 2019 fee-related earnings (less equity-based compensation) and projected calendar year 2019 incentives created attributable to Oaktree, as provided by the senior management of Oaktree. Sandler O’Neill applied fee-related earnings multiples ranging from 14.0x to 18.0x and incentives created multiples ranging from 6.0x to 8.0x. The analysis also reflected the reported values as of December 31, 2018 of the corporate investments, deferred tax assets, liabilities due to affiliates and net debt for Oaktree and its operating subsidiaries based on Oaktree’s latest public filings (adjusted, where applicable, for the OCGH non-controlling interest and, in the case of corporate investments, to exclude the carrying value for investments in DoubleLine Capital LP and its affiliates) and the tax-affected accrued net carry attributable to Oaktree (discounted 25% by Sandler O’Neill) provided by the senior management of Oaktree. As illustrated in the following table, the analysis indicated an imputed range of values per unit of Oaktree class A units of $40.17 to $48.15.

		Fee-Related Earnings Multiple:
Incentives Created Multiple	14.0x	15.0x	16.0x	17.0x	18.0x
6.0x	$40.17	$41.20	$42.23	$43.25	$44.28
6.5x	$41.14	$42.17	$43.19	$44.22	$45.25
7.0x	$42.10	$43.13	$44.16	$45.19	$46.21
7.5x	$43.07	$44.10	$45.12	$46.15	$47.18
8.0x	$44.04	$45.06	$46.09	$47.12	$48.15

Oaktree Discounted Cash Flow Analysis

Sandler O’Neill performed a discounted cash flow analysis that estimated the net present value per Oaktree class A unit assuming Oaktree performed in accordance with internal financial projections for Oaktree for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Oaktree. To approximate the terminal value of Oaktree class A units at December 31, 2023, Sandler O’Neill applied price to 2023 distributable earnings-class A multiples ranging from 10.0x to 14.0x. The terminal values and the implied projected unlevered free cash flows-class A (as calculated for purposes of the discounted cash flow analysis from internal financial projections for Oaktree) for the period of the projections were then discounted to present values using different discount rates ranging from 10.0% to 14.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Oaktree class A units and which took into account a capital asset pricing model-based calculated weighted average cost of capital estimate for Oaktree of 11.6%. The analysis also reflected the net debt as of December 31, 2018 for Oaktree and its operating subsidiaries based on Oaktree’s latest public filings (adjusted for the OCGH non-controlling interest). As illustrated in the following table, the analysis indicated an imputed range of values per unit of Oaktree class A units of $37.58 to $56.73.

		Terminal Multiple
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
10.0%	$44.12	$47.27	$50.43	$53.58	$56.73
11.0%	$42.36	$45.37	$48.38	$51.40	$54.41
12.0%	$40.68	$43.56	$46.44	$49.33	$52.21
13.0%	$30.09	$41.85	$44.60	$47.36	$50.12
14.0%	$37.58	$40.22	$42.85	$45.49	$48.13

Sandler O’Neill also considered and discussed with the special committee how this discounted cash flow analysis would be affected by variations with respect to distributable earnings per Oaktree class A unit. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Oaktree’s distributable earnings per Oaktree class A unit varied from 20% above projections to 20% below projections. As set forth in the following table, the analysis indicated an imputed range of values per unit of Oaktree class A units of $34.06 to $60.74, applying the discount rates ranging from 10.0% to 14.0% referred to above and a price to 2023 distributable earnings terminal multiple of 12.0x.

		Discount Rate
Annual Budget Variance	10.0%	11.0%	12.0%	13.0%	14.0%
(20.0%)	$40.11	$38.48	$36.93	$35.45	$34.06
(10.0%)	$45.27	$43.43	$41.69	$40.03	$38.46
0.0%	$50.43	$48.38	$46.44	$44.60	$42.85
10.0%	$55.58	$53.34	$51.20	$49.18	$47.25
20.0%	$60.74	$58.29	$55.96	$53.75	$51.65

In addition, as set forth in the following table, the analysis indicated an imputed range of values per Oaktree class A unit of $32.84 to $63.92, applying the price to 2023 distributable earnings terminal multiples ranging from 10.0x to 14.0x referred to above and a discount rate of 11.6%.

		Terminal Multiple
Annual Budget Variance	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0%)	$32.84	$35.19	$37.54	$39.88	$42.23
(10.0%)	$37.09	$39.73	$42.37	$45.01	$47.65
0.0%	$41.34	$44.28	$47.21	$50.14	$53.07
10.0%	$45.59	$48.82	$52.04	$55.27	$58.50
20.0%	$49.84	$53.36	$56.88	$60.40	$63.92

Sandler O’Neill noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Precedent Transactions Analysis

Sandler O’Neill reviewed the following eight selected mergers and acquisitions announced between January 1, 2013 and March 12, 2019 that involved asset managers with greater than $10 billion in assets under management and material U.S. operations and that had publicly disclosed deal values and financial information which Sandler O’Neill considered relevant:

Buyer/Target

Date	Buyer	Target
2/14/2017	Softbank Group Corporation	Fortress Investment Group
12/16/2016	Virtus Investment Partners	RidgeWorth Holdings
12/12/2016	Amundi Group	Pioneer Investments
10/3/2016	Henderson Group	Janus Capital Group
8/19/2016	F.A.B. Partners	CIFC LLC
6/19/2014	Man Group plc	Numeric Holdings
4/14/2014	TIAA-CREF	Nuveen Investments
2/21/2013	Crestview Partners	Victory Capital Management

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last 12 months (“LTM”) earnings before interest, tax, depreciation and amortization (“EBITDA”), transaction price to LTM revenue and transaction price to assets under management. The table below compares the median, mean, low and high metrics of the selected transactions to the indicated transaction metrics for the proposed transactions based on an implied transaction price for the merger of $49.00 per Oaktree class A unit and using historical financial information for Oaktree as of or for the period ended December 31, 2018:

	Oaktree/ Brookfield Merger		Selected Transactions Median	Selected Transactions Mean	Selected Transactions Low	Selected Transactions High
Transaction Price / LTM EBITDA	12.9x	(1)	10.1x	9.6x	5.7x	12.7x
Transaction Price / LTM Revenue	5.5x	(2)	3.4x	3.5x	2.2x	5.8x
Transaction Price / AUM	6.6%		1.7%	2.1%	1.1%	4.8%

(1)

Reflected distributable earnings revenues, less compensation and benefits, less incentive income compensation, less equity-based compensation, less general and administrative expenses, plus interest income, plus other income/(expense).

(2)	Reflected distributable earnings revenues.

Sandler O’Neill then derived the following implied values per Oaktree class A unit by applying the above low and high transaction price to LTM EBITDA and LTM revenue multiples of the selected transactions to Oaktree’s calendar year 2018 EBITDA and distributable earnings revenue:

	Implied Value per Oaktree class A Unit Based on:
	Low	High
Transaction Price / LTM EBITDA	$21.10	$48.18
Transaction Price / LTM Revenue	$19.11	$52.16

Premiums Paid Analysis

Sandler O’Neill reviewed the premiums paid relative to the closing stock prices of the acquired companies in certain publicly disclosed transactions one day, one week and one month prior to public announcement of the relevant transaction in the following two groups of mergers and acquisitions:

•

190 publicly announced transactions that closed between January 1, 2016 and March 12, 2019 with announced transaction equity values between $2.0 billion and $5.0 billion, referred to below as the “Mid-Cap Transactions”; and

•

31 publicly announced transactions involving acquired companies based in the United States or Canada for less than 50% of the acquired companies’ equity that closed between January 1, 2016 and March 12, 2019 with announced transaction equity values greater than $100 million, referred to below as the “Minority Stake Transactions”.

The 25th percentile, median and 75th percentile of premiums paid in the Mid-Cap Transactions and the Minority Stake Transactions and the corresponding premiums paid in the proposed transactions relative to the dividend-adjusted closing Oaktree class A unit prices on March 12, 2019, March 5, 2019 and February 12, 2019 (which are the dates that are one day, one week and one month prior to the execution of the merger agreement, respectively) are indicated in the table below:

	Premiums Paid Based on Closing Stock Price at			Oaktree/ Brookfield Merger
	25th Percentile	Median	75th Percentile
Mid-Cap Transactions
1-Day Prior	9.2%	18.3%	30.5%	11.8%
1-Week Prior	11.2%	19.8%	30.7%	11.0%
1-Month Prior	13.5%	24.6%	38.7%	16.9%

Minority Stake Transactions
1-Day Prior	1.9%	5.8%	25.0%	11.8%
1-Week Prior	3.6%	9.5%	31.5%	11.0%
1-Month Prior	3.3%	13.8%	23.4%	16.9%

Sandler O’Neill then derived the following implied values per unit of Oaktree class A units by applying the above 25th and 75th percentile one day and one month premiums paid of the Mid-Cap Transactions and the Minority Stake Transactions to the dividend-adjusted closing Oaktree class A unit prices on March 12, 2019 and February 12, 2019, respectively:

	Implied Value per Oaktree class A Unit Based on:
	25th Percentile	75th Percentile
Mid-Cap Transactions
1-Day Prior	$47.85	$57.21
1-Month Prior	$47.55	$58.12

Minority Stake Transactions
1-Day Prior	$44.66	$54.79
1-Month Prior	$43.30	$51.71

Brookfield Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Brookfield with three groups of publicly-traded asset managers selected by Sandler O’Neill. One group consisted of the following eight U.S. alternative asset managers, including Oaktree, referred to below as the “U.S. Alternative Asset Managers”, one group consisted of the following seven Canadian asset managers, referred to below as the “Canadian Asset Managers,” and one group consisted of the following five European alternative asset managers, referred to below as the “European Alternative Asset Managers”:

U.S. Alternative Asset Managers:

Apollo Global Management LLC	Ares Management Corporation
Blackstone Group L.P.	Carlyle Group L.P.
Hamilton Lane Inc.	KKR & Co. Inc.
Oaktree Capital Group LLC	Och-Ziff Capital Management Group LLC

Canadian Asset Managers:

AGF Management Ltd.	CI Financial Corp.
Fiera Capital Corporation	Gluskin Sheff + Associates Inc.
Guardian Capital Advisors L.P.	IGM Financial Inc.
Sprott Inc.

European Alternative Asset Managers:

3i Group Plc	Ashmore Group Plc
Intermediate Capital Group Plc	Man Group Plc
Partners Group AG

The analysis compared selected market performance data for Brookfield and each of the U.S. Alternative Asset Managers, the Canadian Asset Managers and the European Alternative Asset Managers based on market data as of March 12, 2019, consensus research analysts earnings per share (“EPS”) estimates for the calendar years 2019 and 2020 in the case of the U.S. Alternative Asset Managers, the Canadian Asset Managers and the European Alternative Asset Managers and consensus research analysts funds from operations (“FFO”) per share and core FFO per share estimates for the calendar years 2019 and 2020 in the case of Brookfield. The table below sets forth the applicable data for Brookfield and the high, low, mean and median data for each of the U.S. Alternative Asset Managers, the Canadian Asset Managers and the European Alternative Asset Managers:

	FFO	Core FFO
Brookfield
Price / 2019 Estimated FFO per Share	11.1x	15.4x
Price / 2020 Estimated FFO per Share	9.4x	14.4x

	Comparable Companies High	Comparable Companies Low	Comparable Companies Mean	Comparable Companies Median
U.S. Alternative Asset Managers
Price / 2019 Estimated Earnings per Share	21.5x	4.1x	12.4x	11.7x
Price / 2020 Estimated Earnings per Share	20.6x	4.1x	10.9x	10.9x

Canadian Asset Managers
Price / 2019 Estimated Earnings per Share	27.7x	7.9x	14.1x	10.6x
Price / 2020 Estimated Earnings per Share	25.4x	7.4x	13.1x	9.5x

European Asset Managers
Price / 2019 Estimated Earnings per Share	23.2x	7.5x	14.1x	12.6x
Price / 2020 Estimated Earnings per Share	21.3x	7.2x	12.9x	12.8x

Brookfield Sum of the Parts Analysis

Sandler O’Neill conducted a sum of the parts analysis that estimated the value per share of Brookfield class A shares by applying different valuation multiples to Brookfield’s projected calendar year 2019 fee-related earnings and projected calendar year 2019 generated carried interest, as provided by the senior management of Brookfield. Sandler O’Neill applied fee-related earnings multiples ranging from 14.0x to 18.0x and generated carried interest multiples ranging from 6.0x to 8.0x. The analysis also reflected the market value of Brookfield’s economic interest in its four listed partnerships based on unit prices as of March 12, 2019, the reported values as of December 31, 2018 of other listed assets, unlisted assets, working capital and net debt for Brookfield based on its latest public filings, and the accumulated unrealized carried interest, net of Brookfield as of December 31, 2018 (discounted 25% by Sandler O’Neill from its reported value based on Brookfield’s latest public filings). As illustrated in the following table, the analysis indicated an imputed range of values per Brookfield class A share of $48.34 to $54.77.

	Fee-Related Earnings Multiple:
Generated Carried Interest Multiple	14.0x	15.0x	16.0x	17.0x	18.0x
6.0x	$48.34	$49.60	$50.87	$52.14	$53.40
6.5x	$48.68	$49.95	$51.21	$52.48	$53.75
7.0x	$49.02	$50.29	$51.55	$52.82	$54.09
7.5x	$49.36	$50.63	$51.90	$53.16	$54.43
8.0x	$49.70	$50.97	$52.24	$53.51	$54.77

Brookfield Discounted Cash Flow Analysis

Sandler O’Neill performed a discounted cash flow analysis that estimated the net present value per share of Brookfield class A shares assuming Brookfield performed in accordance with internal financial projections for Brookfield for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Brookfield. To approximate the terminal value of Brookfield class A shares at December 31, 2023, Sandler O’Neill applied price to 2023 unlevered free cash flows multiples ranging from 10.0x to 14.0x. The terminal values and the implied projected unlevered free cash flows (as calculated for purposes of the discounted cash flow analysis as the sum of fee related earnings and carried interest from internal financial projections for Brookfield) for the period of the projections were then discounted to present values using different discount rates ranging from 8.0% to 12.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Brookfield class A shares and which took into account a capital asset pricing model-based calculated weighted average cost of capital estimate for Brookfield of 10.7%. The analysis also reflected the market value of Brookfield’s economic interest in its four listed partnerships based on unit prices as of March 12, 2019 and the reported values as of December 31, 2018 of other listed assets, unlisted assets, working capital and net debt for Brookfield based on its latest public filings. As illustrated in the following table, the analysis indicated an imputed range of values per share of Brookfield class A shares of $50.75 to $64.02.

	Terminal Multiple
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
8.0%	$55.28	$57.47	$59.65	$61.84	$64.02
9.0%	$54.06	$56.14	$58.23	$60.32	$62.40
10.0%	$52.90	$54.89	$56.88	$58.87	$60.87
11.0%	$51.79	$53.70	$55.60	$57.51	$59.41
12.0%	$50.75	$52.57	$54.39	$56.21	$58.03

Sandler O’Neill also considered and discussed with the special committee how this discounted cash flow analysis would be affected by variations with respect to unlevered free cash flows. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Brookfield’s unlevered free cash flows varied from 20% above projections to 20% below projections. As set forth in the following table, the analysis indicated an imputed range of values per share of Brookfield class A shares of $48.55 to $66.55, applying the discount rates ranging from 8.0% to 12.0% referred to above and a price to 2023 unlevered free cash flows terminal multiple of 12.0x.

	Discount Rate
Annual Budget Variance	8.0%	9.0%	10.0%	11.0%	12.0%
(20.0%)	$52.76	$51.62	$50.54	$49.52	$48.55
(10.0%)	$56.21	$54.93	$53.71	$52.56	$51.47
0.0%	$59.65	$58.23	$56.88	$55.60	$54.39
10.0%	$63.10	$61.53	$60.05	$58.64	$57.31
20.0%	$66.55	$64.84	$63.22	$61.69	$60.23

In addition, as set forth in the following table, the discounted cash flow analysis indicated an imputed range of values per share of Brookfield class A shares of $46.72 to $66.75, applying the price to 2023 unlevered free cash flows terminal multiples ranging from 10.0x to 14.0x referred to above and a discount rate of 10.7%.

	Terminal Multiple
Annual Budget Variance	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0%)	$46.72	$48.27	$49.81	$51.35	$52.90
(10.0%)	$49.41	$51.15	$52.89	$54.62	$56.36
0.0%	$52.11	$54.04	$55.97	$57.90	$59.82
10.0%	$54.80	$56.92	$59.04	$61.17	$63.29
20.0%	$57.49	$59.81	$62.12	$64.44	$66.75

Sandler O’Neill noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Sandler O’Neill’s Relationship

Sandler O’Neill acted as the financial advisor to the special committee in connection with the initial merger and will receive a fee for such services of $4,500,000, which fee is contingent upon the closing of the initial merger. Sandler O’Neill has previously received from Oaktree periodic fees in connection with advising the special committee totaling $900,000 and a $2,000,000 fee for rendering its opinion, which fees will be credited in full against the $4,500,000 transaction fee that is payable to Sandler O’Neill upon the closing of the initial merger. The special committee, in its sole and absolute discretion, may also instruct Oaktree to pay Sandler O’Neill an additional fee of up to $2,000,000 upon, and only in the event of, the closing of the initial merger. Oaktree has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement. In connection with its engagement, Sandler O’Neill was not asked to, and did not, solicit indications of interest in a potential transaction with Oaktree from other parties.

Sandler O’Neill did not provide any other investment banking services to Oaktree or provide any investment banking services to Brookfield in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Oaktree, Brookfield and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Oaktree, Brookfield and their respective affiliates for its own account and for the accounts of Sandler O’Neill customers.

Certain Unaudited Prospective Financial Information

Brookfield Unaudited Prospective Financial Information

Brookfield’s management prepared and made available certain unaudited prospective financial information (referred to as the “Brookfield Forecasts”) to the Brookfield board and Oaktree.

The Brookfield Forecasts are being included in this consent solicitation statement/prospectus solely because they were made available to the Brookfield board and Oaktree and are not being provided for any other purpose. However, the inclusion of this information should not be regarded as an indication that Brookfield and Oaktree or any other recipient of this information considered, or now considers, the Brookfield Forecasts to be material information of Brookfield or necessarily predictive of actual future results nor should it be construed as financial guidance. No person has made or makes any representation or warranty regarding the inclusion of the Brookfield Forecasts. Such information is not included herein in order to induce or otherwise influence any Oaktree unitholders to make an investment decision with respect to the mergers or induce or otherwise influence any Oaktree unitholders to consent to the proposals submitted to such holder in connection with this consent solicitation statement/prospectus.

Brookfield does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Brookfield has prepared the Brookfield Forecasts set forth below for use by the Brookfield board and Oaktree and are not being provided for any other purpose. The accompanying Brookfield Forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants, or a similar professional body, with respect to prospective financial information, but, in the view of Brookfield’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Brookfield. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this Registration Statement are cautioned not to place undue reliance on the Brookfield Forecasts. Neither Brookfield’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Brookfield Forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Brookfield Forecasts. The report of Deloitte LLP contained in Brookfield’s Annual Report on Form 40-F for the year ended December 31, 2018, which is incorporated by reference into this consent solicitation statement/prospectus, relates to Brookfield’s previously issued financial statements. It does not extend to the Brookfield Forecasts and should not be read to do so.

The Brookfield Forecasts are subjective in many respects and thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although a summary of the Brookfield Forecasts is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Brookfield’s management that management believed were reasonable at the time the Brookfield Forecasts were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and is not necessarily indicative of actual future results. Such assumptions and estimates taken into account by Brookfield’s management in preparing the Brookfield Forecasts include, among others, matters relating to Brookfield’s operations, financial results, financial condition, business prospects, growth strategy, liquidity, the sources and amounts of management fees, incentive income and investment income, capitalization and performance of Brookfield’s listed issuers, the amount and source of expected capital commitments for any new fund or redemption amounts, and changes in actual or projected cash flows, industry performance, performance of Brookfield funds, the net asset value of assets in certain of Brookfield’s funds, the raising of private equity and other capital, investment income, growth rate, net management margins, general business, economic, market, political, regulatory, competitive and financial conditions, changes in tax or other laws and other matters, and future events, all of which are difficult to predict and many of which are beyond Brookfield’s control.

There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The Brookfield Forecasts cannot be considered a guarantee of future results and should not be relied upon as such. In addition, because the Brookfield Forecasts cover multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The Brookfield Forecasts may differ from publicized analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the mergers. Accordingly, there can be no assurance that the assumptions made in preparing the Brookfield Forecasts, or that the Brookfield Forecasts, will be realized whether or not the mergers are consummated, and actual results may be materially better or worse than those contained in the Brookfield Forecasts. The Brookfield Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Brookfield contained in its public filings with the SEC. See the section entitled “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 108 of this consent solicitation statement/prospectus for an analysis of the potential adverse effect that the announcement and pendency of the mergers may have on Brookfield’s business, financial condition, results of operation, business prospects or share trading prices.

The Brookfield Forecasts constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such information, including the various risks set forth in Brookfield’s Annual Report on Form 40-F for the year ended December 31, 2018 and in other documents that are incorporated by reference herein. See the sections entitled “Risk Factors”, “Cautionary Information Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 108, 118 and 215, respectively, of this consent solicitation statement/prospectus.

The inclusion of the Brookfield Forecasts in this consent solicitation statement/prospectus should not be regarded as an indication that any of Brookfield, Berlin Merger Sub, or Oaktree or their respective affiliates, advisors or other representatives considered or consider the Brookfield Forecasts to be necessarily predictive of actual future events, and the Brookfield Forecasts should not be relied upon as such. None of Brookfield, Berlin Merger Sub, or Oaktree or their respective affiliates, advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of Brookfield compared to the information contained in the Brookfield Forecasts and, except as required by applicable federal securities laws, Brookfield does not intend, and Brookfield expressly disclaims any responsibility, to update or otherwise revise or reconcile the Brookfield Forecasts to reflect circumstances existing after the date the Brookfield Forecasts were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any or all of the assumptions underlying the Brookfield Forecasts are shown to be in error.

Measures in the Brookfield Forecasts include those considered as non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Oaktree may not be comparable to similarly titled amounts used by other companies.

The following table presents the Brookfield Forecasts made available to the Brookfield board and Oaktree:

Cash Available for Distribution	As of or for the Year Ended December 31
($in millions)	2019	2020	2021	2022	2023	Total
Fee related earnings(1)	$1,260	$1,440	$1,650	$1,930	$2,160	$8,440
Carried interest(2)	200	290	240	390	1,030	2,150
Free cash flow(3)	2,550	2,990	3,400	4,180	5,390	18,510

(1)

“Fee related earnings” is comprised of fee revenues less direct costs associated with earning those fees, which include employee expenses and professional fees as well as business related technology costs, other shared services and taxes.

(2)

“Carried interest” is realized carried interest, net, which is a non-IFRS measure and represents realized carried interest after direct costs, which include employee expenses and cash taxes. Realized carried interest is an IFRS measure and represents Brookfield’s share of investment returns based on realized gains within a private fund. Realized carried interest earned is recognized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of preferred returns, in accordance with the respective terms set out in the fund’s governing agreements, and when the probability of clawback is remote.

(3)

“Free cash flow” is cash available for distribution and/or reinvestment, which is a non-IFRS measure that provides insight into earnings received by Brookfield that are available for distribution to common shareholders or to be reinvested into the business. It is calculated as the sum of Brookfield’s Asset Management segment FFO (i.e., fee related earnings and realized carried interest, net); distributions from Brookfield’s listed partnerships, other investments that pay regular cash distributions and distributions from Brookfield’s corporate cash and financial assets; other invested capital earnings, which include FFO from Brookfield’s residential operations, energy contracts, sustainable resources and other real estate, private equity, corporate investments that do not pay regular cash distributions, corporate costs and corporate interest expense; net of preferred share dividend payments.

Oaktree Unaudited Prospective Financial Information

Oaktree does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future financial performance, revenues, earnings, financial condition or other results due to, among other reasons, the nature of Oaktree’s business and the inherent uncertainty and subjectivity of the underlying assumptions and estimates used in preparing financial projections, including the inherent difficulty of predicting economic and market conditions. However, in connection with the proposed mergers, Oaktree’s management prepared and made available certain unaudited prospective financial information (referred to as the “Oaktree Forecasts”) to the special committee and the Oaktree board and their respective financial advisors, as well as Brookfield.

The Oaktree Forecasts are being included in this consent solicitation statement/prospectus solely because they were made available to the special committee, the Oaktree board, Perella Weinberg, Sandler O’Neill and Brookfield and are not being provided for any other purpose. However, the inclusion of this information should not be regarded as an indication that Oaktree, the special committee, the Oaktree board, Perella Weinberg, Sandler O’Neill and Brookfield or any other recipient of this information considered, or now considers, the Oaktree Forecasts to be material information of Oaktree or necessarily predictive of actual future results nor should it be construed as financial guidance. No person has made or makes any representation or warranty regarding the inclusion of the Oaktree Forecasts. Such information is not included herein in order to induce or otherwise influence any Oaktree unitholders to make an investment decision with respect to the mergers or induce or otherwise influence any Oaktree unitholders to consent to the proposals submitted to such holder in connection with this consent solicitation statement/prospectus.

Oaktree did not prepare the Oaktree Forecasts with a view to public disclosure or compliance with the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the Oaktree Forecasts were not prepared with a view to compliance with GAAP. The Oaktree Forecasts included in this consent solicitation statement/prospectus have been prepared by, and are the responsibility of, Oaktree’s management. Neither Ernst & Young LLP, Oaktree’s independent registered public accounting firm, nor any other independent accountant, has audited, examined, reviewed, compiled or otherwise applied procedures with respect to the Oaktree Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and accordingly, assumes no responsibility for, and disclaims any association with, the Oaktree Forecasts. The report of Ernst & Young LLP contained in Oaktree’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this consent solicitation statement/prospectus, relates to Oaktree’s previously issued financial statements. It does not extend to the Oaktree Forecasts and should not be read to do so.

The Oaktree Forecasts are subjective in many respects and thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although a summary of the Oaktree

Forecasts is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Oaktree’s management that management believed were reasonable at the time the Oaktree Forecasts were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and is not necessarily indicative of actual future results. Such assumptions and estimates taken into account by Oaktree’s management in preparing the Oaktree Forecasts include, among others, matters relating to Oaktree’s operations, financial results, financial condition, business prospects, growth strategy, liquidity, the sources and amounts of management fees, incentive income and investment income, the amount and source of expected capital commitments for any new fund or redemption amounts, and changes in actual or projected cash flows, industry performance, performance of Oaktree funds, the net asset value of assets in certain of Oaktree funds, the raising of private equity and other capital, investment income, growth rate, net management margins, general business, economic, market, political, regulatory, competitive and financial conditions, changes in tax or other laws and other matters, and future events, all of which are difficult to predict and many of which are beyond Oaktree’s control.

There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The Oaktree Forecasts cannot be considered a guarantee of future results and should not be relied upon as such. In addition, because the Oaktree Forecasts cover multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The Oaktree Forecasts may differ from publicized analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the mergers. Accordingly, there can be no assurance that the assumptions made in preparing the Oaktree Forecasts, or that any of the Oaktree Forecasts, will be realized whether or not the mergers are consummated, and actual results may be materially better or worse than those contained in the Oaktree Forecasts. The Oaktree Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Oaktree contained in its public filings with the SEC. See the section entitled “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 108 of this consent solicitation statement/prospectus for an analysis of the potential adverse effect that the announcement and pendency of the mergers may have on Oaktree’s business, financial condition, results of operation, business prospects or unit trading prices.

The Oaktree Forecasts constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such information, including the various risks set forth in Oaktree’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other documents that are incorporated by reference herein. See the sections entitled “Risk Factors”, “Cautionary Information Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 108, 118 and 215, respectively, of this consent solicitation statement/prospectus.

The inclusion of the Oaktree Forecasts in this consent solicitation statement/prospectus should not be regarded as an indication that any of Brookfield, Berlin Merger Sub, or Oaktree or their respective affiliates, advisors or other representatives considered or consider the Oaktree Forecasts to be necessarily predictive of actual future events, and the Oaktree Forecasts should not be relied upon as such. None of Brookfield, Berlin Merger Sub, or Oaktree or their respective affiliates, advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of Oaktree compared to the information contained in the Oaktree Forecasts and, except as required by applicable federal securities laws, Oaktree does not intend, and Oaktree expressly disclaims any responsibility, to update or otherwise revise or reconcile the Oaktree Forecasts to reflect circumstances existing after the date the Oaktree Forecasts were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any or all of the assumptions underlying the Oaktree Forecasts are shown to be in error.

Measures in the Oaktree Forecasts include those considered as non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Oaktree may not be comparable to similarly titled amounts used by other companies.

The following table presents the Oaktree Forecasts made available to the special committee, the Oaktree board, Perella Weinberg, Sandler O’Neill and Brookfield:

	As of or for the Year Ended December 31,
	2019E	2020E	2021E	2022E	2023E
	($ in millions except per unit data)
Distributable Earnings(1)
Distributable earnings revenues
Management fees	$843	$951	$980	$1,105	$1,253
Incentive income(2)	730	252	439	480	694
Realized investment income(3)	99	107	113	149	145

Total distributable earnings revenues	1,672	1,310	1,532	1,734	2,093
Total distributable earnings expenses	(994)	(759)	(889)	(948)	(1,099)

Distributable earnings	678	551	643	786	994
Distributable earnings after preferred	651	523	615	759	967

Other Non-GAAP Results
Adjusted revenues	$1,764	$1,396	$1,629	$1,806	$2,181
Equity-based compensation	(65)	(72)	(76)	(82)	(83)
Adjusted net income(4)	723	573	672	785	1,007
Fee-related earnings	255	335	335	425	532

Operating Metrics
Assets Under Management
Assets under management	$125,483	$138,433	$154,932	$172,562	$192,553
Management fee-generating assets under management	109,797	121,347	126,771	143,881	160,635
Incentive-creating assets under management	40,167	48,182	56,378	63,127	70,754
Accrued incentives (fund level)(5)
Incentives created (fund level)	702	818	993	1,133	1,224
Incentives created (fund level), net of associated incentive income compensation expense	326	381	465	534	582
Accrued incentives (fund level)	1,693	2,259	2,813	3,466	3,996
Accrued incentives (fund level), net of associated incentive income compensation expense	796	1,062	1,328	1,648	1,912

Per Oaktree class A unit
Adjusted net income per Oaktree class A unit(6)	$3.79	$2.71	$3.32	$3.82	$4.83
Distributable earnings per Oaktree class A unit	4.06	3.20	3.70	4.47	5.37
Distributions per Oaktree class A unit(7)	3.25	2.54	2.97	3.62	4.35

Outstanding Oaktree units
Outstanding Oaktree class A units	73.0	74.3	75.6	76.9	78.2
Outstanding OCGH units	86.6	87.3	88.0	88.7	89.4

Outstanding Oaktree operating group units	159.6	161.6	163.6	165.6	167.6

(1)

Distributable earnings is a non-GAAP performance measure derived from adjusted net income that Oaktree uses to measure its earnings at the Oaktree operating group level without the effects of the consolidated funds. Distributable earnings and distributable earnings revenues differ from ANI (as defined below) in that they exclude investment income or loss and include the portion of income or loss on distributions received from funds and companies. In addition, distributable earnings differs from ANI in that (a) any impairment charges on Oaktree’s CLO investments included in ANI are, for distributable earnings purposes, amortized over the remaining investment period of the respective CLO and (b) make-whole premium charges related to the repayment of debt included in ANI are, for distributable earnings purposes, amortized through the original maturity date of the repaid debt. Finally, distributable earnings differs from ANI in that it is net of Oaktree operating group income taxes and excludes non-cash equity-based compensation expense.

(2)

In 2019, $288 million of the $738 million of incentive income relates to tax distributions. In 2020 and beyond, Oaktree’s management does not project any tax-related incentive income given the difficulty of reliably forecasting it.

(3)	Realized investment income does not assume any sales of discretionary investments, the timing of which is uncertain.
(4)

The components of revenues (“adjusted revenues”) and expenses (“adjusted expenses”) used in the determination of adjusted net income (“ANI”) do not give effect to the consolidation of the funds that Oaktree manages. Adjusted revenues include investment income (loss) that is classified in other income (loss) in the GAAP statements of operations, and management fees and incentive income include the portion of the earnings from management fees and performance fees, respectively, attributable to Oaktree’s 20% ownership interest in DoubleLine, which are reflected as investment income in Oaktree’s GAAP statements of operations. In addition, ANI excludes the effect of (a) non-cash equity-based compensation expense related to unit grants made before Oaktree’s initial public offering, (b) acquisition-related items, including amortization of intangibles and changes in the contingent consideration liability, (c) income taxes, (d) other income or expenses applicable to Oaktree or the intermediate holdcos, (e) the adjustment for non-controlling interests, (f) Oaktree preferred unit distributions, and (g) the TCJA. Moreover, gains and losses resulting from foreign-currency transactions and hedging activities under GAAP are recognized as general and administrative expense whether realized or unrealized in the current period. For ANI, unrealized gains and losses from foreign-currency hedging activities are deferred until realized, at which time they are included in the same revenue or expense line item as the underlying exposure that was hedged, and foreign-currency transaction gains and losses are included in other income (expense), net. Incentive income and incentive income compensation expense are included in ANI when the underlying fund distributions are known or knowable as of the respective quarter end, which may be later than the time at which the same revenue or expense is included in the GAAP statements of operations, for which the revenue standard is probable that significant reversal will not occur and the expense standard is probable and reasonably estimable. CLO investments are carried at fair value for GAAP reporting, whereas for ANI, they are carried at amortized cost, subject to any impairment charges. Investment income on CLO investments is recognized in ANI when cash distributions are received. Cash distributions are allocated between income and return of capital based on the effective yield method.

(5)

Oaktree’s funds record as accrued incentives the incentive income that would be paid to Oaktree if the funds were liquidated at their reported values as of the applicable date. Incentives created (fund level) refers to the gross amount of potential incentives generated by the funds during the period. We refer to the amount of accrued incentives recognized as revenue by Oaktree as incentive income. Amounts recognized by Oaktree as incentive income are not included in accrued incentives (fund level), the term Oaktree uses for remaining fund-level accruals. Incentives created (fund level), incentive income and accrued incentives (fund level) are presented gross, without deduction for direct compensation expense that is owed to Oaktree investment professionals associated with the particular fund when Oaktree earns the incentive income. Oaktree calls that charge “incentive income compensation expense.” Incentive income compensation expense varies by the investment strategy and vintage of the particular fund, among many factors.

(6)

Represents ANI including the effect of (a) Oaktree preferred unit distributions, (b) the OCGH non-controlling interest, (c) other income or expenses, such as income tax expense, applicable to Oaktree or its intermediate holdcos and (d) any Oaktree operating group income taxes attributable to Oaktree.

(7)

Assumes 85% of distributable earnings per Oaktree class A unit are actually distributed, and for this purpose distributable earnings includes the effect of (a) Oaktree preferred unit distributions, (b) the OCGH non-controlling interest, (c) expenses, such as current income tax expense, applicable to Oaktree or its intermediate holdcos and (d) amounts payable under the TRA. The income tax expense included in this calculation represents the implied current provision for income taxes calculated using an approach similar to that which is used in calculating the income tax provision for ANI per Oaktree Class A unit.

In addition, in the discounted cash flow analysis of Oaktree performed by Sandler O’Neill in connection with its opinion, the following implied projected unlevered free cash flows-class A were calculated from the distributable earnings data contained in the Oaktree Forecasts described above:

	As of or for the Year Ended December 31,
	2019E	2020E	2021E	2022E	2023E
	($ in millions)
Unlevered Free Cash Flows-Class A(1)	$249.4	$188.7	$227.7	$284.1	$361.4

(1)

Calculated as distributable earnings, less distributable earnings attributable to OCGH non-controlling interest, less cash replacement for equity based compensation, plus interest expense / (income), less non-operating group expense / (income), less distributable earnings—Class A income tax expense / (income), less tax receivable agreement payments, plus depreciation and amortization, less changes in net working capital, less capital expenditures, all as provided by Oaktree management (adjusted for the OCGH non-controlling interest in the case of cash replacement for equity based compensation, interest expense / (income), depreciation and amortization, changes in net working capital and capital expenditures).

The foregoing implied projected unlevered free cash flows-class A, which were based on the distributable earnings data for Oaktree as described above, were calculated solely for purposes of the discounted cash flow analysis in connection with Sandler O’Neill’s opinion, and none of Brookfield, Oaktree and Sandler O’Neill assumes any responsibility for any use of such estimates, or reliance on such estimates, for any other purpose.

Purpose and Reasons of the OCGH Filing Parties for the Mergers

Under the SEC rules governing “going private” transactions, each of the OCGH filing parties is an affiliate of Oaktree and, therefore, is required to express its purposes and reasons for the mergers to Oaktree’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the OCGH filing parties is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the OCGH filing parties should not be construed as a recommendation to any Oaktree unitholder as to whether that unitholder should consent with respect to the merger proposal.

Each of the OCGH filing parties believes that it is in the best interests of Oaktree to operate as a company with no publicly-traded common equity. The OCGH filing parties believe that without publicly-traded common equity, Oaktree will have greater operational flexibility to pursue alternatives than it would have with publicly-traded common equity, and that management will be able to concentrate on long-term growth with a client-centric approach without the emphasis by the public equity markets on quarter-to-quarter performance and growth in assets under management in the valuation of the Oaktree class A units.

The OCGH filing parties’ previously-stated principles required that any strategic transaction (such as a sale of any interest in the business) would need to involve: (i) a prestigious affiliation that would bring resources to Oaktree; (ii) with a party willing to pay a fair price for a non-controlling investment; (iii) that would entail no cessation of Oaktree’s existence as an autonomous entity; (iv) no diminution of Oaktree’s role in representing its own products to clients and (v) no reduction in its freedom to manage its accounts and its business. The transaction with Brookfield contemplated by the merger agreement meets each of the foregoing criteria. Specifically:

•

the merger consideration represents a premium of approximately 12.4% (on a combined cash-and share-consideration basis) to the closing price of Oaktree class A units on March 12, 2019, the last full trading day before the public announcement of the mergers;

•	the OCGH filing parties believe that the transaction with Brookfield presents an outstanding fit in terms of corporate culture, investment style and reputation;

•

the terms of the A&R operating agreement contemplate that Oaktree’s current senior leadership, including Messrs. Karsh and Marks, will continue in their current roles with no fixed end date, and that Oaktree will continue to operate independently;

•	Brookfield’s products and global presence are complementary to Oaktree’s, and each business will be able to partner with each other to leverage their respective strengths;

•

Brookfield and Oaktree expect to identify and capitalize on growth and opportunities which may include initiatives involving product development for multi-strategy solutions, jointly pursuing large strategic partnerships with major institutional investors and leveraging Brookfield’s sizeable global operating personnel; and

•	Oaktree’s affiliation with Brookfield is expected to bring resources and access to investment opportunities globally, enabling Oaktree to serve its clients better.

If the transactions contemplated by the merger agreement are completed, Oaktree class A units will cease to be publicly traded and Brookfield will indirectly own a 62% economic interest in the Oaktree operating group, and OCGH unitholders will own the remaining 38% economic interest in the Oaktree operating group, through their ownership in OCGH. The OCGH filing parties believe that structuring the transaction in such a manner is preferable to any other alternative transaction structure because (i) it will enable Brookfield to acquire all of the outstanding Oaktree class A units, excluding the Oaktree excluded shares, (ii) it represents an opportunity for Oaktree unaffiliated unitholders receiving cash consideration to immediately realize the value in their investment in Oaktree, (iii) it represents an opportunity for Oaktree unaffiliated unitholders receiving share consideration to participate and share in any future earnings or growth, if any, of Brookfield and its subsidiaries, including Brookfield’s indirect ownership of the Oaktree operating group, or benefit from increases, if any, in the value of Brookfield and its subsidiaries, including Brookfield’s indirect ownership of the Oaktree operating group, following completion of the mergers, and (iv) it provides Oaktree’s founders and employees a gradual liquidity mechanism (that has not developed for the publicly-listed Oaktree class A units) in the form of an option to sell pursuant to the exchange agreement, rather than an obligation to do so.

The OCGH filing parties did not consider any other alternative transaction structure based on their determination that no other alternatives available would (i) provide Oaktree with a prestigious affiliation that would bring resources to Oaktree with a party willing to pay a fair price for a non-controlling investment in the Oaktree operating group that would entail no cessation of Oaktree’s existence as an autonomous entity, no diminution in Oaktree’s role in representing its own products to its clients and no reduction in Oaktree’s freedom to manage its accounts and business, (ii) provide an opportunity for Oaktree unaffiliated unitholders to realize value at a premium to the trading price of the Oaktree class A units prior to the announcement of the mergers and (iii) provide gradual liquidity to OCGH unitholders.

Purpose and Reasons of the Brookfield Filing Parties for the Mergers

Under the SEC rules governing “going private” transactions, each of the Brookfield merger parties and the Brookfield filing parties may be deemed affiliates of Oaktree and, therefore, is required to express its purposes and reasons for the transactions contemplated by the merger agreement to Oaktree’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the Brookfield merger parties and the Brookfield filing parties is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Brookfield merger parties and the Brookfield filing parties should not be construed as a recommendation to any Oaktree unitholder as to whether that unitholder should deliver a written consent voting in favor of adoption of the merger agreement.

If the transactions contemplated by the merger agreement are completed, Oaktree will become an indirect subsidiary of Brookfield and the Oaktree class A units will cease to be publicly traded. For the Brookfield merger parties, the purpose of the mergers is to effectuate the transactions contemplated by the merger agreement. For the Brookfield filing parties, the purpose of the mergers is to allow Brookfield to bear the rewards and risk of their equity ownership in Oaktree after the transactions are completed and the Oaktree class A units cease to be publicly traded.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, Brookfield and its advisors and counsel spent considerable time analyzing the transactions and conducting due diligence on Oaktree and its business. Before reaching its decision at its meeting on March 13, 2019 to authorize and approve the merger agreement and the transaction documents, the transaction committee appointed by the Brookfield board, with the advice and recommendations of Brookfield’s senior management, considered a variety of factors that weighed positively in favor of the transactions, including, among others, the following (not necessarily in order of relative importance):

Strategic Factors:

•	its belief that it could earn a return on its investment in-line or above its long-term investment return targets;

•	its belief that the transaction will be modestly accretive to Brookfield’s cash flows;

•

its belief that the acquisition of Oaktree further enhances Brookfield’s position as a leading global asset manager by expanding its alternative product offerings to include a leading credit platform, allowing Brookfield to offer a broader product offering and creating a broader platform to enhance fundraising and future growth;

•	due to the limited overlap in investing strategies and separation of the businesses, Oaktree can continue to execute its existing business plan with support from Brookfield;

•	Oaktree’s most complementary strategies are largely comprised of their leading flagship and high growth businesses;

•	Brookfield and Oaktree have similar value-driven investment approaches, focused on downside protection;

•	there are potential benefits in the medium term, particularly in fundraising given the relatively limited overlap among significant clients of the parties;

•	the transaction provides a more cycle-agnostic platform, given the counter-cyclical nature of Oaktree’s business;

•	the transaction provides longer term opportunities to further integrate limited partner relationships, leverage enhanced business reach and knowledge;

•	the transaction forms an attractive entry point to acquire a best-in-class distressed credit platform;

•	there is near term growth visibility due to initiation of fees from the most recent flagship distressed fund;

•	Oaktree is a strong platform to drive future growth across a wide spectrum of credit strategies;

Factors Relating to Transactions Terms and Structure:

•	that the proposed structure creates a joint venture with strong management alignment of interests;

•

that OCGH, which owns Oaktree class B units representing in the aggregate 92% of the total outstanding voting power of Oaktree as of the date of the merger agreement has agreed, among other things, to deliver a written consent voting in favor of adoption of the merger agreement;

•	that the Oaktree board is required to make a recommendation to the Oaktree unitholders in favor of adopting the merger agreement, except for certain limited circumstances;

•	that Brookfield has a “right to match” any superior proposal received by Oaktree;

•	that the merger agreement includes customary termination provisions;

•	that Brookfield is entitled to a termination fee of $225 million in certain circumstances, including if Brookfield terminates due to an adverse recommendation change.

The Brookfield merger parties believe that, as an entity that is largely privately held, Oaktree will have greater operational flexibility to pursue alternatives that it would not have as an independent public company with freely tradeable common units and management will be able to concentrate on long-term growth, reducing the emphasis on quarter-to-quarter performance by the public equity market’s valuation of the Oaktree class A units.

Although each of the Brookfield merger parties believes that there will be significant opportunities associated with their investment in Oaktree, the Brookfield merger parties realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of Oaktree) and that such opportunities may not ever be fully realized.

The above discussion of the material factors considered by the Brookfield merger parties and the Brookfield filing parties in its consideration of the transactions is not intended to be exhaustive, but does set forth the principal factors considered by Brookfield. In light of the number and wide variety of factors considered in connection with the evaluation of the transactions, Brookfield did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. Brookfield views its final decision as being based on all the information available to it and the factors presented to and considered by it. However, some directors may individually have given different weight to different factors. The factors, potential risks and uncertainties described herein as having been considered by the Brookfield merger parties and the Brookfield filing parties in evaluating the transactions and other information presented in this section of this consent solicitation statement/prospectus contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Information Regarding Forward-Looking Statements” beginning on page 118 of this consent solicitation statement/prospectus.

If the mergers are completed, the Brookfield merger parties believe that structuring the transactions in such a manner is preferable to other alternative transaction structures because (i) it will enable Brookfield to acquire all of the outstanding Oaktree class A units (other than those already held by its affiliates and Oaktree restricted units) at the same time, (ii) it represents an opportunity for Oaktree’s unaffiliated unitholders to immediately realize the value of their investment in Oaktree, (iii) it allows the Brookfield merger parties and the Brookfield filing parties to invest in Oaktree, and (iv) it ensures ongoing alignment of interests between Brookfield and the founders and management of Oaktree, who will continue operating the business going forward.

Position of the OCGH Filing Parties as to the Fairness of the Mergers

Under SEC rules, the OCGH filing parties are required to express their belief as to the fairness of the mergers to the unaffiliated class A unitholders of Oaktree. The OCGH filing parties are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of the OCGH filing parties should not be construed as a recommendation to whether any Oaktree unitholder should consent to the merger proposal.

The OCGH filing parties have interests in the mergers that are different from, and in addition to, those of the other Oaktree unitholders. These interests are described under “—Interests of Oaktree Directors and Executive Officers in the Mergers” beginning on page 99. In light of these different interests, the Oaktree board established a special committee consisting solely of individuals (i) not directly or indirectly affiliated with Messrs. Marks, Karsh, Wintrob, Frank, or Stone, OCGH, or their respective affiliates (other than an affiliation with Oaktree by virtue of serving as a director of Oaktree), (ii) not members of Oaktree’s management and (iii) otherwise not having a material interest in the proposed transaction (other than an interest by virtue of their ownership of

Oaktree class A units) to, among other things, negotiate the terms of the proposed transaction with Brookfield, with the assistance of the special committee’s own outside legal and financial advisors.

None of the OCGH filing parties participated in the negotiations with the special committee with respect to the price to be paid to the Oaktree unaffiliated unitholders in the mergers, and none of the OCGH filing parties participated in the deliberations of the special committee as to the substantive or procedural fairness of the mergers to the Oaktree unaffiliated unitholders. For these reasons, the OCGH filing parties do not believe that their interests in the mergers influenced the decision of the special committee with respect to the merger agreement or the mergers.

None of the OCGH filing parties has performed, or engaged a financial advisor to perform, any valuation or other analyses for the purposes of assessing the fairness of the mergers to the Oaktree unaffiliated unitholders. Based on the knowledge and analysis of each of the OCGH filing parties of available information regarding Oaktree, as well as discussions with Oaktree’s senior management regarding Oaktree and its business and factors considered by, and the analysis and resulting conclusions of the Oaktree board and the special committee discussed under “—Recommendation of the Special Committee and the Oaktree Board; Reasons for the Mergers; Fairness of the Mergers” beginning on page 56 of this consent solicitation statement/prospectus (which analysis and resulting conclusions each of the OCGH filing parties adopt as their own), each of the OCGH filing parties believes that the mergers are substantively and procedurally fair to the Oaktree unaffiliated unitholders based on the consideration of the following factors, among others:

•

the special committee, by unanimous vote of its members, declared that the merger agreement and the initial merger are advisable, fair to, and in the best interests of Oaktree and holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, such unitholders who are also equity holders of OCGH and holders of Oaktree restricted units);

•

the Oaktree board also determined, by unanimous vote (including the “Outside Directors” as defined in the Oaktree operating agreement) that it is advisable, fair to, and in the best interests of, Oaktree and its unitholders that Oaktree enter into the merger agreement;

•

the current and historical market prices of the Oaktree class A units, including the market performance of the Oaktree class A units relative to that of other participants in Oaktree’s industry and general market indices, and the fact that the cash consideration of $49.00 per unit represents a premium of approximately 11.8% over the closing price of the Oaktree class A units on March 12, 2019, the last full trading day before the public announcement of the mergers;

•

the merger consideration payable to the holders of Oaktree class A units, and the other terms and conditions of the merger agreement, resulted from negotiations between and among the OCGH filing parties, the Brookfield filing parties and the special committee and its advisors;

•

Oaktree unaffiliated unitholders who receive all or part of the merger consideration in the form of Brookfield class A shares will be able to participate and share in any future earnings or growth of Brookfield and its subsidiaries, including Brookfield’s indirect ownership of the Oaktree operating group, or benefit from increases, if any, in the value of Brookfield and its subsidiaries, including Brookfield’s indirect ownership of the Oaktree operating group, following completion of the mergers;

•

notwithstanding that the opinion of Sandler O’Neill was provided for the information and assistance of the special committee and that none of the OCGH filing parties and the Brookfield filing parties are entitled to rely on (or relied on) such opinion, the fact that the special committee received the opinion, dated March 13, 2019, of Sandler O’Neill as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of the Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those unitholders who are also equity holders of OCGH and holders of Oaktree restricted units) of the merger consideration, as more fully described in the section entitled “—Opinion of Special Committee’s Financial Advisor” beginning on page 72;

•

the special committee retained and was advised by its own legal and financial advisors, each of which has extensive experience in transactions similar to the transactions contemplated by the merger agreement;

•

Oaktree’s ability, prior to the receipt of the Oaktree member approval, to consider and respond to an unsolicited acquisition proposal, to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such a proposal if the Oaktree board or special committee determines in good faith, after consultation with Oaktree’s financial advisors, that such proposal constitutes or could reasonably be expected to lead to a superior proposal as more fully described in the section entitled “The Merger Agreement—Adverse Recommendation Change” beginning on page 138 of this consent solicitation statement/prospectus; and

•

the fact that, if the Oaktree board or special committee makes an adverse recommendation change in accordance with the merger agreement, the obligations of OCGH under the support agreement will be subject to the voting cut-back, and as a result the merger proposal will not be approved if holders representing approximately two-thirds or more of the outstanding Oaktree class A units (other than OCGH) do not provide their consent to the merger proposal.

In their consideration of the fairness of the proposed mergers, the OCGH filing parties did not find it practicable to, and did not, appraise the assets of Oaktree to determine the liquidation value for the Oaktree unaffiliated unitholders (i) because of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) because they considered Oaktree to be a viable going concern and (iv) because Oaktree will continue to operate its business following the mergers. None of the OCGH filing parties considered net book value, which is an accounting concept, for purposes of determining the fairness of the per Oaktree class A unit merger consideration to the Oaktree unaffiliated unitholders because, in their view, net book value is not indicative of Oaktree’s market value but rather an indicator of historical costs. None of the OCGH filing parties sought to establish a pre-merger going concern value for the Oaktree class A units to determine the fairness of the merger consideration to the Oaktree unaffiliated unitholders because following the mergers Oaktree may have a different capital structure, cost profile and/or operating strategy, among other things. However, to the extent the pre-merger going concern value was reflected in the price of the Oaktree class A units on March 12, 2019, the last trading day before the announcement of the mergers, the per unit cash consideration of $49.00 represented a premium to the going concern value of Oaktree. In addition, the OCGH filing parties did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during that time.

The foregoing discussion of the factors considered by the OCGH filing parties is not intended to be exhaustive but is believed to include all material factors considered by the OCGH filing parties in making a determination regarding the fairness of the mergers for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The OCGH filing parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the mergers. Rather, the OCGH filing parties made their fairness determination after considering all of the factors as a whole. Each of the OCGH filing parties believes these factors provide a reasonable basis upon which to form its belief that the mergers are fair to the unaffiliated class A unitholders. This belief should not, however, be construed as a recommendation to any Oaktree class A unitholder to consent to the merger proposal. None of the OCGH filing parties makes any recommendation as to whether any Oaktree class A unitholder should consent to the merger proposal.

Position of the Brookfield Filing Parties as to the Fairness of the Mergers

Under the SEC rules governing “going private” transactions, each of the Brookfield merger parties and the Brookfield filing parties (see the section entitled “Important Information Regarding the Brookfield Merger Parties, the Brookfield Filing Parties & the OCGH Filing Parties” beginning on page 201 of this consent solicitation/prospectus) may be deemed an affiliate of the Company and, therefore, is required to express its beliefs as to the fairness of the transactions, including the mergers, to Oaktree’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the Brookfield merger parties and the Brookfield filing parties is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Brookfield merger parties and the Brookfield filing parties should not be construed as a recommendation to any Oaktree unitholder as to whether that unitholder should deliver a written consent voting in favor of adoption of the merger agreement.

The Brookfield merger parties negotiated with the special committee with the intent to achieve the terms of a transaction that would be most favorable to the Brookfield merger parties, and not necessarily to Oaktree’s unaffiliated unitholders, and, accordingly, did not negotiate the merger agreement with the goal of obtaining terms that were fair to such unaffiliated unitholders. The special committee consists of certain members of the Oaktree board that are not employees of Oaktree, and, other than special committee members’ interests described under “—Interests of Oaktree’s Directors and Executive Officers in the Mergers,” beginning on page 99 of this consent solicitation/prospectus, to the knowledge of the Brookfield merger parties and the Brookfield filing parties, such directors have no financial interest in the transactions different from, or in addition to, Oaktree’s unaffiliated unitholders. None of the Brookfield merger parties or the Brookfield filing parties participated in the deliberations of the special committee or the Oaktree board regarding, or received advice from Oaktree’s legal advisors or financial advisors as to, the substantive or procedural fairness of the transactions to Oaktree’s unaffiliated unitholders. None of the Brookfield merger parties or the Brookfield filing parties has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the transactions to Oaktree’s unaffiliated unitholders.

Based on the knowledge and analysis of each of the Brookfield merger parties and the Brookfield filing parties of available information regarding Oaktree, as well as discussions with Oaktree’s senior management regarding Oaktree and its business and the factors considered by, and the analysis and resulting conclusions of, the Oaktree board, at the recommendation of the special committee, discussed under “—Recommendation of the Special Committee and the Oaktree Board; Reasons for the Mergers; Fairness of the Mergers” beginning on page 56 of this consent solicitation statement/prospectus, each of the Brookfield merger parties and the Brookfield filing parties believes that the transactions are substantively and procedurally fair to Oaktree’s unaffiliated unitholders based on its consideration of the following factors, among others:

•

the special committee determined, by unanimous vote of all of the members of the special committee, and the Oaktree board determined, by the unanimous vote of all members of the Oaktree board that the transactions are fair to, and in the best interests of, Oaktree’s unaffiliated unitholders;

•

the current and historical market prices of the Oaktree class A units, including the market performance of the Oaktree class A units relative to that of other participants in Oaktree’s industry and general market indices, and the fact that the merger consideration in the transactions represents a premium of approximately 12.4% (on a combined cash consideration and share consideration basis) over the closing price per share of the Oaktree class A units on March 12, 2019, the last trading day before the announcement of the merger agreement and [●]% over the closing price per unit of the Oaktree class A units on [●], 2019;

•

the merger consideration and the other terms and conditions of the merger agreement resulted from negotiations between the Brookfield merger parties and their advisors, on the one hand, and the special committee and its advisors, on the other hand;

•

notwithstanding that the opinion of Sandler O’Neill was provided for the information and assistance of the special committee and none of the Brookfield merger parties and the Brookfield filing parties are entitled to, and did not, rely on such opinion, the fact that the special committee received an opinion, dated March 13, 2019, of Sandler O’Neill as to the fairness, from a financial point of view, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, to the holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, and those holders of Oaktree class A units who are also equity holders of OCGH and holders of Oaktree restricted units) of the merger consideration, as more fully described in the section entitled “—Opinion of Special Committee’s Financial Advisor” beginning on page 72 of this consent solicitation statement/prospectus;

•	the special committee retained and was advised by its own legal and financial advisors, each of which has extensive experience in transactions similar to the transactions;

•

the merger agreement provides to Oaktree’s unaffiliated unitholders the option to elect to receive cash consideration in the aggregate of up to 50% of the total combined Oaktree class A units and SellerCo units outstanding (subject to proration), allowing Oaktree’s unaffiliated unitholders who so elect to receive cash consideration to realize a certain and fair value for all of their Oaktree class A units and, as a result, to no longer be exposed to the various risks and uncertainties related to continued ownership of Oaktree class A units;

•

the merger agreement provides to Oaktree’s unaffiliated unitholders the option to elect to receive the share consideration in the aggregate of up to 50% of the total combined Oaktree class A units and SellerCo units outstanding (subject to proration), allowing Oaktree’s unaffiliated unitholders who so elect to receive share consideration an opportunity to participate and share in any future earnings or growth of Brookfield and its subsidiaries, including Brookfield’s indirect ownership interest in the Oaktree operating group, or benefit from increases, if any, in the value of Brookfield and its subsidiaries, including Brookfield’s indirect ownership interest in the Oaktree operating group, following completion of the mergers, with respect to the share consideration received in exchange for their Oaktree units;

•	the fact that, prior to the consummation of any of the transactions, the Brookfield merger parties will have sufficient cash on hand to fund the aggregate cash consideration;

•

the special committee consists of members of the Oaktree board that are not employees of Oaktree, and, other than special committee members’ interests described under “—Interests of Oaktree’s Directors and Executive Officers in the Mergers,” to the knowledge of the Brookfield merger parties and the Brookfield filing parties, such directors have no financial interest in the transactions different from, or in addition to, Oaktree’s unaffiliated unitholders;

•

A majority of Oaktree’s non-employee directors did not retain an unaffiliated financial advisor; however, the special committee comprised solely of independent directors engaged Sandler O’Neill to act as its financial advisor; and

•

Oaktree’s ability, at any time after the date of the merger agreement, to consider and respond to an unsolicited acquisition proposal, to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such a proposal if the special committee determines in good faith that such proposal constitutes or is reasonably likely to lead to a superior proposal (subject to the terms and conditions in the merger agreement).

The Brookfield merger parties and the Brookfield filing parties did not consider net book value, for purposes of determining the fairness of the merger consideration to the Oaktree unaffiliated unitholders because they believe that net book value is not a material indicator of the value of Oaktree as a going concern, but rather is indicative of historical costs and because net book value does not take into account the prospects of Oaktree, market conditions, trends in the asset management industry or the business risks inherent in that industry. In addition, the Brookfield merger parties and the Brookfield filing parties did not consider the liquidation value of Oaktree because they consider Oaktree to be a viable, going concern and because the surviving company will continue to operate the business of Oaktree following the mergers. The Brookfield merger parties and the Brookfield filing parties did not specifically consider the purchase price paid in the transactions described under “Important Information Regarding Oaktree—Transactions in Oaktree Class A Units” beginning on page 197 of this consent solicitation statement/prospectus but note that the consideration to be received by the Oaktree unaffiliated unitholders represents a premium over such price. The Brookfield merger parties and the Brookfield filing parties did not seek to determine a premerger going concern value for Oaktree to determine the fairness of the merger consideration to the Oaktree unaffiliated unitholders because following the mergers, Oaktree may have a different cost profile and/or operating strategy, among other things. The Brookfield merger parties and the Brookfield filing parties believe that the trading price of Oaktree class A units at any given time represents the best available indicator of Oaktree’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. To the extent the pre-merger going concern value was reflected in the price per Oaktree class A unit prior to the announcement of Brookfield’s proposal to acquire an equity stake in Oaktree, the implied value of the merger consideration based on the closing price of a Brookfield class A voting share as at market close on March 12, 2019, represented a premium to the going concern value of Oaktree. The Brookfield merger parties and the Brookfield filing parties are not aware of any firm offer for a merger, sale of all or a substantial part of Oaktree’s assets, or a purchase of a controlling amount of Oaktree units having been received by Oaktree from anyone other than the Brookfield merger parties in the two years preceding the signing of the merger agreement.

The transactions are structured so that approval of the transactions by a majority of the voting interests represented by the outstanding Oaktree class A units and Oaktree class B units, voting together as a single class and entitled to vote on the merger proposal, is the only required vote of the holders of any of the Oaktree units necessary in connection with the consummation of the mergers and the transactions. Therefore, the transactions were not structured to require approval of at least a majority of unaffiliated security holders in Oaktree.

The foregoing discussions of the factors considered by each of the Brookfield merger parties and the Brookfield filing parties in connection with the fairness of the transactions is not intended to be exhaustive but is believed to include all material factors considered by each of them. The Brookfield merger parties and the Brookfield filing parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the transactions. Rather, each of the Brookfield merger parties and the Brookfield filing parties believes these factors provide a reasonable basis upon which to form its belief that the transactions are fair to Oaktree’s unaffiliated unitholders. This belief should not, however, be construed as a recommendation to any Oaktree unitholder to deliver a written consent voting in favor of adoption of the merger agreement. None of the Brookfield merger parties or the Brookfield filing parties makes any recommendation as to whether that unitholder should deliver a written consent voting in favor of adoption of the merger agreement.

Plans for Oaktree after the Mergers

Following the completion of the mergers, it is expected that Oaktree will continue to conduct its current business substantially as it is being conducted, and to operate independently, remaining under its current brand and led by its existing management and investment teams. There are no expected changes to Oaktree’s investment policies or in the day-to-day operations of Oaktree’s business as a direct result of the transactions.

Pursuant to the merger agreement, and in accordance with the A&R operating agreement to be entered into at the closing, effective as of the effective time Oaktree shall cause the Oaktree board to be comprised of the following individuals:

•	The following directors designated by OCGH:

○	Howard Marks

○	Bruce Karsh

•	The following directors designated by Brookfield:

○	Bruce Flatt

○	Justin Beber

•	The following directors jointly appointed by OCGH and Brookfield:

○	John Frank

○	Steve Gilbert

○	Richard Masson

○	Sheldon Stone

○	Marna Whittington

○	Jay Wintrob

As of the date of this consent solicitation statement/prospectus, neither the OCGH filing parties nor the Brookfield filing parties have any current plans or proposals, and are not engaged in any negotiations, which relate to or would result in an extraordinary transaction involving the business or management of Oaktree or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of any operations, or purchase, sale or transfer of a material amount of assets, or the incurrence of any indebtedness, except as described in this consent solicitation statement/prospectus. Following the mergers, OCGH and Brookfield will continuously evaluate and review the business and operations of Oaktree and may propose or develop new plans and proposals which it considers to be in the best interests of Oaktree, including engaging in acquisitions of new businesses or assets or dispositions of existing businesses or assets, the movement of businesses or assets within the Oaktree group structure, the alteration of the mix of assets held by Oaktree, changing the Oaktree board or management of Oaktree or any of the types of extraordinary transactions described above.

If the mergers are consummated, the Oaktree class A units will be delisted from the NYSE and will cease to be registered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). The Oaktree preferred units will not be affected by the mergers. Oaktree currently expects to continue to be subject to the reporting obligations under Section 15(d) of the Exchange Act.

Interests of Oaktree Directors and Executive Officers in the Mergers

In addition to their interests in the mergers as unitholders, certain of Oaktree’s directors and executive officers have interests in the merger transactions that may be different from, or in addition to, the interests of Oaktree’s unitholders generally. You should be aware of these interests. The members of the Oaktree board and special committee were aware of and considered these interests in reaching the determination of whether to approve the merger agreement and deem the merger agreement and the transactions contemplated by the merger agreement to be fair to, and in the best interests of, Oaktree and its unitholders. These interests are discussed below.

Brookfield Board

It is anticipated that Howard Marks will join the Brookfield board following the completion of the mergers.

Treatment of Oaktree Class A Units Held by Oaktree’s Directors and Executive Officers in the Mergers

In the initial merger, each vested Oaktree class A unit (other than Oaktree excluded units), including those held by Oaktree’s directors and executive officers, will be converted into the right to receive and be exchanged for the merger consideration, as discussed in the section entitled “The Merger Agreement—Merger Consideration; Effect of Mergers on Capital Stock” on page 127 of this consent solicitation statement/prospectus.

In the OCGH exchange, each holder of vested OCGH units (other than the Existing Institutional Investors, as such term is defined in the OCGH LPA) including those held by certain of Oaktree’s directors and executive officers, will receive SellerCo units in exchange for 20% of the OCGH units held by such holder immediately prior to the mergers.

In the subsequent merger, each holder of SellerCo units, including those held by certain of Oaktree’s directors and executive officers, will be converted into the right to receive and be exchanged for the merger consideration. Up to 50% of the Brookfield class A shares received in exchange for SellerCo units by Oaktree’s directors and officers (including those held by certain of Oaktree’s directors and executive officers) in the subsequent merger will be subject to a 90-day restriction on sale by such holders.

Immediately prior to the effective time, each Oaktree restricted unit, including those held by Oaktree’s directors and executive officers, will be automatically converted into a common unit of OCGH having the same terms and conditions (including vesting) that applied to the applicable Oaktree restricted unit from which such common unit was converted, except as otherwise modified by the organizational documents of OCGH and the exchange agreement, as discussed beginning in the section entitled “The Merger Agreement—Merger Consideration; Effect of Mergers on Capital Stock” on page 127 of this consent solicitation statement/prospectus.

Exchange Agreement and TRA Amendment

Treatment of OCGH Units Held by Oaktree’s Directors and Executive Officers in the Mergers

Following the closing, pursuant to the exchange agreement, the following units held by Oaktree’s directors and executive officers will be eligible to participate in an exchange, in each case once such units have vested: unvested Oaktree class A units that are converted into OCGH units in the merger (also referred to as “former Oaktree units”); OCGH units issued and outstanding at closing; and OCGH units issued after closing pursuant to agreements in effect on March 13, 2019. The exchange agreement provides for the ability of the OCGH limited partners to exchange vested OCGH units for one of the following forms of consideration, at the election of Brookfield: cash; Brookfield class A shares; notes issued by Atlas; or equity interests in a subsidiary of OCGH that will entitle such limited partners to the proceeds from a note. Except for former Oaktree units exchanged in 2020 and 2021, the OCGH units will be valued at the time of the exchange in accordance with the valuation approach set forth in the Exchange Agreement.

If exchanged in 2020 or 2021, former Oaktree units, including those held by Oaktree’s directors and executive officers, will be valued at $49.00 per unit, less the amount of any capital distributions received upon vesting, and can only be exchanged for cash or Brookfield class A shares, at Brookfield’s election.

Howard Marks, Bruce Karsh, Jay Wintrob, John Frank, Sheldon Stone, Richard Masson and Larry Keele can, for the open period beginning in 2022, exchange up to 20% of the OCGH units held by them at closing. For each year thereafter, they will be able to exchange an additional 20% of such OCGH units (subject to yearly caps), such that they will be entitled to exchange 100% of their OCGH units beginning during the open period in 2026 (subject to yearly caps).

Oaktree’s directors and executive officers other than Howard Marks, Bruce Karsh, Jay Wintrob, John Frank, Sheldon Stone, Richard Masson and Larry Keele, can, for the open period beginning in 2022, exchange up to 12.5% of the OCGH units held by them at closing. For each year thereafter, they will be able to exchange an additional 12.5% of such OCGH units (subject to yearly caps), such that they will be entitled to exchange 100% of their OCGH units beginning during an open period in 2029 (subject to yearly caps).

Buy Back Rights

Pursuant to the exchange agreement, in the case of the acquisition, directly or indirectly, of control of Brookfield by a person that is materially engaged in a core business that is directly and materially competitive with a core Oaktree strategy, or if Brookfield or Atlas files for bankruptcy, then OCGH may require Brookfield to promptly sell to OCGH all of Brookfield’s interests in the Oaktree operating group. The foregoing will not apply, however, in the case of an acquisition where (i) a majority of the Brookfield class B shares are owned by existing or former officers, directors and employees of Brookfield or their respective related parties and (ii) a majority of the Brookfield class B shares continue to have the right to elect at least 50% of the board of directors of Brookfield. Certain of Oaktree’s directors and named executive officers hold OCGH units and would indirectly receive the benefit of any exercise of OCGH’s right to acquire Brookfield’s interests in the Oaktree operating group.

Tax Receivable Payments

Certain members of the Oaktree board and its executive officers have a present right to future payments in accordance with the terms of the TRA. Under the merger agreement, Oaktree and Brookfield agreed to cooperate and to use their reasonable best efforts to negotiate and agree upon the form of the TRA Amendment. The form of the TRA Amendment shall provide that (i) the TRA will continue to apply in accordance with the TRA Amendment to exchanges of OCGH units effected prior to March 13, 2019, and (ii) the TRA will no longer apply to any exchanges of OCGH units that occur on or after March 13, 2019. Under the TRA Amendment and pursuant to the exchange agreement, the limited partners of OCGH, in the aggregate, will be entitled to receive $66 million on each of the first, second and third anniversaries of the closing with respect to tax benefits resulting from exchanges of OCGH units that occur on or after March 13, 2019 and will forgo any right to payment under the TRA related to such exchanges. The allocation of such payments among the limited partners of OCGH will be in the sole discretion of OCGH, and thus may include payments to certain members of the Oaktree board and its executive officers.

For more information on the TRA Amendment and the exchange agreement, see the sections entitled “TRA Amendment” and “Exchange Agreement” beginning on pages 161 and 153, respectively, of this consent solicitation statement/prospectus.

Possible Bonus Payments to Oaktree’s Executive Officers

Following the effective time, Brookfield or one of its designees will establish a cash bonus pool in a cumulative aggregate amount equal to $150 million (the “Bonus Fund”), funded in equal annual installments over a period of no less than three years following the effective time and allocated among the then-current employees in Oaktree’s sole discretion. While no portion of the Bonus Fund will be allocated prior to the effective time, it is possible that a portion of the Bonus Fund will be allocated to Oaktree’s executive officers.

Quantification of Potential Payments to Oaktree’s Named Executive Officers in Connection with the Transactions

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each Oaktree “named executive officer” that is based on or otherwise relates to the transactions. Under applicable SEC rules, Oaktree’s named executive officers for this purpose are required to consist of Oaktree’s named executive officers for whom disclosure was required in Oaktree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, who are the following:

•	Bruce A. Karsh, Co-Chairman and Chief Investment Officer;

•	Jay S. Wintrob, Chief Executive Officer;

•	Daniel D. Levin, Chief Financial Officer;

•	John B. Frank, Vice Chairman; and

•	Todd E. Molz, General Counsel and Chief Administrative Officer.

None of Oaktree’s named executive officers are entitled to severance payments or enhanced severance payments upon a change of control or a termination of employment in connection with a change in control. Except for the equity award held by Mr. Wintrob as described below, none of the equity awards held by any of our named executive officers as of [●], 2019 is subject to accelerated vesting in connection with the merger transactions, or a termination of employment in connection with the merger transactions.

The only named executive officer of Oaktree who may be entitled to any “golden parachute” compensation is Mr. Wintrob; such “golden parachute” compensation consists solely of accelerated vesting of his equity award upon termination of employment or resignation by Mr. Wintrob within a certain period following a change in control, as discussed below.

The amount discussed below, which represents an estimate of Mr. Wintrob’s “golden parachute” compensation, as of [●], 2019 which is the latest practicable date prior to the date of this consent solicitation statement/prospectus, assumes the following:

•	completion of the merger transactions constitutes a change in control for purposes of Mr. Wintrob’s equity award agreement;

•	the per unit value of Oaktree class A units implied by the cash consideration is $49.00;

•

the effective time of the initial merger is [●] 2019, which solely for purposes of this transaction-related compensation disclosure is the latest practicable date prior to the date of this consent solicitation statement/prospectus; and

•	Mr. Wintrob experiences a termination of employment on the terms described below immediately following the effective time of the initial merger.

Pursuant to the Third Amended and Restated Grant Agreement, dated December 2, 2014 (as amended on February 24, 2015, April 26, 2017 and February 20, 2018), entered into by and among Mr. Wintrob, OCGH, and Oaktree GP, if Mr. Wintrob’s employment is terminated for any reason other than a termination by Oaktree for cause or a resignation by Mr. Wintrob without good reason, and if such termination or resignation occurs within the one year period following a change in control, Mr. Wintrob would be vested in 2,000,000 equity value units, which are a class of OCGH units that are intended to be “profits interests” within the meaning of IRS Rev. Proc. 93.27. The value attributable to the accelerated vesting of such units is not currently calculable because the applicable formula includes components that cannot currently be reasonably estimated.

Director and Executive Officer Indemnification

Under the merger agreement, prior to the effective time, Oaktree will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Oaktree’s present and former directors’ and officers’ insurance policies and Oaktree’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time from an insurance carrier with the same or better credit rating as Oaktree’s current insurance carrier with respect to such insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Oaktree’s existing policies.

Pursuant to the merger agreement, if Oaktree for any reason fails to obtain such “tail” insurance policies as of the effective time, Oaktree as the surviving company in the initial merger will continue to maintain in effect, for a period of at least six years from and after the effective time, the directors’ and officers’ insurance policies with its current insurance carrier or with an insurance carrier with the same or better credit rating as Oaktree’s current insurance carrier with respect to directors’ and officers’ insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Oaktree’s existing policies as of the effective time, or Oaktree as the surviving company in the initial merger shall purchase from its current insurance carrier or from an insurance carrier with the same or better credit rating as Oaktree’s current insurance carrier with respect to directors’ and officers’ insurance comparable insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Oaktree’s existing policies as of the effective time. However, in no event is Oaktree as the surviving company in the initial merger required to expend for such policies pursuant to the immediately preceding sentence an annual premium amount in excess of 300% of the premium amount per year for Oaktree’s existing policies, and if the aggregate premiums of such insurance coverage exceed such amount, then the surviving company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding such amount.

The rights of each director and officer with respect to liability coverage and insurance policies under the merger agreement are in addition to any rights such person may have under the A&R operating agreement or the organizational documents of any of Oaktree’s subsidiaries, under the DLLCA or any other applicable law, or under any other agreement. Such rights will survive the consummation of the mergers. Such existing rights include:

•

Oaktree is party to indemnification agreements with each of its directors and executive officers that require Oaktree, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers.

•	The A&R operating agreement provides for indemnification to Oaktree’s directors and officers, and provides for the advancement of expenses actually and reasonably incurred in defending any proceeding.

No Appraisal Rights

In accordance with the Oaktree operating agreement and Delaware law, Oaktree unitholders are not entitled to any appraisal rights in connection with the mergers.

Financing for the Transactions

Brookfield estimates that the total amount of funds required to complete the transactions and pay related fees and expenses will be approximately $2.4 billion. Brookfield expects this amount to be funded through cash on hand and available liquidity.

Regulatory Approvals Required to Complete the Mergers

Generally

Each of Brookfield and Oaktree has agreed generally to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under applicable law to complete and make effective, as promptly as practicable, the mergers.

In furtherance of the foregoing, under the terms of the merger agreement, subject to certain conditions, Brookfield is required to propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, disposition or license of any assets, properties, products, rights, services or businesses of Brookfield, Oaktree or any of their respective affiliates or subsidiaries, or any interest therein, or agree to any other structural or conduct remedy; or otherwise take or commit to actions that would limit Brookfield’s, Oaktree’s or each of their respective subsidiaries’ or affiliates’ freedom of action with respect to, or its or their ability to retain, any assets, properties, products, rights, services, or businesses of Brookfield, Oaktree, or any of their respective affiliates or subsidiaries or any interest therein in order to obtain such governmental approvals. Brookfield’s obligation to divest or accept other limitations in order to obtain governmental authorizations for the mergers is subject to the following conditions: (a) any actions taken by Brookfield in respect of such an obligation would not individually or in the aggregate reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities or results of operations of Brookfield and its subsidiaries and affiliates and Oaktree and its subsidiaries and affiliates (taken as a whole, after giving effect to the mergers, assuming for this purpose that the foregoing entities taken as a whole were an entity the size of Oaktree and its subsidiaries and affiliates, taken as a whole, in terms of financial metrics), excluding any proceeds received, or expected to be received, by Brookfield due to it effecting any actions to fulfil such obligation, (b) none of Brookfield, Berlin Merger Sub, Oaktree, SellerCo, Seller MergerCo or any of their respective subsidiaries or affiliates will be required to take any action with respect to a fund, portfolio company or Brookfield fiduciary entity and (c) Brookfield’s obligation is conditioned upon the consummation of the mergers and the transactions.

The notifications and approvals required to consummate the mergers and the other transactions contemplated by the merger agreement include the expiration or termination of the applicable waiting period or any applicable approvals or clearances under the HSR Act and certain foreign competition laws, the CFIUS clearance, the ITAR pre-notification requirement and approval from the UK Financial Conduct Authority and certain other regulatory authorities. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the mergers.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, the mergers cannot be completed until Oaktree and Brookfield each file a notification and report form with the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable waiting period thereunder has expired or been terminated. Oaktree and Brookfield filed their respective HSR Act notifications on April 3, 2019. Brookfield voluntarily withdrew its HSR notification effective as of May 3, 2019 and re-filed its HSR notification on May 7, 2019, referred to as the “re-filed notification.” Early termination of the HSR waiting period was granted with respect to the re-filed notification on May 9, 2019. Brookfield and Oaktree continue to expect the mergers to close during the third quarter of 2019.

At any time before or after consummation of the mergers, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the Antitrust Division of the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the mergers, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the mergers, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the mergers or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Global Antitrust Matters

In addition to antitrust clearance in the United States, the mergers are also subject to approvals or clearances from certain competition authorities, including in the European Union, China and elsewhere.

If during its respective investigation, the relevant antitrust authority finds that the mergers raise competition concerns, such authority may decide to seek to take certain regulatory actions under its applicable antitrust or competition laws, including, among other actions, to enjoin the completion of the mergers or seek to impose remedies, such as divestitures of assets or other changes in the parties’ operations.

CFIUS

Under the terms of the merger agreement, the mergers cannot be completed until Brookfield and Oaktree obtain the CFIUS clearance under Section 721 of Title VII of the Defense Production Act of 1950, as amended (the “DPA”). For purposes of the merger agreement, “CFIUS clearance” means that any of the following have occurred: (a) the 45 day review period under the DPA commencing on the date that the parties’ joint voluntary notice is accepted by CFIUS has expired and the parties have received written notice from CFIUS that such review has been concluded and that either the transactions contemplated by the merger agreement do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns; (b) an investigation has commenced after such 45 day review period and CFIUS has determined to conclude all deliberative action under the DPA without sending a report to the President of the United States, and the parties have received written notice from CFIUS that either the transactions contemplated by the merger agreement do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated by the merger agreement; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision and either (i) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (ii) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement.

The parties have agreed to use their reasonable best efforts to obtain the CFIUS clearance. Such reasonable best efforts include working cooperatively to file a joint voluntary notice with CFIUS. Upon the acceptance of such a notice, CFIUS will initiate a 45 calendar day review period, at the end of which, if it determines that there are no unresolved national security concerns, it will conclude all action under the DPA. If CFIUS determines that certain circumstances warrant additional review, it will commence a 45 calendar day investigation no later than the end of the initial 45 day review period. This period of investigation may be extended by the CFIUS Chairperson for an additional 15 calendar days in the event of extraordinary circumstances. If CFIUS has no unresolved national security concerns at the end of the investigation, it will conclude all action under the DPA. On the other hand, if CFIUS has unresolved national security concerns at the end of such investigation, it will send a report to the President of the United States, who may act to suspend or prohibit the transaction. At any time during the course of CFIUS review or investigation, CFIUS may request that the parties take actions to mitigate any national security concerns it has identified. Where CFIUS has completed all action with respect to the transaction or the President of the United States has announced a decision not to exercise his authority under the DPA with respect to the transaction, the President and CFIUS shall not further exercise the authority available to them under the DPA, including divestment authority, thereby providing a “safe harbor” for the transaction.

ITAR

The parties have agreed to use their reasonable best efforts and cooperate with each other so that Oaktree can submit a notice (the “ITAR pre-notification requirement”) to the U.S. Department of State Directorate of Defense Trade Controls at least 60 days in advance of the closing date, as provided for in 22 C.F.R. § 122.4(b) and DDTC’s 60-Day Notice Guidance.

Financial Conduct Authority

Section 178 of the U.K. Financial Services and Markets Act 2000 (the “FSMA”) requires Brookfield (or any other potential controllers in Brookfield’s group, to the extent required) to give notice to the Financial Conduct Authority (the “FCA”) of their intention to acquire control of Oaktree Capital Management (UK) LLP, Oaktree Capital Management (Europe) LLP, Oaktree Capital Management (International) Limited and Sabal Financial Europe Limited (the “Oaktree FCA-authorized entities”), wholly-owned subsidiaries of Oaktree that are registered with the FCA. Section 191F(2) of the FSMA requires Brookfield and any other relevant person to obtain the FCA’s approval of the acquisition of control before the transaction is closed. Section 191D of the FSMA obliges any person with an existing threshold interest in the Oaktree FCA-authorized entities to give the FCA prior notice if as a result of the transaction their holding would move below certain thresholds. Any failure to give the FCA required notice under section 178 of the FSMA and any acquisition of control by a proposed controller during the FCA assessment period without FCA prior approval are both criminal offenses under the FSMA. In addition, any failure by an existing controller to give prior notice of an intended reduction in their holding below specific thresholds is also a criminal offense. Finally, a failure by the Oaktree FCA-authorized entities to make the relevant notification to the FCA under the FCA’s rules could result in FCA action being taken against the Oaktree FCA-authorized entities. Completion of the mergers is subject to the receipt of FCA approval.

FINRA Notices and Filings

Oaktree must file an application with FINRA in accordance with NASD Rule 1017 regarding the change of ownership of more than 25% of the equity of OCM Investments, LLC, referred to as “OCMI”, as a result of the transactions contemplated by the merger agreement and make notice filings with the states in which OCMI is registered and doing business. The transactions may close 30 days after filing of the application with FINRA, even if FINRA approval has not been granted, subject to the ability of FINRA to place restrictions on OCMI.

FERC Filings

The proposed transaction is subject to review and authorization by the Federal Energy Regulatory Commission, referred to as “FERC,” pursuant to Section 203 of the Federal Power Act, referred to as the “FPA.” 16 U.S.C. § 824b. The FPA 203 review process entails a detailed analysis of the potential for the proposed transaction to: (1) allow for the exercise of horizontal market power by virtue of each company’s ownership or control of overlapping generation capacity in regional wholesale power markets; (2) allow for the exercise of vertical market power by virtue of each company’s ownership and/or control of generation, transmission, and/or inputs to electric power production including ownership of natural gas transportation, storage, and distribution assets; (3) adversely impact wholesale rates for electricity and related products; (4) adversely impact the ability of FERC and other federal and state agencies to regulate the activities of Brookfield and Oaktree; and (5) result in the cross-subsidization of utility and non-utility companies and/or their assets.

FERC review is triggered by the submission of a request for authorization for the transaction, commonly referred to as a “203 Application,” that is submitted by the FERC-jurisdictional public utility entities and/or their upstream holding company affiliates implicated in the transaction. FERC typically acts on such applications within 60 to 90 days after submission.

Accounting Treatment of the Mergers

Brookfield prepares its consolidated financial statements in accordance with IFRS.

Brookfield is currently evaluating the accounting of the mergers, which is expected to result in Brookfield recognizing its interest in Oaktree under the equity method of accounting in accordance with IAS 28, Investments in Associates and Joint Ventures, effective on the closing date. Accordingly, it is Brookfield’s preliminary view that it will initially recognize its investment at cost and will adjust thereafter for the post-acquisition change in Brookfield’s share of Oaktree’s net assets. Brookfield’s profit or loss and other comprehensive income will also include its share of Oaktree’s profit or loss and other comprehensive income.

Any Brookfield class A shares issued in connection with the mergers, and any income or loss allocable to such holders following the mergers, will be reflected within common equity and net income attributable to shareholders in Brookfield’s consolidated balance sheet and consolidated statement of operations, respectively.

Listing of Brookfield Class A Shares and Delisting and Deregistration of Oaktree Class A Units

Under the terms of the merger agreement, Brookfield is required to cause the Brookfield class A shares to be issued in connection with the mergers to be authorized for listing on the NYSE prior to the effective time. Accordingly, application will be made to have the Brookfield class A shares to be issued in connection with the mergers authorized for listing on NYSE, where Brookfield class A shares are currently traded under the symbol “BAM”.

If the mergers are completed, there will no longer be any publicly held Oaktree class A units. Accordingly, Oaktree class A units will no longer be listed on the NYSE and will be deregistered under the Exchange Act. Under the terms of the merger agreement, Oaktree is required to cooperate with Brookfield and take all actions reasonably required to cause the Oaktree class A units to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the effective time.

Fees and Expenses

The following is an estimate of the fees and expenses incurred or to be incurred by Oaktree and the OCGH filing parties in connection with the transactions:

Description	Amount to be Paid
Financial, legal, accounting and tax advisory fees and expenses	$66,805,000
Consent solicitation agent costs	$15,000
SEC Filing Fees	$147,080.18
Miscellaneous	$250,000

Total	$67,217,080

Oaktree expects the fees and expenses described above to be paid by the Oaktree operating group, other than fees and expenses related to the special committee, which will be borne solely by Oaktree.

The following is an estimate of the fees and expenses incurred or to be incurred by the Brookfield filing parties in connection with the transactions:

Description	Amount to be Paid
Financial, legal, accounting and tax advisory fees and expenses	$10,325,000
SEC Filing Fees	$445,322.76
Miscellaneous	$630,000

Total	$11,400,323

RISK FACTORS

In deciding whether to deliver a written consent, Oaktree unitholders should carefully consider the following risk factors and all of the information contained in or incorporated by reference into this consent solicitation statement/prospectus, including but not limited to, the matters addressed in “Cautionary Information Regarding Forward-Looking Statements” beginning on page 118 of this consent solicitation statement/prospectus and the matters discussed under “Business Environment and Risks” of Brookfield’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018 and under “Item 1A. Risk Factors” of Oaktree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated from time to time in Brookfield’s and Oaktree’s subsequent filings with the SEC, which are incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

Risk Factors Relating to the Mergers

The exchange ratio is fixed and will not be adjusted in the event of any change in the price of either the Brookfield class A shares or Oaktree class A units. Because the market price of the Brookfield class A shares may fluctuate, the value of the merger consideration received by Oaktree unitholders that receive Brookfield class A shares is uncertain.

In the initial merger, each Oaktree class A unit (other than Oaktree excluded units) will be converted into the right to receive and be exchanged for the merger consideration, consisting of either: (1) 1.0770 fully paid and nonassessable Brookfield class A shares; or (2) $49.00 in cash, without interest, subject to proration. No fractional shares will be issued in the initial merger, and Oaktree unitholders will receive cash in lieu of any fractional shares.

Because the exchange ratio is fixed, the value of the share consideration will depend on the market price of Brookfield class A shares at the effective time of the initial merger. The exchange ratio will not be adjusted for changes in the market price of the Brookfield class A shares or Oaktree class A units between the date of signing the merger agreement and the closing. There will be a lapse of time between the date Oaktree unitholders deliver written consents to adopt the merger agreement and approve the transactions contemplated thereby, including the mergers, and the date on which Oaktree unitholders entitled to receive Brookfield class A shares actually receive those shares. The implied value of the share consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this consent solicitation statement/prospectus to the effective time of the initial merger and thereafter. The closing sale price per Oaktree class A unit as of March 12, 2019, the last trading date before the public announcement of the merger agreement, was $43.83, and the closing sale price per unit has fluctuated as high as $[●] and as low as $[●] between that date and [●], 2019. The closing sale price per share of Brookfield class A shares as of March 12, 2019, was $45.99, and the closing sale price per share on the NYSE has fluctuated as high as $[●] and as low as $[●] between that date and [●], 2019. Accordingly, at the time the Oaktree unitholders deliver written consents, the value of the portion of the merger consideration to be paid in Brookfield class A shares will not be known. Share price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Brookfield’s and Oaktree’s respective operations and prospects, cash flows, and financial position, market assessments of the likelihood that the mergers will be completed, the timing of the mergers, and regulatory considerations. Moreover, the issuance of additional Brookfield class A shares in the mergers could depress the per share price of Brookfield class A shares.

Oaktree unitholders are urged to obtain current market quotations for Brookfield class A shares and Oaktree class A units before making a decision on whether to “CONSENT” to the merger proposal.

The market price for Brookfield class A shares following the closing may be affected by factors different from those that historically have affected Oaktree class A units and Brookfield class A shares.

Upon completion of the mergers, Oaktree unitholders will become holders of Brookfield class A shares (subject to the election and proration mechanisms described in this consent solicitation statement/prospectus). Brookfield’s businesses differ from those of Oaktree, and accordingly the results of operations of Brookfield will be affected by some factors that are different from those currently affecting the results of operations of Oaktree. In addition, upon completion of the mergers, holders of Brookfield class A shares will indirectly hold interests in the surviving company. For a discussion of the businesses of Brookfield and Oaktree and of important factors and risks to consider in connection with those businesses, see the documents incorporated by reference in this consent solicitation statement/prospectus and referred to in the section entitled “Where You Can Find More Information” of this consent solicitation statement/prospectus.

Oaktree unitholders may receive a form of consideration different from what they elect.

Although each Oaktree unitholder may elect to receive merger consideration per Oaktree class A unit in the form of cash or Brookfield class A shares, the total merger consideration will be prorated as necessary to ensure that 50% of the total combined outstanding Oaktree class A units and SellerCo units will be exchanged for cash and 50% of the total combined outstanding Oaktree class A units and SellerCo units will be exchanged for Brookfield class A shares. Accordingly, some of the consideration Oaktree unitholders receive in the mergers may differ from the type of consideration they elect and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if Oaktree unitholders had received solely the form of consideration that they elected. The relative proportion of shares and cash that an Oaktree unitholder receives may also have a value that is higher or lower than the relative proportion of shares and cash that the Oaktree unitholder elected to receive. A discussion of the proration mechanism can be found under the heading “The Merger Agreement—Election Procedures & Proration Adjustments.”

At the time you provide a written consent with respect to the merger proposal, you will not know the amount of cash or the number of Brookfield class A shares you will receive as a result of the mergers.

After an Oaktree unitholder has made an election in respect of his or her Oaktree units, he or she will not be able to sell those units unless he or she revokes his or her election prior to the election deadline.

To be effective, a form of election must be properly completed, signed and submitted to the exchange agent by 5:00 p.m., New York City time, on the date of the election deadline. After an Oaktree unitholder has submitted a form of election, under the terms of the election, he or she will not be able to transfer any Oaktree units covered by his or her form of election, unless he or she revokes his or her election by written notice received by the exchange agent prior to the election deadline. Any subsequent transfer of Oaktree units with respect to which an election has been made shall automatically revoke such election. While the parties have agreed to establish an election deadline that is a relatively short time before the closing date, there can be no assurance that unforeseen circumstances will not cause the closing date to be delayed after the election deadline has been established. If the closing date is delayed to a subsequent date, the election deadline shall be similarly delayed to a subsequent date, and Brookfield and Oaktree shall promptly announce any such delay and, when determined, the rescheduled election deadline.

Current Oaktree unitholders will generally have a reduced economic ownership interest in Brookfield than they now have in Oaktree, after the mergers.

Brookfield expects to issue to Oaktree unitholders approximately [●] Brookfield class A shares in the mergers. Based on the number of Oaktree class A units and Brookfield class A shares outstanding as of [●], 2019, as well as the number of OCGH units to be exchanged in the subsequent merger, upon the completion of the mergers, current Brookfield class A shareholders and former Oaktree and OCGH unitholders are expected to own approximately [●]% and [●]%, respectively, of the Brookfield class A shares. After the completion of the mergers, each Oaktree class A unitholder that receives Brookfield class A shares and is not already a shareholder of Brookfield will become a shareholder of Brookfield with a percentage economic ownership that will be smaller than such unitholder’s percentage economic ownership of Oaktree prior to the mergers. As a result of this reduced ownership percentage, each Oaktree class A unitholder will generally have less of an economic interest in Brookfield after the mergers than they now have in Oaktree. For more information on the rights of Brookfield class A shareholders, see the section entitled “Description of Brookfield Capital Stock” beginning on page 174 of this consent solicitation statement/prospectus.

The mergers are subject to the approval of the merger proposal by the Oaktree unitholders. Failure to obtain this approval would prevent completion of the mergers.

Before the mergers can be completed, Oaktree unitholders must adopt the merger agreement by approving the merger proposal. Despite OCGH’s agreement under the support agreement to deliver a written consent in respect of its Oaktree units adopting the merger agreement, there can be no assurance that the Oaktree member approval will be obtained. Failure to obtain the required approval may result in a material delay in, or the abandonment of, the mergers. Any delay in completing the mergers may materially adversely affect the timing and amount of benefits that are expected to be achieved from the mergers.

The mergers are subject to the receipt of consents and clearances from domestic and foreign regulatory authorities that may impose conditions that could have a material adverse effect on Brookfield or Oaktree following the mergers, or, if not obtained, could prevent the completion of the mergers.

Before the mergers can be completed, waiting periods must expire or terminate or approvals, consents or clearances must be obtained under applicable antitrust laws, including the HSR Act and certain foreign competition laws, and various approvals, consents or clearances must be obtained from certain other regulatory entities, including CFIUS, the International Traffic in Arms Regulations, the U.K. Financial Conduct Authority, the Federal Energy Regulatory Commission and the Financial Industry Regulatory Authority. In deciding whether to grant antitrust clearances, the relevant authorities will consider the effect of the mergers on competition. Although Brookfield and Oaktree have agreed in the merger agreement to use reasonable best efforts to make certain governmental filings and, subject to certain limitations, obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant authorizations will be obtained.

The governmental authorities from which these authorizations are required have broad discretion in administering the governing regulations. The terms and conditions of approvals that are granted may require that Brookfield divest certain businesses, assets, or products prior to closing the mergers or impose requirements, limitations, costs or restrictions on the conduct of Brookfield following the closing of the mergers. Under the terms of the merger agreement, subject to certain conditions, Brookfield is required to propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, disposition or license of any assets, properties, products, rights, services or businesses of Brookfield, Oaktree or any of their respective affiliates or subsidiaries, or any interest therein, or agree to any other structural or conduct remedy; or otherwise take or commit to actions that would limit Brookfield’s, Oaktree’s or each of their respective subsidiaries’ or affiliates’ freedom of action with respect to, or its or their ability to retain, any assets, properties, products, rights, services, or businesses of Brookfield, Oaktree, or any of their respective affiliates or subsidiaries or any interest therein in order to obtain such governmental approvals. Brookfield’s obligation to divest or accept other limitations in order to obtain governmental authorizations for the mergers is subject to the following conditions: (a) any actions taken by Brookfield in respect of such an obligation would not individually or in the aggregate reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities or results of operations of Brookfield and its subsidiaries and affiliates and Oaktree and its subsidiaries and affiliates (taken as a whole, after giving effect to the mergers, assuming for this purpose that the foregoing entities taken as a whole were an entity the size of Oaktree and its subsidiaries and affiliates, taken as a whole, in terms of financial metrics), excluding any proceeds received, or expected to be received, by

Brookfield due to it effecting any actions to fulfil such obligation, (b) none of Brookfield, Berlin Merger Sub, Oaktree, SellerCo, Seller MergerCo or any of their respective subsidiaries or affiliates will be required to take any action with respect to a fund, portfolio company or Brookfield fiduciary entity and (c) Brookfield’s obligation is conditioned upon the consummation of the mergers and the transactions. Additional information about each party’s commitments to take certain specified actions, subject to certain exceptions and limitations, in connection with obtaining regulatory approvals are described under “Special Factors—Regulatory Approvals Required to Complete the Mergers” beginning on page 103 of this consent solicitation statement/prospectus and “The Merger Agreement—Regulatory Approvals; Efforts to Complete the Mergers” beginning on page 140 of this consent solicitation statement/prospectus.

There can be no assurance that regulators will not impose terms, conditions, requirements, limitations, costs or restrictions that would delay the completion of the mergers, impose additional material costs on or limit the revenues of Brookfield or Oaktree after the mergers, or limit some of the benefits that Brookfield and Oaktree expect following completion of the mergers. In addition, neither Brookfield nor Oaktree can provide any assurance that any such terms, conditions, requirements, limitations, costs, or restrictions will not result in the abandonment of the mergers. Any delay in completing the mergers or any modification to the mergers currently contemplated may adversely affect the timing and amount of benefits that are expected to be achieved from the mergers.

Uncertainties associated with the transactions may cause Oaktree to lose clients.

In response to the announcement of the transactions, Oaktree’s clients and fund investors may delay or defer decisions concerning their use of Oaktree’s products and services and may withdraw assets under Oaktree’s management. Oaktree will send written notices informing its clients and fund investors of the transactions, provide a means to object in writing, and will seek approval by the boards and, to the extent required by applicable law, shareholders of the U.S. registered investment companies and business development companies advised or sub-advised by Oaktree of new investment advisory agreements to take effect upon the completion of the transactions. Any objections by Oaktree clients and fund investors, or failure to obtain the consents or approvals with respect to U.S. registered investment companies and business development companies, could have an adverse impact on the amount of assets under Oaktree’s management following the completion of the transactions.

Brookfield and Oaktree do not believe that the transactions should be deemed an assignment of the current investment advisory agreements or sub-advisory agreements of Oaktree’s clients under the Investment Advisers Act of 1940 and the Investment Company Act of 1940; however, if the transactions are deemed to result in such an assignment then certain clients could have the ability to terminate their investment advisory agreements with Oaktree or to seek to recover advisory fees paid to Oaktree, or losses sustained by their account, after the closing.

Some Oaktree clients and fund investors may terminate their investment advisory contracts or withdraw funds at will or on short notice. Concerns about the transactions could cause clients and fund investors to terminate their relationships with Oaktree and to reduce the aggregate amount of assets under management, or shift their assets to other types of accounts with different rate structures. Any number of other factors could also lead to such changes, including poor investment performance, changes in prevailing interest rates, changes in investment preferences of clients and fund investors, changes in Oaktree’s reputation in the marketplace, changes in management or control of clients and fund investors or third party distributors with whom Oaktree has relationships, loss of key investment management personnel and financial market performance. Any of these matters could have an adverse effect on Oaktree’s business, amount of assets under management, results of operations or financial condition.

Under the merger agreement, Oaktree is required to inform each fund investor and client of the transactions, and (other than in the case of registered investment companies) provide a means for such clients to object in writing and, if such objections represent a certain threshold amount of run-rate revenue, the mergers may not be consummated.

The merger agreement requires, among other things, that Oaktree inform each investor in each Oaktree fund (other than funds registered under the Investment Company Act of 1940 and business development companies) and other Oaktree clients of the transactions. With respect to Oaktree funds that do not permit voluntary redemptions, if a majority-in-interest of investors objects in writing within a specified time period, the fund will be considered to object to the transactions for purposes of the merger agreement. With respect to Oaktree funds that permit voluntary redemptions, any objecting investor must redeem all or a portion of its investment in such fund in addition to objecting in writing within a specified time period. The assets under management of objecting funds will not be included in the calculation of closing revenue run-rate for purposes of a closing condition, referred to as the “client consent condition.” For consenting funds that permit voluntary redemptions only the portion so redeemed will not be included in assets under management for purposes of calculating the closing revenue run-rate. The client consent condition requires that, calculated as of a date between 5-10 business days prior to closing, investment advisory clients representing at least 82.5% of the aggregate annualized investment advisory or similar fees of all Oaktree investment advisory clients (based upon assets under management as of February 28, 2019) will have not objected to the transactions (or in the case of funds that are registered, or that have elected to be treated as a business development company, under the Investment Company Act of 1940, such fund will have obtained board approval and, to the extent required by applicable law, shareholder approval).

For purposes of determining the assets under management of clients for the pre-closing calculation, assets under management as of February 28, 2019 shall be adjusted for cash inflows and outflows but not changes in market value. If the client consent condition is not satisfied, the mergers may not be consummated.

The mergers are subject to a number of conditions to the obligations of both Brookfield and Oaktree to complete the mergers, which, if not fulfilled, or not fulfilled in a timely manner, may result in termination of the merger agreement.

The obligation of the parties to complete the mergers is subject to customary closing conditions, including, without limitation, (i) the adoption of the merger proposal by holders of the Oaktree units that, voting together as a single class, represent a majority of the voting interests in Oaktree; (ii) the absence of any order or preliminary or permanent injunction preventing the consummation of the mergers; (iii) the expiration or termination of the applicable HSR Act waiting period and receipt of certain other required antitrust and other regulatory approvals or clearances, including, without limitation, from CFIUS; (iv) the effectiveness of the registration statement pursuant to which the Brookfield class A shares to be issued as part of the share consideration will be registered; (v) approval from the NYSE for the listing of the Brookfield class A shares to be issued as part of the share consideration; (vi) the completion of the OCGH exchange and (vii) calculated as of a date between 5-10 business days prior to closing, investment advisory clients representing at least 82.5% of the aggregate annualized investment advisory or similar fees of all Oaktree investment advisory clients (based upon assets under management as of February 28, 2019) will have not objected to the transactions (or in the case of funds that are registered, or that have elected to be treated as a business development company, under the Investment Company Act of 1940, such fund will have obtained board approval and, to the extent required by applicable law, shareholder approval). For purposes of determining the assets under management for the pre-closing calculation, assets under management as of February 28, 2019 shall be adjusted for cash inflows and outflows but not changes in market value. Each party’s obligation to consummate the mergers is subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties and (b) the other party’s compliance with its covenants and agreements contained in the merger agreement (in each case, subject to certain qualifications).

Many of the conditions to completion of the mergers are not within either Brookfield’s or Oaktree’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to March 13, 2020, which date may be extended in certain circumstances for a three-month period by either Brookfield or Oaktree up to a date no later than June 13, 2020, the merger agreement may be terminated. Although Brookfield and Oaktree have agreed in the merger agreement to use reasonable best efforts, subject to certain limitations, to complete the mergers as promptly as practicable, these and other conditions to the completion of the mergers may fail to be satisfied. In addition, satisfying the conditions to and completion of the mergers may take longer, and could cost more, than Brookfield and Oaktree expect. Neither Oaktree nor Brookfield can predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the mergers for a significant period of time or prevent them from occurring. Any delay in completing the mergers may adversely affect the benefits that Brookfield and Oaktree expect to achieve if the mergers are completed within the expected timeframe.

Oaktree’s unitholders will not have appraisal rights in the mergers.

Dissenters’ and appraisal rights are statutory rights that, if applicable under law, generally entitle equityholders to dissent from an extraordinary transaction, such as a merger, and to demand that the applicable company pay cash in an amount equal to the fair value for their equity interests as determined by a court in a judicial proceeding instead of receiving the consideration offered to them in connection with the extraordinary transaction.

Under the DLLCA, a limited liability company agreement may provide that contractual appraisal rights with respect to a limited liability company interest or another interest in a limited liability company shall be available for any class or group or series of members or limited liability company interests in connection with any amendment of a limited liability company agreement, any merger or consolidation in which the limited liability company is a constituent party to the merger or consolidation, any conversion of the limited liability company to another business form, any transfer to or domestication or continuance in any jurisdiction by the limited liability company, or the sale of all or substantially all of the limited liability company’s assets.

Thus, in accordance with the Oaktree operating agreement and Delaware law, members are not entitled to any rights to appraisal.

Lawsuits challenging the mergers may be filed against Oaktree and Brookfield, and an adverse judgment in any such lawsuit or any future similar lawsuits may prevent the mergers from becoming effective or from becoming effective within the expected timeframe.

Oaktree unitholders may file lawsuits against Oaktree, Brookfield and/or the directors and officers of either company in connection with the mergers. One of the conditions to the closing of the mergers is that no injunction or order of any court or other governmental authority of competent jurisdiction enjoining, prohibiting or rendering illegal the consummation of the mergers or the transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Oaktree’s or Brookfield’s defendants from completing the mergers on the agreed upon terms, then such injunction may prevent the mergers from becoming effective or from becoming effective within the expected timeframe and could result in significant costs to Oaktree and/or Brookfield, including any cost associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the mergers are completed may adversely affect Brookfield’s business, financial condition, results of operations and cash flow.

Uncertainty regarding the mergers or actual or perceived changes in the combined business following the consummation of the mergers may cause clients to delay or defer investment decisions or to withdraw as investors in funds managed by Oaktree and Brookfield and may adversely affect each company’s ability to effectively manage their respective businesses.

Consummation of the mergers is subject to certain conditions, including, among other things, receipt of required regulatory approvals or clearances (including the expiration of the waiting period under the HSR Act) and other customary closing conditions. Many of the conditions are outside of Brookfield’s and Oaktree’s control, and both parties have certain termination rights, including rights to terminate the merger agreement if such approvals are not obtained prior to the end date. Accordingly, there may be uncertainty regarding the completion of the mergers.

This uncertainty may cause clients that deal with Brookfield and Oaktree or investors in funds managed by Brookfield or Oaktree to delay or defer investment decisions or to withdraw as investors in funds or to terminate client relationships and may cause potential investors and clients not to invest in funds or accounts managed by Brookfield or Oaktree. This could negatively affect their respective businesses, regardless of whether the mergers are ultimately completed. If the mergers are completed, actual or perceived changes in Brookfield’s or Oaktree’s business, investment strategy or client relationships may cause current investors and clients to withdraw as investors in funds to terminate client relationships or to reduce the amount of business they transact with each company.

Uncertainties associated with the mergers may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of Oaktree following the mergers.

Oaktree is dependent on the experience and industry knowledge of its officers and other key employees to execute its business plans. Oaktree’s success after the mergers will depend in part upon its ability to retain key management personnel and other key employees. Current and prospective employees of Oaktree may experience uncertainty about their roles within Oaktree following the mergers or other concerns regarding the timing and completion of the mergers or the operations of Oaktree following the mergers, any of which may have an adverse effect on the ability of Oaktree to attract or retain key management and other key personnel. Accordingly, no assurance can be given that Oaktree following the mergers will be able to attract or retain key management personnel and other key employees of Oaktree to the same extent that Oaktree has previously been able to attract or retain its own employees. The departure of some or all of those individuals could also trigger certain “key person” provisions in the documentation governing certain of Oaktree’s closed-end funds, which would permit the limited partners of those funds to suspend or terminate the funds’ investment periods or withdraw their capital prior to expiration of the applicable lock-up date. Oaktree’s key person provisions vary by both strategy and fund and, with respect to each strategy and fund, are typically tied to multiple individuals. If the key person provisions were triggered for all Oaktree’s closed-end funds with such provisions, and the investment periods for the closed-end funds were terminated, such terminations would, as of December 31, 2018, result in a $18.6 billion decrease in AUM.

Oaktree’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Oaktree unitholders generally.

In considering the recommendation of the Oaktree board that Oaktree unitholders deliver written consents in favor of the merger proposal, Oaktree unitholders should be aware and take into account the fact that certain Oaktree directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Oaktree unitholders generally and that may create potential conflicts of interest. These interests include, among others, the right to participate in an exchange for cash of OCGH units following the completion of the mergers, the right to acquire Brookfield’s interests in the Oaktree operating group in certain circumstances, the right to receive payments in respect of the TRA Amendment and pursuant to the exchange agreement, and the right to accelerated vesting of certain equity awards in certain circumstances and rights to continuing indemnification and directors’ and officers’ liability insurance. See the section entitled “Special Factors—Interests of Oaktree Directors and Executive Officers in the Mergers” beginning on page 99 of this consent solicitation statement/prospectus. The Oaktree board was aware of and considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of, the mergers, in approving the merger agreement and in recommending that Oaktree unitholders deliver written consents in favor of the adoption of the merger agreement. The Oaktree board established a special committee comprised solely of independent directors and empowered the special committee, on behalf of, and acting solely in the interests of the holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those holders of Oaktree class A units who are also equity holders of OCGH and holders of Oaktree restricted units), to investigate, review, evaluate, negotiate the terms and conditions of, and determine the fairness of, the transactions and to recommend to the Oaktree board what action, if any, should be taken with respect to the transactions.

The fairness opinions received by the board of directors of Oaktree and the special committee from their respective financial advisors prior to the execution of the merger agreement do not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions.

Perella Weinberg, Oaktree’s financial advisor in connection with the mergers, delivered to the Oaktree board a written opinion, dated as of March 13, 2019, as to the fairness, from a financial point of view, as of the date of such opinion and based upon and subject to the procedures, factors, limitations, qualifications and assumptions set forth therein, of the merger consideration to be received in the mergers by holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those unitholders who are also equity holders of OCGH and holders of Oaktree restricted units), solely in their capacity as such.

Sandler O’Neill, the special committee’s financial advisor in connection with the mergers, delivered to the special committee a written opinion, dated as of March 13, 2019, as to the fairness, from a financial point of view, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, to the holders of Oaktree class A units (other than Brookfield, Berlin Merger Sub and their respective affiliates, OCGH, those unitholders who are also equity holders of OCGH and holders of Oaktree restricted units) of the merger consideration to be received by such holders.

The fairness opinions of both Perella Weinberg and Sandler O’Neill do not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions, including changes in the operations and prospects of Brookfield and Oaktree or their respective operating companies, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Brookfield and Oaktree and that may alter the value of Brookfield and Oaktree or the prices of the Brookfield class A shares or Oaktree class A units at the effective time of the mergers. The implied value of the share consideration has fluctuated since, and could be materially different from its implied value as of, the date of the opinions. The opinions do not speak as of the time the mergers will be completed or as of any date other than the dates of such opinions. Neither Perella Weinberg nor Sandler O’Neill have an obligation or responsibility to update, revise or reaffirm their respective opinions based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. The opinions of Oaktree’s financial advisor and the special committee’s financial advisor are attached as Annex D and Annex E, respectively, to this consent solicitation statement/prospectus.

The merger agreement limits Oaktree’s ability to pursue alternatives to the mergers and may discourage other companies from trying to acquire Oaktree.

The merger agreement contains “no shop” provisions that restrict Oaktree’s ability to solicit or initiate discussions with third parties regarding other proposals to acquire Oaktree, as applicable, and Oaktree has agreed to certain terms and conditions relating to its ability to respond to, enter into discussion and negotiation with respect to, and approve and accept, certain unsolicited proposals that constitute or are reasonably likely to lead to a superior proposal. In addition, Brookfield generally has an opportunity to offer to modify the terms of the mergers in response to any competing acquisition proposals before the Oaktree board may withdraw or qualify its recommendation that Oaktree unitholders consent to the merger proposal. The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, including in connection with certain alternative acquisition proposals, Oaktree may be required to pay Brookfield a cash termination fee equal to $225 million. See the sections entitled “The Merger Agreement—Expenses” and “—Termination Fee” beginning on pages 147 and 146, respectively, of this consent solicitation statement/prospectus.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Oaktree from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per unit cash or total value than the total value proposed to be paid or received in the mergers. These provisions might also result in a potential third-party acquirer proposing to pay a lower price to the Oaktree unitholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Failure to complete the mergers could negatively impact Brookfield’s class A share price or Oaktree’s class A unit price and have a material adverse effect on their results of operations, cash flows and financial position.

If the mergers are not completed for any reason, including as a result of Oaktree unitholders failing to approve the merger proposal, the ongoing businesses of Brookfield and Oaktree may be materially adversely affected and, without realizing any of the benefits of having completed the mergers, Brookfield and Oaktree would be subject to a number of risks, including the following:

•	Brookfield and Oaktree may experience negative reactions from the financial markets, including negative impacts on their respective share or unit prices;

•	Brookfield and Oaktree and their respective subsidiaries may experience negative reactions from their respective clients, regulators and employees;

•	Brookfield and Oaktree will still be required to pay certain significant costs relating to the mergers, such as legal, accounting, financial advisor and printing fees;

•	Oaktree may be required, under certain circumstances, to pay Brookfield a termination fee of $225 million under the terms of the merger agreement;

•

the merger agreement places certain restrictions on the conduct of Oaktree’s business pursuant to the terms of the merger agreement, which may have delayed or prevented Oaktree from undertaking business opportunities that, absent the merger agreement, may have been pursued;

•

matters relating to the mergers require substantial commitments of time and resources by each company’s management, which could have resulted in the distraction of each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies; and

•

litigation related to any failure to complete the mergers or related to any enforcement proceeding commenced against Brookfield or Oaktree to perform their respective obligations under the merger agreement.

If the mergers are not completed, the risks described above may materialize and they may have a material adverse effect on Brookfield’s or Oaktree’s results of operations, cash flows, financial position and stock prices.

The Brookfield class A shares to be received by Oaktree class A unitholders upon completion of the initial merger will have different rights from Oaktree class A units.

Upon completion of the initial merger, Oaktree class A unitholders will no longer be class A unitholders of Oaktree. Instead, former Oaktree class A unitholders will become shareholders of Brookfield and their rights as Brookfield class A shareholders will be governed by the terms of the Brookfield articles and the Brookfield bylaws. The terms of the Brookfield articles and the Brookfield bylaws are in certain respects materially different than the terms of the Oaktree operating agreement, which currently governs the rights of Oaktree unitholders. See the section entitled “Comparison of Unitholders’ and Shareholders’ Rights” beginning on page 177 of this consent solicitation statement/prospectus for a discussion of the different rights associated with Brookfield class A shares and Oaktree class A units.

Risk Factors Relating to the Combined Company Post-Closing

The mergers may result in a loss of clients or strategic alliances and may result in the termination of existing contracts.

Following the mergers, some of the clients, potential clients or strategic partners of Brookfield or Oaktree, as historical businesses, may terminate or scale back their business relationship with Brookfield or Oaktree. In addition, Oaktree has contracts with clients, vendors, landlords, licensors and other business partners which may require Oaktree to obtain consents from these other parties in connection with the mergers, which may not be obtained at all or on favorable terms. If client relationships or strategic alliances are adversely affected by the mergers, or if the surviving company, following the mergers, loses the benefits of the historical Oaktree contracts, the surviving company’s business and financial performance could suffer.

The mergers will result in changes to Oaktree’s board of directors that may affect the strategy and operations of the surviving company.

In connection with the closing, the Oaktree operating agreement will be amended and restated to provide that, during the initial period, the Oaktree board will be composed of no less than five individuals and, without Brookfield’s consent, no more than 10 individuals, with two selected by OCGH and two selected by Brookfield. The remaining directors will be nominated by OCGH and subject to joint written appointment by each of OCGH and Brookfield. Immediately following the closing, the Oaktree board will consist of 10 individuals, of whom eight will be continuing members of Oaktree’s current board of directors. In addition, during the initial period, Oaktree cannot take certain actions without the consent of Brookfield (and, following the initial period, Oaktree cannot take certain actions without the consent of OCGH), in each case subject to certain exceptions, which could impact the manner in which Oaktree would otherwise operate.

Other Risk Factors Relating to Brookfield and Oaktree

As a result of entering into the merger agreement, Brookfield’s and Oaktree’s businesses are and will be subject to the risks described above. In addition, Brookfield and Oaktree are, and following completion of the mergers, each of Brookfield and Oaktree will continue to be, subject to the risks described in Brookfield’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018 and Oaktree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated from time to time in their subsequent filings with the SEC, including those incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This consent solicitation statement/prospectus contains “forward-looking statements” within the meaning of applicable U.S. securities laws, and “forward-looking information” within the meaning of Canadian provincial securities laws, which reflect the current views of Brookfield and Oaktree with respect to, among other things, their future results of operations and financial performance. In some cases, you can identify forward-looking statements and information by words such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and “would” or the negative version of these words or other comparable or similar words. These statements identify prospective information. Important factors could cause actual results to differ, possibly materially, from those indicated in these statements. Forward-looking statements and information are based on Brookfield’s and Oaktree’s beliefs, assumptions and expectations of their respective future performance, taking into account all information currently available to them. Such forward-looking statements and information are subject to risks and uncertainties and assumptions relating to their respective operations, financial results, financial condition, business prospects, growth strategy and liquidity.

In addition to factors previously disclosed in Brookfield’s and Oaktree’s reports filed with securities regulators in Canada and the United States and those identified elsewhere in this consent solicitation statement/prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements and information or historical performance: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of Brookfield and Oaktree to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against Brookfield, Oaktree or their respective unitholders, shareholders or directors; the ability to obtain regulatory approvals and meet other closing conditions to the mergers, including the risk that regulatory approvals required for the mergers are not obtained or are obtained subject to conditions that are not anticipated or that are material and adverse to Brookfield’s or Oaktree’s business; a delay in closing the mergers; the ability to obtain approval by Oaktree’s unitholders on the expected terms and schedule; business disruptions from the proposed mergers that will harm Brookfield’s or Oaktree’s business, including current plans and operations; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the mergers; certain restrictions during the pendency of the mergers that may impact Brookfield’s or Oaktree’s ability to pursue certain business opportunities or strategic transactions; the ability of Brookfield or Oaktree to retain and hire key personnel; uncertainty as to the long-term value of the Brookfield class A shares following the mergers; the continued availability of capital and financing following the mergers; the business, economic and political conditions in the markets in which Brookfield and Oaktree operate; changes in Brookfield’s or Oaktree’s anticipated revenue and income, which are inherently volatile; changes in the value of Brookfield’s or Oaktree’s investments; the pace of Brookfield’s or Oaktree’s raising of new funds; changes in assets under management; the timing and receipt of, and impact of taxes on, carried interest; distributions from and liquidation of Oaktree’s existing funds; the amount and timing of distributions on Oaktree’s preferred units and class A units; changes in Oaktree’s operating or other expenses; the degree to which Brookfield or Oaktree encounters competition; and general political, economic and market conditions.

Any forward-looking statements and information speak only as of the date of this consent solicitation statement/prospectus or as of the date they were made, and except as required by law, neither Brookfield nor Oaktree undertakes any obligation to update forward-looking statements and information. For a more detailed discussion of these factors, also see the information under “Business Environment and Risks” in Brookfield’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018, and under “Item 1A. Risk Factors” in Oaktree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in each case any material updates to these factors contained in any of Brookfield’s or Oaktree’s future filings.

As for the forward-looking statements and information that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements and information. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

THE PARTIES TO THE MERGERS

Each of Brookfield Asset Management Inc. and Berlin Merger Sub, LLC is an affiliate of the Brookfield filing parties. Each of Oaktree Capital Group LLC, Oslo Holdings LLC, and Oslo Holdings Merger Sub LLC is an affiliate of the OCGH filing parties. See the section entitled “Important Information Regarding the Brookfield Merger Parties, the Brookfield Filing Parties & the OCGH Filing Parties” beginning on page 201 of this consent solicitation statement/prospectus.

Brookfield Asset Management Inc.

Brookfield Asset Management Inc., referred to as “Brookfield,” is a global alternative asset manager with over $350 billion in assets under management, referred to as “AUM”, and $138 billion in fee bearing capital. For more than 120 years, it has owned and operated assets on behalf of shareholders and investors with a focus on investing in long-life, high-quality assets across real estate, renewable power, infrastructure and private equity. Brookfield offers a range of public and private investment products and services which leverage its expertise and experience. Brookfield class A shares are co-listed on the NYSE under the symbol “BAM,” the TSX under the symbol “BAM.A” and Euronext under the symbol “BAMA.”

Brookfield was formed by articles of amalgamation dated August 1, 1997 and is organized pursuant to articles of amalgamation under the OBCA dated January 1, 2005.

Brookfield’s principal executive offices are located at 181 Bay Street Toronto, Ontario, Canada M5J 2T3, and its telephone number is (416) 363-9491.

Berlin Merger Sub, LLC

Berlin Merger Sub, a Delaware limited liability company and indirect wholly-owned subsidiary of Brookfield, was formed solely for the purpose of facilitating the initial merger. Berlin Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the initial merger, Berlin Merger Sub will be merged with and into Oaktree. As a result, Oaktree will survive the initial merger. Upon completion of the merger, Berlin Merger Sub will cease to exist as a separate entity.

Berlin Merger Sub’s principal executive offices are located at Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY, 10281, and its telephone number is (212) 417-7000.

Oaktree Capital Group, LLC

Oaktree is a global investment manager specializing in alternative investments, with $119.6 billion in AUM as of December 31, 2018. Its mission is to deliver superior investment results while minimizing risk and to conduct its business with the highest integrity. It emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. Over the past three decades, it has developed a large and growing client base through its ability to identify and capitalize on opportunities for attractive investment returns in less efficient markets.

For more information about Oaktree, see the sections entitled “Important Information Regarding Oaktree—Company Background” and “Where You Can Find More Information” beginning on pages 194 and 215, respectively, of this consent solicitation statement/prospectus.

Oslo Holdings LLC

Oslo Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of OCGH, was formed solely for the purpose of facilitating the subsequent merger and the OCGH exchange. Oslo Holdings LLC has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the subsequent merger, Oslo Holdings LLC will be merged with and into Oslo Holdings Merger Sub LLC. Upon the completion of the subsequent merger, Oslo Holdings LLC will cease to exist and Oslo Holdings Merger Sub LLC will continue as the surviving company.

Oslo Holding LLC’s principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and its telephone number is (213) 830-6300.

Oslo Holdings Merger Sub LLC

Oslo Holdings Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Oaktree, was formed solely for the purpose of facilitating the subsequent merger and the OCGH exchange. Oslo Holdings Merger Sub LLC has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the subsequent merger, Oslo Holdings LLC will be merged with and into Oslo Holdings Merger Sub LLC. Upon the completion of the subsequent merger, Oslo Holdings LLC will cease to exist and Oslo Holdings Merger Sub LLC will continue as the surviving company.

Oslo Holding Merger Sub LLC’s principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and its telephone number is (213) 830-6300.

OAKTREE SOLICITATION OF WRITTEN CONSENTS

The Oaktree board is providing this consent solicitation statement/prospectus to the Oaktree unitholders in connection with the consent solicitation. The Oaktree unitholders are being asked to approve the merger proposal and the compensation proposal, by signing and delivering the written consent furnished with this consent solicitation statement/prospectus. This consent solicitation statement/prospectus contains important information for you to consider when deciding whether to consent to, withhold consent from or abstain from the merger proposal and the compensation proposal. Please read it carefully and in its entirety.

Executing Consents

You may execute a written consent to approve the merger proposal and the compensation proposal (which is effectively equivalent to a vote “FOR” such proposals) or withhold consent from, or abstain from consenting with respect to, the merger proposal and the compensation proposal (which is effectively equivalent to a vote “AGAINST” such proposals). If you are an Oaktree unitholder as of the close of business on the record date and you return a signed and dated written consent without indicating whether you consent to, withhold consent from or abstain from either the merger proposal or the compensation proposal, you will be deemed to have elected to consent to such proposal. Broker non-votes, if any, and the failure to execute and return a consent, will have the same effect as withholding your consent from the merger proposal and the compensation proposal. A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote on that item without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Recommendation of the Oaktree Board

After consideration and consultation with its advisors and upon the recommendation of the special committee, at a special meeting held on March 13, 2019, the Oaktree board declared it advisable and in the best interests of Oaktree and its unitholders that Oaktree enter into the merger agreement and unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers, and recommended that the Oaktree unitholders adopt the merger agreement and approve the transactions contemplated thereby, including the mergers. For more information regarding the factors considered by the Oaktree board in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the mergers, see the section entitled “Special Factors—Recommendation of the Special Committee and the Oaktree Board; Reasons for the Mergers; Fairness of the Merger” beginning on page 56 of this consent solicitation statement/prospectus.

The Oaktree board unanimously recommends that Oaktree unitholders “CONSENT” to the merger proposal and the compensation proposal by executing and returning the written consent furnished with this consent solicitation statement/prospectus.

Record Date; Unitholders Entitled to Consent

Only Oaktree unitholders of record as of the close of business on the record date, which will be the close of business on [●], 2019, will be entitled to receive this consent solicitation statement/prospectus of and be entitled to sign and return a written consent. Under the Oaktree operating agreement, each outstanding Oaktree class A unit is entitled to one vote on each matter submitted to a vote or to be acted on by written consent and each outstanding Oaktree Class B unit is entitled to 10 votes on each matter submitted to a vote or to be acted on by written consent.

As of the record date, there were [●] Oaktree class A units and [●] Oaktree Class B units outstanding and entitled to consent with respect to the approval of the merger proposal and the compensation proposal.

Consent Required

Approval of each of the merger proposal and the compensation proposal requires the consent of the holders of a majority of the voting interests represented by the outstanding Oaktree class A units and Oaktree Class B units, voting together as a single class.

Unit Ownership of and Voting by Oaktree Directors and Executive Officers

As of the close of business on the record date, directors and officers of Oaktree and their affiliates (including OCGH) owned and were entitled to consent with respect to [●] Oaktree class A units and [●] Oaktree Class B units, representing approximately [●]% of the aggregate voting power of the Oaktree units issued and outstanding as of the close of business on the record date.

Oaktree currently expects that its directors and officers will deliver written consents in favor of the merger proposal and, on a non-binding, advisory basis, the compensation proposal, although none of them has directly entered into any agreements obligating him or her to do so. Nevertheless, OCGH, through which certain directors and executive officers hold equity, entered into a support agreement with Oaktree and Brookfield. Under the support agreement, OCGH agreed to deliver to Oaktree a written consent in favor of the approval of the merger proposal in respect of all Oaktree units beneficially owned by OCGH (representing in the aggregate more than a majority of the voting power of all outstanding Oaktree units entitled to vote thereon), unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement. The support agreement provides that OCGH will deliver its written consent promptly following the time at which the registration statement of which this consent solicitation statement/prospectus forms a part becomes effective under the Securities Act and receipt by OCGH of this consent solicitation statement/prospectus (and, in any event, within 5 business days after such time). The delivery of such written consent by OCGH will, unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, constitute the approval of the merger proposal by the requisite majority of the voting power of all outstanding Oaktree units entitled to vote thereon. For additional information, see the section entitled “The Support Agreement” beginning on page 149 of this consent solicitation statement/prospectus.

Submission of Consents

You may consent to the merger proposal and the compensation proposal with respect to your Oaktree units by completing and signing the written consent furnished with this consent solicitation statement/prospectus and returning it to Oaktree before the earlier to occur of the receipt by Oaktree of the Oaktree member approval and the consent deadline.

If you hold Oaktree units as of the close of business on the record date and you wish to give your written consent to the merger proposal and the compensation proposal, you must fill out the enclosed written consent, date and sign it, and promptly return it to Oaktree.

Please complete, date and sign the enclosed written consent and promptly return it to Oaktree at the address below, or email a .pdf copy of your signed and dated written consent to Oaktree to the email address below.

•	By Mail. If you choose to submit your written consent by mail, simply complete the enclosed written consent, date and sign it, and return it to [●].

•

By Email. If you choose to submit your written consent by email, once you have completed, dated and signed the written consent, you may deliver it to Oaktree by emailing a .pdf copy of your written consent to [●].

Oaktree has set [●], 2019 as the consent deadline. Oaktree reserves the right to extend the consent deadline to no later than [●], 2019, and any such extension may be made without notice to Oaktree unitholders.

Revocation of Consents

You may change or revoke your written consent at any time before the earlier to occur of the receipt by Oaktree of the Oaktree member approval and the consent deadline. If you wish to change or revoke your written consent before such time, you may do so by sending in a new written consent with a later date or by delivering a notice of revocation to [●].

Solicitation of Consents

This consent solicitation statement/prospectus is being provided to Oaktree unitholders in connection with the consent solicitation. The expense of printing and mailing this consent solicitation statement/prospectus is being borne 50% by Oaktree and 50% by Brookfield. Officers and employees of Oaktree may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents. Oaktree has retained [●] to aid in the solicitation of consents and to verify certain records related to the solicitation. Oaktree will pay [●] a fee of approximately $[●] as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

Other Information

The matters to be considered by the Oaktree unitholders in connection with the consent solicitation are of great importance to Oaktree unitholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference herein and complete, date, sign and promptly return the written consent. You may also submit your written consent by email.

Assistance

If you need assistance in completing your written consent or have questions regarding the consent solicitation, please contact:

[●]

or

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Investor Relations

Telephone: (213) 830-6300

PROPOSALS

Proposal 1—Merger Proposal

Oaktree unitholders are being asked to approve the adoption of the merger agreement, a copy of which is attached as Annex A to this consent solicitation statement/prospectus, pursuant to which Brookfield is acquiring all of the issued and outstanding Oaktree class A units (other than the Oaktree excluded units). In the event the merger proposal is not approved by Oaktree unitholders, the mergers will not be completed. In the event that the merger proposal is approved by Oaktree unitholders, but the merger agreement is terminated prior to the closing of the mergers, the mergers will not be completed.

Approval of the merger proposal requires the consent of the holders of a majority of the aggregate voting power of the Oaktree units issued and outstanding, voting together as a single class, and entitled to vote thereon. Abstentions and broker non-votes, if any, and the failure to execute and return a consent, will have the same effect as consents marked “WITHHOLD CONSENT” as to the merger proposal.

The Oaktree board unanimously recommends that Oaktree unitholders “CONSENT” to the merger proposal.

Proposal 2—Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Oaktree unitholders are being asked to approve, on a non-binding, advisory basis, certain merger-related executive officer compensation payments that will or may be made to Oaktree’s named executive officers in connection with the mergers, as further described in “Special Factors—Interests of Oaktree Directors and Executive Officers in the Mergers” beginning on page 99 of this consent solicitation statement/prospectus.

Accordingly, Oaktree is asking Oaktree unitholders to consent to the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be made to Oaktree’s named executive officers in connection with the mergers, and the agreements or understandings pursuant to which such compensation will or may be made, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Special Factors—Interests of Oaktree Directors and Executive Officers in the Mergers” beginning on page 99 of this consent solicitation statement/prospectus are hereby APPROVED.”

The consent to the compensation proposal is a consent separate and apart from the consent to approve the merger proposal. Accordingly, you may withhold consent to the compensation proposal and consent to the merger proposal and vice versa. The consent to the compensation proposal is advisory in nature and, therefore, not binding on Oaktree, regardless of whether the merger proposal is approved. Approval of the compensation proposal is not a condition to the completion of the mergers, and failure to approve the compensation proposal will have no effect on the approval of the merger proposal.

Approval of the compensation proposal requires the consent of the holders of a majority of the aggregate voting power of the Oaktree units issued and outstanding, voting together as a single class, and entitled to vote thereon. Abstentions and broker non-votes, if any, and the failure to execute and return a consent, will have the same effect as consents marked “WITHHOLD CONSENT” as to the compensation proposal.

The Oaktree board unanimously recommends that Oaktree unitholders “CONSENT” to the compensation proposal.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, a copy of which is included in this consent solicitation statement/prospectus as Annex A and is incorporated by reference herein in its entirety. The summary of the material provisions of the merger agreement below and elsewhere in this consent solicitation statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of Brookfield and Oaktree are governed by the merger agreement and not by this summary or any other information contained in or incorporated by reference into this consent solicitation statement/prospectus. Oaktree unitholders are urged to read the merger agreement carefully and in its entirety, as well as this consent solicitation statement/prospectus and the information incorporated by reference into this consent solicitation statement/prospectus, before making any decisions regarding the merger agreement and the transactions contemplated thereby. See the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

Structure of the Mergers and Post-Closing Restructuring Steps

The merger agreement provides for two successive mergers, on the terms and subject to the conditions in the merger agreement and in accordance with the DLLCA. At the effective time of the initial merger, Berlin Merger Sub will be merged with and into Oaktree. Oaktree will be the surviving company in the initial merger. After consummation of the mergers, no Oaktree class A units will be publicly traded; the Oaktree class B units and Oaktree preferred units issued and outstanding immediately prior to the effective time will not be affected by the mergers and will remain outstanding.

Immediately following the effective time of the initial merger, SellerCo will be merged with and into Seller MergerCo. Seller MergerCo will be the surviving company in the subsequent merger. Following the subsequent merger, Seller MergerCo will liquidate, thereby distributing all of its interests in OCGH to the intermediate holdcos. Following the liquidation of Seller MergerCo, OCGH will redeem the OCGH units received by the intermediate holdcos with partnership units in the Oaktree operating group. As a result of the post-closing restructuring steps following the subsequent merger, Brookfield will indirectly own a 62% economic interest in the Oaktree operating group and the OCGH unitholders, consisting primarily of Oaktree’s founders and certain other members of Oaktree’s management and current and former employees, will indirectly own the remaining 38% economic interest in the Oaktree operating group.

The certificate of formation of Oaktree as in effect immediately prior to the initial merger will be the certificate of formation of the surviving company. At closing, Oaktree, Brookfield, OCGH and members of the Oaktree operating group, for certain limited purposes described therein, will enter into the A&R operating agreement. The A&R operating agreement shall be the limited liability company agreement of the surviving company. Pursuant to such operating agreement, during the initial period, the Oaktree board will be comprised of no less than five individuals and without Brookfield’s consent, no more than 10 individuals, with two selected by OCGH and two selected by Brookfield. The remaining directors will be nominated by OCGH and be subject to joint written appointment by each of OCGH and Brookfield. Immediately following the closing, it is anticipated that the Oaktree board will consist of ten individuals. As of the effective time, the Oaktree board will be comprised of OCGH directors Howard Marks and Bruce Karsh, joint directors John Frank, Steve Gilbert, Richard Masson, Sheldon Stone, Marna Whittington and Jay Wintrob and Brookfield directors Bruce Flatt and Justin Beber. Following the initial period, OCGH will have the right to appoint a number of directors based on the collective beneficial ownership of certain permitted Oaktree holders of Oaktree operating group units relative to the Oaktree operating group units that they beneficially owned at closing (immediately after giving effect to the mergers).

After the subsequent merger, the Oaktree operating group will distribute cash in amounts to be mutually determined by the parties to certain of Brookfield’s subsidiaries and OCGH.

As part of the post-closing restructuring steps, Brookfield’s indirect ownership of general partner and limited partner interests in certain Oaktree operating group entities may be transferred to other newly-formed, indirect subsidiaries of Atlas, and ownership of two of Oaktree’s current intermediate holdcos, Oaktree Holdings, Inc. and Oaktree AIF Holdings, Inc., may be transferred to Brookfield’s subsidiary, Atlas. Any such post-closing restructuring steps will not affect the respective economic interests and relative beneficial ownership of Brookfield and OCGH in the Oaktree operating group following consummation of the mergers. Brookfield will continue to beneficially own an approximately 62% economic interest in the Oaktree operating group and the OCGH unitholders, consisting primarily of Oaktree’s founders and certain other members of Oaktree’s management and current and former employees, will continue to beneficially own the remaining 38% economic interest in the Oaktree operating group.

Closing; Effective Time of the Mergers

The merger agreement provides that, unless another date is agreed to in writing by Brookfield and Oaktree, the closing of the mergers will take place no later than the third business day after the satisfaction or waiver of the conditions to closing (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or permitted waiver of such conditions at the closing). The date on which the closing occurs is referred to in this consent solicitation statement/prospectus as the closing date.

At the closing, the parties will file a certificate of merger with respect to the initial merger, referred to as the initial certificate of merger, with the Secretary of State of the State of Delaware. The initial merger will be effective at the time the parties file the initial certificate of merger, or such later date and time as the parties may agree and as is specified in the initial certificate of merger. On the closing date, immediately following the effective time of the initial merger, the parties will file a certificate of merger with respect to the subsequent merger, referred to as the subsequent certificate of merger, with the Secretary of State of the State of Delaware. The subsequent merger will be effective at the time the parties file the subsequent certificate of merger, or such later date and time immediately following the effective time of the initial merger as the parties may agree and as is specified in the subsequent certificate of merger.

Merger Consideration; Effect of the Mergers on Capital Stock

At the effective time of the initial merger, each Oaktree class A unit (other than Oaktree excluded units described in the following paragraph and Oaktree restricted units) will be converted into the right to receive, at the election of the holder of such Oaktree class A unit, and become exchangeable for either: (1) 1.0770 fully paid and nonassessable Brookfield class A shares, referred to as share consideration; or (2) $49.00 in cash, referred to as cash consideration, without interest and subject to any applicable withholding taxes (and subject to the pro-ration adjustment procedures described in this consent solicitation statement/prospectus). All of the limited liability company interests of Berlin Merger Sub outstanding immediately prior to the effective time of the initial merger will be converted into an aggregate number of class A units of the surviving company that is equal to the aggregate number of Oaktree class A units outstanding immediately prior to the effective time, plus the aggregate number of SellerCo units outstanding immediately prior to the subsequent effective time.

Also at the effective time, each Oaktree class A unit outstanding immediately prior to the effective time that is owned or held by Oaktree, including Oaktree class A units held in treasury or otherwise, or owned by Berlin Merger Sub will be automatically canceled and cease to exist. No consideration will be delivered in exchange for such units.

At the effective time of the subsequent merger, each outstanding SellerCo unit will be converted into the right to receive, at the election of the holder of such SellerCo unit, and become exchangeable for either: (1) 1.0770 fully paid and nonassessable Brookfield class A shares; or (2) $49.00 in cash without interest and subject to any applicable withholding taxes (and subject to the pro-ration adjustment procedures described in this consent solicitation statement/prospectus).

As further described below in the section entitled “—Election Procedures & Proration Adjustments” beginning on page 129 of this consent solicitation statement/prospectus, and as provided in more detail in the merger agreement, holders of record of Oaktree class A units and SellerCo units (assuming the completion of the OCGH exchange) will, until the election deadline, be entitled to elect to receive either share consideration or cash consideration, in exchange for each Oaktree class A unit and SellerCo unit held by him or her that was outstanding immediately prior to the effective time or subsequent effective time, as applicable, subject to proration procedures described below and in further detail in the merger agreement. Holders entitled to make an election that fail to do so or that make an untimely election (or who otherwise are deemed not to have submitted an effective form of election), referred to as “non-electing holders,” will be deemed to have elected (i) cash consideration with respect to 50% of such person’s Oaktree class A units or SellerCo units (rounded up to the nearest whole unit) and (ii) share consideration with respect to the other 50% of such person’s Oaktree class A units or SellerCo units (rounded down to the nearest whole unit). The exchange agent has reasonable discretion to determine whether a share election or cash election has been properly made in respect of any Oaktree class A units or SellerCo units. For more information regarding the election deadline, see the section entitled “—Election Procedures & Proration Adjustments” beginning on page 129 of this consent solicitation statement/prospectus.

Share elections and cash elections are subject to the proration adjustment procedures described in this consent solicitation statement/prospectus to ensure that the aggregate merger consideration will be divided evenly with 50% of the combined outstanding Oaktree class A units and SellerCo units receiving cash consideration and 50% of the combined outstanding Oaktree class A units and SellerCo units receiving share consideration.

Treatment of Oaktree Equity Awards

Immediately prior to the effective time, each Oaktree restricted unit will be automatically converted into a common unit of OCGH having the same terms and conditions (including vesting) that applied to the applicable Oaktree restricted unit from which such common unit was converted, except as otherwise modified by the organizational documents of OCGH.

Conversion of Units, Exchange of Certificates, Withholding and Dividends and Distributions

Conversion of Units and Exchange of Certificates

The conversion of Oaktree class A units into the right to receive the merger consideration will occur automatically at the effective time. After completion of the mergers, the exchange agent will exchange any certificates representing Oaktree class A units for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As soon as reasonably practicable after the effective time, and in any event not later than three business days thereafter, the exchange agent will mail to each holder of record of one or more certificates representing Oaktree class A units or SellerCo units that were converted into the right to receive the merger consideration pursuant to the terms of the merger agreement, a letter of transmittal and instructions on how to surrender the certificated Oaktree class A units and/or SellerCo units in exchange for the merger consideration the holder is entitled to receive under the merger agreement. As promptly as practicable after the effective time, and in any event within two business days thereafter, Oaktree class A units and SellerCo units held in book-entry form will automatically be exchanged for the merger consideration. Holders of Oaktree class A units and SellerCo units held in book-entry form will not be required to take any additional actions.

If a certificate for Oaktree class A units or SellerCo units has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed in form and substance reasonably acceptable to Brookfield and, if required by Brookfield or the exchange agent, the posting of a bond in reasonable and customary amount as indemnity against any claim that may be made against Brookfield, the exchange agent, the surviving company or the surviving SellerCo with respect to such certificate.

After the effective time, there will be no further transfers on the unit transfer books of Oaktree of the Oaktree class A units that were issued and outstanding immediately prior to the effective time. After the subsequent effective time, there will be no further transfers on the unit transfer books of SellerCo of the SellerCo units that were issued and outstanding immediately prior to the subsequent effective time.

Withholding

Each of the exchange agent, Oaktree, the surviving company, Seller MergerCo, the surviving SellerCo and Brookfield will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable law. If any such amounts are so withheld and remitted to the applicable taxing authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of whom the deduction or withholding was made.

Dividends and Distributions

No dividends declared with respect to Brookfield class A shares will be paid to the holder of any unsurrendered certificates representing Oaktree class A units or SellerCo units that have been converted into the right to receive Brookfield class A shares in the mergers until the holder thereof surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends, without any interest thereon, which theretofore had become payable with respect to the whole shares of Brookfield class A shares which the Oaktree class A units or SellerCo units represented by such certificate have been converted into the right to receive under the merger agreement.

Election Procedures & Proration Adjustments

Brookfield has selected [●] to serve as the exchange agent to, among other things, handle the exchange of Oaktree class A units and SellerCo units for merger consideration and any cash in lieu of fractional shares, in each case deliverable in respect thereof pursuant to the merger agreement.

At least 20 days prior to the anticipated election deadline, Brookfield will provide a form of election to each holder of record of Oaktree class A units and SellerCo units (assuming the completion of the OCGH exchange) in order to enable the holder thereof to exercise his, her or its right to make an election. To be effective, a form of election must be properly completed, signed and submitted to the exchange agent by the election deadline. The “election deadline” is 5:00 p.m., New York City time, on the date that the parties to the merger agreement agree is as near as practicable to three business days preceding the closing date.

Any holder entitled to make an election of merger consideration may, at any time prior to the election deadline, revoke such election by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election. Any holder who has validly revoked his, her or its merger consideration election and has not properly submitted a new duly completed form of election will be deemed to be a non-electing holder. Non-electing holders will be deemed to have elected (i) cash consideration with respect to 50% of such person’s Oaktree class A units or SellerCo units (rounded up to the nearest whole unit) and (ii) share consideration with respect to the other 50% of such person’s Oaktree class A units or SellerCo units (rounded down to the nearest whole unit).

After an election is validly made, any subsequent transfer of units will automatically revoke such election. The exchange agent will determine, in its reasonable discretion, whether any election is not properly made, changed or revoked with respect to any Oaktree class A units or SellerCo units.

Treatment of Fractional Shares

No fractional shares of Brookfield class A shares will be issued in the mergers. Each holder of Oaktree class A units or SellerCo units that would otherwise have been entitled to receive a fractional Brookfield class A share in the mergers will instead receive a cash payment, without interest, rounded down to the nearest cent, in lieu of such fractional share in an amount determined by multiplying (i) the fractional amount of Brookfield class A shares such unitholder would have otherwise been entitled to receive (after taking into account all shares of Oaktree class A units and SellerCo Units held by such unitholder) by (ii) the volume-weighted average price, rounded down to four decimal points, of Brookfield class A shares on the NYSE (as reported on Bloomberg L.P. under the function “VWAP”) for the period of the ten consecutive trading days ending on the second full trading day prior to the effective time.

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Brookfield, Oaktree, SellerCo, Seller MergerCo and Berlin Merger Sub that are (i) subject, in respect of Oaktree, SellerCo and Seller MergerCo, in some cases, to specified exceptions and qualifications contained in confidential disclosure schedules and (ii) qualified by certain information filed by the parties with the SEC, excluding any disclosures in any risk factor section and any disclosures that are cautionary, predictive or forward-looking in nature.

The merger agreement contains representations and warranties by Oaktree relating to, among other things, the following:

•

due organization, valid existence, good standing and qualification to do business, corporate power and authority and the absence of any obligations to make future investments or capital contributions in excess of $50 million to any other entity;

•

corporate authorization of the transaction documents and the transactions, the written consents required for Oaktree’s unitholders to adopt the merger agreement and the valid, binding and enforceable nature of the transaction documents;

•

absence of any need for notices, filings and approvals by governmental authorities in order to complete the mergers, other than actions in connection with filing the certificates of merger and compliance with antitrust, securities, national security, export control and broker-dealer regulations and laws;

•

absence of any conflict with or violation or breach of organizational documents, any conflict with or violation of any fund document, subject to consents that may be required under certain fund documents, certain contracts, applicable laws, orders or licenses to which Oaktree is subject as a result of the execution, delivery and performance of the transaction documents, including the merger agreement and completion of the mergers;

•	capital structure;

•	subsidiaries;

•	filing of SEC documents and financial statements, the absence of untrue statements of material facts or omissions in such filings and documents, and compliance of such filings with legal requirements;

•	the absence of dissenters’ rights;

•

conduct of Oaktree’s business in the ordinary course, the absence of an Oaktree material adverse effect and the absence of the resignation of or certain proceedings or investigations against any executive officer, chief investment officer, company associate with a title of portfolio manager or higher or who is otherwise identified by name as a “key person” under any fund document for a closed-end fund that is in its investment period as of the date of the merger agreement;

•	title to assets;

•	absence of any owned real property and existence of certain real property leases;

•	intellectual property and data privacy and security matters;

•	existence of and compliance with certain material contracts;

•	Oaktree’s funds, managed accounts, subadvisory relationships, clients and the AUM and compliance of each such contract or arrangement with applicable law;

•	absence of litigation and certain undisclosed liabilities;

•	compliance with applicable laws and regulations and the holding of necessary permits, licenses, certificates or other authorizations;

•	tax matters;

•	employee benefit plan and ERISA matters;

•	employment and labor matters;

•	insurance matters;

•	environmental matters;

•	transactions with affiliates of Oaktree;

•	broker-dealer activities;

•	inapplicability to the transactions of antitakeover statutes or anti-takeover provisions in Oaktree’s organizational documents;

•	brokers’ fees payable in connection with the transactions contemplated by the transaction documents;

•	fairness opinions of Oaktree’s financial advisor and the financial advisor to the special committee;

•	absence of untrue statements of material facts or omissions in the information supplied by Oaktree for inclusion in the consent solicitation statement/prospectus; and

•	the ownership and activities of SellerCo and Seller MergerCo.

The merger agreement includes a more limited set of representations by Brookfield and Berlin Merger Sub relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business, and corporate power and authority;

•	corporate authorization of the transaction documents and the transactions and the valid, binding and enforceable nature of the transaction documents;

•

absence of any need for notices, filings and approvals by governmental authorities in order to complete the mergers, other than actions in connection with filing the certificates of merger and compliance with antitrust, securities, national security and export control regulations and laws;

•	the absence of any required member or shareholder vote of Brookfield to authorize the merger agreement, the other transaction documents or to authorize Berlin Merger Sub or to consummate the mergers;

•

absence of any conflict with or violation or breach of organizational documents, any conflict with or violation of certain contracts or applicable laws, orders or licenses to which Brookfield is subject as a result of the execution, delivery and performance of the transaction documents, including the merger agreement and completion of the mergers;

•	capital structure;

•	filing of SEC documents and financial statements, the absence of material misstatements or omissions in such filings and documents, and compliance of such filings with legal requirements;

•	conduct of Brookfield’s business in the ordinary course and the absence of a Brookfield material adverse effect;

•	compliance with applicable laws and regulations and the holding of necessary permits;

•	absence of litigation;

•	absence of brokers’ fees payable in connection with the transactions contemplated by the transaction documents;

•

availability of cash and other sources of immediately available funds sufficient to pay the aggregate cash consideration and all other cash amounts payable pursuant to the merger agreement and absence of financing condition;

•	absence of untrue statements of material facts or omissions in the information supplied by Brookfield for inclusion in the consent solicitation statement/prospectus;

•	the ownership and activity of Berlin Merger Sub; and

•	Brookfield’s ownership of certain Oaktree class A Units.

The representations and warranties contained in the merger agreement will not survive the effective time of the initial merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to or have a material adverse effect with respect to the party making the representation or warranty).

For purposes of the merger agreement, a “material adverse effect” means, with respect to Oaktree, or with respect to Brookfield, any state of facts, circumstance, condition, event, change, development, occurrence, result or effect that has had a material adverse effect on the financial condition, business or results of operations of Oaktree or Brookfield, as applicable, in each case taken as a whole, but excluding any effect to the extent resulting from:

a.	changes or prospective changes in GAAP or IFRS (or the interpretation thereof), as applicable;

b.

changes in economic, political, regulatory, legal or tax conditions in the United States, Canada or any other country or region in which Oaktree or Brookfield or any of their subsidiaries have material operations, including changes in the financial, credit, securities or currency markets;

c.	changes in conditions generally affecting the industries in which Oaktree, Brookfield or their subsidiaries operate, as applicable;

d.	changes or prospective changes in applicable law (or the interpretation thereof);

e.	any acts of war, civil disobedience, military conflict, sabotage, terrorism or the escalation or worsening of any of the foregoing;

f.	natural disasters (including hurricanes, tornadoes, floods, earthquakes or other weather) or other public health event or any other force majeure event;

g.

any failure by Oaktree, Brookfield or their subsidiaries, as applicable, to meet any internal or published budgets, projections or forecasts of financial performance (but not excluding any change, effect, circumstance or development underlying such failure that are not otherwise excluded from the definition of a material adverse effect);

h.

the execution or public announcement of the merger agreement or mergers or other transactions contemplated by the merger agreement, including the announcement of the identity of Brookfield or Oaktree, as applicable, and including the impact thereof on relationships with customers, suppliers, vendors, investors, lenders, partners, contractors, distributors or employees, and the performance of the merger agreement and transactions contemplated thereby;

i.	any legal proceeding relating to the merger agreement or transactions contemplated thereby or arising out of allegations of any breach of fiduciary duty or allegations of violations of applicable law;

j.

changes in the trading price or trading volume of Brookfield class A shares or Oaktree class A units, as applicable, or a credit ratings downgrade or change in ratings outlook (but not excluding any underlying facts giving rise or contributing to such change or downgrade that are not otherwise excluded from the definition of a material adverse effect);

k.	with respect to Oaktree only, effects resulting from the exceptions and disclosures set forth in the Oaktree disclosure schedules; and

l.

any actions or omissions taken (or omitted to be taken) by Brookfield, Oaktree or their subsidiaries pursuant to the written consent of the other party, that are required to be taken (or omitted to be taken) pursuant to the merger agreement, including any actions required under the merger agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable antitrust laws for the consummation of the initial merger.

However, any effect described in items (a), (b), (c), and (d) above will be taken into account to the extent such effect has a material and disproportionate adverse effect on Oaktree or Brookfield, as applicable, relative to the other participants in the industry in which Oaktree or Brookfield operate, as applicable.

A “material adverse effect” with respect to Oaktree or Brookfield, as applicable, also includes a state of facts, circumstance, condition, event, change, development, occurrence, result or effect that has had a material adverse effect on the ability of the applicable party to consummate the transactions contemplated by the merger agreement.

Conduct of Business of Oaktree Prior to Completion of the Mergers

Each of Brookfield and Oaktree has agreed that, between the date of the merger agreement and the effective time, except as required by law or governmental authority, expressly contemplated by the transaction documents, in the case of Oaktree, as expressly disclosed in Oaktree’s confidential disclosure letter, or as the other party approves in writing (which approval may not be unreasonably withheld, conditioned or delayed), it will use reasonable best efforts to conduct its business and operations in the ordinary course of business, preserve its business organization intact, maintain its existing relations and goodwill with investors, suppliers, customers, strategic partners, landlords, creditors, licensors, licensees, employees and others having business relationships with it, and in the case of Oaktree, with the Oaktree funds.

Oaktree also has agreed that, between the date of the merger agreement and the effective time, except as required by law, as expressly contemplated or permitted by any of the transaction documents, as expressly disclosed in Oaktree’s confidential disclosure letter or as Brookfield approves in writing (which approval may not be unreasonably withheld, conditioned or delayed in certain cases) and subject to other specified exceptions, it will not, and will not permit its subsidiaries to:

•	amend the organizational documents of Oaktree or amend in any material respect the organizational documents of any of Oaktree’s subsidiaries;

•	split, combine or reclassify any of Oaktree’s limited liability company interests or shares of capital stock of Oaktree;

•

declare, set aside or pay any dividend or distribution in respect of Oaktree units or Oaktree preferred units, except for certain distributions, in each case paid at times consistent with past practice, permitted pursuant to the merger agreement as described below under “The Merger Agreement—Permitted Distributions”;

•

other than in the ordinary course consistent with past practice, sell, issue, grant or authorize the sale, issuance or grant by Oaktree or its subsidiaries of any capital stock, limited liability company interest or other security, any option, restricted interest, profits interest, equity award or convertible interest;

•	except for the OCGH exchange pursuant to the support agreement, permit any exchanges of limited partnership interests in OCGH pursuant to the existing exchange agreement;

•	enter into any contract with respect to the voting of Oaktree units or Oaktree preferred units;

•

except as required by a contract in effect on the date of the merger agreement or in the ordinary course of business consistent with past practice, amend or waive any of its rights under, or accelerate vesting under any provision of any of Oaktree’s unit option, equity compensation plans or other contract relating to equity-based compensation;

•	adopt, approve or implement any “poison pill” or similar rights plan or related agreement;

•

acquire or dispose of any material amount of assets, securities, properties, interests or businesses, other than in the ordinary course of business, provided that the aggregate value of such acquisitions will not exceed $250 million and that any transactions made in reliance on exceptions to this bullet do not include any material non-competition restrictions;

•	make any capital expenditure in excess of $15 million in the aggregate;

•

permit any assets of Oaktree or its subsidiaries to become subject to any encumbrance, subject to certain exceptions, including for pledges of assets (A) made in the ordinary course of business or (B) not to exceed an aggregate amount of $100 million;

•

adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Oaktree or any its subsidiaries except for those (A) already in process prior to the date of the merger agreement, or (B) in respect to the liquidation or dissolution of any subsidiary whose sole purpose is to act as the general partner (or equivalent) of an Oaktree fund that itself has been liquidated;

•	make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency;

•

transfer, capitalize, settle, discharge, modify, amend the material terms of or repay or reduce the principal amount of any indebtedness of Oaktree Holdings, Inc. or Oaktree AIF Holdings, Inc. owed to Oaktree;

•

enter into any material transaction with any of its affiliates (other than Oaktree and any of its subsidiaries) other than pursuant to written arrangements in effect on the date of the merger agreement and excluding any employment, compensation or similar arrangements otherwise permitted pursuant to the merger agreement;

•

act or fail to act in any manner that would reasonably be expected to result in any loss, lapse, abandonment, cancellation, invalidity or unenforceability of any material owned intellectual property material to the conduct of the business of Oaktree or any of its subsidiaries, taken as a whole;

•

incur any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of Oaktree or any subsidiary, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than in the ordinary course of business for additional amounts after the date of the merger agreement not in excess of $100 million in the aggregate;

•

except in the ordinary course of business consistent with past practice, materially change or amend, enter into, or grant, increase, or accelerate payments or benefits under, any compensation or benefits agreement, arrangement or plan with any current or former officers, directors, employees, independent contractors or service providers of Oaktree or any of its subsidiaries;

•

except in the ordinary course of business consistent with past practice, grant or increase any retention, change in control or similar payment or benefit to, or enter into or amend any existing retention, change in control or similar payment or benefit arrangement with, any current or former officers, directors, employees, independent contractors or service providers of Oaktree or any of its subsidiaries;

•	enter into any material new business line;

•

change Oaktree’s or any of its subsidiaries’ (A) methods of accounting, except as required by changes in GAAP, internal accounting practices or in Regulation S-X of the Exchange Act or (B) cash management and collection of accounts receivable, except for changes in the ordinary course of business;

•

(A) make, change or revoke any (1) entity classification election for Oaktree, any intermediate holdco or certain other material Oaktree entities or (2) other material tax election, (B) change any annual tax accounting period or adopt or change any method of tax accounting in a way that would materially impact Oaktree or any of its subsidiaries, (C) settle any audit or other proceeding with a governmental entity that relates to a material tax liability (except certain existing audits), (D) surrender any material claim for a refund of any material amount of taxes or (E) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (except in connection with certain existing audits);

•

settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against Oaktree or any subsidiary or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement, other than (1) settlements for less than $25 million in the aggregate, (2) any litigation, investigation, arbitration, proceeding or other claim that would not prohibit or restrict any Oaktree entity from operating its business in substantially the same manner as operated on the date of the merger agreement or require the waiver or release of any material rights or claims, or (3) any such settlements in connection with any Oaktree fund where any monetary damages would not ultimately be borne by any Oaktree entity;

•

(A) voluntarily terminate, modify, amend or waive any material contract that would, in each case, materially and adversely affect the ability of Oaktree to conduct its business as conducted as of the date of the merger agreement, other than terminations, amendments and waivers in accordance with the terms thereof in the ordinary course of business, or (B) enter into any contract, agreement, or arrangement that would have been a material contract, subject to certain limitations, if entered into prior to the date of the merger agreement to the extent that any such contract would, after the closing, materially and adversely restrict Brookfield and its subsidiaries from operating their businesses in all material respects as conducted as of the date of the merger agreement (other than to replace expired or terminated material contracts on substantially similar terms);

•

permit any amendment or modification of the terms of, or waiver under, any investment advisory arrangement or fund document or any other accommodation, in each case, as a condition to obtaining any consent solicited pursuant to the merger agreement;

•

knowingly take any action that would reasonably be expected to adversely affect in any material respect the likelihood that the waiting period (or any extension thereof, including any commitment by any party and/or agreement between a party and a governmental authority not to consummate the transactions contemplated by the merger agreement prior to a certain time) under the HSR Act expires or is terminated or materially delayed or that any other antitrust approval or clearance would not be obtained or materially delayed;

•

except in the ordinary course of business consistent with past practice, decrease, subsidize, rebate, discount, waive, or defer any fees chargeable by any Oaktree entity, in each case, other than as required by the applicable investment advisory arrangement as in effect on the date of the merger agreement, in each case without prior consultation with Brookfield;

•

fail to maintain or take any necessary action to reinstate any investment advisor subsidiary’s corporate existence or existing qualification in qualifications in jurisdictions in which the investment advisor subsidiary is required to be so qualified to conduct its business;

•

fail to cause OCMI to maintain minimum net capital (A) in compliance with all applicable laws imposed by the SEC, FINRA and any other governmental entity having authority over OCMI and (B) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act or make any filing with FINRA pursuant to NASD Rule 1017(a)(3);

•	except in the ordinary course of business consistent with past practice in terms of amount and frequency, commit any seed capital to any Oaktree fund without prior consultation with Brookfield; or

•	agree, resolve or commit to do any of the foregoing.

Permitted Distributions

As described above, the merger agreement restricts Oaktree’s ability to pay distributions without Brookfield’s prior written consent, except for certain permitted distributions, in each case paid at times consistent with past practice. Such permitted distributions are as follows:

•	ordinary course quarterly distributions on Oaktree preferred units;

•

a distribution in respect of the first quarter of 2019 (to be paid in the second quarter of 2019) in an amount not to exceed $1.05 per Oaktree class A unit (and a corresponding distribution to OCGH by the Oaktree operating group in an amount not to exceed, when aggregated with all other such distributions in such quarter to OCGH, $1.11 per OCGH unit); and

•

if the closing of the mergers has not occurred by September 30, 2019, a quarterly distribution in respect of the third quarter of 2019 (to be paid in the fourth quarter of 2019) and each quarter thereafter in an amount not to exceed $0.67 per Oaktree class A unit per quarter (and a corresponding distribution to OCGH in an amount not to exceed, when aggregated with all other such distributions in such quarter to OCGH, $0.74 per OCGH unit); provided that such distributions may not exceed an amount equal to 85% of Oaktree’s distributable earnings for the quarter to which such distribution relates.

Nevertheless, any quarterly distributions in respect of the first quarter of 2020 (to be paid in the second quarter of 2020) may not be in a dollar amount that is less than the aggregate per Oaktree class A unit amount of incentive income recognized during fiscal year 2019 that relates to tax distributions from funds.

To the greatest extent permitted by applicable law, the Oaktree board has authorized the special committee to declare distributions after September 30, 2019 if the Oaktree board fails to do so.

Oaktree Written Consent; Oaktree Unitholder Meeting

Oaktree agreed to use reasonable best efforts to cause OCGH to deliver a written consent adopting the merger agreement and approving the initial merger and other transactions within 5 business days of the later of: (i) the registration statement of which this consent solicitation statement/prospectus forms a part of becoming effective and (ii) the receipt by OCGH of the consent solicitation statement. The delivery of the written consent by OCGH will constitute the Oaktree member approval. In the event of a failure by OCGH to deliver such written consent within such time, referred to as a “written consent failure,” Brookfield would have the right to terminate the merger agreement.

If there is an adverse recommendation change, and Brookfield does not terminate the merger agreement, either Brookfield or Oaktree will have the right, within three business days of such adverse recommendation change, to request by written notice to the other, an Oaktree unitholders meeting, referred to as an “Oaktree unitholder meeting election,” which Oaktree unitholder meeting election will require that Oaktree use reasonable best efforts to amend the registration statement to include a proxy statement instead of a consent solicitation statement, or file a post-effective amendment to the registration statement as promptly as practicable, and to cause a special meeting of Oaktree unitholders to be called and held as soon as reasonably practicable (and, in any event, within 45 business days) after the registration statement or post-effective amendment is declared effective, for the purpose of obtaining the Oaktree member approval.

If there has been an Oaktree unitholder meeting election then, unless the merger agreement is terminated in accordance with its terms, Oaktree will not be relieved of its obligation to submit the merger agreement to Oaktree unitholders for adoption at a meeting of Oaktree unitholders.

No Solicitation of Acquisition Proposals

Oaktree has agreed that it and its subsidiaries will not, and Oaktree will use its reasonable best efforts to cause its or its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or knowingly take any action to knowingly facilitate or encourage the submission of any acquisition proposal;

•	enter into or participate in any discussions or negotiations with any third party regarding an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal;

•

furnish any non-public information relating to Oaktree or any of its subsidiaries or afford access to the business, properties, assets, books or records of Oaktree or any of its subsidiaries to any third party in connection with activities described in the immediately preceding bullet;

•	make an adverse recommendation change as described below under the heading “—Adverse Recommendation Change”; or

•

enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal, other than an acceptable confidentiality agreement as described below.

Oaktree and its subsidiaries are also required to terminate any and all activities, discussions or negotiations existing as of the date of the merger agreement, if any, with any third party conducted prior to the date of the merger agreement with respect to any acquisition proposal.

However, if after the date of the merger agreement but prior to the receipt of the Oaktree member approval, Oaktree receives a bona fide acquisition proposal that did not result from a material breach of the non-solicitation restrictions applicable to Oaktree (including, for the avoidance of doubt, any material breach by any of Oaktree’s or its subsidiaries’ representatives), Oaktree and its representatives may contact the person or group of persons making such acquisition proposal to request clarification of the terms and conditions of such acquisition proposal so as to determine whether it constitutes, or could reasonably be expected to result in, a superior proposal, and if the Oaktree board (acting on the recommendation of the special committee) or the special committee determines in good faith, after consultation with Oaktree’s financial advisors, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal, then Oaktree may:

•	engage and participate in negotiations or discussions with such third party and its representatives with respect to such acquisition proposal; and

•

furnish to such third party or its representatives non-public information relating to Oaktree or any of its subsidiaries pursuant to an acceptable confidentiality agreement, provided that all such information (to the extent it has not been previously provided or made available to Brookfield) is provided or made available to Brookfield substantially concurrently with (and in any event within 24 hours after) the time it is provided or made available to the third party.

In this consent solicitation/prospectus, an “acceptable confidentiality agreement” means a confidentiality agreement with confidentiality obligations not materially less favorable to Oaktree in the aggregate than those contained in the confidentiality agreement between Oaktree and Brookfield except that such confidentiality agreement need not contain any standstill or similar provision

Oaktree has agreed to notify Brookfield promptly (and in any event within 24 hours) of the receipt of any written acquisition proposal and a summary of the material terms and conditions thereof including (except to the extent prohibited by any contract in effect) the identity of the third party making such acquisition proposal. Oaktree has also agreed to keep Brookfield reasonably informed on a prompt and timely basis of the status and material details of any acquisition proposal and with respect to any material change to the terms of any such acquisition proposal within 24 hours of notice of such material change.

In this consent solicitation statement/prospectus, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal made or submitted by Brookfield or any of its subsidiaries) contemplating or otherwise relating to a transaction or series of transactions (other than the transactions contemplated by the merger agreement, and for the avoidance of doubt, excluding any disposition of any portfolio company or any Oaktree fund, in each case in the ordinary course of business) involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (1) in which Oaktree is a constituent or participating corporation; (2) in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for twenty percent (20%) or more of any such class) of Oaktree; or (3) in which Oaktree issues securities representing 20% or more of the outstanding securities of Oaktree (or instruments convertible into or exercisable or exchangeable for 20% or more of any such securities); or

•

any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition or liquidation or dissolution of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of Oaktree and its subsidiaries taken as a whole (including equity securities of Oaktree’s subsidiaries).

In this consent solicitation statement/prospectus, a “superior proposal” means, a bona fide, unsolicited acquisition proposal on terms that the Oaktree board (or the special committee) determines in good faith, after consultation with Oaktree’s financial advisors and outside legal counsel, are more favorable to Oaktree’s unitholders from a financial point of view than the transactions contemplated by the merger agreement, taking into account the relevant legal, financial and regulatory aspects of such acquisition proposal and all other relevant factors that the Oaktree board or the special committee, as applicable, deems to be appropriate, and any changes to the terms of the merger agreement that as of that time had been agreed to be made in writing by Brookfield in response to such acquisition proposal; provided, that for purposes of the definition of “superior proposal,” the references to “20%” in the definition of acquisition proposal shall be deemed to be references to “50%”.

Adverse Recommendation Change

Under the merger agreement, subject to certain exceptions described below, Oaktree has agreed that it and its subsidiaries will not, and it will use its reasonable best efforts to cause its or their representatives not to withdraw, amend, qualify or modify in a manner adverse to Brookfield, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Brookfield, the Oaktree board recommendation (or publicly approve, publicly endorse or recommend an acquisition proposal), referred to as an “adverse recommendation change”.

However, after the date of the merger agreement and prior to the receipt of the Oaktree member approval, the Oaktree board (acting on the recommendation of the special committee) or the special committee is permitted to make an adverse recommendation change only in response to (A) Oaktree receiving a bona fide written acquisition proposal that constitutes a superior proposal that did not arise from a breach by Oaktree (including, for the avoidance of doubt, any breach by any of Oaktree’s or its subsidiaries’ representatives) of the non-solicitation restrictions applicable to Oaktree or (B) an intervening event, if and only if:

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the Oaktree Board or the special committee determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to effect an adverse recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under the DLLCA or the Oaktree operating agreement;

•	Oaktree gives notice to Brookfield of its intent to make an adverse recommendation change;

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during the five business days after receipt by Brookfield of such notice, Oaktree negotiates, and directs its financial advisors and legal counsel to negotiate, with Brookfield in good faith regarding proposed adjustments to the merger agreement (to the extent that Brookfield desires to negotiate) such that the superior proposal would cease to constitute a superior proposal, or in the case of an intervening event, so that the failure to make an adverse recommendation change would no longer reasonably be expected to be inconsistent with the Oaktree board’s fiduciary duties under the DLLCA or the Oaktree operating agreement; and

•

following the end of such five business day period, the Oaktree board shall have determined in good faith, after consulting with and receiving advice from outside counsel, and taking into account any changes to the merger agreement proposed in writing by Brookfield in response to Oaktree’s notice, that the superior proposal giving rise to Oaktree’s notice of an intent to make an adverse recommendation change continues to be a superior proposal or, in the case of an intervening event, that the failure to effect an adverse recommendation change would continue to reasonably be expected to be inconsistent with the Oaktree board’s fiduciary duties under the DLLCA or the Oaktree operating agreement.

In the case of a superior proposal, any material amendment to the financial terms or other material terms of such superior proposal shall require that Oaktree provide a new notice to Brookfield of its intent to make an adverse recommendation change (and references to a five business day period in the bullets above shall be deemed to be references to a three business day period). Oaktree may not make an adverse recommendation change until the conclusion of the required period of five (or three, as applicable) business days of good faith negotiation. Oaktree is also obligated to keep Brookfield promptly informed of all material developments affecting the material terms of any superior proposal and copies of any additional relevant proposed transaction documents related thereto.

In this consent solicitation statement/prospectus, an “intervening event” means any fact, event, development or set of circumstances affecting Oaktree and its subsidiaries taken as a whole (that does not relate to any acquisition proposal) that occurred or arose after the date of the merger agreement and was not known to or reasonably foreseeable by the Oaktree board or the special committee as of the date of the merger agreement (or if known or reasonably foreseeable, the consequences or the probability or magnitude of such consequences were not known or reasonably foreseeable) (1) which becomes known to the Oaktree board or the special committee prior to the receipt of the Oaktree member approval and (2) does not relate to any changes in the market price or trading volume of Brookfield (provided that facts or occurrences giving rise or contributing to such change may be taken into account when determining whether an intervening event has occurred).

Regulatory Approvals; Efforts to Complete the Mergers

Each of Brookfield and Oaktree has generally agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under applicable law to complete and make effective, as promptly as practicable (but no later than the end date), the transactions contemplated by the merger agreement, including using reasonable best efforts to:

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prepare and file as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•	obtain and maintain all approvals, consents, registrations, permits, authorizations and other

•	confirmations required to be obtained from any governmental authority or other third party that

•	are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement; and

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execute and deliver such other documents, certificates, notices and other writings as may be necessary or advisable in order to consummate or implement expeditiously the transactions contemplated by the merger agreement.

In furtherance of the above, under the terms of the merger agreement, subject to certain conditions, Brookfield is required to (and required to cause its subsidiaries and affiliates to) (i) propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, disposition or license of any assets, properties, products, rights, services or businesses of Brookfield, Oaktree or any of their respective affiliates or subsidiaries, or any interest therein, or agree to any other structural or conduct remedy; or (ii) otherwise take or commit to actions that would limit Brookfield’s, Oaktree’s or each of their respective subsidiaries’ or affiliates’ freedom of action with respect to, or its or their ability to retain, any assets, properties, products, rights, services, or businesses of Brookfield, Oaktree, or any of their respective affiliates or subsidiaries or any interest therein in order to obtain such governmental approvals. However, Brookfield is not required to take or agree or offer to take any action that would reasonably be expected to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities or results of operations of Brookfield and its subsidiaries and affiliates and Oaktree and its subsidiaries and affiliates (taken as a whole, after giving effect to the merger, assuming for this purpose that the foregoing persons taken as a whole were an entity the size of Oaktree and its subsidiaries and affiliates, taken as a whole, in terms of financial metrics). Brookfield, Berlin Merger Sub, Oaktree, SellerCo and Seller MergerCo shall not be obligated to take any action with respect to their respective funds, portfolio companies or any of Brookfield’s publicly traded affiliates.

Client Consent Percentage

Client Consent Percentage

As described below under “—Conditions to Completion of the Mergers”, it is a condition to the obligations of each party to effect the mergers that the client consent percentage equals at least 82.5%.

For purposes of this consent solicitation statement/prospectus, the “client consent percentage” is a fraction expressed as a percentage, calculated as follows:

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the numerator is the amount, calculated as of a date between 5-10 business days prior to the closing date, equal to the aggregate annualized investment advisory or similar fees (but not incentive or performance fees) of all Oaktree investment advisory clients that have not objected to the transactions (or in the case of an Oaktree fund that is registered, or that has elected to be treated as a business development company, under the Investment Company Act of 1940 (“40 Act funds”), such fund has obtained board approval and, to the extent required by applicable law, shareholder approval of a new investment advisory arrangement with Oaktree), which amount is generally based upon the assets under management as of February 28, 2019 as adjusted for net cash inflows and outflows since that date but not changes due to market appreciation or depreciation or any currency fluctuations; and

•

the denominator is the amount equal to the aggregate annualized investment advisory or similar fees (but not incentive or performance fees) of all Oaktree investment advisory clients based upon the assets under management as of February 28, 2019.

Client Notices

For each investment advisory arrangement with any Oaktree fund or other client other than a 40 Act fund, Oaktree has agreed to send a written notice within 90 days following the date of the merger agreement (but at least 60 days prior to the closing date) informing each Oaktree client that is not a pooled investment vehicle (or, if a pooled investment vehicle, each of that fund’s investors) of the transactions and if such client or investor, as applicable, does not object in writing by the means and within the period specified in such notice, then such client or investor will be deemed to have not objected to the mergers. A non-objection with respect to any fund investment advisory arrangement will generally be deemed to have been obtained:

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if a majority in interest of the investors in such fund who are not affiliates, directors, officers or employees of Oaktree or its subsidiaries does not object in writing by the means specified in such notice; and

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in the case of a fund that permits voluntary redemptions, such investor does not also submit an irrevocable request to redeem all or any portion of its investment in such fund prior to the date specified in such notice.

The assets under management attributable to all clients and funds deemed to have not objected will be included in calculating the numerator of the client consent percentage as described above.

Registered Funds and Business Development Companies

With respect to 40 Act funds, Oaktree has agreed to use its commercially reasonable efforts to obtain, as promptly as practicable following the date of the merger agreement, the approval by the board of directors or trustees, as applicable, of the fund of a new investment advisory arrangement with Oaktree or its subsidiaries in accordance with Section 15 of the Investment Company Act of 1940 on material terms that are, taken as a whole, substantially similar to the terms of the applicable existing investment advisory arrangement with such 40 Act fund. Thereafter, unless not required by applicable law, Oaktree will use commercially reasonable efforts to obtain the requisite level of approval of the shareholders of such 40 Act fund as is set forth in the merger agreement to such new investment advisory arrangement. A 40 Act fund will be deemed to have consented to the transactions for purposes of calculating the client consent percentage only if its board (or trustee) approval is obtained and (unless not required by applicable law) its shareholder approval is also obtained.

Directors’ and Officers’ Insurance

Prior to the effective time, Oaktree will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Oaktree’s present and former directors’ and officers’ insurance policies and Oaktree’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time from an insurance carrier with the same or better credit rating as Oaktree’s current insurance carrier with respect to such insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Oaktree’s existing policies.

If Oaktree for any reason fails to obtain such “tail” insurance policies as of the effective time, Oaktree as the surviving company in the initial merger will continue to maintain in effect, for a period of at least six years from and after the effective time, the directors’ and officers’ insurance policies with its current insurance carrier or with an insurance carrier with the same or better credit rating as Oaktree’s current insurance carrier with respect to directors’ and officers’ insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Oaktree’s existing policies as of the effective time, or Oaktree as the surviving company in the initial merger shall purchase from its current insurance carrier or from an insurance carrier with the same or better credit rating as Oaktree’s current insurance carrier with respect to directors’ and officers’ insurance comparable insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Oaktree’s existing policies as of the effective time. However, in no event is Oaktree as the surviving company in the initial merger required to expend for such policies pursuant to the immediately preceding sentence an annual premium amount in excess of 300% of the premium amount per year for Oaktree’s existing policies, and if the aggregate premiums of such insurance coverage exceed such amount, then the surviving company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding such amount.

The rights of each director and officer with respect to liability coverage and insurance policies under the merger agreement are in addition to any rights such person may have under the A&R operating agreement or the organizational documents of any of Oaktree’s subsidiaries, under the DLLCA or any other applicable law, or under any other agreement. Such rights will survive the consummation of the mergers.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	access by Brookfield to certain information about Oaktree during the period prior to the effective time;

•	delivery by Oaktree to Brookfield of a written opinion from Oaktree’s counsel regarding the tax status of Oaktree;

•	cooperation between Brookfield and Oaktree to negotiate and agree on the forms of the transaction documents other than the merger agreement and the support agreement;

•	appointment of certain individuals to the Oaktree board;

•	cooperation between Brookfield and Oaktree in connection with press releases and other public announcements;

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each party taking actions necessary to ensure that no takeover statutes are, or become, applicable to the mergers and otherwise act to eliminate or minimize the effects of such statute or regulation on the mergers;

•	each party using reasonable best efforts to cause the OCGH exchange to occur;

•	avoidance by each party of any action intended to cause Oaktree to eliminate the special committee or revoke or diminish its authority;

•	each party to deliver at the reasonable request of the other such further instrument or action as necessary and desirable to complete the transactions;

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Oaktree and Brookfield to provide notice to the other party of communication from any governmental authority in connection with the transactions contemplated by the merger agreement and the occurrence or non-occurrence of any event that would be reasonably likely to cause the failure of a closing condition;

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Oaktree and Brookfield to take such reasonable steps as each determines are required to cause the transactions in connection with the mergers and any other disposition of equity securities of Oaktree or acquisitions of equity securities of Brookfield by each director and officer of Oaktree and Brookfield who is subject to reporting requirements under Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act;

•	cooperation to cause the Oaktree class A units to be de-listed from the NYSE;

•	Brookfield not taking any actions which would cause the vote of any of its equityholders to be required to adopt the merger agreement or consummate any of the transactions;

•	Oaktree and Brookfield to provide the other party prompt notice and opportunity to participate in litigation relating to the transactions contemplated by the merger agreement; and

•	confidentiality.

Conditions to Completion of the Mergers

The respective obligations of each of Oaktree, Brookfield, Berlin Merger Sub, SellerCo and Seller MergerCo to effect the mergers are subject to the fulfillment or waiver (to the extent permitted under applicable law), at or prior to the closing, of the following conditions:

•	adoption of the merger agreement by the Oaktree member approval;

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there shall not be in force an injunction or order of any court or other governmental authority of competent jurisdiction enjoining, prohibiting or rendering illegal the consummation of the initial merger or the subsequent merger or the transactions contemplated by the merger agreement, in each case whether temporary, preliminary or permanent;

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the waiting period (or extensions thereof) applicable to the merger under the HSR Act must have expired or been terminated and certain other required regulatory filings, clearances or approvals must have been filed, occurred or been obtained;

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with respect to the change in ownership of OCMI, either FINRA shall have provided written approval or 30 days shall have elapsed during which FINRA has not advised that the consummation of the merger is prohibited without FINRA’s prior approval or that FINRA expects to disapprove of the applicable filing;

•	CFIUS clearance shall have been obtained and be in full force and effect and the ITAR pre-notification requirement, if applicable, shall have been satisfied;

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the registration statement shall have been declared effective by the SEC at least 20 business days prior to the closing and no stop order shall be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn;

•	the Brookfield class A shares to be issued in the mergers shall have been approved for listing on the NYSE, subject to official notice of issuance;

•	the OCGH exchange shall have been completed in accordance with the terms of the support agreement;

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the forms of the restructuring agreement, exchange agreement and TRA amendment shall have been agreed upon by the parties, and the parties shall have entered into each of the transaction documents (other than the support agreement) and they shall each be binding; and

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calculated as of a date between 5-10 business days prior to closing, investment advisory clients representing at least 82.5% of the aggregate annualized investment advisory or similar fees of all Oaktree investment advisory clients (based upon assets under management as of February 28, 2019) will have consented (including by negative consent) to the transactions.

The obligations of Brookfield and Berlin Merger Sub to effect the mergers are subject to the fulfillment or waiver (to the extent permitted under applicable law), at or prior to the closing, of the following conditions:

•	Oaktree must have performed or complied in all material respects all covenants required to be performed by it under the merger agreement at or prior to the closing;

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subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Oaktree must be true and correct as of the date of the merger agreement and as of and as though made on the closing date (except to the extent a representation or warranty speaks as of an earlier date, in which case, as of such date); and

•	Brookfield must have received a certificate from Oaktree verifying the foregoing conditions have been fulfilled.

The obligations of Oaktree, SellerCo and Seller MergerCo to effect the mergers are subject to the fulfillment or waiver (to the extent permitted under applicable law), at or prior to the closing, of the following conditions:

•	Brookfield must have performed or complied in all material respects all covenants required to be performed by it under the merger agreement at or prior to the closing;

•

subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Brookfield must be true and correct as of the date of the merger agreement and as of and as though made on the closing date (except to the extent a representation or warranty speaks as of an earlier date, in which case as of such date); and

•	Oaktree must have received a certificate from Brookfield verifying the foregoing conditions have been fulfilled.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, notwithstanding the receipt of Oaktree member approval (except with respect to Brookfield’s right to terminate for a triggering event), under the following circumstances:

Termination by Mutual Consent

The merger agreement may be terminated at any time prior to the effective time by mutual written agreement of Brookfield and Oaktree.

Termination by either Brookfield or Oaktree

Either Brookfield or Oaktree may terminate the merger agreement at any time prior to the effective time under the following circumstances:

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if the initial merger is not consummated by March 13, 2020, referred to as the end date. If, however, all of the conditions to closing (other than certain conditions relating to the waiting period applicable under the HSR Act, FINRA, certain other required regulatory filings and the absence of any order or injunction arising under antitrust laws, CFIUS or ITAR restraining or prohibiting the consummation of the mergers) have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the closing or on the closing date, which conditions must be capable of being satisfied), either Brookfield or Oaktree may, at its sole discretion, extend the end date for a three-month period by written notice to the other party up to a date no later than, in any case, June 13, 2020, provided that this termination right shall not be available to any party whose breach of any provision of the merger agreement is a primary cause of the failure of the initial merger to be consummated by such time;

•

if an order or injunction of any court or governmental authority of competent jurisdiction enjoining, prohibiting or rendering illegal the consummation of the initial merger or the subsequent merger or the transactions contemplated by the merger agreement becomes final and nonappealable, provided this termination right will not be available to any party whose breach of any provision of the merger agreement is a primary cause of the existence of such injunction, prohibition or rendering of illegality;

•

if CFIUS communicates to the parties that it intends to send a report to the President of the United States recommending that the President of the United States suspend or prohibit the transactions or if the President of the United States decides to suspend or prohibit the transactions, provided this termination right will not be available to any party whose breach of any provision of the merger agreement is the primary cause of such actions by CFIUS or the President of the United States; or

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if, following an Oaktree unitholder meeting election, the adoption of the merger agreement by Oaktree unitholders is not obtained by the time that the meeting of Oaktree unitholders held for the purpose of adopting the merger agreement (including any adjournments or postponements) shall have been concluded.

Termination by Brookfield

Brookfield may also terminate the merger agreement at any time prior to the effective time under the following circumstances:

•	if, prior to obtaining the Oaktree member approval, there occurs any of the following, referred to as a “triggering event”:

•	the Oaktree board or the special committee shall have made an adverse recommendation change;

•	Oaktree shall have failed to include in this consent solicitation statement/prospectus the recommendation of the Oaktree board that Oaktree’s unitholders approve and adopt the merger agreement;

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a tender or exchange offer relating to any class or series of Oaktree units or Oaktree preferred units shall have been commenced and the Oaktree board fails, within 10 business days after the commencement of such tender or exchange offer, to have recommended rejection of such tender or exchange offer and to have reaffirmed its recommendation that Oaktree’s unitholders approve and adopt the merger agreement; or

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an acquisition proposal is publicly announced, and the Oaktree board fails to publicly reaffirm its recommendation that Oaktree’s unitholders approve and adopt the merger agreement within 10 business days after such acquisition proposal is publicly announced;

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if there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Oaktree set forth in the merger agreement that would cause the corresponding closing conditions not to be satisfied and such breach or failure to perform is incapable of being cured by the end date, or if capable of being cured by the end date, is not cured within 30 business days following Brookfield’s delivery of written notice to Oaktree stating Brookfield’s intention to terminate the merger agreement and the basis for such termination, provided that Brookfield may not exercise this termination right if it is then in material breach of its obligations under the merger agreement; or

•	if there is a written consent failure.

Termination by Oaktree

Oaktree may also terminate the merger agreement at any time prior to the effective time under the following circumstances:

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if there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Brookfield set forth in the merger agreement that would cause the corresponding closing conditions not to be satisfied and such breach or failure to perform is incapable of being cured by the end date, or if capable of being cured by the end date, is not cured within 30 business days following Oaktree’s delivery of written notice to Brookfield stating Oaktree’s intention to terminate the merger agreement and the basis for such termination, provided that Oaktree may not exercise this termination right if it is then in material breach of its obligations under the merger agreement; or

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if all of the conditions to the obligations of Brookfield to effect the mergers described in “—Conditions to Completion of the Mergers” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at closing), Oaktree has confirmed to Brookfield in writing that all of such conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at closing), and within two business days of Oaktree’s delivery of such written notice, Brookfield fails to consummate the transactions.

Effect of Termination

If the merger agreement is terminated as described above under “—Termination of the Merger Agreement,” the merger agreement will become void and of no effect. However, termination of the merger agreement will not relieve any party from any liabilities or damages arising out of its fraud in the making of its representations and warranties or its willful breach of its covenants or agreements contained in the merger agreement. Such liabilities or damages, in the case of Oaktree, will include the loss to the holders of Oaktree units and OCGH units (which are being exchanged for SellerCo units in the OCGH exchange) of the economic benefits of the mergers, including the loss of the premium offered to the holders of the Oaktree class A units and, assuming the completion of the OCGH exchange, the holders of the SellerCo units, based on the value of the consideration that would have otherwise been payable to such holders (taking into consideration all relevant matters, including the time value of money and the loss of other opportunities). Additionally, the provisions of the merger agreement relating to certain confidentiality obligations, certain reimbursement obligations, the effect of the termination of the merger agreement, termination fees, expenses and certain general matters will survive any termination of the merger agreement.

Termination Fee

Oaktree must pay Brookfield a termination fee of $225 million under the following circumstances:

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Brookfield terminates the merger agreement prior to obtaining the Oaktree member approval due to a triggering event as described in “—Termination of the Merger Agreement—Termination by Brookfield” above;

•	Brookfield terminates due to a written consent failure; or

•

(i)(A) the merger agreement is terminated by either party because the mergers did not close prior to the end date or because either party has made an Oaktree unitholder meeting election and the adoption of the merger agreement by Oaktree unitholders is not obtained by the time that the meeting of Oaktree unitholders held for the purpose of adopting the merger agreement (including any adjournments or postponements) shall have been concluded or (B) the merger agreement is terminated by Brookfield as a result of a willful breach by Oaktree of any of its representations, warranties, covenants or agreements contained in the merger agreement such that the corresponding closing condition would not be satisfied, (ii) after the date of the merger agreement and prior to such termination, an acquisition proposal is publicly announced or otherwise communicated to the Oaktree board or special committee and not withdrawn and (iii) within 12 months following the date of such termination Oaktree consummates or enters into an agreement with respect to any acquisition proposal (that is subsequently consummated) (for purposes of this provision only, all references in the definition of acquisition proposal to “20%” instead referred to “50%”).

Pursuant to the reimbursement agreement, under certain circumstances Oaktree will be reimbursed by Messrs. Karsh and Marks for its payment of the termination fee. See the section entitled the “Reimbursement Agreement” beginning on page 152 of this consent solicitation statement/prospectus.

Expenses

Each party is required to pay all fees and expenses incurred by it in connection with the mergers, except that the parties will share equally all fees and expenses incurred in connection with obtaining the consents from investment advisory arrangement clients, including any costs associated with any proxy solicitation.

Amendments and Waivers

The merger agreement may be amended by the parties at any time by an instrument in writing signed by the parties, except that, after the adoption by Oaktree unitholders of the merger agreement, the parties may not amend the merger agreement in a manner that by law requires further approval by the unitholders of Oaktree without such further approval having been obtained.

Any provision of the merger agreement may be waived prior to the initial merger if such waiver is in writing and signed by the party against whom the waiver is to be effective.

No Third-Party Beneficiaries

The merger agreement is not intended to confer upon you or any person other than Brookfield, Oaktree, Berlin Merger Sub, SellerCo and Seller MergerCo any rights or remedies, except with respect to (a) the rights to insurance coverage after the effective time for the current and former directors and officers of Oaktree, (b) the rights of Oaktree, on behalf of holders of Oaktree units and OCGH units (which are being exchanged for SellerCo units in the OCGH exchange) to pursue damages, including lost premium, in the event of Brookfield or Berlin Merger Sub’s willful breach of the merger agreement or fraud, and (c) the right of Oaktree class A unitholders and SellerCo unitholders to receive the merger consideration in the mergers.

Specific Performance

Each party to the merger agreement acknowledged and agreed in the merger agreement that irreparable damage would occur in the event any provision of the merger agreement were not performed in accordance with its terms. Brookfield and Oaktree further agreed that each party is entitled to an injunction or injunctions, or any other form of equitable relief, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of securing or posting any bond, to prevent or remedy breaches or threatened breaches of the merger agreement by the other party and to enforce specifically the terms and provisions of the merger agreement.

Governing Law

The merger agreement is governed by Delaware law, without regard to any applicable conflicts of laws provisions.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. The merger agreement contains representations and warranties by Oaktree, SellerCo and Seller MergerCo on the one hand, and by Brookfield and Berlin Merger Sub, on the other hand, which were made solely for the benefit of the other parties for purposes of the merger agreement. The representations, warranties and covenants made in the merger agreement by Oaktree, SellerCo, Seller MergerCo, Brookfield and Berlin Merger Sub were qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts about Oaktree or Brookfield or any other person at the time they were made or otherwise. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to securityholders and reports and documents filed with the SEC. The representations and warranties made by Oaktree, SellerCo and Seller MergerCo were qualified by the matters contained in the confidential disclosure letter that Oaktree delivered in connection with the merger agreement and the representations and warranties of all parties were qualified by certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this consent solicitation statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this consent solicitation statement/prospectus and in the documents incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

THE SUPPORT AGREEMENT

The following section summarizes material provisions of the support agreement, which is included in this consent solicitation statement/prospectus as Annex B, is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of Brookfield and OCGH are governed by the support agreement and not by this summary or any other information contained in or incorporated by reference into this consent solicitation statement/prospectus. Oaktree unitholders are urged to read the support agreement carefully and in its entirety, as well as this consent solicitation statement/prospectus and the information incorporated by reference into this consent solicitation statement/prospectus, before making any decisions regarding the proposals.

Concurrently with the execution of the merger agreement, on March 13, 2019 OCGH, in its capacity as a holder of all of the outstanding Oaktree class B units and 13,000 Oaktree class A units, and Oaktree GP each executed and delivered the support agreement to Brookfield.

Voting

Pursuant to the support agreement, OCGH has irrevocably and unconditionally agreed that it will execute and deliver a written consent in respect of all of the Oaktree class A units and Oaktree class B units beneficially owned by it to adopt the merger agreement and approve the mergers and the other transactions within 5 business days of the later of the registration statement (of which this consent solicitation statement/prospectus forms a part) being declared effective and OCGH’s receipt of the consent solicitation statement/prospectus. OCGH also agreed to vote its units in favor of the adoption of the merger agreement at any meeting of Oaktree unitholders called for such purpose and against any change in the Oaktree board, any acquisition proposal with respect to Oaktree (including any superior proposal) and against any other proposal or action that would constitute a breach of any covenant, representation or warranty or any other obligation or agreement of Oaktree under the merger agreement or of OCGH under the support agreement or that is intended or could reasonably be expected to prevent, frustrate, impede, interfere with, materially delay or adversely affect the mergers or other transactions.

Notwithstanding the foregoing, if the Oaktree board or the special committee makes an adverse recommendation change in accordance with the merger agreement, the obligations of OCGH under the support agreement described above will be modified to consent or vote in favor of approving the transactions with respect to (and OCGH cannot vote in excess of) (i) the number of Oaktree units representing 25% of the aggregate voting power of the issued and outstanding Oaktree units plus (ii) the number of Oaktree units the aggregate voting power of which, as a percentage of the aggregate voting power of all outstanding Oaktree units not covered by the preceding clause (i), is equal to the “proportionate percentage”. In this consent solicitation statement/prospectus, proportionate percentage means the percentage of aggregate voting power with respect to all outstanding Oaktree units held by Oaktree unitholders other than OCGH, voting as a single class (taking into account that each holder of the Oaktree class A units is entitled to one vote per unit and each holder of Oaktree class B units is entitled to 10 votes per unit), voting in favor of approving the merger proposal.

In addition, pursuant to the support agreement, OCGH has irrevocably appointed as its proxy and attorney-in-fact during the term of the support agreement, Brookfield and any person designated in writing by Brookfield, to consent or vote Oaktree units subject to the support agreement in accordance with the foregoing. Brookfield expects to exercise such proxy in the event that OCGH fails to satisfy its obligations to vote or consent under the support agreement.

As of the record date, the support agreement covered [●] Oaktree class A units and [●] Oaktree class B units, or approximately [●]% of the aggregate voting power of the Oaktree units issued and outstanding and entitled to vote on the merger proposal and the compensation proposal. Unless the Oaktree board or special committee effects an adverse recommendation change in accordance with the merger agreement, the merger proposal will be approved upon the execution and delivery by OCGH of its written consent pursuant to the support agreement as described above.

Restrictions on Transfer

The Oaktree GP agreed to not, and to cause its designees not to, (i) declare an open period under Section 6.1(a) of the OCGH LPA, except as described under “—OCGH Exchange” below or (ii) authorize, approve or allow any “Permitted Transfers” pursuant to item (e) of the definition of “Permitted Transfer” in the OCGH LPA.

OCGH Exchange

OCGH agreed to, immediately prior to the effective time (and after receipt of the Oaktree member approval), to distribute, pursuant to the terms of the OCGH LPA, the 13,000 Oaktree class A units it holds to one or more limited partners of OCGH in partial redemption for such OCGH units.

The Oaktree GP also agreed to declare or cause to be declared an open period under Section 6.1(a) of the OCGH LPA for the purpose of exchanging OCGH units for SellerCo units. In connection with such exchange, Oaktree GP will request that each limited partner of OCGH deliver an exchange notice (as defined in the OCGH LPA) to the Oaktree GP or its designee with respect to which each Existing Institutional Investor (as such term is defined in the OCGH LPA) will elect to exchange all of the OCGH Units held by it, and (ii) each other limited partner of OCGH will elect to exchange its respective pro rata portion of 14,503,267 OCGH units, in each case, for an equivalent number of SellerCo units, referred to as the “optional exchange.”

If any limited partner of OCGH (including any Existing Institutional Investor) fails to deliver an exchange notice for the optional exchange with respect to all OCGH units to be exchanged by such person, then the Oaktree GP will require and cause each such limited partner to participate, as a mandatory sale (as defined in the OCGH LPA) pursuant to Section 6.2 of the OCGH LPA, in an exchange in respect of all of such person’s OCGH units to be exchanged by such person that were not submitted in the optional exchange, referred to as the “mandatory exchange.”

The Oaktree GP commits to effect the optional exchange and, if applicable, the mandatory exchange, collectively referred to as the “OCGH exchange,” in accordance with Section 2.1 of the existing exchange agreement whereby, pursuant to Section 2.1(g) of the existing exchange agreement, the exchange price (as defined in the existing exchange agreement) for each such exchange will be paid in the form of a SellerCo unit per exchanged OCGH unit.

In connection with the optional exchange and mandatory exchange, the Oaktree GP will use its reasonable best efforts to obtain commitments (in a form reasonably acceptable to Brookfield and the Oaktree GP) from certain of the limited partners of OCGH, who are not Existing Institutional Investors, to agree not to sell, transfer, pledge, encumber, assign or otherwise dispose of 50% of the share consideration received by such limited partners in connection with the consummation of the transactions contemplated by the merger agreement for a period of 90 days immediately following the closing date.

Charitable Contributions

Following receipt of the Oaktree member approval, OCGH or its designee may declare one or more open periods under Section 6.1(a) of the LPA, in addition to any open period under Section 6.1(a) declared to facilitate the OCGH exchange described above, in order to facilitate the making of charitable donations by OCGH limited partners of up to 3,000,000 OCGH units in the aggregate. The parties intend to amend the Support Agreement to increase such number to 3,500,000 OCGH units in the aggregate.

Termination

The support agreement terminates:

•	upon the mutual written consent of each party to the support agreement;

•	if the merger agreement is terminated;

•	if the effective time passes; or

•

upon the date of any material modification, amendment or waiver to any provision of the merger agreement or the existing exchange agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the holders of Oaktree units pursuant to the merger agreement as in effect on March 13, 2019 or to the holders of the limited partners of OCGH pursuant to the existing exchange agreement as in effect on March 13, 2019.

REIMBURSEMENT AGREEMENT

In connection with entering into the merger agreement, Oaktree, OCGH, Howard Marks and Bruce Karsh entered into a reimbursement agreement providing that, if Oaktree is obligated to pay Brookfield the termination fee pursuant to the merger agreement, then Oaktree and OCGH will take all necessary action to cause Oaktree operating group to bear such fee (together with certain other related costs).

The reimbursement agreement further provides that, if Oaktree is required to pay Brookfield the termination fee as a result of termination due to written consent failure at a time when either (i) Brookfield was not eligible to terminate the merger agreement due to a triggering event or (ii) Brookfield was eligible to terminate the merger agreement due to a triggering event as a result of a breach of the merger agreement, in whole or in part, by, or at the direction of, Howard Marks or Bruce Karsh, then Howard Marks and Bruce Karsh will, collectively reimburse Oaktree for the termination fee, and the amount to be paid by the Oaktree operating group as described in the preceding paragraph will be reduced on a dollar-for-dollar basis.

EXCHANGE AGREEMENT

The following is a summary of the material terms of the exchange agreement which is anticipated to become effective at the effective time to provide for, among other things, the rights, duties and obligations of Brookfield, OCGH and the limited partners of OCGH with respect to exchanges.

Exchange Right

The exchange agreement will provide for the ability of the OCGH limited partners to participate in exchanges of certain vested OCGH units for one of the following forms of consideration, at the election of Brookfield: cash; Brookfield class A shares; notes issued by Atlas; or equity interests in a subsidiary of OCGH that will entitle such limited partners to the proceeds from a note (provided that the form of consideration for former Oaktree units exchangeable in 2020 and 2021 will be cash or Brookfield class A shares). If any notes are issued in an exchange, they will have a three-year maturity and will accrue interest at the then-current 5-year treasury note rate plus 3%. While the form of consideration in an exchange is generally at Brookfield’s discretion, no more than 50% of the consideration in respect of the first $500,000,000 in aggregate value of all OCGH units entitled to receive consideration in an exchange during a particular open period shall take the form of notes or equity interests in a subsidiary of OCGH that will entitle the applicable limited partner to the proceeds from a note.

The only units eligible to participate in an exchange are the following, in each case once such units have vested:

•	Former Oaktree units;

•	OCGH units issued and outstanding at closing; and

•	OCGH units issued after closing pursuant to agreements in effect on March 13, 2019.

Immediately following the exchange of OCGH units for cash, Brookfield class A shares or notes issued by Atlas, OCGH will redeem each OCGH unit received by Atlas in the exchange and deliver to Atlas a pro rata share of the partnership interests of each Oaktree operating group member, such that the aggregate number of such partnership units is equivalent to the number of units exchanged.

Open Periods

Exchanges can be initiated during open periods. Former Oaktree units will be eligible to participate in an exchange beginning in 2020, subject to their vesting schedules; all vested OCGH units will be eligible to participate in an exchange beginning in 2022. The closing of each exchange will occur on or prior to the date that is 75 days following expiration of the applicable open period, subject to up to 15 days’ extension in the event that the valuation of the OCGH units is not yet finalized.

Valuation

Except as described below, pursuant to the terms of the exchange agreement, each OCGH unit will be valued for purposes of exchanges by:

(i) applying a 13.5x multiple to the trailing three-year average (or two-year average for exchanges in 2022) of annual fee-related earnings less stock-based compensation at grant value and excluding depreciation and amortization and a 6.75x multiple to the trailing three-year average of annual net incentives created, and

(ii) adding 100% of the value of net cash (defined as cash less the face value of debt and preferred stock, other than certain preferred stock issued in connection with certain exchanges), 100% of the value of corporate investments and 75% of fund-level net accrued incentives, each as of December 31 of the prior year, in each case subject to certain adjustments.

The value resulting from the above calculation is referred to as the “total equity value.”

Amounts received in respect of each OCGH unit will be calculated as:

(i) the per unit amount of the total equity value,

(ii) reduced by the amount of any non-tax related distributions received in the calendar year in which the exchange occurs, and

(iii) increased by a ticking fee on the net amount of the amount described in the preceding clauses (i) and (ii), which ticking fee is equal to an amount accruing daily from January 1 of the year in which such exchange occurs to the date immediately preceding the closing of the exchange at a rate per annum equal to the 5-year treasury note rate plus 3% as of December 31 of the prior year.

However, in 2020 and 2021, former Oaktree units will be valued at $49.00 per unit, minus the value of any capital distributions received upon vesting. Thereafter, any former Oaktree units participating in an exchange will be valued using the same methodology applied to all other OCGH units.

In addition, the exchange agreement will provide that, with respect to any completed acquisition or disposition, Oaktree and Brookfield will negotiate in good faith to adjust the total equity value of the OCGH units on a pro forma basis for the preceding three year period to properly reflect the impact of such acquisition or disposition.

Annual Limits

Exchanges of OCGH units, other than former Oaktree units, will be subject to certain annual caps and limitations as follows:

•

Howard Marks, Bruce Karsh, Jay Wintrob, John Frank, Sheldon Stone, Richard Masson and Larry Keele can, for the open period beginning in 2022, exchange up to 20% of the OCGH units held by them at closing. For each year thereafter, they will be able to exchange an additional 20% of such OCGH units, such that they will be entitled to exchange 100% of their OCGH units beginning during the open period in 2026, subject to maximum yearly amounts.

•

Current employees of Oaktree other than those included in the group named in the preceding bullet can, for the open period beginning in 2022, sell up to 12.5% of the OCGH units held by them at closing. For each year thereafter, they will be able to exchange an additional 12.5% of such OCGH units (inclusive of any prior exchanges). They will be entitled to exchange 100% of their OCGH units beginning during the open period in 2029, subject to maximum yearly amounts.

•	It is currently expected that former employees of Oaktree will sell on a fixed schedule of 12.5% of their OCGH units each open period from 2022 to 2029.

•

Brookfield is not obligated to permit exchanges that, in the aggregate together with exchanges requested by all other OCGH limited partners, exceed certain maximum amounts per year. These maximum amounts are: 20% of the exchangeable OCGH units in calendar year 2022, 25% in 2023, 30% in 2024, and 35% in 2025 and each year thereafter.

•

In the event that OCGH limited partners wish to sell or exchange units in excess of the maximum amount for a given year, OCGH will reallocate the exchangeable units among the OCGH limited partners in its sole discretion so that the amount exchanged does not exceed the maximum amount for such year.

It will also be a condition to the participation of an OCGH limited partner in an exchange that such person agree to the terms of the TRA amendment as described in the section “TRA Amendment.”

Consent Solicitation; Suspension of Exchange Rights

Following the closing, Oaktree is required to use its reasonable best efforts to obtain advance approval under Oaktree’s fund and other investment advisory agreements to a prospective change of control of Oaktree under the A&R operating agreement following the end of the initial period. If, as of the earlier of the expiration of the initial period and December 31, 2023, closed-end funds representing at least 80% of the revenue received by Oaktree and its subsidiaries from closed-end funds (excluding certain incentive income and investment income) as of February 28, 2019, do not approve of such change of control, then the exchange agreement will provide that the exchange rights under the exchange agreement will be suspended until such 80% approval threshold is met.

In addition, Oaktree must use its reasonable best efforts to incorporate language into the governing agreements of any new funds providing for (i) advance approval for such prospective change of control and (ii) provisions clarifying that no party will be deemed an affiliate of such fund to the extent an information barrier is in place and there is no coordination or consultation with respect to investment decisions of such fund, or otherwise provide that neither Brookfield nor any of its affiliates will be deemed an affiliate of Oaktree or any member of the Oaktree operating group. All such amendments or provisions shall be subject to the review and consent of Brookfield.

Termination of Exchanges

Following the eighth anniversary of the closing date, Brookfield can discontinue the exchange rights in the exchange agreement on 36-months’ notice. As a result, the earliest the exchange rights can be terminated is the eleventh anniversary of the closing date. Following the delivery of a discontinuation notice, the caps and limits set forth under “—Annual Limits” above will cease to be in effect.

Buyback Event

In the case of the acquisition, directly or indirectly, of control of Brookfield by a person that is materially engaged in a core business that is directly and materially competitive with a core Oaktree strategy, or if Brookfield or Atlas files for bankruptcy, then OCGH may require Brookfield to promptly sell to OCGH all of Brookfield’s interests in the Oaktree operating group for the per unit price at which such units were valued based on the year-end prior to the buyback event and pursuant to the valuation mechanism described above. The foregoing will not apply, however, in the case of an acquisition where (i) a majority of the Brookfield class B shares are owned by existing or former officers, directors and employees of Brookfield or their respective related parties and (ii) a majority of the Brookfield class B shares continue to have the right to elect at least 50% of the board of directors of Brookfield.

Restrictive Covenants

The exchange agreement will provide that, in the case of each of Howard Marks, Bruce Karsh, Jay Wintrob, John Frank, Sheldon Stone, Richard Masson and Larry Keele:

(i) during his term of employment and for a period of two years immediately following his resignation or termination of employment for any reason, such individual will not solicit any customer or clients of Oaktree for a competitive business, subject to certain exceptions, and

(ii) during the term of employment and for the duration of the Restricted Period (as defined in the OCGH LPA), such individual will not (x) engage in a competitive business in the United States or any location where Oaktree and its affiliates (including any member of the Oaktree operating group) conduct business or (y) acquire a financial interest in or become actively involved with any competitive business (other than as a passive investor holding 1% or less of the outstanding stock of a public company).

Registration Rights

In connection with the transactions contemplated by the merger agreement, Brookfield and the limited partners of OCGH (in such capacity, for purposes of this description of the Registration Rights, the “shareholders”) have agreed to enter into a registration rights agreement, pursuant to which Brookfield will file and cause to become effective a registration statement to register under U.S. federal securities law the resale of the shareholders’ Brookfield class A shares that are registrable securities (as defined in the registration rights agreement) and issuable upon exchange of OCGH units see “—Exchange Right”), subject to certain qualifications (including without limitation certain agreed upon blackout periods). In addition, certain shareholders will have demand registration rights and rights to participate in registered public offerings by Brookfield, subject to certain qualifications. In connection with an underwritten offering, Brookfield will agree to refrain from transferring any equity securities of Brookfield for a period of up to 60 days, subject to customary exceptions. Brookfield will generally be responsible for all reasonable expenses under the registration rights agreement, excluding any underwriting discounts or commissions on any Brookfield class A shares sold by a selling shareholder. The registration rights agreement will contain customary reciprocal indemnification provisions and will terminate one year following the last day of the final open period as described above in “—Open Periods” and “—Termination of Exchanges”.

Senior Secured Notes

As noted above under this section entitled “Exchange Agreement,” Brookfield may elect to have Atlas issue notes in connection with certain exchanges. If Brookfield so elects, Atlas and the participating and qualified OCGH limited partners will enter into a notes purchase agreement that will contain, among other things, representations and warranties by each of the parties customary for a private placement securities offering, and other customary affirmative and negative covenants and indemnity provisions. The notes will be guaranteed on a senior basis by Oaktree, certain of Oaktree’s subsidiaries and certain of Atlas’ subsidiaries and secured by all assets of Atlas and the guarantors. The notes will mature three years from the date of issuance and, subject to certain exceptions, bear interest, payable on a quarterly basis, at a fixed interest rate set at the time of issuance equal to the then-current yield on the U.S. 5-year Treasury note plus 300 basis points. The notes will be pre-payable at any time at Atlas’ option.

Notes Alternative

As noted above under this section entitled “Exchange Agreement,” Brookfield may also elect an alternative notes structure, in which case the OCGH limited partners participating in such exchange will receive equity interests in an OCGH subsidiary. If Brookfield elects the alternative notes structure, OCGH will contribute Oaktree operating group units to a special purpose series limited partnership in exchange for common equity interests in ExchangeCo. ExchangeCo would then contribute such Oaktree operating group units to a newly created special purpose entity in exchange for a note issued by such special purpose entity. OCGH will deliver the common equity interests in ExchangeCo to the OCGH limited partners participating in the exchange. The issued notes will mature three years from the date of issuance and, subject to certain exceptions, bear interest payable on a quarterly basis, at a fixed interest rate set at the time of issuance equal to the then-current yield on the U.S. 5-year Treasury note plus 300 basis points, and generally contain terms customary for privately placed investment grade notes, subject to agreed upon modifications reflecting the applicable corporate structure.

THE A&R OPERATING AGREEMENT

The following is a summary of the material terms of the A&R operating agreement which is anticipated to become effective at the effective time to provide for, among other things, certain governance rights to be held by OCGH and Brookfield following the closing.

Governance

Board of Directors

The A&R operating agreement will include certain governance provisions that will be applicable during the initial period and other provisions that will be applicable thereafter, a summary of which is set forth below:

During the initial period, the Oaktree board will be comprised of no less than five individuals and, without Brookfield’s consent, no more than 10 individuals, with two selected by OCGH and two selected by Brookfield. The remaining directors will be nominated by OCGH and be subject to joint written appointment by each of OCGH and Brookfield. Immediately following the closing, it is anticipated that the Oaktree board will consist of ten individuals.

The initial post-closing Oaktree board is anticipated to consist of:

•	OCGH Directors: Howard Marks and Bruce Karsh (who will be the initial chairmen of the board)

•	Brookfield Directors: Bruce Flatt and Justin Beber

•	Joint Directors: John Frank, Steve Gilbert, Richard Masson, Sheldon Stone, Marna Whittington and Jay Wintrob

With respect to the period following the initial period, the A&R operating agreement will provide that, as long as permitted Oaktree holders continue to beneficially own at least 15% of the equity in the Oaktree operating group beneficially owned by them immediately after the closing, OCGH will be entitled to appoint a number of directors equal to the greater of (i) a number of directors proportionate to such equity ownership and (ii) two directors. Otherwise, for so long as the permitted Oaktree holders continue to beneficially own at least 5% (but less than 15%) of the equity of the Oaktree operating group beneficially owned by them immediately after the closing, OCGH will be entitled to appoint one director. Brookfield will appoint the remaining directors to the Oaktree board. At all times, any director can be removed with or without cause by the member (or, in the case of a joint director, the members) having the right to appoint such director at such time.

Committees

The A&R operating agreement will also provide that the Oaktree board may, upon approval of at least one director appointed by Brookfield, designate one or more committees consisting of one or more directors which shall have and may exercise the powers and authority of the Oaktree board. Committees of the Oaktree board must, except in the case of an audit committee (if one is required pursuant to applicable securities laws or exchange listing rules), include at least one director appointed by OCGH (so long as OCGH has the right to appoint a director) and one director appointed by Brookfield.

Quorum

The A&R operating agreement will provide that quorum at any meeting of the Oaktree board shall be satisfied by the presence of a majority of the total number of directors. In the event that no director appointed by Brookfield is able to attend any meeting of the Oaktree board, such director may appoint an alternate to attend the meeting in his or her place, and such alternate will have the same rights, privileges and obligations (including voting rights) as that director.

Officers

The A&R operating agreement will provide that the Oaktree board will have the power to appoint officers. Following the closing, it is anticipated that the current officers of Oaktree will continue to serve in such capacity.

Membership Voting and Approval Rights

During the initial period, Oaktree class A units will have 1 vote per unit and Oaktree class B units will have 10 votes per unit on all matters submitted to a vote of the Oaktree members. Following the closing, it is anticipated that OCGH will possess approximately 85% of the membership vote in Oaktree. After the initial period, each Oaktree class A unit and Oaktree class B unit will have 1 vote per unit.

During the initial period, subject to certain exceptions, Brookfield’s approval will be required in order for Oaktree or the Oaktree operating group to take certain actions, including, among others:

(i) engaging in Material (as defined below) mergers, joint ventures, partnerships, business combinations or sales or acquisitions of assets;

(ii) issuing, amending the terms of, redeeming or repurchasing equity securities of Oaktree or any member of the Oaktree operating group (other than issuances or amendments pursuant to equity incentive arrangements authorized by the Oaktree board, reflected in Oaktree’s budget and that are paid in the ordinary course of business);

(iii) materially changing any accounting or tax policy;

(iv) changing the organizational documents of Oaktree or any member of the Oaktree operating group except to the extent not adverse to Brookfield and not material to Oaktree;

(v) entering into, terminating or materially amending Material contracts other than (A) certain fund agreements or (B) contracts relating to employment arrangements in the ordinary course of business, consistent with past practice;

(vi) making Material capital expenditures;

(vii) entering into any Material business or line of business different than Oaktree’s business at it exists on the closing date, discontinuing any Material business, or otherwise fundamentally changing the nature of the Oaktree business as it exists on the closing date;

(viii) engaging in affiliate transactions, with certain exceptions;

(ix) commencing or settling Material litigation;

(x) commencing any voluntary proceeding in respect of Oaktree or any of its subsidiaries seeking liquidation, reorganization, dissolution or bankruptcy; and

(xi) incurring, amending or guaranteeing certain Material indebtedness.

After the initial period, so long as the permitted Oaktree holders continue to beneficially own the minimum threshold of Oaktree operating group units owned by them immediately after the closing, subject to certain exceptions, OCGH’s approval will generally be required for Oaktree or the Oaktree operating group to take certain actions, including, among others:

(i) engaging in Material mergers, joint ventures, partnerships, business combinations or sales or acquisitions of assets;

(ii) redeeming or repurchasing equity securities of Oaktree (other than issuances or amendments pursuant to equity incentive arrangements and certain other exceptions);

(iii) materially changing any accounting or tax policy;

(iv) changing the organizational documents of Oaktree or any member of the Oaktree operating group except to the extent not adverse to permitted Oaktree holders and in the ordinary course of business;

(v) entering into or discontinuation of any line of business that would fundamentally change the nature of the Oaktree business;

(vi) commencing any voluntary proceeding in respect of Oaktree or any of its subsidiaries seeking liquidation, reorganization, dissolution or bankruptcy; and

(vii) so long as Howard Marks and Bruce Karsh collectively beneficially own 25% of the Oaktree operating group units owned by them immediately after the closing, terminating, without cause, either of Messrs. Marks or Karsh or materially limiting, modifying or altering the scope of either of their titles, authorities, roles or duties, other than as a result of incapacitation.

As used in this section, “Material” generally means, subject to certain exceptions, a transaction, event, circumstance, action or development that would have an impact of more than $250 million on the assets or liabilities of the Oaktree operating group or (other than in the case of acquisitions or divestitures) $40 million on the annual net revenues or annual expenses of the Oaktree operating group.

In addition, after the initial period and so long as the permitted Oaktree holders continue to beneficially own at least (a) 5% of the Oaktree operating group units owned by them immediately after the closing, OCGH’s approval will be required for Oaktree and the Oaktree operating group to issue equity that would be disproportionately dilutive to holders of OCGH partnership interests and (b) 1% of the Oaktree operating group units owned by them immediately after the closing, engage in affiliate transactions that are not on arms’ length terms between Oaktree and its subsidiaries, on the one hand, and Brookfield and its affiliates, on the other hand.

The A&R operating agreement will provide, however, that Brookfield may sell, assign, transfer or otherwise dispose of, directly or indirectly, its equity interests in Oaktree and the Oaktree operating group (a) to any of its affiliates at any time and (b) to any other person at any time after which Oaktree and Brookfield, together with any of Brookfield’s affiliates, beneficially own, in the aggregate, at least 80% of the Oaktree operating group units that were beneficially owned by the permitted Oaktree holders immediately after the closing.

In addition, the A&R operating agreement will also provide that, following the date on which the permitted Oaktree holders beneficially own less than the minimum threshold, so long as any notes are outstanding or any payments are required to be made (or may be required to be made in a future open period) under the exchange agreement, Brookfield will not, and will cause its subsidiaries not to, take such actions that would reasonably be expected to (a) result in a default by Atlas under the exchange agreement, (b) result in a default by the issuer of any notes, or (c) have (and were intended to have) the effect of lessening the value of the Oaktree operating group units owned by OCGH by transferring or disposing of assets of the Oaktree operating group below fair market value, or depriving OCGH or its limited partners of the economic benefits specifically provided to be for their account under the exchange agreement or the notes.

The A&R operating agreement will provide that so long as the permitted Oaktree holders beneficially own at least 5% of the Oaktree operating group units owned by them immediately after the closing, unless mutually agreed by OCGH and Brookfield, the Oaktree business and Oaktree strategy will be conducted through either an Oaktree operating group member or an entity controlled by Oaktree and in which the Oaktree operating group has an interest, it being understood that no business of Brookfield or its affiliates will be deemed to be an Oaktree business or Oaktree strategy.

Each year during the initial period, Oaktree’s annual budget and business plan will be submitted to the Oaktree board for approval. In the event that the budget is not unanimously approved, management will endeavor to incorporate the Oaktree board’s feedback and resubmit the budget for the Oaktree board’s approval. The Oaktree board may approve the revised budget by simple majority; provided that the major expense categories of this budget do not exceed their respective levels from the prior year’s budget by more than 20% (excluding major expense categories that are derived from outstanding commitments or other arrangements and consequently not subject to the board of director’s discretion in the budgeting process); provided further, that if a material decrease in the Oaktree business occurred in the prior fiscal year, then the increase in major expense categories for such year’s budget shall be 15% instead of 20%.

Transfer Restrictions

The A&R operating agreement will provide that, subject to certain exceptions, no transfer of any Oaktree class A units may be made without the prior written consent of OCGH, except for transfers of Oaktree class A units to affiliates of Brookfield, and no transfer of any Oaktree class B units may be made without the prior written consent of Brookfield, other than to permitted Oaktree holders.

The A&R operating agreement will also provide that Oaktree must institute a policy stating that no founder or management holder of OCGH units who receives share consideration in connection with the mergers may sell, transfer, assign or otherwise dispose of 50% of the share consideration received by such founder or management holder in connection with the mergers for a period of ninety days following the closing date.

Joint-Product Development Committee

The A&R operating agreement will provide that OCGH and Brookfield will create a joint-product development committee, subject to applicable regulatory requirements, to be comprised of representatives of each of OCGH and Brookfield for the purpose of identifying and advancing benefits of the partnership between each other. Each of OCGH and Brookfield will also each commit to work in good faith to identify and advance benefits of the transaction to the extent consistent with the Oaktree business and based on the core competencies of the respective platforms of each of OCGH and Brookfield.

TRA AMENDMENT

On March 29, 2012, Oaktree Holdings, Inc. and Oaktree AIF Holdings, Inc. entered into the TRA with the OCGH unitholders, which provides for the payment by Oaktree Holdings, Inc. and Oaktree AIF Holdings, Inc. to the OCGH unitholders of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that Oaktree Holdings, Inc. or Oaktree AIF Holdings, Inc. actually realizes as a result of the increased depreciation and amortization deductions and reduced gain on sale that is expected to result from (i) the increases in the tax basis of the tangible and intangible assets of the Oaktree operating group that results from the exchanges of the OCGH unitholder’s OCGH units under the exchange agreement and (ii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA. These payment obligations are obligations of Oaktree Holdings, Inc. and Oaktree AIF Holdings, Inc. and not of the Oaktree operating group. Under the merger agreement, Oaktree and Brookfield agreed to cooperate with each other and use their reasonable best efforts to negotiate and agree upon the form of the TRA Amendment.

Unless otherwise provided in the TRA Amendment, the terms of the existing TRA will continue to apply to exchanges of OCGH units effected prior to March 13, 2019. The TRA Amendment will modify the terms of the existing TRA with respect to the calculation of the amount of tax benefit payments and the timing of when tax benefit payments will be made such that the amount and timing of such payments would be expected to conform to a greater extent to the amount and timing of payments under the existing TRA prior to the mergers. This will be accomplished by, among other things, ignoring certain tax attributes of Brookfield and certain interactions of the Oaktree business with the larger Brookfield group. In addition, the TRA Amendment will provide that the mergers will not constitute a change of control for purposes of the existing TRA or the TRA Amendment.

Under the TRA Amendment and pursuant to the exchange agreement, the limited partners of OCGH, which include certain Oaktree directors and executive officers, will be entitled to receive an aggregate of $66 million on each of the first, second and third anniversaries of the closing with respect to tax benefits resulting from exchanges of OCGH units that occur on or after March 13, 2019 and will forgo any right to payment under the TRA related to such exchanges.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the initial merger, and, with respect to U.S. Holders (as defined below), the ownership and disposition of the Brookfield class A shares acquired in the mergers, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders of Oaktree class A units or the Brookfield class A shares. Brookfield has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the initial merger or the ownership and disposition of the Brookfield class A shares. This discussion is limited to holders of Oaktree class A units who exchange their Oaktree class A units for the merger consideration pursuant to the initial merger and who hold their Oaktree class A units, and will hold their Brookfield class A shares received in the mergers, solely as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, or any tax consequences of transactions occurring prior to or after the initial merger, including the subsequent merger, the redemption or exchange of OCGH units and the receipt of the additional payments. In addition, this discussion does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding Oaktree class A units or Brookfield class A shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•

persons that directly, indirectly or constructively own or have owned more than 5% of the Oaktree class A units or 10% or more of the total combined voting power or value of all classes of Brookfield stock;

•	real estate investment trusts or regulated investment companies;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	passive foreign investment companies or controlled foreign corporations;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell Oaktree class A units or Brookfield class A shares under the constructive sale provisions of the Code;

•	persons who hold or receive Oaktree class A units or Brookfield class A shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that do not have the U.S. dollar as their functional currency;

•	U.S. Holders that are resident in or have a permanent establishment or branch outside of the United States;

•	tax-qualified retirement plans; and

•	persons who also hold Oaktree preferred units.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE INITIAL MERGER AND THE OWNERSHIP AND DISPOSITION OF THE BROOKFIELD CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Oaktree class A units or, after the completion of the mergers, Brookfield class A shares that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. Holder” is a beneficial owner of Oaktree class A units or, after the completion of the mergers, the Brookfield class A shares, other than a U.S. Holder or a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, referred to in this consent solicitation statement/prospectus as a partnership.

If an entity treated as a partnership for U.S. federal income tax purposes holds Oaktree class A units, or will hold the Brookfield class A shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Oaktree class A units or the Brookfield class A shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Oaktree

Oaktree believes that it is currently, and until the closing will be, treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, under the merger agreement, Simpson Thacher will provide an opinion that Oaktree is treated as a partnership and not as an association or publicly traded partnership (within the meaning of Section 7704 of the Code) subject to tax as a corporation for U.S. federal income tax purposes based on factual statements and representations made by Oaktree, including statements and representations as to the manner in which Oaktree intends to manage its affairs and the composition of Oaktree’s income. However, this opinion will be based solely on current law and will not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Additionally, opinions of counsel, however, are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

The remainder of this section assumes that Oaktree is treated as a partnership for U.S. federal income tax purposes.

U.S. Holders

Taxation of the Initial Merger

The initial merger will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders of Oaktree class A units will recognize gain or loss on the exchange of their Oaktree class A units equal to the difference, if any, between the amount realized and the U.S. Holder’s tax basis in the Oaktree class A units exchanged. If you are a U.S. Holder of Oaktree class A units, your amount realized will be measured by the sum of the cash and the fair market value of any Brookfield class A shares received by you plus your share, under partnership tax rules, of Oaktree’s liabilities, if any.

Your initial tax basis in your Brookfield class A shares acquired in the initial merger will equal the fair market value of such Brookfield class A shares at the time of closing. Your holding period in your Brookfield class A shares acquired in the initial merger will begin on the day following the closing.

Except as described below, gain or loss recognized by a U.S. Holder on the exchange of an Oaktree class A unit will be taxable as capital gain or loss and will be long-term capital gain or loss if all of the Oaktree class A units of such U.S. Holder were held for more than one year on the date of such exchange. Long-term capital gain of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to significant limitations. Certain gain attributable to “unrealized receivables” or “inventory items”, each as defined in Section 751 of the Code and the applicable Treasury Regulations, would be characterized as ordinary income rather than capital gain. This may include certain gain attributable to Oaktree’s investment in any controlled foreign corporation (within the meaning of Section 957 of the Code), such as Oaktree Holdings, Ltd. Also, if, for example, Oaktree holds debt acquired at a market discount, accrued market discount on such debt may be treated as “unrealized receivables.” In addition, assuming Oaktree has not made a qualified electing fund election to treat its interest in any passive foreign investment company (a “PFIC”) as a qualified electing fund, gain attributable to such investment in the PFIC would be taxable as ordinary income and would be subject to an interest charge. For additional information on certain tax consequences of an investment in a PFIC, see below the section entitled “—Taxation of the Ownership and Disposition of Brookfield Class A Shares—Passive Foreign Investment Company.”

U.S. Holders who purchased Oaktree class A units at different times and will exchange all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisers regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss. U.S. Holders in publicly traded partnerships may choose to use the actual holding period for each unit sold provided certain requirements are met. You should consult your tax adviser regarding these rules.

Taxation of the Ownership and Disposition of Brookfield Class A Shares

Passive Foreign Investment Company

Based on the current and anticipated composition of the income, assets and operations of Brookfield and its subsidiaries, Brookfield does not believe that it will be a PFIC for U.S. federal income tax purposes for the current taxable year or for future taxable years. However, the application of the PFIC rules is subject to uncertainty in several respects, and a separate determination must be made after the close of each taxable year as to whether Brookfield is a PFIC for that year. Changes in the composition of Brookfield’s income or assets may cause Brookfield to become a PFIC. Accordingly, there can be no assurance that Brookfield will not be a PFIC for any taxable year.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Additionally, Brookfield will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Brookfield owns, directly or indirectly, 25% or more (by value) of the stock.

The determination of whether Brookfield is a PFIC is made annually. Accordingly it is possible that Brookfield may become a PFIC in the current or any future taxable year due to changes in its asset or income composition. If Brookfield is classified as a PFIC for any taxable year during which you hold the Brookfield class A shares, Brookfield generally would continue to be treated as a PFIC with respect to your investment in the Brookfield class A shares for all succeeding years during which you hold the Brookfield class A shares, unless Brookfield ceases to be a PFIC and you make a deemed sale election with respect to such Brookfield class A shares. If such election is made, you will be deemed to have sold the Brookfield class A shares you hold at their fair market value on the last day of the last taxable year in which Brookfield is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Brookfield class A shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Brookfield again becomes a PFIC subsequent to the deemed sale election.

For each taxable year that Brookfield is treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” (as defined below) you receive and any gain you realize from a sale or other disposition (including a pledge) of your Brookfield class A shares, unless you make a valid mark-to-market election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Brookfield class A shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the Brookfield class A shares;

•

the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which Brookfield is treated as a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any deductions or losses, and gains realized on the sale of Brookfield class A shares cannot be treated as capital gains, even if you hold such Brookfield class A shares as capital assets; however, any losses realized on the sale of Brookfield class A shares can be treated as capital losses as discussed below under “—Taxation of Disposition of Brookfield Class A Shares.”

If Brookfield is treated as a PFIC with respect to you for any taxable year, to the extent any of Brookfield’s subsidiaries are also PFICs, you may be deemed to own shares in any such lower-tier PFICs that are directly or indirectly owned by Brookfield in that proportion which the value of the Brookfield class A shares you own bears to the value of all of Brookfield’s shares, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any excess distribution described above if Brookfield receives a distribution from such lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of Brookfield’s subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for the Brookfield class A shares you own, you will include in income for each year that Brookfield is treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of such Brookfield class A shares as of the close of your taxable year over your adjusted basis in such Brookfield class A shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of such Brookfield class A shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on such Brookfield class A shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of Brookfield class A shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on your Brookfield class A shares, as well as to any loss realized on the actual sale or disposition of such Brookfield class A shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Brookfield class A shares previously included in income. Your basis in the Brookfield class A shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions Brookfield makes would generally be subject to the rules discussed below under “—Taxation of Dividends and Other Distributions on the Brookfield Class A Shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. A “qualified exchange” includes the NYSE. For these purposes, the Brookfield class A shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. There can be no assurance that the trading in the Brookfield class A shares will be sufficiently regular to qualify them as marketable stock. In addition, because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs Brookfield owns, you generally will continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-U.S. entity treated as a corporation is a PFIC, a holder of shares in that entity may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a qualified electing fund election to include in income its share of the entity’s income on a current basis. However, you may make a qualified electing fund election with respect to the Brookfield class A shares you hold only if Brookfield furnishes you annually with certain tax information, and there can be no assurance that such information will be provided.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621. A U.S. Holder that does not file a required IRS Form 8621 may be subject to substantial penalties, and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which such form is filed. If Brookfield is treated as a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you. You are urged to consult your tax advisor regarding the application of the PFIC rules to the acquisition, ownership and disposition of the Brookfield class A shares.

INVESTORS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE IMPACT THAT BROOKFIELD BEING TREATED AS A PFIC WOULD HAVE ON THEIR OWNERSHIP OF THE BROOKFIELD CLASS A SHARES, AS WELL AS THE APPLICATION OF THE PFIC RULES AND THE POSSIBILITY OF MAKING A MARK-TO-MARKET ELECTION.

Taxation of Dividends and Other Distributions on the Brookfield Class A Shares

Subject to the PFIC rules discussed above, the gross amount of any distributions Brookfield makes to you (including the amount of any tax withheld) with respect to the Brookfield class A shares generally will be includible in your gross income as dividend income on the date you receive such distribution, but only to the extent the distribution is paid out of Brookfield’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from U.S. corporations. To the extent the amount of the distribution exceeds Brookfield’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your Brookfield class A shares, and then, to the extent such excess amount exceeds your tax basis in your Brookfield class A shares, as capital gain. Brookfield currently does not, and does not intend to, calculate its earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend for U.S. federal income tax purposes even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may be taxed at the lower capital gain rates applicable to qualified dividend income, provided (1)(a) Brookfield is eligible for the benefits of the Treaty, or (b) the dividends are with respect to common shares that are readily tradable on an established securities market in the United States, (2) Brookfield is neither a PFIC nor treated as such with respect to you (as discussed above) for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain other requirements (including holding period and at risk requirements) are met. The NYSE is an established securities market in the United States for this purpose. The determination of whether a dividend qualifies for the preferential tax rates described above must be made at the time the dividend is paid. Although Brookfield does not believe it is or will be a PFIC for the current taxable year or future taxable years, whether Brookfield is treated as a PFIC for any taxable year will depend on factual circumstances during such year, and therefore there can be no assurance that Brookfield will not be a PFIC for the taxable year in which such dividend is paid.

The amount of any distribution paid in a currency other than U.S. dollars will be equal to the U.S. dollar value of such currency on the date such distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars at that time. If a distribution in a foreign currency is converted into U.S. dollars on the day it is received, the U.S. Holder will not be required to recognize foreign currency gain or loss with respect to such distribution. Any gain or loss on a conversion or other disposition of the foreign currency for a different U.S. dollar amount on a later date in general will be U.S. source ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Any dividends will constitute foreign-source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by us with respect the Brookfield class A shares will generally constitute passive category income but could, in the case of certain U.S. Holders, constitute general category income.

If Canadian withholding taxes apply to any dividends paid to you with respect to the Brookfield class A shares, subject to certain conditions and limitations (including specific holding period and at risk rules), such withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. Instead of claiming a credit, you may elect to deduct such taxes in computing taxable income, subject to applicable limitations. If a refund of the tax withheld is available under the applicable laws of Canada or under the Treaty, the amount of tax withheld that is refundable will not be eligible for such credit against your U.S. federal income tax liability (and will not be eligible for the deduction against your U.S. federal taxable income). The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor regarding the availability of a foreign tax credit in your particular circumstances, including the effects of the Treaty.

Taxation of Disposition of Brookfield Class A Shares

Subject to the PFIC rules discussed above, upon a taxable sale or other taxable disposition of the Brookfield class A shares, you generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (including the amount of any tax withheld) and your tax basis in such Brookfield class A shares. Your initial tax basis in your Brookfield class A shares acquired in the mergers will equal the fair market value of such Brookfield class A shares at the time of closing. Any gain or loss on the sale or other disposition of such Brookfield class A shares generally will be treated as U.S.-source income or loss, and treated as long-term capital gain or loss if your holding period in such Brookfield class A shares at the time of the disposition exceeds one year. Your holding period in your Brookfield class A shares acquired in the mergers will begin on the day following the closing. Because capital gain on the sale or other disposition of the Brookfield class A shares generally will be treated as U.S.-source gain, in the event any Canadian tax (including withholding tax) is imposed upon such sale or other disposition, you may not be able to utilize foreign tax credits unless (1) the gain is resourced as foreign-source under the provisions of the Treaty and you elect to apply the Treaty or (2) you have foreign-source income or gain in the same category from other sources. Long-term capital gain of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to significant limitations.

Information with respect to Foreign Financial Assets

Individuals and certain entities that have U.S. individual owners or beneficiaries may be required to report information on IRS Form 8938 relating to an interest in the Brookfield class A shares, subject to certain exceptions (including an exception for Brookfield class A shares held in accounts maintained by certain financial institutions). Penalties can apply if a U.S. Holder fails to satisfy such reporting requirements, and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which a required IRS Form 8938 is filed. You should consult your tax advisor regarding the effect, if any, of this requirement on your ownership and disposition of the Brookfield class A shares.

Non-U.S. Holders

In light of Oaktree’s investment activities, it may be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes, which may cause some portion of its income to be treated as effectively connected income, referred to as “ECI”, with respect to non-U.S. Holders.

If Oaktree is treated as being engaged in a U.S. trade or business, any gain recognized by a non-U.S. Holder on the sale or exchange of Oaktree class A units that is attributable to assets that if sold would produce income that would be effectively connected with such U.S. trade or business will be treated for U.S. federal income tax purposes as ECI, and hence, such non-U.S. Holder of Oaktree class A units would be required to file a U.S. federal income tax return and would be subject to U.S. federal income tax in respect of such ECI. Under the Tax Cuts and Jobs Act, referred to as the “TCJA,” which was signed into law on December 22, 2017, unless an applicable non-foreign affidavit is furnished or other exception applies, if any portion of any gain from the disposition of Oaktree class A units would be treated as ECI, the transferee of an interest in Oaktree is required to withhold 10% of the amount realized on such disposition (and Oaktree would be required to withhold from future distributions to the transferee if the transferee fails to properly withhold). The U.S. Treasury Department and the IRS have announced the temporary suspension of such withholding tax provisions with respect to any disposition of an interest in a publicly traded partnership, such as Oaktree, until regulations or other guidance have been issued. Oaktree believes that it is currently, and until the closing will be, a publicly traded partnership for such purposes. Recently issued proposed regulations would apply such withholding to certain transfers of interests in publicly traded partnerships that occur on or after the date that is 60 days after the date the proposed regulations are published as final regulations. Such withholding tax provisions, when effective for publicly traded partnerships, could impose material tax and administrative burdens on Oaktree and any non-U.S. Holder of Oaktree class A units.

Special rules may apply in the case of a non-U.S. Holder that (1) has an office or fixed place of business in the United States or (2) is present in the United States for 183 days or more in a taxable year. You should consult your tax advisers regarding the application of these special rules.

Backup Withholding

Under the backup withholding rules, you may be subject to backup withholding (at the rate of 24%) with respect to the receipt of the merger consideration and on the payments of dividends or the proceeds of any sale, exchange or redemption of the Brookfield class A shares that are made within the United States or through certain U.S.-related financial intermediaries. Backup withholding generally will not apply to you, however, if: (1) you are a corporation or otherwise exempt from backup withholding and demonstrate this fact when required or (2) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN or Form W-8 BEN-E. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

THE DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO THE INITIAL MERGER AND THE OWNERSHIP AND DISPOSITION OF BROOKFIELD CLASS A SHARES. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE INITIAL MERGER AND THE OWNERSHIP AND DISPOSITION OF BROOKFIELD CLASS A SHARES.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Non-Resident Holders

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a holder who acquires as the beneficial owner, Brookfield class A shares pursuant to the Brookfield class A share issuance and who, at all relevant times and for the purposes of the Income Tax Act (Canada), referred to as the “Tax Act,” is not resident and is not deemed to be resident in Canada, deals at arm’s length and is not affiliated with Brookfield, holds the Brookfield class A shares as capital property, and does not use or hold and is not deemed to use or hold, the Brookfield class A shares in the course of carrying on, or otherwise in connection with, a business in Canada (for purposes of this section, referred to as a “Non-Canadian holder”). This summary is not applicable to a Non-Canadian holder that is an insurer carrying on business in Canada and elsewhere, or that is an “authorized foreign bank” as such terms are defined in the Tax Act. Such Non-Canadian holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and the regulations thereunder in force at the date hereof, specific proposals to amend the Tax Act or regulations thereunder that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof, referred to as the “proposed amendments,” the current provisions of the Treaty, and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. It has been assumed that the proposed amendments will be enacted in the form proposed; however, no assurances can be given that the proposed amendments will be enacted as proposed or at all. The summary does not take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any provincial, territorial, U.S. or other foreign income tax jurisdictions, which may differ significantly from those discussed herein.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR NON-CANADIAN HOLDER. ACCORDINGLY, NON-CANADIAN HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE SPECIFIC TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF BROOKFIELD CLASS A SHARES IN THEIR PARTICULAR CIRCUMSTANCES.

Dividends on Brookfield class A shares

Dividends paid or credited on the Brookfield class A shares or deemed to be paid or credited on the Brookfield class A shares by Brookfield to a Non-Canadian holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian holder is resident. For example, under the Treaty, the rate of withholding tax on dividends paid or credited to a Non-Canadian holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Treaty, is generally reduced to 15% of the gross dividend (or 5% in the case of such a holder that is a corporation beneficially owning at least 10% of Brookfield’s voting shares).

Dispositions of Brookfield class A shares

A Non-Canadian holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of a Brookfield class A share, unless the Brookfield class A share constitutes “taxable Canadian property” of the Non-Canadian holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the Non-Canadian holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian holder is resident.

Generally, the Brookfield class A shares will not constitute “taxable Canadian property” of a Non-Canadian holder at a particular time provided that the Brookfield class A shares are listed at that time on a “designated stock exchange” (as defined in the Tax Act and which currently includes the NYSE, TSX and the Euronext) unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of Brookfield were owned by or belonged to one or any combination of (i) the Non-Canadian holder, (ii) persons with whom the Non-Canadian holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the Non-Canadian holder or a person described in (a)(ii) holds a membership interest directly or indirectly through one or more partnerships, and (b) more than 50% of the fair market value of the Brookfield class A shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Brookfield class A shares could be deemed to be “taxable Canadian property.” Non-Canadian holders for whom Brookfield class A shares may constitute “taxable Canadian property” should consult their own tax advisors.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND AND DISTRIBUTION INFORMATION

Market Prices

Oaktree class A units are listed and traded on the NYSE under the symbol “OAK.” Brookfield class A shares are listed and traded on the NYSE under the symbol “BAM” and on the TSX under the symbol “BAM.A.” As of the close of business on [●], which is the record date, [●] Oaktree class A units were issued and outstanding and there were approximately [●] holders of record of Oaktree class A units. The following table sets forth, for the periods indicated, the high, low and last sale prices in dollars on the NYSE for Oaktree class A units and the distributions per Oaktree class A unit declared with respect to the periods indicated. These prices do not necessarily represent actual transactions.

	Oaktree Class A Units						Brookfield Class A Shares
	High		Low		Distribution(1)		High		Low		Dividend
2017
First Quarter		$46.70		$37.80		$0.71		$37.52		$32.86		$0.14
Second Quarter		$47.95		$44.60		$1.31		$40.09		$35.70		$0.14
Third Quarter		$48.50		$43.75		$0.56		$41.57		$37.92		$0.14
Fourth Quarter		$48.05		$41.10		$0.76		$44.33		$40.66		$0.14

2018
First Quarter		$46.80		$39.35		$0.96		$44.06		$37.22		$0.15
Second Quarter		$42.55		$38.80		$0.55		$43.20		$38.09		$0.15
Third Quarter		$42.90		$38.65		$0.70		$44.93		$39.99		$0.15
Fourth Quarter		$43.19		$38.70		$0.75		$45.04		$36.58		$0.15

2019
First Quarter		$49.75		$39.38		$1.05		$46.98		$37.40		$0.16
Second Quarter (through [●], 2019)	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]

(1)	Represents amounts the Oaktree board declared as distributions based on earnings and liquidity with respect to the specified periods.

The following table presents:

•	the last reported sale price of an Oaktree class A unit, as reported on the NYSE; and

•	the last reported sale price of a Brookfield class A share, as reported on the NYSE,

in each case, on March 12, 2019, the last full trading day prior to the public announcement of the mergers, and on [●], 2019, the last practicable trading day prior to the date of this consent solicitation statement/prospectus. The following table also presents the implied per share value of the Brookfield class A shares that Oaktree’s class A unitholders would receive for each Oaktree class A unit if the mergers were completed on those dates:

	Oaktree Class A Units		Brookfield Class A Shares		Implied Value Per Oaktree Class A Unit(1)
March 12, 2019		$43.83		$45.99		$47.20
[●], 2019	$	[●]	$	[●]	$	[●]

(1)	Calculated by multiplying the closing price of a Brookfield class A share on the relevant date by the exchange ratio, representing the share consideration.

The market prices of Oaktree class A units and Brookfield class A shares have fluctuated since the date of the announcement of the merger transactions and will continue to fluctuate from the date of this consent solicitation statement/prospectus to the date the initial merger is completed, and the market prices of Brookfield class A shares will continue to fluctuate after the completion of the merger transactions. No assurance can be given concerning the market prices of Oaktree class A units or Brookfield class A shares before the completion of the mergers or Brookfield class A shares after the completion of the merger transactions. Because the share consideration is payable in a fixed number of Brookfield class A shares, the market price of Brookfield class A shares (and therefore the value of the merger consideration) when received by Oaktree class A unitholders after the completion of the mergers could be greater than, less than or the same as shown in the table above. Accordingly, you are encouraged to obtain current market quotations for the Oaktree class A units when considering whether to consent to the adoption of the merger proposal.

Distributions and Dividends

The holders of Brookfield class A shares receive dividends if, as and when declared by Brookfield’s board of directors. Under the terms of the merger agreement, until the effective time, Brookfield may not, and will not permit any Brookfield subsidiary, to declare, set aside or pay any non-cash dividend or other distribution, or any extraordinary cash dividend or other distribution, in respect of the Brookfield class A shares.

The declaration and payment of any distributions on Oaktree class A units will be made in the sole discretion of the Oaktree board, which may decide to change Oaktree’s distribution policy at any time, and subject to and in accordance with the terms of the merger agreement. Oaktree class A units are entitled to receive distributions when they are announced. Under the terms of the merger agreement, until the effective time, Oaktree may not, and will not permit any Oaktree subsidiary, to declare, set aside or pay any distribution (whether in cash, equity or property or any combination thereof) in respect of any Oaktree class A units except for specified permitted distributions, in each case paid at times consistent with past practice. For more information regarding permitted distributions, see the section entitled “The Merger Agreement—Permitted Distributions” beginning on page 136 of this consent solicitation statement/prospectus.

Any Oaktree class A unitholder who holds Brookfield class A shares into which Oaktree class A units are converted in the mergers will receive whatever dividends are declared and paid on Brookfield class A shares after the effective time. However, no dividends or other distribution will actually be paid with respect to any Brookfield class A shares into which Oaktree class A units have been converted until the certificates formerly representing Oaktree class A units have been surrendered, at which time any accrued dividends or other distributions on those Brookfield class A shares will be paid without interest. Subject to the limitations set forth in the merger agreement, any future dividends by Brookfield will be declared and paid at the discretion of the Brookfield board, and, subject to the limitations set forth in the merger agreement and the A&R operating agreement, any future distributions by Oaktree will be declared and paid at the discretion of the Oaktree board. There can be no assurance that any future dividends or distributions will be declared or paid by Brookfield or Oaktree or as to the amount or timing of those dividends or distributions, if any.

DESCRIPTION OF BROOKFIELD CAPITAL STOCK

Brookfield’s authorized share capital consists of an unlimited number of preference shares designated as Class A Preference Shares, issuable in series, an unlimited number of preference shares designated as Class AA Preference Shares, issuable in series, an unlimited number of Brookfield class A shares, and 85,120 Brookfield class B shares. As of the date of this consent solicitation statement/prospectus, Brookfield had 10,457,685 Class A Preference Shares, Series 2; 3,995,910 Class A Preference Shares, Series 4; 2,476,185 Class A Preference Shares, Series 8; 5,515,981 Class A Preference Shares, Series 9; 9,640,096 Class A Preference Shares, Series 13; 7,862,084 Class A Preference Shares, Series 17; 7,885,754 Class A Preference Shares, Series 18; 9,298,148 Class A Preference Shares, Series 24; 1,529,133 Class A Preference Shares, Series 25; 9,803,240 Class A Preference Shares, Series 26; 9,246,777 Class A Preference Shares, Series 28; 9,790,374 Class A Preference Shares, Series 30; 11,754,099 Class A Preference Shares, Series 32; 9,888,332 Class A Preference Shares, Series 34; 7,863,793 Class A Preference Shares, Series 36; 7,837,967 Class A Preference Shares, Series 37; 7,924,280 Class A Preference Shares, Series 38; 11,853,135 Class A Preference Shares, Series 40; 11,902,700 Class A Preference Shares, Series 42; 9,831,929 Class A Preference Shares, Series 44; 11,740,797 Class A Preference Shares, Series 46; 11,885,972 Class A Preference Shares, Series 48; 994,224,022 Brookfield class A shares; and 85,120 Brookfield class B shares issued and outstanding.

Description of Brookfield Class A Preference Shares

The following description sets forth certain general terms and provisions of the Class A Preference Shares as a class. For a description of the rights, privileges, restrictions and conditions attaching to each series of the Class A Preference Shares, see the information contained under “Description of Capital Structure” in Brookfield’s Annual Information Form filed as an exhibit to Brookfield’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018, which is incorporated by reference into this consent solicitation statement/prospectus.

Series

The Class A Preference Shares may be issued from time to time in one or more series. The Brookfield board will fix the number of shares in each series and the provisions attached to each series before issue.

Priority

The Class A Preference Shares rank senior to the Class AA Preference Shares, the Brookfield class A shares, the Brookfield class B shares and other shares ranking junior to the Class A Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of Brookfield, whether voluntary or involuntary, or in the event of any other distribution of assets of Brookfield among its shareholders for the purpose of winding-up its affairs. Each series of Class A Preference Shares ranks on a parity with every other series of Class A Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of Brookfield, whether voluntary or involuntary, or in the event of any other distribution of assets of Brookfield among its shareholders for the purpose of winding-up its affairs.

Shareholder Approvals

Brookfield will not delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the Class A Preference Shares as a class or create preference shares ranking in priority to or on parity with the Class A Preference Shares except by special resolution passed by at least 66 2/3% of the votes cast at a meeting of the holders of the Class A Preference Shares duly called for that purpose, in accordance with the provisions of the Brookfield articles. Each holder of Class A Preference Shares entitled to vote at a class meeting of holders of Class A Preference Shares, or at a joint meeting of the holders of two or more series of Class A Preference Shares, has one vote in respect of each C$25.00 of the issue price of each Class A Preference Share held by such holder.

Description of Brookfield Class AA Preference Shares

The following description sets forth certain general terms and provisions of the Class AA Preference Shares as a class.

Series

The Class AA Preference Shares may be issued from time to time in one or more series. The Brookfield board will fix the number of shares in each series and the provisions attached to each series before issue.

Priority

The Class AA Preference Shares rank junior to the Class A Preference Shares and senior to the Brookfield class A shares, the Brookfield class B shares and other shares ranking junior to the Class AA Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of Brookfield, whether voluntary or involuntary, or in the event of any other distribution of assets of Brookfield among its shareholders for the purpose of winding up its affairs. Each series of Class AA Preference Shares ranks on a parity with every other series of Class AA Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of Brookfield, whether voluntary or involuntary, or in the event of any other distribution of assets of Brookfield among its shareholders for the purpose of winding up its affairs.

Shareholder Approvals

Brookfield will not delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the Class AA Preference Shares as a class except by special resolution passed by at least 66 2/3% of the votes cast at a meeting of the holders of the Class AA Preference Shares duly called for that purpose, in accordance with the provisions of the Brookfield articles.

Each holder of Class AA Preference Shares entitled to vote at a class meeting of holders of Class AA Preference Shares, or at a joint meeting of the holders of two or more series of Class AA Preference Shares, has one vote in respect of each C$25.00 of the issue price of each Class AA Preference Share held by such holder.

Description of the Brookfield Class A Shares and the Brookfield Class B Shares

The following description sets forth certain general terms and provisions of the Brookfield class A shares (into which certain series of Brookfield’s Class A Preferred Shares may be converted) and the Brookfield class B shares. The attributes of the Brookfield class A shares and the Brookfield class B shares are substantially equivalent, except for the differing voting rights attached to the two classes of shares.

The sole holder of the Brookfield class B shares is a party to a trust agreement with Computershare Trust Corporation of Canada (formerly, Montreal Trust Corporation of Canada) (as trustee for the holders of the Brookfield class A shares) dated August 1, 1997. The trust agreement provides, among other things, that the holder has agreed not to sell any Brookfield class B shares, directly or indirectly, pursuant to a takeover bid, unless a concurrent bid is made to all holders of Brookfield class A shares. The concurrent offer must be: (i) for the same percentage of Brookfield class A shares as the percentage of Brookfield class B shares offered to be purchased from the holder; and (ii) the same in all material respects as the offer for the Brookfield class B shares. Among other things, the trust agreement permits: (i) a sale by the sole holder of Brookfield class B shares at a price per share less than 115% of the market price of Brookfield class A shares and as part of a transaction involving not more than five persons in the aggregate; and (ii) a direct or indirect sale of shares of the sole holder of the Brookfield class B shares to a purchaser who is or will become a shareholder of that holder and will not hold more than 20% of that holder’s outstanding shares as a result of the transaction.

Dividend Rights and Rights upon Dissolution or Winding-Up

The Brookfield class A shares rank on parity with the Brookfield class B shares and rank after the Class A Preference Shares, the Class AA Preference Shares and any other senior-ranking shares outstanding from time to time with respect to the payment of dividends (if, as and when declared by the Brookfield board) and return of capital on the liquidation, dissolution or winding-up of Brookfield or any other distribution of the assets of Brookfield among its shareholders for the purpose of winding up its affairs.

Voting Rights

Except as set out below under “—Election of Directors,” each holder of a Brookfield class A share and Brookfield class B share is entitled to notice of, and to attend and vote at, all meetings of Brookfield’s shareholders (except meetings at which only holders of another specified class or series of shares are entitled to vote) and is entitled to cast one vote per share held, which results in the Brookfield class A shares and Brookfield class B shares each controlling 50% of the aggregate voting rights of Brookfield. Subject to applicable law and in addition to any other required shareholder approvals, all matters approved by shareholders (other than the election of directors), must be approved by: (i) a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2/3%, of the votes cast by holders of Brookfield class A shares who vote in respect of the resolution or special resolution, as the case may be, and (ii) a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2/3%, of the votes cast by holders of Brookfield class B shares who vote in respect of the resolution or special resolution, as the case may be.

Election of Directors

In the election of directors, holders of Brookfield class A shares, together, in certain circumstances, with the holders of certain series of Class A Preference Shares, are entitled to elect one-half of the Brookfield board, provided that if the holders of Class A Preference Shares, Series 2 become entitled to elect two or three directors, as the case may be, the numbers of directors to be elected by holders of Brookfield class A shares, together, in certain circumstances with the holders of Class A Preference Shares, will be reduced by the number of directors to be elected by holders of Class A Preference Shares, Series 2. Holders of Brookfield class B shares are entitled to elect the other one-half of the Brookfield board.

Other Provisions Regarding Brookfield’s Share Capital

The Brookfield articles provide that each holder of shares of a class or series of shares of Brookfield entitled to vote in an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the holder and the holders of shares of the classes or series of shares entitled to vote with the holder in the election of directors. A holder may cast all such votes in favor of one candidate or distribute such votes among its candidates in any manner the holder sees fit. Where a holder has voted for more than one candidate without specifying the distribution of votes among such candidates, the holder will be deemed to have divided the holder’s votes equally among the candidates for whom the holder voted.

COMPARISON OF UNITHOLDERS’ AND SHAREHOLDERS’ RIGHTS

The rights of holders of Oaktree class A units are governed principally by:

•	the laws of Delaware, particularly the DLLCA;

•	Oaktree’s certificate of formation; and

•	the Oaktree operating agreement.

As a result of the merger, holders of Oaktree class A units will receive Brookfield class A shares. The rights and privileges of those shares will be governed principally by:

•	the laws of Ontario, particularly the OBCA;

•	the Brookfield articles; and

•	Brookfield’s by-laws.

Although the rights and privileges of members of a Delaware limited liability company and the rights and privileges of shareholders of an Ontario corporation are, in many instances, comparable, there are material differences. The following is a summary of the material differences between the rights of holders of Oaktree class A units as of the date of this consent solicitation statement/prospectus and the rights of holders of Brookfield class A shares as of the date of this consent solicitation statement/prospectus. These differences arise principally from differences between the DLLCA and the OBCA, and between Oaktree’s certificate of formation and operating agreement and Brookfield’s articles and by-laws.

While Brookfield and Oaktree believe that this summary describes the material differences between the rights of holders of Oaktree class A units as of the date of this consent solicitation statement/prospectus and the rights of holders of Brookfield class A shares as of the date of this consent solicitation statement/prospectus, it may not contain all of the information that is important to you. We urge you to read the governing instruments of each company and the provisions of the DLLCA and the OBCA, which are relevant to a full understanding of the governing instruments, fully and in their entirety.

	Oaktree	Brookfield
Authorized Capital

The Oaktree operating agreement currently authorizes the issuance of Oaktree class A units and Oaktree class B units, of which 72,939,679 and 86,718,684, respectively, were outstanding as of May 6, 2019, and 6.625% Series A Preferred Units and 6.550% Series B Preferred Units, of which 7,200,000 and 9,400,000, respectively, were outstanding as of May 6, 2019.

The Oaktree operating agreement authorizes the Oaktree board to issue an unlimited number of additional units, including preferred units entitled to a preference or priority over the Oaktree class A units in the right to share in distributions, and options, rights, warrants and appreciation rights relating to such units for consideration or for no consideration and on the terms and conditions established by the Oaktree board without the approval of any Oaktree class A unitholders.

The Brookfield articles authorize the issuance of an unlimited number of preference shares designated as Class A Preference Shares, issuable in series, an unlimited number of preference shares designated as Class AA Preference Shares, issuable in series, an unlimited number of Brookfield class A shares, and 85,120 Brookfield class B shares. See the section entitled “Description of Brookfield Capital Stock” beginning on page 174 of this consent solicitation statement/prospectus.

	Oaktree	Brookfield

Number and Election of Directors

Under the Oaktree operating agreement, until Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank and Sheldon M. Stone, collectively referred to as the “Oaktree senior executives,” or their successors or affiliated entities (other than Oaktree or its subsidiaries), including OCGH, collectively hold less than 10% of the issued and outstanding Oaktree operating group units, referred to as the “Oaktree control condition,” the number of directors shall be determined from time to time by Oaktree Capital Group Holdings GP, LLC or any successor thereto, referred to as the “manager,” which is 100% owned and controlled by the Oaktree senior executives. In the event that the Oaktree control condition ceases to be satisfied, the number of directors shall be determined from time to time by resolution adopted by a majority of the directors then in office.

The Oaktree operating agreement provides that so long as the Oaktree control condition is satisfied, directors shall be designated by the manager. In the event that the Oaktree control condition ceases to be satisfied, directors shall be elected by the holders of outstanding Oaktree class A units and Oaktree class B units, voting as a single class, holding a plurality of the combined voting power of all outstanding Oaktree class A units and Oaktree class B units present in person or represented by proxy and entitled to vote on the election of directors at an annual meeting of Oaktree’s members.

The Oaktree operating agreement further provides that so long as the Oaktree control condition is satisfied, each director shall serve until his or her successor is duly elected or appointed and qualified, or until their death or disability or earlier resignation or removal. In the event that the Oaktree control condition ceases to be satisfied, directors shall serve until the succeeding annual meeting after such director’s election and until his or her successor is duly elected or appointed and

Under the OBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. The Brookfield articles provide that the number of directors must be 16. Holders of Brookfield class A shares are entitled, as a class, to elect one-half of the Brookfield board, and holders of Brookfield class B shares are entitled, as a class, to elect the other one-half of the Brookfield board.

The Brookfield board has adopted a policy stipulating that, if the total number of shares voted in favor of the election of a director nominee represents less than a majority of the total shares voted and withheld for that director (in each case, not on the cumulative basis described below), the nominee will tender his or her resignation immediately after the meeting. Within 90 days of the meeting, the Brookfield board will determine whether or not to accept a director’s resignation and will issue a press release announcing the Brookfield board’s decision. Absent exceptional circumstances, the Brookfield board will accept the resignation. The resignation will be effective when accepted by the Brookfield board. A director who tenders his or her resignation will not participate in a Brookfield board meeting at which the resignation is considered. The majority voting policy does not apply in circumstances involving contested director elections.

The Brookfield articles provide for cumulative voting in the election of directors. Each shareholder of a class or series of shares of Brookfield entitled to vote for the election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder, multiplied by the number of directors to be elected by the shareholder and the holders of shares of the classes or series of shares entitled to vote with the shareholder in the election of directors. The shareholder may cast all of its votes in favor of one candidate or

	Oaktree	Brookfield
qualified, or until their death or disability or earlier resignation or removal.

distribute such votes among the candidates in any manner the shareholder sees fit. Where the shareholder has voted for more than one candidate without specifying the distribution of votes among the candidates, the shareholder will be deemed to have distributed its votes equally among the candidates for whom the shareholder voted. See the section entitled “Description of Brookfield Capital Stock – Description of the Brookfield Class A Shares and the Brookfield Class B Shares – Election of Directors” beginning on page 176 of this consent solicitation statement/prospectus.

Quorum of the Board of Directors; Action by the Board of Directors

Under the Oaktree operating agreement, at all meetings of the Oaktree board, a majority of the then total number of directors in office shall constitute a quorum for the transaction of business. A vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the Oaktree board.

Under Brookfield’s by-laws, a quorum of directors shall be such number as the directors or shareholders may from time to time determine. At a meeting of the Brookfield board held on August 8, 1997, the directors established a quorum of two-fifths of the number of directors elected or appointed to the Brookfield board. The vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the Brookfield board.

Filling Vacancies on the Board of Directors

Under the Oaktree operating agreement, for so long as the Oaktree control condition is satisfied, any vacancy on the Oaktree board will be filled by a designee of the manager. In the event that the Oaktree control condition ceases to be satisfied, (i) any vacancy on the Oaktree board that results from an increase in the authorized number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancies may be filled by a majority of directors then in office, though less than a quorum, or by a sole remaining director and (ii) if there are no directors in office, then any vacancies shall be filled by an election by the holders of outstanding Oaktree class A units and Oaktree class B units, voting as a single class, holding a plurality of the total combined voting power of the outstanding Oaktree class A units and Oaktree class B units.

Under the OBCA, vacancies that exist on the board of directors (except a vacancy resulting from a failure to elect the number of directors required to be elected at any meeting of shareholders) may generally be filled by the board if the remaining directors constitute a quorum. In the absence of a quorum, or if there has been a failure to elect the number of directors required by the articles, the remaining directors shall call a special meeting of shareholders to fill the vacancy.

	Oaktree	Brookfield

Removal of Directors

Under the Oaktree operating agreement, for so long as the Oaktree control condition is satisfied, any director (or the whole board) may be removed, with or without cause, at any time, by the manager. In the event that the Oaktree control condition ceases to be satisfied, any director (or the whole board) may be removed, with or without cause, at any time, by the affirmative vote of holders of the total combined voting power of the outstanding Oaktree class A units and Oaktree class B units, voting together as a single class.

Under the OBCA, the shareholders of a corporation may, by resolution passed by a majority of the votes cast thereon at an annual or special meeting of shareholders, remove any director or directors from office.

Fiduciary Duties

Under the DLLCA, to the extent that, at law or in equity, a person has duties, including fiduciary duties, to a limited liability company or to a member, manager or other person party to or bound by the limited liability company agreement, the member’s, manager’s, or other person’s duties may be expanded or restricted or eliminated by provisions of the limited liability company agreement, provided that the limited liability company agreement may not eliminate the implied covenant of good faith and fair dealing. The Oaktree operating agreement expressly provides that Oaktree’s manager, whose only function is to designate the members of the Oaktree board so long as the Oaktree control condition is satisfied, does not owe any duties to Oaktree’s unitholders.

Pursuant to the Oaktree operating agreement, the power and authority of Oaktree’s board and officers are substantively identical to the power and authority of the board of directors and officers of a corporation organized under the Delaware General Corporation Law, except as expressly provided in the Oaktree operating agreement or required by the DLLCA, and the duties and obligations owed to Oaktree and unitholders by Oaktree’s directors and officers are the same as the duty of care and the duty of loyalty owed by the directors and officers of a Delaware corporation to the corporation and its stockholders under the Delaware General Corporation Law, except as expressly

Under the OBCA, every director and officer of a corporation in exercising his or her powers and discharging his or her duties to the corporation shall (i) act honestly and in good faith with a view to the best interests of the corporation, and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the OBCA’s unanimous shareholder agreement provisions, no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with the OBCA and the regulations thereunder or relieves him or her from liability for a breach thereof.

Oaktree	Brookfield

provided in the Oaktree operating agreement or required by the DLLCA.

Directors owe fiduciary duties of care and loyalty to the corporation and all of its stockholders. The duty of care generally requires that directors act on an informed basis, including by informing themselves, prior to making a business decision, of all relevant material information reasonably available to them, and in a deliberate manner. The duty of loyalty requires directors and officers to act in good faith and in the best interests of the corporation and its stockholders generally, and not in their own unique interest or the unique interests of another party.

The Oaktree operating agreement contains provisions that modify the directors’ fiduciary duties, including as described in the section “—Transactions with Directors and Officers” below. In addition, whenever in the operating agreement or any agreement contemplated by the operating agreement the Oaktree board is permitted or required to make a decision in its “sole direction” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, then, to the fullest extent permitted by law, the Oaktree board may make the decision in its sole discretion and shall be entitled to consider only those interests and factors as it desires and shall have no duty or obligation, fiduciary or otherwise, to give any consideration to any interest of or factors affecting Oaktree or the members, and shall not be subject to any other or different standards imposed by the operating agreement, and agreement contemplated by the operating agreement, under the DLLCA or the Delaware General Corporation Law or under any other law or in equity, but in all circumstances shall exercise the discretion in good faith. Whenever the Oaktree board is permitted or required to made a decision in good faith under the Oaktree operating agreement or otherwise, for purposes of the Oaktree operating agreement, the Oaktree board shall be conclusively presumed to be acting in good faith if the directors

	Oaktree	Brookfield
subjectively believe that the decision made or not made is in or not opposed to the best interests of Oaktree.

Transactions with Directors and Officers

Under the Oaktree operating agreement, whenever any actual or potential conflict of interest arises between OCGH, one or more Oaktree directors or their affiliates, on the one hand, and Oaktree, subsidiaries of Oaktree or members of Oaktree (other than OCGH), on the other, any resolution or course of action by the Oaktree board in respect of such conflict of interest shall not constitute a breach of the Oaktree board’s fiduciary duties if such resolution or course of action in respect of such conflict is (i) approved or ratified by the holders of outstanding voting units representing a majority of the total votes that may be cast by all outstanding voting units that are held by disinterested parties, (ii) on terms no less favorable to Oaktree, its subsidiaries or members (other than OCGH) than those generally provided to or available from unrelated third parties, (iii) fair and reasonable to Oaktree taking into account the totality of the parties involved or (iv) approved or ratified by a majority of Oaktree’s “outside directors” (as such term is defined in the Oaktree operating agreement).

The OBCA requires that a director or officer of a corporation who is (i) a party to a material contract or transaction or proposed material contract or transaction with the corporation, or (ii) a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the corporation shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest. An interested director is prohibited from attending any part of a meeting of directors during which the contract or transaction is discussed and from voting on a resolution to approve the contract or transaction except in specific circumstances, such as a contract or transaction relating primarily to his or her remuneration as a director of the corporation or an affiliate, a contract or transaction for indemnification of or liability insurance for the director, or a contract or transaction with an affiliate of the corporation. If a director or officer has disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to the corporation at the time it was approved, the director or officer is not accountable to the corporation or its shareholders for any profit or gain realized from the contract or transaction and the contract or transaction is neither void nor voidable by reason only of the interest of the director or officer or that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction. The OBCA further provides that even if a director or officer does not disclose his or her interest in accordance with the OBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested

	Oaktree	Brookfield

contrary to the OBCA, if the director or officer acted honestly and in good faith and the contract or transaction was reasonable and fair to the corporation at the time it was approved, the director or officer is not accountable to the corporation or to its shareholders for any profit or gain realized from the contract or transaction by reason only of his or her holding the office of the director or officer and the contract or transaction is not by reason only of the director’s or officer’s interest therein void or voidable, if the contract or transaction has been confirmed or approved by special resolution at a meeting of the shareholders duly called for that purpose, on the basis of disclosure in reasonable detail of the nature and extent of the director’s or officer’s interest in the contract or transaction in the notice of meeting or management information circular. A “special resolution” is a resolution passed by at least two thirds of the votes cast by shareholders who voted in respect of the resolution or a resolution consented to in writing by all the shareholders entitled to vote on the resolution.

Exculpation of Liability

Under the DLLCA, a limited liability company agreement may provide for the limitation or elimination of any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a person to a limited liability company; provided that a limited liability company agreement may not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

The Oaktree operating agreement provides that, to the fullest extent permitted by law, Oaktree’s directors and officers will be liable to Oaktree or its unitholders for an act or omission only if such act or omission constitutes a breach of the duties of care and loyalty owed to Oaktree or its unitholders as modified by the Oaktree operating agreement, as

The OBCA does not permit the limitation of a director’s liability as is permitted by the DLLCA and described in the section entitled “—Fiduciary Duties” in the Oaktree column above.

	Oaktree	Brookfield

applicable, by any such director or officer and such breach is the result of (a) willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable law, in each case, that has or could reasonably be expected to result in a material adverse effect on Oaktree’s business or properties, or (b) fraud. Oaktree’s manager will not be liable to Oaktree or its unitholders for the manager’s actions.

Director and Officer Indemnification

Under the DLLCA, subject to the standards and restrictions, if any, set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager of the limited liability company or other person from and against any and all claims and demands whatsoever. These provisions of the DLLCA have been construed to provide broad authority for a limited liability company to include rights to indemnification and advancement of expenses in its limited liability company agreement.

Under the Oaktree operating agreement, Oaktree has agreed to indemnify its directors, officers and manager, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with Oaktree’s approval and counsel fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to Oaktree, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made a party by reason of being or having been one of Oaktree’s directors or officers or its manager, except for any expenses or liabilities that have been finally judicially determined to have arisen primarily from acts or omissions that violated the standard set forth in the preceding section entitled “—Exculpation of Liability”.

Under the OBCA, Brookfield may indemnify a present or former director or officer or a person who acts or acted at Brookfield’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with Brookfield or the other entity and provided that the director or officer acted honestly and in good faith with a view to the best interests of Brookfield or the other entity, as the case may be, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of Brookfield or such other entity to procure a judgment in its favor only with court approval. A director or officer of Brookfield is entitled to indemnification from Brookfield as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

In accordance with the OBCA, the Brookfield board approved a resolution dated August 1, 1997 providing for the

Oaktree	Brookfield

In addition, the Oaktree operating agreement provides that expenses, including attorneys’ fees, actually and reasonably incurred by Oaktree’s directors, officers and manager in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Oaktree in advance of the final disposition of the action, suit or proceeding upon receipt by the party to whom such funds are advanced of an undertaking to repay the advanced funds if it is ultimately determined that such party is not entitled to be indemnified under the Oaktree operating agreement.

following: (i) Brookfield shall indemnify a director or officer of Brookfield, a former director or officer of Brookfield or a person who acts or acted at Brookfield’s request as a director or officer of a body corporate of which Brookfield is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Brookfield or such body corporate (except in respect of an action by or on behalf of Brookfield or such body corporate to procure a judgment in its favor), if, (a) he or she acted honestly and in good faith with a view to the best interests of Brookfield, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful; (ii) Brookfield shall, with the prior approval of the court having jurisdiction, indemnify a person referred to in (i) above in respect of an action by or on behalf of Brookfield or such body corporate to procure a judgment in its favor, to which he or she is made a party by reason of being or having been a director or an officer of Brookfield or such body corporate, against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfils the conditions set out in paragraphs (i)(a) and (b) above; and (iii) notwithstanding anything in (i) and (ii) above, a person referred to in (i) above shall be indemnified by Brookfield in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Brookfield or body corporate, if the person seeking

	Oaktree	Brookfield
indemnity, (a) was substantially successful on the merits in his or her defense of the action or proceeding, and (b) fulfills the conditions set out in paragraphs (i)(a) and (b) above.

Annual Meeting of Unitholders and Shareholders

Under the Oaktree operating agreement, annual meetings of members may be called only by a majority of the Oaktree board. For long as the Oaktree control condition is satisfied, Oaktree is not required to have an annual meeting of unitholders. However, if any such annual meeting is held, it shall be held at a time and place determined by the Oaktree board in its sole discretion upon not less than 10 calendar days nor more than 60 calendar days’ notice.

Under the Oaktree operating agreement, in the event the Oaktree control condition is not satisfied and the annual meeting for election of directors is not held on the date designated therefor, the Oaktree directors shall cause the meeting to be held as soon as is convenient. The Oaktree operating agreement specifies that if there is a failure to hold the annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after the last annual meeting, it is the intent of the parties that no annual meeting be held for that year and, in that situation, the Oaktree board will cause Oaktree to provide notice to the members entitled to vote in the election of directors as to the manner in which the election shall be conducted and the procedure that members must comply with in order to vote in the election of director.

Under the OBCA, the directors of a corporation are required to call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting. All shareholders as of the record date are entitled to notice of the meeting and have the right to attend and vote at the meeting.

Voting Rights

Under the Oaktree operating agreement, holders of Oaktree class A units are entitled to one vote per unit held of record on all matters submitted to a vote of Oaktree’s unitholders, and holders of Oaktree class B units are entitled to ten votes per unit held of record on all matters submitted to a vote of Oaktree’s unitholders (provided that, from and after the time the Oaktree control condition

The share conditions for the Brookfield class A shares and Brookfield class B shares provide that, subject to applicable law and in addition to any other required shareholder approvals, all matters to be approved by shareholders (other than the election of directors) must be approved by: (i) a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66

	Oaktree	Brookfield

ceases to be satisfied, each Oaktree class B unit shall entitle its record holder to one vote on all matters submitted to a vote of Oaktree’s unitholders generally). In general, all matters to be voted on by Oaktree’s unitholders must be approved by a majority (or, in the case of election of directors when the Oaktree control condition is no longer satisfied, by a plurality) of the votes entitled to be cast by all Oaktree class A units and Oaktree class B units present in person or represented by proxy at a meeting of unitholders, voting together as a single class.

As of [●], 2019, the outstanding Oaktree class B units represented, in the aggregate, approximately [●]% of the total combined voting power of the Oaktree class A units and Oaktree class B units.

2/3%, of the votes cast by holders of Brookfield class A shares who vote in respect of the resolution or special resolution, as the case may be, and (ii) a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2/3%, of the votes cast by holders of Brookfield class B shares who vote in respect of the resolution or special resolution, as the case may be. See the section entitled “Description of Brookfield Capital Stock – Description of the Brookfield Class A Shares and the Brookfield Class B Shares – Voting Rights” beginning on page 176 of this consent solicitation statement/prospectus.

Special Meetings of Unitholders and Shareholders

Under the Oaktree operating agreement, a special meeting of members may be called only by a majority of the Oaktree board. Any such special meeting shall be held at a time and place determined by the Oaktree board in its sole discretion upon not less than 10 calendar days nor more than 60 calendar days’ notice.

Under the OBCA, the directors of a corporation may call a special meeting at any time. In addition, the holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. All shareholders as of the record date are entitled to notice of the meeting and have the right to attend and vote at the meeting.

Quorum of Unitholders and Shareholders

Under the Oaktree operating agreement, unitholders holding a majority of the voting power of the outstanding Oaktree units of the class or classes or series for which a meeting has been called represented in person or by proxy shall constitute a quorum at such a meeting, unless any such action by members requires approval by Oaktree members holding a greater percentage of the voting power of such units, in which case the quorum shall be the greater percentage. Oaktree class A units and Oaktree class B units shall not constitute separate classes for this purpose.

Under Brookfield’s bylaws, a quorum for the transaction of business at a meeting of shareholders shall be two persons present and each entitled to vote at the meeting.

	Oaktree	Brookfield

Unitholder and Shareholder Nominations

The Oaktree operating agreement does not contain provisions relating to nominations for the election of directors by unitholders. The Oaktree operating agreement provides that meetings of members holding any class or series of units may be called only by a majority of the Oaktree board, and requires notice stating the place, date and time of any annual or special meeting and (a) in the case of any special meeting, the purpose or purposes for which the meeting is called or (b) in the case of an annual meeting, the matters that the board intends to present for action by the members, to be given not less than 10 nor more than 60 days before the date of the meeting to the unitholders entitled to vote at the meeting. The Oaktree operating agreement provides that only such business shall be conducted at a meeting of members as shall have been brought before the meeting pursuant to Oaktree’s notice of meeting.

Under the OBCA, a shareholder proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five per cent of the shares or five per cent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

Unitholder and Shareholder Proposals

The Oaktree operating agreement does not contain provisions relating to unitholder proposals. The Oaktree operating agreement provides that meetings of members holding any class or series of units may be called only by a majority of the Oaktree board, and requires notice stating the place, date and time of any annual or special meeting and (a) in the case of any special meeting, the purpose or purposes for which the meeting is called or (b) in the case of an annual meeting, the matters that the board intends to present for action by the members, to be given not less than 10 nor more than 60 days before the date of the meeting to the unitholders entitled to vote at the meeting. The Oaktree operating agreement provides that only such business shall be conducted at a meeting of members as shall have been brought before the meeting pursuant to Oaktree’s notice of meeting.

Under the OBCA, a shareholder entitled to vote at a shareholders’ meeting may submit a shareholder proposal relating to matters which the shareholder wishes to propose and discuss at a shareholders’ meeting and, subject to such shareholder’s compliance with the prescribed time periods and other requirements of the OBCA pertaining to shareholder proposals, the corporation is required to include such proposal in the management information circular pertaining to any meeting at which it solicits proxies, subject to certain exceptions. Notice of such a proposal must be provided to the corporation at least 60 days before the anniversary date of the last annual shareholders’ meeting, or at least 60 days before any other meeting at which the matter is proposed to be raised.

Unitholder and Shareholder Action Without a Meeting	Under the Oaktree operating agreement, any action that may be taken at a meeting of the Oaktree unitholders may be taken without a meeting, without a vote and	Under the OBCA, a written resolution signed by all the shareholders of the corporation who would have been entitled

	Oaktree	Brookfield

without prior notice, if an approval in writing setting forth the action so taken is signed by unitholders holding not less than the minimum percentage of the voting power of the outstanding voting units that would be necessary to authorize or take such action at a meeting at which all the unitholders entitled to vote at such meeting were present and voted.

to vote on the resolution at a meeting, is effective to approve the resolution.

Amendments of Governing Instruments

Amendment of Certificate of Formation. Under the Oaktree operating agreement, Oaktree’s certificate of formation may only be amended to the extent that the Oaktree board determines such action to be necessary or appropriate.

Amendment of Oaktree operating agreement. Under the Oaktree operating agreement, amendments to the Oaktree operating agreement may be proposed only by or with the consent of the Oaktree board. Except under certain circumstances, an amendment proposed or approved by or with the consent of the Oaktree board must also be approved by holders of a majority of the total combined voting power of the outstanding Oaktree class A units and Oaktree class B units, voting together as a single class, and to the extent that such amendment would have a material adverse effect on the rights and preferences of any class or series of units in relation to other classes or series of units, such amendment must be approved by the holders of a majority of the outstanding units of the class or series so affected. Issuances of units with rights superior to those of Oaktree’s then-outstanding units of any class or series or having a dilutive effect on Oaktree’s then-outstanding units will not be deemed to have a material adverse effect on the holders of the outstanding units.

Amendment of Articles. Under the OBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution.

Amendment of By-laws. Under the OBCA, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation and they must submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal.

Vote on Mergers, Consolidations and Sales of Assets

If certain conditions specified in the Oaktree operating agreement are satisfied, the Oaktree board may convert or merge Oaktree or any of its subsidiaries into, or convey all of Oaktree’s assets to, a newly formed limited liability entity, in each

Under the OBCA, the approval of at least two-thirds of votes cast by shareholders entitled to vote on the resolution is required for extraordinary corporate actions. Extraordinary corporate actions include: amalgamations; continuances;

	Oaktree	Brookfield

case without any approval of Oaktree’s unitholders, if the sole purpose of the conversion, merger or conveyance is to effect a mere change in Oaktree’s legal form into another limited liability entity. All other mergers, consolidations and other business combinations require the approval of both the Oaktree board and a majority of the total combined voting power of all of the outstanding Oaktree class A units and Oaktree class B units, voting together as a single class.

sales, leases or exchanges of all or substantially all of the property of a corporation; liquidations and dissolutions.

Dividends and Other Distributions

The Oaktree class A units rank after the Oaktree preferred units and any other senior-ranking units outstanding from time to time with respect to the payment of distributions (if, as and when declared by the Oaktree board) and return of capital on the liquidation, dissolution or winding-up of Oaktree or any other distribution of the assets of Oaktree among its unitholders for the purpose of winding up its affairs.

If a distribution is declared by the Oaktree board, distributions to the Oaktree class A unitholders will be funded by its share of the Oaktree operating group’s distributions. Oaktree class A unitholders receive their share of these distributions by the Oaktree operating group net of expenses that Oaktree and its intermediate holdcos bear directly, such as income taxes or payment obligations under the tax receivable agreement. Accordingly, distributions by Oaktree on an Oaktree class A unit will typically be lower than the corresponding distributions on an OCGH unit funded from the same distributions by the Oaktree operating group. For more information about Oaktree’s cash distribution policy, see “Part II. Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Cash Distribution Policy” in Oaktree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated herein by reference.

The Brookfield class A shares rank on parity with the Brookfield class B shares and rank after the Class A Preference Shares, the Class AA Preference Shares and any other senior-ranking shares outstanding from time to time with respect to the payment of dividends (if, as and when declared by the Brookfield board) and return of capital on the liquidation, dissolution or winding-up of Brookfield or any other distribution of the assets of Brookfield among its shareholders for the purpose of winding up its affairs. See the section entitled “Description of Brookfield Capital Stock – Description of the Brookfield Class A Shares and the Brookfield Class B Shares – Dividend Rights and Rights Upon Dissolution or Winding-Up.”

Appraisal and Dissent Rights	Under the DLLCA, a limited liability company agreement may provide that contractual appraisal rights with respect to	Under the OBCA each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid

	Oaktree	Brookfield

a limited liability company interest or another interest in a limited liability company shall be available for any class or group or series of members or limited liability company interests in connection with any amendment of a limited liability company agreement, any merger or consolidation in which the limited liability company is a constituent party to the merger or consolidation, any conversion of the limited liability company to another business form, any transfer to or domestication or continuance in any jurisdiction by the limited liability company, or the sale of all or substantially all of the limited liability company’s assets.

Under the Oaktree operating agreement, members are not entitled to any rights to appraisal.

the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of that class of shares; (iii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and (vi) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. The OBCA provides these dissent rights for both listed and unlisted shares.

Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests.

Derivative Actions

Under the DLLCA, a unitholder may bring a derivative action in the Delaware Court of Chancery in the right of Oaktree to recover a judgment in its favor provided that (i) such person was a member or an assignee of a limited liability company interest at the time of bringing the action and at the time of the transaction that is the subject of the complaint (or the person’s status as a member or an assignee had devolved upon such person by operation of law or pursuant to the terms of Oaktree’s operating agreement from a person who

Under the OBCA, a complainant may apply to the court for leave to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. However, no action may be brought and no intervention in an action may be made unless the complainant has given fourteen days’ notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the

	Oaktree	Brookfield

was a member or assignee of Oaktree at the time of the transaction), and (ii) the member must first make demand on Oaktree that it bring an action and the demand be refused, unless it is shown that a demand would be not likely to succeed.

court and the court is satisfied that: the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; the complainant is acting in good faith; and it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Anti-Takeover and Transfer and Ownership Provisions

The Oaktree operating agreement does not contain an express anti-takeover provision; however, provisions of the Oaktree operating agreement, including those related to the Oaktree control condition, may have the effect of discouraging, delaying or impeding unsolicited takeover proposals.

Oaktree class A units are subject to restrictions on transfer if the transfer would violate law or result in specified adverse limited liability company or regulatory results for Oaktree; and if Oaktree or its affiliates become subject to laws that create a substantial risk of cancellation or forfeiture of property because of nationality, citizenship or related status of any Oaktree class A unitholder, Oaktree may require the unitholder to transfer its units to a third party or Oaktree may redeem such units at a specified market price.

The OBCA does not contain any anti-takeover provisions.

While Canadian law does not generally have provisions discouraging, delaying or impeding unsolicited takeover proposals, certain Canadian securities regulatory authorities, including those of Ontario and Quebec under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”), provide minority security holders with protections in various types of transactions, including related party transactions. In a related party transaction, an issuer acquires or transfers an asset or treasury securities, or assumes or transfers a liability, from or to a related party in one or any combination of transactions. A related party is defined in MI 61-101 to include directors, senior officers and holders of at least 10% of the issuer’s voting securities. MI 61-101 requires detailed disclosure in the proxy material sent to security holders in connection with a related party transaction. In addition, subject to certain exceptions, MI 61-101 requires the proxy material to include a formal valuation of the subject matter of the related party transaction and any non-cash consideration and a summary of the valuation. MI 61-101 also requires that, subject to certain exceptions, the shareholders of the issuer, other than the related party and its affiliates, separately approve the transaction.

The articles of Brookfield do not contain any restrictions on transfer of Brookfield class A shares.

	Oaktree	Brookfield

Unitholder and Shareholder Rights Plans	Oaktree does not currently have a unitholder rights plan.	Brookfield does not currently have a shareholder rights plan.

Coattail Provisions	Not applicable.

The sole holder of the Brookfield class B shares is a party to a trust agreement with Computershare Trust Corporation of Canada (formerly, Montreal Trust Corporation of Canada) (as trustee for the holders of the Brookfield class A shares) dated August 1, 1997 (the “trust agreement”). The trust agreement provides, among other things, that the holder has agreed not to sell any Brookfield class B shares, directly or indirectly, pursuant to a takeover bid, at a price per share in excess of 115% of the market price of the Brookfield class A shares or as part of a transaction involving purchases made from more than five persons or companies in the aggregate, unless a concurrent offer is made to all holders of Brookfield class A shares. The concurrent offer must be: (i) for the same percentage of Brookfield class A shares as the percentage of Brookfield class B shares offered to be purchased; (ii) at a price per share at least as high as the highest price per share paid pursuant to the takeover bid for the Brookfield class B shares; and (iii) on the same terms in all material respects as the offer for the Brookfield class B shares. These provisions in the trust agreement also apply to any sale of shares of the sole holder of the Brookfield class B shares if such a sale would be deemed an indirect offer for the Brookfield class B shares under the takeover bid provisions of the Securities Act (Ontario). Additionally, the sole holder of the Brookfield class B shares has agreed to use its best efforts to prevent any person or company from carrying out a direct or indirect sale of Brookfield class B shares in contravention of the trust agreement. See the section entitled “Description of Brookfield Capital Stock – Description of the Brookfield Class A Shares and the Brookfield Class B Shares” beginning on page 175 of this consent solicitation statement/prospectus.

IMPORTANT INFORMATION REGARDING OAKTREE

Company Background

Oaktree is a leader among global investment managers specializing in alternative investments, with $118.6 billion in AUM as of March 31, 2019. Its mission is to deliver superior investment results while minimizing risk and to conduct its business with the highest integrity. It emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. Over the past three decades, it has developed a large and growing client base through its ability to identify and capitalize on opportunities for attractive investment returns in less efficient markets.

For more information about Oaktree, see the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

Oaktree manages assets on behalf of the most significant institutional investors in the world. Its clientele (excluding DoubleLine’s clientele) includes 71 of the 100 largest U.S. pension plans, 38 state retirement plans in the United States, over 390 corporations and/or their pension funds, over 330 university, charitable and other endowments and foundations, over 15 sovereign wealth funds, and over 350 other non-U.S. institutional investors. As measured by AUM (excluding its pro-rata portion of DoubleLine’s AUM), approximately 74% of its clients are invested in two or more different investment strategies, and 34% are invested in four or more. Headquartered in Los Angeles, Oaktree serves these clients with 950 employees and offices in 18 cities worldwide.

Oaktree’s principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and its telephone number is (213)  830-6300.

Directors and Executive Officers

The below listed persons are the directors and executive officers of Oaktree as of the date of this consent solicitation statement/prospectus. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All the directors and executive officers of Oaktree can be reached c/o Oaktree Capital Group, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071 and the telephone number for each person listed below is (213) 830-6300.

Howard S. Marks is Oaktree’s co-chairman and a co-founder and has been a director since May 2007. From 1985 until 1995, Mr. Marks led the groups at The TCW Group, Inc. that were responsible for investments in distressed debt, high yield bonds, and convertible securities. He was also chief investment officer for Domestic Fixed Income at TCW. Previously, Mr. Marks was with Citicorp Investment Management for 16 years, where from 1978 to 1985 he was vice president and senior portfolio manager in charge of convertible and high yield securities. Between 1969 and 1978, he was an equity research analyst and, subsequently, Citicorp’s director of research. Mr. Marks holds a B.S.Ec. degree cum laude from the Wharton School of the University of Pennsylvania with a major in finance and an M.B.A. in accounting and marketing from the Booth School of Business of the University of Chicago, where he received the George Hay Brown Prize. He is a CFA charterholder. Mr. Marks is trustee and chairman of the Investment Committee of the Metropolitan Museum of Art; chairman of the Investment Committee and board of trustees of the Royal Drawing School; and an emeritus trustee of the University of Pennsylvania (where from 2000 to 2010 he chaired the Investment Board). Mr. Marks is a United States citizen.

Bruce A. Karsh is Oaktree’s co-chairman and one of the firm’s co-founders and has been a director since May 2007. He also is chief investment officer and serves as portfolio manager for Oaktree’s Distressed Opportunities,

Value Opportunities and Multi-Strategy Credit strategies. Prior to co-founding Oaktree, Mr. Karsh was a managing director of TCW Asset Management Company, and the portfolio manager of the Special Credits Funds from 1988 until 1995. Prior to joining TCW, Mr. Karsh worked as assistant to the chairman of SunAmerica, Inc. Prior to that, he was an attorney with the law firm of O’Melveny & Myers. Before working at O’Melveny & Myers, Mr. Karsh clerked for the Honorable Anthony M. Kennedy, then of the U.S. Court of Appeals for the Ninth Circuit and presently retired Associate Justice of the U.S. Supreme Court. Mr. Karsh holds an A.B. degree in economics summa cum laude from Duke University, where he was elected to Phi Beta Kappa. He went on to earn a J.D. from the University of Virginia School of Law, where he served as notes editor of the Virginia Law Review and was a member of the Order of the Coif. Mr. Karsh serves on the boards of a number of privately held companies. He is a member of the investment committee of the Broad Foundations. Mr. Karsh is trustee emeritus of Duke University, having served as trustee from 2003 to 2015, and as chairman of the board of DUMAC, LLC, the entity that managed Duke’s endowment, from 2005 to 2014. He previously served on the boards of Charter Communications, Inc.; Furniture Brands International; KinderCare Learning Centers, Inc.; and Littelfuse Inc. Mr. Karsh is a United States citizen.

Jay S. Wintrob is Oaktree’s chief executive officer and has served as a member of the Oaktree board since September 2011. Prior to joining Oaktree as chief executive officer, he was president and chief executive officer of AIG Life and Retirement, the U.S.-based life and retirement services segment of American International Group, Inc., from 2009 to 2014. Following AIG’s acquisition of SunAmerica in 1998, Mr. Wintrob was vice chairman and chief operating officer of AIG Retirement Services, Inc. from 1998 to 2001, and president and chief executive officer from 2001 to 2009. Mr. Wintrob began his career in financial services in 1987 as assistant to the chairman of SunAmerica Inc., and then went on to serve in several other executive positions, including president of SunAmerica Investments, Inc. overseeing the company’s invested asset portfolio. Prior to joining SunAmerica, Mr. Wintrob was with the law firm of O’Melveny & Myers. He received his B.A. and J.D. from the University of California, Berkeley. Mr. Wintrob is a board member of several non-profit organizations, including The Broad Foundations, The Doheny Eye Institute, The Los Angeles Music Center and the Skirball Cultural Center. Mr. Wintrob is a United States citizen.

John B. Frank is Oaktree’s vice chairman and works closely with Messrs. Marks, Karsh and Wintrob in managing the firm. He has been a director since May 2007. Mr. Frank joined in 2001 as general counsel and was named Oaktree’s managing principal in early 2006, a position which he held for about nine years. As managing principal, Mr. Frank was Oaktree’s principal executive officer and responsible for all aspects of Oaktree’s management. Prior thereto, Mr. Frank was a partner of the Los Angeles law firm of Munger, Tolles & Olson LLP, where he managed a number of notable merger and acquisition transactions. While at that firm, he served as primary outside counsel to a number of public- and privately-held corporations, and as special counsel to various boards of directors and special board committees. Prior to joining Munger Tolles in 1984, Mr. Frank served as a law clerk to the Honorable Frank M. Coffin of the United States Court of Appeals for the First Circuit. Prior to attending law school, Mr. Frank served as a legislative assistant to the Honorable Robert F. Drinan, Member of Congress. Mr. Frank holds a B.A. degree with honors in history from Wesleyan University and a J.D. magna cum laude from the University of Michigan Law School, where he was managing editor of the Michigan Law Review and a member of the Order of the Coif. He is a member of the State Bar of California and, while in private practice, was listed in Woodward & White’s Best Lawyers in America. Mr. Frank is a member of the board of directors of Chevron Corporation and a Trustee of Wesleyan University, Good Samaritan Hospital of Los Angeles and the XPRIZE Foundation. Mr. Frank is a United States citizen.

Daniel D. Levin is Oaktree’s chief financial officer. he was previously head of corporate finance and chief product officer and a senior member of the corporate development group. Prior to joining Oaktree in 2011, Mr. Levin was a vice president in the Investment Banking division at Goldman, Sachs & Co., focusing on asset management firms and other financial institutions. His previous experience includes capital raising and mergers and acquisitions roles at Technoserve and Robertson Stephens, Inc. Mr. Levin received an M.B.A. with honors in finance from the Wharton School of the University of Pennsylvania and a B.A. degree with honors in economics and mathematics from Columbia University. Mr. Levin is a United States citizen.

Sheldon M. Stone is an Oaktree principal and a co-founder and has been a director since May 2007. Mr. Stone is the head of Oaktree’s high yield bond area. In this capacity, he serves as co-portfolio manager of Oaktree’s U.S. High Yield Bond and Global High Yield Bond strategies and has supervisory responsibility for European High Yield Bonds. Mr. Stone, a co-founding member of Oaktree in 1995, established TCW’s High Yield Bond department with Mr. Marks in 1985 and ran the department for ten years. Prior to joining TCW, Mr. Stone worked with Mr. Marks at Citibank for two years where he performed credit analysis and managed high yield bond portfolios. From 1978 to 1983, Mr. Stone worked at The Prudential Insurance Company where he was a director of corporate finance, managing a fixed income portfolio exceeding $1 billion. Mr. Stone holds a B.A. degree from Bowdoin College and an M.B.A. in accounting and finance from Columbia University. Mr. Stone serves as a Trustee of Colonial Williamsburg Foundation and serves on the investment committee of Bowdoin College. Mr. Stone is a United States citizen.

Robert E. Denham has been an Oaktree director since December 2007. Mr. Denham is a partner in the law firm of Munger, Tolles & Olson LLP, having rejoined the firm as a partner in 1998 to advise clients on strategic and financial issues, after serving as the chairman and chief executive officer of Salomon Inc. Mr. Denham joined Salomon in late August 1991 as general counsel of Salomon and its subsidiary, Salomon Brothers, and became chairman and CEO of Salomon in June 1992. Prior to joining Salomon, Mr. Denham had been at Munger, Tolles & Olson LLP for twenty years, including five years as managing partner. Mr. Denham is a member of the California, American and Los Angeles County Bar Associations. Mr. Denham serves on the board of directors of the James Irvine Foundation (Vice Chairman), and of MDRC, and is a trustee of the Good Samaritan Hospital of Los Angeles (Vice Chairman). He is also a public member of the Professional Ethics Executive Committee of the American Institute of Certified Public Accountants. Mr. Denham presently serves on the boards of Fomento Economico Mexicano, S.A. de CV (FEMSA) and The New York Times. Mr. Denham previously served on the boards of the Chevron Corporation, Wesco Financial Corporation and UGL Limited. Mr. Denham is a United States citizen.

Steven J. Gilbert has been a director since October 2016. He is the founder and chairman of the Board of Gilbert Global Equity Partners, L.P., an institutional investment firm established in 1997. In addition, Mr. Gilbert also founded Soros Capital, Commonwealth Capital Partners, and Chemical Venture Partners. He currently serves as vice chairman of the Executive Board of MidOcean Equity Partners, LP and co-chairman of Birch Grove Capital, and has served on the boards of more than 25 companies over the span of his career. Mr. Gilbert received a J.D. degree from Harvard Law School, an M.B.A. from Harvard Business School, and a B.S. in economics from the Wharton School of the University of Pennsylvania. Mr. Gilbert is a United States citizen.

Larry W. Keele has been an Oaktree director since May 2007. Prior to his retirement in 2015, Mr. Keele was a co-founder and principal of Oaktree, where for over 20 years, he served as a portfolio manager and head of the Convertible Securities group. From 1986 to 1995, Mr. Keele managed Trust Company of the West’s Convertible Value portfolios. Prior to joining TCW, Mr. Keele organized and managed the NationsBank Equity Income Fund, a commingled fund specializing in convertible securities and high yielding equities. He also served as a security analyst and institutional portfolio manager. Mr. Keele holds a B.B.A. degree in Finance from Tennessee Technological University and an M.B.A. in Finance from the University of South Carolina. He is a CFA charterholder. Mr. Keele is a United States citizen.

D. Richard Masson has been an Oaktree director since May 2007. Prior to his retirement from Oaktree in 2009, Mr. Masson was a co-founder and principal of Oaktree, where he served as head of analysis for the Distressed Debt strategy from 1995 to 2001 and as co-head of analysis from 2001 to 2009. Prior thereto, he was managing director of TCW and its affiliate, TCW Asset Management Company, and head of the Special Credits Analytical Group. Prior to joining TCW in 1988, Mr. Masson worked for three years at Houlihan, Lokey, Howard and Zukin, Inc., where he was responsible for the valuation and analysis of securities and businesses. Prior to Houlihan, Mr. Masson was a senior accountant with the Comprehensive Professional Services Group at Price Waterhouse in Los Angeles. Mr. Masson holds a B.S. in Business Administration from the University of California at Berkeley and an M.B.A. in finance from the University of California at Los Angeles. Mr. Masson is a United States citizen.

Wayne G. Pierson has been an Oaktree director since November 2007. Mr. Pierson currently serves as president of Acorn Investors, LLC, an investor in OCGH which consists of six longstanding Oaktree clients who became institutional investors in Oaktree in February 2004. Mr. Pierson retired from Meyer Memorial Trust (a member of Acorn Investors, LLC) after 32 years as the chief financial & investment officer in 2014. Prior to joining Meyer Memorial Trust, Mr. Pierson served as treasurer of Gregory Affiliates from 1980 until 1982. From 1973 until 1980, he served as an audit supervisor with Ernst & Young. Mr. Pierson initiated and conducted a comprehensive investment survey for the Foundation Financial Officers Group, representing more than 160 foundations with assets totaling approximately $250 billion for over 20 years. He has served on a number of private equity fund advisory boards and was a trustee for several private trusts. In addition, he serves on the board of directors of M Fund, Inc. and is a principal with Clifford Capital Partners, LLC. Mr. Pierson received a B.S. in business administration cum laude from California State University, Northridge and is a Certified Public Accountant and CFA charterholder. Mr. Pierson is a United States citizen.

Marna C. Whittington, Ph.D., has been an Oaktree director since June 2012. Ms. Whittington was the chief executive officer of Allianz Global Investors Capital from 2001 until her retirement in January 2012. From 2002 to 2011, she was chief operating officer of Allianz Global Investors, the parent company of Allianz Global Investors Capital. Prior to that, she was managing director and chief operating officer of Morgan Stanley Investment Management. Ms. Whittington started in the investment management industry in 1992, joining Philadelphia-based Miller Anderson & Sherrerd. Previously, she was executive vice president and CFO of the University of Pennsylvania, and earlier, Secretary of Finance for the State of Delaware. Ms. Whittington currently serves as a director of Macy’s, Inc. and Phillips 66. She holds an M.S. degree and a Ph.D. from the University of Pittsburgh, both in quantitative methods, and a B.A. degree in mathematics from the University of Delaware. Ms. Whittington is a United States citizen.

Todd E. Molz is Oaktree’s general counsel and chief administrative officer. He oversees the Compliance, Internal Audit and Administration functions and all aspects of Oaktree’s legal activities, including fund formation, acquisitions and other special projects. Prior to joining the firm in 2006, Mr. Molz was a partner of the Los Angeles law firm of Munger, Tolles & Olson LLP, where his practice focused on tax and structuring aspects of complex and novel business transactions. Prior to joining Munger Tolles, Mr. Molz served as a law clerk to the Honorable Alfred T. Goodwin of the United States Court of Appeals for the Ninth Circuit. Mr. Molz received a B.A. degree in political science cum laude from Middlebury College and a J.D. degree with honors from the University of Chicago. While at Chicago, Mr. Molz served on the Law Review, received the John M. Olin Student Fellowship and was a member of the Order of the Coif. Mr. Molz serves on the board of trustees of the Children’s Hospital of Los Angeles. Mr. Molz is a United States citizen.

Prior Public Offerings

In February 2018, Oaktree completed a public offering of 5,000,000 Oaktree class A units at a price of $44.75 per unit to the public. Oaktree received aggregate net proceeds of $219.5 million in this public offering, after deducting underwriting discounts and commissions and financial advisory fees, but before deducting offering expenses payable by Oaktree. Oaktree used the net proceeds to acquire OCGH units from certain OCGH unitholders including certain of Oaktree’s directors and executive officers. Accordingly, Oaktree did not retain any of the proceeds received by it from the offering.

Book Value Per Unit

The net book value per Oaktree class A unit as of December 31, 2018 was approximately $13.88 (calculated based on 71,662,000 Oaktree class A units outstanding as of such date).

Transactions in Oaktree Class A Units

Neither the OCGH filing parties nor the Brookfield filing parties have made any transactions with respect to Oaktree class A units during the 60 days preceding the date of this consent solicitation statement/prospectus.

Agreements Involving Oaktree Securities

Concurrently with entering into the merger agreement, OCGH and Oaktree GP entered into the support agreement with Brookfield as discussed in the section entitled “The Support Agreement,” beginning on page 149 of this consent solicitation statement/prospectus.

Certain OCGH filing parties are party to the existing exchange agreement and the tax receivable agreement, each of which is described in Oaktree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 215 of this consent solicitation statement/prospectus.

Oaktree Beneficial Ownership

The following table sets forth information regarding the current beneficial ownership of Oaktree class A units and Oaktree class B units and the OCGH units by:

•	each person known to Oaktree to beneficially own more than 5% of any class of the outstanding voting securities of Oaktree;

•	each Oaktree director;

•	each Oaktree named executive officer; and

•	all directors and executive officers as a group.

In the following table, the applicable percentage ownership with respect to the Oaktree class A units and the Oaktree class B units beneficially owned represents the applicable unitholder’s holdings of Oaktree class A units and Oaktree class B units, respectively, as a percentage of 72,939,679 Oaktree class A units outstanding and 86,718,684 Oaktree class B units outstanding, respectively, as of May 6, 2019. The applicable percentage ownership with respect to the OCGH units beneficially owned represents the applicable unitholder’s holdings of OCGH units as a percentage of the 159,658,363 Oaktree operating group units outstanding as of May 6, 2019. The applicable unitholder’s aggregate holdings of Oaktree class A units and OCGH units represent such unitholder’s aggregate economic interest in the Oaktree operating group. Although holders of OCGH units are entitled, subject to vesting requirements and transfer restrictions, to exchange their OCGH units for, at the option of the Oaktree board, the Oaktree class A units on a one-for-one basis, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing, such exchanges require board approval and thus holders of OCGH units are not deemed to beneficially own the equivalent number of Oaktree class A units. None of the Oaktree directors or executive officers hold any Oaktree preferred units.

Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest. To Oaktree’s knowledge, except as otherwise set forth in the notes to the following table, each person named in the table has sole voting and investment power with respect to all of the interests shown as beneficially owned by such person, subject to applicable community property laws. Unless otherwise specified, the address of each person named in the table is c/o Oaktree Capital Group, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

	Class A Units Beneficially Owned		Class B Units Beneficially Owned			OCGH Units Beneficially Owned(1)
Named Executive Officers and Directors	Number	Percent	Number		Percent	Number	Percent
Howard S. Marks	101,826	*	—	(2)	—	15,671,056	10.0%
Bruce A. Karsh	101,826	*	—	(2)	—	16,253,472	10.2
Jay S. Wintrob	161,795	*	—		—	217,220	*
John B. Frank	41,667	*	—		—	1,952,672	1.2
Daniel D. Levin	135,700	*	—		—	29,856	*
Sheldon M. Stone	101,009	*	—		—	8,716,757	5.5
Todd E. Molz	119,203	*	—		—	190,884	*
Robert E. Denham	29,361	*	—		—	—	—
Steven J. Gilbert	7,357	*	—		—	—	—
Larry W. Keele	8,656	*	—		—	2,731,568	1.7
D. Richard Masson	115,601	*	—		—	2,682,424	1.7
Wayne G. Pierson(3)	11,170	*	—		—	—	—
Marna C. Whittington	21,511	*	—		—	—	—
All executive officers and directors as a group (13 persons)	956,682	*	—		—	48,445,909	30.9

5% Unitholders
FMR LLC(4)	6,438,970	9.0%	—		—	—	—
Capital World Investors(5)	3,772,000	5.2	—		—	—	—
Oaktree Capital Group Holdings, L.P.	13,000	*	85,408,069		100%	—	—

*	Represents less than 1%.
(1)

Subject to certain restrictions, each OCGH unitholder has the right, subject to the approval of the Oaktree board, to exchange his or her units following the expiration of any applicable lock-up period pursuant to the terms of the existing exchange agreement. Pursuant to the existing exchange agreement and the terms of the OCGH LPA, the OCGH units will be exchanged for, at the option of the Oaktree board, the Oaktree class A units on a one-for-one basis, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing, and we will cancel a corresponding number of Oaktree class B units.

(2)

Excludes 13,000 Oaktree class A units and 85,408,069 Oaktree class B units held by OCGH. The general partner of OCGH is Oaktree Capital Group Holdings GP, LLC. In their capacities as members of the executive committee of Oaktree Capital Group Holdings GP, LLC holding more than 50% of the aggregate number of OCGH units held by all of the members of the executive committee as a group, Mr. Marks and Mr. Karsh may be deemed to be beneficial owners of the securities held by OCGH. Each of Mr. Marks and Mr. Karsh disclaims beneficial ownership of such securities.

(3)

Excludes 7,251,607 OCGH units held by Acorn Investors, LLC, which Mr. Pierson may be deemed to beneficially own. Mr. Pierson is the President of Acorn Investors, LLC and disclaims beneficial ownership of the Oaktree class A units and OCGH units held by that entity.

(4)

Reflects Oaktree class A units beneficially owned as of December 31, 2018 by FMR LLC based on a Schedule 13G filed by FMR LLC on February 13, 2019. The Schedule 13G includes 6,438,970 Oaktree class A units beneficially owned by Abigail Johnson and Fidelity Management & Research Company (together with FMR LLC and Abigail Johnson, “Fidelity”), a wholly-owned subsidiary of FMR LLC, in its capacity as investment adviser to various registered investment companies (the “Fidelity funds”). The Schedule 13G states that members of the Johnson family, including Abigail, through their ownership of FMR LLC voting common stock and the execution of a shareholders’ voting agreement, may be deemed a controlling group with respect to FMR LLC. The Schedule 13G also states that neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Fidelity funds’ boards of trustees pursuant to established guidelines. The address of Fidelity is 245 Summer Street, Boston, Massachusetts 02210.

(5)

Reflects Oaktree class A units beneficially owned as of December 31, 2018 by Capital World Investors, a division of Capital Research and Management Company, based on a Schedule 13G filed by Capital World Investors on February 14, 2019. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California, 90071.

Transactions in Oaktree Class A Units During the Past Two Years

As of May 9, 2019, Brookfield, through its subsidiary PF Fund Limited Partnership, had purchased a total of 259,013 Oaktree class A units since January 1, 2017 for approximately $10.4 million.

The following table summarizes Brookfield’s purchases of Oaktree class A units for the past two years through of May 9, 2019:

Period	Brookfield Entity	Amount of Oaktree Class A Units Purchased	Range of Prices ($)	Average Price ($)
May 2, 2018 – May 9, 2018	PF Fund Limited Partnership	259,013	39.66-40.43	40.12

IMPORTANT INFORMATION REGARDING THE BROOKFIELD MERGER PARTIES, THE BROOKFIELD FILING PARTIES & THE OCGH FILING PARTIES

Brookfield Merger Parties

Brookfield

Brookfield Asset Management Inc., referred to as “Brookfield,” is a global alternative asset manager with over $350 billion in assets under management, referred to as “AUM”, and $138 billion in fee bearing capital. For more than 120 years, it has owned and operated assets on behalf of shareholders and investors with a focus on investing in long-life, high-quality assets across real estate, renewable power, infrastructure and private equity. Brookfield offers a range of public and private investment products and services which leverage its expertise and experience. Brookfield class A shares are co-listed on the NYSE under the symbol “BAM,” the TSX under the symbol “BAM.A” and Euronext under the symbol “BAMA.”

Brookfield was formed by articles of amalgamation dated August 1, 1997 and is organized pursuant to articles of amalgamation under the OBCA dated January 1, 2005.

Brookfield’s principal executive offices are located at 181 Bay Street Toronto, Ontario, Canada M5J 2T3, and its telephone number is (416) 363-9491.

During the past five years, none of the Brookfield merger parties, Brookfield filing parties or each such entity’s executive officers, managers or directors, as applicable, have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The names and material occupations, positions, offices and employment during the past five years of the directors and executive officers of Brookfield are as follows:

M. Elyse Allan, C.M. – Director. Ms. Alan is an independent director of Brookfield and a member of the Audit Committee and the Risk Management Committee. Ms. Allan has served as a director of Brookfield since November 2015. Ms. Allan is the former President and Chief Executive Officer of General Electric Canada Company Inc., a digital industrial company, a position she held from 2004 until June 2018, and a former Vice-President of General Electric Co. She currently serves on the Board of Directors for the C.D. Howe Institute and MaRs, and the Board of Overseers at the Tuck School of Business at Dartmouth College. She is also a member of the Advisory Board of Canada’s Ecofiscal Commission. Ms. Allan is a former board member at the Canadian Council of Chief Executives, as well as the Canadian Chamber of Commerce, where she also served as Chair. In 2014, Ms. Allan was appointed Member of the Order of Canada. Ms. Allan is a citizen of Canada and the United States.

Jeffrey M. Blidner – Director. Mr. Blidner has served as a director of Brookfield since May 2013. Mr. Blidner is Vice Chairman of Brookfield. Mr. Blidner is also the Chief Executive Officer of Brookfield’s Private Funds Group, Chair of Brookfield Business Partners L.P. and Brookfield Renewable Partners L.P. Before joining Brookfield in 2000, Mr. Blidner was a senior partner at a Canadian law firm. Mr. Blidner currently serves as a director of Brookfield Property REIT Inc., Brookfield Property Partners L.P. and Brookfield Infrastructure Partners L.P. and previously served as a director of Rouse Properties, Inc. from 2012 to 2016. Mr. Blidner is a citizen of Canada.

Angela F. Braly – Director. Ms. Braly is an independent director of Brookfield and member of the Audit Committee. Ms. Braly has served as a director of Brookfield since May 2015. Ms. Braly is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (“WellPoint”), a health benefits company now known as Anthem, Inc. She was Chair of the board of WellPoint from 2010 to 2012 and President and Chief Executive Officer and a board member from 2007 to 2012. Prior to that, Ms. Braly served as Executive Vice President, General Counsel and Chief Public Affairs Officer of WellPoint and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri. Ms. Braly currently serves as a director of Exxon Mobil Corporation, Lowe’s Companies, Inc. and The Procter and Gamble Company. Ms. Braly is a citizen of the United States.

Jack L. Cockwell, C.M. – Director. Mr. Cockwell has served as a director of Brookfield since September 1979. Mr. Cockwell is Chairman of Brookfield Partners Foundation and was the former Chief Executive Officer of Brookfield. Mr. Cockwell joined Brookfield in 1968 and has held several senior leadership positions. Mr. Cockwell is a Heritage Governor of the Royal Ontario Museum, Chair of the Ryerson University Real Estate Advisory Committee, and a member of its Board of Governors. Mr. Cockwell currently serves as a director of Norbord Inc. and previously served as a director of Teck Resources Limited from 2009 to 2017 and Brookfield Office Properties Inc. from 1999 to 2014. Mr. Cockwell is a citizen of Canada.

Marcel R. Coutu – Director. Mr. Coutu is an independent director of Brookfield and the chair and designated financial expert of the Audit Committee and a member of the Management Resources and Compensation Committee. Mr. Coutu has served as a director of Brookfield since April 2006. Mr. Coutu is the past Chairman of Syncrude Canada Ltd., an integrated oil sands project, and a former President and Chief Executive Officer of Canadian Oil Sands Limited, the largest investor in the Syncrude Joint Venture. In addition to various other public board memberships, Mr. Coutu is currently a director of the Calgary Exhibition & Stampede Board. Mr. Coutu currently serves as a director of Enbridge Inc., IGM Financial Inc., Power Corporation of Canada, and Great-West Lifeco Inc. Mr. Coutu is a citizen of Canada.

Maureen Kempston Darkes, O.C., O.Ont. – Director. Ms. Kempston Darkes is an independent director of Brookfield, the chair of the Risk Management Committee and a member of the Management Resources and Compensation Committee. Ms. Kempston Darkes has served as a director of Brookfield since April 2008. Ms. Kempston Darkes is the retired Group Vice-President and President, Latin America, Africa and Middle East of General Motors Corporation, a motor vehicle manufacturer. She was appointed to the Government of Canada’s Science, Technology & Innovation Council in 2013. In 1999, Ms. Kempston Darkes was appointed an Officer of the Order of Canada. Ms. Kempston Darkes currently serves as a director of Schlumberger Limited, Enbridge Inc., and Canadian National Railway Company and served as a director of Balfour Beatty plc from 2012 to 2017. Ms. Kempston Darkes is a citizen of Canada.

Murilo Ferreira – Director. Mr. Ferreira is an independent director of Brookfield and member of the Risk Management Committee. Mr. Ferreira has served as a director of Brookfield since June 2017. Mr. Ferreira is a Brazilian business executive who is the former CEO of Vale SA (“Vale”), a Brazilian multinational corporation engaged in metals and mining and the largest producer of iron ore and nickel in the world. Mr. Ferreira held this position from 2011 to 2017. Mr. Ferreira began his professional career at Vale in 1977 and was formerly the CEO of Vale Inco, Vale’s Canadian operations. Mr. Ferreira previously served as a director of Petroleo Brasileiro SA from 2015 to 2016. Mr. Ferreira is a citizen of Brazil.

J. Bruce Flatt – Chief Executive Officer and Director. Mr. Flatt has served as a director of Brookfield since April 2001. Mr. Flatt is the Chief Executive Officer of Brookfield. Mr. Flatt joined Brookfield in 1990 and became Chief Executive Officer in 2002. Mr. Flatt has been on more than 20 public company boards over the past three decades and does not currently sit on any external corporate boards. Mr. Flatt previously served as a director of GGP Inc. from 2010 to 2018. Mr. Flatt is a citizen of Canada.

Robert J. Harding, C.M., F.C.A. – Director. Mr. Harding has served as a director of Brookfield since May 1992. Mr. Harding served as Non-Executive Chair of Brookfield from 1997 to 2010. Mr. Harding is currently the President of the Art Gallery of Ontario’s Board of Trustees. Mr. Harding was the Chairman of NexJ Systems Inc. from 2006 to 2014, and is the former Chair of the Board of Trustees of the Hospital for Sick Children.

Mr. Harding currently serves as a director of First Quantum Minerals Ltd. and previously served as a director of Norbord Inc. from 1998 to 2015. Mr. Harding is a citizen of Canada.

Brian D. Lawson – Chief Financial Officer and Director. Mr. Lawson has served as a director of Brookfield since June 2018. Mr. Lawson principally lives in Ontario, Canada and is the Chief Financial Officer of Brookfield and is responsible for Brookfield’s global finance, treasury and risk management functions. On behalf of Brookfield, Mr. Lawson serves as the Chair of the Board of Directors of TerraForm Power, Inc., a U.S.-based solar and wind power company. Mr. Lawson is a member of the Governing Council of the University of Toronto. Mr. Lawson joined Brookfield in 1988 and held a number of senior management positions in Brookfield’s investment and finance operations before becoming Chief Financial Officer in 2002. Mr. Lawson currently serves as a director of Global Resource Champions Split Corp., Partners Value Investments L.P. and Partners Value Split Corp. Mr. Lawson is a citizen of Canada.

The Honourable Frank J. McKenna, P.C., O.C., O.N.B. – Director. Mr. McKenna is an independent director of Brookfield and chair of the Board of Directors and chair of the Governance and Nominating Committee. Mr. McKenna has served as a director of Brookfield since August 2006 and the chair of its Board of Directors since August 2010. Mr. McKenna is also Deputy Chair, TD Bank Group, a financial institution, a position he has held since 2006. Mr. McKenna is a former Ambassador of Canada to the U.S.A. and was elected as Premier of the Province of New Brunswick from 1987 until 1997. Mr. McKenna currently serves as a director of Canadian Natural Resources Limited. Mr. McKenna is a citizen of Canada.

Rafael Miranda – Director. Mr. Miranda is an independent director of Brookfield and a member of the Audit Committee. Mr. Miranda has served as a director of Brookfield since June 2017. Mr. Miranda is the retired Chief Executive Officer of Endesa, S.A., the largest electric utility company in Spain, where he served as Managing Director and as Chief Executive Officer from 1987 to 1997 and 2009, respectively. Mr. Miranda is Honorary Chairman of Eurelectric, the European Electricity Association, and serves as the Chairman of the Board of Directors of Acerinox, S.A., a Spanish stainless steel manufacturing conglomerate, and Hispania Activos Inmobiliarios, S.A., a publicly listed Real Estate Investment Trust. Mr. Miranda previously served on the Board of Directors of Brookfield Infrastructure Partners L.P. from 2013 to 2017. Mr. Miranda is a citizen of Spain.

Youssef A. Nasr – Director. Mr. Nasr is an independent director of Brookfield and a member of the Risk Management Committee. Mr. Nasr has served as a director of Brookfield since November 2010. Mr. Nasr is a former Chairman and Chief Executive Officer of HSBC Middle East Ltd., a multinational banking and financial services company. Prior to that, he was President of HSBC Bank Brazil, and President and Chief Executive Officer of HSBC Strategic Investments Inc., HSBC USA Inc., HSBC Bank USA and HSBC Bank Canada. Mr. Nasr is a citizen of Lebanon.

Lord O’Donnell – Director. Lord O’Donnell has served as a director of Brookfield since May 2013. Lord O’Donnell is currently the Chairman of Frontier Economics, a microeconomics consultancy, and a senior advisor to Brookfield in Europe. He served as the Cabinet Secretary and head of the British Civil Service between 2005 and 2011. Prior to this, Lord O’Donnell served as the Permanent Secretary of the UK Treasury from 2002 to 2005. Lord O’Donnell became a member of the House of Lords in 2012. Mr. O’Donnell is a citizen of the United Kingdom.

Seek Ngee Huat – Director. N.H. Seek is an independent director of Brookfield and a member of the Governance and Nominating Committee. N.H. Seek has served as a director of Brookfield since November 2012. N.H. Seek was formerly President of GIC Real Estate Pte Ltd. and a board member of GIC Pte Ltd. He was the Chairman of Global Logistic Properties Ltd. until its privatisation in January 2018, and since September 2018 has served as Chairman of GLP IM Holdings Limited. He is currently Chairman of the National University of Singapore Institute of Real Estate and Urban Studies and Practice Professor, a board member of VCredit Holdings Limited, a Senior Advisor to Frasers Property Ltd. and the Canada Pension Plan Investment Board and an Advisory Board Member of the Centre of Liveable Cities, Singapore. N.H. Seek is a citizen of Singapore.

Diana L. Taylor – Director. Ms. Taylor is an independent director of Brookfield, the chair of the Management Resources and Compensation Committee and a member of the Governance and Nominating Committee. Ms. Taylor has served as a director of Brookfield since May 2012. Ms. Taylor principally lives in New York, U.S.A. and has worked in private equity with Wolfensohn & Co. and Solera Capital, LLC. She previously served as the Superintendent of Banks for the State of New York, Deputy Secretary to the Governor of New York and Chief Financial Officer for the Long Island Power Authority. Ms. Taylor currently serves as a director of Citigroup Inc. and Sotheby’s. Ms. Taylor is a citizen of Canada and the United States.

Brian W. Kingston – Managing Partner. Mr. Kingston is a managing partner of Brookfield and the Chief Executive Officer of Brookfield Property Group and Brookfield Property Partners. Mr. Kingston joined Brookfield in 2001 and was named CEO of Brookfield Property Partners in 2015. Under his leadership, Brookfield has conducted a wide range of mergers & acquisitions activities, including investments in Forest City Realty Trust, General Growth Properties and Canary Wharf. Prior to his current role, Mr. Kingston led Brookfield’s Australian business activities, holding the positions of CEO of Brookfield Office Properties Australia, CEO of Prime Infrastructure and CFO of Multiplex. Mr. Kingston is a citizen of Canada.

Cyrus Madon – Managing Partner. Mr. Madon is a managing partner of Brookfield, head of Brookfield’s Private Equity Group and Chief Executive Officer of Brookfield Business Partners. In this role, he is responsible for the expansion of Brookfield’s private equity business. Mr. Madon joined Brookfield in 1998 and has held a number of senior roles across the organization, including head of Brookfield’s Corporate Lending business. Prior to Brookfield, Mr. Madon worked at Pricewaterhouse Coopers in Corporate Finance and Recovery. He is a Chartered Professional Accountant and holds a Bachelor of Commerce degree from Queen’s University. He is also on the board of the C.D. Howe Institute. Mr. Madon is a citizen of Canada.

Lori Pearson – Managing Partner and Chief Operating Officer. Ms. Pearson is a managing partner and has been the Chief Operating Officer for Brookfield since 2016, prior to which she was a managing partner. In this role she is responsible for Brookfield’s asset management operations. Prior to joining Brookfield in 2003, Ms. Pearson was with one of the big-four accounting firms, initially in a client-facing role and subsequently as head of Human Resources for the company’s Canadian tax practice. Ms. Pearson is on the boards of the Brookfield Foundation and Pathways to Education in Canada. She also is a member of the United Way Women Gaining Ground, a group founded in 2007 to make a personal impact in the lives of women facing poverty. Ms. Pearson is a Chartered Accountant and has been named a Fellow by the Chartered Professional Accountants of Ontario, the profession’s highest mark of distinction, to recognize her career achievements, community involvement and the impact she has had on the accounting profession in Ontario. Ms. Pearson is a citizen of Canada.

Samuel J.B. Pollock – Managing Partner. Mr. Pollock is a managing partner, head of Brookfield’s Infrastructure Group and Chief Executive Officer of Brookfield Infrastructure Partners. In this role, he is responsible for the expansion of the infrastructure operating business. Since joining Brookfield in 1994, Mr. Pollock has held a number of senior positions across the organization, including leading Brookfield’s corporate investment group and its private equity business. Mr. Pollock holds a Bachelor of Commerce degree from Queen’s University in Kingston, Ontario, and is a Chartered Professional Accountant. Mr. Pollock is a citizen of Canada and Ireland.

Sachin G. Shah – Managing Partner. Mr. Shah is a managing partner, head of Brookfield’s Renewable Power Group and Chief Executive Officer of Brookfield Renewable Partners. Since joining Brookfield in 2002, Mr. Shah has held a variety of senior finance roles across the organization. In 2011, Mr. Shah became the Chief Financial Officer of Brookfield Renewable Partners and since that time has been instrumental in growing the platform into a global business diversified across multiple technologies. Mr. Shah holds a Bachelor of Commerce degree from the University of Toronto and is a member of the Chartered Professional Accountants of Canada. He serves on the board of the Ryerson University Brookfield Institute for Innovation and Entrepreneurship. Mr. Shah is a citizen of Canada.

Justin B. Beber – Managing Partner and Chief Legal Officer. Mr. Beber is a managing partner, Head of Corporate Strategy, and Chief Legal Officer for Brookfield. In this role, he provides strategic advice and legal oversight across Brookfield’s asset management business globally. Mr. Beber also serves as Head of Strategic Initiatives for Brookfield’s Infrastructure Group with overall responsibility for corporate operations and transaction execution, as well as Chief Investment Officer for its water infrastructure business. Prior to joining Brookfield in 2007, Mr. Beber was a partner with a leading Toronto-based law firm, where his practice focused on corporate finance, mergers and acquisitions and private equity. Mr. Beber earned his combined MBA/LLB from the Schulich School of Business and Osgoode Hall Law School at York University in Canada and holds a Bachelor of Economics from McGill University. Mr. Beber is a citizen of Canada.

Berlin Merger Sub

Berlin Merger Sub, a Delaware limited liability company and indirect wholly-owned subsidiary of Brookfield, was formed solely for the purpose of facilitating the initial merger. Berlin Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the initial merger, Berlin Merger Sub will be merged with and into Oaktree. As a result, Oaktree will survive the initial merger. Upon completion of the merger, Berlin Merger Sub will cease to exist as a separate entity.

Brookfield Filing Parties

Atlas Holdings, LLC

Atlas Holdings, LLC is a Delaware limited liability company and indirect wholly-owned subsidiary of Brookfield. Atlas was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Atlas has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Following completion of the post-closing restructuring steps, Atlas will own all of the outstanding equity interests in certain of the intermediate holdcos.

Atlas OCM Holdings, LLC

Atlas OCM Holdings, LLC, referred to as “Atlas OCM,” is a Delaware limited liability company and indirect wholly-owned subsidiary of Brookfield. Atlas OCM was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Atlas OCM has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Following completion of the post-closing restructuring steps, Atlas will own all of the outstanding equity interests in certain of the intermediate holdcos.

PF Fund Limited Partnership

PF Fund Limited Partnership, referred to as “PF Fund,” is a limited partnership formed under the laws of the Province of Ontario and a subsidiary of Brookfield. PF Fund holds a total of 259,013 Oaktree class A units. The principal executive offices of PF Fund is Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3, and the business telephone number of such entity is 416-363-9491.

2518154 Ontario Limited

2518154 Ontario Limited, referred to as “Ontario,” is a corporation incorporated under the laws of the Province of Ontario, the general partner of PF Fund, and an indirect wholly owned subsidiary of Brookfield. The principal executive offices of Ontario is Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3, and the business telephone number of such entity is 416-363-9491.

Brookfield Holdings Canada Inc.

Brookfield Holdings Canada Inc., referred to as “BHCI,” is a corporation incorporated under the laws of the Province of Ontario and wholly-owned subsidiary of Brookfield and operates as a holding company. The principal executive offices of BHCI and each of its executive officers or directors, as applicable, is Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3, and the business telephone number of such entity or person is 416-363-9491.

Brookfield US Holdings, Inc.

Brookfield US Holdings Inc., referred to as “BUSHI,” is a corporation incorporated under the laws of the Province of Ontario and indirect wholly-owned subsidiary of Brookfield and operates as a holding company. The principal executive offices of BUSHI and each of its executive officers or directors, as applicable, is Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3, and the business telephone number of such entity or person is 416-363-9491.

The names and material occupations, positions, offices and employment during the past five years of the directors and officers of BHCI, BUSHI and Ontario are as follows:

Thomas D. Corbett – Director, President. Mr. Corbett is a Managing Director of Brookfield Asset Management within its Finance team. In this role, Mr. Corbett is responsible for overseeing the accounting and public financial reporting for Brookfield Asset Management Inc. Mr. Corbett joined Brookfield’s Renewable Power team in 2008 before relocating to Rio de Janeiro to become the CFO of the Brazilian renewable operations in 2016. In 2018, he relocated to Toronto to oversee Brookfield’s internal and external financial public reporting. Previously, Mr. Corbett was a financial auditor in the Office of the Auditor General of Canada. Mr. Corbett has served as a director and President of BHCI, BUSHI and Ontario since May 2018. Mr. Corbett is a citizen of Canada.

Karly Dyck – Director, Vice President. Ms. Dyck is a Senior Vice President at Brookfield. Ms. Dyck joined Brookfield in November 2012. Ms. Dyck has served as a director and Vice President of BHCI, BUSHI and Ontario since January 2019. Ms. Dyck is a citizen of Canada.

Aleksandar Novakovic – Director, Vice President. Mr. Novakovic is a Managing Partner at Brookfield and is responsible for the company’s global tax function. Prior to joining Brookfield in 2004, Mr. Novakovic was in tax roles with a major financial institution in Canada and one of the big-four accounting firms. Mr. Novakovic holds an Honors Bachelor of Accounting degree from Brock University and is a member of the Chartered Professional Accountants of Canada. Mr. Novakovic has served as a director and Vice President of BHCI since January 2012, has served as director of BUSHI since November 2008 and a Vice President of BUSHI since May 2007. Mr. Novakovic has served as director and Vice President of Ontario since May 2016. Mr. Novakovic is a citizen of Canada.

Katayoon Sarpash – Director, Vice President and Secretary. Ms. Sarpash is Vice President, Legal & Regulatory at Brookfield. Ms. Sarpash joined Brookfield in October 2018. Prior to joining Brookfield, Ms. Sarpash worked at NEI Investments from August 2016 to October 2018 and worked at Scotiabank from November 2007 to August 2016. Ms. Sarpash has served as a director and Vice President and Secretary of BHCI, BUSHI and Ontario since November 2018. Ms. Sarpash is a citizen of Canada.

Cam Ha – Vice President. Mr. Ha is Vice President, Tax at Brookfield and joined Brookfield in December 2010. Mr. Ha has served as a Vice President of BHCI, BUSHI and Ontario since November 2018. Mr. Ha is a citizen of Canada.

Aaron Kline – Vice President. Aaron Kline is a Managing Director in Brookfield’s Infrastructure Group, responsible for leading the global tax function. Mr. Kline joined Brookfield in 2009 in the corporate and private equity tax groups. He has held his current role since 2016 and continues to support Brookfield’s Corporate Group. Prior to joining Brookfield, Mr. Kline was a manager with a global public accounting firm. Mr. Kline has served as Vice President of BHCI and BUSHI since October 2013 and has served as Vice President of Ontario since May 2016. Mr. Kline is a citizen of Canada.

Brookfield US Inc.

Brookfield US Inc., referred to as “BUSI,” is a Delaware corporation and indirect wholly-owned subsidiary of Brookfield and operates as a holding company. The principal executive offices of BUSI and each of its executive officers or directors, as applicable, is Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY, 10281 and the business telephone number of each such entity or person is (212) 417-7000.

The names and material occupations, positions, offices and employment during the past five years of the directors and officers of BUSI are as follows:

Barry S. Blattman – Director, Vice President. Mr. Blattman is Vice Chair of Brookfield Asset Management. In this role, he focuses on senior, strategic client and business relationships, and contributes to general business development and transaction strategy globally. He also serves on the Investment Committees for all of Brookfield’s private fund programs. Prior to joining Brookfield in 2002, Mr. Blattman was a Managing Director at Merrill Lynch, having begun his career with Salomon Brothers in 1986. Mr. Blattman holds a Bachelor of Arts degree from the University of Michigan and an MBA from New York University. He serves on the boards of Montefiore Medicine and Montefiore Health System, is chairman of Montefiore’s Real Estate Planning & Development Committee, Co-Chair of the University of Michigan’s NY Metropolitan Regional Campaign Council and is a member of The University of Michigan LSA Dean’s Advisory Committee. Mr. Blattman has served as a director and Vice President of BUSI since January 2019. Mr. Blattman is a citizen of the United States.

Karly Dyck – Director, Secretary. Please see Ms. Dyck’s biography above, included with respect to BUSHI.

Jordan Kolar – Director, Vice President. Mr. Kolar is a Managing Director at Brookfield and oversees the tax function of Brookfield’s U.S. corporate group, including the Private Funds Group. He also provides transaction execution support for the Private Equity Group. Prior to joining Brookfield in 2011, Mr. Kolar was an attorney in the tax group of an internationally-recognized law firm, where he advised private fund sponsors in connection with the formation, structuring and negotiation of their investment funds. In addition, Mr. Kolar worked on mergers and acquisitions, in-court and out-of-court restructurings and capital markets transactions. Mr. Kolar has served as a director and Vice President of BUSI since March 2018. Mr. Kolar is a citizen of the United States.

Aleksandar Novakovic – Director. Mr. Novakovic has served as a director of BUSI since January 2019. Please see Mr. Novakovic’s biography above, included with respect to BUSHI.

Mark Srulowitz – President. Mark Srulowitz is a Managing Partner at Brookfield and Head of Legal in Brookfield’s Private Funds Group, where he is responsible for private fund formation and structuring for all private investment funds sponsored by Brookfield. Mr. Srulowitz’s role also includes both product development and regulatory matters. Prior to joining Brookfield in 2011, Mr. Srulowitz worked as an attorney in the Investment Management Group of an internationally-recognized law firm, where he advised private fund sponsors in connection with the formation, structuring and negotiation of their investment funds, as well as economic, governance and related issues. Mr. Srulowitz serves as a committee member of the Private Investment Funds Committee of the New York City Bar Association, which addresses issues, trends and regulations relating to private investment funds. Mr. Srulowitz also serves on the Advisory Board of Kids in Need of Defense. Mr. Srulowitz has served as President of BUSI since March 2018. Mr. Srulowitz is a citizen of the United States.

Connor D. Teskey – Director. Mr. Teskey is a Managing Partner at Brookfield and is the Chief Investment Officer of Europe for Renewable Power. Mr. Teskey joined Brookfield in 2012. In October 2016, Mr. Teskey joined the Brookfield’s Renewable Power team. Mr. Teskey has served as a director of BUSI since May 2018. Mr. Teskey is a citizen of Canada.

Joshua D. Zinn – Director, Vice President. Mr. Zinn is a Senior Vice President of Brookfield. Mr. Zinn joined Brookfield in August 2012. Mr. Zinn has served as a director and Vice President of BUSI since March 2018. Mr. Zinn is a citizen of Canada.

The current business address of Berlin Merger Sub, Atlas and Atlas OCM is Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY, 10281 and the business telephone number of each such entity or person is (212) 417-7000.

The names and material occupations, positions, offices or employment during the past five years of the managers and officers of Berlin Merger Sub, Atlas and Atlas OCM are as follows:

Mark Srulowitz – Manager and Vice President. Mr. Srulowitz has served as a Manager and Vice President of Berlin Merger Sub, Atlas and Atlas OCM since March 2019. Please see Mr. Srulowitz’s biography above, included with respect to BUSI.

Jordan Kolar – Manager and Vice President. Mr. Kolar has served as a Manager and Vice President of Berlin Merger Sub, Atlas and Atlas OCM since March 2019. Please see Mr. Kolar’s biography above, included with respect to BUSI.

Joshua Zinn – Manager and Vice President. Mr. Zinn has served as a Manager and Vice President of Berlin Merger Sub, Atlas and Atlas OCM since March 2019. Please see Mr. Zinn’s biography above, included with respect to BUSI.

Karly Dyck – Secretary. Ms. Dyck has served as Secretary of Berlin Merger Sub, Atlas and Atlas OCM since March 2019. Please see Ms. Dyck’s biography above, included with respect to BUSHI.

The OCGH Filing Parties

During the past five years, none of the OCGH filing parties or any of their respective directors or executive officers has been convicted of a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the OCGH filing parties or any of their respective directors or executive officers has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Oaktree Capital Group Holdings, L.P.

Oaktree Capital Group Holdings, L.P., a Delaware limited partnership, referred to as “OCGH,” holds an interest in the Oaktree operating group and owns 100% of the outstanding Oaktree class B units. Certain Oaktree directors, senior executives and current and former employees of Oaktree and certain other investors hold interests in the Oaktree operating group through OCGH. OCGH does not have any executive officers. The principal executive offices of OCGH are 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and its telephone number is (213) 830-6300.

Oaktree Capital Group Holdings GP, LLC

Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company, referred to as “Oaktree GP,” is controlled by Howard Marks and Bruce Karsh, acts as Oaktree’s manager and is the general partner of OCGH.

The executive officers of Oaktree GP are the same as those of Oaktree. See the section entitled “Important Information Regarding Oaktree” beginning on page 194 of this consent solicitation statement/prospectus. The principal executive offices of Oaktree GP are located c/o Oaktree Capital Holdings, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and its telephone number is (213) 830-6300.

Oslo Holdings LLC

Oslo Holdings LLC, a Delaware limited liability company, referred to as “SellerCo,” is a wholly-owned subsidiary of OCGH, and was formed solely for the purpose of facilitating the subsequent merger and the OCGH exchange. SellerCo has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the subsequent merger, SellerCo will be merged with and into Oslo Holdings Merger Sub LLC. Upon the completion of the subsequent merger, SellerCo will cease to exist and Oslo Holdings Merger Sub LLC will continue as the surviving company. The principal executive offices of SellerCo are located c/o Oaktree Capital Group Holdings, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and its telephone number is (213) 830-6300.

Howard S. Marks

Mr. Marks is Oaktree’s co-chairman and a co-founder and has been a director since May 2007. From 1985 until 1995, Mr. Marks led the groups at The TCW Group, Inc. that were responsible for investments in distressed debt, high yield bonds, and convertible securities. He was also chief investment officer for Domestic Fixed Income at TCW. Previously, Mr. Marks was with Citicorp Investment Management for 16 years, where from 1978 to 1985 he was vice president and senior portfolio manager in charge of convertible and high yield securities. Between 1969 and 1978, he was an equity research analyst and, subsequently, Citicorp’s director of research. Mr. Marks holds a B.S.Ec. degree cum laude from the Wharton School of the University of Pennsylvania with a major in finance and an M.B.A. in accounting and marketing from the Booth School of Business of the University of Chicago, where he received the George Hay Brown Prize. He is a CFA charterholder. Mr. Marks is trustee and chairman of the Investment Committee of the Metropolitan Museum of Art; chairman of the Investment Committee and board of trustees of the Royal Drawing School; and an emeritus trustee of the University of Pennsylvania (where from 2000 to 2010 he chaired the Investment Board).

The business address and telephone number of Mr. Marks is c/o Oaktree Capital Group, LLC, 333 Grand Avenue, 28th Floor, Los Angeles, CA 90071 and his telephone number is (213) 830-6300.

Mr. Marks is a United States citizen.

Bruce A. Karsh

Mr. Karsh is Oaktree’s co-chairman and one of the firm’s co-founders and has been a director since May 2007. He also is chief investment officer and serves as portfolio manager for Oaktree’s Distressed Opportunities, Value Opportunities and Multi-Strategy Credit strategies. Prior to co-founding Oaktree, Mr. Karsh was a managing director of TCW Asset Management Company, and the portfolio manager of the Special Credits Funds from 1988 until 1995. Prior to joining TCW, Mr. Karsh worked as assistant to the chairman of SunAmerica, Inc. Prior to that, he was an attorney with the law firm of O’Melveny & Myers. Before working at O’Melveny & Myers, Mr. Karsh clerked for the Honorable Anthony M. Kennedy, then of the U.S. Court of Appeals for the Ninth Circuit and presently retired Associate Justice of the U.S. Supreme Court. Mr. Karsh holds an A.B. degree in economics summa cum laude from Duke University, where he was elected to Phi Beta Kappa. He went on to earn a J.D. from the University of Virginia School of Law, where he served as notes editor of the Virginia Law Review and was a member of the Order of the Coif. Mr. Karsh serves on the boards of a number of privately held companies. He is a member of the investment committee of the Broad Foundations. Mr. Karsh is trustee emeritus of Duke University, having served as trustee from 2003 to 2015, and as chairman of the board of DUMAC, LLC, the entity that managed Duke’s endowment, from 2005 to 2014. He previously served on the boards of Charter Communications, Inc.; Furniture Brands International; KinderCare Learning Centers, Inc.; and Littelfuse Inc.

The business address and telephone number of Mr. Karsh is c/o Oaktree Capital Group, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071 and his telephone number is (213) 830-6300.

Mr. Karsh is a United States citizen.

PROVISION FOR UNAFFILIATED UNITHOLDERS

No provision has been made (1) to grant Oaktree unaffiliated unitholders access to the company files of Oaktree, any other party to the mergers or any of their respective affiliates or (2) to obtain counsel or appraisal services at the expense of Oaktree or any other such party or affiliate.

EXPERTS

Brookfield

The financial statements, incorporated in this Prospectus by reference from Brookfield Asset Management Inc.’s Annual Report on Form 40-F for the year ended December 31, 2018, and the effectiveness of Brookfield Asset Management Inc.’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Oaktree

The consolidated financial statements of Oaktree Capital Group, LLC at December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, incorporated by reference in this Consent Solicitation Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Brookfield class A shares offered by this consent solicitation statement/prospectus will be passed upon for Brookfield by its Canadian counsel, Torys LLP.

HOUSEHOLDING RULES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for consent solicitation statements and annual reports with respect to two or more securityholders sharing the same address by delivering a single consent solicitation statement or annual report, as applicable, addressed to those securityholders. As permitted by the Exchange Act, only one copy of this consent solicitation statement/prospectus is being delivered to Oaktree unitholders residing at the same address, unless such unitholders have notified Oaktree of their desire to receive multiple copies of the consent solicitation statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for unitholders and cost savings for companies.

If you have consented to “householding” but wish to receive separate annual reports and consent solicitation statements in the future, notify Oaktree’s Communications and Investor Relations by phone at (213) 830-6483, by e-mail at investorrelations@oaktreecapital.com or by mail at Oaktree, c/o Investor Relations, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. You will be removed from the “householding” program within 30 days after Oaktree receives your notice. If your household received a single mailing of this consent solicitation statement/prospectus and you would like to receive additional copies, Oaktree’s Investor Relations can promptly handle that request for you as well.

WHERE YOU CAN FIND MORE INFORMATION

This consent solicitation statement/prospectus is being made in respect of the proposed mergers between Oaktree and Brookfield. In connection with the proposed mergers, Brookfield has filed a registration statement on Form F-4 to register with the SEC the Brookfield class A shares to be issued to Oaktree unitholders and SellerCo unitholders as the share consideration. This consent solicitation statement/prospectus is a part of that registration statement and constitutes a prospectus of Brookfield in addition to being a consent solicitation statement for Oaktree. The registration statement, including the attached annexes and exhibits, contains additional relevant information about Brookfield and the Brookfield class A shares. The rules and regulations of the SEC allow Brookfield and Oaktree to omit certain information included in the registration statement from this consent solicitation statement/prospectus.

A free copy of the consent solicitation statement/prospectus, as well as other filings containing information about Oaktree and Brookfield, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Oaktree by accessing Oaktree’s website at ir.oaktreecapital.com or from Brookfield by accessing Brookfield’s website at bam.Brookfield.com/reports-and-filings. Copies of the consent solicitation statement/prospectus can also be obtained, free of charge, by directing a request to Oaktree Investor Relations at Unitholders – Investor Relations, Oaktree Capital Management, L.P., 333 South Grand Ave., 28th Floor, Los Angeles, CA 90071, by calling (213) 830-6483 or by sending an e-mail to investorrelations@oaktreecapital.com or to Brookfield Investor Relations by calling (416) 359-8647 or by sending an e-mail to enquiries@brookfield.com.

Because the transactions are a “going private” transaction, Oaktree, the OCGH filing parties and the Brookfield filing parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the mergers. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The reports, opinions or appraisals filed as exhibits to the Schedule 13E-3 will also be made available for inspection and copying at the principal executive offices of Oaktree during regular business hours by any interested holder of Oaktree Class A units or any representative who has been so designated in writing. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC. We urge you to read the entire Schedule 13E-3 carefully, including the exhibits, in connection with your consideration of the mergers.

The SEC allows Brookfield and Oaktree to “incorporate by reference” into this consent solicitation statement/prospectus information that Brookfield and Oaktree file with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this consent solicitation statement/prospectus. The information incorporated by reference is an important part of this consent solicitation statement/prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this consent solicitation statement/prospectus and in earlier filings with the SEC. Any statement so modified or superseded will not be deemed, except as so updated or superseded, to constitute a part of this consent solicitation statement/prospectus. Some documents or information, such as that called for by Item 2.02 and 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of such Current Report on Form 8-K, or information furnished by Brookfield on Form 6-K, unless expressly stated otherwise therein, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this consent solicitation statement/prospectus. This consent solicitation statement/prospectus also contains summaries of certain provisions contained in some of the Brookfield or Oaktree documents described in this consent solicitation statement/prospectus, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

The information and documents listed below, which Brookfield and Oaktree have filed with the SEC, are incorporated by reference into this prospectus:

Brookfield SEC/SEDAR Filings (File No. 033-97038)

•	Brookfield’s Annual Report on Form 40-F for the financial year ended December 31, 2018, filed on March 29, 2019;

•	Brookfield’s management information circular dated May 1, 2018, filed on May 15, 2018; and

•	Brookfield’s press release dated May 9, 2019 in respect of the Company’s unaudited financial results for the first quarter ended March 31, 2019, filed May 9, 2019.

Oaktree SEC Filings (File No. 001-35500)

•	Oaktree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and

•	Oaktree’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Items 2.02 or 7.01 thereof) filed with the SEC on March 13, 2019 and March 19, 2019.

In addition, all documents filed by Brookfield and Oaktree with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of the registration statement on Form F-4 of which this consent solicitation statement/prospectus forms a part and before the date of the receipt of the Oaktree written consent will be deemed to be incorporated by reference into this consent solicitation statement/prospectus and made a part of this consent solicitation statement/prospectus from the date of filing; provided, however, that Brookfield and Oaktree are not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of any such Current Report on Form 8-K, or information furnished by Brookfield on Form 6-K, unless specifically stated otherwise.

Brookfield has supplied all information contained in or incorporated by reference into this consent solicitation statement/prospectus relating to Brookfield, and Oaktree has supplied all such information contained in or incorporated by reference into this consent solicitation statement/prospectus relating to Oaktree.

Documents incorporated by reference are available from Brookfield or Oaktree, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this consent solicitation statement/prospectus. Unitholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Brookfield Asset Management Inc.

181 Bay Street, Suite 300

Toronto, Ontario M5J 2T3

Attention: Investor Relations

Telephone: (416) 359-8647

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071 Attention: Investor Relations

Telephone: (213) 830-6300

To ensure timely delivery of the documents, unitholders must make their requests no later than [•], 2019.

You should not rely on information that purports to be made by or on behalf of Brookfield or Oaktree other than the information contained in or incorporated by reference into this consent solicitation statement/prospectus.

Neither Brookfield nor Oaktree has authorized anyone to provide you with information on behalf of Brookfield or Oaktree, respectively, that is different from what is contained in this consent solicitation statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this consent solicitation statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this consent solicitation statement/prospectus does not extend to you.

This consent solicitation statement/prospectus is dated [●], 2019. You should not assume that the information contained in this consent solicitation statement/prospectus is accurate as of any date other than that date, or that the information incorporated by reference into this consent solicitation statement/prospectus is accurate as of any date other than the date of such information, and neither its mailing to unitholders nor the issuance of Brookfield class A shares in the mergers will create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

March 13, 2019

among

OAKTREE CAPITAL GROUP LLC,

OSLO HOLDINGS LLC,

OSLO HOLDINGS MERGER SUB LLC,

BROOKFIELD ASSET MANAGEMENT INC.

and

BERLIN MERGER SUB, LLC

SCHEDULES AND EXHIBITS

Schedule A	Required Regulatory Filings/Approvals

Exhibit A	Form of Support Agreement
Exhibit B	Restructuring Steps
Exhibit C	Form of A&R Operating Agreement
Exhibit D	Form and Other Terms of Exchange Agreement
Exhibit E	Terms of TRA Amendment
Exhibit F	OpCo Term Sheet

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 13, 2019, is by and among Oaktree Capital Group LLC, a Delaware limited liability company (the “Company”), Oslo Holdings LLC, a Delaware limited liability company (“SellerCo”), Oslo Holdings Merger Sub LLC, a Delaware limited liability company (“Seller MergerCo”), Brookfield Asset Management Inc., a corporation incorporated under the laws of the Province of Ontario (“Parent”), and Berlin Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”). Parent, the Company, SellerCo, Seller MergerCo and Merger Sub are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DLLCA. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a subsidiary of Parent;

WHEREAS, immediately following the Merger, Parent, SellerCo and Seller MergerCo intend to effect a merger of SellerCo into Seller MergerCo (the “Subsequent Merger” and, together with the Merger, the “Mergers”) in accordance with this Agreement and the DLLCA. Upon consummation of the Subsequent Merger, SellerCo will cease to exist;

WHEREAS, the board of directors of the Company (the “Company Board”) has appointed a special committee (the “Special Committee”) comprised solely of independent directors and has fully empowered the Special Committee to, on behalf of, and acting solely in the interests of, the Members holding Class A Units (other than Oaktree Partnership and the Members who are also equity holders of Oaktree Partnership), (i) make such investigations as it deems appropriate, (ii) review and evaluate the terms and conditions, determine the advisability and approve or disapprove of the Contemplated Transactions, (iii) negotiate with Parent or any other party the Special Committee deems appropriate with respect to the terms and conditions of the Contemplated Transactions and, if the Special Committee deems appropriate, but subject to the limitations of Applicable Law, approve the execution and delivery of documents setting forth the Contemplated Transactions on behalf of the Company, (iv) determine whether the Contemplated Transactions negotiated by the Special Committee are fair to, and in the best interests of, the Company and all its Members (other than Oaktree Partnership and the Members who are also equity holders of Oaktree Partnership) and (v) recommend to the Company Board what action, if any, should be taken by the Company Board with respect to the Contemplated Transactions;

WHEREAS, the Special Committee has, by the unanimous vote of all of its members, (i) declared this Agreement and the Merger advisable, fair to, and in the best interests of the Company and the Members of the Company holding Class A Units (other than Parent, Merger Sub and their respective Affiliates, Oaktree Partnership, such Members who are also equity holders of Oaktree Partnership and holders of Restricted Units), (ii) recommended that the Company Board adopt resolutions approving the Merger and declaring that this Agreement and the Merger are advisable, fair to, and in the best interests of the Company and the Members of the Company holding Class A Units (other than Parent, Merger Sub and their respective Affiliates, Oaktree Partnership, such Members who are also equity holders of Oaktree Partnership and holders of Restricted Units), and (iii) recommended that (A) this Agreement be submitted by the Company Board to the Members of the Company for approval and (B) the Company Board recommend that the Members of the Company holding Class A Units (other than Parent, Merger Sub and their respective Affiliates, Oaktree Partnership, such Members who are also equity holders of Oaktree Partnership and holders of Restricted Units) adopt this Agreement;

WHEREAS, the Board, acting upon the recommendation of the Special Committee, has, by the unanimous vote of all of the directors (including, for the avoidance of doubt, all of the Outside Directors (as defined in the Operating Agreement)), (i) determined that it is advisable, fair to, and in the best interests of, the Company and its Members that the Company enter into this Agreement, (ii) adopted, approved and declared advisable this Agreement, the other Transaction Agreements, and the Contemplated Transactions, including the Merger, and all other actions or matters necessary or appropriate to give effect to the foregoing, (iii) subject to Section 6.02, resolved to recommend that the Members adopt this Agreement and approve the Merger and the other Contemplated Transactions (the “Company Board Recommendation”) and (iv) resolved that the adoption of this Agreement and the approval of the Merger and other Contemplated Transactions be submitted for consideration by the Members;

WHEREAS, the board of directors of Parent has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger;

WHEREAS, the sole member of Merger Sub has approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and has adopted this Agreement;

WHEREAS, the Subsequent Merger and the other transactions contemplated by this Agreement have been adopted by SellerCo and Seller MergerCo in accordance with the limited liability company agreement of SellerCo and Seller MergerCo, respectively, and the DLLCA;

WHEREAS, immediately following the execution and delivery of this Agreement, it is anticipated that Oaktree Capital Group Holdings, L.P. (“Oaktree Partnership”), in its capacity as a holder of Class B Units and Class A Units, and Oaktree Capital Group Holdings GP, LLC (“Oaktree GP”) will each enter into the Unitholder Support Agreement in the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which (i) Oaktree Partnership will, among other things, commit to vote by written consent in support of the adoption of this Agreement and approval of the Merger and (ii) Oaktree GP will, among other things, commit to effect the OCGH Exchange; and

WHEREAS, concurrent with the Closing, it is anticipated that Parent, the Company, Oaktree Partnership and Oaktree GP, will each enter into the Restructuring Agreement in such form as agreed pursuant to Section 8.03 (the “Restructuring Agreement”), pursuant to which the parties will agree to certain post-closing actions relating to the Company Entities.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Adjusted Assets Under Management” means, for any Client, as of a particular date of determination, the Base Date Assets Under Management with respect to such Client, as adjusted, in the case of any Revenue Run-Rate determination after the Base Date, (a) to reflect net cash flows with respect to the assets under management with respect to such Client (including any additions, withdrawals, written notices of withdrawal, dividends, distributions and reinvestments of dividends or distributions and interest) that occurred after the Base Date (or, in the case of Person that becomes a Client after the date of this Agreement, such later date as such Person became a Client) through such date of determination, and (b) to exclude any increase or decrease in the applicable assets under management with respect to such Client (including for purposes of calculating any withdrawals and written notices of withdrawals) due to market appreciation or depreciation and any currency fluctuations, in each case, that occurred after the Base Date (or, in the case of Person that becomes a Client after the date of this Agreement, such later date as such Person became a Client) through such date of determination. For purposes of determining the Adjusted Assets Under Management used in calculating the Closing Revenue Run-Rate, Adjusted Assets Under Management shall be deemed to include all amounts that any Client or prospective Client provides a binding written commitment prior to the calculation of the Closing Revenue Run-Rate to place under the management of a Company Entity within sixty (60) days of such commitment.

“Advisers Act” means the Investment Advisers Act of 1940.

“Advisor” means, with respect to any Person, each accountant, broker, investment banker, finder, financial advisor, individual consultant, legal counsel or other similar Person that is or has ever been retained by or authorized to act on behalf of, or is performing or has ever performed services for, such Person.

“Advisers Act Consent” means, for each Fund other than a Registered Fund, a Consent required pursuant to any Investment Advisory Arrangement with such Fund.

“Advisory Services” means investment management, investment advisory, investment sub-advisory or other similar services relating to securities or other financial instruments, commodities, real estate or any other type of asset.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that no Fund (including a Company Fund), Portfolio Company, or any of their respective Affiliates shall be deemed an “Affiliate” of any Company Entity or their respective Affiliates; provided, further, that the Dublin Entities shall not be deemed an Affiliate of any of the Company Entities; provided, further, that no Parent Fiduciary Entity or any of their Subsidiaries shall be deemed an “Affiliate” of any Parent Entity or their respective Affiliates. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“AIFM Directive” means Directive 2011/61/EU of the European Parliament and of the Council of June 8, 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by any European Economic Area member state in connection with such Directive.

“A&R Operating Agreement” means the Fifth Amended and Restated Operating Agreement of the Company, an agreed form of which is attached as Exhibit C.

“Antitrust Law” means all Applicable Law relating to anti-trust, anti-monopoly, merger control or competition.

“Applicable Law” means, with respect to any Person, any supranational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, or such Person’s Subsidiaries.

“Base Date” means February 28, 2019.

“Base Date Assets Under Management” means, for any Client, the assets under management with respect to such Client as of the Base Date, as determined by the Company consistent with past practice excluding any portion of the assets under management attributable to Clients who have provided requests to withdraw or redeem their invested capital, account balance or capital commitments that have been delivered to a Company Entity or Fund as of the date of this Agreement as set forth on Section 1.01(a)(viii) of the Company Disclosure Schedule.

“Base Date Revenue Run-Rate” means the aggregate Revenue Run-Rate for all Clients determined as of the Base Date.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by Applicable Law to close.

“Broker-Dealer Activities” means activities by a Person that would require such Person to register with the SEC as a broker or dealer under the 1934 Act, except activities conducted pursuant to an exemption or other relief from such registration.

“Canadian Securities Administrators” means the securities commission or similar regulatory authority in each province and territory of Canada.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“CFIUS Clearance” shall mean that any of the following shall have occurred: (i) the 45 day review period under the DPA commencing on the date that the CFIUS Notice is accepted by CFIUS shall have expired and the parties shall have received written notice from CFIUS that such review has been concluded and that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns; (ii) an investigation shall have been commenced after such 45 day review period and CFIUS shall have determined to conclude all deliberative action under the DPA without sending a report to the President of the United States, and the parties shall have received written notice from CFIUS that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Contemplated Transactions shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Contemplated Transactions.

“CFIUS Notice” shall mean a joint voluntary notice with respect to the Contemplated Transactions prepared by Parent and the Company and submitted to CFIUS in accordance with the requirements of the DPA.

“Class A Unit” means an equity interest in the Company that is a common unit designated as a “Class A Unit” pursuant to the terms of the Operating Agreement, including the Restricted Units unless otherwise stated herein.

“Class B Unit” means an equity interest in the Company that is a common unit designated as a “Class B Unit” pursuant to the terms of the Operating Agreement.

“Client” means any Person to which any Company Entity provides Advisory Services pursuant to an Investment Advisory Arrangement. For the avoidance of doubt, “Client” shall not include any of the Company Entities.

“Client Consent Percentage” means a fraction (expressed as a percentage), the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Date Revenue Run-Rate.

“Closing Revenue Run-Rate” means the aggregate Revenue Run-Rate determined as of a date as close as possible, but in no event more than ten (10) nor less than five (5) Business Days prior to, the Closing Date, it being understood and agreed that the determination of Closing Revenue Run-Rate (a) shall include as Clients all Persons that become Clients after the date hereof and their respective Adjusted Assets Under Management, (b) shall exclude any Non-Consenting Clients and their respective Adjusted Assets Under Management and (c) other than as provided in the definition of “Adjusted Assets Under Management” and the foregoing clauses (a) and (b), be calculated using the same methodology used to calculate the Base Date Revenue Run-Rate.

“Closing Volume-Weighted Average Price” means the volume-weighted average price, rounded to four decimal points, of Parent Class A Shares on the New York Stock Exchange (as reported on Bloomberg L.P. under the function “VWAP”) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

“CMA” means the FINRA application submitted by OCMI in accordance with NASD Rule 1017, and any successor rule adopted hereinafter, seeking approval of Contemplated Transactions with respect to OCMI and any documents and exhibits required by FINRA in connection therewith.

“Code” means the Internal Revenue Code of 1986.

“Company Associate” means any current employee, independent contractor or individual consultant who is a natural person, or director, member or manager of or to any of the Company Entities or any Affiliate of any Company Entity.

“Company Contract” means any Contract to which any of the Company Entities is a party.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee Plans” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, or (ii) employment, consulting, severance, change in control, transaction bonus, retention, bonus, profit-sharing, equity, equity-based compensation, incentive, deferred compensation, medical, dental, vision, prescription, fringe benefits, life insurance, relocation, disability, sick leave benefits, maternity, post-employment, retirement, supplemental retirement, pension plan, program, agreement, policy, or arrangement, in each case, whether written or unwritten, and whether or not subject to ERISA, that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by any of the Company Entities or their Affiliates, for the current or future benefit of any current or former officer, director, employee, independent contractor or service provider of any of the Company Entities, or with respect to which the Company Entities have or would reasonably be expected to have any Liability (direct or indirect, contingent or otherwise).

“Company Entities” means, collectively, the Company and the Company’s Subsidiaries.

“Company Equity Incentive Plans” means the Oaktree 2007 Equity Incentive Plan, as amended, the Oaktree 2011 Equity Incentive Plan, as amended, and the Oaktree 2008 Phantom Equity Plan, as amended.

“Company Financial Statements” means the audited consolidated balance sheets of the Company Entities as of December 31, 2018 and December 31, 2017 (including, in each case, the notes, if any, thereto).

“Company Fund” means any investment fund or other collective investment vehicle that is a distinct Entity (including any general or limited partnership, corporation, trust or limited liability company, and including each separate portfolio or series of any of the foregoing and whether or not dedicated to a single investor) (a) sponsored or controlled by a Company Entity or (b) for which a Company Entity acts as the principal investment adviser, investment manager, collateral manager, general partner, managing member, manager or in a similar capacity; provided, however, that Company Funds shall not include any Managed Accounts,

Sub-advisory Relationships or, for the avoidance of doubt, any Portfolio Companies or Dublin Entities. The Company Funds (other than Registered Funds) as of the date of this Agreement are set forth on Section 1.01(a)(i) of the Company Disclosure Schedule.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that has had a material adverse effect on (a) the financial condition, business or results of operations of the Company Entities, taken as a whole; provided, however, that no Effect shall be deemed to constitute a Company Material Adverse Effect (and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) to the extent that such Effect results from: (i) changes or prospective changes in GAAP or the interpretation thereof; (ii) changes in economic, political, regulatory, legal or Tax conditions in the United States or any other country or region in which the Company or any of its Subsidiaries has material operations, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates); (iii) changes in conditions generally affecting the industries in which the Company or any of its Subsidiaries operates; (iv) changes or prospective changes in Applicable Law or the interpretation thereof; (v) acts of war (whether or not declared), civil disobedience, military conflict, sabotage, terrorism or the escalation or worsening of any of the foregoing; (vi) any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any person; (vii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (viii) the execution and delivery of this Agreement or the public announcement of this Agreement or the Merger or the other transactions contemplated hereby, including the announcement of the identity of Parent including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors, distributors or employees of the Company and its Subsidiaries, or the performance of this Agreement and the transactions contemplated hereby; (ix) any Legal Proceeding relating to this Agreement or the transactions contemplated hereby arising out of allegations of any breach of fiduciary duty or allegations of violations of Applicable Law; (x) changes in the trading price or trading volume of Class A Units or a credit ratings downgrade or change in ratings outlook (it being understood that any underlying facts giving rise or contributing to such change or downgrade that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (xi) Effects resulting from the exceptions and disclosures set forth in the Company Disclosure Schedule as contemplated by Section 11.05; (xii) any actions or omissions taken pursuant to the written consent of Parent taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Antitrust Laws for the consummation of the Merger; except, in the case of clauses (i), (ii), (iii) or (iv) of this proviso, to the extent the Company Entities, taken as a whole, are materially and disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company Entities operate, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

“Company Organizational Documents” means the certificate of formation of the Company and the Operating Agreement, together with all amendments thereto.

“Company Real Property” means any real property covered by a Company Lease under which any of the Company Entities is a lessee.

“Company SEC Documents” means each report, schedule, registration statement, proxy, form, statement or other document filed with, or furnished to, the SEC by the Company, but excluding the Registration Statement and Consent Solicitation Statement.

“Company Units” means any of the Class A Units, Class B Units, Series A Preferred Units or Series B Preferred Units.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018.

“Confidentiality Agreement” means the mutual non-disclosure agreement, dated as of November 9, 2018, by and between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consenting Client” means each Client whose Consent shall have been obtained or be deemed to be obtained, as applicable, in accordance with Section 8.06(a) (including by Negative Consent). For the avoidance of doubt, for purposes of calculating the Closing Revenue Run-Rate, (i) no Registered Fund (excluding each Registered Fund subject to a Sub-advisory Relationship that relies on a manager-of-managers exemptive order issued by the SEC) shall be considered a Consenting Client (and therefore shall be deemed a Non-Consenting Client) unless the Fund Board Approval and Fund Shareholder Approval shall have been obtained prior to the date of such calculation in accordance with Section 8.06(a)(ii) hereof and (ii) no Registered Fund subject to a Sub-advisory Relationship that relies on a manager-of-managers exemptive order issued by the SEC shall be considered a Consenting Client (and therefore shall be deemed a Non-Consenting Client) unless the Fund Board Approval shall have been obtained prior to the date of such calculation in accordance with Section 8.06(a)(ii) hereof.

“Contemplated Transactions” means: (a) all actions and transactions contemplated by this Agreement, including the Merger and the Subsequent Merger; and (b) all actions and transactions contemplated by the other Transaction Agreements.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or benefit plan, in each case which is legally binding.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“DDTC” has the meaning set forth in the definition of ITAR Pre-Notification Requirement.

“DLLCA” means the Delaware Limited Liability Company Act.

“DPA” shall mean Section 721 of Title VII of the Defense Production Act of 1950, as amended, and including the regulations of CFIUS promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.

“Dublin Entities” means DoubleLine Capital LP, DoubleLine GP Holdings LP, and each of their funds and affiliates.

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Encumbrance” means any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, assessment, levy, assignment, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, lease, tenancy license, security interest, executory seizure, attachment, garnishment, encumbrance (including any exception, reservation or limitation, right of way, and the like), conditional sale, the filing of any financial statement under the Uniform Commercial Code or comparable law of any jurisdiction, option, interference or similar adverse claim of any kind.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means any Applicable Law relating to pollution, protection of the environment, protection of natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Agreement” means the Third Amended and Restated Exchange Agreement by and among Parent, the Company, OCM Holdings I, LLC, Oaktree Holdings, Inc., Oaktree AIF Holdings, Inc., Oaktree Holdings, Ltd., Oaktree Partnership and other parties thereto from time to time, in such form as agreed pursuant to Section 8.03.

“Exchange Ratio” means 1.0770.

“Exchanging Oaktree Partnership Holder” means a holder of limited partnership units in Oaktree Partnership whose units will be subject to the OCGH Exchange.

“Existing Exchange Agreement” means the Second Amended and Restated Exchange Agreement by and among the Company, OCM Holdings I, LLC, Oaktree Holdings, Inc., Oaktree AIF Holdings, Inc., Oaktree Holdings, Ltd., Oaktree Partnership and other parties joined thereto from time to time, dated as of March 29, 2012, as supplemented from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Benefit Plan” means each Company Employee Plan that is not subject to U.S. Applicable Law and is maintained primarily in respect of any current or former officers, directors, employees, independent contractors or service providers of any of the Company Entities who are located outside of the United States.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact, or omission of a fact, in the making of any representation or warranty contained in Articles 4 or 5 of this Agreement, which misrepresentation or omission is material to the transactions contemplated by this Agreement and is made or omitted with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has reasonably relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under Applicable Laws relating to torts.

“FSMA” means the United Kingdom’s Financial Services and Markets Act 2000.

“FTC” means the Federal Trade Commission.

“Fund” means any Company Fund, Managed Account or Sub-advisory Relationship; provided, however, that Fund shall not include, for the avoidance of doubt, any Dublin Entities.

“Fund Document” means as of the date hereof, each partnership agreement, operating agreement, shareholders’ agreement, Investment Advisory Arrangement, offering document or memorandum, placement agreement and any material amendments, modifications, supplements or waivers with respect to any of the foregoing (including any side letters or similar arrangements) (i) related to each Company Fund; and (ii) with respect to each Non-Controlled Fund, to which the Company Entities is a party.

“Fundamental Representations” means (a) with respect to the Company, the representations and warranties set forth in Section 4.01 (other than Section 4.01(c)) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.03 (Binding Nature of Agreement), Section 4.06 (c) and Section 4.06(d) (Capitalization) and Section 4.28 (Brokers’ Fees) and (b) with respect to Parent, the representations and warranties set forth in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization; Binding Nature of Agreement), Section 5.06(b) (Capitalization) and Section 5.12 (Brokers’ Fees).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any: (a) transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or (b) Self-Regulatory Organization.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to Applicable Law or (b) right under any Contract with any Governmental Authority, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Authority pursuant to any foreign Antitrust Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Funds” means those Funds identified as an “Identified Fund” on Section 4.16 of the Company Disclosure Schedule.

“IFRS” means international financial reporting standards as promulgated by the International Accounting Standards Board.

“Incentive Income” means the aggregate of any “carried interest,” “incentive allocation,” “performance allocation,” or similar items of compensation or gain earned (directly or indirectly) by any Company Entity based on the cumulative performance of a Fund or any other investment vehicle over a specified period of time. Incentive Income is generally recognized at the end of the period when the amounts are contractually payable or crystalized and are no longer subject to clawback.

“Intellectual Property” means all of the following in any jurisdiction throughout the world and all rights, title and interest in, to, under or in respect of the following arising under any Applicable Law: (a) patents and patent applications, and all reissues, divisionals, renewals, extensions, provisionals, reexaminations, continuations, continuations-in-part, substitutes and extensions of each of the foregoing, and invention disclosures (“Patents”); (b) trademarks, trade names, service marks, trade dress, corporate names, fictitious business names, logos, slogans and other source or business identifiers, and all registrations, applications, renewals and extensions of any of the foregoing, together with all goodwill associated with each of the foregoing and all common law rights therein (“Trademarks”); (c) Internet domain names; (d) copyrights, works of authorship and moral and economic rights of authors, however denominated, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (“Copyrights”); (e) trade secrets, confidential information, know-how and inventions (whether or not patentable), including those trade secrets defined in the Uniform Trade Secrets Act and under any similar foreign statutory and common law, non-public business information, processes, formulae, customer lists, business and marketing plans and marketing information (“Trade Secrets”); (f) computer software (including source code and executable code), proprietary rights in data, databases, documentation and technology; and (g) any similar or equivalent property or rights to any of the foregoing.

“Investment Advisory Arrangement” means a Contract under which any Company Entity performs Advisory Services for any Fund or any other Person (other than any Company Entity).

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Company Act Consent” means, for each Registered Fund, a Consent required or contemplated pursuant to the Investment Company Act.

“Investor Waiver” means each Consent (other than an Advisers Act Consent or Investment Company Act Consent) required to prevent or waive any put right, right of redemption, termination of the investment period, termination of the fund or default materially adverse to the Company Entities pursuant to any Fund Document.

“IRS” means the United States Internal Revenue Service.

“ITAR” means the International Traffic in Arms Regulations, as set forth in 22C.F.R. Parts 120 to 130.

“ITAR Pre-Notification Requirement” means the submission by the Company of any required notice (including all required accompanying materials) to the Directorate of Defense Trade Controls (“DDTC”) via registered, overnight mail and email at least 60 days in advance of the Acceptance Time, as provided for in 22 C.F.R. § 122.4(b) and DDTC’s 60-Day Notice Guidance.

“IT Systems” means all computer systems, servers, network equipment and other computer hardware used, owned, leased or licensed by any of the Company Entities.

“Knowledge of the Company” means, the actual knowledge of the individuals listed on Section 1.01(a)(ii) of the Company Disclosure Schedule following reasonable inquiry.

“Knowledge of Parent” means, the actual knowledge of Justin Beber and Nicholas Goodman, following reasonable inquiry.

“Latest Balance Sheet” means the audited consolidated balance sheets of the Company Entities as of December 31, 2018 (including, in each case, the notes, if any, thereto).

“Latest Balance Sheet Date” means the date of the Company’s Latest Balance Sheet.

“Leases” means any lease, sublease or other agreement under which any Person: (a) leases, uses, occupies or has the right to use or occupy, any real property, or (b) grants to a third party any right to lease, use or occupy any real property.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any debt, claim, demand, commitment, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, alleged, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), including all costs and expenses relating thereto, regardless of whether such debt, claim, demand, commitment, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP or IFRS or disclosed in the notes thereto and regardless of whether such debt, claim, demand, commitment, obligation, duty or liability is immediately due and payable.

“Licensed Intellectual Property” means all Intellectual Property used, held for use or practiced by any of the Company Entities (other than Owned Intellectual Property).

“Made Available to the Company” means that such information, document or material was: (a) publicly available on either the SEC’s EDGAR database or on the SEC’s IAPD database by Parent in un-redacted form prior to the execution of this Agreement; (b) subject to Applicable Law, delivered to the Company or the Company’s Representatives via electronic mail or other electronic form (e.g., thumb drive) or in hard copy form prior to the execution of this Agreement; or (c) subject to Applicable Law, made available for review by the Company or the Company’s Representatives prior to the execution of this Agreement in the virtual data room maintained by Parent with Intralinks in connection with the Contemplated Transactions.

“Made Available to Parent” means that such information, document or material was: (a) publicly available on either the SEC’s EDGAR database or on the SEC’s IAPD database by the Company in un-redacted form prior to the execution of this Agreement; (b) subject to Applicable Law, delivered to Parent or Parent’s Representatives via electronic mail or other electronic form (e.g., thumb drive) or in hard copy form prior to the execution of this Agreement; or (c) subject to Applicable Law, made available for review by Parent or Parent’s Representatives prior to the execution of this Agreement (i) in the virtual data room maintained by the Company with Intralinks in connection with the Contemplated Transactions or (ii) at the offices of Simpson, Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017.

“Managed Account” means any investment account that is owned by a Client (or any nominee of such Client) and in respect of which a Company Entity provides Advisory Services for compensation on a discretionary or non-discretionary basis; provided, however, that a Managed Account does not include a Company Fund or a Sub-advisory Relationship. For the avoidance of doubt, solely as used in this definition, a “Client” shall include any investment fund or collective investment vehicle sponsored or managed by an investment adviser that is not a Company Entity in respect of which a Company Entity provides Advisory Services for compensation. Each of the Managed Accounts with assets under management in excess of $100,000,000 as of the date of this Agreement are set forth on Section 1.01(a)(iv) of the Company Disclosure Schedule.

“Maximum Cash Unit Number” means (a) the aggregate number of Class A Units and SellerCo Units (other than Excluded Class A Units and Excluded SellerCo Units) issued and outstanding immediately prior to the Effective Time (b) multiplied by 50%.

“Member” shall have the meaning set forth in the Operating Agreement.

“Minimum Net Capital” shall mean, as of the Closing, an amount equal to the greatest of (a) 120% of OCMI’s required minimum net capital, (b) 10% of the OCMI’s aggregate indebtedness, with each of (a) and (b) calculated in accordance with Rule 15c3-1 under the 1934 Act based on the amount of excess net capital and deductions reported in OCMI’s then most recently filed Form X-17A-5, and (c) the minimum amount of net capital required by FINRA to be held by OCMI as of the Closing (calculated without regard to any capital required to fund any activities of OCMI after the Closing other than the continuation of the activities it conducted with respect to its business prior to the Closing Date), plus, in each case, $25,000;

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-Consenting Client” means each Client other than a Consenting Client.

“Non-Controlled Funds” means each Managed Account and each Sub-advisory Relationship.

“Note Purchase Agreements” means (a) the Note and Guaranty Agreement, dated as of July 11, 2014, by and among Oaktree Capital Management, L.P., Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF

Investments, L.P., and each of the purchasers party thereto, (b) the Note and Guaranty Agreement, dated as of July 12, 2016, by and among Oaktree Capital Management, L.P., Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P. and each of the purchasers party thereto and (c) the Note and Guaranty Agreement, dated as of November 16, 2017, by and among Oaktree Capital Management, L.P., Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P. and each of the purchasers party thereto.

“NYSE” means the New York Stock Exchange.

“OCGH Exchange” means the transactions contemplated by Article V of the Support Agreement.

“OFAC Sanctions Programs” means any program whereby OFAC prohibits or broadly restricts, on a territory-wide basis, most dealings by U.S. persons with the government of or persons located in a particular territory, which territories currently consist of Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine.

“Operating Agreement” means the Fourth Amended and Restated Operating Agreement of the Company, dated as of May 17, 2018.

“Order” means any order, writ, injunction, judgment or decree.

“Oaktree Partnership Agreement” means that certain Fifth Amended and Restated Limited Partnership Agreement entered into as of November 10, 2015 by and among Oaktree Capital Group Holdings GP, LLC and each Limited Partner party thereto.

“Oaktree Partnership Units” means the limited partner units of the Oaktree Partnership.

“Oaktree OpCo Unit” means an equity interest in a Subsidiary of the Company directly held by Oaktree Partnership.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Company Entities, including all Registered Company Owned Intellectual Property.

“Parent Class A Shares” means the Class A Limited Voting Shares of Parent.

“Parent Clients” has the meaning set forth in the definition of Parent Fiduciary Entities.

“Parent Disclosure Document” means each report, schedule, registration statement, proxy, form, statement or other document filed with, or furnished to, the SEC or the Canadian Securities Administrators by Parent or any of its Subsidiaries, other than any Parent Listed Entity.

“Parent Entities” means, collectively, Parent and Parent’s Subsidiaries.

“Parent Fiduciary Entities” means (i) any investment fund, permanent capital vehicle, or other collective investment vehicle that is a distinct Entity, any separately managed account and any sub-advisory relationship: (a) sponsored or controlled by a Parent Entity or (b) for which a Parent Entity acts as the investment adviser, investment manager, collateral manager, general partner, managing member, manager or in a similar capacity (including, for the avoidance of doubt, Brookfield Property Partners L.P., a Bermuda limited partnership, Brookfield Infrastructure Partners L.P., a Bermuda limited partnership, Brookfield Business Partners L.P., a Bermuda limited partnership, and Brookfield Renewable Partners L.P., a Bermuda limited partnership) (the items described in this clause (i) being referred to as “Parent Clients”), (ii) any Entity formed for the purpose of facilitating an investment by a Parent Client, such as a feeder fund, blocker, or alternative investment vehicle, (iii) any direct or indirect investments made by any Parent Clients or the Entities described in clause (ii), any direct and indirect issuers of such investments, and the subsidiaries of such issuers, and (iv) and investments or co-investments made by a Parent Entity in or alongside any of the Entities or accounts described in clauses (i), (ii) and (iii) above.

“Parent Material Adverse Effect” means any Effect that has had a material adverse effect on (a) the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no Effect shall be deemed to constitute a Parent Material Adverse Effect (and shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) to the extent that such Effect results from: (i) changes or prospective changes in IFRS or the interpretation thereof; (ii) changes in economic, political, regulatory, legal or Tax conditions in the United States, Canada or any other country or region in which Parent or any of its Subsidiaries has material operations, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates); (iii) changes in conditions generally affecting the industries in which Parent or any of its Subsidiaries operates; (iv) changes or prospective changes in Applicable Law or the interpretation thereof; (v) acts of war (whether or not declared), civil disobedience, military conflict, sabotage, terrorism or the escalation or worsening of any of the foregoing; (vi) any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any person; (vii) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); (viii) the execution and delivery of this Agreement or the public announcement of this Agreement or the Merger or the other transactions contemplated hereby, including the announcement of the identity of the Company including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors, distributors or employees of Parent and its Subsidiaries, or the performance of this Agreement and the transactions contemplated hereby; (ix) any Legal Proceeding relating to this Agreement or the transactions contemplated hereby arising out of allegations of any breach of fiduciary duty or allegations of violations of Applicable Law; (x) changes in the trading price or trading volume of Parent Class A Shares or a credit ratings downgrade or change in ratings outlook (it being understood that any underlying facts giving rise or contributing to such change or downgrade that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); or (xi) any actions or omissions taken pursuant to the written consent of the Company, taken (or omitted to be taken) by Parent or any of its Subsidiaries that are required to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Antitrust Laws for the consummation of the Merger; except in the case of clauses (i), (ii), (iii) or (iv) of this proviso, to the extent Parent or any of its Subsidiaries, taken as a whole, are materially and disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Parent or any of its Subsidiaries operate, or (b) the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permitted Distributions” means

(i)    regular quarterly distributions declared and paid in the ordinary course of business prior to the Closing on Series A Preferred Units and the Series B Preferred Units;

(ii)    a distribution on Class A Units, declared in respect of the first calendar quarter of 2019 and paid in the second calendar quarter of 2019, in an amount not in excess of $1.05 per Class A Unit;

(iii)    a distribution from a Company Subsidiary to the Oaktree Partnership per Oaktree OpCo Unit, declared in respect of the first calendar quarter of 2019 and paid in the second calendar quarter of 2019, in an amount that, when aggregated with all other such distributions from the Company’s Subsidiaries, is not in excess of $1.11; and

(iv)    if the Closing has not occurred on or prior to September 30, 2019:

(A)    quarterly distributions in respect of the third quarter of 2019 (to be paid in the fourth quarter of 2019) and each quarter thereafter, declared and paid on Class A Units, in a dollar amount per quarter not to exceed $0.67 per Class A Unit; and

(B)    quarterly distributions in respect of the third quarter of 2019 (to be paid in the fourth quarter of 2019) and each quarter thereafter, declared and paid by the Company’s Subsidiaries to the Oaktree Partnership per Oaktree OpCo Unit, in a dollar amount per quarter that, when aggregated with all other such distributions per Oaktree OpCo Unit from the Company’s Subsidiaries in respect of such quarter, does not exceed $0.74;

provided, that the distributions pursuant to this clause (iv) shall be limited to the extent such Class A Unit and Oaktree Partnership distributions require the aggregate amount distributed from the Company’s Subsidiaries in respect of Oaktree OpCo Units to exceed 85% of all distributable earnings for the fiscal quarter to which such distribution relates, determined in the ordinary course of business and in accordance with the Company’s Cash Distribution Policy described in the Company 10-K; and

provided further, that any quarterly distributions in respect of the first quarter of 2020 (to be paid in the second quarter of 2020) shall not be in a dollar amount that is less than the aggregate per Class A Unit amount or the aggregate per Oaktree Opco Unit amount, as applicable, of Incentive Income recognized during fiscal year 2019 that relates to tax distributions from Funds (if any), which for the avoidance of doubt may exceed the caps set forth in clauses (A) and (B) above, as applicable, or the first proviso above and, in such event, the quarterly distribution in respect of the first quarter of 2020 shall be capped at the per unit amount of Incentive Income recognized during fiscal year 2019 that relates to tax distributions from Funds.

“Permitted Encumbrance” means: (a) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Legal Proceedings and for which adequate reserves have been maintained on the Company Financial Statements in accordance with GAAP; (b) Encumbrances imposed by Applicable Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness and (ii) do not render title to the property encumbered thereby unmarketable; and (e) Encumbrances that do not, individually or in the aggregate, materially adversely affect the value of or the use of property for its current and anticipated purposes.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by Applicable Law, or by the Company Entities in any of their publicly posted privacy policies or contracts, all information that identifies or could be used to identify an individual person or device, whether or not such information is associated with an identifiable individual, including (a) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or application, and (c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Portfolio Companies” means any Person in which any Fund holds any direct or indirect investment. For the avoidance of doubt, a Portfolio Company may be a Subsidiary if it is controlled as described in clause (i) or (ii)

of the definition of Subsidiary by one or more Company Entities, other than if such control is through a Company Entity’s Advisory Services, including any such services for a Fund or through a Company Entity serving as general partner, managing member or in any similar capacity with respect to the management or control of a Fund.

“Privacy Laws” means any and all Applicable Laws, legal requirements and binding self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), Fair Credit Reporting Act (FCRA), Fair and Accurate Credit Transactions Act (FACTA), and any and all Applicable Laws relating to breach notification in connection with Personal Information.

“Registered Company Owned Intellectual Property” means all issued Patents, Patent applications, Trademark registrations, applications for Trademark registrations, Copyright registrations, applications for Copyright registrations and Internet domain name registrations owned, filed or applied for by or for any of the Company Entities.

“Registered Fund” means any Fund registered, or that has elected to be treated as a business development company, under the Investment Company Act. The Registered Funds as of the date of this Agreement are set forth on Section 1.01(a)(v) of the Company Disclosure Schedule. The Registered Funds subject to a Sub-advisory Relationship are set forth on Section 1.01(a)(vi) of the Company Disclosure Schedule.

“Registration Statement” means the registration statement on Form F-4 or any amendment or supplement thereto pursuant to which Parent Class A Shares issuable as the Merger Consideration will be registered with the SEC.

“Required Regulatory Filings/Approvals” means the expiration or termination of the waiting period under the HSR Act and the filings, consents, approvals, authorizations, clearances or other actions under other Applicable Laws set forth on Schedule A.

“Restricted Unit” means a Class A Unit that is outstanding and unvested as of immediately prior to the Effective Time.

“Revenue Run-Rate” means, as of any date, the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees for all Clients (including the Funds) (but excluding incentive and performance fees and net investment income) payable to a Company Entity, determined by multiplying (a) in the case of the Base Date Revenue Run-Rate, the Base Date Assets Under Management, or (b) in the case of the Closing Revenue Run-Rate, the Adjusted Assets Under Management, in either case for each such Client as of the applicable date by the applicable annual fee rate for such Client under the applicable Investment Advisory Arrangement as of the applicable date (not including any carried interest or profits interests, and net of any sub-advisory fees paid by a Company Entity to a Person that is not a Company Entity).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SellerCo Units” means a unit of equity interest in SellerCo, including any to be issued or delivered in connection with the OCGH Exchange.

“Series A Preferred Unit” means a Unit in the Company that is a Preferred Unit (as defined in the Operating Agreement) designated as a “Series A Preferred Unit” pursuant to the terms of the Operating Agreement.

“Series B Preferred Unit” means a Unit in the Company that is a Preferred Unit (as defined in the Operating Agreement) designated as a “Series B Preferred Unit” pursuant to the terms of the Operating Agreement.

“Sub-advisory Relationship” means any Contract pursuant to which a Company Entity provides sub-advisory services to any investment fund or other collective investment vehicle (including any general or limited partnership, trust, or limited liability company and whether or not dedicated to a single investor (but excluding, for the avoidance of doubt, any Company Fund)) or any account whose sponsor, principal advisor, general partner, managing member or manager is any Person who is not the Company or a Subsidiary of the Company. The Sub-advisory Relationships are set forth on Section 1.01(a)(vii) of the Company Disclosure Schedule.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner or managing member, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other organization or entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; provided, that no Fund (including a Company Fund), other than as provided in the definition of “Portfolio Company”, no Portfolio Company (or investment vehicle through which any Fund holds its interest in such Portfolio Company), or any Subsidiary of any of the foregoing, shall be deemed to be a direct or indirect Subsidiary of the Company; provided, further, that no Parent Fiduciary Entity or any Subsidiary of any of the foregoing, shall be deemed to be a direct or indirect Subsidiary of Parent.

“Tax” means all income, excise, gross receipts, ad valorem, value-added, sales, goods and services, employment, franchise, profits, gains, property, transfer, stamp, use, payroll, intangibles, or other taxes of any kind whatsoever (whether payable directly or by withholding) or other like assessment or charge in the nature of a tax imposed by a Taxing Authority (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority with respect thereto.

“Tax Receivable Agreement” means that certain Second Amended and Restated Tax Receivable Agreement dated as of March 29, 2012 by and among Oaktree Holdings, Inc., Oaktree AIF Holdings, Inc., Oaktree Capital II, L.P., Oaktree Capital Management, L.P., Oaktree Investment Holdings, L.P., Oaktree AIF Investments, L.P., and each of the limited partners of Oaktree Partnership.

“Tax Return” means any report, return, document, declaration or other information or filing (including elections, disclosures, schedules, estimates, and claims for refunds) supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents accompanying payments of estimated Taxes.

“Taxing Authority” means any Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“TRA Amendment” means an amendment to the Tax Receivable Agreement in such form as agreed pursuant to Section 8.03.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Agreements” means, collectively, this Agreement, the Support Agreement, the Restructuring Agreement, the A&R Operating Agreement, the Exchange Agreement and the TRA Amendment, including all exhibits or annexes attached hereto or thereto.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

“Triggering Event” shall be deemed to have occurred if, prior to the delivery of the Member Written Consent pursuant to Section 8.02(g): (a) the Company Board or the Special Committee shall have made an Adverse Recommendation Change; (b) the Company shall have failed to include in the Consent Solicitation Statement the recommendation of the Company Board that the Company’s Members approve and adopt this Agreement; (c) a tender or exchange offer relating to any class or series of the Company Units shall have been commenced and the Company Board fails, within ten (10) Business Days after the commencement of such tender or exchange offer, to have recommended rejection of such tender or exchange offer and to have reaffirmed its recommendation that the Company’s Members approve and adopt this Agreement; or (d) an Acquisition Proposal is publicly announced, and the Company Board fails to publicly reaffirm its recommendation that the Company’s Members approve and adopt this Agreement within ten (10) Business Days after such Acquisition Proposal is publicly announced; provided, in each case, that no communication made in accordance with the last paragraph of Section 6.02(b) shall constitute a Triggering Event.

“Willful Breach” means, with respect to any Person, a material breach of this Agreement by such Person that is a consequence of an act or omission by such Person taken with the knowledge of such Person that taking such act or failure to take such act would, or would reasonably be expected to, be a material breach of this Agreement.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.02(b)(i)
Adverse Recommendation Change	6.02(a)
Agreement	Preamble
Acquisition Proposal	6.02(d)(i)
Acquisition Transaction	6.02(d)(ii)
Book-Entry Units	2.02(b)(iii)
Cash Consideration	2.02(a)(ii)(A)
Cash Electing Class A Unit	2.02(a)(ii)(A)
Cash Electing SellerCo Unit	2.02(b)(ii)(A)
Cash Election	2.02(a)(ii)(A)
Cash Election Unit Number	2.02(a)(ii)(A)
Cash Fraction	2.02(a)(ii)(A)
Certificate	2.02(b)(iii)
Certificate of Merger	2.01(b)(ii)
CFIUS Turndown	8.01(j)
Closing	2.01(a)
Closing Date	2.01(a)
Company	Preamble
Company Advisor	4.28
Company Board	Recitals
Company Board Recommendation	Recitals
Company Board Recommendation Notice	6.02(c)(i)
Company Book-Entry Units	2.02(a)(iii)

Term	Section
Company Certificate	2.02(a)(iii)
Company Certification	4.08(a)
Company Entity Returns	4.21(a)
Company Lease	4.12(b)
Company Meeting	8.02(h)
Company Member Approval	4.02(a)
Company Reports	4.19(a)
Company Subsidiary Securities	4.07(c)
Consent Solicitation Statement	8.02(b)
D&O Insurance	7.03(a)
DDTC	1.01(b)
DOJ	8.01(d)
Effective Time	2.01(b)(ii)
Election	8.02(h)
Election Deadline	2.07(c)
Election Notice	8.02(h)
Election Record Date	2.07(a)
End Date	10.01(b)(i)
Equitable Exception	4.03
Exchange Agent	2.06(a)
Exchange Fund	2.06(a)
Excluded Class A Units	2.02(a)
Excluded SellerCo Units	2.02(b)(ii)
Form of Election	2.07(b)
Fund Board Approval	8.06(a)(ii)
Fund Report	4.16(f)(i)
Fund Shareholder Approval	8.06(a)(ii)
ICE	4.22(t)
Investor Waiver	4.04
HSR Filing	8.01(c)
Intervening Event	6.02(d)(iv)
Investment Adviser Subsidiary	4.16
Investor	8.06(a)(i)
Legal Restraint	9.01(b)
Material Contract	4.15
Member Written Consent	8.02(g)
Merger	Recitals
Mergers	Recitals
Merger Consideration	2.02(a)(ii)(B)
Merger Sub	Preamble
Negative Consent	8.06(a)(i)
Non-Electing Unit	2.07(b)
Non-Recourse Party	11.14
Notice	8.06(a)(i)
Notice Period	6.02(c)(ii)
OCMI	8.01(h)
OFAC	4.19(p)
Ordinary Examinations	4.19(h)
Original Company Meeting Date	8.02(h)
Oaktree GP	Recitals
Oaktree Partnership	Recitals

Term	Section
Parent	Preamble
Parent Certification	5.07(a)
Parent Reports	5.12(a)
Parent Organizational Documents	5.01(c)
Parties	Preamble
Plan	4.16(h)
Proxy Statement	8.02(h)
QPAM	4.16(h)
QPAM Exemption	4.16(h)
Reference Date	4.06(a)
Representatives	6.02(a)
Restructuring Agreement	Recitals
Seller MergerCo	Preamble
SellerCo	Preamble
SellerCo Book-Entry Units	2.02(b)(iii)
SellerCo Certificate	2.02(b)(iii)
SellerCo Surviving Company	2.01(c)(i)
Share Consideration	2.02(a)(ii)(B)
Share Election	2.02(a)(ii)(B)
Share Electing Class A Unit	2.02(a)(ii)(B)
Share Electing Units	2.02(a)(ii)(B)
Share Electing SellerCo Unit	2.02(b)(ii)(B)
Share Fraction	2.02(a)(ii)(B)
SDN List	4.19(p)
Self-Regulatory Organization	4.19(j)
Shortfall Number	2.02(a)(ii)(B)
Special Committee	Recitals
Specified Investor Waivers	8.06(b)
Share Election	2.02(b)
Stock Electing Class A Unit	2.02(b)
Subsequent Certificate of Merger	2.01(c)(ii)
Subsequent Effective Time	2.01(c)(ii)
Subsequent Merger	Recitals
Superior Proposal	6.02(d)(iii)
Support Agreement	Recitals
Support Agreement Failure	8.02(a)
Surviving Company	2.01(b)
Surviving SellerCo	2.01(c)(i)
Termination Fee	11.04(b)(i)(A)
TRA Amendment	Recitals
WARN	4.22(q)
Waiting Period Extension	6.01(b)(xxv)

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless expressly indicated otherwise (i) to “$” and “dollars” are to the currency of the United States, (ii) to “days” shall be to calendar days unless otherwise indicated and (iii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, with respect to the Company or IFRS, with respect to Parent. The term “or” is not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference to the “ordinary course of business” shall be deemed to reference to the “ordinary course of business consistent with past practice.”

ARTICLE 2

THE MERGERS

Section 2.01.    The Mergers.

(a)    Closing. Subject to the provisions of Article 9, the closing of the Mergers (the “Closing”) shall take place in New York City at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153 as soon as possible, but in any event no later than three (3) Business Days after the date on which the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (such date of Closing, the “Closing Date”).

(b)    The Merger

(i)    At the Effective Time, the Merger shall be effected pursuant to which Merger Sub will be merged with and into the Company in accordance with the DLLCA, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving company (the “Surviving Company”).

(ii)    At the Closing, the Company shall file a certificate of merger with the Delaware Secretary of State (the “Certificate of Merger”) and the Company and Merger Sub shall make all other filings or recordings required by the DLLCA in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger with respect to the Merger is duly filed with the Delaware Secretary of State (or at such other time as may be specified in such certificate of merger).

(iii)    From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DLLCA.

(c)    The Subsequent Merger

(i)    At the Subsequent Effective Time, the Subsequent Merger shall be effected pursuant to which SellerCo will be merged with and into Seller MergerCo in accordance with the DLLCA, whereupon the separate existence of SellerCo shall cease, and Seller MergerCo shall be the surviving company (the “SellerCo Surviving Company”).

(ii)    Immediately following the consummation of the Merger, Seller MergerCo shall file a certificate of merger with the Delaware Secretary of State (the “Subsequent Certificate of Merger”) and SellerCo and Seller MergerCo shall make all other filings or recordings required by the DLLCA in connection with the Subsequent Merger. The Subsequent Merger shall become effective at such time (the “Subsequent Effective Time”) as the certificate of merger with respect to the Subsequent Merger is duly filed with the Delaware Secretary of State (or at such other time as may be specified in such certificate of merger; provided that the Subsequent Effective Time shall occur after the Effective Time).

(iii)    From and after the Subsequent Effective Time, the Surviving SellerCo shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of SellerCo and Seller MergerCo, all as provided under the DLLCA.

Section 2.02.    Effect of the Mergers on Equity Interests of the Constituent Entities.

(a)    The Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(i)    All Class A Units that are owned, directly or indirectly, by the Company (including Class A Units held in treasury or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii)    Subject to Section 2.03 and Section 2.04, each Class A Unit issued and outstanding immediately prior to the Effective Time (other than Restricted Units, the treatment of which shall be governed by Section 2.09, and Class A Units to be canceled in accordance with Section 2.02 (a)(i), together, the “Excluded Class A Units”) shall be automatically converted into the right to receive the following consideration on a per unit basis, without interest:

(A)    each Class A Unit with respect to which an election to receive cash (a “Cash Election”) has been effectively made (or deemed made) and not revoked pursuant to Section 2.07 (each, a “Cash Electing Class A Unit”) shall be converted into the right to receive $49.00 in cash (the “Cash Consideration”); provided, however, that if the number of Cash Electing Class A Units together with the number of Cash Electing SellerCo Units (collectively, the “Cash Electing Unit Number”) exceeds the Maximum Cash Unit Number, then each Cash Electing Class A Unit shall be converted into a right to receive (A) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (I) the Cash Consideration and (II) a fraction, the numerator of which shall be the Maximum Cash Unit Number and the denominator of which shall be the Cash Electing Unit Number (such fraction being the “Cash Fraction”) and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class A Shares (rounded to four decimal places) equal to the product of (I) the Exchange Ratio and (II) one (1) minus the Cash Fraction;

(B)    each Class A Unit with respect to which an election to receive share consideration (a “Share Election”) has been effectively made (or deemed to be made) and not revoked pursuant to Section 2.07 (each, a “Share Electing Class A Unit” and together with the Share Electing SellerCo Units, the “Share Electing Units”) shall be converted into a number of validly issued, fully paid and nonassessable Parent Class A Shares equal to the Exchange Ratio, together with any dividends or distributions thereon payable pursuant to Section 2.06(b)(i) (the “Share Consideration” and, together with the Cash Consideration, the “Merger Consideration”); provided, however, that if the Maximum Cash Unit Number exceeds the Cash Electing Unit Number (the amount of such excess, the “Shortfall Number”), then each Share Electing Class A Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (I) the Cash Consideration and (II) a fraction, the numerator of which shall be the Shortfall Number and the denominator of which is the number of Share Electing Units (such fraction being the “Share Fraction”)

and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class A Shares equal to the product (rounded to four decimal places) of (I) the Exchange Ratio and (II) one (1) minus the Share Fraction; and

(iii)    Class A Units converted into the right to receive the Merger Consideration pursuant to this Section 2.02 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such Class A Unit (a “Company Certificate”) or (ii) Class A Units held in book-entry form (“Company Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive, without interest, the Merger Consideration (including the right to receive, pursuant to Section 2.04, cash in lieu of fractional shares and dividends or distributions pursuant to Section 2.06, if any), subject to compliance with the procedures set forth in Section 2.06;

(iv)    Each Class B Unit, Series A Preferred Unit and Series B Preferred Unit issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger and shall remain issued and outstanding immediately following the Effective Time; and

(v)    All of the limited liability company interests of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an aggregate number of Class A units of the Surviving Company that is equal to the aggregate number of Class A Units outstanding immediately prior to the Effective Time plus the aggregate number of SellerCo Units outstanding immediately prior to the Subsequent Effective Time.

(b)    The Subsequent Merger. At the Subsequent Effective Time, by virtue of the Subsequent Merger and without any action on the part of the Parties or any holder of any securities of SellerCo or Seller MergerCo:

(i)    All SellerCo Units that are owned, directly or indirectly, by SellerCo (including SellerCo Units held in treasury or otherwise) or Seller MergerCo immediately prior to the Subsequent Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii)    Subject to Section 2.03 and Section 2.04, each SellerCo Unit issued and outstanding immediately prior to the Subsequent Effective Time (other than SellerCo Units to be canceled in accordance with Section 2.02(b)(i), the “Excluded SellerCo Units”) shall be automatically converted into the right to receive the following consideration on a per unit basis, without interest:

(A)    each SellerCo Unit with respect to which a Cash Election has been effectively made (or deemed made) and not revoked pursuant to Section 2.07 (each, a “Cash Electing SellerCo Unit”) shall be converted into the right to receive the Cash Consideration; provided, however, that if the Cash Electing Unit Number exceeds the Maximum Cash Unit Number, then each Cash Electing SellerCo Unit shall be converted into a right to receive (A) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (I) the Cash Consideration and (II) the Cash Fraction and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class A Shares (rounded to four decimal places) equal to the product of (I) the Exchange Ratio and (II) one (1) minus the Cash Fraction;

(B)    each SellerCo Unit with respect to which a Share Election has been effectively made (or deemed to be made) and not revoked pursuant to Section 2.07 (each, a “Share Electing SellerCo Unit”) shall be converted into the Share Consideration; provided, however, that if the Shortfall Number is a positive number, then each Share Electing SellerCo Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (I) the Cash Consideration and (II) the Share Fraction and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class A Shares equal to the product (rounded to four decimal places) of (I) the Exchange Ratio and (II) one (1) minus the Share Fraction; and

(iii)    All SellerCo Units converted into the right to receive the Merger Consideration pursuant to this Section 2.02 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Subsequent Effective Time represented any such SellerCo Unit (a “SellerCo

Certificate”, and the SellerCo Certificates, together with the Company Certificates, each a “Certificate”) or (ii) SellerCo Units held in book-entry form (“SellerCo Book-Entry Units”, and together with the Company Book-Entry Units, the “Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive, without interest, the Merger Consideration (including the right to receive, pursuant to Section 2.04, cash in lieu of fractional shares and dividends or distributions pursuant to Section 2.06, if any), subject to compliance with the procedures set forth in Section 2.06; and

(iv)    All of the limited liability company interests of Seller MergerCo outstanding immediately prior to the Subsequent Effective Time shall be unaffected in the Subsequent Merger and shall continue to be issued and outstanding immediately following the Subsequent Effective Time.

Section 2.03.    Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, but without duplication of any adjustment already accounted for pursuant to this Agreement, from the date of this Agreement until the earlier of (a) the Effective Time or Subsequent Effective Time (as the case may be) and (b) any termination of this Agreement in accordance with Section 10.01, if the outstanding Parent Class A Shares, the outstanding Class A Units or the outstanding SellerCo Units (or the securities convertible into or exercisable for Parent Class A Shares, Class A Units or SellerCo Units) shall have been changed into a different number of shares or units or a different class by reason of any reclassification, stock or unit split (including a reverse stock or unit split), recapitalization, split-up, combination, exchange of shares or units, readjustment, or other similar transaction, or a stock or similar dividend or distribution thereon, shall be declared with a record date within said period, then the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Class A Units and SellerCo Units, as the case may be, the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.03 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.04.    No Fractional Shares. Notwithstanding anything in this Article 2 to the contrary, no certificates or scrip representing fractional Parent Class A Shares shall be issued upon the conversion of Class A Units or SellerCo Units pursuant to Section 2.02 or Section 2.09, and such fractional share interests shall not entitle the holder thereof to vote or to any rights of a holder of Parent Class A Shares. In lieu of any such fractional shares, each holder of Class A Units or SellerCo Units who would (aggregating all Class A Units and SellerCo Units held by such Person) otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of fractional Parent Class A Shares to which such holder is entitled under Section 2.02 (or would be entitled but for this Section 2.04) and (ii) an amount equal to the Closing Volume-Weighted Average Price. The amount of cash, if any, to be paid to holders of Class A Units and SellerCo Units in lieu of any fractional share interests in Parent Class A Shares shall be paid by the Exchange Agent, without interest, to the holders of Class A Units and SellerCo Units entitled to receive such cash at the time of payment of the other Merger Consideration to which such holders are entitled.

Section 2.05.    No Appraisal Rights. The Parties acknowledge and agree that the holders of Company Units are not entitled to any dissenters’ rights as a result of the Merger under Section 11.3(e) of the Operating Agreement and the DLLCA, and that the holders of SellerCo Units are not entitled to any dissenters’ rights as a result of the Subsequent Merger under the DLLCA.

Section 2.06.    Exchange of Units. (a) Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”). Prior to the Effective Time, Parent shall deliver an irrevocable direction to Parent’s transfer agent to issue and deposit to the Exchange Agent at the Effective Time, in trust for the benefit of the holders of Class A Units as of immediately prior to the Effective Time (other than Restricted Units, the treatment of which shall be governed by Section 2.09 and shall not be subject to this Section 2.06), and for the benefit of the holders of SellerCo Units as of immediately prior to the Subsequent

Effective Time, for exchange in accordance with this Article 2, through the Exchange Agent, a number of Parent Class A Shares issuable (whether represented in certificated or non-certificated direct registration form) pursuant to Section 2.02(a)(ii) in exchange for Class A Units outstanding at the Effective Time and pursuant to Section 2.02(b)(ii) in exchange for SellerCo Units outstanding at the Subsequent Effective Time. Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Class A Units as of immediately prior to the Effective Time and the holders of SellerCo Units as of immediately prior to the Subsequent Effective Time, an amount of cash equal to the amount required to pay the aggregate Cash Consideration and cash in lieu of fractional shares in accordance with Section 2.04 (such Parent Class A Shares and cash provided to the Exchange Agent under this Section 2.06(a), the “Exchange Fund”). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Sections 2.02(a)(ii) and 2.02(b)(ii) and any cash in lieu of fractional shares as provided in Section 2.04 out of the Exchange Fund. Except as provided in Section 2.06(g), the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures.

(i)    Certificates. Parent shall cause the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) Business Day following the Closing Date, to each former holder of record of a Class A Unit or SellerCo Unit represented by a Certificate converted into the right to receive the Merger Consideration pursuant to Section 2.02, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration; provided, however, that, notwithstanding the foregoing, Parent shall use commercially reasonable efforts to cause the Exchange Agent to provide such materials to the limited partners of Oaktree Partnership participating in the OCGH Exchange at least five (5) Business Days prior to the expected Closing Date. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the customary instructions thereto, the former holder of such Class A Units or SellerCo Units represented by such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof, the Merger Consideration multiplied by the number of Class A Units or SellerCo Units previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Class A Units or SellerCo Units that is not registered in the transfer records of the Company or SellerCo, respectively, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. Upon the surrender of any such Certificates in accordance with this Section 2.06(b)(i), Parent shall deposit with the Exchange Agent the cash, securities or other property to be paid in respect of such Certificates in connection with any dividends or distributions with a record date after the Effective Time on the Parent Class A Shares and shall cause the Exchange Agent to pay and deliver to the former holder of the Class A Units represented by such Certificate the amounts and other property deposited with the Exchange Agent in respect of the Parent Class A Shares to be issued to such Person.

(ii)    Book-Entry Units. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Units shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one or more Book-Entry Units whose Class A Units or SellerCo Units were converted into the right to receive the Merger Consideration pursuant to Section 2.02 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time (and in any event within two (2) Business Days), the Merger Consideration multiplied by the number of Class A Units or SellerCo Units, as the case may be, previously represented by such Book-Entry Units, and the Book-Entry Units of such holder shall forthwith be canceled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Units. To the extent any Parent Class A Shares are deliverable to any holder under this clause (ii), such shares shall be deemed issued to such holder on the Closing Date and, consequently, the holder of such shares shall be entitled to any dividends or distributions with respect to Parent Class A Shares with a record date after the Effective Time in the same manner as other holders of Parent Class A Shares.

(c)    The Merger Consideration issued and paid in accordance with the terms of this Article 2 upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Units) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Class A Units or SellerCo Units, as the case may be. After the Effective Time, there shall be no further registration of transfers on the unit transfer books of the Surviving Company of Class A Units that were outstanding immediately prior to the Effective Time. After the Subsequent Effective Time, there shall be no further registration of transfers on the unit transfer books of the Surviving SellerCo of SellerCo Units that were outstanding immediately prior to the Subsequent Effective Time. If, after the Effective Time, any Certificates formerly representing Class A Units or SellerCo Units are presented to Parent, the Surviving Company, the Surviving SellerCo or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(d)    Any portion of the Exchange Fund that remains undistributed to the former holders of Class A Units or SellerCo Units for one year after the Effective Time shall be delivered to the Surviving Company or the Surviving SellerCo, respectively, upon demand, and any former holder of Class A Units or SellerCo Units who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company or the Surviving SellerCo, respectively, for payment of its claim for the Merger Consideration.

(e)    None of Parent, Merger Sub, the Company, the Surviving Company, SellerCo, Seller MergerCo, the Surviving SellerCo or the Exchange Agent shall be liable to any Person in respect of any Parent Class A Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. Any Merger Consideration remaining unclaimed by former holders of Class A Units or SellerCo Units immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by Applicable Law, become the property of the Surviving Company or the Surviving SellerCo, respectively, free and clear of any claims or interest of any Person previously entitled thereto.

(f)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be against it or the Surviving Company or the Surviving SellerCo (as the case may be) with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration had such lost, stolen or destroyed Certificate been surrendered as provided in this Article 2.

(g)    The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Class A Units or SellerCo Units. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Class A Units and SellerCo Units; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Class A Units or SellerCo Units pursuant to this Article 2. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

Section 2.07.    Cash and Share Election.

(a)    Each Person who, as of the close of the fifth (5th) Business Day prior to the filing of the Registration Statement (the “Election Record Date”), is a record holder of Class A Units (other than Restricted Units) or is an Exchanging Oaktree Partnership Holder shall be entitled to specify the number of such holder’s Class A Units or SellerCo Units with respect to which such holder makes a Cash Election or a Share Election.

(b)    Parent shall prepare and file as an exhibit to the Registration Statement, a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. Not less than twenty (20) days prior to the Election Deadline, the Exchange Agent shall mail the Form of Election to all Persons who are record holders of Class A Units or who are Exchanging Oaktree Partnership Holders, in each case, as of the Election Record Date. The Form of Election shall be used by each such record holder of Class A Units (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) or Exchanging Oaktree Partnership Holders to elect either a Cash Election or a Share Election as to each such Class A Unit or SellerCo Unit held (or following the OCGH Exchange to be held) by such holder, respectively. In the event that a holder fails to make a Cash Election or a Share Election with respect to any Class A Units or SellerCo Units that are (or following the OCGH Exchange will be) held or beneficially owned by such holder by the Election Deadline (each such Class A Unit or SellerCo Unit, a “Non-Electing Unit”), then such holder shall be deemed to have made a Cash Election with respect to 50% of such Person’s Class A Units or SellerCo Units (as the case may be) (rounded up to the nearest whole Class A Unit or SellerCo Unit, as applicable) and a Share Election with respect to the other 50% of such Person’s Class A Units or SellerCo Units (as the case may be) (rounded down to the nearest whole Class A Unit or SellerCo Unit, as applicable). The Exchange Agent shall use its reasonable best efforts to make the Form of Election available to all Persons who become record holders of Class A Unit(s) or who become an Exchanging Oaktree Partnership Holder, in either case, during the period between the Election Record Date and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein and as specified in any agreement with the Exchange Agent.

(c)    Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York City time, on the date that is three (3) Business Days preceding the Closing Date (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by any additional documents required by the procedures set forth in the Form of Election. After a Cash Election or a Share Election is validly made with respect to any Class A Units, no further registration of transfers of such Class A Units shall be made on the unit transfer books of the Company, unless and until such Cash Election or Share Election is properly revoked in accordance with Section 2.07(e), and any subsequent transfer of Class A Units as to which such election related shall automatically revoke such election. After a Cash Election or a Share Election is validly made with respect to any SellerCo Units, except for transfers contemplated by the OCGH Exchange, no further registration of transfers of such SellerCo Units shall be made on the unit transfer books of the issuer thereof, unless and until such Cash Election or Share Election is properly revoked in accordance with Section 2.07(e), and, except for transfers contemplated by the OCGH Exchange, any subsequent transfer of SellerCo Units as to which such election related shall automatically revoke such election.

(d)    Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e)    Any Cash Election or Share Election may be revoked with respect to all or a portion of the Class A Units or SellerCo Units subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. If a Cash Election or a Share Election is revoked, the Class A Units or SellerCo Units as to which such election previously applied shall be treated as Non-Electing Units in accordance with Section 2.07(b) unless a contrary election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.07(c). The accounts of holders of Book-Entry Units will not be credited at the Depository Trust Company, unless the holder so requests.

(f)    The reasonable good faith determination of the Exchange Agent (or the reasonable good faith determination of Parent, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Share Elections shall have been properly made or revoked pursuant to this Section 2.07, as to when Cash Elections, Share Elections and revocations were received by the Exchange Agent and to disregard immaterial defects in the completed Forms of Election. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a completed Form of Election. The Exchange Agent (or Parent, in the event that the Exchange Agent declines to make the following computations) shall also make all computations contemplated by Sections 2.02(a)(ii) and 2.02(b)(ii), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Company), make any rules as are consistent with this Section 2.07 for the implementation of the Cash Elections and Share Elections provided for in this Agreement as shall be necessary or desirable to administer these Cash Elections and Share Elections.

Section 2.08.    Further Assurances.

(a)    If, at any time after the Effective Time, the Surviving Company shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

(b)    If, at any time after the Subsequent Effective Time, the Surviving SellerCo shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving SellerCo its right, title or interest in, to or under any of the rights, properties or assets of either SellerCo or Seller MergerCo acquired or to be acquired by the Surviving SellerCo as a result of, or in connection with, the Subsequent Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving SellerCo shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving SellerCo or otherwise to carry out this Agreement.

Section 2.09.    Treatment of Restricted Units.

(a)    Immediately prior to the Effective Time, each Restricted Unit shall automatically be converted into a common unit of Oaktree Partnership having the same terms and conditions (including vesting) that applied to the Restricted Unit from which such common unit was converted, except as otherwise modified by the organizational documents of the Oaktree Partnership. For the avoidance of doubt, Section 2.07 shall not apply to Restricted Units.

(b)    At or prior to the Effective Time, the Company, the Company Board, and, if applicable, a committee thereof, as applicable, shall adopt any resolutions and take any actions (including obtaining all consents) that are necessary or required in accordance with Applicable Law and contract to effectuate the treatment of Restricted Units set forth in Section 2.09(a).

Section 2.10.    Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Company, the Surviving Company, Seller MergerCo, the Surviving SellerCo and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under Applicable Law. If the Exchange Agent, the Company, the Surviving Company, Seller MergerCo, the Surviving SellerCo or Parent, as the case may be, so withholds and remits amounts to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Exchange Agent, the Company, the Surviving Company, Seller MergerCo, the Surviving SellerCo or Parent, as the case may be, made such deduction and withholding. As soon as reasonably practicable, prior to making any deduction or withholding pursuant to this Section 2.10 with respect to a payment of Merger Consideration, the Exchange Agent, the Company, the Surviving Company, Seller MergerCo, the Surviving SellerCo or Parent, as the case may be, shall provide written notice to the Company of any anticipated deduction or withholding (together with the legal basis therefor) and shall reasonably cooperate in good faith to reduce or eliminate any amounts that would otherwise be deducted or withheld. Any deductions or withholdings made from the Merger Consideration payable pursuant to Section 2.02(a)(ii) or Section 2.02(b)(ii) shall be made first from the Cash Consideration (it being understood, for the avoidance of doubt, that the amount of any deduction or withholding shall not be limited to the amount of the Cash Consideration).

ARTICLE 3

ORGANIZATIONAL MATTERS OF THE SURVIVING ENTITIES

Section 3.01.    Certificate of Formation of the Surviving Company. At the Effective Time, the certificate of formation of the Company as in effect immediately prior to the Merger shall be the certificate of formation of the Surviving Company.

Section 3.02.    Limited Liability Company Agreement of the Surviving Company. At the Effective Time, the A&R Operating Agreement shall be the limited liability company agreement of the Surviving Company.

Section 3.03.    Directors and Officers of the Surviving Company. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) subject to Section 8.04, the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Company and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company.

Section 3.04.    Certificate of Formation of the Surviving SellerCo. At the Subsequent Effective Time, the certificate of formation of Seller MergerCo as in effect immediately prior to the Subsequent Merger shall be the certificate of formation of the Surviving SellerCo.

Section 3.05.    Limited Liability Company Agreement of the Surviving SellerCo. At the Subsequent Effective Time, the limited liability company agreement of Seller MergerCo shall be the limited liability company agreement of the Surviving SellerCo.

Section 3.06.    Officers of the Surviving SellerCo. From and after the Subsequent Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the officers of Seller MergerCo immediately prior to the Subsequent Effective Time shall be the officers of the Surviving SellerCo.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, SellerCo and Seller MergerCo, jointly and severally represent and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 4 is subject to: (a) the exceptions and disclosures set forth in the Company Disclosure Schedule as contemplated by Section 11.05; and (b) disclosure in any Company SEC Document filed on or furnished after December 31, 2017 and at least two (2) Business Days before the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures included in any “forward-looking statements” disclaimer or other statements to the extent they are similarly non-specific and predictive or forward-looking in nature)):

Section 4.01.    Corporate Existence and Power. (a) Each of the Company Entities, SellerCo and Seller MergerCo (i) is a legal entity duly organized, validly existing and, to the extent the concept is applicable to the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation and (ii) has all necessary corporate, trust, company or partnership power and authority to: (A) conduct its business in the manner in which its business is currently being conducted; (B) own and use its assets in the manner in which its assets are currently owned and used; and (C) perform its obligations under all Contracts by which it is bound, in each case, except (in the case of clause (i) only as to the Company’s Subsidiaries) and clause (ii) (in all cases), where the failure to be so organized, validly existing or in good standing or have such power and authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    Each of the Company Entities, SellerCo and Seller MergerCo is qualified to do business as a foreign corporation, limited liability company, partnership or other entity (as the case may be) and, to the extent the concept is applicable to the relevant jurisdiction, is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    None of the Company Entities has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution in excess of $50,000,000 to any other Entity, including any Fund. None of the Company Entities has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity other than (i) Subsidiaries of the Company or (ii) serving as general partner of any Fund.

(d)    The Company has Made Available to Parent accurate and complete copies of the Company Organizational Documents and the organizational documents of each Subsidiary of the Company, in each case, including all amendments thereto. Neither the Company, SellerCo nor Seller MergerCo is in violation of the Company Organizational Documents in any material respect.

Section 4.02.    Corporate Authorization.

(a)    The execution, delivery and performance by the Company, SellerCo and Seller MergerCo of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Company, SellerCo and Seller MergerCo of the transactions contemplated hereby and thereby, are within their limited liability company power and have been duly authorized by all necessary action on the part of the Company, SellerCo and Seller MergerCo subject to obtaining the Company Member Approval (as defined below) and the filing of the Certificate of Merger and Subsequent Certificate of Merger with the Secretary of the State of Delaware, and no other action on the part of the Company, SellerCo and Seller MergerCo is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company, SellerCo and Seller MergerCo of the transactions contemplated hereby and thereby. The adoption of this Agreement by a majority of the voting interests represented by the outstanding Class A Units and Class B Units, voting together as a single class, at a meeting of the Members or by written consent of holders of Class A Units and Class B Units representing a majority of the voting interests of the Class A Units and Class B Units, voting together as a single class, in lieu of a meeting, is the only vote of the holders of any of the Company Units necessary in connection with the consummation of the Merger and the other Contemplated Transactions (the “Company Member Approval”). As of the date hereof, the

Oaktree Partnership collectively holds, in the aggregate, at least 13,000 Class A Units and at least 85,398,460 Class B Units. Upon the effectiveness of the Member Written Consent by Oaktree Partnership in accordance with Section 8.02(g), the Company Member Approval shall have been obtained unless there has been an Adverse Recommendation Change.

(b)    The Special Committee at a meeting duly called and held, by the unanimous vote of all of its members, (i) declared this Agreement and the Merger advisable, fair to, and in the best interests of the Company and the Members of the Company holding Class A Units (other than Parent, Merger Sub and their respective Affiliates, Oaktree Partnership, such Members who are also equity holders of Oaktree Partnership and holders of Restricted Units), (ii) recommended that the Company Board adopt resolutions approving the Merger and declaring that this Agreement and the Merger are advisable, fair to, and in the best interests of the Company and the Members of the Company holding Class A Units (other than Parent, Merger Sub and their respective Affiliates, Oaktree Partnership, such Members who are also equity holders of Oaktree Partnership and holders of Restricted Units), and (iii) recommended that (A) this Agreement be submitted by the Company Board to the Members of the Company for approval and (B) the Company Board recommend that the Members of the Company holding Class A Units (other than Parent, Merger Sub and their respective Affiliates, Oaktree Partnership, such Members who are also equity holders of Oaktree Partnership and holders of Restricted Units) adopt this Agreement.

(c)    As of the date of this Agreement, the Company Board, at a meeting duly called and held, acting upon the recommendation of the Special Committee, has, by the unanimous vote of all of the directors (including, for the avoidance of doubt, all of the Outside Directors (as defined in the Operating Agreement)), (i) determined that it is advisable, fair to, and in the best interests of, the Company and its Members that the Company enter into this Agreement, (ii) adopted, approved and declared advisable this Agreement, the other Transaction Agreements, and the Contemplated Transactions, including the Merger, and all other actions or matters necessary or appropriate to give effect to the foregoing, (iii) subject to Section 6.02, resolved to make the Company Board Recommendation and (iv) resolved that the adoption of this Agreement and the approval of the Merger and other Contemplated Transactions be submitted for consideration by the Members.

Section 4.03.    Binding Nature of Agreement. This Agreement and the other Transaction Agreements to which the Company, SellerCo or Seller MergerCo is (or will be) a party have been (or will be) duly executed and delivered by them, and, assuming due execution and delivery by the other parties thereto, constitute (or will constitute) the legal, valid and binding obligation of the Company, SellerCo and Seller MergerCo, enforceable against them in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Equitable Exception”).

Section 4.04.    Consents and Approvals. No Consent from, filing with or notification to, any Governmental Authority, is required to be obtained or made by any Company Entity in connection with the execution and delivery of this Agreement and each other Transaction Agreement by the Company, SellerCo or Seller MergerCo or the performance by them of their respective obligations hereunder (including the consummation of the Mergers) and thereunder, except for: (a) the filing of the Notification and Report Form under the HSR Act and any filings or notifications required under any other Required Regulatory Filings/Approvals; (b) applicable requirements of the 1934 Act and as may be required under applicable state securities or “blue sky” Applicable Law of the United States; (c) the filing of the Certificate of Merger and the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware; (d) the filing with the SEC of the Registration Statement; (e) the filing of the CFIUS Notice and the receipt of the CFIUS Clearance; (f) satisfaction of any ITAR Pre-Notification Requirement; and (g) the filing to be made with FINRA regarding the change of ownership of OCMI and the notice filings with the states in which OCMI is registered and doing business; and (h) any Consents, filings or notifications, which if not obtained or made, would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

Section 4.05.    Non-contravention. The execution, delivery and performance by the Company, SellerCo and Seller MergerCo of this Agreement and each other Transaction Agreement to which they are contemplated to be a party (including the consummation of the Merger and the Subsequent Merger) do not and will not (whether with due notice or lapse of time or both), directly or indirectly, (i) violate, conflict with or result in a breach of any provision of any Company Organizational Document, the organizational governing documents of any of the Company’s Subsidiaries, SellerCo or Seller MergerCo or the Fund Documents in respect of any Company Funds, or, to the Knowledge of the Company, in respect of any Non-Controlled Funds, subject, in the case of any of such Company Funds or Non-Controlled Funds, to the procurement of any Advisers Act Consent, Investment Company Act Consent or Investor Waiver, (ii) subject to compliance with the requirements set forth in Section 4.04 and, in the case of the consummation of the Merger, obtaining the Company Member Approval (as defined above), violate any provision of any Applicable Law with respect to the Company or any Subsidiary thereof, (iii) violate, conflict with, result in any breach of or any loss of benefit under, constitute a change of control or default under, or result in or give to others any rights of termination, modification, amendment, vesting or cancelation of or under, acceleration, revocation or suspension of any Material Contract, or (iv) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrances) upon any of the assets, properties or rights of the Company, except, in the case of each of clauses “(ii)” through “(iv)” above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06.    Capitalization.

(a)    As of March 12, 2019 (the “Reference Date”), the authorized equity interest of the Company consists of: (i) an unlimited number of Class A Units, of which 71,482,075 units, inclusive of Restricted Units, have been issued and are outstanding; (ii) an unlimited number of Class B Units, of which 85,398,460 units have been issued and are outstanding; (iii) an unlimited number of Series A Preferred Units, of which 7,200,000 units have been issued and are outstanding; (iv) an unlimited number of Series B Preferred Units, of which 9,400,000 units have been issued and are outstanding; and (v) Restricted Units, of which 1,829,134 units have been issued and are outstanding.

(b)    As of the Reference Date, the number of Restricted Units outstanding and the vesting schedule of all Restricted Units is set forth on Section 4.06(b) of the Company Disclosure Schedule. The Company does not hold any Company Units in its treasury, and none of the Subsidiaries of the Company hold any Company Units.

(c)    All of the outstanding Company Units have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding Company Units is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding Company Units is subject to any right of first refusal in favor of the Company. As of the date hereof, other than the Support Agreement, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Units other than any Company Contract in connection with grants of Company Units pursuant to the Company Equity Incentive Plans. Other than the Existing Exchange Agreement, the Exchange Agreement, the Company Organizational Documents, the Oaktree Partnership Agreement and the Note Purchase Agreements, none of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Units or other securities.

(d)    Other than the Exchange Agreement, the Company Organizational Documents and the Company Equity Incentive Plans, as of the date of this Agreement, there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right to which the Company is a party (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Entities; (ii) outstanding security, instrument or obligation to which the Company is a party that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Entities; or (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract to which any Company Entity is a party under which any of the Company Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company.

(e)    The Company has Made Available to Parent accurate and complete copies of all forms of award agreements under the Company Equity Incentive Plans.

(f)    All outstanding Company Units, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Company Entities have been issued and granted in compliance in all material respects with: (i) all Applicable Laws relating to securities, the Code and all other Applicable Law; and (ii) all requirements set forth in applicable Contracts and the applicable Company Employee Plan.

(g)    There are no bonds, debentures, notes or other indebtedness or similar instruments of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Units may vote.

Section 4.07.    Subsidiaries.

(a)    Section 4.07(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of (i) each Subsidiary of the Company, (ii) its place and form of organization and (iii) the owner(s) of its capital stock, membership interests or other ownership interests, as applicable, to the extent such owner is not the Company or another wholly-owned Subsidiary of the Company, together with the amount and/or percentage of ownership interests owned by each such Person. As of the date hereof, the Company does not, directly or indirectly, own or hold any capital stock, membership interests or other ownership interests in any other Person other than (x) the Company’s Subsidiaries, (y) Portfolio Companies or Funds (including any Entity whose interests are held directly or indirectly by a Portfolio Company or Fund) or (z) the Persons set forth on Section 4.07(a) of the Company Disclosure Schedule.

(b)    All of the outstanding shares of capital stock, or membership interests or other ownership interests, of each Subsidiary of the Company, as applicable, are validly issued, fully paid and non-assessable and free of preemptive rights. Such shares, membership interests or other equity interests are owned beneficially and of record by the Company or a Subsidiary of the Company, in either case, who has valid title thereto, in each case, free and clear of any Encumbrances other than Permitted Encumbrances and restrictions imposed by securities Applicable Law or pursuant to the Company Organizational Documents.

(c)    As of the date hereof, neither the Company nor any Subsidiary thereof has outstanding (pursuant to any Contract to which a Company Entity is a party): (i) any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, (ii) any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any warrants, calls, repurchase rights, voting rights, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, or any shares or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, or (iii) any share appreciation rights, performance shares, contingent value rights, “phantom” share or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company (the items in clauses “(i)”, “(ii)” and “(iii)” immediately above, together with any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, being referred to herein collectively as the “Company Subsidiary Securities”).

(d)    None of the Company Entities is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, to grant any Person a right to subscribe for or acquire, or to register under the 1933 Act, any Company Subsidiary Securities, except pursuant to the Exchange Agreement.

(e)    Since the Latest Balance Sheet Date, none of the Company Entities has declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, shares or otherwise) in respect of any shares of capital stock, repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than (i) Permitted Distributions, (ii) dividends or other distributions by a Company Entity to another Company Entity wholly-owned by one or more other Company Entities, (iii) the withholding of equity securities to satisfy Tax obligations with respect to the vesting or settlement of awards under the Company Employee Plans or (iv) the forfeiture by certain employees of unvested awards under the Company Employee Plans in connection with the end of such employee’s employment).

Section 4.08.    SEC Filings; Financial Statements. (a) The Company has Made Available to Parent all material written correspondence between any of the Company Entities on the one hand, and the SEC on the other hand, since December 31, 2016. All Company SEC Documents required to have been filed or furnished by the Company or its officers with the SEC since December 31, 2016 have been so filed or furnished on a timely basis, including any certification or statement required by: (i) Rule 13a-14 or Rule 15d-14 under the 1934 Act (and Section 302 of the Sarbanes-Oxley Act); (ii) Section 906 of the Sarbanes-Oxley Act; and (iii) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents filed on or after December 31, 2016 (collectively, the “Company Certifications”). Each of the Company Certifications was accurate and complete, and complied as to form and content with all Applicable Law at the time such Company Certification was made. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of any Company SEC Document that is a registration statement filed pursuant to the requirements of the 1933 Act, as of the effective date of such Company SEC Document): (A) each Company SEC Document complied in all material respects with the applicable requirements of the 1933 Act or the 1934 Act (as the case may be); and (B) no Company SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company Entities’ properties or assets. The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) sufficient to ensure that all material information concerning the Company Entities is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and otherwise ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the Company Certifications.

(c)    The financial statements (including any related notes) contained in the Company SEC Documents filed on or after December 31, 2016, including the Company Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except (A) as may be indicated therein or in the notes thereto, (B) with respect to unaudited statements, as permitted by the SEC, and (C) in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and the absence of notes thereto); and (iii) fairly present (in accordance with GAAP) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.

(d)    None of the Company Entities is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among any Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the 1933 Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company Entities in the Company Entities’ published financial statements or any of the Company SEC Documents.

(e)    Since December 31, 2016 through the date hereof, none of the Company Entities, the Company’s independent accountants (to the Knowledge of the Company), or the board of directors or audit committee of the board of directors of any Company Entity, or any officer of any Company Entity, has received: (i) any written notification of any: (A) “significant deficiency” in the internal controls over financial reporting of any of the Company Entities; (B) “material weakness” in the internal controls over financial reporting of any of the Company Entities; or (C) fraud, whether or not material, that involves management or other employees of any of the Company Entities who have a significant role in the internal controls over financial reporting of the applicable Company Entity; or (ii) any material complaint, allegation, assertion or claim alleging, asserting or claiming that the accounting or auditing practices, procedures, methodologies or methods of any of the Company Entities or their respective internal accounting controls fail to comply with generally accepted accounting principles, generally accepted auditing standards or Applicable Law. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.

Section 4.09.    No Dissenting Rights. No dissenting rights or rights to appraisals under the Operating Agreement or Applicable Law are available to any holders of Company Units as a result of the Merger and the other Contemplated Transactions.

Section 4.10.    Absence of Certain Changes. Except in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions, since the Latest Balance Sheet Date through the date of this Agreement:

(a)    there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)    none of the Company Entities has taken any action that, if taken after the date hereof without the consent of Parent, would constitute a violation of Section 6.01(b) (other than Section 6.01(b)(xxi)); and

(c)    no executive officer, chief investment officer, Company Associate with a title of Portfolio Manager or higher or who is otherwise identified by name as a “key person” under any Fund Documents for a closed-end Fund that is in its investment period has as of the date hereof given oral (to the Knowledge of the Company) or written notice to any Company Entity that such Company Associate intends to terminate his or her service, and, to the Knowledge of the Company, as of the date hereof there are no proceedings or investigations pending or threatened by any Governmental Authority with respect to any Company Associate with a title of Portfolio Manager or higher or who is otherwise identified by name as a “key person” under any Fund Documents for a closed-end Fund that is in its investment period which would reasonably be expected to result in his or her debarment.

Section 4.11.    Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Entities own, and have good and valid title to, or a valid leasehold interest in (a) all assets and properties purported to be owned or used by them, including all assets reflected on the Latest Balance Sheet (except for assets and properties sold or otherwise disposed of in the ordinary course of business since the Latest Balance Sheet Date); and (b) other assets and properties reflected in the books and records of the Company Entities as being owned by the Company Entities. All of said assets and properties which are owned by the Company Entities, are owned by them free and clear of any Encumbrances other than Permitted Encumbrances and restrictions imposed by securities Applicable Law.

Section 4.12.    Real Property.

(a)    None of the Company Entities owns any real property.

(b)    Section 4.12(b) of the Company Disclosure Schedule lists, as of the date hereof, all Leases involving the payment by any Company Entity of more than $100,000 per year or a material sublease of an interest thereunder (a “Company Lease”). The Company has Made Available to Parent copies of all Company Leases as of the date hereof, including all material amendments thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Entities have good leasehold title to the Company Real Property free and clear of any Encumbrances other than Permitted Encumbrances.

Section 4.13.    Intellectual Property.

(a)    Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all (i) Registered Company Owned Intellectual Property and (ii) all material unregistered Trademarks included in the Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (x) all necessary fees and filings with respect to any Registered Company Owned Intellectual Property have been timely submitted to maintain such Registered Company Owned Intellectual Property in full force and effect, and (y) to the Knowledge of the Company, all Registered Company Owned Intellectual Property is valid and enforceable.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) one or more of the Company Entities exclusively owns and possesses all right, title and interest in and to all Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) all Licensed Intellectual Property is validly licensed to the applicable Company Entity pursuant to Company Contracts, or the Company Entities otherwise have the right to use the same, and (iii) such Company Entity has (and will continue to have immediately following the Closing) valid and continuing rights (under such Company Contracts) to use and otherwise exploit all such Licensed Intellectual Property as the same is currently used and otherwise exploited by such Company Entity.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the following infringes, constitutes or results from a misappropriation of, dilutes or otherwise violates any Intellectual Property rights of any Person: (i) any Owned Intellectual Property (or any use, practice or exploitation of any Owned Intellectual Property by or on behalf of the Company Entities); (ii) any products or services of any of the Company Entities (or the making, use, sale, distribution or other disposal, performance or exploitation of any products or services by any of the Company Entities); or (iii) any conduct or operations of any business of any of the Company Entities. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (I) in the past three (3) years, none of the Company Entities has received any written claims or notices from any Person: (A) alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property; or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property except in each case, for claims that have since been completely resolved; (II) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property; and (III) in the past three (3) years, none of the Company Entities has sent any written notice to any Person alleging that such Person is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company Entities take and have taken commercially reasonable measures to protect the confidentiality of (x) all Trade Secrets included in the Owned Intellectual Property and (y) all Trade Secrets owned by any Person to whom any of the Company Entities has a confidentiality obligation and (ii) no Trade Secret included in the Owned Intellectual Property has been actually disclosed to any Person other than to employees, legal counsel or auditors of the Company or pursuant to a written confidentiality Company Contract restricting the disclosure and use thereof.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company Entities take and have taken commercially reasonable measures to maintain and protect the performance and security of the IT Systems used in the conduct or operations of any business of any of the Company Entities (and all software, information and data stored thereon); (ii) the IT Systems are adequate and sufficient for the operation of the businesses of the Company Entities as currently conducted; and (iii) to the Knowledge of the Company, there has been no unauthorized access to or use of any IT Systems (or any software, information or data stored thereon).

Section 4.14.    Privacy; Data Security. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the (i) Company Entities are in compliance with (A) all applicable Privacy Laws, (B) all of the Company’s policies regarding Personal Information (“Privacy Policies”), and (C) all of the Company’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information; (ii) no Privacy Policies of the Company Entities have contained any material omissions or been misleading or deceptive; (iii) the Company Entities have implemented and at all times maintained reasonable safeguards, consistent with practices in the industry in which the Company Entities operate, to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification or disclosure; (iv) the Company Entities have taken commercially reasonable steps to ensure that any third party to whom the Company Entities have granted access to Personal Information collected by or on behalf of the Company Entities has implemented and maintained the same; (v) there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company Entities or collected, used or processed by or on behalf of any Company Entity; (vi) the Company Entities have not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information; and (vii) no Company Entity has received any written notice of any claims (including written notice from third parties acting on its behalf), of or been charged with, the violation of, any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information, and there are no facts or circumstances that could reasonably be expected to form the basis of any such notice or claim.

Section 4.15.    Contracts.

(a)    Section 4.15 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”; provided, however, that “Material Contracts” shall only include Company Contracts to which a Company Entity is a party:

(i)    any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act);

(ii)    any Contract, other than offer letters with employees providing for “at will” employment terminable by Company Entities on 10 days’ notice or less in a form used by Company Entities in the ordinary course of business or employment agreements for employees in jurisdictions outside the United States in a form used by Company Entities in the ordinary course of business for each applicable jurisdiction, either (A) relating to the employment of, or the performance of services by, any employee or individual consultant with annual compensation borne by a Company Entity of $1,000,000 or higher and either (x) not providing for “at will” employment or (y) that obligates or may obligate any Company Entity to make or provide any severance, termination, change in control or similar payment or benefit (other than any (1) accelerated vesting of Restricted Units, (2) statutorily required severance or (3) other severance payments of less than $1,000,000); or (B) pursuant to which any of the Company Entities is or may become after the date hereof any bonus or similar payment (other than payments constituting base salary) in excess of $1,000,000 to any Company Associate;

(iii)    any collective bargaining, union or works council agreements;

(iv)    any defined benefit pension plan under which a Company Entity has or may have any obligations or liability;

(v)    any Contract with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement relating to the acquisition, development, sale or disposition of any business unit that is owned by the Company Entities that is material to the Company Entities, taken as a whole;

(vi)    any Contract imposing any material restriction on the right or ability of any Company Entity: (A) which, following the consummation of the Merger, would materially limit the ability of the Surviving Company to conduct its business, or that purports to restrict in any material respect the ability of any Company Entity to compete with any Person or operate in any geographic area or location in which any Company Entity may conduct business; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business or deal in any other manner with any other Person, in each case of clauses (A) through (E) above, other than (x) confidentiality agreements entered into by the Company Entities in the ordinary course of business and (y) Investment Advisory Arrangements or Fund Documents containing any such provisions in the ordinary course of business that address the allocation of investment opportunities or the formation of successor funds);

(vii)    any Contract (except any Investment Advisory Arrangement, Fund Document) that contains an exclusivity provision, “most favored nation” provision, provisions granting a right of first refusal, a right of first negotiation or similar rights or any similar term for the benefit of a third party;

(viii)    any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company Entities would be required to purchase or sell, as applicable, any material equity interests of any Fund or Subsidiary of the Company, or which grants a right to sell to any Company Entity or purchase from any Company Entity any material asset (other than in the ordinary course of business);

(ix)    any Contract which contains a material “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to the Company Entities (except any Investment Advisory Arrangement, Fund Document or related “clawback” guaranty Contract that includes in the ordinary course of business any such “clawback” provision);

(x)    any material Contract relating to “soft-dollar” arrangements (i.e., providing for benefits relating to commissions generated from financial transactions executed by broker-dealers on behalf of any Funds);

(xi)    any Contract for borrowed money (whether current, short-term or long-term and whether secured or unsecured, or any financial guarantee) incurred by the Company Entities or pursuant to which any of the Company Entities has any obligations as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any Person, or any capital maintenance, keep well or similar agreements or arrangements, other than (A) Contracts solely between or among any Company Entities; (B) Contracts not involving amounts in excess of $25,000,000; and/or (C) any liability on the part of the general partner of any Fund, acting in its role as general partner, in respect of borrowed money incurred by such Fund;

(xii)    any Contract which is a mortgage, security agreement, capital lease or similar agreement, in each case, that creates or grants an Encumbrance on any property or assets that are material to the Company Entities, taken as a whole;

(xiii)    any Contract relating to any swap, forward, futures, warrant, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract or other hedging or derivative transaction involving a notional exposure by any Company Entity of more than $50,000,000 as of December 31, 2018;

(xiv)    any Contract that restricts payment of dividends or any distributions in respect of the equity interests of any Company Entity;

(xv)    any Contract pursuant to which any Company Entity has continuing material indemnification obligations to any Person that would reasonably be expected to result in payments in excess of $10,000,000, except for (A) any vendor, supplier, third-party service provider or content licensing Contract entered into in the ordinary course of business, (B) non-disclosure agreements and access letters or (C) any indemnification arrangements with Company Associates;

(xvi)    any Contract, except for this Agreement, the Tax Receivable Agreement, and the Existing Exchange Agreement, relating to the acquisition or disposition of any business or securities by any Company Entities (whether by merger, sale of shares, sale of assets or otherwise) or pursuant to which any material earn-out, deferred or contingent payment obligations remain outstanding (excluding any such Contract for which all such rights and obligations have been satisfied), in each case, currently requiring payments by the Company Entity in excess of $10,000,000;

(xvii)    any Contract entered into since December 31, 2016 involving any resolution or settlement of any actual or threatened Legal Proceedings (A) involving payments by any Company Entity greater than $25,000,000 or (B) which imposes material continuing obligations on any Company Entity or that provides for any material continuing injunctive or other non-monetary relief, in each case, other than confidentiality obligations;

(xviii)    (A) any Contract pursuant to which any of the Company Entities has been granted any license, right, option, non-assertion or release relating to any Intellectual Property of any other Person, in each case (x) that is material to the business of the Company Entities, taken as a whole and (y) excluding any non-exclusive “click-through” or end-user license for commercially available software used by any of the Company Entities for an aggregate fee less than $100,000 in any calendar year and (B) any Contract pursuant to which any license, right, option, non-assertion or release relating to Owned Intellectual Property has been granted to any Person, in each case that is material to the business of the Company Entities, taken as a whole and excluding any non-exclusive license granted in the ordinary course of business;

(xix)    any other Contract (or group of related Contracts), except for Investment Advisory Arrangements or Fund Documents, the performance of which is reasonably expected to require aggregate payments from the Company Entities during the fiscal year ended December 31, 2019 in excess of $25,000,000 and that is not terminable with less than sixty (60) days’ notice without material penalty by the Company Entities;

(xx)    any Contract between any Company Entity on the one hand, and any Affiliate of the Company (other than any Subsidiary of the Company) on the other hand, that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

(xxi)    any Contract relating to any Company Lease that is material to the Company Entities, taken as a whole; and

(xxii)    any Investment Advisory Arrangement involving aggregate assets under management in excess of $100,000,000.

The Company has Made Available to Parent an accurate and complete copy (in all material respects) of (A) each Material Contract (except (x) in the case of Contracts described in clause (xxii) above, any form Investment Advisory Arrangement between any Company Fund and any Company Entity, and (y) Contracts described in clause (i) above), (B) a schedule of all contractual arrangements pursuant to which the management fee or carried interest payable to Company Entities by closed-end Funds have been reduced from the management fee or carried interest arrangements stated in the relevant Fund Documents and (C) a schedule of all generally available fees applicable to Clients and Investors in the Company’s open-end investment strategies, as well as summaries of applicable “most favored nation” clauses in applicable Investment Advisory Arrangements.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Contract that constitutes a Material Contract is valid and in full force and effect, and, to the Knowledge of the Company, is enforceable in accordance with its terms (except to the extent that any Material Contract has expired in accordance with its terms), subject to the Equitable Exception.

(c)    None of the Company Entities has violated or breached, or committed any default under, any Company Contract where such violation, breach or default would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract that constitutes a Material Contract, except where such violation, breach or default would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Company Contract that constitutes a Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract that constitutes a Material Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract that constitutes a Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Material Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Material Contract, in each case, except where such violation, breach, default or acceleration would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Since the Latest Balance Sheet Date through the date hereof, none of the Company Entities has received any written notice or, to the Knowledge of the Company, any other communication regarding any actual or possible violation or breach of, or default under, any Material Contract, except where such violation, breach, or default would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.16.    Funds; Assets under Management.

(a)    Section 4.16(a) of the Company Disclosure Schedule lists the name of each Subsidiary of the Company that is registered, licensed or qualified, or required to be registered, licensed or qualified, as an investment adviser, sub-adviser, relying adviser or similar term under Applicable Law as of the date hereof, the Governmental Authority with which each such Subsidiary is (or is required to be) registered, licensed or qualified, and the type of registration, license, or qualification that is, or is required to be, held (each such Subsidiary, an “Investment Adviser Subsidiary”).

(b)    (i) A true, correct and complete list of each Fund as of the Base Date, including with respect to each such Fund, the relevant Investment Adviser Subsidiary, whether such Investment Adviser Subsidiary acts in a sub-advisory capacity, the assets under management and fee rate of such Fund as of the Base Date (including the annualized investment management fees attributable to each Fund as of the Base Date and any fee adjustments implemented since such date or proposed to be instituted) has been Made Available to Parent. Section 4.16(b)(i) of the Company Disclosure Schedule sets forth for each Company Fund its jurisdiction of organization.

(ii)    Since the Latest Balance Sheet Date to the date hereof, (A) no party to any Investment Advisory Arrangement has given written or, to the Knowledge of the Company, other notice to the Company or any Subsidiary of the Company of its intention to terminate or materially reduce its relationship with the Company or any Subsidiary of the Company or to adjust the fee schedule with respect to such Investment Advisory Arrangement in a manner that would materially reduce the fee under such Investment Advisory Arrangement and (B) except for the Contemplated Transactions, to the Knowledge of the Company, no event has occurred that would permit the removal or termination of the Company or any Subsidiary of the Company with respect to any Investment Advisory Arrangement (whether now cured or uncured) and no event (whether now cured or uncured) that, with the giving of notice or the passage of time or both, would constitute any such event has occurred in connection with any Fund and no allegation that any such event has occurred has been made in writing to any of the Company Entities.

(c)    (i) Each Company Fund is, and at all times since its launch date has been, duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its assets and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, provided that no such representation or warranty is made with respect to any Company Fund as to any period prior to the commencement of such Company Fund’s management by the Company Entities.

(ii)    As of the date hereof, true, correct and complete copies of the Fund Documents for the Identified Funds (or in the case of side letters for the Identified Funds, compendiums accurately reflecting in all material respects the operative provisions of such side letters) have been Made Available to Parent. All such Fund Documents, to the extent applicable, are valid and binding obligations of the applicable Company Fund, and, to the Knowledge of the Company, the applicable Non-Controlled Fund, and, to the Knowledge of the Company, are in full force and effect and enforceable against the other party or parties thereto in accordance with their terms (subject to the Equitable Exception), and each Company Fund is in compliance with such documents, as applicable, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii)    The copies of audited financial statements (including, in each case, the notes, if any, thereto) for each of the Company Funds for the year beginning on January 1, 2017 and ending on or before December 31, 2017 and, if available, the most recently available quarterly unaudited financial statements for such Funds, in each case that have been Made Available to Parent are true, correct and complete copies of such financial statements. Each such financial statement (A) was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein), and (B) fairly presented in all material respects the financial position of the applicable Fund as of the date thereof and the results of its operations and changes in net asset value for the period then ended.

(d)    Each existing Investment Advisory Arrangement is in compliance with the Advisers Act, the Investment Company Act, if applicable, and other Applicable Law, including, where applicable, FSMA and the AIFM Directive and since December 31, 2016 (or its inception, if later), has been performed by the applicable Investment Adviser Subsidiary in accordance with its terms and in compliance with the Advisers Act, the Investment Company Act, if applicable, and other Applicable Law, including, where applicable, FSMA and the AIFM Directive, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Fund has been managed and advised (and the fees, carried interest, and expenses payable thereunder have been calculated and charged) in compliance with the terms of the applicable Investment Advisory Arrangement, its investment guidelines and restrictions, any other Fund Document, the Advisers Act, the Investment Company Act, if applicable, and other Applicable Law, including, where applicable, FSMA and the AIFM Directive, in each case, in all material respects, provided that no such representation or warranty is made with respect to any Company Fund as to any period prior to the commencement of such Company Fund’s management by the Company Entities. Since December 31, 2016, each side letter in respect of an Identified Fund has been performed by the applicable Company Entity in accordance with its terms and Applicable Law, in each case, in all material respects.

(e)    As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against any Company Fund, or to which any Company Fund is otherwise a party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)    (i) With respect to each Fund, to the Knowledge of the Company, there are no material errors (other than those which have been corrected and notified to the recipients of such reports) in any financial report delivered or made available to its investors (each, a “Fund Report”) pursuant to the applicable Fund Document that have resulted in or would result in distributions to investors other than in material compliance with such Fund Document.

(ii)    Since the date of each Fund’s most recently delivered Fund Report, no occurrence, change or event, individually or in the aggregate with any other occurrences, changes or events, has had a material adverse effect on the ability of the Company Entities to perform any of their respective obligations under any Fund Document.

(g)    There is no joint venture, strategic alliance, distribution, partnership, revenue share, settlement, or similar Contract with a party other than the Company Entities, which involves a sharing of profits or expenses by or on behalf of the Company Entities, or payments by or on behalf of the Company Entities based on revenues, profits or assets under management of the Company Entities (including side arrangements to such effect).

(h)    To the extent any Company Entity or Investment Adviser Subsidiary exercises investment management authority or control over the assets of a Fund that is: (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a plan described in Section 4975(e)(1) of the Code, to which Section 4975 applies; or (iii) an entity whose assets include the assets of such a plan, within the meaning of Section 3(42) of ERISA and applicable regulations thereunder (each of the foregoing described in clauses (i), (ii) and (iii) a “Plan”) pursuant to an Investment Advisory Arrangement, each such Fund has been managed by the Company or an Investment Adviser Subsidiary such that the Company has used reasonable best efforts to be in compliance in all material respects with the applicable requirements of Title I of ERISA and Section 4975 of the Code. Each Investment Adviser Subsidiary managing each such Fund is a qualified professional asset manager (a “QPAM”), as such term is used in Prohibited Transaction Class Exemption 84-43 (the “QPAM Exemption”), to the extent the Company or the applicable Investment Adviser Subsidiary has relied upon the QPAM Exemption for any transaction negotiated by or under the authority and general direction of the Company or the applicable Investment Adviser Subsidiary as a QPAM, and to the Knowledge of the Company, is not disqualified from relying on the QPAM Exemption with respect to such transactions due to the application of Section I(g) of the QPAM Exemption.

(i)    No Company Entity or Company Fund has given any guarantee, warranty or assurance as to the future investment performance of any of the Company Funds or the investment performance resulting from any Company Entity’s Advisory Services nor made any statement that could reasonably be understood as such.

(j)    As of the date hereof, none of the Company Funds nor, to the Knowledge of the Company, the Non-Controlled Funds has any suspension of investor redemptions currently in effect or imposed any “gates” or currently contemplates taking any such actions.

(k)    As of the Base Date, there were no outstanding redemption notices which had been served by investors in a Fund that would (A) in the aggregate, upon completion of such redemptions, result in a net reduction of $100,000,000 or more of the total assets under management of such Fund or (B) in the aggregate, upon completion of all such redemptions, result in a net reduction of 20% or more of the total assets under management of such Fund as compared to the Base Date (in each case of clauses (A) and (B), after including all new subscriptions or commitments, whether or not capital has yet been contributed in respect thereof). As of the Base Date, there were no material outstanding redemption notices which had been served by any of the Company’s 20 largest investors (based upon assets under management as of the Base Date across all Funds). Since the Base Date, no investor in a Fund has notified any of the Company Entities that such investor intends to submit a redemption notice at the next available redemption date that would (i) together with all other notified redemptions since the Base Date, result in a net reduction of $100,000,000 or more of the total assets under management of such Fund at such next available redemption date or (ii) together with all other notified redemptions since the Base Date, result in a net reduction of 20% or more of the total assets under management of such Fund as of such next available redemption date as compared to the Base Date (in each case of clauses (x) and (y), after including all new subscriptions or commitments, whether or not capital has yet been contributed in respect thereof). Since the Base Date, none of the Company’s 20 largest investors (based upon assets under management as of the Base Date across all Funds) has notified any of the Company Entities that such Investor intends to submit a material redemption notice at the next available redemption date.

(l)    For each Company Fund that calculates performance fees based on the concept of a high water mark, the net asset value of such Company Fund that is an open-end fund, as of the Base Date, is greater than the high water mark with respect to the historical net asset values of such Company Fund with respect to each investor and the net profits allocable to each investor in any such Company Fund exceed such investor’s loss carryforward amounts.

(m)    (i) Other than the Registered Funds, no Fund is registered or required to be registered as an “investment company” or has elected to be treated as a “business development company” pursuant to the Investment Company Act.

(ii)    Each Registered Fund that is a Company Fund is duly registered with the SEC as an investment company or has duly elected to be treated as a business development company, as applicable, under the Investment Company Act and no order of suspension or revocation of such registration or election has been issued or proceedings therefor initiated or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, as of the Base Date, no Person is serving or acting as an officer, director or trustee of, or investment adviser to, a Registered Fund except in accordance with the provisions of the Investment Company Act and the Advisers Act.

(iii)    At least seventy-five percent (75%) of the members of the board of directors (or comparable governing body) of each Registered Fund are not “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the Company Entity that is the investment adviser of such Registered Fund.

(iv)    All investment advisory services have been rendered by any Company Entity to each Registered Fund (to the Knowledge of the Company with respect to Registered Funds that are Non-Controlled Funds) pursuant to Contracts that were approved (including any subsequent annual renewals, as applicable) by the board of directors (or comparable governing body) of such Registered Fund and, to the extent required by Applicable Law, the holders of such Registered Fund’s outstanding “voting securities” (as defined in Section 2(a)(42) of the Investment Company Act), in accordance with all Applicable Law, including Section 15 of the Investment Company Act.

Section 4.17.    No Undisclosed Liabilities. None of the Company Entities has any Liabilities required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto except for: (a) Liabilities identified as such in the “liabilities” portion of the Latest Balance Sheet; (b) Liabilities that have been incurred by the Company Entities since the Latest Balance Sheet Date in the ordinary course of business; (c) Liabilities for performance of obligations of the Company Entities under Company Contracts, provided that such Liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts Made Available to Parent and such Liabilities are not arising under or resulting from any breach or non-performance of such Company Contract, (d) Liabilities incurred in connection with this Agreement and the Contemplated Transactions and (e) Liabilities that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.18.    Governmental Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company Entities hold all Governmental Authorizations necessary to enable the Company Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted, (b) all such Governmental Authorizations are valid and in full force and effect, (c) each Company Entity is in compliance with the terms and requirements of such Governmental Authorizations, and (d) since December 31, 2016 through the date hereof, none of the Company Entities has received any written notice from any Governmental Authority regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any such material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such material Governmental Authorization.

Section 4.19.    Compliance with Laws. (a) The operations of the business of the Company Entities and the Funds are and have been, since the later of (x) such entity’s commencement of operations and (y) December 31, 2016, conducted in accordance with all Applicable Law of any Governmental Authorities having jurisdiction over such entity or its assets, properties and operations (including by filing all reports, registrations and statements in a timely manner, together with any amendments required to be made with respect thereto, that are required to be filed under any Applicable Law with any applicable Governmental Authority (collectively, the “Company Reports”)), and with respect to each Investment Adviser Subsidiary and Registered Fund that is a Company Fund, by implementing written policies and procedures as required by Applicable Law (including Rules 204A-1 and 206(4)-7 under the Advisers Act and Rules 17j-l and 38a-1 under the Investment Company Act, as applicable), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company Entities are registered or required to be registered as an “investment company” pursuant to the Investment Company Act.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2016 through the date hereof, no Company Entity has received written notice from a Governmental Authority of any violation (or any investigation with respect thereto) of any Applicable Law and none of the Company Entities is in default with respect to any Order applicable to any of its assets, properties or operations.

(c)    Each Investment Adviser Subsidiary is and has been at all relevant times since the later of (x) the effective date of such Investment Adviser Subsidiary’s registration, licensing or qualification or (y) December 31, 2016, duly registered, licensed or qualified as an investment adviser, relying adviser or similar term, as applicable, in each jurisdiction where the conduct of its business requires such registration, licensing or qualification and is in compliance with all U.S. federal and state and non-U.S. Applicable Law including, where applicable, pursuant to FSMA, requiring any such registration, licensing or qualification, except, in each case, as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except, in each case, as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Legal Proceeding by any Governmental Authority pending or, to the Knowledge of the Company, threatened, to terminate, suspend, limit or adversely modify any such registration, licensing or qualification.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Subsidiary, except the Investment Adviser Subsidiaries, is or has been an “investment adviser” within the meaning of the Advisers Act or other Applicable Law since December 31, 2016.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2016, no Investment Adviser Subsidiary, or any officer, director or employee thereof is or has been prohibited by any provision of the Advisers Act, or the Investment Company Act from providing Advisory Services.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)    since the later of (x) the effective date of such Investment Adviser Subsidiary’s registration or (y) December 31, 2016, each Form ADV or amendment to Form ADV of each Investment Adviser Subsidiary, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. True, correct and complete copies of each Investment Adviser Subsidiary’s most recent Form ADV (Parts 2A and 2B), reflecting all amendments thereto, have been Made Available to Parent;

(ii)    since the later of (x) the effective date of such Investment Adviser Subsidiary’s registration or (y) December 31, 2016, each Investment Adviser Subsidiary has been in compliance with Rule 206(4)-2 under the Advisers Act;

(iii)    since December 31, 2016, no Company Entity or any officer, director or employee thereof has paid, directly or indirectly, a fee to any Person for soliciting business of any kind, except for payments made in compliance in all material respects with Applicable Law, including Rule 206(4)-3 under the Advisers Act;.

(iv)    since December 31, 2016, the Company Entities and each officer, director and employee thereof has complied in all material respects with Rule 206(4)-5 under the Advisers Act (and any other applicable “pay-to-play” Applicable Law) and the related record keeping requirements set forth in Rule 204-3 thereof; and

(v)    none of the Company Entities or any of their “covered associates” has made a “contribution” to an “official” of a “government entity” (each as defined in Rule 206(4)-5) that has triggered the ban on the receipt of compensation contained in Rule 206(4)-5(a)(1).

(g)    Complete, current and correct copies of written policies and procedures (including any final written reviews or reports under such policies and procedures documenting identified internal failures by each Investment Adviser Subsidiary and each Registered Fund that is a Company Fund and each of the employees of such Investment Adviser Subsidiaries and Registered Funds subject thereto to comply with such policies and procedures since the later of (x) the effective date of such Investment Adviser Subsidiary’s registration or (y) December 31, 2016) implemented by each Investment Adviser Subsidiary or Registered Fund, as required by Applicable Law (including Rules 204A-1 and 206(4)-7 under the Advisers Act and Rules 17j-l and 38a-1 under the Investment Company Act), have been delivered or Made Available to Parent and, except as otherwise noted in any such reviews or reports, to the Knowledge of the Company, since the later of (x) the effective date of such Investment Adviser Subsidiary’s registration or (y) December 31, 2016, each Investment Adviser Subsidiary and Registered Fund that is a Company Fund has been in material compliance with such policies and procedures, as applicable.

(h)    None of the Company Entities, or to the Knowledge of the Company, any officer, director or employee thereof or any other “associated person” (as defined in the Advisers Act) or “affiliated person” (as defined in the Investment Company Act) thereof has been convicted of any crime or is, or has been subject to, any disqualification that, in either case, would be a basis for denial, suspension or revocation of license or registration, as the case may be, of an investment adviser under Section 203(e) of the Advisers Act, or disqualification to serve as an investment adviser or in any other capacity contemplated by the Investment Company Act for any Registered Fund under Sections 9(a) and 9(b) of the Investment Company Act. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing, by any Governmental Authority, which would reasonably be expected to become the basis for any such disqualification, denial, suspension or revocation, other than ordinary examinations by the SEC’s Office of Compliance Inspections and Examinations or Division of Investment Management or other Governmental Authority (such investigations, “Ordinary Examinations”). To the Knowledge of the Company, as of the date hereof, none of the Company Entities is currently subject to any Ordinary Examination.

(i)    The Company has Made Available to Parent a true and correct copy of each material no-action letter and exemptive order issued by any Governmental Authority to any of the Company Entities or Company Funds that remains applicable to its respective business as conducted on the date of this Agreement. To the Knowledge of the Company, the Company Entities and Company Funds are in compliance in all material respects with any such no-action letters and exemptive orders.

(j)    None of the Company Entities is, or has been since December 31, 2016, (i) a bank, trust company, introducing broker, broker, dealer, futures commission merchant, commodity pool operator, commodity trading advisor, swap dealer, real estate broker, insurance company or insurance broker within the meaning of any Applicable Law, or (ii) required to be registered, licensed or qualified as a bank, trust company, introducing broker, broker, dealer, futures commission merchant, commodity pool operator, commodity trading advisor, swap dealer, real estate broker, insurance company or insurance broker under any Applicable Law. Since December 31, 2016, none of the Company Entities has received written notice of, and to the Knowledge of the Company there is no pending or threatened (in writing) proceeding concerning, any failure by a Company Entity to obtain any bank, trust company, introducing broker, broker, dealer, futures commission merchant, commodity pool operator, commodity trading advisor, swap dealer, real estate broker, insurance company or insurance broker registration, license or qualification. The Company has Made Available to Parent a true, correct and complete copy of the current membership agreement, registration statement, application for exemption and any similar documentation submitted by any Company Entity to any self-regulatory organization, including the NYSE and FINRA (each, a “Self-Regulatory Organization”), in connection with its current membership therein.

(k)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Entities or any Company Fund has received, since December 31, 2016, any written notification from any Governmental Authority (i) asserting non-compliance with any Applicable Law or Order, (ii) threatening to revoke any license, franchise, seat on any exchange, permit, or governmental authorization, (iii) requiring or requesting any of them (including any of the Company Entities’ or any Fund’s directors or controlling persons) to enter into a cease-and-desist order, agreement, or memorandum of understanding (or requiring the board of directors or similar governing body thereof to adopt any resolution or policy), or (iv) restricting or disqualifying them from engaging in their activities (except for restrictions generally imposed by rule, regulation or administrative policy on investment advisers generally).

(l)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Entities (i) is subject to any cease-and-desist or other order or directive issued by, is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, has received since December 31, 2016 of any supervisory letter from, or has adopted since December 31, 2016 board resolutions at the request of, any Governmental Authority, or (ii) has been advised, since December 31, 2016 through the date hereof, by any Governmental Authority that it is considering any of the foregoing. To the Knowledge of the Company, there are no pending or threatened (in writing) investigations, reviews or disciplinary proceedings against the Company Entities or any Fund, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and correct copies of all material correspondence relating to any investigation, examination, review or inquiry by any Governmental Authority of (i) the Company Entities or any Company Fund or (ii) any Non-Controlled Fund to the extent in the possession of the Company or any Subsidiary, from December 31, 2016 through the date of this Agreement, have been Made Available to Parent or its Representatives. All requests, recommendations or comments provided to any Company Entity or Fund by a Governmental Authority in connection with any such investigation, examination, review or inquiry have been appropriately addressed or responded to, as the case may be, by the Company Entities and the Company Funds and, to the Knowledge of the Company, any Non-Controlled Fund, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(m)    None of the Company Entities or any executive officer of the Company (i) has been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) is subject to any outstanding Order barring, suspending or otherwise limiting the right of such Person to engage in any activity conducted as part of any Company Entity’s business as currently conducted.

(n)    As of the date hereof, none of the Company Entities, any Company Fund or, to the Knowledge of the Company, any Non-Controlled Fund, or any officer or director of any such Person (to the Knowledge of the Company, with respect to Non-Controlled Funds), is or has been subject to any event specified in

Rule 506(d)(1)(i)-(viii) of Regulation D promulgated under the 1933 Act (“Disqualifying Events”) (including, for the avoidance of doubt, Disqualifying Events that would have triggered disqualification under Rule 506(d)(1) but occurred before September 23, 2013 or have been waived by a waiver, order, judgment or decree granted under Rule 506(d)(2)(ii) or (iii)).

(o)    To the extent required by Applicable Law, all of the Company Entities have adopted and maintained “know-your-customer” and anti-money laundering programs and reporting procedures, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering.

(p)    Prior to the acceptance of any subscription agreement from any investor in any Company Fund, each Company Entity has taken reasonable measures to confirm (either directly or indirectly through a third-party administrator or other Representative or agent) that such investor is not identified on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or otherwise subject to sanctions administered by OFAC or owned or controlled by or acting on behalf of any Person listed on the SDN List. None of the Company Entities has been subject to any enforcement or supervisory action by any Governmental Authority because such procedures were considered to be inadequate by such regulator.

(q)    The Company Entities are, and have at all times since December 31, 2014 been, in compliance with (i) any and all import or export control or sanctions Laws of any jurisdiction, including the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo Laws, executive orders and regulations administered by the OFAC, and ITAR; and (ii) in all material respects the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, and any Laws related thereto.

(r)    No Company Entity has been a party to a Contract with, conducted business with or participated in any transaction involving, (i) any Person identified on OFAC’s list of Specially Designated Nationals and Blocked Persons or targeted by an OFAC Sanctions Program, (ii) any Governmental Authority with respect to which the United States or any jurisdiction in which such Company Entity is operating or located administers or imposes economic or trade sanctions or embargoes, (iii) any Person acting, directly or indirectly, on behalf of, or an entity that is owned or controlled by, a Specially Designated National and Blocked Person or by a Governmental Authority or (iv) a Person on any other similar export control, terrorism, money laundering or drug trafficking related list administered by any Governmental Authority either within or outside the United States with whom it is illegal to conduct business pursuant to Applicable Laws, in each case in violation of any Applicable Law.

(s)    Since December 31, 2014, no Company Entity nor, to the Knowledge of the Company, any Person acting on behalf of the Company Entities, has taken or failed to take any action that would cause it to not be in material compliance with the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act, or any similar anti-bribery or anti-corruption Applicable Law, or any rules or regulations thereunder. The Company Entities maintain compliance policies, procedures and internal controls reasonably calculated to ensure compliance with applicable anti-bribery and anti-corruption Applicable Laws.

Section 4.20.    Litigation. As of the date hereof, there is no Legal Proceeding pending, or, to the Knowledge of the Company, threatened, before any Governmental Authority, or before any arbitrator of any nature, against the Company Entities or any of their respective assets, properties, directors, officers or employees that (i) is material to the Company Entities, taken as a whole; (ii) in the case of the Investment Adviser Subsidiaries and its officers, directors and employees, would, individually or in the aggregate, reasonably be expected to materially impair the Company Entities’ ability to conduct their businesses in the ordinary course as conducted as of the date hereof; or (iii) individually, or in the aggregate, would be reasonably expected to prevent or materially impair or delay the Company’s ability to carry out its obligations under, and to consummate the Contemplated Transactions. As of the date hereof, there is no Order of any Governmental Authority or any arbitrator of any nature outstanding, or, to the Knowledge of the Company, threatened, against any Company Entities (including any Investment Adviser Subsidiary) that would, individually or in the aggregate, reasonably be expected to materially impair the Company Entities’ ability to conduct their businesses in the ordinary course as conducted as of the date hereof.

Section 4.21.    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)    Each of the Tax Returns required to be filed on or before the Closing Date (taking into account any applicable extensions) by or on behalf of the Company Entities (the “Company Entity Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) is true, correct and complete. All Taxes for which the Company Entities are liable as shown on the Company Entity Returns have been paid.

(b)    No extension or waiver of the limitation period applicable to any of the Company Entity Returns has been granted (by the Company Entities or any other Person), and no such extension or waiver has been requested by the Company Entities, in each case which has not expired.

(c)    No Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing against or with respect to the Company Entities in respect of any Taxes. There are no unsatisfied Liabilities with respect to any notice of deficiency or similar document received by the Company Entities with respect to any Tax. There are no liens for Taxes upon any of the assets of the Company Entities, other than Permitted Encumbrances. No Company Entity is required to include any adjustment in taxable income for any taxable period (or portion thereof) beginning after the Closing Date pursuant to Section 481 of the Code (or any similar or comparable provision of state, local or foreign Applicable Law) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

(d)    No claim that is currently unresolved has ever been made by any Taxing Authority in a jurisdiction where no Company Entity files a Tax Return that any Company Entity is or may be required to file a Tax Return in that jurisdiction.

(e)    None of the Company’s Subsidiaries that is a U.S. corporation for U.S. federal income Tax purposes is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)    No Company Entity has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar or comparable provision of state, local or foreign Applicable Law), other than a group the common parent of which is a Company Entity, or has any Liability for the Taxes of any Person (other than another Company Entity) under Treasury Regulations Section 1.1502-6 (or any similar or comparable provision of state, local or foreign Applicable Law), pursuant to any arrangement for group or consortium relief (or similar or comparable arrangement), or as a transferee or successor, or by Contract (other than any commercial Contract, the primary purpose of which does not relate to Tax).

(g)    The Company, at all times since its formation, has been treated as a disregarded entity or partnership for U.S. federal income Tax purposes (and not as an association taxable as a corporation for U.S. federal income Tax purposes, whether under Section 7704 of the Code or otherwise).

(h)    No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any similar or comparable provision of state, local or foreign Applicable Law) executed prior to Closing, (ii) installment sale or open transaction disposition made prior to Closing, or (iii) prepaid amount received prior to Closing. Each of the Company’s Subsidiaries that is or was a “deferred foreign income corporation” within the meaning of Section 965(d) of the Code had a taxable year that ended on December 31, 2017, and no Company Entity has made an election pursuant to Section 965(h) of the Code.

(i)    No Company Entity has requested or received any ruling from, or entered into any “closing agreement” as described in Section 7121 of the Code (or any similar or comparable provision of state, local or foreign Applicable Law) with, any Taxing Authority that: (i) requires the Company Entities to take any action or to refrain from taking any action after the Closing; (ii) would affect any amount of Tax payable by the Company Entities after the Closing, or (iii) would be terminated or adversely affected as a result of the Contemplated Transactions.

(j)    No Company Entity has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)    The Company Entities have withheld or collected with respect to each payment or deemed payment made to or from other Persons all Taxes and other deductions required to be withheld or collected and have, within the time and in the manner required by Applicable Law, paid such withheld or collected amounts to the proper Taxing Authorities.

(l)    Each Company Entity set forth on Section 4.21(l) of the Company Disclosure Schedule that is treated as a partnership for U.S. federal income Tax purposes has, or as of the Closing Date will have, a valid election in effect under Section 754 of the Code.

Section 4.22.    Employee Benefit Plans and Employees. (a) Section 4.22(a) of the Company Disclosure Schedules sets forth a correct and complete list of each material Company Employee Plan (except for: (i) individual employment agreements and offer letters having terms that are consistent in all material respects with a form of employment agreement or offer letter typically used by the Company Entities for the applicable jurisdiction and the employee’s position; and (ii) individual equity award agreements that are consistent in all material respects with the standard form of award agreement under the applicable Company Equity Incentive Plan). Section 4.22(a) of the Company Disclosure Schedules separately identifies each material Company Employee Plan that is a Foreign Benefit Plan and the non-U.S. jurisdiction applicable to each such Foreign Benefit Plan.

(b)    As of the date hereof, with respect to each Company Employee Plan listed on Section 4.22(a) of the Company Disclosure Schedules, complete and accurate copies of the following, to the extent applicable: (i) the plan documents, including any related trust documents, insurance contracts, insurance policies or other funding arrangements and all material amendments thereto, or a written description of the terms of any such Company Employee Plan that is not in writing, (ii) the most recent summary plan description (and any summaries of modifications with respect thereto), (iii) the most recent annual report on Form 5500 filed with the IRS (with schedules and attachments), (iv) the most recent IRS opinion or determination letter for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code, as applicable, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan and (vi) any material written notices to or from any Governmental Authority relating to any compliance issues in respect of any such Company Employee Plan.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with Applicable Law, including ERISA and the Code, and (ii) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code has occurred or is reasonably expected to occur with respect to any Company Employee Plan.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there are no Legal Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or fiduciary or any Company Employee Plan with respect to the administration or operation of Company Employee Plans.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Foreign Benefit Plan has been maintained and administered in all respects in accordance with its terms and Applicable Laws and, if intended to qualify for special Tax treatment, meets all applicable requirements, (ii) all employer and employee contributions to each Foreign Benefit Plan required by its terms or by Applicable Laws have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction, and (iii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Company Employee Plan that could reasonably be expected to cause the imposition of any Liability or Tax under ERISA or the Code.

(g)    No Company Employee Plan provides post-retirement or post-employment health, welfare or life insurance benefits or coverage to any current or former officer, director, employee, independent contractor or service provider of any of the Company Entities, or any spouse or dependent of any such Person, other than pursuant to Section 4980B of the Code or any similar Law.

(h)    None of the Company Entities nor any of their ERISA Affiliates maintains, contributes to, or is required to contribute to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). None of the Company Entities nor any of their ERISA Affiliates has incurred, or reasonably would be expected to incur, any Liability (whether direct or indirect, actual or contingent) under Title IV of ERISA that has not been satisfied in full.

(i)    Neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions will, either alone or in upon the occurrence of any additional or subsequent events, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former officer, director, employee, independent contractor, or service provider of any of the Company Entities, (ii) result in the acceleration of the time of payment, funding or vesting of any employee benefits or compensation (including under any carried interest arrangement) of, or due to, any current or former officer, directors, employee, independent contractor, or service provider of any of the Company Entities, (iii) increase the amount or value of any compensation or benefits (including under any carried interest arrangement) otherwise payable or required to be provided to any current or former officer, director, employee, independent contractor, or service provider of any of the Company Entities, or (iv) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise Tax owing under Section 4999 of the Code.

(j)    No Company Entity maintains any obligations to gross-up or reimburse any individual for any Tax under Section 409A or 4999 of the Code.

(k)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Employee Plan by Applicable Law, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date of this Agreement have been timely made or paid in full in all respects or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the consolidated financial statements of the Company included in the Company SEC Documents.

(l)    Since December 31, 2016, no allegations of sexual harassment or unlawful sexual misconduct have been made to any Company Entity against any executive officer, chief investment officer, or Company Associate with a title of Portfolio Manager or higher or who is otherwise identified by name as a “key person” under any Fund Documents for a closed-end Fund that is in its investment period.

(m)    None of the Company Entities is a party to any collective bargaining agreement, labor union contract, or trade union agreement applicable to its employees. There are no labor unions or works councils representing any of the Company Entity’s employees, and, to the Knowledge of the Company, no labor union or works council is attempting to organize any such employees for the purpose of representation.

(n)    Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Company Entities, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any of the Company Entities or any employee thereof; (ii) there is no labor strike, slowdown or work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting any of the Company Entities; and (iii) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened before any applicable Governmental Authority relating to the employees of any Company Entity;

(o)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2016, the Company Entities have complied with all Applicable Laws relating to employment or labor, relating to the terms and conditions of current and former employees and other employment- or labor-related matters, including the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, ERISA, state fair employment practices laws, Applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, civil rights, discrimination in employment, employee health and safety, collective bargaining, workers’ compensation and the collection and payment of withholding and/or social security Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Legal Proceedings against any of the Company Entities pending or, to the Knowledge of the Company, threatened by any Person or Governmental Authority with respect to any Applicable Law relating to employment or other engagement of labor, including all Legal Proceedings based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company Entities, of any Person.

(p)    The Company Entities have complied in all material respects with the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local Applicable Law concerning “mass layoffs” or “plant closings,” and there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company Entities within the six (6) months prior to the date hereof whereby any material liability to the Company Entities remains outstanding.

(q)    The Company Entities are not liable for any outstanding payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security, or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(r)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all individuals who perform or have performed services for the Company Entities have been properly classified under Applicable Law as (i) employees or independent contractors, to the extent applicable, and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Applicable Law), and no such individual has been improperly included or excluded from any Company Employee Plan. The Company Entities are not on notice of any pending or, to the Knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(s)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the current employees of the Company Entities that work in the United States are authorized and have appropriate documentation to work in the United States and the Company Entities have never been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company Entities, and the Company Entities have never received a “no match” notice from ICE, the Social Security Administration, or the IRS.

(t)    The execution, delivery, and performance of this Agreement do not require the Company Entities to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any employee of the Company Entities or any representatives, labor unions, works councils or similar organizations representing any employee of the Company Entities, or any Governmental Authority, with respect to any employee of the Company Entities.

Section 4.23.    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Entities are, and have been since December 31, 2016, in compliance with all Environmental Laws, have in effect all Governmental Authorizations required under any Environmental Laws to operate as they currently operate, and are in compliance with all such Governmental Authorizations.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof: (i) the Company Entities have not received, since December 31, 2016, any written notice of violation or potential liability under any Environmental Law, any written request for information under any Environmental Law, or demand letter under any Environmental Law from any Person relating to operations or properties of the Company Entities, (ii) except as has been fully resolved with no further obligations to the Company Entities, none of the Company Entities is subject to any Orders arising under Environmental Laws, and (iii) to the Knowledge of the Company, none of the Company Entities has received written notice of any pending or threatened administrative, civil or criminal actions, suits, proceedings or investigations under any Environmental Laws which would result in the Company Entities incurring liability under Environmental Laws.

Section 4.24.    Insurance. The Company has Made Available to Parent a copy of all currently in-force material insurance policies and material self-insurance programs and arrangements issued to or maintained by any of the Company Entities that insure the business, assets and operations of the Company Entities as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each such material insurance policy is in full force and effect, (b) since December 31, 2016, none of the Company Entities has received any notice regarding the: (i) cancellation or invalidation of any such material insurance policy; (ii) denial of any material claim under any such insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any such insurance policy, and (c) with respect to each material Legal Proceeding that has been filed against the Company since December 31, 2016, to the Knowledge of the Company, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any and if required to do so, and no such carrier has issued a denial of coverage or reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Entities maintain insurance coverage for all amounts and obligations as required under Applicable Law and any requirements under any Company Contracts, and no Company Entity is in breach or default, or has taken any action or failed to take any action that with notice or lapse of time, or both, would constitute such a breach or default, or permit termination or adverse modification of any such insurance policy.

Section 4.25.    Affiliate Transactions. As of the date hereof, no executive officer of the Company or director of the Company Entities (or any such Person’s immediate family members or Affiliates) (a) is a party to any Contract other than a Fund Document with, or binding upon, the Company Entities or any of their respective assets or properties, (b) receives, directly or indirectly through its Affiliates (other than the Company Entities) any payment or other economic benefit from any Fund, in its capacity as such, (c) has any interest (other than as an owner of Company Units) in any property owned by the Company Entities or (d) has engaged in any transaction involving the Company, any of Subsidiaries, or any of their respective assets or properties within the last twelve months, in each case of the foregoing clauses (a) through (d), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act, other than, in each case, ordinary course of business employment and compensation arrangements.

Section 4.26.    Broker-dealers.

(a)    OCMI is the only Company Entity that carries out Broker-Dealer Activities. OCMI is and has been at all times since becoming duly registered as a broker-dealer under the 1934 Act has been duly registered as a broker-dealer under the 1934 Act, duly registered in each of the U.S. states, territories and jurisdictions where such registration, licensing or qualification is so required and during such time all of OCMI’s officers, employees and “associated persons” who are required under Applicable Laws to be registered as a representative or principal under FINRA rules and with the states have been so registered. OCMI is a member of FINRA and such other self-regulatory organizations in which its membership is required in order to conduct its business as now conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect. OCMI is not and is not required to be a member of the Securities Investors Protection Corporation. All filings made by OCMI with the SEC and FINRA over the past three (3) years were accurate and complete in all material respects.

(b)    Neither OCMI nor any “associated person” (within the meaning of the 1934 Act) of OCMI is ineligible or disqualified pursuant to Section 15(b) of the 1934 Act or under any applicable State or foreign law to act as a broker-dealer or as an associated person of a registered broker-dealer or is subject to heightened supervision under FINRA Rules. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in OCMI or, to the Knowledge of the Company, any “associated person” (as defined in the 1934 Act or in the rules adopted by FINRA thereof) becoming ineligible to act in such capacity.

(c)    OCMI is, and at all times since December 31, 2016 has been, in compliance with the net capital requirements under the 1934 Act and FINRA rules and the Laws of any jurisdiction in which OCMI conducts business and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the 1934 Act.

Section 4.27.    Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is applicable to the Merger or the other Contemplated Transactions.

Section 4.28.    Brokers’ Fees. Except for Perella Weinberg Partners LP and Sandler O’Neill & Partners, L.P., which is acting as Advisor to the Special Committee, there is no Advisor of or to the Company or its Affiliates (each such Advisor, a “Company Advisor”) who might be entitled to any banking, broker’s, finder’s, success, completion or similar fee or commission in connection with this Agreement or any of the Contemplated Transactions.

Section 4.29.    Fairness Opinion.

(a)    The Company Board has received the opinion of Perella Weinberg Partners LP, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the procedures, factors, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Class A Units (other than holders of Restricted Units and Class A Units that are owned, directly or indirectly, by the Company, Merger Sub, Parent, Oaktree Partnership, Oaktree GP, and their respective affiliates), solely in their capacity as such, pursuant to this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub for any purpose. The Company will make available to Parent, only for information purposes, a copy of such opinion promptly following the execution of this Agreement.

(b)    The Special Committee has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Class A Units (other than Parent, Merger Sub and their respective affiliates, Oaktree Partnership, those Members who are also equity holders of Oaktree Partnership and holders of Restricted Units). It is agreed and understood that such opinion is for the benefit of the Special Committee and may not be relied on by Parent or Merger Sub for any purpose. The Company will make available to Parent, only for information purposes, a copy of such opinion promptly following the execution of this Agreement.

Section 4.30.    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement, the Consent Solicitation Statement or, if required, the Schedule 13E3 will, at the time the Registration Statement or Consent Solicitation Statement is mailed to the Members or the time the Schedule 13E3 is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Solicitation Statement and, if required, Schedule 13E3 will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated by the SEC thereunder.

Section 4.31.    SellerCo and Seller MergerCo. As of the date hereof, (a) Oaktree Partnership is directly or indirectly the sole holder of all limited liability company interests in SellerCo and (b) the Company is directly or indirectly the sole holder of all limited liability company interests in Seller MergerCo. Since its date of formation, neither SellerCo nor Seller MergerCo has carried on any business nor conducted any operations other than in connection with the execution of this Agreement, the performance of its obligations hereunder and matters ancillary to the Contemplated Transactions. Immediately prior to the Subsequent Closing, the only limited liability company interests of SellerCo issued and outstanding will have been issued in connection with the OCGH Exchange.

Section 4.32.    Acknowledgement of Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 5 hereof and the Transaction Agreements, (i) none of Parent or Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the other Transaction Agreements, the Merger or the other Contemplated Transactions and the Company is not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement and the Transaction Agreements to which Parent, Merger Sub, or Oaktree Partnership is a party, and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by such entity.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Article 5 is subject to disclosure in any Parent Disclosure Document filed on or furnished after December 31, 2017 and at least two (2) Business Days before the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures included in any “forward-looking statements” disclaimer or other statements to the extent they are similarly non-specific and predictive or forward-looking in nature)):

Section 5.01.    Corporate Existence and Power. (a) Each of Parent and Merger Sub (i) is a legal entity duly organized, validly existing and, to the extent the concept is applicable to the relevant jurisdiction, in good standing under the laws of the jurisdiction in which it was formed, (ii) has all necessary corporate, trust, company or partnership power and authority to: (A) conduct its business in the manner in which its business is currently being conducted; (B) own and use its assets in the manner in which its assets are currently owned and used; and (C) perform its obligations under all Contracts by which it is bound, in each case, except where the failure to be so organized, validly existing or in good standing or have such power and authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)    Each of the Parent Entities is qualified to do business as a foreign corporation, limited liability company, partnership or other entity (as the case may be) and, to the extent the concept is applicable to the relevant jurisdiction, is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)    Parent has Made Available to the Company accurate and complete copies of the organizational documents of Parent and Merger Sub (the “Parent Organizational Documents”), in each case, including all amendments thereto. Neither Parent nor Merger Sub is in violation of the its respective organizational documents in any material respect.

Section 5.02.    Corporate Authorization; Binding Nature of Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, are within Parent and Merger Sub’s corporate or limited liability company, as applicable, power and have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective board of directors or sole member. No other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Parent or Merger Sub is a party and the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Agreements to which either Parent or Merger Sub is a party have been duly executed and delivered by them and, assuming due execution and delivery by the other parties thereto, constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Equitable Exception.

Section 5.03.    Consents and Approvals. No Consent from, filing with or notification to, any Governmental Authority, is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and each other Transaction Agreement by Parent or Merger Sub or the performance by Parent and Merger Sub of their respective obligations hereunder (including the consummation of the Merger) and thereunder, except for: (a) the filing of the Notification and Report Form under the HSR Act and any filings or notifications required under any other Required Regulatory Filings/Approvals; (b) applicable requirements of the 1934 Act and as may be required under applicable state securities or “blue sky” Applicable Law of the United States; (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (d) the filing with the SEC of the Registration Statement; (e) the filing of the CFIUS Notice and the receipt of the CFIUS Clearance; (f) satisfaction of any ITAR Pre-Notification Requirement; and (g) any Consents, filings, registrations, or notifications, which if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.04.    No Vote Required. No member or shareholder vote of Parent is required to approve this Agreement or the other Transaction Agreements or to authorize the Merger Sub or consummate the Contemplated Transactions.

Section 5.05.    Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each other Transaction Agreement (including the consummation of the Merger) do not and will not (whether with due notice or lapse of time or both), directly or indirectly, (i) violate, conflict with or result in a breach of any provision of any Parent Organizational Document or the organizational governing documents of any of Parent’s Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 5.03, violate any provision of any Applicable Law with respect to Parent or any Subsidiary thereof, (iii) violate, conflict with, result in any breach of or any default under, or result in or give to others any rights of termination, modification, amendment, vesting or cancelation of or under, acceleration, revocation or suspension of any Contract to which Parent or any of its Subsidiaries is a party, or (iv) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrances) upon any of the assets, properties or rights of Parent or Merger, except, in the case of each of clauses “(ii)” through “(iv)” above, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06.    Capitalization.

(a)    As of March 7, 2019, the authorized capital stock of Parent consists of: (i) an unlimited number of Parent Class A Shares, of which 993,897,590 shares, have been issued and are outstanding; (ii) 85,120 Parent Class B Shares, all of which are issued and are outstanding; (iii) an unlimited number of Parent Class A Preferred Shares, of which 10,457,685 Class A Preference Shares, Series 2; 3,995,910 Class A Preference Shares, Series 4; 2,476,185 Class A Preference Shares, Series 8; 5,515,981 Class A Preference Shares, Series 9; 9,640,096 Class A Preference Shares, Series 13; 2,000,000 Class A Preference Shares, Series 15; 7,862,084 Class A Preference Shares, Series 17; 7,885,754 Class A Preference Shares, Series 18; 9,298,148 Class A Preference Shares, Series 24; 1,529,133 Class A Preference Shares, Series 25; 9,803,240 Class A Preference Shares, Series 26; 9,246,777 Class A Preference Shares, Series 28; 9,790,374 Class A Preference Shares, Series 30; 11,754,099 Class A Preference Shares, Series 32; 9,888,332 Class A Preference Shares, Series 34; 7,863,793 Class A Preference Shares, Series 36; 7,837,967 Class A Preference Shares, Series 37; 7,924,280 Class A Preference Shares, Series 38; 11,853,135 Class A Preference Shares, Series 40; 11,902,700 Class A Preference Shares, Series 42; 9,831,929 Class A Preference Shares, Series 44; 11,740,797 Class A Preference Shares, Series 46; and 11,885,972 Class A Preference Shares, Series 48; in each case, are issued and outstanding; and (iv) an unlimited number of Class AA Preferred Shares, none of which have been issued or are outstanding.

(b)    All of the outstanding Parent Class A Shares have been duly authorized and validly issued, and are fully paid and non-assessable. As of the date of this Agreement, there is no shareholder rights plan (or similar plan commonly referred to as a “poison pill”) under which any of the Parent Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(c)    All outstanding Parent Class A Shares, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of Parent and Parent’s Subsidiaries have been issued and granted in compliance in all material respects with: (i) all Applicable Laws relating to securities; and (ii) all requirements set forth in applicable Contracts and any applicable Parent Employee Plan.

Section 5.07.    SEC Filings; Parent Financial Statements.

(a)    All Parent Disclosure Documents required to have been filed or furnished by Parent or its officers with the SEC or the Canadian Securities Administrators since December 31, 2016 have been so filed or furnished on a timely basis, including any certification or statement required by: (i) Rule 13a-14 or Rule 15d-14 under the 1934 Act (and Section 302 of the Sarbanes-Oxley Act); (ii) Section 906 of the Sarbanes-Oxley Act; (iii) Canadian Securities Laws and (iv) any other rule or regulation promulgated by the SEC or the Canadian Securities Administrators or applicable to the Parent Disclosure Documents filed on or after December 31, 2016 (the “Parent Certifications”). As of the time it was filed with or furnished to the SEC or the Canadian Securities Administrators (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of any Parent Disclosure Document that is a registration statement or prospectus filed pursuant to the requirements of the 1933 Act or applicable Canadian Securities Laws, as of the effective date of such Parent Disclosure Document): (A) each Parent Disclosure Document complied in all material respects with the applicable requirements of the 1933 Act, the 1934 Act or Canadian Securities Laws (as the case may be); and (B) no Parent Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    Parent maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) and of ICRF (as defined under National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Parent maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) and DC&P (as defined in National Instrument 52-109) designed to provide reasonable assurance that all material information relating to Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC, the Canadian Securities Administrators and other public disclosure documents of Parent, and otherwise ensure that information required to be disclosed by Parent in the reports that it files or submits under the 1934 Act and applicable Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in the SEC’s and Canadian Securities Administrators’ rules and to make the Parent Certifications.

(c)    The financial statements (including any related notes) of Parent contained in the Parent Disclosure Documents filed on or after December 31, 2016: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with IFRS applied on a consistent basis throughout the applicable period covered (except (A) as may be indicated therein or in the notes thereto, (B) with respect to unaudited statements, as permitted by the SEC and the Canadian Securities Administrators, and (C) in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of notes thereto); and (iii) present fairly, in all material respects, the financial condition of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby.

(d)    None of the Parent Entities is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among any Parent Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the 1933 Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent Entities in the published financial statements of Parent contained in the Parent Disclosure Documents.

(e)    Since December 31, 2016 through the date hereof, none of the Parent Entities, the Parent’s independent accountants (to the Knowledge of Parent), or the board of directors or audit committee of the board of directors of any Parent Entity, or any officer of any Parent Entity, has received any written notification of any: (A) “significant deficiency” in the internal controls over financial reporting of any of the Parent Entities or “material weakness” in the internal controls over financial reporting of any of the Parent Entities, in each case which is reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information; or (B) fraud, whether or not material, that involves management or other employees of any of the Parent Entities who have a significant role in the internal controls over financial reporting of the Parent.

Section 5.08.    Absence of Certain Changes. Except in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions, since December 31, 2018 through the date of this Agreement:

(a)    there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and

(b)    neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date hereof without the consent of the Company, would constitute a violation of Section 7.01(a).

Section 5.09.    Governmental Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) the Parent Entities hold all material Governmental Authorizations necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted, (b) all such Governmental Authorizations are valid and in full force and effect, (c) each Parent Entity is in compliance with the terms and requirements of such Governmental Authorizations, and (d) since December 31, 2016 through the date hereof, none of the Parent Entities has received any written notice from any Governmental Authority regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any such material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such material Governmental Authorization.

Section 5.10.    Compliance with Law. The operations of the business of the Parent and its Subsidiaries are and have been, since the later of (x) such entity’s commencement of operations and (y) December 31, 2016, conducted in accordance with all Applicable Law of any Governmental Authorities having jurisdiction over such entity or its assets, properties and operations (including by filing all reports, registrations and statements in a timely manner, together with any amendments required to be made with respect thereto, that are required to be filed under any Applicable Law with any applicable Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since December 31, 2016 through the date hereof, none of the Parent Entities has received written notice from a Governmental Authority of any violation (or any investigation with respect thereto) of any Applicable Law and neither Parent nor any of its Subsidiaries is in default with respect to any Order applicable to any of its assets, properties or operations, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of the Parent, its Affiliates and their respective funds, any officer or director of any such Person, or any other Person that is a covered person of any of the foregoing as described in Rule 506(d)(1) is or has been subject to any Disqualifying Events (including, for the avoidance of doubt, Disqualifying Events that would have triggered disqualification under Rule 506(d)(1) but occurred before September 23, 2013 or have been waived by a waiver, order, judgment or decree granted under Rule 506(d)(2)(ii) or (iii)). None of the Parent, its Subsidiaries or any executive officer or other Person who is an “affiliate” of a Parent Entity (within the meaning of Section VI(c) of the QPAM Exemption has been convicted of, or pleaded guilty to, a crime described in I(g) of the QPAM Exemption or any other crime and no such Person is or is reasonably expected to be disqualified from relying on the QPAM Exemption with respect to transactions managed by such Person due to the application of Section I(g) of the QPAM Exemption or otherwise.

Section 5.11.    Litigation. As of the date hereof, there is no Legal Proceeding pending, or, to the Knowledge of Parent, threatened except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no Order of any Governmental Authority or any arbitrator of any nature outstanding, or, to the Knowledge of Parent, threatened, against Parent or any of Parent’s Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.12.    Brokers’ Fees. There is no Advisor of or to Parent, Merger Sub or any of their Affiliates who might be entitled to any banking, broker’s, finder’s, success, completion or similar fee or other commission from Parent or Merger Sub in connection with this Agreement, the Merger or the other Contemplated Transactions.

Section 5.13.    Sufficiency of Funds. As of the Effective Time, Parent and Merger Sub will have available to them cash and other sources of immediately available funds sufficient to pay the aggregate Cash Consideration and all other cash amounts payable pursuant to this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any other Contemplated Transactions, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Section 5.14.    Information Supplied. None of the information to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Registration Statement, the Consent Solicitation Statement or, if required, the Schedule 13E3 will, at the time the Registration Statement or Consent Solicitation Statement is mailed to the Members or the time the Schedule 13E3 is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations promulgated by the SEC thereunder.

Section 5.15.    Merger Sub. Parent is directly or indirectly the sole holder of all limited liability company interests in Merger Sub. Since its date of formation, Merger Sub has not carried on any business nor conducted any operations other than in connection with the execution of this Agreement, the performance of its obligations hereunder and matters ancillary to the Contemplated Transactions.

Section 5.16.    Ownership of Company Units. As of the date hereof, other than 259,013 Class A Units owned by a Subsidiary of Parent, none of Parent or Merger Sub or their respective Subsidiaries, Affiliates or associates is a beneficial owner of any Company Units or has any rights to acquire any limited liability company interests of the Company (except pursuant to this Agreement).

Section 5.17.    Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties of the Company, SellerCo and Seller MergerCo expressly set forth in Article 4 hereof and the Transaction Agreements (i) none of the Company Entities, the Company Funds, the Portfolio Companies, their respective Representatives nor any other Person makes, or has made, any representations or warranties relating to the Company Entities, the Company Funds, the Portfolio Companies or any other Person related thereto or their respective businesses or otherwise in connection with this Agreement, the Transaction Agreements, the Merger or the other Contemplated Transactions, and Parent, Merger Sub and their respective Affiliates are not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement and the Transaction Agreements to which a Company Entity is a party and (ii) no Person has been authorized by any Company Entity, Company Fund or the Portfolio Company to make any representation or warranty relating to the Company Entities, the Company Funds, the Portfolio Companies or any other Person related thereto or their respective businesses or otherwise in connection with this Agreement, the Transaction Agreements, the Merger and the other Contemplated Transactions, and if made, Parent and Merger Sub hereby agree and acknowledge that neither they nor their respective Affiliates have relied on any such representation or warranty and (z) no Person has made any representation or warranty regarding, and Parent, Merger Sub and their Respective Affiliates are not relying upon, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, and such information and materials are not and shall not be deemed to be or include representations or warranties.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.    Conduct of the Company.

(a)    Except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly contemplated by any of the Transaction Documents, as set forth in Section 6.01 of the Company Disclosure Schedule or as otherwise required by Applicable Law or a Governmental Authority, from the date hereof until the Effective Time or earlier termination of this Agreement: (i) the Company shall use reasonable best efforts to ensure that each of the Company Entities conducts its business and operations in the ordinary course of business; and (ii) the Company shall use reasonable best efforts to ensure that each of the Company Entities preserves intact its current business organization and maintains its relations and goodwill with all Funds, investors, suppliers, customers, strategic partners, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Company Entity.

(b)    Without limiting the generality of the foregoing, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly contemplated or permitted by any of the Transaction Documents, as set forth in Section 6.01 of the Company Disclosure Schedule or as otherwise required by Applicable Law or a Governmental Authority, the Company shall not, nor shall it permit any of its Subsidiaries to:

(i)    (A) amend or waive or propose to amend or waive the Company Organizational Documents or (B) amend or propose to amend in any material respect the organizational documents of any of its Subsidiaries;

(ii)    split, combine or reclassify any limited liability company interests or shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect the Company Units, except for (A) Permitted Distributions paid at times consistent with past practice and (B) acquisitions, or deemed acquisitions, of equity securities of the Company in connection with (1) the withholding of equity securities to satisfy Tax obligations with respect to the vesting or settlement of awards under the Company Equity Incentive Plans and (2) forfeitures of awards under the Company Equity Incentive Plans;

(iii)    other than the sale, grant or issuance in the ordinary course of business consistent with past practice in fiscal years 2019 or 2020 with respect to fiscal year 2019 (but subject to consultation with Parent), sell, issue, grant or authorize the sale, issuance or grant by the Company or any Subsidiary of: (A) any capital stock, limited liability company interest or other security; (B) any option, restricted share unit, deferred share unit, profits interest, profits participation right or other equity or equity-based compensation award (whether payable in cash, shares or otherwise), call, warrant or right to acquire any capital share or other security; or (C) any instrument convertible into or exchangeable for any capital share or other security;

(iv)    except for the OCGH Exchange, permit any exchanges of limited partnership interests in Oaktree Partnership pursuant to the Existing Exchange Agreement;

(v)    enter into any Contract with respect to the voting of any Company Units;

(vi)    other than as required by any Contract governing Company Units as in effect on the date hereof or in the ordinary course of business consistent with past practice, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s unit option or equity compensation plans (including the Company Equity Incentive Plans) or any provision of any Contract evidencing any outstanding unit option, restricted share unit, restricted share purchase agreement, profits interest or profits participation right agreement, or otherwise modify any of the terms of any outstanding equity or equity based compensation award, warrant or other security or any related Contract;

(vii)    adopt, approve or implement any “poison pill” or similar rights plan or related agreement;

(viii)    acquire or dispose of (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than in the ordinary course of business; provided, however that the value of such acquisitions shall not exceed $250,000,000 in the aggregate; and further provided, however, that any such acquisitions or dispositions made in reliance on exceptions to this clause (viii) shall not be permitted to include any material non-competition restrictions applicable to the Company Entities;

(ix)    make any capital expenditure in excess of $15,000,000 in the aggregate, except for expenditures contemplated by the capital budget set forth in Section 6.01(b)(ix) of the Disclosure Schedule;

(x)    permit any assets of a Company Entity to become subject to any Encumbrance (other than Permitted Encumbrances, Encumbrances imposed by securities Applicable Laws or in connection with any indebtedness of any Company Entity existing as of the date hereof), except for pledges of assets (A) made in the ordinary course of business or (B) not to exceed an aggregate amount of $100,000,000;

(xi)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any of the Company Entities except for any such liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization that are (A) already in process prior to the date hereof, or (B) in respect to the liquidation or dissolution of any Company Entity whose sole purpose is to act as the general partner (or equivalent) of a Company Fund that itself has been liquidated;

(xii)    make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency;

(xiii)    transfer, capitalize, settle, discharge, modify, amend the material terms of or repay or reduce the principal amount of any indebtedness of Oaktree Holdings, Inc. or Oaktree AIF Holdings, Inc. owed to the Company;

(xiv)    enter into any material transaction with any of its Affiliates (other than the Company and any of its Subsidiaries) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise permitted pursuant to this Section 6.01;

(xv)    act or fail to act in any manner that would reasonably be expected to result in any loss, lapse, abandonment, cancellation, invalidity or unenforceability of any material Owned Intellectual Property material to the conduct of the business of any of the Company Entities, taken as a whole;

(xvi)    incur any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of any Company Entity, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than any such indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company Entity’s existing credit facilities and in respect of letters of credit) for additional amounts after the date hereof not in excess of $100,000,000 in the aggregate;

(xvii)    except in the ordinary course of business consistent with past practice, materially change or amend, enter into, or grant, increase, or accelerate payments or benefits under, any compensation or benefits agreement, arrangement or plan with any current or former officers, directors, employees, independent contractors or service providers of any of the Company Entities;

(xviii)    except in the ordinary course of business consistent with past practice, grant or increase any retention, change in control or similar payment or benefit to, or enter into or amend any existing retention, change in control or similar payment or benefit arrangement with, any current or former officers, directors, employees, independent contractors or service providers of any of the Company Entities (including, in each case, any payment or benefit that is contingent on the consummation of the Contemplated Transactions, whether “single trigger” or “double trigger”);

(xix)    enter into any material new business line;

(xx)    change any Company Entity’s (A) methods of accounting, except as required by changes in GAAP, internal accounting practices or in Regulation S-X of the 1934 Act or (B) cash management and collection of accounts receivable, except for changes in the ordinary course of business;

(xxi)    in respect of any Company Entity (A) make, change or revoke any (1) entity classification election for the Company, any Intermediate Holding Company (as defined in the Exchange Agreement) or any other material Company Entity or (2) other material Tax election, (B) change any annual Tax accounting period or adopt or change any method of Tax accounting in a way that would materially impact such Company Entity, (C) settle any audit or other proceeding with a Governmental Entity that relates to a material Tax liability (other than any matter set forth in Section 4.21(c) of the Company Disclosure Schedules), (D) surrender any material claim for a refund of any material amount of Taxes or (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment except for any such extension or waiver in connection with a matter set forth in Section 4.21(c) of the Company Disclosure Schedules;

(xxii)    settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Company Entity or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby (including with any Members or against any Company Entity or any of its officers or directors), other than (1) settlements involving only the payment of monetary damages by a Company Entity not exceeding, in the aggregate, $25,000,000, (2) any litigation, investigation, arbitration, proceeding or other claim that would not prohibit or restrict any Company Entity from operating its business in substantially the same manner as operated on the date of this Agreement or require the waiver or release of any material rights or claims, or (3) any such settlements in connection with any Fund where any monetary damages would not ultimately be borne by any Company Entity;

(xxiii)    (A) voluntarily terminate, modify, amend or waive any Material Contract that would, in each case, materially and adversely affect the ability of the Company to conduct its business as conducted as of the date hereof, other than terminations, amendments and waivers in accordance with the terms thereof in the ordinary course of business, or (B) enter into any contract, agreement, or arrangement that would have been a Material Contract (solely of the type described in clauses (vi), (vii), (viii) or (xiv) of the definition thereof) if entered into prior to the date hereof to the extent that any such contract would, after the Closing, materially and adversely restrict Parent and its Subsidiaries from operating its business in all material respects as conducted as of the date hereof (other than replacement contracts, agreements or arrangements to replace expired or terminated Material Contracts on substantially similar terms);

(xxiv)    permit any amendment or modification of the terms of, or waiver under, any Investment Advisory Arrangement or Fund Document or any other accommodation, in each case, as a condition to obtaining any consent solicited pursuant to Section 8.06 of this Agreement;

(xxv)    knowingly take any action that would reasonably be expected to adversely affect in any material respect the likelihood that the waiting period (or any extension thereof, including any commitment by any Party and/or agreement between a Party and a Governmental Authority not to consummate the Contemplated Transactions prior to a certain time (a “Waiting Period Extension”)) under the HSR Act expires or is terminated or materially delayed or that any other antitrust approval would not be obtained or materially delayed;

(xxvi)    except in the ordinary course of business consistent with past practice, decrease, subsidize, rebate, discount, waive, or defer any fees chargeable by any Company Entity, in each case, other than as required by the applicable Investment Advisory Arrangement as in effect on the date hereof, in each case without prior consultation with Parent;

(xxvii)    fail to maintain or take any necessary action to reinstate any Investment Advisor Subsidiary’s corporate existence or existing qualification in qualifications in jurisdictions in which the Investment Advisor Subsidiary is required to be so qualified to conduct its business;

(xxviii)    fail to cause OCMI to maintain Minimum Net Capital (A) in compliance with all applicable Laws imposed by the SEC, FINRA and any other Governmental Entity having authority over OCMI and (B) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the 1934 Act or make any filing with FINRA pursuant to NASD Rule 1017(a)(3);

(xxix)    except in the ordinary course of business consistent with past practice in terms of amount and frequency, commit any seed capital to any Fund without prior consultation with Parent; or

(xxx)    agree, resolve or commit to do any of the foregoing.

Section 6.02.    No Solicitation; Other Offers.

(a)    General Prohibitions. Except as permitted by Section 6.02(b), the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, or furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party in connection with the foregoing, (iii) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation (or publicly approve, publicly endorse or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement). Any breach of this Section 6.02 by the Company’s officers or directors or any of the Company’s or its Subsidiaries’ Representatives shall be deemed a breach by the Company.

(b)    Exceptions.

(i)    Notwithstanding Section 6.02(a), if after the date of this Agreement, but prior to the receipt of the Company Member Approval, the Company receives a bona fide Acquisition Proposal that did not result from a material breach by the Company (including, for the avoidance of doubt, any material breach by any of the Company’s or its Subsidiaries’ Representatives) of Section 6.02(a), the Company and its Representatives may contact the Person or group of Persons making such Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, and if the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Company’s financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, the Company may: (A) engage and participate in negotiations or discussions with such Third Party and its Representatives with respect to such Acquisition Proposal; and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality obligations not materially less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement except that such confidentiality agreement need not contain any standstill or similar provision (an “Acceptable Confidentiality Agreement”); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with (and in any event within twenty-four (24) hours after) the time it is provided or made available to such Third Party; provided, however, that the Company shall provide written notice to Parent as soon as reasonably practicable before taking any of the actions described in clauses “(A)” and “(B)” above. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 6.02(b) (including a public announcement that the Company, the Company Board or the Special Committee has made any determination required under this Section 6.02(b) to take or engage in any such actions (provided that the Company Board publicly reaffirms the Company Board Recommendation in connection with such disclosure) shall not constitute an Adverse Recommendation Change or Triggering Event or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 10.01.

(ii)    Notwithstanding Section 6.02(a), at any time after the date of this Agreement, but prior to the receipt of the Company Member Approval, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change only in response to (A) the Company receiving a bona fide written Acquisition Proposal that constitutes a Superior Proposal that did not arise from a breach by the Company (including, for the avoidance of doubt, any breach by any of the Company’s or its Subsidiaries’ Representatives) of Section 6.02(a) of this Agreement or (B) an Intervening Event, if and only if, (1) the Company Board or the Special Committee determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under the DLLCA or the Operating Agreement and (2) the Company complies with the provisions of Section 6.02(c).

In addition, nothing contained herein shall prevent the Company Board or the Special Committee from complying with disclosure obligations under the NYSE or applicable Law, including (x) taking and disclosing to the Members a position contemplated by Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or (y) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act (or any similar communication to the Members); provided, however, that with respect to the foregoing clause (x), any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or disclosure or in connection with such action. It is understood and agreed that any “stop, look and listen” disclosure or similar communication permitted pursuant to the foregoing clause (y) made prior to the tenth (10th) Business Day after the commencement of such tender or exchange offer shall not constitute an Adverse Recommendation Change or Triggering Event or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 10.01. The Company shall in no event be deemed to violate this Section 6.02 or to have effected an Adverse Recommendation Change or Triggering Event as a result of responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 6.02.

(c)    Required Notices.

(i)    Subject to Section 6.02(c)(ii), no Adverse Recommendation Change may be made in response to a Superior Proposal or Intervening Event: (A) until the fifth (5th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make such Adverse Recommendation Change (a “Company Board Recommendation Notice”), which notice shall specify (1) in the case of such an action taken in connection with a Superior Proposal, the terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements with respect to such Superior Proposal) or (2) if the basis of the proposed action by the Company Board is an Intervening Event, a reasonably detailed description of the Intervening Event (it being understood and agreed that the delivery of a Company Board Recommendation Notice shall not, in and of itself, constitute an Adverse Recommendation Change); (B) unless the Company shall have, during the five (5) Business Day period specified above (and any additional period related to a revision to the Superior Proposal, as provided in Section 6.02(c)(ii)), negotiated, and directed the Company’s financial advisors and legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal (or, in the case of a Company Board Recommendation Notice that is related to an Intervening Event, so that the failure to make such Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under the DLLCA or the Operating Agreement) and (C) following the end of such five (5) Business Day period, the Company Board shall have determined in good faith, after consulting with and receiving advice from outside counsel, and taking into account any changes to this Agreement proposed in writing by Parent in response to the Company Board Recommendation Notice, that the Superior Proposal giving rise to the Company Board Recommendation Notice continues to be a Superior Proposal (or, in the case of a Company Board Recommendation Notice that is related to an Intervening Event, that the failure to effect an Adverse Recommendation Change would continue to be reasonably be expected to be inconsistent with its fiduciary duties under the DLLCA or the Operating Agreement).

(ii)    The Parties agree that, in the case of such actions taken in connection with a Superior Proposal, any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Board Recommendation Notice (provided that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period following receipt by Parent of any such new Company Board Recommendation Notice. The Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional relevant proposed transaction documents related thereto).

(iii)    The Company shall notify Parent promptly (but in any event within twenty four (24) hours) of the receipt of any written Acquisition Proposal and a summary of the material terms and conditions thereof including (except to the extent prohibited by any Contract in effect) the identity of the Third Party making such Acquisition Proposal. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material details of any such Acquisition Proposal and with respect to any material change to the terms of any such Acquisition Proposal within twenty-four (24) hours of notice of such material change.

(d)    Definitions.

(i)    “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

(ii)    “Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions and provided that, for the avoidance of doubt, no disposition of any Portfolio Company or any Fund, in each case, in the ordinary course of business, shall constitute an “Acquisition Transaction”) involving:

(A)    any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (1) in which the Company is a constituent or participating corporation; (2) in which a Person or “group” (as defined in the 1934 Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing twenty percent (20%) or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for twenty percent (20%) or more of any such class) of the Company; or (3) in which the Company issues securities representing twenty percent (20%) or more of the outstanding securities of the Company (or instruments convertible into or exercisable or exchangeable for twenty percent (20%) or more of any such securities); or

(B)    any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition or liquidation or dissolution of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, consolidated net income or consolidated assets of Company Entities taken as a whole (including equity securities of the Company’s Subsidiaries).

(iii)    “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal on terms that the Company Board (or the Special Committee) determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, are more favorable to the Company’s Members from a financial point of view than the Contemplated Transactions, taking into account the relevant legal, financial and regulatory aspects of such Acquisition Proposal and all other relevant factors that the Company Board or the Special Committee, as applicable, deems to be appropriate, and any changes to the terms of this Agreement that as of that time had been agreed to be made in writing by Parent in response to such Acquisition Proposal as contemplated by Section 6.02(c); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”.

(iv)    “Intervening Event” means any fact, event, development or set of circumstances affecting the Company and its Subsidiaries taken as a whole (that does not relate to any Acquisition Proposal) that occurred or arose after the date of this Agreement and was not known to or reasonably foreseeable by the Company Board or the Special Committee as of the date of this Agreement (or if known or reasonably foreseeable, the consequences or the probability or magnitude of such consequences were not known or reasonably foreseeable) (A) which fact, event, development or set of circumstances becomes known to the Company Board or the Special Committee prior to the receipt of the Company Member Approval and (B) does not relate to any changes in the market price or trading volume of Parent (it being understood that with respect to clause (B) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred).

(e)    Obligation to Terminate Existing Discussions. Subject to the other provisions of this Section 6.02, the Company and its Subsidiaries shall, and the Company shall cause its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 6.03.    Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent and its Representatives, upon reasonable notice, reasonable access to the offices, properties, books and records and the senior executives (and an integration planning team of employees designated by the senior executives) of the Company Entities, (ii) furnish to Parent and its Representatives such financial and operating data in the Company’s possession as such Persons may reasonably request, and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company Entities.    Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including Antitrust Law and privacy laws) or binding agreement entered into prior to the date of this Agreement or (B) protected by attorney-client privilege, work product doctrine or similar protection to the extent such privilege cannot be protected by the Company through exercise of its commercially reasonable efforts. All information exchanged pursuant to this Section 6.03 shall be subject to the Confidentiality Agreement.

Section 6.04.    Tax Opinion. The Company shall cause to be delivered to Parent, on or before the Closing Date, a copy of a written opinion of Simpson, Thacher & Bartlett LLP, or other tax counsel reasonably satisfactory to Parent, dated as of the Closing Date and in form and substance as set forth in Section 6.04 of the Company Disclosure Schedule, to the effect that the Company is classified as a partnership and not as an association or “publicly traded partnership” taxable as a corporation for U.S. federal income Tax purposes. Such opinion shall be based on representations in an officer’s certificate in form and substance as set forth in Section 6.04 of the Company Disclosure Schedule.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01.    Conduct of Parent.

(a)    Except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) as otherwise required by Applicable Law or a Governmental Authority, from the date hereof until the Effective Time or earlier termination of this Agreement: (i) Parent shall use reasonable best efforts to ensure that each of the Parent Entities conducts its business and operations in the ordinary course of business; and (ii) Parent shall use reasonable best efforts to ensure that each of the Parent Entities preserves intact its current business organization and maintains its relations and goodwill with all suppliers, customers, strategic partners, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Parent Entity.

(b)    Without limiting the generality of the foregoing, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, or as required by Applicable Law or a Governmental Authority, Parent shall not, nor shall it permit any of its Subsidiaries to:

(i)    (A) amend or waive or propose to amend or waive the Parent Organizational Documents in a manner adverse to the Company or its unitholders (provided, for greater certainty, that any amendment to the Parent Organizational Documents to create a new class or series of preferred shares would not be considered adverse to the Company or its Members);

(ii)    declare, set aside or pay any non-cash dividend or other distribution, or any extraordinary cash dividend or other distribution, in respect of the Parent Class A Shares;

(iii)    adopt, approve or implement any “poison pill” or similar rights plan or related agreement that does not provide an exception for any Parent Class A Shares to be issued to the Company, SellerCo and Seller MergerCo and any of their respective Affiliates, including in connection with either of the Mergers;

(iv)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parent or Atlas Holdings, LLC or make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency; or

(v)    agree, resolve or commit to do any of the foregoing.

Section 7.02.    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.    Director and Officer Liability.

(a)    Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s present and former directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the Effective Time with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the Effective Time, or the Surviving Company shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the Effective Time; provided that in no event shall the Surviving Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(b)    The rights of each insured Person under this Section 7.03 shall be in addition to any rights such Person may have under the A&R Operating Agreement of the Company or organizational documents of any of its Subsidiaries, under the DLLCA or any other Applicable Law or under any agreement of any Person insured under this Section 7.03. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each insured Person under this Section 7.03.

Section 7.04.    Stock Exchange Listing. Parent shall promptly prepare and submit to the NYSE a listing application covering the Parent Class A Shares to be issued in connection with the Merger and the Subsequent Merger and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Class A Shares on the NYSE, subject to official notice of issuance at the Effective Time.

Section 7.05.    No Parent Shareholder Approval. Parent shall not take any action which would cause the vote of the holders of any class or series of capital stock or other equity interests of Parent to be necessary to adopt this Agreement or to consummate any of the Contemplated Transactions, including the issuance of the Parent Class A Shares to be issued in connection with the Merger and the Subsequent Merger.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The Parties agree that:

Section 8.01.    Reasonable Best Efforts. (a) Except as otherwise provided herein, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (but no later than the End Date), including (x) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (y) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to execute and deliver such other documents, certificates, notices and other writings as may be necessary or advisable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)    Subject to Applicable Law, each of the Parties shall, upon request, furnish to the other Parties all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Consent Solicitation Statement, filing, or any other notice or application made by or on behalf of Parent, the Company, or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c)    In furtherance and not in limitation of the foregoing, each Party agrees to (i) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act (“HSR Filing”) with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within fifteen (15) Business Days unless otherwise agreed in writing), and to make, or cause to be made, the filings and authorizations required under any other Antitrust Laws of the jurisdictions identified in Section 8.01(c) of the Company Disclosure Schedule as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act (including pursuant to any “second request”) or any other Antitrust Laws and to take or cause to be taken all other actions reasonably necessary, proper or advisable consistent with this Section 8.01 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or any other Antitrust Laws as soon as practicable and (ii) not take any action that would reasonably be expected to adversely affect in any material respect the likelihood that the waiting period (or any Waiting Period Extension) under the HSR Act expires or is terminated or materially delayed or that any other antitrust approval would not be obtained or materially delayed; provided, however, that this Section 8.01(c)(ii) shall not apply to any Fund (including, for the avoidance of doubt, any Portfolio Companies) or any Parent Fiduciary Entity. In furtherance and not in limitation of the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Neither party shall directly or indirectly (i) agree to any Waiting Period Extension or (ii) withdraw and re-file the HSR Filing, in each case except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(d)    Each of the Parties shall, in connection with the efforts referenced in Section 8.01(c) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable legal limitations and the instructions of any Governmental Authority, promptly notify the other Party of any substantive communication received by such Party (and provide as promptly as practicable a copy of any such communication or, if such communication is oral, a summary of such communication) from, or given by such party to, the FTC, the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) subject to applicable legal limitations and the instructions of any Governmental Authority, provide a copy of and permit the other party to review in advance (and consider in good faith the other Party’s reasonable comments in connection with) any filing or notice to be submitted in connection with a Required Regulatory Filing/Approval or substantive written communication to be given by it to, and consult with each other in advance of any in-person meeting or conference, pre-scheduled teleconference, or teleconference initiated by a Party with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings, conferences or teleconferences.

(e)    In furtherance and not in limitation of the covenants of the parties contained in Section 8.01(c) and Section 8.01(d), if any objections are asserted with respect to the transactions contemplated hereby under any Applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent shall use its reasonable best efforts to (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities, competition authorities of any other nation or other jurisdiction may assert under any Applicable Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the End Date), including in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date. Without limiting the generality of the foregoing, Parent shall, and shall cause its Affiliates and Subsidiaries to (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent, the Company or any of their respective Affiliates or Subsidiaries (subject to compliance with Section 8.01(f)), or any interest therein, or agree to any other structural or conduct remedy, and (ii) otherwise take or commit to take any actions that would limit Parent’s, the Company’s or their respective Subsidiaries’ or Affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services, or businesses of Parent, the Company, or any of their respective Affiliates or Subsidiaries (subject to compliance with Section 8.01(f)), or any interest therein; provided that any such actions taken pursuant to this Section 8.01(e) would not individually or in the aggregate reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities or results of operations of Parent and its Subsidiaries and Affiliates and the Company and its Subsidiaries and Affiliates (taken as a whole, after giving effect to the Merger, assuming for this purpose that the foregoing Persons taken as a whole were an entity the size of the Company and its Subsidiaries and Affiliates, taken as a whole, in terms of financial metrics), it being understood that any proceeds received, or expected to be received, from effecting any actions in the foregoing clause (i) or (ii) shall not be taken into consideration in making such determination; provided, further that nothing in this Section 8.01(e) shall require Parent, Merger Sub, the Company, SellerCo, Seller MergerCo or any of their respective Subsidiaries or Affiliates to take any action with respect to a Fund, Portfolio Company or Parent Fiduciary Entity; provided, further that any such actions are conditioned upon the consummation of the Merger and the transactions contemplated by this Agreement.

(f)    Each of the Parties shall:

(i)    promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any requisite regulatory approval under Applicable Law will not be obtained or that the receipt of any such approval may be materially delayed; and

(ii)    promptly inform the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of substantive oral communications, advise the other Parties of), any communication from or to any Governmental Authority regarding the Merger, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication or submission with any such Governmental Authority; provided, however, that no Party shall participate in any in-person meeting or conference, pre-scheduled teleconference, or teleconference initiated by a Party with any Governmental Authority in connection with this Agreement and the Merger unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate therein or thereat. Notwithstanding the foregoing and subject to the Confidentiality Agreement, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01(f)(ii) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 8.01, materials provided pursuant to this Section 8.01 may be redacted (A) to remove references concerning the valuation of the Company and the Merger or other competitively sensitive material, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns (including with respect to the other businesses of the Parties).

(g)    In furtherance and not in limitation of the covenants of the parties contained in Section 8.01(a), Section 8.01(e) or Section 8.01(f), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent to obtain each of the consents and other items set forth on Section 8.01(g) of the Company Disclosure Schedule; provided, that the Company shall not be required to make payments or incur any costs or expenses, grant any concession or incur any liability in order to obtain any such consents, and the failure to obtain any such consent shall not constitute a breach of this Agreement by the Company or relieve Parent or Merger Sub from any of their respective obligations hereunder (including to consummate the Merger or the other transactions contemplated hereby).

(h)    The Company and OCM Investments, LLC (“OCMI”) shall, in consultation with Parent, prepare and, not later than sixty (60) days after the date hereof, file with FINRA and request FINRA “Fast Track” treatment for, the CMA together with all documents and information required in connection with obtaining FINRA Approval on a “Fast Track” basis. Each of the Parties shall assist OCMI and provide all necessary information to OCMI to enable it to make and submit such filing, as promptly as practical after the execution of this Agreement, in form and substance reasonably satisfactory to each of the Parties, to obtain FINRA approval of the change in ownership of OCMI. Each of the Parties shall use commercially reasonable efforts to have the CMA approved by FINRA on a “Fast Track” basis or, if such “Fast Track” basis is not granted, as promptly as practicable. The Parties shall reasonably cooperate with each other and OCMI in the preparation and submission of the CMA, and in responding to any requests by FINRA with respect to the CMA or any requests by FINRA for any amendment or supplement thereto or for additional information. Without limiting the generality of the foregoing, the Parties shall, to the extent required by FINRA, provide OCMI and its counsel for filing with FINRA, the requisite Anti-Money Laundering, OFAC and Disqualifying Event certifications as well as formation and other organization documents of Parent and its Affiliates required to be included in the CMA. To the extent required by Applicable Law, the Company shall also as promptly as practicable send, or cause OCMI to send, written notification of the transactions contemplated by this Agreement to all States where OCMI is registered.

(i)    Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 8.01, each of the Parties agrees to use its reasonable best efforts to obtain the CFIUS Clearance. Such reasonable best efforts shall include, as promptly as practicable after the date hereof, making or causing to be made a draft CFIUS Notice in accordance with 31 C.F.R. Part 800 and the DPA, and after prompt resolution of all questions and comments received from CFIUS on such draft, preparing and submitting the final CFIUS Notice, which shall in any event be made promptly after the date all questions and comments received from CFIUS on such draft have been resolved or after CFIUS staff shall have indicated to the parties that it has no questions or comments. Such reasonable best efforts shall also include providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Contemplated Transactions, within the time periods specified by 31 C.F.R. §800.403(a)(3), or otherwise specified by the CFIUS staff. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts to obtain the CFIUS Clearance, (i) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other parties of any communication received by such parties from, or given by such parties to, CFIUS, by promptly providing copies to the other parties of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi); and (iii) permit the other parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other parties the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses “(i),” “(ii)” and “(iii)” of this Section 8.01(i), subject to confidentiality considerations contemplated by the DPA or required by CFIUS. With respect to the Company, Parent and Merger Sub, reasonable best efforts shall also include agreeing, at its or their sole cost and expense to any commercially reasonable action, condition or restriction required by CFIUS in connection with the CFIUS Clearance (including entering into any mitigation agreement with CFIUS as may be required) in order to receive the CFIUS Clearance; provided that no such action shall involve a Parent Fiduciary Entity, Fund or Portfolio Company. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that (x) CFIUS communicates to the parties its intent to send a report to the President recommending that the President suspend or prohibit the Contemplated Transactions, or (y) the President decides to suspend or prohibit the Contemplated Transactions (a “CFIUS Turndown”), none of Parent, Merger Sub or the Company shall have any further obligation to seek CFIUS Clearance. None of Parent, Merger Sub or the Company shall take or permit any of its controlled Affiliates (which shall not include any Parent Fiduciary Entity or Fund (including, for the avoidance of doubt, any Portfolio Companies)) to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of the CFIUS Clearance.

(j)    Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 8.01, each of the Parties agree to use their reasonable best efforts and cooperate with each other to satisfy the ITAR Pre-Notification Requirement. The Company shall promptly make or cause to be made a notification to DDTC, as provided for in 22 C.F.R. § 122.4(b) and DDTC’s 60-Day Notice Guidance, and promptly respond to all questions and comments received from DDTC regarding such notification. The Company shall, in connection with its efforts to satisfy the ITAR Pre-Notification Requirement, liaise with the Parent and Merger Sub in relation to each material step of the procedure before DDTC and as to the content of all material communication with DDTC (it being understood that when the content relates to confidential information of the Company, the provision of such content shall be limited to counsel and advisors to the Parent and Merger Sub at the Company’s request).

(k)    To the extent a controlled Portfolio Company in which a Company Entity holds equity interests is subject to the National Industrial Security Program Operating Manual or holds a Governmental Authorization requiring the written consent of a Governmental Authority prior to a direct or indirect change of control, the Company shall use commercially reasonable efforts to provide Parent and its Representatives, upon reasonable notice, reasonable access to the senior executives (or other employees designated by the senior executives) of the relevant Portfolio Companies and instruct their Representatives to cooperate reasonably with Parent in its investigation of the Portfolio Companies and submitting and obtaining any Required Regulatory Filings/Approvals.

(l)    As promptly as practicable following the Closing, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable (i) to specify that Parent and its Affiliates are not an affiliate of a Fund within the meaning of a Fund Document unless and only to the extent that such Fund’s confidential information is disclosed to or shared with Parent or its Affiliates (other than the Company or its Subsidiaries), (ii) to provide that the assumption of control by Parent does not trigger the need for consent to any deemed assignment of an investment management agreement, and (iii) otherwise ensure such Fund Document permits Parent’s ongoing ownership of the Company following the Closing.

Section 8.02.    Support Agreement; Preparation of Consent Solicitation Statement and Registration Statement; Member Written Consent.

(a)    The Company will use reasonable best efforts to cause Oaktree Partnership and Oaktree GP to execute and deliver in accordance with Section 11.01 to the Company and Parent the Support Agreement within five (5) hours after the execution and delivery of this Agreement by the Parties. If the Support Agreement is not

executed and delivered in accordance with this Section 8.02(a) within such five (5)-hour period after the execution and delivery of this Agreement by the Parties (a “Support Agreement Failure”), Parent shall have the right to terminate this Agreement as set forth in Section 10.01(c)(iii).

(b)    As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and, subject to Section 8.02(d), file with the SEC the Registration Statement in connection with the registration under the 1933 Act of the Parent Class A Shares to be issued in the Merger, which shall contain a consent solicitation statement in connection with the solicitation by the Company of written consents from the holders of the Class A Units to obtain the Company Member Approval (the “Consent Solicitation Statement”) in preliminary form of the type contemplated by Regulation 14A promulgated under the 1934 Act, prepared by the Company in consultation with Parent and its counsel as provided in Section 8.02(c) and Section 8.02(d). Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing and shall keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning Parent, the Company and the holders of Company Units, as may be reasonably requested in connection with any such action.

(c)    The Company and Parent shall reasonably cooperate with one another in connection with the preparation of the Consent Solicitation Statement, which shall, subject to Section 6.02(b), include the Company Board Recommendation. The Company shall use reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the Company’s Members, as applicable, as promptly as practicable after the Registration Statement is declared effective under the 1933 Act. If required, the Company and Parent shall reasonably cooperate with one another in connection with the preparation of a Rule 13E3 transaction statement on Schedule 13E3 (the “Schedule 13E3”) and the provisions of Sections 8.02(b) and 8.02(d) through 8.02(f) shall apply to such Schedule 13E3 mutatis mutandis.

(d)    No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Consent Solicitation Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with an Adverse Recommendation Change), and each Party shall consider in good faith all comments reasonably proposed by the other Party. Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Registration Statement or Consent Solicitation Statement, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Member Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Consent Solicitation Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Members of the Company. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or Consent Solicitation Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement, Consent Solicitation Statement or the Merger and (ii) all orders of the SEC relating to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Registration Statement or the Consent Solicitation Statement will be made by either Party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each Party shall consider in good faith all comments reasonably proposed by the other Party. The Parties will cause the Registration Statement and Consent Solicitation Statement to comply as to form in all material respects with the applicable provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations thereunder.

(e)    Each of Parent and Merger Sub agrees that none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time such Registration Statement becomes effective under the Securities Act or, if applicable, at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Registration Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s Members. Nothing in this Section 8.02(e) shall limit the obligations of any party under Section 8.02(b).

(f)    The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time such Registration Statement becomes effective under the Securities Act or, if applicable, at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If prior to the Effective Time, any event occurs with respect to any of the Company Entities, or any change occurs with respect to other information supplied by the Company for inclusion in the Registration Statement, which is required to be described in an amendment of, or a supplement to, such Registration Statement, the Company shall promptly notify Parent of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to such Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 8.02(f) shall limit the obligations of any party under Section 8.02(b).

(g)    If the Support Agreement is executed and delivered in accordance with Section 8.02(a), in lieu of calling a meeting of the Company’s Members, the Company shall use reasonable best efforts to cause the Oaktree Partnership to duly execute and deliver a member written consent substantially in the form attached to the Support Agreement (the “Member Written Consent”) in respect of the Class A Units and Class B Units beneficially owned by it in accordance with Section 18-302(d) of the DLLCA and Section 11.3(b) of the Operating Agreement in accordance with Section 1.1 of the Support Agreement. As promptly as practicable following the execution and delivery of the Member Written Consent by Oaktree Partnership to the Company, the Company shall deliver to Parent a copy of such Member Written Consent in accordance with Section 11.01 of this Agreement. In connection with the Member Written Consent, the Company shall take all actions necessary to comply, and shall comply in all material respects, with Applicable Law, including Section 18-302(d) of the DLLCA, Section 11.3 of the Operating Agreement and the 1934 Act, as applicable. Without prejudice to Parent’s rights or ability to seek and obtain specific enforcement under the Support Agreement of the Written Consent Parties’ obligation to execute and deliver the Member Written Consent, if the Written Consent Parties fail to deliver their Member Written Consent to the Company within five (5) Business Days of the later of (i) the Registration Statement becoming effective and (ii) the receipt by the Written Consent Parties of the Consent Solicitation Statement, and in either case an Election Notice shall not have been delivered prior to such time (a “Written Consent Failure”), then Parent shall have a right to terminate this Agreement as set forth in Section 10.01(c)(iii).

(h)    Notwithstanding the provisions of Section 8.02(g), if an Adverse Recommendation Change shall have occurred prior to such time as the Company Member Approval is obtained and Parent does not terminate this Agreement pursuant to Section 10.01(c)(i), then, within three (3) Business Days after such Adverse Recommendation Change, either Parent or the Company shall have the right to request a Company Meeting by written notice to the other (a “Company Meeting Election” and, such notice, the “Election Notice”) and, if so requested by Parent or the Company within such three (3) Business Day period, the Company shall (i) use its reasonable best efforts to cooperate with Parent to either (A) amend the Registration Statement as promptly as practicable following the receipt of such Election Notice to include a proxy statement (the “Proxy Statement”) instead of a Consent Solicitation Statement in the Registration Statement if there shall have occurred an Adverse Recommendation Change prior to such time that the Registration Statement is declared effective or (B) file a post-effective amendment to the Registration Statement and/or amend the Consent Solicitation Statement as promptly as practicable following the receipt of such notice if there shall have occurred an Adverse Recommendation Change at or after such time that the Registration Statement is declared effective, and (ii) shall call, give notice of, convene and hold a meeting of its Members (the “Company Meeting”) as soon as reasonably practicable after the Registration Statement is declared effective or as soon as reasonably practicable after the post-effective amendment is effective, as applicable (and, in any event, within forty-five (45) Business Days thereafter), for the purpose of obtaining the Company Member Approval required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of Members to approve the adoption of a merger agreement. The Company shall not postpone the Company Meeting except to the extent required by Law or in accordance with the remaining provisions of this Section 8.02(h). Notwithstanding the foregoing, if, on a date that is two (2) Business Days prior to the time for which the Company Meeting was originally scheduled (as set forth in the Proxy Statement) (the “Original Company Meeting Date”), (A) the Company has not received proxies representing the Company Member Approval, whether or not a quorum is present, (B) there are insufficient shares of Class A Units and Class B Units represented (either in person or by proxy) and voting to adopt this Agreement and approve the Merger, to constitute a quorum necessary to conduct the business of the Company Meeting, or (C) it is necessary to ensure that any supplement or amendment to the Proxy Statement is required to be delivered, the Company may, or, if Parent so requests, shall, postpone or adjourn the Parent Meeting; provided that the Company shall only be required to adjourn or postpone the Company Meeting two (2) times. In the event of any postponement or adjournment of the Company Meeting pursuant to this Section 8.02(h), the Company has the sole discretion to set the date for the postponement or adjournment of the Company Meeting; provided that the Company Meeting shall not be postponed or adjourned by more than ten (10) Business Days from the Original Company Meeting Date in connection with the first (1st) postponement or adjournment or more than an aggregate of thirty (30) business days from the Original Company Meeting Date if the Company Meeting Date is postponed or adjourned for two (2) times. If the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Member Approval shall not have been obtained, either Parent or the Company shall have the right to terminate this Agreement pursuant to Section 10.01(b)(iv). For the avoidance of doubt, if Parent or the Company has made a Company Meeting Election, but subject to the Company’s right or Parent’s right to request the Company to adjourn or postpone the Company Meeting permitted in this Section 8.02(h), unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the Members of the Company for approval at the Company Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation.

Section 8.03.    Transaction Agreements. Following the Closing, Parent and the Company shall implement the restructuring steps set forth on Exhibit B in accordance with the Restructuring Agreement. Following the date hereof, Parent and the Company shall cooperate with each other and use their reasonable best efforts to negotiate and agree upon the forms of Restructuring Agreement, Exchange Agreement, TRA Amendment and all operating company organizational agreements prior to the Closing, which forms of agreements shall include and be consistent with those terms set forth on Exhibits B, D, E and F, respectively. Concurrent with the Closing, each of the Company Entities, Parent and Merger Sub shall cause itself or such of its Affiliates that are contemplated to be a party to the Restructuring Agreement, the Exchange Agreement, the TRA Amendment or such operating company organizational agreements, as the case may be, to enter into such Transaction Agreement.

Section 8.04.    Directorship. Effective as of the Effective Time, the Company shall cause the board of directors of the Company to be comprised of the individuals set forth on Section 8.04 of the Company Disclosure Schedule. The members of the Company Board that are not continuing as members of the Company Board after the Effective Time shall deliver letters of resignation from the Company Board effective as of the Effective Time.

Section 8.05.    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a press release to be reasonably agreed upon by Parent and the Company. Except in connection with press releases or other public statements made in compliance with Section 6.02, none of the Company, on the one hand, or Parent, on the other hand, shall issue any public release or make any public announcement concerning this Agreement, the other Transaction Agreements or the Contemplated Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Applicable Law or the rules or regulations of any applicable United States or Canadian securities exchange or Governmental Authority to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow, to the extent practicable and permissible pursuant to Applicable Law, the other Party or Parties reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final reasonable discretion of the disclosing Party); provided, however, that the restrictions set forth in this Section 8.05 shall not apply to any release or announcement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party hereto in accordance with this Agreement (including any announcement or other notification provided to investors in a Fund), in each case to the extent such disclosure is still accurate. Notwithstanding the foregoing, no communication by the Company with the employees of any Company Entity or Parent with the employees of any Parent Entity shall be deemed a “public release” or “public announcement” for purposes of this Section 8.05.

Section 8.06.    Investment Advisory Arrangement Consents and Investor Waivers.

(a)    (i) For each Investment Advisory Arrangement with any Fund (other than any Registered Fund which is addressed in subclause (ii) hereof), the Company shall (subject to the next succeeding sentence of this Section 8.06(a)(i)) send to each limited partner, shareholder, noteholder, member or other equity holder (each, an “Investor”) in respect of such Fund (in each case where such Fund is a pooled investment vehicle sponsored or controlled by a Company Entity) or such Fund (in each other case) a written notice (a “Notice”), within 90 days following the date hereof (but at least 60 days prior to the Closing Date), informing such Investors or such Fund, as applicable, of the Contemplated Transactions (including the contemplated governance arrangements of the Company after the Closing Date) and if such Investor or Fund, as applicable, does not object in writing by the means and within the period specified in such Notice, such Investor will be deemed to have provided its consent to the Contemplated Transactions (a “Negative Consent”). In no event shall any Company Entity be required to offer or grant any accommodation or alteration of terms (financial or otherwise) in respect of any Fund or to pay any fee to obtain the required Consents. The Parties agree that with respect to any Investment Advisory Arrangement, the required Consent will be deemed to have been obtained for all purposes of this Agreement if the Fund (or, if such Fund is a pooled investment vehicle sponsored or controlled by a Company Entity, a majority in interest of the Investors in such Fund who are not Affiliates, directors, officers or employees of a Company Entity (or, if each of the Investors in respect of such Client are Affiliates, directors, officers or employees of a Company Entity, then a majority in interest of such Investors)) does not object in writing by the means specified in such Notice, and in the case of an Investor in a Fund that permits voluntary redemptions under its Fund Documents does not also submit an irrevocable request to redeem all or any portion of its investment in such Fund, prior to the date specified in such Notice (provided that, in the case of a partial redemption, only the portion so redeemed will reduce Adjusted Assets Under Management for purposes of the calculation of Closing Date Revenue Run-Rate).

(ii)    For each Fund that is a Registered Fund, the Company shall use commercially reasonable efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date hereof, the due consideration and approval by the board of directors or trustees, as applicable, of the Registered Fund (“Fund Board Approval”) of a new Investment Advisory Arrangement with the applicable Company Entity (in each case to be in effect as of, and subject to, the Closing) on material terms that are, taken as a whole, substantially similar to the terms of the applicable existing Investment Advisory Arrangement with such Registered Fund. To the extent Fund Board Approval has been obtained with respect to a new Investment Advisory Arrangement in accordance with the immediately preceding sentence, the Company shall use commercially reasonable efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date hereof, the due consideration and approval (“Fund Shareholder Approval”) by the holders of a “majority of the outstanding voting securities” (as defined in Section 2(a)(42) of the Investment Company Act) of such Registered Fund (except to the extent such Fund Shareholder Approval is not required by Applicable Law for the effectiveness of such new Investment Advisory Arrangement) of such new Investment Advisory Arrangement described in the immediately preceding sentence.

(i)    The Company may request Fund Board Approval, in conformity with Rule 15a-4 under the Investment Company Act, of an interim Investment Advisory Arrangement between the applicable Company Entity and the applicable Registered Fund, to be effective immediately following the Closing in the event that the Fund Shareholder Approval described in the foregoing clause “(ii)” is not obtained prior to Closing, containing terms that are consistent with the applicable requirements of Rule 15a-4 and that are, taken as a whole, substantially similar to the terms of the existing Investment Advisory Arrangement with such Registered Fund (except for changes thereto to the extent necessary to comply with Rule 15a-4 under the Investment Company Act).

(b)    In respect of the Investor Waivers set forth on Section 8.06(b) of the Company Disclosure Schedule (the “Specified Investor Waivers”) which are required in connection with the Contemplated Transactions, as promptly as practicable following the date of this Agreement, the Company Entities shall use commercially reasonable efforts (without a requirement to offer or grant any material accommodation or material alteration of terms (financial or otherwise) or to pay any material fee) to obtain such Investor Waivers in the manner prescribed under the applicable Fund Documents as to constitute a valid Consent thereunder.

(c)    In the event that any Negative Consent, Fund Board Approval or Fund Shareholder Approval contemplated by Section 8.06(a) or Investor Waiver contemplated by Section 8.06(b) is not obtained prior to the Closing, the Company and each Investment Adviser Subsidiary shall reasonably cooperate with Parent with respect to commercially reasonable alternative arrangements for such Funds; provided, that such commercially reasonable arrangements shall not (i) materially modify the economic terms of the Contemplated Transactions, (ii) result in material costs or expenses of Parent or any Company Entity following the Closing or (iii) require Parent or any Company Entity to violate any Applicable Law or applicable Fund Documents.

(d)    In connection with obtaining the Negative Consents, the Investor Waivers, Fund Board Approvals and Fund Shareholder Approvals and other actions required by Section 8.06(a) and Section 8.06(b), at all times prior to the Effective Time, the Company shall, upon reasonable prior notice from Parent, keep Parent reasonably informed of the status of obtaining such Negative Consents, Investor Waivers, Fund Board Approvals and Fund Shareholder Approvals and shall make available to Parent copies of any executed Investor Waivers and, upon reasonable prior notice from Parent, make available for Parent’s inspection the originals of such Investor Waivers and any related materials and other records relating to such consent process. Parent shall reasonably cooperate with the Company and its Affiliates in connection with the matters contemplated by this Section 8.06, including the solicitation of Consents contemplated hereby. Without limiting the foregoing or the terms set forth in this Section 8.06, in connection with obtaining the Negative Consents, Investor Waivers, Fund Board Approvals and

Fund Shareholder Approvals required under Section 8.06(a) and Section 8.06(b), (i) Parent shall have the reasonable opportunity to review drafts of the form and substance of any Notice, proxy statement or other materials to be distributed to the Funds or other Persons in order to obtain the necessary Negative Consent, Investor Waiver, Fund Board Approvals and Fund Shareholder Approvals, (ii) the Company shall consider Parent’s reasonable comments in good faith prior to such distribution and (iii) the Company shall obtain Parent’s consent (such consent not to be unreasonably withheld) to the form and substance of such Notices, proxy statements or other such materials prior to such distribution. Such Notices to be distributed to the Funds or other Persons shall include reasonable disclosure with respect to the approach to potential conflicts of interest between the Company and Parent in light of the independent operation of the respective businesses.

(e)    The Company shall promptly notify Parent after the receipt by any Company Entity of any written notice that any Fund (i) has terminated or intends to terminate any Investment Advisory Arrangement or (ii) has sought, is seeking or intends to seek, to materially reduce any fees it will pay under any Investment Advisory Arrangement.

(f)    Prior to Closing, without the prior written consent of the Company, none of Parent or its Affiliates or their respective employees, directors, officers or agents will, directly or indirectly, contact or communicate with any Client of a Company Entity, any Investor in a Client of a Company Entity, any Affiliate of a Client of a Company Entity (including any member of the board of directors or trustees of any Fund) or any such Investor or consultant or similar Person regarding the transactions contemplated by this Agreement.

(g)    The Company shall use its reasonable best efforts to assure, prior to the Effective Time, that at least seventy-five percent (75%) of the members of the board of directors (or comparable governing body) of each Registered Fund are not “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the Company Entity that is the investment adviser of such Registered Fund. Parent shall use its reasonable best efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act with respect to each Registered Fund from and after the Effective Time including, for the avoidance of doubt, compliance with the Section 15(f) covenant in the asset purchase agreement related to the appointment of Oaktree Capital Management, L.P. as the investment adviser to certain Registered Funds that have elected to be treated as business development companies, dated as of July 13, 2017, by and among Oaktree Capital Management, L.P., Fifth Street Management LLC, Fifth Street Asset Management Inc. and Fifth Street Holdings L.P. Notwithstanding anything to the contrary contained herein (but without limiting Section 11.06), the covenants of the parties contained in this Section 8.06(g) are intended only for the benefit of the Parties and for no other Person.

(h)    The Company and Parent shall each bear 50% of all fees and expenses incurred in connection with the Consent solicitation contemplated by this Section 8.06, including any costs associated with any proxy solicitation.

(i)    Parent and its Affiliates shall give prompt notice to the Company of any inquiry or other communication received, to the Knowledge of Parent or Merger Sub, by such party from any Fund, any Investor in a Fund, any Affiliate of a Fund (including any member of the board of directors or trustees of any Fund) or any such Investor or any consultant or similar Person regarding the transactions contemplated by this Agreement.

Section 8.07.    Takeover Statutes. If any business combination, control share acquisition, fair price or similar statute is or becomes applicable to this Agreement, the Merger or the other Contemplated Transactions, each of Parent, Merger Sub and the Company and their respective boards of directors will (a) take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 8.08.    OCGH Exchange. Prior to the Effective Time, Parent, Merger Sub and the Company shall use reasonable best efforts to cause the OCGH Exchange to occur.

Section 8.09.    Special Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, neither Parent nor the Company shall, and each shall not permit any of its Subsidiaries to, take any action intended to cause the Company to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a director or member of such committee other than for cause. For the avoidance of doubt, this Section 8.09 shall not apply to the filling, in accordance with the provisions of the applicable Company Organizational Documents, of any vacancies caused by the death, resignation or incapacity of any such director, provided that such director is independent and disinterested with respect to (i) the management of the Company and (ii) the Merger and the other Contemplated Transactions.

Section 8.10.    Further Assurances. Each of the Parties agrees that, upon the reasonable request of any other Party from time to time and without further cost or expense to the other, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the Contemplated Transactions (including cooperating with the other Parties to obtain any consent, approval or authorization necessary or desirable to preserve for any Company Entity any rights or benefits under any lease, license, commitment or other Contract to which such Company Entity is a party that has not been previously obtained) or to vest, perfect or confirm of record or otherwise in (x) the Surviving Company any and all right, title and interest in, to and under any asset acquired or to be acquired by the Surviving Company as a result of or in connection with the Merger, or (y) the Surviving SellerCo any and all right, title and interest in, to and under any asset acquired or to be acquired by the Surviving SellerCo as a result of or in connection with the Subsequent Merger, in each case to the extent that such action does not result in further cost or expense to any such Party, in order to more effectively consummate the Contemplated Transactions. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger. At and after the Subsequent Effective Time, the officers and directors of the Surviving SellerCo shall be authorized to execute and deliver, in the name and on behalf of SellerCo or Seller MergerCo, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the SellerCo or Seller MergerCo, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving SellerCo any and all right, title and interest in, to and under any of the rights, properties or assets of SellerCo acquired or to be acquired by the Surviving SellerCo as a result of, or in connection with, the Subsequent Merger.

Section 8.11.    Notices of Certain Events. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 10.01, each of the Company and Parent shall promptly notify the other of: (a) subject to Applicable Law, any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (b) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be likely to cause the failure of a condition set forth in Article 9. This Section 8.11 and any information provided hereunder will not, and will not be deemed to, limit, modify or otherwise affect any representation or warranty contained herein, the conditions to the obligations of the Parties to consummate the Contemplated Transactions or any party’s rights hereunder.

Section 8.12.    Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take such reasonable steps as each determines in its discretion are required to cause the transactions in connection with the Mergers and any other disposition of equity securities of the Company or derivatives thereof or acquisitions of equity securities of Parent or derivatives thereof by each individual who (i) is an officer or director of the Company who or (ii) at the Effective Time is, or will become an officer or director (including a “director by deputization”) of Parent, in each case is or will become subject to the reporting requirements of

Section 16(a) of the 1934 Act with respect to the Company or Parent, as applicable, to be exempt from Section 16(b) of the 1934 Act pursuant to Rule 16b-3 under the 1934 Act.

Section 8.13.    Stock Exchange De-Listing. Prior to the Effective Time, the Company shall cooperate with Parent to, and Parent shall take such actions reasonably required to, cause the Class A Units to be de-listed from the NYSE and de-registered under the 1934 Act as soon as practicable following the Effective Time.

Section 8.14.    Transaction Litigation. Each of the Company and Parent shall promptly notify the other Party in writing, and shall give the other Party the opportunity to reasonably participate in the defense and settlement, of any shareholder or member claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company, Parent or any of their respective affiliates and/or any of their directors or officers relating to this Agreement, the other Transaction Agreements, the Merger or any of the other Contemplated Transactions (other than any litigation involving a dispute between or among the Parties regarding this Agreement, the Merger or the other Contemplated Transactions). No compromise or full or partial settlement of any such claim or litigation shall be agreed to by any Party without the other Party’s prior written consent.

Section 8.15.    Confidentiality. The Parties acknowledge that all non-public or other confidential information provided or made available by the Company or Parent to the other Party, their respective Affiliates or their respective Representatives in connection with this Agreement, the Merger or the other agreements contemplated hereby, including pursuant to Section 6.03, is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.    Conditions to the Obligations of Each Party. The obligations of the each Party to consummate the Merger and the Subsequent Merger are subject to the satisfaction of the following conditions:

(a)    this Agreement shall have been duly adopted by the Company Member Approval;

(b)    there shall not be in force an injunction or order of any court of competent jurisdiction or Governmental Authority of competent jurisdiction enjoining, prohibiting or rendering illegal the consummation of the Merger or the Subsequent Merger or the transactions contemplated hereby, in each case whether temporary, preliminary or permanent (a “Legal Restraint”);

(c)    (i) the filings, as applicable, under the Required Regulatory Filings/Approvals shall have been made and any applicable approvals, consents, authorizations, clearances or waiting periods (or any extension thereof) thereunder shall have been received and remain in effect (in the case of approvals, consents, authorizations or clearances) or expired or been terminated (in the case of waiting periods or any Waiting Period Extension) and (ii) with respect to OCMI, either (A) FINRA shall have provided written approval of the change in ownership contemplated by this Agreement pursuant to NASD Rule 1017, or (B) (1) 30 calendar days shall have elapsed after the making of the NASD Rule 1017 filing and such application shall not have been rejected; (2) the parties shall have notified FINRA that the Parties hereto intend to consummate the Closing pursuant to NASD Rule 1017 without written approval from FINRA; and (3) during such 30-day period, FINRA shall not have advised that the Parties are prohibited from consummating the Closing without FINRA’s prior approval of the transactions contemplated hereby or that FINRA expects to disapprove of the filing;

(d)    the CFIUS Clearance shall have been obtained and shall be in full force and effect and the ITAR Pre-Notification Requirement, if applicable, shall have been satisfied;

(e)    the Registration Statement shall have been declared effective by the SEC under the 1933 Act at least twenty (20) Business Days prior to the Closing Date, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn;

(f)    the Parent Class A Shares to be issued in the Merger and the Subsequent Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(g)    the OCGH Exchange shall have been completed in accordance with the terms of the Support Agreement;

(h)    (i) the forms of the Restructuring Agreement, Exchange Agreement and TRA Amendment shall have been agreed upon pursuant to Section 8.03, (ii) each of the Company, Parent and Merger Sub and their respective Affiliates, as applicable, shall have entered into the Transaction Agreements (other than the Support Agreement), and (iii) each of the Transaction Agreements (other than the Support Agreement) shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided, that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party or its Affiliates); and

(i)    the Client Consent Percentage shall be no less than eighty-two and one-half percent (82.5%).

Section 9.02.    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the Subsequent Merger are subject to the satisfaction of the following further conditions (any or all of which may be waived by Parent and Merger Sub in whole or in part to the extent permitted by Applicable Law):

(a)    (i) the representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (other than the Fundamental Representations and the representations and warranties of the Company contained in Section 4.06(a) (Capitalization) and Section 4.10(a) (Absence of Certain Changes)), without giving effect to any materiality and Material Adverse Effect qualifications contained therein, shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) the Fundamental Representations of the Company contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than Fundamental Representations that by their terms address matters only as of another specified time, which shall be true only as of such time), (iii) the representations and warranties of the Company in Section 4.06(a) (Capitalization) of this Agreement shall be true in all respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failures to be so true that are de minimis and (iv) the representation and warranty contained in Section 4.10(a) (Absence of Certain Changes) shall be true in all respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

(b)    each of the Company, SellerCo and Seller MergerCo shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing (or any non-performance shall have been cured) in all material respects; and

(c)    Parent shall have received a certificate signed by a senior executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a) and Section 9.02(b).

Section 9.03.    Conditions to the Obligations of the Company, SellerCo and Seller MergerCo. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

(a)    the representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate or other writing delivered by the Parent or Merger Sub pursuant hereto (other than the Fundamental

Representations and the representations and warranties of Parent and Merger Sub contained in Section 5.06(a) (Capitalization) and Section 5.08 (Absence of Certain Changes)), without giving effect to any materiality and Parent Material Adverse Effect qualifications contained therein, shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) the Fundamental Representations of Parent and Merger Sub contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than Fundamental Representations that by their terms address matters only as of another specified time, which shall be true only as of such time), (iii) the representations and warranties of the Company in Section 5.06(a) (Capitalization) of this Agreement shall be true in all respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failures to be so true that are de minimis, and (iv) the representation and warranty contained in Section 5.08 (Absence of Certain Changes) shall be true in all respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time).

(b)    each of Parent and Merger Sub shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing (or any non-performance shall have been cured) in all material respects; and

(c)    the Company shall have received a certificate signed by a senior executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a) and Section 9.03(b).

ARTICLE 10

TERMINATION

Section 10.01.    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Members of the Company, except as provided in Section 10.01(c)(i)):

(a)    by mutual written agreement of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)    the Merger has not been consummated on or before the twelve (12)-month anniversary of the date hereof (the “End Date”); provided, however, that if on the initial End Date the conditions set forth in Section 9.01(c) or Section 9.01(d) (or, solely to the extent in relation to the matters addressed by Section 9.01 (c) or Section 9.01(d), the condition set forth in Section 9.01(b)) are not satisfied but all the other conditions to Closing set forth in Article 9 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied), then either of Parent or the Company may, in its sole discretion, extend the End Date by three (3) months by providing notice of such extension to the other Party, in which case the End Date shall be deemed for all purposes to be such later date (which, for the avoidance of doubt shall be no later than the fifteen (15) month anniversary of the date hereof); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement is a primary cause of the failure of the Merger to be consummated by such time;

(ii)    there shall be any Legal Restraint that shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement is a primary cause of the existence of such Legal Restraint;

(iii)    CFIUS communicates to the parties its intent to send a report to the President recommending that the President suspend or prohibit the Contemplated Transactions or a CFIUS Turndown occurs; provided, that the right to terminate this Agreement pursuant to this Section 10.01 (b) (iii) shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of the receipt of the CFIUS Turndown; or

(iv)    in the event that a Company Meeting Election has been made pursuant to Section 8.02(h), if the Company Member Approval shall not have been obtained by the time that the Company Meeting (including any adjournments or postponements thereof) shall have been concluded; or

(c)    by Parent:

(i)    prior to obtaining the Company Member Approval, if a Triggering Event shall have occurred; or

(ii)    if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or Section 9.02(b), as applicable, not to be satisfied, and such breach or failure to perform is (A) incapable of being cured by the End Date or (B) if capable of being cured before the End Date, is not cured within thirty (30) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(ii) and the basis for such termination; provided, that, at the time of the delivery of such notice, none of Parent or Merger Sub shall be in material breach of its or their obligations under this Agreement; or

(iii)    in the event of a Support Agreement Failure or a Written Consent Failure.

(d)    by the Company if:

(i)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.01, Section 9.03(a) or Section 9.03(b), as applicable, not to be satisfied, and such breach or failure to perform is (A) incapable of being cured by the End Date or (B) if capable of being cured before the End Date, is not cured within thirty (30) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d) and the basis for such termination; provided, that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement; or

(ii)    (A) all of the conditions set forth in Sections 9.01 and 9.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (B) the Company has confirmed to Parent in writing that all of the conditions set forth in Sections 9.01 and 9.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and (C) within two Business Days of the Company’s delivery of such written notice, Parent fails to consummate the transactions.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other Party.

Section 10.02.    Effect of Termination. Subject to Section 11.04(b), if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, member, director, officer, employee, agent, consultant or other Representative of such Party) to the other Party hereto; provided that, subject to the first sentence of Section 11.04(d), none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its Fraud in the making of its representations and warranties in Article 4 and Article 5, as applicable, or Willful Breach of its covenants or agreements contained in this Agreement (which liabilities or damages, in the case of the Company, shall include the loss to the holders of Class A Units and the Exchanging Oaktree Partnership Holders of the economic benefits of the Mergers, including the loss of the premium offered to the holders of the Class A Units and, assuming the completion of the OCGH Exchange, the holders of the SellerCo Units, based on the value of the consideration that would have otherwise been payable to such holders (taking into consideration all relevant matters, including the time value of money and the loss of other opportunities)). The provisions of this Section 10.02 and Article 1 (Definitions), the other definitions set forth herein, Section 4.32 (Company Acknowledgement of Disclaimer of Other Representations and Warranties), Section 5.17 (Parent and Merger Sub Acknowledgement of Disclaimer of Other Representations and Warranties), Section 8.05 (Confidentiality), Section 1.01(a) (Consent solicitation costs) Section 11.01 (Notices), Section 11.03 (Amendments and Waivers), Section 11.04 (Expenses), Section 11.05 (Disclosure Schedule References), Section 11.06 (Binding Effect; Benefit; Assignment), Section 11.07 (Governing Law), Section 11.08 (Jurisdiction), Section 11.09 (Waiver of Jury Trial), Section 11.10 (Counterparts; Effectiveness), and Section 11.11 (Entire Agreement) and the last sentence of Section 6.03 (Access to Information) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given by hand delivery, delivery with signature required by a reputable express mail provider, certified mail (return receipt requested) or by e-mail of a PDF document, addressed as follows:

if to Parent or Merger Sub, to:

Brookfield Asset Management Inc.

181 Bay Street

Toronto, Ontario

M5J 2V1

Attention: Jessica Diab

Email: jessica.diab@brookfield.com

with a copy, which shall not constitute notice, to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello, Matthew J. Gilroy and Eoghan P. Keenan

Email: michael.aiello@weil.com

matthew.gilroy@weil.com

eoghan.keenan@weil.com

if to the Company, to:

Oaktree Capital Group, LLC

333 Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Todd Molz, General Counsel and Chief Administrative Officer

Email: tmolz@oaktreecapital.com

with a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Elizabeth A. Cooper, Benjamin P. Schaye, Thomas A. Wuchenich

Email: ecooper@stblaw.com

ben.schaye@stblaw.com

twuchenich@stblaw.com

or to such other address as such party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 8:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.    No Survival of Representations and Warranties. The representations, warranties, agreements and covenants contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the representations and warranties contained in Section 4.32 (Company Acknowledgement of Disclaimer of Other Representations and Warranties) and Section 5.17 (Parent and Merger Sub Acknowledgement of Disclaimer of Other Representations and Warranties) and the agreements and covenants set forth in this Agreement that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 11.03.    Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided, that after adoption of this Agreement by the Members, no amendment shall be made which by law requires further approval of the Members without the further approval of such Members. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties hereto.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.    Expenses; Termination Fee. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    Termination Fees.

(i)    Termination Fee.

(A)    If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii) then the Company shall pay to Parent in immediately available funds $225,000,000 (the “Termination Fee”) within one Business Day after such termination.

(B)    If (1) this Agreement is terminated by (I) Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iv) or (II) Parent pursuant to Section 10.01(c)(ii) as a result of a Willful Breach by the Company, (2) after the date of this Agreement and prior to such termination, an Acquisition Transaction shall have been publicly announced or otherwise been communicated to the Company Board or Special Committee and not withdrawn and (3) within twelve (12) months following the date of such termination, (x) an Acquisition Transaction shall have been consummated or (y) a definitive agreement with respect to an Acquisition Transaction shall have been entered into and such Acquisition Transaction is subsequently consummated (provided, that for purposes of this clause (B), (including for purposes of the definition of Acquisition Proposal) each reference to “twenty percent (20%)” in the definition of Acquisition Transaction shall be deemed to be a reference to “fifty percent (50%)”), then the Company shall pay to Parent in immediately available funds, concurrently with the consummation of an Acquisition Transaction described in clause (3), the Termination Fee.

(c)    Other Costs and Expenses. Each of Parent and Merger Sub, the Company, SellerCo and Seller MergerCo acknowledges that the agreements contained in Section 11.04(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if either Parent or the Company fails promptly to pay any amount due to the other Party pursuant to Section 11.04(b), it shall also pay any costs and expenses incurred by such other Party in connection with a legal action to enforce this Agreement that results in a judgment against the Party that has failed to pay for such amount, together with interest on the amount of any unpaid fee, cost or expense at a rate of five percent (5%) per annum. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred and sixty five (365) days and the actual number of days elapsed.

(d)    Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 11.04 and such Termination Fee is paid in full, except in the case of a termination of this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii), in either case resulting from a Willful Breach by the Company (for the avoidance of doubt, only to the extent committed by or on behalf of the Company by the Company’s executive officers or directors or any of the Company’s or its Subsidiaries’ Representatives acting at the direction of an executive officer or director of the Company), the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub, and Parent and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

Section 11.05.    Disclosure Schedule References. The Parties agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company, Parent or Merger Sub (as applicable) that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Company, Parent or Merger Sub (as applicable) that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 11.06.    Binding Effect; Benefit; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except as provided in Section 7.03 (Director and Officer Liability) or Section 10.02 (Effect of Termination), and other than the right of any holder of Class A Units to receive Merger Consideration as contemplated by Article 2, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

(b)    No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each of the other Parties, except that Parent or Merger Sub may transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their respective Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its respective obligations hereunder or enlarge, alter or change any obligation of any other Party or due to Parent or Merger Sub. Any purported assignment, delegation or other transfer without such consent shall be null and void ab initio.

Section 11.07.    Governing Law. This Agreement and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.08.    Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.01 shall be deemed effective service of process on such Party.

Section 11.09.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or other electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.    Entire Agreement; Third-Party Beneficiaries. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement except for (i) the rights of the Company’s Members to receive the Merger Consideration, (ii) the right of the Company, on behalf of its Members and on behalf of the Exchanging Oaktree Partnership Holders, to pursue damages, including lost premium, in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement or Fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) as provided in Section 7.03 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions), are not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

Section 11.12.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the Parties agree that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 11.08, without the necessity of proving the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, in circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger. Notwithstanding anything herein to the contrary, if, prior to the End Date, any Party brings any suit, action or proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days, or such longer time period established by the court presiding over such suit, action or proceeding, if any.

Section 11.14.    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith (other than any letter of transmittal or the Support Agreement), by its acceptance of the benefits of this Agreement, Parent and Merger Sub each covenants, agrees and acknowledges that no persons other than the Company have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that the Members, Oaktree Partnership, Oaktree GP and limited partners of the Oaktree Partnership and their respective affiliates or their respective managing members or general partners may be partnerships or limited liability companies, neither Parent nor Merger Sub has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers or general or limited partners of any of the Company or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate or agent of any of the foregoing (collectively, but not including the Company, each “Non-Recourse Party”), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise.

[Remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman

By:	/s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

OSLO HOLDINGS LLC

By:	Oaktree Capital Group Holdings, L.P., its sole member
By: Oaktree Capital Group Holdings GP, LLC, its general partner

By:	/s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman

By:	/s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

OSLO HOLDINGS MERGER SUB LLC

By:	Oaktree Holdings, LLC, its managing member
By: Oaktree Capital Group, LLC, its managing member

By:	/s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman

By:	/s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Justin Beber
Name: Justin Beber
Title: Chief Legal Officer

BERLIN MERGER SUB, LLC

By:	/s/ Mark Srulowitz
Name: Mark Srulowitz
Title: Vice-President

Annex B

EXECUTION VERSION

UNITHOLDER SUPPORT AGREEMENT

This UNITHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of March 13, 2019, is entered into by and among Brookfield Asset Management Inc., a corporation formed under the laws of Ontario (“Parent”), Berlin Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned direct or indirect subsidiary of Parent, Oaktree Capital Group, LLC, a Delaware limited liability company (the “Company”), Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH” or the “Unitholder”), and Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (the “General Partner”).

WHEREAS, as of the date hereof, the Unitholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 13,000 Class A Units of the Company (“Class A Units”) and 85,398,460 Class B Units of the Company (“Class B Units” and, together with the Class A Units, “Company Units”) (all such units, together with any additional Company Units that are hereafter issued to, or otherwise acquired or owned, beneficially or of record, by, the Unitholder prior to the termination of this Agreement being referred to herein as the “Subject Units”);

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub, Company, Oslo Holdings LLC, a Delaware limited liability company (“SellerCo”) and Oslo Holdings Merger Sub LLC a Delaware limited liability company, are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended, supplemented or waived from time to time in accordance with the DLLCA (the “Merger Agreement”), which provides, among other things, for Merger Sub to merge with and into the Company (the “Merger”) with the Company continuing as the surviving company, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement);

WHEREAS, the Company, OCGH, OCM Holdings I, LLC, Oaktree Holdings, Inc., Oaktree AIF Holdings, Inc., Oaktree Holdings, Ltd. and certain other Affiliates of OCGH are party to a Second Amended and Restated Exchange Agreement dated March 29, 2012 (the “Existing Exchange Agreement”) which provides for, among other things, the exchange of limited partnership units of OCGH (“OCGH Units”) into Class A Units and the cancellation of a corresponding number of Class B Units; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Unitholder and the General Partner, and as an inducement and in consideration therefor, the Unitholder (solely in the Unitholder’s capacity as a holder of the Subject Units) and the General Partner (solely in its capacity as the General Partner of the Unitholder) have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

1.1 Agreement to Deliver Member Written Consent. Subject to the terms of this Agreement, the Unitholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, it shall, promptly following the Registration Statement being declared effective and receipt by the Unitholder of the consent solicitation statement or similar document of the Company with respect to the solicitation of consents from the Company’s Members with respect to the Member Written Consent included as a prospectus/consent solicitation in the Registration Statement (and, in any event, within five (5) Business Days of the receipt thereof) and if an Election Notice shall not have been delivered prior to such time, duly execute and deliver member written consents substantially in the form attached hereto as Exhibit A in respect of the Subject Units beneficially owned by the Unitholder in accordance with Section 18-302(d) of the DLLCA and Section 11.3(b) of the Fourth Amended and Restated Oaktree Operating Agreement, dated as of May 17, 2018.

1.2 Agreement to Vote. Subject to the terms of this Agreement, the Unitholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at every annual or special meeting of the Members of the Company held with respect to the matters specified in Section 1.2(b), however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the Members of the Company, the Unitholder shall, in each case to the fullest extent that the Subject Units then owned beneficially or of record are entitled to vote thereon:

(a) cause the Subject Units then owned beneficially or of record to be counted as present thereat for purposes of determining a quorum;

(b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, the Subject Units then owned beneficially or of record:

(i) in favor of (A) adoption of the Merger Agreement and approval of the Merger and the other Contemplated Transactions and (B) each of the actions contemplated by the Merger Agreement in respect of which approval of the Company’s Members is requested (collectively, the “Transaction Matters”); and

(ii) against (A) any change in the Company Board, (B) any Acquisition Proposal or any other proposal made in opposition to the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement, and (C) any other proposal or action that would constitute a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Unitholder under this Agreement or that is intended or could reasonably be expected to prevent, frustrate, impede, interfere with, materially delay or adversely affect the Merger or other Contemplated Transactions.

(c) Subject to Section 1.4, the Unitholder agrees that the obligations specified in this Section 1.2 shall not be affected by any Adverse Recommendation Change except to the extent the Merger Agreement is terminated as a result thereof.

(d) During the time this Agreement is in effect, except as contemplated by Article V, the Unitholder shall retain at all times the right to vote the Subject Units in the Unitholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s Members generally.

1.3 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) The Unitholder hereby irrevocably grants to, and appoints, Parent and any duly appointed designee thereof, as, the Unitholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Unitholder, to attend any meeting of the Members of the Company on behalf of the Unitholder with respect to the matters set forth in Section 1.2(b)(i) and Section 1.2(b)(ii), to include the Subject Units then owned beneficially or of record in any computation for purposes of establishing a quorum at any such meeting of the Members of the Company, and to vote all Subject Units then owned beneficially or of record, or to grant a consent or approval in respect of the Subject Units, in connection with any meeting of the Members of the Company or any action by written consent in lieu of a meeting of the Members of the Company in accordance with the provisions of Section 1.2. Parent agrees not to exercise the proxy granted herein for any purpose other than with respect to the matters set forth in Section 1.2(b)(i) and Section 1.2(b)(ii). The Unitholder hereby affirms that the proxy set forth in this Section 1.3 is given in connection with the execution of the Merger

Agreement, and that such proxy is given to secure the performance of the duties of the Unitholder under Section 1.2 of this Agreement. The Unitholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.3, is intended to be irrevocable in accordance with the provisions of Section 18-302 of the DLLCA during the term of this Agreement.

(b) The Unitholder hereby represents that any proxies heretofore given in respect of the Subject Units, if any, with respect to the matters set forth in Section 1.2(b)(i) and Section 1.2(b)(ii) are revocable, and hereby revokes such proxies.

1.4 Change in Recommendation. Notwithstanding anything to the contrary herein, in the event that the Company Board or the Special Committee makes an Adverse Recommendation Change (the “Trigger Event”), the obligations of the Unitholder under Sections 1.1 and 1.2 above to consent or vote in favor of approving the Transaction Matters shall be modified such that the number of Subject Units covered by any action by written consent or voted by the Unitholder shall be equal to the sum (the “Trigger Event Sum”) of (rounded up to the nearest whole unit):

(a) the number of Subject Units that would represent, as of the time of the Trigger Event twenty-five percent (25%) of the aggregate voting power of the issued and outstanding Class A Units and Class B Units voting together as a single class; plus

(b) the number of Subject Units the aggregate voting power of which, as a percentage of the aggregate voting power of all Subject Units not covered by Section 1.4(a), is equal to the Proportionate Percentage. The term “Proportionate Percentage,” for purposes of this Agreement, means the percentage of aggregate voting power with respect to all outstanding Class A Units and Class B Units held by Members of the Company (excluding the Unitholder), voting as a single class (taking into account that each holder of Class A Units is entitled to one (1) vote per unit and each holder of Class B Units is entitled to ten (10) votes per unit), voting in favor of approving the Transaction Matters. For example, if fifty percent (50%) of the total aggregate voting power with respect to all outstanding Class A Units and Class B Units held by Members of the Company (excluding the Unitholder) consents or votes to approve the Transaction Matters, the Unitholder must consent or vote fifty percent (50%) of the aggregate voting power represented by all Subject Units not covered by Section 1.4(a) to approve the Transaction Matters. Notwithstanding anything to the contrary herein, in the event that a Trigger Event occurs, the number of Subject Units that the Unitholder consents or votes in favor of approving any of the Transaction Matters shall in no event exceed the Trigger Event Sum.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE WRITTEN CONSENT PARTIES

Each of the Company, the General Partner and the Unitholder (collectively, the “Written Consent Parties”) represents and warrants to Parent and Merger Sub as of the date hereof that:

2.1 Organization, Power and Authority. Each of the Written Consent Parties is duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware and the performance by the Written Consent Parties of their respective obligations hereunder are within their respective organizational powers and have been duly authorized by all necessary organizational actions on the part of the Written Consent Parties.

2.2 Authorization; Binding Agreement. Each of the Written Consent Parties has full power and authority to execute, deliver and perform their respective obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Written Consent Parties, and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Written Consent Parties, enforceable against the Written Consent Parties in accordance with its terms, subject to the limitation of such enforcement by the Equitable Exceptions.

2.3 Non-Contravention. The execution and delivery of this Agreement by each of the Written Consent Parties does not, and the performance by the Written Consent Parties of their respective obligations hereunder will not, (i) except as set forth on Section 4.05 of the Company Disclosure Schedules (as defined in the Merger Agreement) or as may be required by applicable U.S. federal securities Applicable Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on any of the Subject Units pursuant to, any agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on the Written Consent Parties, (ii) violate any provision of their respective organizational documents, or (iii) result in a violation or breach of, or constitute a default under any Applicable Law, in case of each of clauses (i) and (ii), except as would not reasonably be expected to prevent or materially delay or otherwise adversely impact their ability to perform their obligations hereunder in any material respect.

2.4 Ownership of Subject Units; Total Units. (i) The Unitholder is the record or beneficial owner of the Subject Units and has good, valid and marketable title to such Subject Units free and clear of any Encumbrances in respect of such Subject Units, except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”) and (ii) the Subject Units owned by the Unitholder are all of the equity securities of the Company owned, either of record or beneficially, by the Unitholder as of the date hereof.

2.5 Voting Power. Other than as would not reasonably be expected to prevent or materially delay or otherwise adversely impact the Unitholder’s ability to perform its obligations hereunder in any material respect, the Unitholder has full voting power with respect to the Subject Units, full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement. The Unitholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Units. Except as would not reasonably be expected to prevent or materially delay or otherwise adversely impact the Unitholder’s ability to perform its obligations hereunder in any material respect, none of the Subject Units are directly bound by any unitholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Units, except as provided hereunder.

2.6 Reliance. Each of the Written Consent Parties understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Written Consent Parties’ execution, delivery and performance of this Agreement.

2.7 Absence of Litigation. Except as set forth on Section 4.20 of the Disclosure Schedule of the Merger Agreement, there is no Legal Proceeding pending against, or, to the knowledge of the Written Consent Parties, threatened in writing against any of such parties or any of such parties properties or assets (including the Subject Units), nor, to the knowledge of the Written Consent Parties, is there any investigation of a Governmental Authority pending or threatened in writing with respect to any of such parties, and none of such parties is subject to any outstanding order, writ, injunction or decree, that, in each case, would, individually or in the aggregate, reasonably be expected to prevent or materially delay or otherwise adversely impact such parties’ ability to perform its obligations hereunder in any material respect.

2.8 Brokers. No broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which the Company, Parent or Merger Sub is or will be liable in connection with the performance of the Written Consent Parties’ obligations hereunder based upon arrangements made by or, to the knowledge of the Written Consent Parties, on behalf of any of the Written Consent Parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Written Consent Parties as of the date hereof that:

3.1 Organization; Power and Authority. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Applicable Laws of its governing jurisdiction and the performance by Parent and Merger Sub of their respective obligations hereunder are within Parent’s and Merger Sub’s respective organizational powers and have been duly authorized by all necessary organizational actions on the part of Parent and Merger Sub.

3.2 Authorization; Binding Agreement. Each of Parent and Merger Sub has full power and authority to execute, deliver and perform this Agreement and to perform its obligations hereunder. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Written Consent Parties, this Agreement constitutes its legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to the Equitable Exceptions).

3.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub does not and the performance by Parent and Merger Sub of their respective obligations hereunder will not, (i) except as set forth in the Merger Agreement or as may be required by applicable U.S. federal securities Applicable Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under any agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on Parent or Merger Sub, (ii) violate any provision of Parent’s or Merger Sub’s organizational documents, or (iii) result in a violation or breach of, or constitute a default under any Applicable Law, in case of each of clauses (i) and (ii), except as would not reasonably be expected to prevent or materially delay or otherwise adversely impact Parent’s and Merger’s ability to perform their obligations hereunder in any material respect.

3.4 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of Parent, threatened in writing against Parent, any of its subsidiaries (including Merger Sub) or any of Parent’s or its subsidiaries’ (including Merger Sub’s) properties or assets, nor, to the knowledge of Parent, is there any investigation of a Governmental Authority pending or threatened in writing with respect to Parent or any of its subsidiaries (including Merger Sub), nor is Parent or any of its subsidiaries is subject to outstanding order, writ, injunction or decree, that, in each case, would, individually or in the aggregate, reasonably be expected to prevent or materially delay or otherwise adversely impact Parent’s or Merger Sub’s ability to perform its obligations hereunder in any material respect.

ARTICLE IV

ADDITIONAL COVENANTS OF THE UNITHOLDER

The Unitholder hereby covenants and agrees that until the termination of this Agreement:

4.1 Adjustments. In the event of any unit split (including a reverse unit split), unit dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of units or similar transaction with respect to the equity securities of the Company that affects the Subject Units, the terms of this Agreement shall apply to the resulting securities to the same extent as if they were Subject Units.

4.2 Further Assurances.

(a) Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as may be reasonably necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

(b) Except for the issuance of any corresponding Class B Units in connection with any issuance of OCGH Units in accordance with Section 4.4 of the Operating Agreement, the Unitholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Subject Units acquired by the Unitholder after the date hereof and before the Company Member Approvals are obtained which are not set forth in the recitals hereto.

ARTICLE V

DISTRIBUTION OF CLASS A UNITS; COMMITMENT TO EXCHANGE; CHARITABLE CONTRIBUTIONS

5.1 Distribution of Class A Units. Immediately prior to the Effective Time (and after the receipt of the Company Member Approval), the Unitholder shall distribute, pursuant to the terms of the Fifth Amended and Restated OCGH Limited Partnership Agreement, dated November 10, 2015, by and among the General Partner and the limited partners party thereto (the “LPA”), the 13,000 Class A Units it holds to one or more limited partners of OCGH in partial redemption for such OCGH Units.

5.2 Commitment to Exchange.

(a) The General Partner or its designee shall declare an open period under Section 6.1(a) of the LPA requesting that each limited partner of OCGH deliver an Exchange Notice (as defined in the LPA) to the General Partner or its designee with respect to which (i) each Existing Institutional Investor (as such term is defined in the LPA) elects to exchange all of the OCGH Units held by it, and (ii) each other limited partner of OCGH (a “Founder/Management OCGH Investor”) elects to exchange its respective pro rata portion of 14,503,267 OCGH Units (such units described in clauses (i) and (ii), the “Exchanged OCGH Units”) in an Exchange (as defined in the Existing Exchange Agreement) (the “Optional Exchange”).

(b) If any limited partner of OCGH (including any Existing Institutional Investor) fails to deliver an Exchange Notice for the Optional Exchange with respect to all of such Person’s Exchanged OCGH Units, then the General Partner shall require and cause each such limited partner to participate, as a Mandatory Sale (as defined in the LPA) pursuant to Section 6.2 of the LPA, in an Exchange in respect of all of such Person’s Exchanged OCGH Units that are not submitted in the Optional Exchange (the “Mandatory Exchange”).

(c) The General Partner commits to effect the Optional Exchange and, if applicable, the Mandatory Exchange in accordance with Section 2.1 of the Existing Exchange Agreement whereby, pursuant to Section 2.1(g) of the Existing Exchange Agreement, the Exchange Price (as defined in the Existing Exchange Agreement) for each such Exchange shall be paid in the form of one unit of limited liability company interest in SellerCo per Exchanged OCGH Unit.

(d) In connection with the Optional Exchange and Mandatory Exchange, the General Partner shall use its reasonable best efforts to obtain commitments (in a form reasonably acceptable to Parent and the General Partner) from each of the Founder/Management OCGH Investors to agree not to sell, transfer, pledge, encumber, assign or otherwise dispose of (“Transfer”) fifty-percent (50%) of the Share Consideration received by such Founder/Management OCGH Investor in connection with the consummation of the transactions contemplated by the Merger Agreement for a period of ninety (90) days immediately following the Closing Date.

(e) The Exchange Date (as defined in the LPA) for such Exchange shall be the Closing Date and the Closing (as defined in the Existing Exchange Agreement) shall occur immediately prior to the Effective Time.

5.3 Charitable Contributions. In addition to any open period under Section 6.1(a) of the LPA declared pursuant to Section 5.2(a) above, following the receipt of the Company Member Approval pursuant to Section 1.1 or Section 1.2 above, the General Partner or its designee shall be permitted to declare one or more open periods under Section 6.1(a) of the LPA, and to effect one or more additional Exchanges (as defined in the Existing Exchange Agreement), in order to facilitate the making of charitable donations by OCGH limited partners of up to 3,000,000 OCGH Units in the aggregate. The Exchange Date (as defined in the LPA) for any such additional Exchanges may occur at any time, but in any event not later than such date and time as specified in Section 5.2(e).

5.4 Limitations on Exchanges and Transfers. The General Partner shall not, and shall cause its designees not to, (i) declare an open period under Section 6.1(a) of the LPA, except as contemplated by Section 5.2 above; or (ii) authorize, approve or allow any Permitted Transfers pursuant to item (e) of the definition of “Permitted Transfer” in the LPA.

ARTICLE VI

MISCELLANEOUS

6.1 Termination. This Agreement shall terminate automatically and be of no further force or effect, without any notice or other action by any Person, upon the first to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date of any material modification, waiver or amendment to any provision of the Merger Agreement or the Existing Exchange Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the holders of Company Units pursuant to the Merger Agreement as in effect on the date hereof or to the holders of the limited partners of Unitholder pursuant to the Existing Exchange Agreement as in effect on the date hereof, and (iv) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that solely in the event of a termination of this Agreement pursuant to clause (i) above, (x) nothing set forth in this Section 6.1 shall relieve any party from liability for any Willful Breach of this Agreement prior to termination hereof and (y) the provisions of this Article VI shall survive any termination of this Agreement.

6.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given by hand delivery, delivery with signature required by a reputable express mail provider, certified mail (return receipt requested) or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or by e-mail of a PDF document, addressed as follows:

(a) if to Parent or Merger Sub, to

Brookfield Asset Management Inc.

Legal Department

181 Bay Street

Toronto, Ontario MJ52V1

Attention:     Jessica Diab

Email:          Jessica.Diab@brookfield.com

with a copy (which shall not constitute notice) to:

Weil Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Fax: (212) 310-8007

Attention:     Michael Aiello;

                      Matthew Gilroy;

                      Eoghan Keenan

Email:          michael.aiello@weil.com

                      matthew.gilroy@weil.com

                      eoghan.keenan@weil.com

(b) if to the Unitholder, to

Oaktree Capital Group Holdings, L.P.

c/o Oaktree Capital Group Management, L.P.

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

Fax: (213) 830-8545

Attention:    Todd Molz

Email:          tmolz@oaktreecapital.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax: (212) 455-2502

Attention:    Thomas Wuchenich;

                      Elizabeth Cooper;

                      Ben Schaye

Email:          twuchenich@stblaw.com

                      ecooper@stblaw.com

                      ben.schaye@stblaw.com

with a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

350 South Grand Avenue, 50th Floor

Los Angeles, CA 90071

Fax: (213) 593-2885

Attention:    David Lee;

                     Jennifer Broder

Email:         david.lee@mto.com

                     jennifer.broder@mto.com

6.3 No Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

6.4 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties hereto.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

6.5 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.6 Binding Effect; Benefit; Assignment. (a) Subject to Section 6.6(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Parties. Any purported assignment, delegation or other transfer without such consent shall be void.

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 6.02 shall be deemed effective service of process on such Party.

6.8 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.10 Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

6.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the Parties agree that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 6.7, without the necessity of proving the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

6.13 Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Whenever the words “to the extent” are used in this Agreement, they shall mean “the degree by which” and not merely “if.” References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein (including any Disclosure Schedule of the Merger Agreement) are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference to the “ordinary course of business” shall be deemed to reference to the “ordinary course of business consistent with past practice.”

6.14 Capacity as Unitholder. Notwithstanding anything herein to the contrary, (i) the Unitholder signs this Agreement solely in the Unitholder’s capacity as a Member of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Unitholder or any affiliate, employee or designee of the Unitholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company or any other Person, and (ii) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company to the extent such concepts are applicable, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

6.15 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Units. All rights, ownership and economic benefits of and relating to the Subject Units shall remain vested in and belong to the Unitholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Unitholder in the voting of any of the Subject Units, except as expressly otherwise provided herein.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Justin Beber
Name: Justin Beber
Title: Chief Legal Officer

BERLIN MERGER SUB, LLC

By:	/s/ Mark Srulowitz
Name: Mark Srulowitz
Title: Vice-President

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	Oaktree Capital Group Holdings GP, LLC, its general partner

By:	/s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman

By:	/s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman

By:	/s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman

By:	/s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

EXHIBIT A

FORM OF MEMBER WRITTEN CONSENT

OAKTREE CAPITAL GROUP, LLC

Written Consent of Member in Lieu of a Meeting

Pursuant to Section 18-302(d) of the Delaware Limited Liability Company Act

The undersigned member (the “Consenting Member”) of Oaktree Capital Group, LLC (the “Company”), being the holder as of the date of this written consent (this “Written Consent”) of 13,000 Class A Units of the Company and all of the Class B Units of the Company (collectively, the “OCGH Held Units”), acting pursuant to Section 18-302(d) of the Delaware Limited Liability Company Act (the “DLLCA”) and as authorized by Section 12.8 of the Fourth Amended and Restated Operating Agreement of the Company, dated as of May 17, 2018 (the “Company Operating Agreement”), hereby irrevocably consents in writing to the following actions and the adoption of the following resolutions without a meeting of Members of the Company:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 13, 2019 by and among Brookfield Asset Management Inc., a corporation incorporated under the laws of the Province of Ontario (“Parent”), Berlin Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), the Company, Oslo Holdings LLC, a Delaware limited liability company (“SellerCo”), and Oslo Holdings Merger Sub LLC, a Delaware limited liability company (“Seller MergerCo”), a copy of which has been provided to the undersigned Consenting Member and is attached hereto as Annex A (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, among other things, (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity of the Merger (the “Merger”) and (ii) SellerCo will merge with and into Seller MergerCo with SellerCo continuing as the surviving entity (“SellerCo Merger”);

WHEREAS, the Company’s Board of Directors has unanimously (i) determined that it is advisable, fair to, and in the best interests of, the Company and its Members that the Company enter into the Merger Agreement, (ii) adopted, approved and declared advisable the Merger Agreement, the other Transaction Agreements, and the Contemplated Transactions, including the Merger and (iii) resolved to recommend that the Company’s Members execute and deliver a written consent adopting the Merger Agreement and approving the Merger and the other Contemplated Transactions;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each Class A Unit (except for any Restricted Unit) issued and outstanding immediately prior to the Effective Time shall be converted, in accordance with the procedures set forth in the Merger Agreement, into the right to receive, without interest, the Merger Consideration;

WHEREAS, an F-4 has been filed by Parent with the SEC pursuant to which the offer and sale of Parent Class A Shares issuable in the Merger are being registered with the SEC, which F-4 contains the Consent Solicitation Statement, and has become effective;

WHEREAS, pursuant to Section 18-209(b) of the DLLCA and Section 11.3(b) of the Company Operating Agreement, the Merger Agreement and the Merger contemplated thereby must be adopted and approved by the affirmative vote of the holders of a majority of the voting power of the Class A Units and Class B Units, voting together as a single class;

WHEREAS, pursuant to Section 18-302(d) of the DLLCA and Section 12.8 of the Company Operating Agreement, the Company’s Members may act by written consent in lieu of a meeting of the Members of the Company; and

WHEREAS, as of the date hereof, the OCGH Held Units representing approximately 92% of the aggregate voting power of the Class A Units and Class B Units, voting together as a single class;

WHEREAS, upon the execution and delivery of this written consent, the Company Member Approval shall have been obtained in accordance with Section 18-209(b) of the DLLCA and the Company Operating Agreement;

NOW, THEREFORE, BE IT RESOLVED, that the Consenting Member hereby votes all of the OCGH Held Units in favor of the adoption of the Merger Agreement and the approval of the Merger and the other Contemplated Transactions with the same force and effect as if the Members had taken such action at a meeting of the Members of the Company;

FURTHER RESOLVED, this written consent may be executed in two or more counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures to this Written Consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This Written Consent shall be effective as of the execution and delivery of this Written Consent in accordance with the terms of the Merger Agreement, shall be filed with the book in which proceedings of meetings of the Members of the Company are recorded and shall be treated for all purposes as action taken at a meeting.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on this          day of                 , 2019.

By:	OAKTREE CAPITAL GROUP HOLDINGS L.P.

By: Oaktree Capital Group Holdings GP, LLC, Its general partner

By:
Name:
Title:

Annex C

EXECUTION VERSION

Oaktree Capital Group Holdings, L.P.

333 Grand Avenue, 28th Floor

Los Angeles, CA 90071

March 13, 2019

Oaktree Capital Group LLC

333 Grand Avenue, 28th Floor

Los Angeles, CA 90071

RE: Reimbursement of Termination Fee

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Oaktree Capital Group LLC, a Delaware limited liability company (the “Company”), Oslo Holdings LLC, a Delaware limited liability company (“SellerCo”), Oslo Holdings Merger Sub LLC, a Delaware limited liability company (“Seller MergerCo”), Brookfield Asset Management Inc., a corporation incorporated under the laws of the Province of Ontario (“Parent”), and Berlin Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, and subject to the terms and conditions thereof, among other things, (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and (ii) SellerCo will merge with and into Seller MergerCo, with Seller MergerCo continuing as the surviving company. Capitalized terms used but not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, pursuant to Sections 11.04(b) of the Merger Agreement, the Company is required to pay to Parent the Termination Fee in the event that the Merger Agreement is terminated under certain circumstances specified therein;

WHEREAS, pursuant to Section 11.04(c) of the Merger Agreement, if the Company fails promptly to pay the Termination Fee when due in accordance with Section 11.04(b) of the Merger Agreement, the Company is also required to pay to Parent any costs and expenses incurred by Parent in connection with a legal action to enforce the Merger Agreement that results in a judgment against the Company, together with interest on the amount of any unpaid fee, cost or expense at a rate of five percent (5%) per annum (such costs and expenses, the “Additional Termination Costs”);

WHEREAS, Oaktree Capital Group Holdings, L.P. (“Oaktree Partnership”) is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 13,000 Class A Units of the Company and 85,398,460 Class B Units of the Company; and

WHEREAS, on the terms and subject to the conditions set forth in this Letter Agreement, Oaktree Partnership agrees to reimburse the Company, or to cause one or more Subsidiaries of the Company that is part of the Oaktree Operating Group (as defined in the Operating Agreement) (each such Subsidiary, an “Oaktree OpCo” and collectively, the “Oaktree OpCos”) to reimburse the Company, as applicable, for the Termination Fee, any Additional Termination Costs and any Willful Breach Damages (as defined below).

In consideration of the mutual agreements, provisions and covenants contained in this Letter Agreement and the Merger Agreement, Howard Marks, Bruce Karsh (each, a “Founder”), Oaktree Partnership and the Company hereby agrees as follows:

1. Reimbursement by Oaktree OpCos. Subject to Section 2 below, if the Company is required to pay to Parent the Termination Fee pursuant to Section 11.04(b)(i) of the Merger Agreement, then Oaktree Partnership and the Company shall take all necessary action to cause the Oaktree OpCos to bear the cost of the Termination Fee (and any Additional Termination Costs or Willful Breach Damages associated therewith) and to pay to the Company by wire transfer of immediately available funds: (a) no later than 12:00 p.m. Eastern time on the Business Day on which the Company shall be obligated to pay the Termination Fee to Parent pursuant to and in accordance with the terms of the Merger Agreement, an amount equal to the Termination Fee; (b) within three Business Days of receiving from the Company a request therefor, an amount equal to the aggregate amount of Additional Termination Costs set forth in such request; and (c) within three Business Days of receiving from the Company a request therefor, an amount equal to the aggregate amount of any liabilities or damages for which the Company becomes liable in accordance with Section 10.02 and Section 11.04(d) of the Merger Agreement in the case of the termination of the Merger Agreement pursuant to Section 10.01(c) thereof resulting from a Willful Breach by the Company (such liabilities or damages contemplated by this clause (c), the “Willful Breach Damages”). Upon receipt by the Company of the amount described in clause (a) of the immediately preceding sentence, the Company shall immediately pay the Termination Fee to Parent. The obligations to pay the amounts contemplated by the first sentence of this Section 1 shall be allocated among the Oaktree OpCos in a manner mutually agreed to by Oaktree Partnership and the Company.

2. Reimbursement by Founders. Notwithstanding anything to the contrary in Section 1, if the Company is required to pay to Parent the Termination Fee pursuant to Section 11.04(b)(i)(A) of the Merger Agreement as a result of the termination of the Merger Agreement pursuant to Section 10.01(c)(iii) thereof at a time when (i) Parent was not eligible to terminate the Merger Agreement pursuant to Section 10.01(c)(i) or (ii) Parent was eligible to terminate the Merger Agreement pursuant to Section 10.01(c)(i) as a result of a breach of the Merger Agreement, in whole or in part, by, or at the direction of, the Founders), then each Founder shall pay to the Company, by wire transfer of immediately available funds, no later than 12:00 p.m. Eastern time on the Business Day on which the Company shall be obligated to pay the Termination Fee to Parent pursuant to and in accordance with the terms of the Merger Agreement, an amount equal to $112,500,000. The amounts payable pursuant to this Section 2 shall reduce the amounts payable by the Oaktree OpCos pursuant to Section 1 on a dollar-for-dollar basis. The obligations of the Founders pursuant to this Letter Agreement shall be several and not joint.

3. Acknowledgments. Each of the Company and Oaktree Partnership acknowledges that the agreements contained in this Letter Agreement are an integral part of the transactions contemplated by the Merger Agreement and that, without these agreements, the Company would not enter into the Merger Agreement. Each of the Company and Oaktree Partnership acknowledges and agrees that alternative arrangements for the payment of the Termination Fee, the Additional Termination Costs and Willful Breach Damages to Parent may be made, including the direct payment of such amounts by the Oaktree OpCos, so long as the economic effect of Sections 1 and 2 are preserved.

4. Entire Agreement. This Letter Agreement, the Merger Agreement and the Support Agreement constitute the entire agreement and understanding between Oaktree Partnership and the Company with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither party hereto shall be liable or bound to the other party hereto in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

5. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given by hand delivery, delivery with signature required by a reputable express mail provider, certified mail (return receipt requested) or by e-mail of a PDF document, addressed as follows:

if to the Company, to:

Oaktree Capital Group, LLC

333 Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Todd Molz, General Counsel and Chief Administrative Officer

Email: tmolz@oaktreecapital.com

with a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Elizabeth A. Cooper, Benjamin P. Schaye, Thomas A. Wuchenich

Email: ecooper@stblaw.com

ben.schaye@stblaw.com

twuchenich@stblaw.com

if to Oaktree Partnership, to:

Oaktree Capital Group Holdings, L.P.

333 Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Todd Molz, General Counsel and Chief Administrative Officer

Email: tmolz@oaktreecapital.com

with a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Elizabeth A. Cooper, Benjamin P. Schaye, Thomas A. Wuchenich

Email: ecooper@stblaw.com

ben.schaye@stblaw.com

twuchenich@stblaw.com

or to such other address as such party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 8:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

6. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law

7. Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Letter Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Letter Agreement without the consent of the other party hereto. Any purported assignment, delegation or other transfer without such consent shall be null and void ab initio.

8. Incorporation by Reference. Sections 11.07 through 11.10 and Section 11.12 of the Merger Agreement are incorporated by reference into this Letter Agreement, mutatis mutandis, as if such sections were restated in full, with each reference to “this Agreement” in such Sections of the Merger Agreement being deemed a reference to this Letter Agreement and each reference to “Party” or “Parties” in such Sections of the Merger Agreement being deemed a reference to Oaktree Partnership or the Company, as applicable.

9. Effect on the Merger Agreement. Except to the extent expressly modified in this Letter Agreement, all of the terms, covenants and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms. In the event of any conflict or inconsistency between the terms of this Letter Agreement, on the one hand, and the terms of the Merger Agreement, on the other hand, the terms of this Letter Agreement will control as between Oaktree Partnership and the Company with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first written above.

OAKTREE PARTNERSHIP:

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	OAKTREE CAPITAL GROUP HOLDINGS GP, LLC, its General Partner

	By:	/s/ Jay Wintrob
Name: Jay Wintrob
Title: Chief Executive Officer

	By:	/s/ Todd Molz
Name: Todd Molz
Title: General Counsel and Chief Administrative Officer

Acknowledged and agreed:

COMPANY:

OAKTREE CAPITAL GROUP, LLC

	By:	/s/ Jay Wintrob
Name: Jay Wintrob
Title: Chief Executive Officer

	By:	/s/ Todd Molz
Name: Todd Molz
Title: General Counsel and Chief Administrative Officer

FOUNDERS:

/s/ Howard Marks
Howard Marks

/s/ Bruce Karsh
Bruce Karsh

[Signature Page to the Reimbursement of Termination Fee]

Annex D

767 Fifth Avenue New York, NY 10153 T 212.287.3200 F 212.287.3201 pwpartners.com

March 13, 2019

The Board of Directors

Oaktree Capital Group, LLC

333 South Grand Avenue

Los Angeles, CA 90071

Members of the Board of Directors:

We understand that the Board of Directors of Oaktree Capital Group, LLC, a Delaware limited liability company (the “Company”), is considering a transaction whereby Brookfield Asset Management Inc., a corporation incorporated under the laws of the Province of Ontario (“Parent”), will acquire all of the Company’s outstanding Class A Units (as defined below) by effecting a merger involving the Company. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), proposed to be entered into by and among Parent, Oslo Holdings LLC (“SellerCo”), a Delaware limited liability company and a wholly-owned subsidiary of Oaktree Capital Group Holdings L.P., a Delaware limited partnership (“Oaktree Partnership”), Oslo Holdings Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Seller MergerCo”), Berlin Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub will merge with and into the Company (the “Merger”) and as a result thereof, among other things, (a) each equity interest in the Company that is a common unit designated as a “Class A Unit” (the “Class A Units”) pursuant to the Fourth Amended and Restated Operating Agreement of the Company, dated May 17, 2018 (the “Operating Agreement”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than Excluded A Units (as defined below), will be converted into the right to receive, at the election of the holder of such Class A Unit and subject to proration as set forth in the Merger Agreement (as to which we express no opinion), (x) $49 in cash (the “Cash Consideration”), or (y) 1.0770 validly issued, fully paid and nonassessable shares of Class A Limited Voting Shares of Parent (the “Parent Class A Shares”), together with any dividends or distributions thereon with a record date after the Effective Date (the “Share Consideration” and together with the Cash Consideration, the “Merger Consideration”), and (b) all of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into the aggregate number of Class A Units and SellerCo Units outstanding immediately prior to the Effective Time. We further understand that equity interests in the Company that are common units designated as “Class B Units” (the “Class B Units”) pursuant to the terms of the Operating Agreement issued and outstanding immediately prior to the Effective Time, as well as preferred interests in the Company that are designated as “Series A Preferred Units” and “Series B Preferred Units” (such preferred units, together with the Class B Units, being the “Unaffected Units”) pursuant to the terms of the Operating Agreement issued and outstanding immediately prior to the Effective Time, will not be affected by the Merger and will remain issued and outstanding immediately following the Effective Time. As used herein, “Excluded A Units” mean Restricted Units (as defined in the Merger Agreement) and Class A Units that are owned, directly or indirectly, by the Company (including Class A Units held in treasury or otherwise) or Merger Sub immediately prior to the Effective Time. We also understand that, prior to the effective time, holders of Oaktree Partnership units will contribute certain of such units into SellerCo in exchange for an equal number of units of equity interest in SellerCo (each, a “SellerCo Unit”) and, following the Effective Time, SellerCo will merge with and into Seller MergerCo (the “Subsequent Merger”) and each SellerCo Unit, other than Excluded SellerCo Units (as defined in the Merger Agreement), will be converted into the right to receive the Merger Consideration. The terms and conditions of the Merger and the Subsequent Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Class A Units (other than holders of Excluded A Units, and other than Parent, Oaktree Partnership, Oaktree Capital Group Holdings GP, LLC, and their respective affiliates (together with holders of Excluded A Units “Excluded Holders”)), solely in their capacity as such, of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other publicly available business and financial information with respect to the Company and Parent, including research analyst reports;

2.

reviewed certain internal financial statements, analyses and forecasts, and other internal financial data relating to the business of the Company prepared by the Company’s management (the “Company Forecasts”);

3.

reviewed certain internal financial statements, analyses and forecasts, and other internal financial data relating to the business of the Parent prepared by the Parent’s management (the “Parent Forecasts”);

4.	reviewed certain publicly available forecasts prepared by Wall Street analysts relating to the Company and Parent (the “Public Forecasts”);

5.	discussed the past and current business, operations, financial condition and prospects of the Company and Parent with senior executives of the Company and Parent and their respective representatives;

6.	compared the financial performance of the Company and Parent with that of certain publicly-traded companies which we believe to be generally relevant;

7.	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

8.

reviewed the historical trading prices for the Class A Units and Parent Class A Shares, and compared such price of the Class A Units and Parent Class A Shares with that of securities of certain publicly-traded companies which we believe to be generally relevant;

9.	participated in certain discussions and negotiations among representatives of the Company and Parent and their representatives;

10.	reviewed a draft of the Merger Agreement dated March 13, 2019; and

11.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without assuming responsibility for independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further assumed, with your consent, that information furnished by the Company for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by the management of the Company, and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the reasonableness of the Company Forecasts or the assumptions on which they are based. With respect to the Parent Forecasts, we have been advised by the management of Parent, and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Parent as to the future financial performance of Parent and the other matters covered thereby and we express no view as to the reasonableness of the Parent Forecasts or the assumptions on which they are based. With respect to the Public Forecasts, we have assumed that such forecasts were reasonably prepared and are reliable for the purposes used in our analyses. In arriving at our opinion, we have not made or been provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company or Parent. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state, provincial or federal laws relating to bankruptcy, insolvency or similar matters. In arriving at our opinion, we have also assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification (including, without limitation, modification to the mix of Merger Consideration or the form or structure of the transaction) or amendment, without waiver of any of its covenants or conditions, or without delay, and that the final executed Merger Agreement will not differ in any respect material to our analysis from the draft Merger Agreement reviewed by us. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Merger. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view to the holders of Class A Units (other than Excluded Holders), solely in their capacity as such, as of the date hereof, of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. We have not been asked to offer, and we do not offer, any opinion as to any other term of the Merger Agreement, the proration methodology set forth in the Merger Agreement, the form or structure of the Merger or structure of the Subsequent Merger or the likely timeframe in which the Merger and the Subsequent Merger will be consummated. Our opinion does not address the allocation of the Merger Consideration as between holders of Class A Units who receive the Cash Consideration or the Share Consideration or the relative fairness of the Cash Consideration and the Share Consideration. Our opinion does not address any aspect of the Subsequent Merger or the fairness of the Merger Consideration to holders of SellerCo Units or the allocation of the Merger Consideration as between the holders of Class A Units and holders of SellerCo Units. In addition, we express no opinion as to (x) the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger Agreement, or any class of such persons, or (y) any effect of the Merger or the Subsequent Merger or any arrangements entered into in connection with the Merger or the Subsequent Merger on or relating to the Unaffected Units (including the fairness of any consideration received (or which may in the future be received) in connection with the Merger or the Subsequent Merger by holders of Unaffected Units), in the case of each of the foregoing clauses (x) and (y) whether relative to the Merger Consideration or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or any of the other transactions contemplated by the Merger Agreement or the relative merits of the Merger and such other transactions as compared with any other strategic alternative which may be available to the Company. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to any business combination or other extraordinary transaction involving the Company.

We have acted as a financial advisor to the Board of Directors of the Company in connection with the Merger and will be entitled to receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities and other items arising out of our engagement. Other than in connection with its engagement as financial advisor to the Company in connection with the proposed Merger, during the two year period prior to the date hereof, Perella Weinberg Partners LP was engaged by the Company and other first lien lenders to Proserv Global LLP in connection with a debt-for-equity exchange, additionally, Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company or Parent or their respective affiliates for which they would expect to receive compensation. In the ordinary course of our business activities, Perella Weinberg

Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

It is understood that this opinion is for the information and assistance of the Board of Directors of the Company acting in its capacity as such in connection with, and for the purposes of the Board of Directors’ evaluation of, the Merger and may not be reproduced, disseminated, quoted from or referred to, in whole or in part, without our prior written consent, except as otherwise contemplated by the terms of our engagement letter, dated January 30, 2019. This opinion is not intended to be and does not constitute a recommendation to any holders of Class A Units, any Unaffected Units or SellerCo Units (including any holder of partnership interests in Oaktree Partnership, including, without limitation, the Exchanging Partners (as defined in the Merger Agreement)) or holders of any Parent capital stock as to how to vote or otherwise act with respect to or in anticipation of the proposed Merger or any other matter, including, in the case of holders of Class A Units and SellerCo Units, what form of Merger Consideration any such holder should elect to receive pursuant to the election mechanism set forth in the Merger Agreement. This opinion does not in any manner address the prices at which the Class A Units or Parent Class A Shares will trade at any time. In addition, we express no opinion as to the fairness of the Merger or the Subsequent Merger (or any arrangements made in connection with the Merger or the Subsequent Merger) to, or any consideration received (or which may in the future be received) in connection with the Merger or the Subsequent Merger by, the holders of any other class of securities, including for the avoidance of doubt the Unaffected Units, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various qualifications, assumptions and limitations set forth herein, we are of the opinion that, on the date hereof, the Merger Consideration to be received by the holders of Class A Units (other than Excluded Holders), solely in their capacity as such, pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

Annex E

March 13, 2019

Special Committee of the Board of Directors

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Members of the Special Committee:

Oaktree Capital Group, LLC (the “Company”), Oslo Holdings LLC (“SellerCo”), a newly-formed, wholly-owned subsidiary of Oaktree Capital Group Holdings, L.P. (“OCGH”), Oslo Holdings Merger Sub LLC (“Seller MergerCo”), a newly-formed, wholly-owned subsidiary of the Company, Brookfield Asset Management Inc. (“Brookfield”) and Berlin Merger Sub, LLC (“Merger Sub”), a newly-formed, wholly-owned subsidiary of Brookfield, are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving company (the “Merger” and, together with the subsequent merger (the “Subsequent Merger”) of SellerCo with and into Seller MergerCo, the “Mergers”). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.

Pursuant to the terms of the Agreement, at the Effective Time, each common unit of the Company designated as a “Class A Unit” (collectively, “Company Class A Units”) issued and outstanding immediately prior to the Effective Time, excluding Restricted Units and certain other Company Class A Units to be cancelled as specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof (subject to adjustment as described below), either: (i) $49.00 in cash (the “Per Share Cash Consideration”) or (ii) 1.0770 of a Class A Limited Voting Share of Brookfield (collectively, “Brookfield Class A Shares” and, such fraction of a Brookfield Class A Share, the “Per Share Stock Consideration”); provided that the Agreement provides, generally, that the actual consideration to be received by holders of Company Class A Units will be adjusted as necessary so that, in the aggregate, the cash portion of the consideration to be received in the Transaction for Company Class A Units and units of equity interests in SellerCo (collectively, “SellerCo Units”) will equal the Maximum Cash Unit Number multiplied by the Per Share Cash Consideration. The Per Share Cash Consideration and the Per Share Stock Consideration are collectively referred to herein as the “Merger Consideration.” The Agreement also provides that, prior to, and as a condition to, the closing of the Merger, there will be a one-for-one exchange into SellerCo Units of (i) all limited partnership units (collectively, “OCGH Units”) of OCGH held by certain existing institutional holders of OCGH Units and (ii) 20% of vested OCGH Units held by all other limited partners of OCGH (such exchange, the “OCGH Exchange” and, together with the Mergers, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement and the Transaction Agreements. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Class A Units (other than Brookfield, Merger Sub and their respective affiliates, OCGH, those holders of Company Class A Units who are also equity holders of OCGH and holders of Restricted Units (collectively, the “Excluded Holders”)).

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement and certain of the Transaction Agreements referred to therein; (ii) certain publicly available financial statements and other historical financial information of the Company and Brookfield and certain of their affiliates that we deemed relevant; (iii) internal financial projections for the Company for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of the Company; (iv) internal financial projections for Brookfield for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Brookfield; (v) the publicly reported historical price and trading activity for Company Class A Units and Brookfield Class A Shares, including a comparison of certain stock market information for Company Class A Units and Brookfield Class A Shares and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (vi) a comparison of certain financial information for the Company and Brookfield with similar companies for which information is publicly available; (vii) the financial terms of certain recent business combinations in the asset management industry, to the extent publicly available; (viii) the current market environment generally and the asset management industry environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Brookfield regarding the business, financial condition, results of operations and prospects of Brookfield. In addition, we have taken into account certain financial aspects of the treatment of OCGH Units in connection with the Transaction that we deemed relevant.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or Brookfield or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We further have relied on the assurances of the respective senior managements of the Company and Brookfield that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Brookfield or any of their respective subsidiaries or affiliates, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans or other investments of the Company or Brookfield or any of their respective subsidiaries or affiliates. We have not reviewed any individual credit files relating to the Company or Brookfield or any of their respective subsidiaries or affiliates.

In preparing its analyses, Sandler O’Neill used internal financial projections for the Company for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of the Company, as well as internal financial projections for Brookfield for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Brookfield. With respect to the foregoing information, the respective senior managements of the Company and Brookfield confirmed to us that such information reflected the best currently available estimates and judgments of those respective senior managements as to the future financial performance of the Company and Brookfield, respectively. We assumed that the future financial performance reflected in all of the foregoing information used by Sandler O’Neill would be achieved, and we express no opinion as to such information or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, businesses or prospects of the Company or Brookfield or any of their respective subsidiaries or affiliates since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that the Company and Brookfield will remain as going concerns for all periods relevant to our analyses.

We have assumed, with your consent, that Company Class A Units, SellerCo Units (giving effect to OCGH Exchange) and OCGH Units are economically equivalent in all respects material to our analyses. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Brookfield, the Transaction or any related transactions, and (iii) the Transaction and any related transactions (including, without limitation, the permitted distributions on Company Class A Units to be paid by the Company pursuant to the Agreement) will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that the Company (including the Special Committee of the Board of Directors of the Company) has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Transaction and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Class A Units or Brookfield Class A Shares at any time or what the value of Brookfield Class A Shares will be once they are actually received by the holders of Company Class A Units.

We have acted as the financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction with the Company from other parties. We have not provided any other investment banking services to the Company or Brookfield in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company, Brookfield and their respective affiliates. We may also actively trade the equity and debt securities of the Company, Brookfield and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Special Committee of the Board of Directors of the Company (in its capacity as such) in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any unitholder of the Company as to how any such unitholder should act with respect to the Transaction, including, without limitation, what election any holder of Company Class A Units should make regarding the Per Share Cash Consideration, the Per Share Stock Consideration or any combination thereof, whether OCGH or any holder of Company Class A Units should provide a consent to the Merger or how OCGH or any holder of Company Class A Units should vote at any meeting of unitholders that may be called to consider and vote upon the approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Class A Units (other than Excluded Holders) and does not address the allocation of the Merger Consideration between cash and Brookfield Class A Shares, the relative fairness of the Per Share Cash Consideration and the Per Share Stock Consideration, the relative fairness of the Merger Consideration and the disparate consideration to be received by holders of Restricted Units or the treatment in the Transaction of the Restricted Units and the Class B units, Series A preferred units and Series B preferred units of the Company. Our opinion does not address the underlying business decision of the Company to engage in the Transaction, the form or structure of the Transaction or any other transactions contemplated in the Agreement, the relative merits of the Transaction as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transaction by any officer, director or employee of the Company, Brookfield or any other party to the Transaction, or any class of such persons, if any, relative to the compensation to be received in the Transaction or any related transaction by any other unitholder. We further express no opinion as to any matters related to OCGH, SellerCo or Seller MergerCo, including, without limitation, any term or aspect of the Unitholder Support Agreement, the Third Amended and Restated Exchange Agreement and any other agreements to be entered into in connection with Transaction or the fairness of the Subsequent Merger, or the consideration to be received by holders of SellerCo Units in the Subsequent Merger, relative to the Merger Consideration. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Class A Units (other than Excluded Holders) from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), Brookfield may indemnify a present or former director or officer or a person who acts or acted at Brookfield’s request as a director or officer of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved by reason of being or having been a director or officer of Brookfield or such other entity and provided that the director or officer acted honestly and in good faith with a view to the best interests of Brookfield or the other entity, as the case may be, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of Brookfield or such other entity to procure a judgment in its favor only with court approval. A director or officer of Brookfield is entitled to indemnification from Brookfield as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

In accordance with the Business Corporations Act (Ontario), the board of directors of Brookfield approved a resolution dated August 1, 1997 providing for the following:

i.

Brookfield shall indemnify a director or officer of Brookfield, a former director or officer of Brookfield or a person who acts or acted at Brookfield’s request as a director or officer of a body corporate of which Brookfield is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Brookfield or such body corporate (except in respect of an action by or on behalf of Brookfield or such body corporate to procure a judgment in its favor), if,

a.	he or she acted honestly and in good faith with a view to the best interests of Brookfield, and

b.	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful;

ii.

Brookfield shall, with the prior approval of the court having jurisdiction, indemnify a person referred to in (i) above in respect of an action by or on behalf of Brookfield or such body corporate to procure a judgment in its favor, to which he or she is made a party by reason of being or having been a director or an officer of Brookfield or such body corporate, against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfils the conditions set out in paragraphs (i)(a) and (b) above; and

iii.

notwithstanding anything in (i) and (ii) above, a person referred to in (i) above shall be indemnified by Brookfield in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Brookfield or body corporate, if the person seeking indemnity,

a.	was substantially successful on the merits in his or her defense of the action or proceeding, and

b.	fulfills the conditions set out in paragraphs (i)(a) and (b) above.

Nothing in the by-laws or resolutions of Brookfield limits the right of any person entitled to claim indemnity apart from the indemnity provided pursuant to the resolution described above.

A policy of directors’ and officers’ liability insurance is maintained by Brookfield which insures, subject to certain exclusions, directors and officers for losses as a result of claims against the directors and officers of Brookfield in their capacity as directors and officers and also reimburses Brookfield for payments made pursuant to the indemnity provided by Brookfield pursuant to the resolution or as required or permitted by law.

Insofar as indemnification for liabilities under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling Brookfield pursuant to the foregoing provisions, Brookfield has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

See the Exhibit Index attached hereto, which is incorporated herein by reference.

Item 22.	Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

b.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of March  13, 2019, by and among Oaktree Capital Group, LLC, Oslo Holdings LLC, Oslo Holdings Merger Sub LLC, Brookfield Asset Management Inc. and Berlin Merger Sub, LLC (included as Annex A to the consent solicitation statement/prospectus contained in this Registration Statement)*

3.1	Articles of Amalgamation and Amendment of Brookfield Asset Management Inc.

3.2	By-laws of Brookfield Asset Management Inc.

4.1	Form of Stock Certificate of Class A Limited Voting Shares of Brookfield Asset Management Inc.

5.1	Validity Opinion of Torys LLP**

10.1

Reimbursement Agreement, dated as of March  13, 2019, by and among Oaktree Capital Group Holdings, L.P., Howard Marks, Bruce Karsh and Oaktree Capital Group, LLC (included as Annex C to this consent solicitation statement/prospectus)

10.2

Unitholder Support Agreement, dated as of March  13, 2019, by and among Brookfield Asset Management Inc., Berlin Merger Sub, LLC, Oaktree Capital Group, LLC, Oaktree Capital Group Holdings, L.P. and Oaktree Capital Group Holdings GP, LLC (included as Annex B to the consent solicitation statement/prospectus contained in this Registration Statement)

23.1	Consent of Deloitte LLP, independent registered public accounting firm for Brookfield Asset Management Inc.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Oaktree Capital Group, LLC

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Consent of Perella Weinberg Partners LP

99.2	Consent of Sandler O’Neill & Partners, L.P.

99.3	Form of Oaktree’s written consent**

99.4	Form of Election Form**

99.5	Consent of Howard S. Marks as Person Named as About to Become Director**

*

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to the Agreement and Plan of Merger have been omitted. Oaktree agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

**	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada on the 9th day of May, 2019.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Justin B. Beber
Name:	Justin B. Beber
Title:	Chief Legal Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of J. Bruce Flatt and Brian D. Lawson his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J. Bruce Flatt	Director and Chief Executive Officer (Principal Executive Officer)	May 9, 2019

/s/ Brian D. Lawson	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2019

/s/ M. Elyse Allan	Director	May 9, 2019

/s/ Jeffrey M. Blidner	Director and Vice Chairman	May 9, 2019

/s/ Angela F. Braly	Director	May 9, 2019

/s/ Jack L. Cockwell	Director	May 9, 2019

/s/ Marcel R. Coutu	Director	May 9, 2019

/s/ Murilo Ferreira	Director	May 9, 2019

/s/ Robert J. Harding	Director	May 9, 2019

/s/ Maureen V. Kempston Darkes	Director	May 9, 2019

/s/ Frank J. McKenna	Chairman of the Board of Directors	May 9, 2019

/s/ Rafael Miranda	Director	May 9, 2019

/s/ Youssef A. Nasr	Director	May 9, 2019

/s/ Lord Augustine Thomas O’Donnell	Director	May 9, 2019

/s/ Ngee Huat Seek	Director	May 9, 2019

/s/ Diana L. Taylor	Director	May 9, 2019